      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1994

                                                     REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CORAM HEALTHCARE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


               DELAWARE                                8082                               33-0615337
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)


                              ONE LAKESHORE CENTRE
                          3281 GUASTI ROAD, SUITE 700
                           ONTARIO, CALIFORNIA 91761
                                 (909) 460-2400
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             KEVIN M. HIGGINS, ESQ.

                              ONE LAKESHORE CENTRE
                          3281 GUASTI ROAD, SUITE 700
                           ONTARIO, CALIFORNIA 91761
                                 (909) 460-2400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

  R.M. MATTSON, JR., ESQ.       B.E. MACDONOUGH, ESQ.          M.A. KIMBALL, ESQ.            R.A. FINK, ESQ.
     T.S. POWELL, ESQ.             R.R. ORAND, ESQ.          C.J. MCLAUGHLIN, ESQ.          K.M. CLAYTON, ESQ.
    MORRISON & FOERSTER          GREENBERG, TRAURIG,          OPPENHEIMER WOLFF &      BROBECK, PHLEGER & HARRISON
   19900 MACARTHUR BLVD.       HOFFMAN, LIPOFF, ROSEN &             DONNELLY              4675 MACARTHUR COURT,
      IRVINE, CA 92715              QUENTEL, P.A.             45 SOUTH SEVENTH ST.              SUITE 1000
                                 1221 BRICKELL AVENUE        MINNEAPOLIS, MN 55402       NEWPORT BEACH, CA 92660
                                   MIAMI, FL 33131

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the securities being registered on this form are being offered in compliance with General Instruction G, check the following box: / /

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                                                      PROPOSED         PROPOSED
                                                                       MAXIMUM          MAXIMUM
                                                                      OFFERING         AGGREGATE        AMOUNT OF
            TITLE OF EACH CLASS OF                 AMOUNT TO          PRICE PER        OFFERING       REGISTRATION
         SECURITIES TO BE REGISTERED            BE REGISTERED(1)      SHARE(2)         PRICE(2)          FEE(3)
- ---------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.................  42,311,537 shares      $16.37        $718,453,657      $247,747.64
- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------



(1) Represents the maximum number of shares of common stock issuable upon the consummation of the mergers (collectively, the "Merger") of (1)T2Acquisition Company, a wholly owned subsidiary of Coram, into T2 Medical, Inc., a Delaware corporation ("T2"), (2) CHS Acquisition Company, a wholly owned subsidiary of Coram Healthcare Corporation ("Coram"), into Curaflex Health Services, Inc., a Delaware corporation ("Curaflex"), (3) HII Acquisition Company, a wholly owned subsidiary of Coram, into HealthInfusion, Inc., a Florida corporation ("HealthInfusion"), and (4) MI Acquisition Company, a wholly owned subsidiary of Coram, into Medisys, Inc., a Delaware corporation ("Medisys"), assuming the conversion pursuant to the Merger of (i) each presently outstanding share of common stock, par value $0.01, of T2 ("T2 Common Stock") for 0.63 of a share of common stock, par value $0.001, of Coram ("Coram Common Stock"), (ii) each presently outstanding share of common stock, par value $0.001, of Curaflex ("Curaflex Common Stock") for
    0.333 of a share of Coram Common Stock, (iii) each presently outstanding share of common stock, par value $0.01, of HealthInfusion ("HealthInfusion Common Stock") for 0.447 of a share of Coram Common Stock, (iv) each presently outstanding share of common stock, par value $0.01 per share, of Medisys ("Medisys Common Stock") for 0.243 of a share of Coram Common Stock and (v) each presently outstanding stock option and stock purchase right to acquire T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock, Medisys Common Stock and the conversion of the underlying shares pursuant to the Merger.



(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f). Based upon (i) a per share price of the common stock of T2 Medical, Inc. ("T2") of $11.00, which equals the average high and low sales price of the common stock of T2 as reported on the New York Stock Exchange on May 26, 1994, multiplied by 44,052,507, the maximum number of shares of common stock of T2 that may be converted in the transaction,
    (ii) a per share price of the common stock of Curaflex Health Services, Inc. ("Curaflex") of $5.38, which equals the average high and low sale price of the common stock of Curaflex as quoted on The Nasdaq National Market on May 26, 1994, multiplied by 18,098,306, the maximum number of shares of common stock of Curaflex that may be converted in the transaction, (iii) a per share price of the common stock of HealthInfusion, Inc. ("HealthInfusion") of $7.31, which equals the average high and low sale price of the common stock of HealthInfusion as quoted on The Nasdaq National Market on May 26, 1994, multiplied by 11,763,525, the maximum number of shares of common stock of HealthInfusion that may be converted in the transaction, and (iv) a per share price of the common stock of Medisys, Inc. ("Medisys") of $3.75, which equals the average high and low sale price of the common stock of Medisys as quoted on The Nasdaq National Market on May 26, 1994, multiplied by 13,470,887, the maximum number of shares of common stock of Medisys that may be converted in the transaction.



(3) Pursuant to Rule 457(b), the registration fee has been reduced by the aggregate amount of $38,789.80 collectively paid by Curaflex, HealthInfusion and Medisys on December 23, 1993, upon the initial filing under the Securities Exchange Act of 1934, as amended, of preliminary copies of the proxy materials included herein and further reduced by the amount of $91,782.11 paid by T2 on March 21, 1994, upon the filing of revised preliminary copies of the proxy materials included herein. Therefore, the registration fee payable upon the filing of this Registration Statement is $117,170.73.


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          CORAM HEALTHCARE CORPORATION

                             CROSS REFERENCE SHEET

                     PURSUANT TO ITEM 501 OF REGULATION S-K

                  S-4 ITEM NUMBER AND HEADING                     LOCATION IN PROSPECTUS
      ----------------------------------------------------  -----------------------------------
1.    Forepart of Registration Statement and Outside Front
      Cover Page of Prospectus............................  Facing Page of Registration
                                                            Statement; Cross-Reference Sheet;
                                                            Outside Front Cover Page
2.    Inside Front and Outside Back Cover Pages of
      Prospectus..........................................  Inside Front Cover Page; Outside
                                                            Back Cover Page
3.    Risk Factors, Ratio of Earnings to Fixed Charges and
      Other Information...................................  Summary; Special Considerations;
                                                            Business of Coram; Business of
                                                            Curaflex; Business of
                                                            HealthInfusion; Business of
                                                            Medisys; Business of T2
4.    Terms of the Transaction............................  Summary; The Merger
5.    Pro Forma Financial Information.....................  Summary; Pro Forma Capitalization
                                                            and Condensed Combined Financial
                                                            Statements; Notes to Unaudited Pro
                                                            Forma Combined Financial Data
6.    Material Contacts with the Companies being
      Acquired............................................  Summary; The Merger
7.    Additional Information Required for Reoffering by
      Persons and Parties Deemed to be Underwriters.......  Inapplicable
8.    Interests of Named Experts and Counsel..............  Legal Matters
9.    Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities......................  Inapplicable
10.   Information with Respect to S-3 Registrants.........  Inapplicable
11.   Incorporation of Certain Information by Reference...  Inapplicable
12.   Information with Respect to S-2 or S-3
      Registrants.........................................  Inapplicable
13.   Incorporation of Certain Information by Reference...  Inapplicable
14.   Information with Respect to Registrants Other than
      S-3 or S-2 Registrants..............................  Business of Coram
15.   Information with Respect to S-3 Companies...........  Available Information;
                                                            Incorporation of Certain Documents
                                                            by Reference; Summary; The Merger;
                                                            Business of T2
16.   Information with Respect to S-2 or S-3 Companies....  Inapplicable

                  S-4 ITEM NUMBER AND HEADING                     LOCATION IN PROSPECTUS
      ----------------------------------------------------  -----------------------------------
17.   Information with Respect to Companies Other than S-2
      or S-3 Companies....................................  Curaflex Selected Consolidated
                                                            Financial Information; Curaflex
                                                            Management's Discussion and
                                                            Analysis of Financial Condition and
                                                            Results of Operations; Business of
                                                            Curaflex; HealthInfusion Selected
                                                            Consolidated Financial Information;
                                                            HealthInfusion Management's
                                                            Discussion and Analysis of
                                                            Financial Condition and Results of
                                                            Operations; Business of
                                                            HealthInfusion; Medisys Selected
                                                            Consolidated Financial Information;
                                                            Medisys Management's Discussion and
                                                            Analysis of Financial Condition and
                                                            Results of Operations; Business of
                                                            Medisys; Price Range of Common
                                                            Stock
18.   Information if Proxies, Consents or Authorizations
      are to be Solicited.................................  The Merger; Management of Curaflex;
                                                            Curaflex Principal Stockholders;
                                                            Description of Capital Stock of
                                                            Curaflex; Management of
                                                            HealthInfusion, HealthInfusion
                                                            Principal Stockholders; Description
                                                            of Capital Stock of HealthInfusion;
                                                            Management of Medisys; Medisys
                                                            Principal Stockholders;
                                                            Incorporation of Certain Documents
                                                            by Reference
19.   Information if Proxies, Consents or Authorizations
      are not to be Solicited, or in an Exchange Offer....  Inapplicable

                         [T2 MEDICAL, INC. LETTERHEAD]


                                                                    June 9, 1994


Dear Stockholder:


     You are cordially invited to attend the special meeting (the "Special Meeting") of stockholders of T2 Medical, Inc. ("T2") to be held on July 8, 1994, at the Westin Hotel, 13340 Dallas Parkway, Dallas, Texas 75240 commencing at 10:00 a.m., local time.



     At the Special Meeting, stockholders will be asked to consider and vote upon three proposals. Proposal No. 1 is the approval of the Agreement and Plan of Merger, dated as of February 6, 1994, as amended as of May 25, 1994 (the "Merger Agreement"), among T2, Curaflex Health Services, Inc., a Delaware corporation ("Curaflex"), HealthInfusion, Inc., a Florida corporation ("HealthInfusion"), Medisys, Inc., a Delaware corporation ("Medisys"), Coram Healthcare Corporation, a Delaware corporation ("Coram"), and four wholly-owned subsidiaries of Coram -- T2 Acquisition Company, a Delaware corporation ("T2 Acquisition"), CHS Acquisition Company, a Delaware corporation ("CHS Acquisition"), HII Acquisition Company, a Florida corporation ("HII Acquisition"), and MI Acquisition Company, a Delaware corporation ("MI Acquisition"), and the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, (1) T2 Acquisition will merge into T2, CHS Acquisition will merge into Curaflex, HII Acquisition will merge into HealthInfusion, and MI Acquisition will merge into Medisys (collectively, the "Merger"), (2) each outstanding share of common stock, $.01 par value, of T2 ("T2 Common Stock"), will be converted into the right to receive 0.63 of a share of common stock, $.001 par value of Coram ("Coram Common Stock") (the "T2 Exchange Ratio"), (3) each outstanding share of common stock, $.001 par value, of Curaflex ("Curaflex Common Stock") will be converted into the right to receive 0.333 of a share of Coram Common Stock, (4) each outstanding share of common stock, $.01 par value, of HealthInfusion ("HealthInfusion Common Stock") will be converted into the right to receive 0.447 of a share of Coram Common Stock, (5) each outstanding share of common stock, $.01 par value, of Medisys ("Medisys Common Stock") will be converted into the right to receive 0.243 of a share of Coram Common Stock, and (6) each outstanding option, warrant or other right to purchase T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock or Medisys Common Stock will be converted into the right to acquire on the same terms and conditions shares of Coram Common Stock, with the number and exercise price adjusted based on the applicable exchange ratio for the underlying T2, Curaflex, HealthInfusion or Medisys Common Stock.


     It is a condition to the consummation of the Merger that the holders of a majority of the outstanding shares of T2 Common Stock vote in person or by proxy at the Special Meeting to approve the Merger Agreement and the transactions contemplated thereby. Therefore, stockholders will be asked to vote upon the Merger Agreement at the Special Meeting. If the Merger Agreement is approved by the stockholders at the Special Meeting, certain current executive officers and directors of T2 will enter into severance arrangements with Coram or T2 and receive certain other benefits associated with the Merger. See "The
Merger -- Interest of Certain Persons in the Merger."

     The terms and conditions of the Merger Agreement are described in the accompanying Joint Proxy Statement/Prospectus. The complete text of the Merger Agreement is attached in Appendix A to the Joint Proxy Statement/Prospectus.

     Kidder, Peabody & Co. Incorporated delivered an oral opinion on February 1, 1994, which it confirmed on February 6, 1994 (and which it subsequently confirmed in writing) to the T2 Board of Directors, to the effect that, as of the date of such opinion, the T2 Exchange Ratio is fair, from a financial point of view, to the holders of shares of T2 Common Stock. A copy of the written opinion of Kidder, Peabody & Co. Incorporated is attached as Appendix F to the accompanying Joint Proxy Statement/Prospectus and should be read carefully in its entirety.

     Proposal No. 2 seeks stockholder approval of the implementation of the new Coram Healthcare Corporation Stock Option/Stock Issuance Plan under which up to an aggregate of 7,600,000 shares of Coram Common Stock will be available for issuance to officers, key employees and consultants in the service of Coram or any of its operating subsidiaries, including Curaflex, HealthInfusion, Coram, Medisys and T2 after the Merger, and to the non-employee members of the Coram Board of Directors or the board of directors of any operating subsidiary. Under Proposal No. 3, the stockholders will be asked to approve the implementation of the Coram Employee Stock Purchase Plan, pursuant to which 300,000 shares of Coram Common Stock will be available for purchase by eligible employees of Coram and its operating subsidiaries through a payroll-deduction based stock purchase program.


     After careful consideration, your Board of Directors believes that the Merger is fair and reasonable to, and in the best interest of, T2 and its stockholders. THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF IT AT THE SPECIAL MEETING. The Board of Directors has also approved the implementation of the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan and recommends that you vote in favor of each such plan at the Special Meeting. The current directors and executive officers of T2 have indicated that they will vote all of the shares held by them FOR approval of the proposed Merger. Due to the benefits to be received by certain officers and directors of T2 in connection with the Merger, the interests of such officers and directors may be different from the interests of other T2 stockholders. T2 stockholders should consider such officers' and directors' interests in the Merger in connection with the Board of Directors' recommendation of the Merger, as more particularly described in the accompanying Joint Proxy Statement/Prospectus. See "The Merger
- -- Interests of Certain Persons in the Merger."



     It is important that your shares be voted at the Special Meeting, regardless of the number of shares you hold. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. This will not prevent you from voting your shares in person if you do attend.



     We look forward to seeing you on July 8, 1994.


                                          Sincerely,

                                          Tommy H. Carter,
                                          President and Chief Executive Officer

                                T2 MEDICAL, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                            TO BE HELD JULY 8, 1994


To the Stockholders of
  T2 Medical, Inc.


     NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the stockholders of T2 Medical, Inc. ("T2") will be held on July 8, 1994, at the Westin Hotel, 13340 Dallas Parkway, Dallas, Texas 75240, commencing at 10:00 a.m., local time, for the following purposes:



     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 6, 1994, as amended as of May 25, 1994 (the "Merger Agreement"), among T2, Curaflex Health Services, Inc., a Delaware corporation ("Curaflex"), HealthInfusion, Inc., a Florida corporation ("HealthInfusion"), Medisys, Inc., a Delaware corporation ("Medisys"), Coram Healthcare Corporation, a Delaware corporation ("Coram"), and four wholly-owned subsidiaries of Coram -- T2 Acquisition Company, a Delaware corporation ("T2 Acquisition"), CHS Acquisition Company, a Delaware corporation ("CHS Acquisition"), HII Acquisition Company, a Florida corporation ("HII Acquisition"), and MI Acquisition Company, a Delaware corporation and the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, (1) T2 Acquisition will merge into T2, CHS Acquisition will merge into Curaflex, HII Acquisition will merge into HealthInfusion, and MI Acquisition will merge into Medisys (collectively, the "Merger"), (2) each outstanding share of common stock, $.01 par value, of T2 ("T2 Common Stock"), will be converted into the right to receive 0.63 of a share of common stock, $.001 par value of Coram ("Coram Common Stock"), (3) each outstanding share of common stock, $.001 par value, of Curaflex ("Curaflex Common Stock") will be converted into the right to receive 0.333 of a share of Coram Common Stock, (4) each outstanding share of common stock, $.01 par value, of HealthInfusion ("HealthInfusion Common Stock") will be converted into the right to receive
0.447 of a share of Coram Common Stock, (5) each outstanding share of common stock, $.01 par value, of Medisys ("Medisys Common Stock") will be converted into the right to receive 0.243 of a share of Coram Common Stock, and (6) each outstanding option, warrant or other right to purchase T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock or Medisys Common Stock will be converted into the right to acquire on the same terms and conditions shares of Coram Common Stock, with the number and exercise price adjusted based on the applicable exchange ratio for the underlying T2, Curaflex, HealthInfusion or Medisys Common Stock. Accordingly, a vote in favor of the Merger Agreement will also be a vote in favor of Coram's assumption of the various stock option plans under which the options to acquire T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock are currently outstanding.


     A copy of the Merger Agreement is attached in Appendix A to the accompanying Joint Proxy Statement/Prospectus.

     2. To approve the implementation of the 1994 Coram Healthcare Corporation Stock Option/Stock Issuance Plan under which up to an aggregate of 7,600,000 shares of Coram Common Stock will be available for issuance to officers, key employees and consultants in the service of Coram or any of its operating subsidiaries, including Curaflex, HealthInfusion, Medisys and T2 after the Merger, and to the non-employee members of the Coram Board of Directors or the board of directors of any operating subsidiary.

     3. To approve the implementation of the Coram Healthcare Corporation Employee Stock Purchase Plan, pursuant to which 300,000 shares of Coram Common Stock will be available for purchase by eligible employees of Coram and its operating subsidiaries through a payroll-deduction based stock purchase program.

     4. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


     Only those stockholders of record at the close of business on May 12, 1994, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof.



     Due to the benefits to be received by certain officers and directors of T2 in connection with the Merger, the interests of such officers and directors may be different from the interests of other T2 stockholders. T2 stockholders should consider such officers' and directors' interests in the Merger in connection with the Board of Directors' recommendation of the Merger, as more particularly described in the accompanying Joint Proxy Statement/Prospectus. See "The Merger
- -- Interests of Certain Persons in the Merger."



     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY STATEMENT AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING. Proxies are revocable at any time prior to the time they are voted, and stockholders who are present at the Special Meeting may withdraw their proxies and vote in person if they so desire.


                                          By Order of the Board of Directors

                                          Thomas E. Haire,
                                          Chairman

Alpharetta, Georgia
June 9, 1994

                             [CURAFLEX LETTERHEAD]


                                                                    June 9, 1994


Dear Stockholder:


     You are cordially invited to attend the special meeting (the "Special Meeting") of stockholders of Curaflex Health Services, Inc. ("Curaflex") to be held on July 8, 1994, at One Lakeshore Centre, 3281 Guasti Road, Suite 700, Ontario, California 91761, commencing at 10:00 a.m., local time.



     At the Special Meeting, stockholders will be asked to consider and vote upon three proposals. Proposal No. 1 is the approval of the Agreement and Plan of Merger, dated as of February 6, 1994, as amended as of May 25, 1994 (the "Merger Agreement"), among Curaflex, HealthInfusion, Inc., a Florida corporation ("HealthInfusion"), Medisys, Inc., a Delaware corporation ("Medisys"), T2 Medical, Inc., a Delaware corporation ("T2"), Coram Healthcare Corporation, a Delaware corporation ("Coram"), and four wholly owned subsidiaries of Coram -- CHS Acquisition Company, a Delaware corporation ("CHS Acquisition"), HII Acquisition Company, a Florida corporation ("HII Acquisition"), MI Acquisition Company, a Delaware corporation ("MI Acquisition") and T2 Acquisition Company, a Delaware corporation ("T2 Acquisition") and the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, (1) CHS Acquisition will merge into Curaflex, HII Acquisition will merge into HealthInfusion, MI Acquisition will merge into Medisys and T2 Acquisition will merge into T2 (collectively, the "Merger"), (2) each outstanding share of common stock, $0.001 par value, of Curaflex ("Curaflex Common Stock") will be converted into the right to receive 0.333 of a share of common stock, $0.001 par value, of Coram ("Coram Common Stock"), (3) each outstanding share of common stock, $0.01 par value, of HealthInfusion ("HealthInfusion Common Stock"), other than shares owned by stockholders who elect to exercise dissenters' rights under the Florida Business Corporation Act, will be converted into the right to receive 0.447 of a share of Coram Common Stock, (4) each outstanding share of common stock, $0.01 par value, of Medisys ("Medisys Common Stock") will be converted into the right to receive 0.243 of a share of Coram Common Stock, (5) each outstanding share of common stock, $.01 par value, of T2 ("T2 Common Stock") will be converted into the right to receive
0.63 of a share of Coram Common Stock and (6) each outstanding option, warrant or other right to purchase Curaflex Common Stock, HealthInfusion Common Stock, Medisys Common Stock or T2Common Stock will be converted into the right to acquire on the same terms and conditions shares of Coram Common Stock, with the number and exercise price adjusted based on the applicable exchange ratio for the underlying Curaflex, HealthInfusion, Medisys or T2 Common Stock.


     It is a condition to consummation of the Merger that the holders of a majority of the outstanding shares of Curaflex Common Stock vote in person or by proxy at the special meeting to approve the Merger Agreement and the transactions contemplated thereby. Therefore, stockholders will be asked to vote upon the Merger Agreement at the Special Meeting. If the Merger Agreement is approved by the stockholders at the Special Meeting, one current executive officer of Curaflex will enter into an employment arrangement with Coram, and certain current executive officers of Curaflex will receive certain other benefits associated with the Merger. See "The Merger -- Interest of Certain Persons in the Merger."

     The terms and conditions of the Merger Agreement are described in the accompanying Joint Proxy Statement/Prospectus. The complete text of the Merger Agreement is attached in Appendix A to the Joint Proxy Statement/Prospectus.


     Smith Barney Inc., Curaflex's financial advisor, has delivered to the Curaflex Board of Directors a written opinion, dated February 6, 1994, to the effect that, as of the date of such opinion and based upon and subject to certain matters described therein, the consideration to be received by the holders of Curaflex Common Stock pursuant to the Merger is fair to such stockholders from a financial point of view. A copy of the written opinion of Smith Barney is attached as Appendix C to the accompanying Joint Proxy Statement/Prospectus and should be read carefully in its entirety.


     Proposal No. 2 seeks stockholder approval of the implementation of the new Coram Healthcare Corporation Stock Option/Stock Issuance Plan under which up to an aggregate of 7,600,000 shares of Coram Common Stock will be available for issuance to officers, key employees and consultants in the service of Coram or any of its operating subsidiaries, including Curaflex, HealthInfusion, Medisys and T2 after the Merger, and to the non-employee members of the Coram Board of Directors or the board of directors of any operating subsidiary. Under Proposal No. 3, the stockholders will be asked to approve the implementation of the Coram Employee Stock Purchase Plan, pursuant to which 300,000 shares of Coram Common Stock will be available for purchase by eligible employees of Coram and its operating subsidiaries through a payroll-deduction based stock purchase program.


     After careful consideration, your Board of Directors believes that the Merger is fair and reasonable to, and in the best interests of, Curaflex and its stockholders. THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF IT AT THE SPECIAL MEETING. The directors and executive officers of Curaflex have indicated that they will vote all of the shares held by them FOR approval of the proposed Merger. The Board of Directors has also approved the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan. Due to the benefits to be received by certain officers and directors of Curaflex in connection with the Merger, the interests of such officers and directors may be different from the interests of other Curaflex stockholders. Curaflex stockholders should consider such officers' and directors' interests in the Merger in connection with the Board of Directors' recommendation of the Merger, as more particularly described in the accompanying Joint Proxy Statement/Prospectus. See "The Merger -- Interests of Certain Persons in the Merger." In addition, Curaflex stockholders should note that, based on the public trading price of Curaflex Common Stock at the time the Merger Agreement was executed, the Exchange Ratios implied a discount for Curaflex Common Stock. See "Background of the Merger -- Determination of the Exchange Ratios."



     It is important that your shares be voted at the Special Meeting, regardless of the number of shares you hold. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.This will not prevent you from voting your shares in person if you do attend.



     We look forward to seeing you on July 8, 1994.


                                          Sincerely,

                                          Charles A. Laverty,
                                          President and Chief Executive Officer

                         CURAFLEX HEALTH SERVICES, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 8, 1994


To the Stockholders of
  Curaflex Health Services, Inc.:


     NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the stockholders of Curaflex Health Services, Inc. ("Curaflex") will be held on July 8, 1994, at One Lakeshore Centre, 3281 Guasti Road, Suite 700, Ontario, California 91761, commencing at 10:00 a.m., local time, for the following purposes:



     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 6, 1994, as amended as of May 25, 1994 (the "Merger Agreement"), among Curaflex, HealthInfusion, Inc., a Florida corporation ("HealthInfusion"), Medisys, Inc., a Delaware corporation ("Medisys"), T2 Medical, Inc., a Delaware Corporation ("T2"), Coram Healthcare Corporation, a Delaware corporation ("Coram"), and four wholly owned subsidiaries of Coram -- CHS Acquisition Company, a Delaware corporation ("CHS Acquisition"), HII Acquisition Company, a Florida corporation ("HII Acquisition"), MI Acquisition Company, a Delaware corporation ("MI Acquisition") and T2 Acquisition Company, a Delaware corporation ("T2 Acquisition") and the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, (1) CHS Acquisition will merge into Curaflex, HII Acquisition will merge into HealthInfusion, MI Acquisition will merge into Medisys and T2 Acquisition will merge into T2 (collectively, the "Merger"), (2) each outstanding share of common stock, $0.001 par value, of Curaflex ("Curaflex Common Stock") will be converted into the right to receive 0.333 of a share of common stock, $0.001 par value, of Coram ("Coram Common Stock"), (3) each outstanding share of common stock, $0.01 par value, of HealthInfusion ("HealthInfusion Common Stock"), other than shares owned by stockholders who elect to exercise dissenters' rights under the Florida Business Corporation Act, will be converted into the right to receive 0.447 of a share of Coram Common Stock, (4) each outstanding share of common stock, $0.01 par value, of Medisys ("Medisys Common Stock") will be converted into the right to receive 0.243 of a share of Coram Common Stock, (5) each outstanding share of common stock, $.01 par value, of T2 ("T2 Common Stock") will be converted into the right to receive
0.63 of a share of Coram Common Stock, and (6) each outstanding option, warrant or other right to purchase Curaflex Common Stock, HealthInfusion Common Stock, Medisys Common Stock or T2 Common Stock will be converted into the right to acquire on the same terms and conditions shares of Coram Common Stock, with the number and exercise price adjusted based on the applicable exchange ratio for the underlying Curaflex, HealthInfusion, Medisys or T2 Common Stock. Accordingly, a vote in favor of the Merger Agreement will also be a vote in favor of Coram's assumption of the various stock option plans under which the options to acquire Curaflex Common Stock, HealthInfusion Common Stock, Medisys Common Stock and T2 Common Stock are currently outstanding. A copy of the Merger Agreement is attached in Appendix A to the accompanying Joint Proxy Statement/Prospectus.


     2. To approve the implementation of the 1994 Coram Healthcare Corporation Stock Option/Stock Issuance Plan under which up to an aggregate of 7,600,000 shares of Coram Common Stock will be available for issuance to officers, key employees and consultants in the service of Coram or any of its operating subsidiaries, including Curaflex, HealthInfusion, Medisys and T2 after the Merger, and to the non-employee members of the Coram Board of Directors or the board of directors of any operating subsidiary.

     3. To approve the implementation of the Coram Healthcare Corporation Employee Stock Purchase Plan, pursuant to which 300,000 shares of Coram Common Stock will be available for purchase by eligible employees of Coram and its operating subsidiaries through a payroll-deduction based stock purchase program.

     4. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     Only those stockholders of record at the close of business on May 25, 1994, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof.



     Due to the benefits to be received by certain officers and directors of Curaflex in connection with the Merger, the interests of such officers and directors may be different from the interests of other Curaflex stockholders. Curaflex stockholders should consider such officers' and directors' interests in the Merger in connection with the Board of Directors' recommendation of the Merger, as more particularly described in the accompanying Joint Proxy Statement/Prospectus. See "The Merger -- Interests of Certain Persons in the Merger." In addition, Curaflex stockholders should note that, based on the public trading price of Curaflex Common Stock at the time the Merger Agreement was executed, the Exchange Ratios for the Merger implied a discount for Curaflex Common Stock. See "Background of the Merger -- Determination of the Exchange Ratios."



     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING. Proxies are revocable at any time prior to the time they are voted, and stockholders who are present at the meeting may withdraw their proxies and vote in person if they so desire.


                                          By Order of the Board of Directors

                                          Kevin M. Higgins, Esq.,
                                          Secretary

Ontario, California
June 9, 1994

                          [HEALTHINFUSION LETTERHEAD]


                                                                    June 9, 1994

Dear Shareholder:


     You are cordially invited to attend the special meeting (the "Special Meeting") of shareholders of HealthInfusion, Inc. ("HealthInfusion") to be held on July 8, 1994, at the Miami Hilton Airport Hotel and Marina, 5101 Blue Lagoon Drive, Miami, Florida, commencing at 10:00 a.m., local time.



     At the Special Meeting, shareholders will be asked to consider and vote upon three proposals. Proposal No. 1 is the approval of the Agreement and Plan of Merger, dated as of February 6, 1994, as amended as of May 25, 1994 (the "Merger Agreement"), among HealthInfusion, Curaflex Health Services, Inc., a Delaware corporation ("Curaflex"), Medisys, Inc., a Delaware corporation ("Medisys"), T2 Medical, Inc., a Delaware corporation ("T2"), Coram Healthcare Corporation, a Delaware corporation ("Coram"), and four wholly owned subsidiaries of Coram -- CHS Acquisition Company, a Delaware corporation ("CHS Acquisition"), HII Acquisition Company, a Florida corporation ("HII Acquisition"), MI Acquisition Company, a Delaware corporation ("MI Acquisition") and T2 Acquisition Company, a Delaware corporation ("T2 Acquisition") and the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, (1) CHS Acquisition will merge into Curaflex, HII Acquisition will merge into HealthInfusion, MI Acquisition will merge into Medisys and T2 Acquisition will merge into T2 (collectively, the "Merger"), (2) each outstanding share of common stock, $0.001 par value, of Curaflex ("Curaflex Common Stock") will be converted into the right to receive 0.333 of a share of common stock, $0.001 par value, of Coram ("Coram Common Stock"), (3) each outstanding share of common stock, $0.01 par value, of HealthInfusion ("HealthInfusion Common Stock"), other than shares owned by shareholders who elect and perfect their dissenters' rights under the Florida Business Corporation Act, will be converted into the right to receive 0.447 of a share of Coram Common Stock, (4) each outstanding share of common stock, $0.01 par value, of Medisys ("Medisys Common Stock") will be converted into the right to receive
0.243 of a share of Coram Common Stock, (5) each outstanding share of common stock, $.01 par value, of T2 ("T2 Common Stock") will be converted into the right to receive 0.63 of a share of Coram Common Stock and (6) each outstanding option, warrant or other right to purchase Curaflex Common Stock, HealthInfusion Common Stock, Medisys Common Stock or T2 Common Stock will be converted into the right to acquire shares of Coram Common Stock on the same terms and conditions, except that the number and exercise price will be adjusted based on the applicable exchange ratio for the underlying Curaflex, HealthInfusion, Medisys or T2 Common Stock.


     It is a condition to consummation of the Merger that the holders of a majority of the outstanding shares of HealthInfusion Common Stock vote in person or by proxy at the special meeting to approve the Merger Agreement and the transactions contemplated thereby. Therefore, shareholders will be asked to vote upon the Merger Agreement at the Special Meeting. If the Merger Agreement is approved by the shareholders at the Special Meeting, certain current executive officers and consultants of HealthInfusion will enter into severance arrangements with Coram or HealthInfusion and receive certain other benefits associated with the Merger. See "The Merger -- Interests of Certain Persons in the Merger."

     The terms and conditions of the Merger Agreement are described in the accompanying Joint Proxy Statement/Prospectus. The complete text of the Merger Agreement is attached in Appendix A to the Joint Proxy Statement/Prospectus.

     Hambrecht & Quist, HealthInfusion's financial advisor, has rendered its opinion, dated February 6, 1994, a copy of which is attached as Appendix D to the attached Joint Proxy Statement/Prospectus, to the effect that, as of the date of its opinion and based upon the matters described therein, the consideration to be received by HealthInfusion's shareholders pursuant to the Merger is fair to such shareholders from a financial point of view.

     Proposal No. 2 seeks shareholder approval of the implementation of the new Coram Healthcare Corporation Stock Option/Stock Issuance Plan under which up to an aggregate of 7,600,000 shares of Coram Common Stock will be available for issuance to officers, key employees and consultants in the service of Coram or any of its operating subsidiaries, including Curaflex, HealthInfusion, Medisys and T2 after the Merger, and to the non-employee members of the Coram Healthcare Corporation Board of Directors or the board of directors of any operating subsidiary. Under Proposal No. 3, the shareholders will be asked to approve the implementation of the Coram Healthcare Corporation Employee Stock Purchase Plan, pursuant to which 300,000 shares of Coram Common Stock will be available for purchase by eligible employees of Coram and its operating subsidiaries through a payroll-deduction based stock purchase program.


     After careful consideration, your Board of Directors believes that the Merger is fair and reasonable to, and in the best interests of, HealthInfusion and its shareholders. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF IT AT THE SPECIAL MEETING. The Board of Directors has also approved the implementation of the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan and unanimously recommends that you vote in favor of each such plan at the Special Meeting. The directors and executive officers of HealthInfusion have indicated that they will vote all of the shares held by them FOR approval of the proposed Merger. Due to the benefits to be received by certain officers and directors of HealthInfusion in connection with the Merger, the interests of such officers and directors may be different from the interests of other HealthInfusion shareholders. HealthInfusion shareholders should consider such officers' and directors' interests in the Merger in connection with the Board of Directors' recommendation of the Merger, as more particularly described in the accompanying Joint Proxy Statement/Prospectus. See "The
Merger -- Interests of Certain Persons in the Merger." In addition, HealthInfusion shareholders should note that, based on the public trading price of HealthInfusion Common Stock at the time the Merger Agreement was executed, the Exchange Ratios implied a discount for HealthInfusion Common Stock. See "Background of the Merger -- Determination of the Exchange Ratios."



     It is important that your shares be voted at the Special Meeting, regardless of the number of shares you hold. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. This will not prevent you from voting your shares in person if you do attend.



     We look forward to seeing you on July 8, 1994.


                                          Sincerely,

                                          Miles E. Gilman,
                                          President and Chief Executive Officer

                              HEALTHINFUSION, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 8, 1994


To the Shareholders of
  HealthInfusion, Inc.:


     NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the shareholders of HealthInfusion, Inc. ("HealthInfusion") will be held on July 8, 1994, at the Miami Hilton Airport Hotel and Marina, 5101 Blue Lagoon Drive, Miami, Florida, commencing at 10:00 a.m., local time, for the following purposes:



          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 6, 1994, as amended as of May 25, 1994 (the "Merger Agreement"), among HealthInfusion, Curaflex Health Services, Inc., a Delaware corporation ("Curaflex"), Medisys, Inc., a Delaware corporation ("Medisys"), T2 Medical, Inc., a Delaware corporation ("T2"), Coram Healthcare Corporation, a Delaware corporation ("Coram"), and four wholly owned subsidiaries of Coram -- CHS Acquisition Company, a Delaware corporation ("CHS Acquisition"), HII Acquisition Company, a Florida corporation ("HII Acquisition"), MI Acquisition Company, a Delaware corporation ("MI Acquisition") and T2 Acquisition Company, a Delaware corporation ("T2 Acquisition") and the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, (1) CHS Acquisition will merge into Curaflex, HII Acquisition will merge into HealthInfusion, MI Acquisition will merge into Medisys and T2 Acquisition will merge into T2 (collectively, the "Merger"), (2) each outstanding share of common stock, $0.001 par value, of Curaflex ("Curaflex Common Stock") will be converted into the right to receive 0.333 of a share of common stock, $0.001 par value, of Coram ("Coram Common Stock"), (3) each outstanding share of common stock, $0.01 par value, of HealthInfusion ("HealthInfusion Common Stock"), other than shares owned by shareholders who elect and perfect their dissenters' rights under the Florida Business Corporation Act, will be converted into the right to receive 0.447 of a share of Coram Common Stock, (4) each outstanding share of common stock, $0.01 par value, of Medisys ("Medisys Common Stock") will be converted into the right to receive 0.243 of a share of Coram Common Stock, (5) each outstanding share of common stock, $.01 par value, of T2 ("T2 Common Stock") will be converted into the right to receive 0.63 of a share of Coram Common Stock, and (6) each outstanding option, warrant or other right to purchase Curaflex Common Stock, HealthInfusion Common Stock, Medisys Common Stock or T2 Common Stock will be converted into the right to acquire shares of Coram Common Stock on the same terms and conditions, except that the number and exercise price will be adjusted based on the applicable exchange ratio for the underlying Curaflex, HealthInfusion, Medisys or T2 Common Stock. Accordingly, a vote in favor of the Merger Agreement will also be a vote in favor of Coram's assumption of the various stock option plans under which the options to acquire Curaflex Common Stock, HealthInfusion Common Stock, Medisys Common Stock and T2 Common Stock are currently outstanding. A copy of the Merger Agreement is attached in Appendix A to the accompanying Joint Proxy Statement/Prospectus.


          2. To approve the implementation of the 1994 Coram Healthcare Corporation Stock Option/Stock Issuance Plan under which up to an aggregate of 7,600,000 shares of Coram Common Stock will be available for issuance to officers, key employees, and consultants in the service of Coram or any of its operating subsidiaries, including Curaflex, HealthInfusion, Medisys and T2 after the Merger, and to the non-employee members of the Coram Board of Directors or the board of directors of any operating subsidiary.

          3. To approve the implementation of the Coram Healthcare Corporation Employee Stock Purchase Plan, pursuant to which 300,000 shares of Common Stock will be available for purchase by eligible employees of Coram and its operating subsidiaries through a payroll-deduction based stock purchase program.

          4. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


     Only those shareholders of record at the close of business on May 12, 1994, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof.



     Due to the benefits to be received by certain officers and directors of HealthInfusion in connection with the Merger, the interests of such officers and directors may be different from the interests of other HealthInfusion shareholders. HealthInfusion shareholders should consider such officers' and directors' interests in the Merger in connection with the Board of Directors' recommendation of the Merger, as more particularly described in the accompanying Joint Proxy Statement/Prospectus. See "The Merger -- Interests of Certain Persons in the Merger." In addition, HealthInfusion shareholders should note that, based on the public trading price of HealthInfusion Common Stock at the time the Merger Agreement was executed, the Exchange Ratios for the Merger implied a discount for HealthInfusion Common Stock. See "Background of the Merger -- Determination of the Exchange Ratios."



     Any shareholder of record of shares of HealthInfusion Common Stock who does not desire to have such shares converted into shares of Coram Common Stock pursuant to the Merger Agreement and who has made written demand prior to the vote of HealthInfusion shareholders on the Merger at the HealthInfusion Special Meeting may dissent from the Merger and elect to have the fair value of such shareholder's shares of HealthInfusion Common Stock (excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable) judicially determined and paid to the shareholder in cash, provided that the shareholder complies with the applicable provisions of the Florida Business Corporation Act, a copy of which is attached as Appendix B to the Joint Proxy Statement/Prospectus.


     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING. Proxies are revocable at any time prior to the time they are voted, and shareholders who are present at the meeting may withdraw their proxies and vote in person if they so desire.

                                          By Order of the Board of Directors

                                          Jorge A. Medina,
                                          Secretary

Miami, Florida
June 9, 1994

                              [MEDISYS LETTERHEAD]


                                                                    June 9, 1994


Dear Stockholder:


     You are cordially invited to attend the special meeting (the "Special Meeting") of stockholders of Medisys, Inc. ("Medisys") to be held on July 8, 1994, at the Holiday Inn International Airport, Three Appletree Square, Bloomington, Minnesota, commencing at 11:00 a.m., local time.



     At the Special Meeting, stockholders will be asked to consider and vote upon three proposals. Proposal No. 1 is the approval of the Agreement and Plan of Merger, dated as of February 6, 1994, as amended as of May 25, 1994 (the "Merger Agreement"), among Medisys, Curaflex Health Services, Inc., a Delaware corporation ("Curaflex"), HealthInfusion, Inc., a Florida corporation ("HealthInfusion"), T2 Medical, Inc., a Delaware corporation ("T2"), Coram Healthcare Corporation, a Delaware corporation ("Coram"), and four wholly owned subsidiaries of Coram -- CHS Acquisition Company, a Delaware corporation ("CHS Acquisition"), HII Acquisition Company, a Florida corporation ("HII Acquisition"), MI Acquisition Company, a Delaware corporation ("MI Acquisition") and T2 Acquisition Company, a Delaware corporation ("T2 Acquisition") and the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, (1) CHS Acquisition will merge into Curaflex, HII Acquisition will merge into HealthInfusion, MI Acquisition will merge into Medisys and T2 Acquisition will merge into T2 (collectively, the "Merger"), (2) each outstanding share of common stock, $0.001 par value, of Curaflex ("Curaflex Common Stock") will be converted into the right to receive 0.333 of a share of common stock, $0.001 par value, of Coram ("Coram Common Stock"), (3) each outstanding share of common stock, $0.01 par value, of HealthInfusion ("HealthInfusion Common Stock"), other than shares owned by stockholders who elect to exercise dissenters' rights under the Florida Business Corporation Act, will be converted into the right to receive 0.447 of a share of Coram Common Stock, (4) each outstanding share of common stock, $0.01 par value, of Medisys ("Medisys Common Stock") will be converted into the right to receive 0.243 of a share of Coram Common Stock, (5) each outstanding share of common stock, $.01 par value, of T2 ("T2 Common Stock") will be converted into the right to receive
0.63 of a share of Coram Common Stock and (6) each outstanding option, warrant or other right to purchase Curaflex Common Stock, HealthInfusion Common Stock, Medisys Common Stock or T2 Common Stock will be converted into the right to acquire on the same terms and conditions shares of Coram Common Stock, with the number and exercise price adjusted based on the applicable exchange ratio for the underlying Curaflex, HealthInfusion, Medisys or T2 Common Stock.



     It is a condition to consummation of the Merger that the holders of a majority of the outstanding shares of Medisys Common Stock vote in person or by proxy at the special meeting to approve the Merger Agreement and the transactions contemplated thereby. Therefore, stockholders will be asked to vote upon the Merger Agreement at the Special Meeting. If the Merger Agreement is approved by the stockholders at the Special Meeting, certain current directors and executive officers of Medisys will enter into severance arrangements with Coram or Medisys and receive certain other benefits associated with the Merger. See "The Merger -- Interests of Certain Persons in the Merger."


     Piper Jaffray Inc., Medisys' financial advisor, has delivered to the Medisys Board of Directors a written opinion, dated February 4, 1994, to the effect that, as of the date of its opinion and based upon the matters described therein, the consideration to be received by Medisys' stockholders pursuant to the Merger is fair to such stockholders from a financial point of view. A copy of the written opinion of Piper Jaffray is attached as Appendix E to the accompanying Joint Proxy Statement/Prospectus and should be read carefully in its entirety.

     Proposal No. 2 seeks stockholder approval of the implementation of the new Coram Healthcare Corporation Stock Option/Stock Issuance Plan under which up to an aggregate of 7,600,000 shares of Coram Common Stock will be available for issuance to officers, key employees and consultants in the service of Coram or any of its operating subsidiaries, including Curaflex, HealthInfusion, Medisys and T2 after the Merger, and to the non-employee members of the Coram Board of Directors or the board of directors of any operating subsidiary. Under Proposal No. 3, the stockholders will be asked to approve the implementation of the Coram Employee Stock Purchase Plan, pursuant to which 300,000 shares of Coram Common Stock will be available for purchase by eligible employees of Coram and its operating subsidiaries through a payroll-deduction based stock purchase program.

     The terms and conditions of the Merger Agreement are described in the accompanying Joint Proxy Statement/Prospectus. The complete text of the Merger Agreement is attached in Appendix A to the Joint Proxy Statement/Prospectus.


     After careful consideration, your Board of Directors believes that the Merger is fair and reasonable to, and in the best interests of, Medisys and its stockholders. THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF IT AT THE SPECIAL MEETING. The Board of Directors has also approved the adoption by Coram of the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan. The directors and executive officers of Medisys have indicated that they will vote all of the shares held by them FOR approval of the proposed Merger. Due to the benefits to be received by certain officers and directors of Medisys in connection with the Merger, the interests of such officers and directors may be different from the interests of other Medisys stockholders. Medisys stockholders should consider such officers' and directors' interests in the Merger in connection with the Board of Directors' recommendation of the Merger, as more particularly described in the accompanying Joint Proxy Statement/Prospectus. See "The Merger -- Interests of Certain Persons in the Merger." In addition, Medisys stockholders should note that, based on the public trading price of Medisys Common Stock at the time the Merger Agreement was executed, the Exchange Ratios implied a discount for Medisys Common Stock. See "Background of the Merger -- Determination of the Exchange Ratios."



     It is important that your shares be voted at the Special Meeting, regardless of the number of shares you hold. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. This will not prevent you from voting your shares in person if you do attend.



     We look forward to seeing you on July 8, 1994.


                                          Sincerely,

                                          William J. Brummond,
                                          Chief Executive Officer

                                 MEDISYS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 8, 1994


To the Stockholders of
  Medisys, Inc.:


     NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the stockholders of Medisys, Inc. ("Medisys") will be held on July 8, 1994, at the Holiday Inn International Airport, Three Appletree Square, Bloomington, Minnesota, commencing at 11:00 a.m., local time, for the following purposes:



          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 6, 1994, as amended as of May 25, 1994 (the "Merger Agreement"), among Medisys, Curaflex Health Services, Inc., a Delaware corporation ("Curaflex"), HealthInfusion, Inc., a Florida corporation ("HealthInfusion"), T2 Medical, Inc., a Delaware Corporation ("T2"), Coram Healthcare Corporation, a Delaware corporation ("Coram"), and four wholly owned subsidiaries of Coram -- CHS Acquisition Company, a Delaware corporation ("CHS Acquisition"), HII Acquisition Company, a Florida corporation ("HII Acquisition"), MI Acquisition Company, a Delaware corporation ("MI Acquisition") and T2 Acquisition Company, a Delaware Corporation ("T2 Acquisition") and the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, (1) CHS Acquisition will merge into Curaflex, HII Acquisition will merge into HealthInfusion, MI Acquisition will merge into Medisys and T2 Acquisition will merge into T2 (collectively, the "Merger"), (2) each outstanding share of common stock, $0.001 par value, of Curaflex ("Curaflex Common Stock") will be converted into the right to receive 0.333 of a share of common stock, $0.001 par value, of Coram ("Coram Common Stock"), (3) each outstanding share of common stock, $0.01 par value, of HealthInfusion ("HealthInfusion Common Stock"), other than shares owned by stockholders who elect to exercise dissenters' rights under the Florida Business Corporation Act, will be converted into the right to receive 0.447 of a share of Coram Common Stock, (4) each outstanding share of common stock, $0.01 par value, of Medisys ("Medisys Common Stock") will be converted into the right to receive 0.243 of a share of Coram Common Stock, (5) each outstanding share of common stock, $.01 par value, of T2 ("T2 Common Stock") will be converted into the right to receive 0.63 of a share of Coram Common Stock, and (6) each outstanding option, warrant or other right to purchase Curaflex Common Stock, HealthInfusion Common Stock, Medisys Common Stock or T2 Common Stock will be converted into the right to acquire on the same terms and conditions shares of Coram Common Stock, with the number and exercise price adjusted based on the applicable exchange ratio for the underlying Curaflex, HealthInfusion, Medisys or T2 Common Stock. Accordingly, a vote in favor of the Merger Agreement will also be a vote in favor of Coram's assumption of the various stock option plans under which the options to acquire Curaflex Common Stock, HealthInfusion Common Stock, Medisys Common Stock and T2 Common Stock are currently outstanding. A copy of the Merger Agreement is attached in Appendix A to the accompanying Joint Proxy Statement/Prospectus.


          2. To approve the implementation of the 1994 Coram Healthcare Corporation Stock Option/Stock Issuance Plan under which up to an aggregate of 7,600,000 shares of Coram Common Stock will be available for issuance to officers, key employees, and consultants in the service of Coram or any of its operating subsidiaries, including Curaflex, HealthInfusion, Medisys and T2 after the Merger, and to the non-employee members of the Coram Board of Directors or the board of directors of any operating subsidiary.

          3. To approve the implementation of the Coram Healthcare Corporation Employee Stock Purchase Plan, pursuant to which 300,000 shares of Coram Common Stock will be available for purchase by eligible employees of Coram and its operating subsidiaries through a payroll-deduction based stock purchase program.

          4. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


     Only those stockholders of record at the close of business on May 12, 1994, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof.



     Due to the benefits to be received by certain officers and directors of Medisys in connection with the Merger, the interests of such officers and directors may be different from the interests of other Medisys stockholders. Medisys stockholders should consider such officers' and directors' interests in the Merger in connection with the Board of Directors' recommendation of the Merger, as more particularly described in the accompanying Joint Proxy Statement/Prospectus. See "The Merger -- Interests of Certain Persons in the Merger." In addition, Medisys stockholders should note that, based on the public trading price of Medisys Common Stock at the time the Merger Agreement was executed, the Exchange Ratios for the Merger implied a discount for the Medisys Common Stock. See "Background of the Merger -- Determination of the Exchange Ratios."



     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING. Proxies are revocable at any time prior to the time they are voted, and stockholders who are present at the meeting may withdraw their proxies and vote in person if they so desire.


                                          By Order of the Board of Directors

                                          Mary B. Bennett,
                                          Secretary

Edina, Minnesota
June 9, 1994

JOINT PROXY STATEMENT/PROSPECTUS

                                T2 MEDICAL, INC.
                         CURAFLEX HEALTH SERVICES, INC.
                              HEALTHINFUSION, INC.
                                 MEDISYS, INC.
                                      FOR
                        SPECIAL MEETINGS OF STOCKHOLDERS

                            TO BE HELD JULY 8, 1994


       ------------------------------------------------------------------

                    CORAM HEALTHCARE CORPORATION PROSPECTUS

       ------------------------------------------------------------------


    This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by (1) the Board of Directors of T2 Medical, Inc. ("T2") of proxies from holders of shares of T2 common stock, $0.01 par value ("T2 Common Stock"), for use at the special meeting of T2 stockholders to be held June 30, 1994 (the "T2 Special Meeting"), (2) the Board of Directors of Curaflex Health Services, Inc. ("Curaflex") of proxies from holders of shares of Curaflex common stock, $0.001 par value ("Curaflex Common Stock"), for use at the special meeting of Curaflex stockholders to be held June 30, 1994 (the "Curaflex Special Meeting"),
(3) the Board of Directors of HealthInfusion, Inc. ("HealthInfusion") of proxies from holders of shares of HealthInfusion common stock, $0.01 par value ("HealthInfusion Common Stock"), for use at the special meeting of HealthInfusion stockholders to be held June 30, 1994 (the "HealthInfusion Special Meeting") and (4) the Board of Directors of Medisys, Inc. ("Medisys") of proxies from holders of shares of Medisys common stock, $0.01 par value ("Medisys Common Stock"), for use at the special meeting of Medisys stockholders to be held June 30, 1994 (the "Medisys Special Meeting").



    The Joint Proxy Statement/Prospectus relates to the transactions provided for in that certain Agreement and Plan of Merger, dated February 6, 1994, as amended as of May 25, 1994 (the "Merger Agreement"), by and among Coram Healthcare Corporation, a Delaware corporation ("Coram"), T2, Curaflex, HealthInfusion, Medisys and four wholly owned subsidiaries of Coram -- T2 Acquisition Company, a Delaware corporation ("T2 Acquisition"), CHS Acquisition Company, a Delaware corporation ("CHS Acquisition"), HII Acquisition Company, a Florida corporation ("HII Acquisition") and MI Acquisition Company, a Delaware corporation ("MI Acquisition"). The Merger Agreement provides for the mergers (collectively, the "Merger") of (1) T2 Acquisition into T2, (2) CHS Acquisition into Curaflex, (3) HII Acquisition into HealthInfusion and (4) MI Acquisition into Medisys.


    This Joint Proxy Statement/Prospectus also serves as a prospectus under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of the shares of Coram common stock, $0.001 par value ("Coram Common Stock"), into which shares of T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock will be converted upon consummation of the Merger. Application has been made to list Coram Common Stock on the New York Stock Exchange under the symbol "CRH."

    If the Merger Agreement is approved by the respective stockholders of T2, Curaflex, HealthInfusion and Medisys at their Special Meetings, and if the other conditions specified in the Merger Agreement are satisfied or waived, each of T2, Curaflex, HealthInfusion and Medisys will become wholly owned subsidiaries of Coram, each outstanding share of T2 Common Stock will be converted into the right to receive 0.63 of a share of Coram Common Stock, each outstanding share of Curaflex Common Stock will be converted into the right to receive 0.333 of a share of Coram Common Stock, each outstanding share of HealthInfusion Common Stock (other than shares held by HealthInfusion stockholders who perfect their right to dissent under the Florida Business Corporation Act) will be converted into the right to receive 0.447 of a share of Coram Common Stock and each outstanding share of Medisys Common Stock will be converted into the right to receive 0.243 of a share of Coram Common Stock. Cash will be paid in lieu of fractional shares based on the average trading price of Coram Common Stock for the five trading days following the closing of the Merger. In addition, each outstanding option, warrant or other right to purchase T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock or Medisys Common Stock will be converted into the right to acquire shares of Coram Common Stock on the same terms and conditions, except that the number and exercise price will be adjusted based on the applicable Merger exchange ratio for the underlying T2, Curaflex, HealthInfusion or Medisys Common Stock. In connection with such adjustments, Coram will also assume the outstanding obligations of T2, Curaflex, HealthInfusion and Medisys under the various stock option plans under which those options are currently outstanding.

    This Joint Proxy Statement/Prospectus is also being furnished in connection with the solicitation by each of the Boards of Directors of T2, Curaflex, HealthInfusion and Medisys of proxies from the holders of their respective company's Common Stock to vote at their company's Special Meeting on the proposals to implement the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan.


    Each of Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock is quoted on The Nasdaq National Market. T2 Common Stock is listed on the New York Stock Exchange. On February 4, 1994, the last trading day before the public announcement of the proposed merger, the closing sale price on The Nasdaq National Market for Curaflex Common Stock was $5.69 per share, for HealthInfusion Common Stock was $7.00 per share and for Medisys Common Stock was $3.56 per share, and the closing sale price on the New York Stock Exchange for T2 Common Stock was $7.88 per share. On May 19, 1994, the closing sale price on The Nasdaq National Market for Curaflex Common Stock was $5.00 per share, for HealthInfusion Common Stock was $7.00 per share and for Medisys Common Stock was $3.62 per share, and the closing sale price on the New York Stock Exchange for T2 Common Stock was $10.50 per share. Stockholders are encouraged to obtain current quotations for the market prices of each of Curaflex, HealthInfusion, Medisys and T2 Common Stock before voting on this Merger.



    All information in this Joint Proxy Statement/Prospectus concerning T2 and its affiliates has been furnished by T2; all information in this Joint Proxy Statement/Prospectus concerning Curaflex and its affiliates has been furnished by Curaflex; all information in this Joint Proxy Statement/Prospectus concerning HealthInfusion and its affiliates has been furnished by HealthInfusion; all information in this Joint Proxy Statement/Prospectus concerning Medisys and its affiliates has been furnished by Medisys; and all information in this Joint Proxy Statement/ Prospectus concerning Coram, T2 Acquisition, CHS Acquisition, HII Acquisition and MI Acquisition has been furnished by Coram. The approximate date of mailing of this Joint Proxy Statement/Prospectus and the accompanying proxy is June 9, 1994.


    FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED WHEN EVALUATING THE TRANSACTIONS CONTEMPLATED BY THIS JOINT PROXY
STATEMENT/PROSPECTUS, SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


       The date of this Joint Proxy Statement/Prospectus is June 9, 1994

                               TABLE OF CONTENTS

                                                       PAGE
                                                       -----
AVAILABLE INFORMATION................................      4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......      4
SUMMARY..............................................      6
  General............................................      6
  The Companies......................................      6
  Terms of the Merger................................      7
  Management Following the Merger....................      8
  Interests of Certain Persons in the Merger.........      9
  Potential Adverse Consequences to Stockholders.....     12
  Closing and Effective Time of the Merger...........     13
  Operation of Coram After the Merger................     13
  Conditions of the Merger and Termination...........     13
  Recommendation of the Boards of Directors..........     13
  Opinions of Financial Advisors.....................     15
  Meetings of the Stockholders.......................     17
  Record Date and Vote Required......................     18
  Exchange of Stock Certificates.....................     18
  Government and Regulatory Approvals................     19
  Federal Income Tax Considerations..................     19
  Accounting Treatment...............................     19
  HealthInfusion Shareholders' Right to Dissent......     19
  Common Stock Market Prices and Per Share Data......     20
  Listing of Coram Common Stock and Delisting of T2,
    Curaflex, HealthInfusion and Medisys Common
    Stock............................................     22
UNAUDITED SUMMARY PRO FORMA SELECTED FINANCIAL DATA
  OF CORAM...........................................     23
SUMMARY FINANCIAL DATA...............................     24
RISK FACTORS.........................................     28
  Potential Adverse Effect of Certain T2 Proceedings
    and Litigation...................................     28
  Cash Flow Pressures and Possible Need for External
    Financing........................................     29
  Recent Decline in Financial Performance of T2,
    Curaflex, HealthInfusion and Medisys.............     29
  Risks of Limited History of Operations and History
    of Losses........................................     30
  Possible Limitations on and Delays in Reimbursement
    by Third Party Payors............................     30
  Risk of Adverse Governmental Regulation............     31
  Risk of Price and Market Controls in Proposed
    Health Care Reform Legislation...................     31
  Risk of Impact of Physician "Self-Referral"
    Legislation......................................     31
  Uncertainties Associated with Consolidation,
    Expansion and Management of Growth...............     32
  Large Percentage of Assets Comprised of Goodwill...     33
  Possible Loss of or Inability to Attract Key
    Personnel........................................     33
  Effect of Significant Market Competition...........     33
  Potential Professional Liability...................     33
  Dilution of Voting Power; Potential Adverse Impact
    of Future Sale of Coram Shares...................     34
  Effect of Contingent Payments Resulting from
    Acquisitions.....................................     35
  Changes in Technology..............................     35
  Dependence on Relationships with Other
    Organizations....................................     35
THE T2 SPECIAL MEETING...............................     35
  Time, Date and Place of T2 Special Meeting.........     35
  Business to be Conducted at the T2 Special
    Meeting..........................................     35
  Proxies: Voting and Revocation.....................     36
  Proxy Solicitation.................................     36
  Vote Required......................................     36
  Other Matters......................................     37
THE CURAFLEX SPECIAL MEETING.........................     37
  Time, Date and Place of Curaflex Special Meeting...     37
  Business to be Conducted at Curaflex Special
    Meeting..........................................     37
  Proxies: Voting and Revocation.....................     37
  Proxy Solicitation.................................     37
  Vote Required......................................     38
  Other Matters......................................     38
THE HEALTHINFUSION SPECIAL MEETING...................     38
  Time, Date and Place of HealthInfusion Special
    Meeting..........................................     38
  Business to be Conducted at HealthInfusion Special
    Meeting..........................................     38
  Proxies: Voting and Revocation.....................     38
  Proxy Solicitation.................................     39
  Vote Required......................................     39
  Other Matters......................................     39
THE MEDISYS SPECIAL MEETING..........................     40
  Time, Date and Place of Medisys Special Meeting....     40
  Business to be Conducted at Medisys Special
    Meeting..........................................     40
  Proxies: Voting and Revocation.....................     40
  Proxy Solicitation.................................     40
  Vote Required......................................     40
  Other Matters......................................     41

                                                       PAGE
                                                       -----
BACKGROUND OF THE MERGER.............................     42
  General............................................     42
  Background of the Merger...........................     42
  T2's Reasons for the Merger and Board of Directors'
    Recommendation...................................     53
  Opinion of Kidder, Peabody.........................     55
  Curaflex's Reasons for the Merger and Board of
    Directors' Recommendation........................     68
  Opinion of Smith Barney............................     70
  HealthInfusion's Reasons for the Merger and Board
    of Directors' Recommendation.....................     74
  Opinion of Hambrecht & Quist.......................     76
  Medisys' Reasons for the Merger and Board of
    Directors' Recommendation........................     81
  Opinion of Piper Jaffray...........................     83
THE MERGER...........................................     89
  Closing and Effective Time of the Merger...........     89
  Conditions of the Merger Agreement.................     89
  Termination of the Merger Agreement................     90
  Interests of Certain Persons in the Merger.........     90
  Stockholder Approvals..............................     97
  Rights of Security Holders.........................     98
  Governmental and Regulatory Approvals..............    105
  Federal Income Tax Considerations..................    106
  Accounting Treatment...............................    107
  HealthInfusion Shareholders' Right to Dissent......    107
  Effects of the Merger..............................    109
  Assumption of Existing Stock Options Plans.........    109
  Federal Income Tax Consequences With Respect to
    Stock Options....................................    115
  Exchange of Stock Certificates.....................    117
  Payment in Lieu of Fractional Shares...............    117
  Resales of Coram Common Stock and Registration
    Rights...........................................    117
OPERATION, MANAGEMENT AND BUSINESS OF CORAM AFTER THE
  MERGER.............................................    119
  Business of Coram..................................    119
  Management of Coram................................    119
  Coram Principal Stockholders.......................    121
  Description of Capital Stock of Coram..............    122
  Listing of Coram Common Stock......................    123
  Transfer Agent.....................................    123
PRICE RANGE OF COMMON STOCK..........................    123
  Market For T2 Common Stock and Related Stockholder
    Matters..........................................    123
  Market for Curaflex Common Stock and Related
    Stockholder Matters..............................    124
  Market for HealthInfusion Common Stock and Related
    Stockholder Matters..............................    125
  Market for Medisys Common Stock and Related
    Stockholder Matters..............................    125
UNAUDITED PRO FORMA CAPITALIZATION AND CONDENSED
  COMBINED FINANCIAL STATEMENTS......................    127
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS....    128
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS...............................    135
CURAFLEX SELECTED CONSOLIDATED FINANCIAL DATA........    139
CURAFLEX MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS......    140
  General............................................    140
  Results of Operations..............................    141
  Liquidity and Capital Resources....................    143
  Future Health Care Proposals and Legislation.......    144
HEALTHINFUSION SELECTED CONSOLIDATED FINANCIAL
  DATA...............................................    145
HEALTHINFUSION MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...    147
  General............................................    147
  Results of Operations..............................    147
  Quarterly Results of Operations....................    150
  Liquidity and Capital Resources....................    151
  Future Health Care Proposals and Legislation.......    151
MEDISYS SELECTED CONSOLIDATED FINANCIAL DATA.........    152
MEDISYS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS......    153
  General............................................    153

                                                       PAGE
                                                       -----
  Results of Operations for the Three Months Ended
    March 31, 1994 and 1993..........................    154
  Results of Operations for the Three Years Ended
    December 31, 1993................................    154
  Liquidity and Capital Resources....................    155
  Future Health Care Proposals and Legislation.......    157
BUSINESS OF T2.......................................    158
BUSINESS OF CURAFLEX.................................    159
  Description of Business............................    159
  Properties.........................................    165
  Legal Proceedings..................................    165
MANAGEMENT OF CURAFLEX...............................    166
  Directors and Executive Officers...................    166
  Compensation Committee Interlocks/Insider
    Participation....................................    169
  Compensation of Directors..........................    169
  Certain Transactions...............................    170
EXECUTIVE COMPENSATION...............................    171
  Summary of Cash and Certain Other Compensation.....    171
  Option Grants in Last Fiscal Year..................    172
  Option Exercises in Last Fiscal Year and Fiscal
    Year-End Option Values...........................    173
  Employment Contracts and Termination of Employment
    and Change-in-Control Arrangements...............    173
CURAFLEX PRINCIPAL STOCKHOLDERS......................    174
DESCRIPTION OF CAPITAL STOCK OF CURAFLEX.............    175
  Common Stock.......................................    175
  Preferred Stock....................................    175
  Certain Anti-Takeover Provisions...................    175
BUSINESS OF HEALTHINFUSION...........................    176
  Description of Business............................    176
  The Home Infusion Therapy Market...................    176
  Background and Recent Developments.................    176
  Growth Strategy....................................    179
  Operating Philosophy...............................    179
  Infusion Therapies Provided by HealthInfusion......    180
  Marketing and Sales................................    181
  Delivery of Patient Services.......................    182
  Quality Assurance..................................    182
  Reimbursement for Services.........................    183
  Competition........................................    183
  Regulation.........................................    184
  Supplies and Equipment.............................    185
  Employees..........................................    185
  Trademarks and Licenses............................    185
  Properties.........................................    185
  Legal Proceedings..................................    185
MANAGEMENT OF HEALTHINFUSION.........................    187
  Director Compensation..............................    188
EXECUTIVE COMPENSATION...............................    189
  Option Grant Table.................................    189
  Aggregated Fiscal Year-End Option Value Table......    190
  Employment Contracts and Termination of Employment
    and Change in Control Agreements.................    190
  Consulting Agreements..............................    191
  Incentive Compensation Plan........................    191
  Compensation Committee Interlocks/Insider
    Participation....................................    192
  Certain Transactions...............................    192
HEALTHINFUSION PRINCIPAL SHAREHOLDERS................    193
DESCRIPTION OF CAPITAL STOCK OF HEALTHINFUSION.......    194
  Common Stock.......................................    194
  Preferred Stock....................................    194
  Certain Florida Legislation........................    194
BUSINESS OF MEDISYS..................................    195
  Background.........................................    195
  Alternate Site Health Care Market..................    196
  Clinical Programs..................................    196
  Pharmacy Programs..................................    197
  Patient Services...................................    198
  Expansion Strategy.................................    199
  Marketing and Sales................................    202
  Reimbursement for Services.........................    203

                                                       PAGE
                                                       -----
  Accreditation and Government Regulation............    203
  Competition........................................    204
  Employees..........................................    205
  Properties.........................................    205
  Insurance..........................................    205
  Legal Proceedings..................................    205
MANAGEMENT OF MEDISYS................................    206
  Directors and Executive Officers...................    206
  Director Compensation..............................    208
EXECUTIVE COMPENSATION...............................    209
  Summary of Cash and Certain Other Compensation.....    209
  Option Grants......................................    209
  Option Exercises and Holdings......................    210
  Employment Contracts and Termination of Employment
    and Change in Control Agreements.................    210
  Compensation Committee Interlocks/Insider
    Participation....................................    211
MEDISYS PRINCIPAL STOCKHOLDERS.......................    212
  Certain Transactions...............................    213
DESCRIPTION OF CAPITAL STOCK OF MEDISYS..............    214
  Common Stock.......................................    214
  Special Stock......................................    214
  Certain Anti-Takeover Provisions...................    214
APPROVAL OF CORAM HEALTH CARE CORPORATION 1994 STOCK
  OPTION/STOCK ISSUANCE PLAN.........................    215
  Equity Incentive Programs..........................    215
  Share Reserve......................................    215
  Plan Administration................................    216
  Eligibility........................................    216
  Valuation..........................................    216
  Discretionary Grant Program........................    216
  Automatic Grant Program............................    218
  Stock Issuance Program.............................    219
  General Provisions.................................    220
  Option/Vesting Acceleration........................    220
  Changes in Capitalization..........................    221
  Financial Assistance...............................    221
  Special Tax Election...............................    221
  Amendment and Termination..........................    221
  Federal Income Tax Consequences....................    222
  Option Grants......................................    222
  Stock Appreciation Rights..........................    223
  Direct Stock Issuance..............................    223
  Accounting Treatment...............................    223
  Stockholder Approval...............................    223
  New Plan Benefits..................................    224
APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN.............    225
  Summary of Purchase Plan...........................    225
  Stockholder Approval...............................    227
LEGAL MATTERS........................................    227
EXPERTS..............................................    227
INDEX TO FINANCIAL STATEMENTS........................    F-1
CURAFLEX CONSOLIDATED FINANCIAL STATEMENTS...........    F-2
HEALTHINFUSION CONSOLIDATED FINANCIAL STATEMENTS.....   F-55
MEDISYS CONSOLIDATED FINANCIAL STATEMENTS............   F-79
APPENDIX A-1 -- AGREEMENT AND PLAN OF MERGER
APPENDIX A-2 -- FIRST AMENDMENT TO AGREEMENT AND PLAN
  OF MERGER
APPENDIX B -- FLORIDA BUSINESS CORPORATION ACT
  SECTIONS 607.1301, 607.1302 and 607.1320
APPENDIX C -- OPINION OF SMITH BARNEY INC.
APPENDIX D -- OPINION OF HAMBRECHT & QUIST
  INCORPORATED
APPENDIX E -- OPINION OF PIPER JAFFRAY INC.
APPENDIX F -- OPINION OF KIDDER, PEABODY & CO.
  INCORPORATED

                             AVAILABLE INFORMATION

     T2, Curaflex, HealthInfusion and Medisys are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission ("SEC"). Reports, proxy statements and other information filed by T2, Curaflex, HealthInfusion or Medisys can be inspected and copied at the public reference facilities maintained by the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock of T2 is listed on the New York Stock Exchange ("NYSE"). Reports, proxy statements and other information concerning T2 can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York, 10005.

     Coram has filed a Registration Statement on Form S-4 under the Securities Act with the SEC covering the Coram Common Stock to be issued pursuant to the Merger Agreement. As permitted by the rules and regulations of the SEC, this Joint Proxy Statement/Prospectus does not contain all information set forth in the Registration Statement and exhibits thereto. For further information, please refer to the Registration Statement, including the exhibits thereto, all of which are available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission by T2, are incorporated herein by reference and made a part hereof:

          (1) Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission on December 29, 1993 (the "T2 1993 Annual Report");

          (2) Amendment to T2 1993 Annual Report on Form 10-K/A, filed with the Commission on January 28, 1994;

          (3) Quarterly Report on Form 10-Q for the quarter ended December 31, 1993, filed with the Commission on February 12, 1994;


          (4) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, filed with the Commission on May 13, 1994; and


          (5) The description of T2 Common Stock contained in T2's Registration Statement on Form 8-A, as amended, dated August 5, 1992, filed with the Commission on August 5, 1992.


     All documents filed by T2 pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to June 30, 1994, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.


     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS AND SCHEDULES THERETO, UNLESS SUCH EXHIBITS OR SCHEDULES ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMA-

TION THAT THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON. WRITTEN OR TELEPHONIC REQUESTS FOR COPIES SHOULD BE DIRECTED TO T2'S PRINCIPAL OFFICE: T2 MEDICAL, INC., 1121 ALDERMAN DRIVE, ALPHARETTA, GEORGIA 30202, ATTENTION: SCOTT T. LARSON, ASSISTANT SECRETARY (TELEPHONE (404) 442-2160. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE CURAFLEX, HEALTHINFUSION, MEDISYS AND T2 SPECIAL MEETINGS, ANY REQUEST MUST BE RECEIVED BY JUNE 28, 1994.


                                     * * *

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND IF GIVEN OR MADE SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED HEREBY, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SHARES OF CORAM COMMON STOCK MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF CORAM, T2, CURAFLEX, HEALTHINFUSION, MEDISYS, T2 ACQUISITION, CHS ACQUISITION, HII ACQUISITION OR MI ACQUISITION SINCE THE DATE HEREOF.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Joint Proxy Statement/Prospectus and the Appendices hereto.

GENERAL


     This Joint Proxy Statement/Prospectus is furnished to stockholders of T2 Medical, Inc., a Delaware corporation ("T2"), Curaflex Health Services, Inc., a Delaware corporation ("Curaflex"), HealthInfusion, Inc., a Florida corporation ("HealthInfusion") and Medisys, Inc., a Delaware corporation ("Medisys"), in connection with the solicitation of proxies by the Board of Directors of each of T2, Curaflex, HealthInfusion and Medisys for use at, respectively, the special meeting of stockholders of T2 (the "T2 Special Meeting"), the special meeting of stockholders of Curaflex (the "Curaflex Special Meeting"), the special meeting of stockholders of HealthInfusion (the "HealthInfusion Special Meeting") and the special meeting of stockholders of Medisys (the "Medisys Special Meeting"), each of which will be held on July 8, 1994 (collectively, the "Special Meetings").



     At the Special Meetings, the stockholders of each of T2, Curaflex, HealthInfusion and Medisys will consider and vote on that certain Agreement and Plan of Merger, dated February 6, 1994, as amended as of May 25, 1994 (the "Merger Agreement"), by and among Coram Healthcare Corporation, a Delaware corporation ("Coram"), T2, Curaflex, HealthInfusion, Medisys and four wholly owned subsidiaries of Coram -- T2 Acquisition Company, a Delaware corporation ("T2 Acquisition"), CHS Acquisition Company, a Delaware corporation ("CHS Acquisition"), HII Acquisition Company, a Florida corporation ("HII Acquisition"), and MI Acquisition Company, a Delaware corporation ("MI Acquisition"), and the transactions contemplated by the Merger Agreement. At the Special Meetings, the stockholders of each corporation will also consider and vote on the implementation of the Coram 1994 Stock Option/Stock Issuance Plan and the implementation of the Coram Employee Stock Purchase Plan.


THE COMPANIES

     Coram Healthcare Corporation. Coram is a newly formed Delaware corporation formed for the purposes of the Merger. Currently, Coram has no material assets or liabilities, and is the holder of all of the capital stock of each of T2 Acquisition, CHS Acquisition, HII Acquisition and MI Acquisition. At the consummation of the proposed Merger, T2, Curaflex, HealthInfusion and Medisys each will become wholly owned subsidiaries of Coram, and Coram will issue shares of its common stock, $0.001 par value ("Coram Common Stock"), to former stockholders of T2, Curaflex, HealthInfusion and Medisys.


     T2 Medical, Inc. T2 Medical, Inc. is a national provider of alternate site health care treatment services. T2's primary business is the provision of infusion therapies to patients at the patient's home or at one of T2s IntraCare ambulatory infusion therapy facilities. T2 also provides infusion therapy and related services in connection with its joint venture that provides specialized pediatric services. Other services offered by T2 and its subsidiaries include lithotripsy services, ambulatory surgical center services and physician practice management services. T2 conducts its home and ambulatory infusion therapy and specialized pediatric services operations in more than 100 cities and 38 states. The principal executive offices of T2 are located at 1121 Alderman Drive, Alpharetta, Georgia 30202.


     Curaflex Health Services, Inc. Curaflex is a national provider of comprehensive home infusion therapy and related services. Curaflex provides a full range of infusion therapies, including antibiotic, total parenteral nutrition, chemotherapy, pain management, hydration, enteral nutrition and other therapies. Curaflex currently conducts its home infusion therapy operations through 31 regional centers and six satellite facilities strategically located in major markets throughout the United States. In addition, Curaflex provides infusion therapy, as part of a broader program of clinical care, at seven disease-specific outpatient centers focusing on the treatment of complex long-term diseases such as cancer and AIDS/HIV. The principal executive offices of Curaflex are located at One Lakeshore Centre, 3281 Guasti Road, Suite 700, Ontario, California 91761.

     HealthInfusion, Inc. HealthInfusion is a national provider of home infusion therapy services, and currently operates 35 branch facilities serving 26 states. HealthInfusion's services include educating patients and their caregivers, compounding prescriptions and conducting other pharmacy operations, providing nursing services through independent agencies and HealthInfusion-employed registered nurses, monitoring patient compliance with the prescribed plan of care, maintaining patient records, consulting with attending physicians, and processing reimbursement claims. HealthInfusion also provides services to the contract research industry for the research and development of new products and services and provides case management and acute care dialysis services. The principal executive offices of HealthInfusion are located at 5200 Blue Lagoon Drive, Suite 200, Miami, Florida 33126.

     Medisys, Inc. Medisys provides alternate site (i.e., outside the hospital) health care services and related products, including comprehensive home infusion therapy and related services and products, and comprehensive pharmacy services to long-term care facilities and retirement communities. Medisys currently provides alternate site health care services and related products from nine regional centers in separate metropolitan area markets. The principal executive offices of Medisys are located at 4550 West 77th Street, Edina, Minnesota 55435.

     T2 Acquisition Company. T2 Acquisition Company is a wholly owned subsidiary of Coram, newly formed for the purpose of merging with T2 in the Merger.

     CHS Acquisition Company. CHS Acquisition is a wholly owned subsidiary of Coram, newly formed for the purpose of merging with Curaflex in the Merger.

     HII Acquisition Company. HII Acquisition is a wholly owned subsidiary of Coram, newly formed for the purpose of merging with HealthInfusion in the Merger.

     MI Acquisition Company. MI Acquisition is a wholly owned subsidiary of Coram, newly formed for the purpose of merging with Medisys in the Merger.

TERMS OF THE MERGER


     Under the terms of the Merger Agreement, (1) T2 Acquisition will merge into T2, CHS Acquisition will merge into Curaflex, HII Acquisition will merge into HealthInfusion and MI Acquisition will merge into Medisys (collectively, the "Merger"), (2) each outstanding share of T2 Common Stock will be converted into the right to receive 0.63 of a share of Coram Common Stock (the "T2 Exchange Ratio"), (3) each outstanding share of Curaflex Common Stock will be converted into the right to receive 0.333 of a share of Coram Common Stock (the "Curaflex Exchange Ratio"), (4) each outstanding share of HealthInfusion Common Stock, other than shares owned by shareholders who elect to exercise dissenters' rights under the Florida Business Corporation Act (the "FBCA"), will be converted into the right to receive 0.447 of a share of Coram Common Stock (the "HealthInfusion Exchange Ratio"), (5) each outstanding share of Medisys Common Stock will be converted into the right to receive 0.243 of a share of Coram Common Stock (the "Medisys Exchange Ratio") and (6) each outstanding option, warrant or other right to purchase T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock or Medisys Common Stock will be converted into the right to acquire shares of Coram Common Stock on the same terms and conditions, except that the number and exercise price will be adjusted based on the applicable exchange ratio for the underlying T2, Curaflex, HealthInfusion or Medisys Common Stock. A vote in favor of the Merger Agreement will also be a vote in favor of Coram's assumption of the various stock option plans under which options to acquire T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock are currently outstanding. See "The Merger -- Effects of the Merger."


     The Exchange Ratios were determined by arms-length negotiations among the parties. The ratios for Curaflex, HealthInfusion and Medisys relative to each other were established prior to the commencement of negotiations with T2 and were based on a multiple of current and projected earnings for Curaflex, HealthInfusion and Medisys, respectively, at the time of the execution of a three-way merger agreement among Curaflex, HealthInfusion and Medisys on December 1, 1993. The T2 Exchange Ratio was established to reflect T2's contribution to an implied transaction value of the Merger as determined by reference to the then current trading prices for Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock multiplied by their respective number of fully diluted shares outstanding, and an assumed trading price for T2 Common Stock of $10.50 per share multiplied by T2's fully diluted shares outstanding. When compared to the then public market valuations for the four companies, the Exchange Ratios implied a premium to T2 stockholders and a discount for stockholders of Curaflex, HealthInfusion and Medisys. See "Background of the Merger -- Determination of Exchange Ratios."



     Based upon the number of outstanding shares of T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock as of April 30, 1994, assuming that no HealthInfusion shareholders exercise their right to dissent and no cash is paid in lieu of fractional shares, and assuming the exercise of all options, warrants and other rights to purchase T2, Curaflex, HealthInfusion or Medisys Common Stock, approximately 42,296,648 shares of Coram Common Stock would be outstanding upon consummation of the Merger, of which (1) approximately 27,753,079 shares, representing approximately 66% of the total, will be held by former T2 stockholders, (2) approximately 6,013,062 shares, representing approximately 14% of the total, will be held by former Curaflex stockholders, (3) approximately 5,258,296 shares, representing approximately 12% of the total, will be held by former HealthInfusion stockholders and (4) approximately 3,272,211 shares, representing approximately 8% of the total, will be held by former Medisys stockholders.



     The consummation of the Merger is subject to a number of conditions which, if not fulfilled or waived, permit termination of the Merger Agreement. If the stockholders of any one or more of the constituent corporations fail to approve the Merger, the Merger will not be consummated. The Merger Agreement may also be terminated at any time prior to consummation of the Merger by mutual consent and may be terminated by any of T2, Curaflex, HealthInfusion or Medisys if the Merger has not been consummated on or before July 31, 1994. See "The
Merger -- Conditions of the Merger Agreement" and " -- Termination of the Merger Agreement."


MANAGEMENT FOLLOWING THE MERGER

     Upon consummation of the Merger, the Board of Directors of Coram will consist of seven members, four of which have been designated by T2's Board of Directors, one of which has been designated by Curaflex's Board of Directors, one of which has been designated by HealthInfusion's Board of Directors and one of which has been designated by Medisys' Board of Directors. See "Operation, Management and Business of Coram After the Merger -- Management of Coram."

     T2 has designated James M. Sweeney, Tommy H. Carter, Richard A. Fink and Stephen G. Pagliuca as directors of Coram. The Chairman of the Board and Chief Executive Officer of Coram will be James M. Sweeney. Tommy H. Carter, currently the President and Chief Executive Officer and a director of T2, will be named Vice Chairman of the Board of Directors of Coram, Charles A. Laverty, currently the Chairman of the Board, President and Chief Executive Officer of Curaflex, will be the Senior Executive Vice President and a director of Coram, Miles E. Gilman, currently the Chief Executive Officer, President and a Director of HealthInfusion, will be the Executive Vice President and a director of Coram, William J. Brummond, currently the Chief Executive Officer and a director of Medisys, will be a Vice President of Coram, John T. Gallatin, currently the Executive Vice President of T2, will also be a Vice President of Coram, and Norman H. Werthwein, currently the Chief Financial Officer and Senior Vice President of Curaflex, will serve as Acting Chief Financial Officer of Coram. John D. Hirsch, M.D., currently a director and Medical Director of American Home Therapies, Inc., a subsidiary of Medisys, will serve as Coram's Physician Advisory Director. As such he and Mr. Carter will be responsible for overseeing physician relations and medical affairs for Coram. Dr. Hirsch will participate at Coram Board of Director meetings but he will not be a voting member of the Board. The remaining director of Coram will be L. Peter Smith, currently Director of Business Development for Medisys' CareVan Medical Systems of Illinois subsidiary and a director of Medisys. See "Operation, Management and Business of Coram After the Merger -- Management of Coram."

     Mr. Laverty will enter into an employment agreement with Coram. All other officers of Coram will hold office at the pleasure of the Board of Directors and until their successors have been duly elected and qualified, unless sooner removed. Any officer may be removed at any time by the Board, subject to any severance rights under employment or severance/non-compete agreements with Coram. See "The
Merger -- Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Due to the benefits received by certain affiliates of T2, Curaflex, HealthInfusion and Medisys in connection with the Merger, as described below, the interests of these affiliates may be different from the interests of other stockholders. Stockholders should consider such affiliates' interest in the Merger in connection with their recommendation of the Merger. For further details relating to the benefits summarized below, see "The Merger -- Interests of Certain Persons in the Merger," "Background of the Merger -- T2," "Proposal No. 2: Approval of Coram Healthcare Corporation 1994 Stock Option/Stock Issuance Plan," "Management of HealthInfusion -- Consulting Agreement," "Management of HealthInfusion -- Employment Agreements," "Management of
HealthInfusion -- Change in Control Severance Agreement," and "Management of Medisys -- Employment and Severance Agreement."

     Certain executive officers and consultants to T2, Curaflex, Medisys and HealthInfusion have employment, severance or consulting agreements that entitle such executive officers or consultants to certain termination or severance payments upon consummation of the Merger or upon termination of employment following the Merger. In consideration of the termination by such executive officers or consultants of their existing employment, consulting and/or severance agreements, effective upon the consummation of the Merger, such executives and consultants will be entitled to receive termination or severance arrangements with Coram in lieu of the termination or severance payment to which such executive or consultant would otherwise have been entitled under their current employment, consulting and/or severance agreement. In order to preserve, for Federal income tax purposes, the deductibility of the payments set forth below, any amounts that would not be deductible if paid will be placed in a Rabbi Trust for the benefits of the payee and will thereafter be paid at such time that the payment is deductible. The following table sets forth the name, current position, severance or termination payment payable under that person's present employment, consulting and/or severance agreement, and the severance or termination payment that such person would receive under the Coram arrangement upon the termination of their employment with Coram, or, in the case of the principals of KMF Associates, Inc., upon the consummation of the Merger.

                                                                                        SEVERANCE
                                                                       SEVERANCE         PAYMENT
                                                                     PAYMENT UNDER        UNDER
                                                                        PRESENT           CORAM
           EXECUTIVE                     CURRENT POSITION              CONTRACT        ARRANGEMENT
           ---------                     ----------------            -------------     -----------
Miles E. Gilman................  President, Chief Executive           $1,578,000      $2,000,000
                                 Officer
                                 and Chairman of the Board of
                                 HealthInfusion
KMF Associates, Inc.(1)........  Consultants to HealthInfusion        $1,980,000      $1,980,000
W. Barry Tanner................  Chief Operating Officer of           $  563,000      $  675,000
                                 HealthInfusion
Jack T. Thompson...............  Vice President, Finance, Chief       $  723,000      $  820,000
                                 Financial Officer, Treasurer of
                                 HealthInfusion
David C. McCormick.............  Vice President, Operations of        $  610,000      $  675,000
                                 HealthInfusion
William J. Brummond(2)(3)......  President, Chief Executive           $  400,000      $  400,000
                                 Officer
                                 and a Director of Medisys
Khalid Mahmud, M.D.(3).........  Chairman of the Board of and         $  140,000      $  140,000
                                 Chief Medical Officer of Medisys
Mary B. Bennett(3).............  Vice President, Northern             $  220,000      $  220,000
                                 Operations
                                 and Secretary of Medisys
David G. Swendsen(3)...........  Vice President, Sales and            $  200,000      $  200,000
                                 Marketing of Medisys
David J. Byrd(3)...............  Chief Financial Officer and          $  250,000      $  250,000
                                 Treasurer of Medisys
Sandra A. Smilanich(3).........  Vice President, Western              $  220,000      $  220,000
                                 Operations of Medisys
Tommy H. Carter................  President and Chief Executive        $1,345,500      $1,345,500
                                 Officer and a Director of T2
Thomas E. Haire................  Chairman of the Board of T2          $  448,500      $  448,500
John T. Gallatin(4)............  Executive Vice President of T2       $  200,000      $  200,000
Gary P. Greenhood, M.D.(4)(5)..  Vice President Medical Affairs,      $  200,000      $  200,000
                                 of T2

- ---------------

(1) The principals of KMF Associates, Inc., are Melvin E. Levinson, M.D., currently the Chairman of the Board of Directors of HealthInfusion, Jeffrey
    M. Fine, Esq., currently the Vice Chairman of the Board of Directors of HealthInfusion, and Stuart R. Kaufman, currently the Director of HealthInfusion and, until his resignation effective October 1, 1993, the Executive Vice President, Corporate Development, for HealthInfusion.

(2) In addition, Mr. Brummond will receive 2.99 times his annual compensation if his employment is terminated by Coram.

(3) If the individual is still employed by Coram on the first anniversary of the Merger, the amount will be payable at such date.

(4) Amount reflects annual salary of individual as of December 31, 1993 and does not include dollar value of annual benefits which individual would also receive upon termination or resignation. Such severance payment is payable if (i) the individual is terminated by T2 without cause, (ii) the individual is required by T2 or its successor to move his principal residence outside of the Atlanta, Georgia metropolitan area, or (iii) T2 or its successor substantially changes the responsibilities of such individual without his consent. Individuals will not enter into any arrangement with Coram but will continue under the terms of such individuals' respective employment agreement with T2.

(5) Dr. Greenhood may elect to resign and receive one year of current salary and benefits at any time between 90 and 180 days following the Merger.

     Upon consummation of the Merger, Mr. Laverty will enter into a one year employment agreement, terminable at any time by Mr. Laverty but only "for cause" by Coram, providing for (1) an annual base salary of $450,000, (2) an annual incentive compensation bonus of up to 100% of base salary, payable in cash and/or Coram Common Stock, upon Coram achieving certain performance objectives for the year in question as set by the Chairman of Coram or by Coram's Board of Directors or a committee thereof (the remaining balance of which annual base salary and a pro rata portion of which bonus shall be payable in the event Mr. Laverty's employment with Coram is terminated during the year by Coram at any time (other than "for cause") or by Mr. Laverty after completion of at least six months of service with Coram), (3) an option grant under the Coram 1994 Stock Option/Stock Issuance Plan to purchase 100,000 shares of Coram Common Stock, to be made on December 1, 1994, provided that he has not voluntarily terminated his employment with Coram prior to such date, at an exercise price equal to the closing selling price per share of Coram Common Stock on such date, which will be immediately exercisable, (4) forgiveness by Coram of a current loan to Mr. Laverty from Curaflex in the principal amount of $400,000, plus accrued interest to date, (5) payment by Coram of all fees, costs and expenses incurred by Mr. Laverty in the event Coram requires Mr. Laverty to relocate his primary residence (subject to Mr. Laverty's consent to such relocation), including broker's fees, mortgage payments on his former residence after the date of relocation until such residence is sold and any loss sustained by him on sale of such residence, (6) payment of a severance/non-compete payment in the amount of $2,500,000 upon termination of Mr. Laverty's employment (other than by Coram "for cause") payable over three years (co-extensive with the non-compete period) and (7) Mr. Laverty's agreement not to compete with Coram during his employment with Coram and for three years following termination of such employment. For further information concerning the stock option grant to be made to Mr. Laverty, see "Proposal No. 2: Approval of Coram Healthcare Corporation 1994 Stock Option/Stock Issuance Plan -- Discretionary Grant Program."


     In order to preserve, for Federal income tax purposes, the deductibility to Coram of the payments called for under the employment agreement for Mr. Laverty, the employment agreement provides that any amounts that would not be deductible when otherwise scheduled to be paid to Mr. Laverty will be placed in a Rabbi Trust for his benefit and will be paid at such time as the payment is deductible by Coram.


     In November 1993, T2 engaged Mr. Sweeney to act as an advisor to T2 for the purpose of making presentations to and engaging in discussions and negotiations with potential business combination candidates. See "Background of the Merger -- T2." Pursuant to the terms of his engagement, T2 has agreed to pay Mr. Sweeney a cash fee equal to 0.672% of the average total market capitalization of the resulting company as determined over the ten trading day period immediately following the Effective Time of the Merger. Applying the average total market capitalization of Coram as determined over the ten trading day period immediately following April 30, 1994, such cash fee would have been approximately $4,452,275.



     To induce Mr. Sweeney to serve as Chairman and Chief Executive Officer of Coram, the Board of Directors of Coram has determined to grant to Mr. Sweeney on December 1, 1994, provided that he continues in service with Coram until such date, a stock option under the Coram 1994 Stock Option/Stock Issuance to purchase 3,000,000 shares of Coram Common Stock. The option will have an exercise price per share equal to the closing selling price per share of Coram Common Stock on the date of grant. The option will have a maximum term of 10 years and will be immediately exercisable for all of the option shares. The shares purchased under the option will be subject to repurchase by Coram, at the option exercise price, should Mr. Sweeney cease service with Coram prior to the lapsing of such repurchase right. Twenty-five percent (25%) of the option shares will cease to be subject to such repurchase right upon Mr. Sweeney's completion of one year of service with Coram measured from the Effective Time, and the balance will cease to be subject to such repurchase right in successive equal monthly installments upon Mr. Sweeney's completion of each additional month of service over the next thirty six (36) months thereafter. In the event of certain changes in control or ownership of Coram, all of the option shares will immediately cease to be subject to such repurchase right, and the option will remain exercisable for such shares until the end of the ten (10) year option term, whether or not Mr. Sweeney continues in service with Coram. For further information concerning the option grant to be made to Mr. Sweeney, see "Proposal No. 2: Approval of Coram Healthcare Corporation 1994 Stock Option/Stock Issuance Plan -- Discretionary Grant Program."



     Mr. Carter will receive an option grant to purchase 94,500 shares of Coram Common Stock under the Coram 1994 Stock Option/Stock Issuance Plan. The grant will be made by the Coram Board of Directors on September 1, 1994, provided that he continues in service with Coram until such date, and will have an exercise price per share equal to the closing selling price per share of Coram Common Stock on such date. The option will become exercisable in three equal and successive annual installments over Mr. Carter's continued period of sevice with Coram. However, the option will become exercisable for all the option shares as fully-vested shares upon certain changes in control of ownership of Coram. This option will be granted to Mr. Carter in cancellation of his existing contractual right to receive an option grant for 150,000 shares of T2 Common Stock in September 1994. Further information concerning the 94,500-share option grant to Mr. Carter may be found in "Proposal No. 2: Approval of Coram Healthcare Corporation 1994 Stock Option/ Stock Issuance Plan" below.


     Stanley S. Trotman, a director of T2, is a Managing Director of Kidder, Peabody & Co. Incorporated ("Kidder, Peabody"). Kidder, Peabody delivered an oral opinion on February 1, 1994, which it confirmed on February 6, 1994 (and which it subsequently confirmed in writing), to the T2 Board of Directors to the effect that, as of the date of such opinion, the T2 Exchange Ratio is fair, from a financial point of view, to the holders of shares of T2 Common Stock. Kidder, Peabody will receive a fee from T2 for rendering its opinion. See "Background of the Merger -- Opinion of Kidder, Peabody."


     Donald E. Strange, a director of Curaflex, will receive an option to purchase 150,000 shares of Curaflex Common Stock at an exercise price of $6.13 per share (which, pursuant to the Merger, will be converted into an option to purchase 49,950 shares of Common Stock at an exercise price of $18.41 per share) upon consummation of the Merger in consideration for consulting services provided by Mr. Strange for Curaflex relating to the Merger. The option, which was based on an agreement entered into between Mr. Strange and Curaflex in January 1994, will be vested and exercisable in full upon its grant, and is exercisable for ten years following the date of such grant. See "Management of Curaflex -- Compensation Committee Interlock/ Insider Participation."


     The vesting of certain options held by executives and directors of Curaflex and HealthInfusion may accelerate on or, in certain circumstances, after consummation of the Merger. In the aggregate, (1) options to purchase 420,844 shares of Curaflex Common Stock at a weighted average exercise price of $6.13 per share (which, pursuant to the Merger, will be converted into options to purchase 140,141 shares of Coram Common Stock at a weighted average exercise price of $18.41 per share) held by certain executive officers of Curaflex will accelerate to become vested following consummation of the Merger in the event such officer is terminated from Curaflex (except for cause) following the Merger and (2) options to purchase 8,250 shares of HealthInfusion Common Stock held by one executive officer of HealthInfusion at a weighted average exercise price of $5.33 per share (which, pursuant to the Merger, will be converted into options to purchase 3,688 shares of Coram Common Stock at a weighted average exercise price of $11.92 per share) will accelerate to become immediately and fully exercisable on consummation of the Merger. See "The Merger -- Interests of Certain Persons in the Merger."

POTENTIAL ADVERSE CONSEQUENCES TO STOCKHOLDERS

     As described above, certain affiliates, directors and executive officers of T2, Curaflex, HealthInfusion and Medisys will receive employment agreements, increased compensation, stock options, termination agreements and severance payments in connection with the Merger. Increased compensation and severance payments will reduce the working capital of Coram, while directly benefitting those affiliates, directors and officers receiving such increased compensation and severance payments. See "The Merger -- Interests of Certain Persons in the Merger."


     The Exchange Ratios were the result of negotiation between the parties and, at the time of negotiation, resulted in an implicit premium or discount for certain of the companies' stockholders based on the companies' then public market valuation. At the time of the December 1, 1993 execution of the three-way merger agreement among Curaflex, HealthInfusion and Medisys, the exchange ratios for those three companies (which are also the Exchange Ratios for those companies under the Merger Agreement) implied a premium to HealthInfusion shareholders and a discount for stockholders of Curaflex and Medisys based on the then public market valuations of the three companies. The Exchange Ratios provided in the February 6, 1994 Merger Agreement among the four companies implied a premium to T2 stockholders and a discount for stockholders of Curaflex, HealthInfusion and Medisys, based on the then public market valuations of the four companies. Because the Exchange Ratios are fixed and are not tied to the market prices of the constituent companies' stock immediately prior to the consummation of the Merger, stockholders of the four companies may receive implicit premiums or discounts based on the Exchange Ratios due to the relative trading prices for the constituent companies' common stock on the date the Merger is consummated. See "Background of the Merger -- Determination of Exchange Ratios."



     Stockholders of certain companies may also be adversely affected due to differences between the laws of the various states of incorporation and between the provisions of the Certificate of Incorporation (or Articles of Incorporation, as the case may be) and Bylaws of their respective companies and the Certificate of Incorporation and Bylaws of Coram, which govern their rights as stockholders. See "The Merger -- Rights of Security Holders."



CLOSING AND EFFECTIVE TIME OF THE MERGER


     The Merger will become effective (the "Effective Time") upon the completion of the filing of (1) properly executed Articles of Merger with the Department of State of the State of Florida with respect to the merger of HII Acquisition into HealthInfusion and (2) properly executed Certificates of Merger with the Secretary of State of the State of Delaware reflecting the respective mergers of T2 Acquisition into T2, CHS Acquisition into Curaflex and MI Acquisition into Medisys, which filings will be made after satisfaction of certain conditions set forth in the Merger Agreement, including approval by the stockholders of each company. For more information, see "The Merger -- Closing and Effective Time of the Merger" below.

OPERATION OF CORAM AFTER THE MERGER

     From and after the Effective Time, each of T2, Curaflex, HealthInfusion and Medisys will operate as wholly owned subsidiaries of Coram. Coram will consolidate the operations of each of the constituent companies in order to take advantage of efficiencies presented by the combination and to provide cost-effective, nationwide coverage using the companies' existing facilities. See "Operation, Management and Business of Coram After the Merger."

CONDITIONS OF THE MERGER AND TERMINATION


     In addition to approval of the Merger by the stockholders of T2, Curaflex, HealthInfusion and Medisys, the consummation of the Merger is subject to a number of other conditions which, if not fulfilled or waived, permit termination of the Merger Agreement. The Merger Agreement may also be terminated at any time prior to consummation of the Merger by mutual consent, and may be terminated by any of T2, Curaflex, HealthInfusion or Medisys if the Merger has not been consummated on or before July 31, 1994. See "The Merger -- Conditions of the Merger Agreement" and "-- Termination of the Merger Agreement."


RECOMMENDATION OF THE BOARDS OF DIRECTORS

     The Merger. The Boards of Directors of T2, Curaflex, HealthInfusion and Medisys have each approved the Merger Agreement and the transactions contemplated thereby and separately determined that the Merger is fair to and in the best interests of their respective stockholders.

     The factors considered by the T2 Board of Directors in making this determination included, among others, (i) the relative trading prices of T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock and the premium to market that would have been received by T2's stockholders based upon the T2 Exchange Ratio if the Merger had been consummated as of the date of the Merger Agreement, (ii) the accelerating pace of consolidation taking place in the health care industry and the resulting need for companies in the industry to attain scale to compete effectively, (iii) the need for T2 to establish a larger sales force and the ability of the combined sales forces of Curaflex, HealthInfusion and Medisys to address that need, (iv) the opportunity that the Merger will provide for T2's stockholders to have continued equity participation in a larger, more diversified enterprise with enhanced geographic presence and generally greater managerial, financial and marketing resources and opportunities, (v) the results of T2's previous efforts in pursuing business combination transactions which were designed to enhance shareholder value and (vi) the presentation of Kidder, Peabody to the T2 Board of Directors. The Board of Directors also considered the direct costs associated with the negotiation, solicitation and consummation of the Merger, currently estimated to be approximately $14.0 million, as well as the amounts to be paid to certain individuals in connection with the Merger or any subsequent termination of their employment. In addition, the Board noted that there would be significant additional, but presently undeterminable, costs related to the necessary consolidation of the constituent companies' existing operations. See "The Merger -- Interests of Certain Persons in the Merger" and "Notes to Unaudited Pro Forma Condensed Combined Financial Statements -- Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements."



     The factors considered by the Curaflex Board of Directors in making this determination included, among others, (i) the cost savings, enhanced marketing capabilities, increased market presence and greater financial resources available to Curaflex as part of the combined companies, (ii) the consolidation occurring in the industry caused by pricing pressures, reduced margins and increased competition, and (iii) the financial analysis performed by Curaflex's financial advisor and presented to Curaflex's Board of Directors. The Board of Directors also considered the direct costs associated with the negotiation, solicitation and consummation of the Merger, currently estimated to be approximately $14.0 million, as well as the amounts to be paid to certain individuals in connection with the Merger or any subsequent termination of their employment. In addition, the Board noted that there would be significant additional, but presently undeterminable, costs related to the necessary consolidation of the constituent companies' existing operations. See "The
Merger -- Interests of Certain Persons in the Merger" and "Notes to Unaudited Pro Forma Condensed Combined Financial Statements -- Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements."



     The factors considered by the HealthInfusion Board of Directors in making this determination included, among others, (i) the opportunity that the Merger will provide for HealthInfusion's shareholders to have continued equity participation in a larger, more diversified enterprise with greater financial and marketing resources to better address the increasing consolidation in the infusion therapy industry resulting from pricing pressures from third party payors, increasing governmental regulation and competition generally, (ii) the potential enhancement of HealthInfusion's business arising out of the Merger as a result of more efficient use of management, suppliers and facilities, and
(iii) the views of HealthInfusion's financial advisors and the presentations to the Board of HealthInfusion from such financial advisors. The Board of Directors also considered the direct costs associated with the negotiation, solicitation and consummation of the Merger, currently estimated to be approximately $14.0 million, as well as the amounts to be paid to certain individuals in connection with the Merger or any subsequent termination of their employment. In addition, the Board noted that there would be significant additional, but presently undeterminable, costs related to the necessary consolidation of the constituent companies' existing operations. See "The Merger -- Interests of Certain Persons in the Merger" and "Notes to Unaudited Pro Forma Condensed Combined Financial Statements -- Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements."



     The factors considered by the Medisys Board of Directors in making this determination included, among others, (i) market conditions in the home infusion therapy market, including competitive, pricing and governmental regulation pressures that are driving a trend toward consolidation of infusion therapy businesses, (ii) the opportunity for Medisys' stockholders to have an equity interest in a larger and more diverse company that is expected to benefit strategically, competitively and operationally from the Merger, (iii) the benefits to be derived by the combined entity from operating synergies, volume discounts from suppliers and a national presence in negotiating contracts with third party payors, and (iv) the financial analysis performed by Medisys' financial advisor and presented to Medisys' Board of Directors. The Board of Directors also considered the direct costs associated with the negotiation, solicitation and consummation of the Merger, currently estimated to be approximately $14.0 million, as well as the amounts to be paid to certain individuals in connection with the Merger or any subsequent termination of their employment. In addition, the Board noted that there would be significant additional, but presently undeterminable, costs related to the necessary consolidation of the constituent companies' existing operations. See "The
Merger -- Interests of Certain Persons in the Merger" and "Notes to Unaudited Pro Forma Condensed Combined Financial Statements -- Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements."

     A vote in favor of the Merger Agreement will also be a vote in favor of Coram's assumption of the various stock option plans under which options to acquire T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock are currently outstanding. Under the Merger Agreement, from and after the Effective Time, each option, warrant or other right (a "Derivative Security") to purchase or receive T2, Curaflex, HealthInfusion or Medisys Common Stock will be converted into a Derivative Security to purchase or receive the same number of shares of Coram Common Stock as the holder of such Derivative Security would have received had he or she exercised his or her Derivative Security in full immediately prior to the Effective Time, with the exercise price per share to be proportionately adjusted. Accordingly, the adjusted exercise price per share for each Derivative Security currently covering shares of T2, Curaflex, HealthInfusion and Medisys Common Stock will be determined by dividing the exercise price in effect for that Derivative Security immediately prior to the Effective Time of the Merger by 0.630, 0.333, 0.447 and 0.243, respectively. As of April 30, 1994, there were outstanding Derivative Securities to purchase 2,302,940 shares of T2 Common Stock, 1,873,169 shares of Curaflex Common Stock, 196,600 shares of HealthInfusion Common Stock and 508,679 shares of Medisys Common Stock at exercise prices substantially in excess of the fair market value of those shares on April 30, 1994. Accordingly, a total of 2,286,106 shares of Coram Common Stock issuable under the T2, Curaflex, HealthInfusion and Medisys stock option plans to be assumed by Coram in the Merger will have adjusted exercise prices expected to be in excess of the fair market value per share of Coram Common Stock after the Merger, and these options will accordingly have value only if the fair market value of the Coram Common Stock purchasable under these options after the Merger substantially appreciates over the remaining option term. See "The Merger -- Interests of Certain Persons in the Merger -- Stock and Option Holdings of Directors and Officers" and
"-- Assumption of Existing Stock Option Plans."


     ACCORDINGLY, THE BOARDS OF DIRECTORS OF T2, CURAFLEX, HEALTHINFUSION AND MEDISYS RECOMMEND APPROVAL OF THE MERGER BY THEIR RESPECTIVE STOCKHOLDERS. For a more detailed discussion of the reasons considered by the Board of Directors of each of T2, Curaflex, HealthInfusion and Medisys in approving the Merger Agreement, see "Background of The Merger -- T2's Reasons for the Merger and Board of Directors' Recommendation," "-- Curaflex's Reasons for the Merger and Board of Directors' Recommendation," "-- HealthInfusion's Reasons for the Merger and Board of Directors' Recommendation" and "-- Medisys' Reasons for the Merger and Board of Directors' Recommendations."


     Coram 1994 Stock Option/Stock Issuance Plan and Coram Employee Stock Purchase Plan. The Boards of Directors of T2, Curaflex, HealthInfusion and Medisys have each approved of the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan as equity incentive programs which are intended to attract and retain the services of valuable and highly-qualified employees, non-employee directors and independent consultants. Under the Coram 1994 Stock Option/Stock Issuance Plan, up to an aggregate of 7,600,000 shares of Coram Common Stock will be available for issuance to officers, key employees and consultants in the service of Coram or any of its operating subsidiaries, including T2, Curaflex, HealthInfusion and Medisys after the Merger, and to the non-employee members of Coram's Board of Directors or the board of directors of any operating subsidiary. Under the Coram Employee Stock Purchase Plan, up to 300,000 shares of Coram Common Stock will be available for purchase by eligible employees of Coram and its operating subsidiaries through a payroll-deduction based stock purchase program. ACCORDINGLY, THE BOARDS OF T2, CURAFLEX, HEALTHINFUSION, AND MEDISYS RECOMMEND APPROVAL OF THE CORAM 1994 STOCK OPTION/STOCK ISSUANCE PLAN AND APPROVAL OF THE CORAM EMPLOYEE STOCK PURCHASE PLAN.


OPINIONS OF FINANCIAL ADVISORS


     Kidder, Peabody delivered its oral opinion to the T2 Board of Directors on February 1, 1994, which it confirmed on February 6, 1994 (and which it subsequently confirmed in writing), to the effect that, as of the date of such opinion, the T2 Exchange Ratio was fair, from a financial point of view, to the holders of shares of T2 Common Stock. In connection with its opinion, Kidder, Peabody reviewed, among other things, the Merger Agreement and, in connection with its written opinion dated June 2, 1994, the Proxy Statement/Prospectus as filed with the Commission. Kidder, Peabody also reviewed certain financial and other information with respect to T2, Curaflex, HealthInfusion and Medisys (collectively, the "Companies") that was publicly available or furnished to Kidder, Peabody by or on behalf of the Companies, including certain internal financial analyses, financial forecasts, reports and other information prepared by the Companies' respective managements and representatives. Kidder, Peabody held discussions with the managements and representatives of the Companies concerning the Companies' respective historical and current operations, financial condition and prospects as well as the strategic and operating benefits anticipated from the Merger. In addition, Kidder, Peabody: (i) reviewed the prices and trading histories of the common stock of each of the Companies and compared such prices and trading histories with those of publicly traded companies it deemed relevant for the purposes of its opinion; (ii) compared the financial positions and operating results of each of the Companies with those of publicly traded companies it deemed relevant for purposes of its opinion; (iii) compared certain financial terms of the Merger to certain financial terms of selected business combinations it deemed relevant for purposes of its opinion;
(iv) reviewed the potential pro forma financial effects of the Merger on T2; and
(v) conducted such other financial studies, analyses and investigations and reviewed such other factors as it deemed appropriate for purposes of its opinion. A copy of Kidder, Peabody's written opinion dated June 2, 1994, which sets forth the assumptions made, procedures followed, matters considered, limitations on and the scope of the review by Kidder, Peabody in rendering its opinion, is attached to this Joint Proxy Statement/Prospectus as Appendix F and should be read carefully by stockholders in its entirety. See "Background of the Merger -- Opinion of Kidder, Peabody."



     Smith Barney Inc. ("Smith Barney") has delivered to the Board of Directors of Curaflex its written opinion, dated February 6, 1994, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Curaflex Exchange Ratio was fair, from a financial point of view, to the holders of Curaflex Common Stock. In arriving at its opinion, Smith Barney (i) reviewed the Merger Agreement, (ii) held discussions with certain senior officers, directors or other representatives and advisors of the constituent companies concerning the constituent companies' respective businesses, operations and prospects, (iii) examined certain publicly available business and financial information relating to the constituent companies as well as certain financial forecasts provided to Smith Barney by the respective managements of the constituent companies, including information relating to certain strategic implications and operational benefits anticipated from the Merger, (iv) considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered comparable to the Merger, (v) analyzed certain financial and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered comparable to the operations of the constituent companies, (vi) evaluated the pro forma financial impact of the Merger and (vii) performed such other financial analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed necessary. A copy of Smith Barney's opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Appendix C and should be read carefully by stockholders in its entirety. See "Background of The Merger--Opinion of Smith Barney."


     Hambrecht & Quist Incorporated ("Hambrecht & Quist") has delivered to the Board of Directors of HealthInfusion its written opinion, dated February 6, 1994, to the effect that, as of the date of such opinion and based upon and subject to certain matters as stated therein, the consideration to be received by the HealthInfusion shareholders pursuant to the Merger is fair to such shareholders from a financial point of view. A copy of Hambrecht & Quist's opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Appendix D and should be read carefully by shareholders in its entirety. In arriving at its opinion, Hambrecht & Quist (i) reviewed certain financial data of HealthInfusion, (ii) held discussions with certain members of management of HealthInfusion, (iii) reviewed certain publicly available financial information of Curaflex, Medisys and T2, (iv) reviewed reported prices and trading activity of the stock of HealthInfusion, T2, Curaflex and Medisys, (v) reviewed the Merger Agreement, and (vi) performed such other analyses and examinations and considered such other information as Hambrecht & Quist deemed relevant. See "Background of The Merger -- Opinion of Hambrecht & Quist."

     Piper Jaffray Inc. ("Piper Jaffray") has delivered to the Board of Directors of Medisys its written opinion, dated February 4, 1994, to the effect that, as of the date of such opinion and based upon and subject to certain matters as stated therein, the consideration to be received by the Medisys stockholders pursuant to the Merger is fair to such stockholders from a financial point of view. In arriving at its opinion, Piper Jaffray reviewed and analyzed, among other things, (i) a draft of the Merger Agreement dated February 1, 1994; (ii) certain financial and securities data of Medisys, Curaflex, HealthInfusion, T2 and companies deemed similar to such companies or representative of the business sector in which such companies operate (although none of these comparable companies had characteristics identical to Medisys, Curaflex, HealthInfusion, or T2); (iii) to the extent publicly available, the financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which Medisys operates (although none of the transactions involved companies identical to Medisys);
(iv) publicly available information relating to Medisys, Curaflex, HealthInfusion and T2; and (v) Medisys', Curaflex's, HealthInfusion's and T2's internally prepared projections for fiscal 1993 and 1994. In addition, Piper Jaffray had discussions with members of management of each of the four companies concerning their respective financial condition, current operating results and business outlook, including potential operating efficiencies and synergistic values which may arise from the Merger. A copy of Piper Jaffray's opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Appendix E and should be read carefully by stockholders in its entirety. See "Background of The Merger -- Opinion of Piper Jaffray."


MEETINGS OF THE STOCKHOLDERS


     A Special Meeting of the Stockholders of T2 will be held at 10:00 a.m., local time, on July 8, 1994, at The Westin Hotel, 13340 Dallas Parkway, Dallas, Texas.



     A Special Meeting of the Stockholders of Curaflex will be held at 9:00 a.m., local time, on July 8, 1994, at One Lakeshore Centre, 3281 Guasti Road, Suite 700, Ontario, California.



     A Special Meeting of the Stockholders of HealthInfusion will be held at 10:00 a.m., local time, on July 8, 1994, at the Miami Hilton Airport Hotel and Marina, 5101 Blue Lagoon Drive, Miami, Florida.



     A Special Meeting of the Stockholders of Medisys will be held at 11:00 a.m., local time, on July 8, 1994, at the Holiday Inn International Airport, Three Appletree Square, Bloomington, Minnesota.


     At the Special Meetings, stockholders of the respective corporations will be asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby. A copy of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix A. The stockholders will also be asked to consider and vote upon the proposal to approve the implementation of the Coram 1994 Stock Option/Stock Issuance Plan and the proposal to approve the implementation of the Coram Employee Stock Purchase Plan. The principal provisions of the 1994 Stock Option/Stock Issuance Plan are described in the section below entitled "Proposal No. 2: Approval of Coram Healthcare Corporation 1994 Stock Option/Stock Issuance Plan." The principal features of the Employee Stock Purchase Plan are described in the section below entitled "Proposal No. 3: Approval of Coram Healthcare Corporation Employee Stock Purchase Plan."

     All shares of common stock, par value $0.01 per share, of T2 ("T2 Common Stock"), common stock, par value $0.001 per share, of Curaflex ("Curaflex Common Stock"), common stock, par value $0.01 per share, of HealthInfusion ("HealthInfusion Common Stock"), and common stock, par value $0.01 per share, of Medisys ("Medisys Common Stock") represented by properly executed proxies will be voted at the appropriate Special Meeting in accordance with the directions on the proxies, unless such proxies have been previously revoked. If no direction is indicated, the shares will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby, FOR approval of the 1994 Stock Option/Stock Issuance Plan and FOR approval of the Employee Stock Purchase Plan. Any T2, Curaflex, HealthInfusion or Medisys stockholder giving a proxy may revoke his or her proxy at any time before its exercise at the appropriate Special Meeting by (1) giving written notice of such revocation to the Secretary of T2, Curaflex, HealthInfusion or Medisys, as the case may be, or (2) signing and delivering to such Secretary a proxy bearing a later date. However, the mere presence at a given Special Meeting of a T2, Curaflex, HealthInfusion or Medisys stockholder who has delivered a valid proxy will not of itself revoke that proxy. See "The T2 Special
Meeting -- Proxies: Voting and Revocation," "The Curaflex Special
Meeting -- Proxies: Voting and Revocation," "The HealthInfusion Special
Meeting -- Proxies: Voting and Revocation" and "The Medisys Special
Meeting -- Proxies: Voting and Revocation."

RECORD DATE AND VOTE REQUIRED


     The record date for stockholders of each of T2, HealthInfusion and Medisys entitled to vote at the appropriate Special Meeting is May 12, 1994. The record date for stockholders of Curaflex entitled to vote at the Curaflex Special Meeting is May 25, 1994.



     The Delaware General Corporation Law (the "DGCL") requires approval of the Merger Agreement by holders of a majority of the outstanding shares of each of T2 Common Stock, Curaflex Common Stock and Medisys Common Stock. In addition, the Florida Business Corporation Act (the "FBCA") requires approval of the Merger Agreement by holders of a majority of the outstanding shares of HealthInfusion Common Stock. In each case, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement. If the stockholders of any one or more of the constituent companies fail to approve the Merger Agreement and the transactions contemplated thereby, as required, the Merger will not be consummated.


     The DGCL also requires the affirmative vote of a majority of the issued and outstanding shares of common stock of each of T2 Acquisition, CHS Acquisition and MI Acquisition for approval of the Merger Agreement, and the FBCA requires the affirmative vote of a majority of the issued and outstanding shares of common stock of HII Acquisition for approval of the Merger Agreement. Coram, as owner of all such outstanding shares, has voted such shares to approve the Merger Agreement.

     The DGCL requires the affirmative vote of the majority of shares present in person or represented by proxy at the respective shareholder meetings for T2, Curaflex and Medisys, for approval by each respective company of the Coram 1994 Stock Option/Stock Issuance Plan and the Employee Stock Purchase Plan. The FBCA requires that the votes cast by the holders of shares represented and entitled to vote favoring the plans must exceed the votes cast opposing the plans for approval by HealthInfusion of the Coram 1994 Stock Option/Stock Issuance Plan and the Employee Stock Purchase Plan.


     As of April 30, 1994, (1) the current directors and officers of T2 and their respective affiliates held 433,915 shares of T2 Common Stock, exclusive of options and warrants to purchase T2 Common Stock, representing approximately 1% of the outstanding shares of T2 Common Stock, (2) the directors and officers of Curaflex and their respective affiliates held 2,767,917 shares of Curaflex Common Stock, exclusive of options and warrants to purchase Curaflex Common Stock, representing approximately 18.5% of the outstanding shares of Curaflex Common Stock, (3) the directors and officers of HealthInfusion and their respective affiliates held 2,933,618 shares of HeathInfusion Common Stock, exclusive of options and warrants to purchase HealthInfusion Common Stock, representing approximately 29.5% of the outstanding shares of HeathInfusion Common Stock and (4) the directors and officers of Medisys and their respective affiliates held 4,106,302 shares of Medisys Common Stock, exclusive of options and warrants to purchase Medisys Common Stock, representing approximately 32.3% of the outstanding shares of Medisys Common Stock. All such directors and officers have indicated their intention to vote in favor of the Merger.


EXCHANGE OF STOCK CERTIFICATES

     Promptly after consummation of the Merger, Bank of Boston, or such other bank or trust company designated by Coram (the "Exchange Agent"), will mail written transmittal materials concerning exchange of stock certificates to each record holder of outstanding shares of T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock. The transmittal materials will contain instructions with respect to the proper method of surrender of certificates formerly representing shares of T2, Curaflex, HealthInfusion or Medisys in exchange for certificates representing shares of Coram Common Stock. Upon surrender to the Exchange Agent by a T2, Curaflex, HealthInfusion or Medisys stockholder of certificates formerly representing shares of T2, Curaflex, HealthInfusion or Medisys Common Stock for cancellation, together with properly completed transmittal materials, such stockholder will be entitled to receive a certificate representing the number of whole shares of Coram Common Stock into which the stockholder's shares of T2, Curaflex, HealthInfusion or Medisys Common Stock have been converted and a check for cash in lieu of the issuance of any fractional share of Coram Common Stock. Former T2, Curaflex, HealthInfusion or Medisys stockholders will not be entitled to receive interest on any such cash to be received in the Merger. See "The Merger -- Exchange of Stock Certificates" and "-- Payment in Lieu of Fractional Shares."

GOVERNMENT AND REGULATORY APPROVALS

     T2, Curaflex, HealthInfusion and Medisys filed pre-merger notification forms with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The required waiting period expired on April 9, 1994. The companies are not aware of any other material federal or state regulatory approvals required to be obtained in order to consummate the Merger. See "The Merger -- Government and Regulatory Approvals."

FEDERAL INCOME TAX CONSIDERATIONS

     Each of the four mergers included in the Merger is intended to be a reorganization for Federal income tax purposes, and consummation of the Merger is conditioned upon the receipt of opinions to that effect from (1) counsel to T2, (2) counsel to Curaflex, (3) outside accountants to HealthInfusion and (4) counsel to Medisys, as described in "The Merger -- Federal Income Tax Considerations." Subject to the limitations set forth therein, stockholders of T2, Curaflex, HealthInfusion and Medisys generally will recognize no gain or loss for Federal income tax purposes as a result of their exchange of T2, Curaflex, HealthInfusion and Medisys Common Stock for Coram Common Stock in the Merger, except to the extent that such stockholders receive cash in lieu of fractional shares or HealthInfusion shareholders exercise their right to dissent.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a pooling of interests for accounting and financial reporting purposes.

     In order to ensure that the Merger will be treated as a pooling of interests for accounting purposes, a condition to the consummation of the Merger is that the total cash paid in the Merger on account of fractional shares and dissenting shares may not exceed 10% of the value of the Coram Common Stock issuable in exchange for T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock at the Effective Time of the Merger. See "The Merger -- Accounting Treatment."

HEALTHINFUSION SHAREHOLDERS' RIGHT TO DISSENT

     Pursuant to the FBCA, any shareholder of record of shares of HealthInfusion Common Stock who does not desire to have such shares converted into shares of Coram Common Stock pursuant to the Merger Agreement and who has made written demand prior to the vote of HealthInfusion shareholders on the Merger at the HealthInfusion Special Meeting may dissent from the Merger and elect to have the fair value of such shareholder's shares of HealthInfusion Common Stock (excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable) judicially determined and paid to the shareholder in cash, provided that the shareholder complies with the provisions of Section 607.1320 of the FBCA. If any shareholder of record of shares of HealthInfusion Common Stock elects to exercise the right to dissent from the Merger and demand appraisal, such shareholder of record must deliver a written demand for appraisal of the shareholder's shares to HealthInfusion prior to the taking of the vote on the Merger at the HealthInfusion Special Meeting. This written demand must reasonably inform HealthInfusion of the identity of the shareholder of record and that the shareholder thereby demands the appraisal of the shareholder's shares. Any shareholder choosing to exercise his or her right to dissent may not vote such shares in favor of the Merger. The failure of any dissenting shareholder to follow the appropriate procedure will result in the termination or waiver of that shareholder's right to dissent. See "The
Merger -- HealthInfusion Shareholders' Right to Dissent."

COMMON STOCK MARKET PRICES AND PER SHARE DATA

     Currently, each of Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock is quoted on The Nasdaq National Market and T2 Common Stock is listed and traded on the New York Stock Echange (the "NYSE"). Curaflex has been quoted on The Nasdaq National Market under the symbol CFLX since its initial public offering on March 19, 1992. HealthInfusion has been quoted on The Nasdaq National Market under the symbol HINF since it became public on May 23, 1990. On April 25, 1991, Medisys completed a merger with a publicly held company and, as a result, Medisys Common Stock began trading in the over-the-counter market. From June 6, 1991, through December 10, 1991, bid and asked prices for Medisys Common Stock were quoted on the National Association of Securities Dealers Automated Quotation System under the symbol MEDS. Since December 11, 1991, Medisys Common Stock has traded on The Nasdaq National Market. T2 Common Stock has been listed and traded on the NYSE under the symbol "TSQ" since August 14, 1992; prior to that time, T2 Common Stock was quoted on The Nasdaq National Market.

     The following table sets forth, for the calendar periods indicated, (1) the high and low closing bid quotations for Medisys Common Stock prior to December 11, 1991 (as reported by Metro Data Company for periods prior to June 6, 1991 and the National Association of Securities Dealers, Inc. thereafter) and from and after December 11, 1991, on The Nasdaq National Market, (2) the high and low sales prices per share for Curaflex Common Stock and HealthInfusion Common Stock, from and after December 11, 1991, Medisys Common Stock and, prior to August 14, 1992, T2 Common Stock on The Nasdaq National Market and (3) the high and low sales prices per share for T2 Common Stock prior to August 14, 1992 on The Nasdaq National Market and from and after August 14, 1992, on the NYSE. All price data for HealthInfusion Common Stock has been restated for the 50% stock dividend (treated as a stock split) paid to HealthInfusion stockholders of record on November 29, 1991. Medisys Common Stock quotations prior to December 11, 1991, represent bid prices between dealers, do not include retail mark-ups, mark downs or commissions and do not necessarily represent actual transactions. See "Price Range of Common Stock -- Market for T2 Common Stock and Related Stockholder Matters," "-- Market for Curaflex Common Stock and Related Stockholder Matters," "-- Market for HealthInfusion Common Stock and Related Stockholder Matters" and "-- Market for Medisys Common Stock and Related Stockholder Matters."

      1991                                                      HIGH       LOW
      ----                                                     ------     ------
Fourth Quarter:      T2                                        $57.75     $29.50
                     HealthInfusion                            $27.00     $12.83
                     Medisys(1)                                $ 8.50     $ 6.13

      1992
      ----
First Quarter:       T2                                        $67.25     $40.75
                     Curaflex(2)                               $14.75     $13.00
                     HealthInfusion                            $28.00     $17.50
                     Medisys                                   $11.75     $ 7.50
Second Quarter:      T2                                        $43.13     $19.88
                     Curaflex                                  $14.50     $ 9.50
                     HealthInfusion                            $19.25     $10.00
                     Medisys                                   $ 8.75     $ 6.25
Third Quarter:       T2(3)                                     $31.13     $18.25
                     Curaflex                                  $11.50     $ 7.50
                     HealthInfusion                            $13.75     $ 8.75
                     Medisys                                   $ 8.75     $ 6.00
Fourth Quarter:      T2                                        $27.25     $18.88
                     Curaflex                                  $ 8.50     $ 4.25
                     HealthInfusion                            $12.50     $ 7.50
                     Medisys                                   $ 7.13     $ 4.75

      1993
      ----
First Quarter:       T2                                        $25.75     $15.13
                     Curaflex                                  $ 9.50     $ 5.63
                     HealthInfusion                            $11.75     $ 7.25
                     Medisys                                   $ 7.00     $ 4.13
Second Quarter:      T2                                        $16.88     $10.00
                     Curaflex                                  $ 6.75     $ 4.75
                     HealthInfusion                            $ 9.50     $ 6.38
                     Medisys                                   $ 4.75     $ 3.13
Third Quarter:       T2                                        $16.75     $ 5.50
                     Curaflex                                  $ 7.00     $ 5.06
                     HealthInfusion                            $ 7.63     $ 5.50
                     Medisys                                   $ 5.75     $ 3.63
Fourth Quarter:      T2                                        $ 7.88     $ 6.00
                     Curaflex                                  $ 7.00     $ 4.88
                     HealthInfusion                            $ 8.13     $ 5.75
                     Medisys                                   $ 5.75     $ 3.00


      1994
      ----
First Quarter:       T2                                        $10.88     $ 7.25
                     Curaflex                                  $ 6.13     $ 3.88
                     HealthInfusion                            $ 7.38     $ 5.50
                     Medisys                                   $ 4.06     $ 2.94
Second Quarter:      T2                                        $11.63     $ 8.75
(to May 25,          Curaflex                                  $ 5.50     $ 4.25
  1994)              HealthInfusion                            $ 7.63     $ 5.86
                     Medisys                                   $ 4.00     $ 2.88


- ---------------

(1) Data for Medisys Common Stock for Fourth Quarter 1991 represent (a) the greater of the high closing bid quotation prior to December 11, 1991, and the high sales price per share from and after December 11, 1991, and (b) the lesser of the low closing bid quotation prior to December 11, 1991, and the low sales price per share from and after December 11, 1991.

(2) Data for Curaflex Common Stock for First Quarter 1992 includes trading data from and after March 19, 1992, the date of Curaflex's initial public offering at $13.00 per share, through March 31, 1992.

(3) Data for T2 Common Stock for calendar Third Quarter 1992 represents (a) the greater of the high sales price per share on The Nasdaq National Market prior to August 14, 1992 and on the NYSE thereafter and (b) the lesser of the low sales price per share on The Nasdaq National Market prior to August 14, 1992 and on the NYSE thereafter.


     The following table sets forth the closing price per share of T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock as reported on The Nasdaq National Market or the NYSE, as applicable, on February 4, 1994 (the date preceding public announcement of the proposed Merger), and on May 25, 1994. Stockholders are encouraged to obtain current quotations for the market prices of T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock before voting on this Merger.



                                                                        HEALTH-
                                                  T2       CURAFLEX     INFUSION     MEDISYS
                                                COMMON      COMMON       COMMON      COMMON
              DATE                              STOCK       STOCK        STOCK        STOCK
              ----                              ------     --------     --------     -------
        February 4, 1994......................  $ 7.88      $ 5.69       $ 7.00       $3.56
        May 25, 1994..........................  $11.125     $ 5.13       $ 7.25       $3.69



     The following table presents selected pro forma data per share of Coram Common Stock, historical per common share data for T2, Curaflex, HealthInfusion and Medisys, and equivalent pro forma data per share of each of T2, Curaflex, HealthInfusion and Medisys Common Stock after giving effect to the Merger on a pooling of interests accounting basis, assuming the Merger had been effective during all the periods presented.

The pro forma equivalent data are based on the respective pro forma amounts per share of T2 Common Stock multiplied by 0.630, Curaflex Common Stock multiplied by 0.333, HealthInfusion Common Stock multiplied by 0.447 and Medisys Common Stock multiplied by 0.243, each representing the fraction of a share of Coram Common Stock issuable in exchange for one share of T2, Curaflex, HealthInfusion and Medisys Common Stock, respectively, in the Merger. This data should be read in conjunction with the financial statements and other financial and pro forma financial information with respect to Coram, T2, Curaflex, HealthInfusion and Medisys included elsewhere in this Joint Proxy Statement/Prospectus. Neither HealthInfusion nor Medisys has paid any cash dividends with respect to its Common Stock. Curaflex has not paid any cash dividends with respect to Curaflex Common Stock during the periods presented. However, Clinical Homecare Ltd., with which Curaflex consummated a stock-for-stock merger in March, 1993, accounted for as a pooling of interests, paid dividends of $.31, $.75 and $.13 per share on its redeemable preferred stock in 1991, 1992 and 1993, respectively. In the event the Merger is not consummated, Curaflex does not anticipate that any dividends will be paid on Curaflex Common Stock in the foreseeable future. Prior to September 1992, T2 did not pay dividends on a regular basis. Since then, T2 has paid regular quarterly dividends of $.025 per share, and T2 intends to continue paying dividends in the event that the Merger is not consummated. T2's continued payment of regular quarterly dividends if the Merger is not consummated, will, however, depend upon the consideration of factors including, but not limited to, the earnings and financial condition of T2, considered relevant by T2's Board of Directors. Coram has no present intention to pay dividends with respect to Coram Common Stock.


                                             T2                   CURAFLEX             HEALTHINFUSION              MEDISYS
                           CORAM    ---------------------   ---------------------   ---------------------   ---------------------
                           ------              EQUIVALENT              EQUIVALENT              EQUIVALENT              EQUIVALENT
                            PRO                   PRO                     PRO                     PRO                     PRO
                           FORMA    REPORTED     FORMA      REPORTED     FORMA      REPORTED     FORMA      REPORTED     FORMA
                           ------   --------   ----------   --------   ----------   --------   ----------   --------   ----------
Book value per share of
 common stock at March
 31, 1994................  $11.29    $ 7.15      $ 7.11      $ 4.46      $ 3.76      $ 5.62      $ 5.05      $ 2.43      $ 2.74
Fully-diluted earnings
  (loss) per share from
  continuing operations
  for the years ended
  December 31, 1991, 1992
  and 1993 and the three
  months ended March 31,
  1994(1)
    1994.................     .09       .08         .06        (.11)        .03         .10         .04         .02         .02
    1993.................     .89      1.02         .56        (.60)        .30         .12         .40         .05         .22
    1992.................    1.82      1.60        1.14        (.08)        .60         .65         .81         .15         .44
    1991.................    1.38      1.16         .87         .22         .46         .51         .62         .16         .34


- ---------------

(1) The information with respect to T2 is for the fiscal years ended September 30, 1993, 1992 and 1991.

LISTING OF CORAM COMMON STOCK AND DELISTING OF T2, CURAFLEX, HEALTHINFUSION AND MEDISYS COMMON STOCK

     Application has been made to list Coram Common Stock on the New York Stock Exchange (the "NYSE") under the symbol "CRH."

     Following consummation of the Merger, the Common Stock of Curaflex, HealthInfusion and Medisys will be delisted from The Nasdaq National Market and the T2 Common Stock will be delisted from the NYSE.

          UNAUDITED SUMMARY PRO FORMA SELECTED FINANCIAL DATA OF CORAM


     The following unaudited summary pro forma financial data presents unaudited summary pro forma selected operations data for the fiscal years ended December 31, 1991, 1992 and 1993, and the three months ended March 31, 1993 and 1994, after giving effect to the Merger of T2, Curaflex, HealthInfusion and Medisys into Coram as if the Merger were consummated on January 1, 1991, and unaudited pro forma selected balance sheet data at March 31, 1994, giving effect to the Merger as if the Merger were consummated on that date, using the pooling-of-interests method of accounting. The unaudited summary pro forma selected operations data for the year ended December 31, 1993 have been adjusted to give effect to acquisitions which were completed during 1993 as if those acquisitions had occurred on January 1, 1993.


     The following unaudited pro forma condensed combined financial data are provided for comparative purposes only and should be read in conjunction with the condensed combined unaudited pro forma condensed combined financial statements and notes thereto, the audited consolidated financial statements of T2 and the related notes thereto incorporated by reference herein, the audited consolidated financial statements of Curaflex and the related notes thereto contained elsewhere herein, the audited consolidated financial statements of HealthInfusion and the related notes thereto contained elsewhere herein and the audited consolidated financial statements of Medisys and the related notes thereto contained elsewhere herein. The following unaudited pro forma condensed combined financial data do not purport to be indicative of the results that actually would have occurred if the Merger and acquisitions had been consummated on the dates indicated or which may be obtained in the future.

                          CORAM HEALTHCARE CORPORATION

              UNAUDITED SUMMARY PRO FORMA SELECTED OPERATIONS DATA


                                                                                                    THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                   ------------------------------------------   ---------------------------
                                                       1991           1992           1993           1993           1994
                                                   ------------   ------------   ------------   ------------   ------------
Net revenue......................................  $275,363,300   $399,482,000   $475,956,900   $113,415,600   $113,064,800
Cost of revenue..................................   137,246,000    201,912,400    272,409,900     62,602,200     73,335,700
                                                   ------------   ------------   ------------   ------------   ------------
    Gross margin.................................   138,117,300    197,569,600    203,547,000     50,813,400     39,729,100
Selling, general and administrative expense......    52,744,000     68,380,500     96,201,700     20,455,500     25,890,000
Provision for estimated uncollectable accounts
  receivable.....................................    14,135,000     19,621,400     35,555,700      8,771,500      4,731,900
Merger expense...................................            --             --      2,868,100      2,310,000             --
Restructuring charge.............................            --      2,385,300      1,600,100      1,600,000             --
                                                   ------------   ------------   ------------   ------------   ------------
    Operating income (loss)......................    71,238,300    107,182,400     67,321,400     17,676,400      9,107,200
Interest income..................................     3,477,900      4,819,900      4,043,000      1,136,200        715,200
Interest expense.................................    (4,131,300)    (3,158,000)    (4,578,700)      (796,400)    (1,167,500)
Other income.....................................       494,200        763,500      6,782,700       (206,400)        76,700
Minority interest in net income of consolidated
  joint ventures.................................      (913,600)    (3,371,800)    (8,748,300)    (1,679,900)    (2,406,500)
Equity in net income of unconsolidated joint
  venture........................................     1,325,200      2,734,200      1,364,900        137,800        274,900
                                                   ------------   ------------   ------------   ------------   ------------
    Income from continuing operations before
      taxes and extraordinary items..............    71,490,700    108,970,200     66,185,000     16,267,700      6,600,000
Provision for income taxes.......................    28,066,600     42,413,200     32,271,400      6,624,400      3,026,800
                                                   ------------   ------------   ------------   ------------   ------------
    Net income from continuing operations before
      extraordinary items........................  $ 43,424,100   $ 66,557,000   $ 33,913,600   $  9,643,300   $  3,573,200
                                                    ===========    ===========    ===========    ===========    ===========
Primary income per common share from continuing
  operations before extraordinary items..........  $       1.39   $       1.85   $       0.89   $       0.26   $       0.09
                                                    ===========    ===========    ===========    ===========    ===========
Fully diluted income per common share from
  continuing operations before extraordinary
  items..........................................  $       1.38   $       1.82   $       0.89   $       0.26   $       0.09
                                                    ===========    ===========    ===========    ===========    ===========
Weighted average common and common equivalent
  shares outstanding used in primary per share
  calculation....................................    31,242,500     35,976,800     38,097,300     37,294,400     38,616,700
                                                    ===========    ===========    ===========    ===========    ===========
Weighted average common equivalent shares
  outstanding used in fully diluted per share
  calculation....................................    31,609,600     36,880,500     38,273,700     37,935,200     38,687,200
                                                    ===========    ===========    ===========    ===========    ===========


            UNAUDITED SUMMARY PRO FORMA SELECTED BALANCE SHEET DATA

                                                                                       DECEMBER 31,      MARCH 31,
                                                                                           1993             1994
                                                                                       ------------     ------------
Total current assets.................................................................  $188,882,500     $198,384,500
Working capital......................................................................   103,944,400       95,829,200
Goodwill, net........................................................................   294,118,300      294,635,500
Total assets.........................................................................   551,673,100      562,542,400
Total long-term debt, less current portion...........................................    32,724,700       16,096,000
Total stockholders' equity...........................................................   424,872,200      433,878,900

                             SUMMARY FINANCIAL DATA


     The following tables set forth selected consolidated historical financial data for T2, Curaflex, HealthInfusion and Medisys. The data have been derived in part from, and should be read in conjunction with, the consolidated financial statements and notes thereto and other financial information with respect to T2, Curaflex, HealthInfusion and Medisys incorporated by reference into or set forth elsewhere in this Joint Proxy Statement/Prospectus, and such data are qualified in their entirety by reference thereto. In the case of T2, the income statement data for each of the five years in the period ended September 30, 1993 and the balance sheet data at September 30, 1992 and 1993 are derived from the consolidated financial statements of T2 which have been audited by Deloitte & Touche, independent auditors, and are incorporated by reference in this Joint Proxy Statement/Prospectus and all adjustments (comprising only normal recurring accruals) that management believes necessary for a fair presentation of the data for the six-month periods ended March 31, 1993 and 1994 have been included. T2's data for such six-month periods are unaudited, and are not necessarily indicative of the results to be expected for the entire year.


                 T2 SELECTED CONSOLIDATED FINANCIAL INFORMATION


                                                                                                          SIX MONTHS ENDED
                                                    YEAR ENDED SEPTEMBER 30,                                 MARCH 31,
                              --------------------------------------------------------------------   --------------------------
                                  1989          1990          1991          1992          1993           1993          1994
                              ------------  ------------  ------------  ------------  ------------   ------------  ------------
INCOME STATEMENT DATA(1)
Revenues:
  Home infusion therapy...... $ 53,739,100  $ 85,665,017  $146,463,372  $200,350,400  $182,907,508   $100,281,154  $73,010,728
  IntraCare..................         --       5,228,497    17,631,273    37,896,665    45,430,079     22,021,567   21,056,525
  Lithotripsy................         --            --         900,150     6,208,463    35,429,827     12,283,779   23,764,529
  Other......................    2,958,647     2,745,684     7,415,868     6,488,223     9,431,667      4,856,806    4,041,082
                              ------------  ------------  ------------  ------------  ------------   ------------  ------------
        Total revenues.......   56,697,747    93,639,198   172,410,663   250,943,751   273,199,081    139,443,306  121,872,869
Costs and expenses:
  Costs of revenues..........   29,352,135    50,143,506    85,400,369   120,722,394   147,550,081     68,839,826   75,136,471
  Selling, general and
    administrative...........    6,350,574     9,092,800    15,380,367    19,905,682    29,896,015     13,545,407   15,869,702
  Provision for doubtful
    accounts.................    2,696,808     4,732,131     9,742,377    12,139,284    23,273,759     14,999,547    4,762,190
  Amortization of
    intangibles..............    1,091,060     1,841,598     2,511,845     3,276,102     4,518,614      2,061,110    2,497,824
                              ------------  ------------  ------------  ------------  ------------   ------------  ------------
        Total costs and
          expenses...........   39,490,577    65,810,035   113,034,958   156,043,462   205,238,469     99,445,890   98,266,187
                              ------------  ------------  ------------  ------------  ------------   ------------  ------------
        Income from
          operations.........   17,207,170    27,829,163    59,375,705    94,900,289    67,960,612     39,997,416   23,606,682
  Other income (expense) --
    net......................   (1,442,928)      555,139     1,600,439     4,718,193     8,683,918      1,502,487    1,660,763
                              ------------  ------------  ------------  ------------  ------------   ------------  ------------
        Income before
          provision for
          income taxes and
          minority
          interest...........   15,764,242    28,384,302    60,976,144    99,618,482    76,644,530     41,499,903   25,267,445
  Provision for income
    taxes....................    4,883,547     9,131,475    18,629,791    32,313,721    27,519,489     14,105,935    8,867,073
  Minority interest in income
    of subsidiaries..........         --            --         595,371     2,346,040     7,657,477      3,022,638    4,998,584
                              ------------  ------------  ------------  ------------  ------------   ------------  ------------
        Net income........... $ 10,880,695  $ 19,252,827  $ 41,750,982  $ 64,958,721  $ 41,467,564   $ 24,371,330  $11,401,788
                              ============  ============  ============  ============  ============   ============  ============
  Net income per common and
    common equivalent
    share.................... $        .48  $        .66  $       1.16  $       1.60  $       1.02   $        .60  $       .28
                              ============  ============  ============  ============  ============   ============  ============
  Weighted average common and
    common equivalent shares
    outstanding..............   22,584,358    29,016,979    36,109,915    40,659,803    40,675,003     40,582,233   40,955,308
                              ============  ============  ============  ============  ============   ============  ============
  Cash dividends per common
    share.................... $       --    $       --    $       --    $       .025  $        .10   $       .050  $      .050
                              ============  ============  ============  ============  ============   ============  ============



                                                         SEPTEMBER 30,
                              --------------------------------------------------------------------           MARCH 31,
                                  1989          1990          1991          1992          1993                  1994
                              ------------  ------------  ------------  ------------  ------------   --------------------------
BALANCE SHEET DATA(1)
Total assets................. $ 79,204,619  $156,043,471  $212,327,977  $283,516,698  $328,947,054          $323,135,371
Long-term debt, obligations
  under capital leases and
  other long-term
  liability..................   23,308,972    11,383,962     7,418,005     5,731,581     4,530,416           3,403,728
Total stockholders' equity...   44,845,791   131,830,511   168,911,639   246,292,099   281,460,876          294,201,043


- ---------------

(1) Restated to reflect pooling of interests combinations. See Note 14 to the Notes to Consolidated Financial Statements of T2 Medical, Inc. incorporated herein by reference.

                  CURAFLEX CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                           THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                            MARCH 31,
                                            ---------------------------------------------------------     ---------------------
                                              1989        1990        1991        1992        1993          1993        1994
                                            ---------   ---------   ---------   ---------   ---------     ---------   ---------
STATEMENT OF OPERATIONS:(1)
  Net revenue.............................  $  11,491   $  33,221   $  60,081   $  75,127   $  89,152     $  20,595   $  24,974
  Gross margin............................      3,047      16,176      31,752      38,025      36,111         9,447       9,195
  Operating income (loss).................     (9,208)     (3,852)      2,767        (738)     (7,654)       (2,692)     (1,130)
  Income (loss) from continuing
    operations............................    (10,469)     (5,030)      1,492        (875)     (8,439)       (1,903)     (1,591)
  Discontinued operations income (loss)...     (5,194)        256          --          --          --            --          --
  Extraordinary items.....................         25         707         457          --          --            --          --
  Cumulative effect of accounting
    change................................         --          --          --          --        (176)         (176)         --
                                            ---------   ---------   ---------   ---------   ---------     ---------   ---------
  Net income (loss).......................  $ (15,638)  $  (4,067)  $   1,949   $    (875)  $  (8,615)    $  (2,079)  $  (1,591)
                                             ========    ========    ========    ========    ========      ========    ========
  Net income (loss) per common share from
    continuing operations.................  $   (2.81)  $   (1.17)  $    0.17   $   (0.08)  $   (0.59)    $   (0.15)  $   (0.11)
                                             ========    ========    ========    ========    ========      ========    ========
  Net income (loss) per common share......  $   (4.20)  $   (0.95)  $    0.22   $   (0.08)  $   (0.60)    $   (0.16)  $   (0.11)
                                             ========    ========    ========    ========    ========      ========    ========
  Weighted average number of common and
    common equivalent shares
    outstanding...........................      3,724       4,292       9,010      10,799      14,258        12,600      14,986



                                                                    DECEMBER 31,
                                              ---------------------------------------------------------       MARCH 31,
                                                1989        1990        1991        1992        1993             1994
                                              ---------   ---------   ---------   ---------   ---------   ------------------
BALANCE SHEET DATA:(1)
  Cash and cash equivalents.................  $   1,546   $   2,502   $   3,369   $   1,528   $   3,888        $  2,856
  Working capital (deficit).................     (5,438)      7,587      13,662      38,047      18,119            (351)
  Total assets..............................     14,895      22,671      37,266      83,837     110,217         111,478
  Long-term obligations, less current
    portion, plus minority interest.........      7,466       1,133       1,096       9,347      21,651           5,473
  Redeemable preferred stock................     13,910      17,112      20,009          --          --              --
  Total common stockholders' equity
    (deficit)...............................    (22,349)     (6,163)       (532)     62,438      68,422          66,911


- ---------------


(1) In March 1993, Curaflex consummated a merger with Clinical Homecare Ltd. ("CHL"), which merger was accounted for as a pooling-of-interests. Accordingly, Curaflex's historical consolidated financial information has been restated to include the accounts and results of operations of CHL. In addition, the consolidated financial information includes results of operations from acquisitions made by Curaflex during the periods presented from the accounting effective date of each acquisition. See Note 2 to Curaflex's Consolidated Financial Statements appearing elsewhere in this Joint Proxy Statement/Prospectus. In 1993, Curaflex adopted the provisions of Statement of Financial Accounting Standards No. 109. As a result, the period ended December 31, 1993, reflects the cumulative effect of this accounting change.

           HEALTHINFUSION SELECTED CONSOLIDATED FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                                            THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                          MARCH 31,
                                -------------------------------------------------------     -------------------
                                 1989        1990        1991        1992        1993        1993        1994
                                -------     -------     -------     -------     -------     -------     -------
INCOME STATEMENT DATA:
Revenues......................  $ 5,807     $10,500     $29,248     $49,749     $56,682     $12,979     $16,374
Cost of revenues..............    2,320       4,783      16,240      29,323      36,666       8,303      10,961
                                -------     -------     -------     -------     -------     -------     -------
Operating profit..............    3,487       5,717      13,008      20,426      20,016       4,676       5,413
                                -------     -------     -------     -------     -------     -------     -------
Expenses
  Selling, general and
    administrative............      493       1,854       4,883       6,806       9,613       1,689       2,674
  Provision for bad debts.....      238         276         549       1,206       5,659         398         505
  Related party management
    fees......................       96          40          --          --          --          --          --
  Amortization of excess of
    cost over fair value of
    net assets acquired.......       --          --         296         758       1,052         234         301
                                -------     -------     -------     -------     -------     -------     -------
         Total expenses.......      827       2,170       5,728       8,770      16,324       2,321       3,480
                                -------     -------     -------     -------     -------     -------     -------
Income from operations........    2,660       3,547       7,280      11,656       3,692       2,355       1,933
                                -------     -------     -------     -------     -------     -------     -------
Other income (expense):
  Interest income.............       23         248         338          88          15           5          18
  Interest expense............      (18)        (87)       (609)       (858)     (1,046)       (241)       (361)
  Other income (expense),
    net.......................       --          --          --          --          --          --         (20)
  Business combination cost...       --         (75)         --          (9)         --          --          --
                                -------     -------     -------     -------     -------     -------     -------
         Total other income
           (expense)..........        5          86        (271)       (779)     (1,031)       (236)       (363)
                                -------     -------     -------     -------     -------     -------     -------
Income before income taxes and
  minority interest...........    2,665       3,633       7,009      10,877       2,661       2,119       1,570
Provision for income taxes or
  pro forma adjustment to
  reflect income taxes(1).....    1,016       1,356       2,696       4,287       1,387         861         764
                                -------     -------     -------     -------     -------     -------     -------
Income before minority
  interest....................    1,649       2,277       4,313       6,590       1,274       1,258         806
Minority interest.............        8        (103)        (72)       (268)       (154)        (11)        156
                                -------     -------     -------     -------     -------     -------     -------
Net income....................  $ 1,657     $ 2,174     $ 4,241     $ 6,322     $ 1,120     $ 1,247     $   962
                                =======     =======     =======     =======     =======     =======     =======
Net income per common share:
  Primary.....................  $   .33     $   .38     $   .54     $   .67     $   .12     $   .13     $   .10
                                =======     =======     =======     =======     =======     =======     =======
  Fully diluted...............  $   .33     $   .38     $   .51     $   .65     $   .12     $   .13     $   .10
                                =======     =======     =======     =======     =======     =======     =======
Weighted average common shares
  outstanding:
  Primary.....................    5,073       5,774       7,884       9,423       9,719       9,693      10,036
  Fully diluted...............    5,073       5,774       8,666      10,380       9,719      10,650      10,036



                                                              DECEMBER 31,
                                         -------------------------------------------------------     MARCH 31,
                                          1989        1990        1991        1992        1993         1994
                                         -------     -------     -------     -------     -------     ---------
BALANCE SHEET DATA:
Current assets.........................  $ 2,104     $ 9,376     $21,093     $26,165     $30,473      $34,319
Total assets...........................    2,582      10,943      41,477      65,813      81,331       85,819
Current liabilities....................    2,554       2,066       3,179      10,197      17,016       20,375
Long-term debt, net of current
  portion..............................       56         459       7,112       7,022       8,505        8,806
Total stockholders' equity (deficit)...     (120)      8,204      30,755      48,004      54,817       55,864


- ---------------

(1) HealthInfusion acquired Intracare, Inc. in May 1990. Prior to such acquisition, Intracare, Inc. was an S Corporation for income tax reporting purposes. Accordingly, taxable income was taxed directly to its shareholders. A pro forma adjustment to reflect income taxes at an estimated rate of 38% has been provided for periods presented prior to such acquisition.

    See "Business of HealthInfusion -- Background and Recent Developments" and the accompanying HealthInfusion financial statements for a discussion of business combinations.

              MEDISYS SELECTED CONSOLIDATED FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                                            THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                   MARCH 31,
                                           ---------------------------------------------   --------------------
                                            1989     1990     1991      1992      1993       1993        1994
                                           ------   ------   -------   -------   -------   --------    --------
OPERATIONS DATA(1)
Net revenues.............................  $4,592   $7,483   $13,624   $23,662   $51,381   $ 12,170    $ 13,508
Income from operations...................   1,041    1,217     1,817     1,364     3,075        997         695
Net income...............................     942      954     1,282     1,551       652        788         277
Net income per share:
  Primary................................  $  .14   $  .13   $   .16   $   .15   $   .05   $    .06    $    .02
  Fully diluted..........................  $  .14   $  .13   $   .16   $   .15   $   .05   $    .06    $    .02
Weighted average number of shares
  outstanding:
  Primary................................   6,556    7,205     8,102    10,506    12,403     12,231      12,487
  Fully diluted..........................   6,556    7,205     8,174    10,575    13,129     13,108      12,777



                                                           DECEMBER 31,                        MARCH 31,
                                           ---------------------------------------------   ------------------
                                            1989     1990     1991      1992      1993            1994
                                           ------   ------   -------   -------   -------   ------------------
BALANCE SHEET DATA(1)
Accounts receivable net..................  $1,843   $3,314   $ 6,469   $11,055   $14,537        $ 14,786
Working capital..........................     580    2,794    14,090     6,955     4,487           8,207
Total assets.............................   2,707    5,638    17,492    37,786    41,651          42,111
Total short and long-term debt...........     893    1,266       488     8,907     9,562           6,258
Stockholders' equity.....................   1,025    3,439    14,724    24,727    26,941          30,903


- ---------------

(1) The consolidated financial information includes results of operations from acquisitions made by Medisys during the periods presented from the accounting effective date of each such acquisition. See Note 2 to Medisys' Consolidated Financial Statements appearing elsewhere in this Joint Proxy Statement/ Prospectus.

                                  RISK FACTORS

     The following factors, in addition to those discussed elsewhere in this Joint Proxy Statement/Prospectus, should be carefully considered in evaluating the Merger and the receipt by Curaflex, HealthInfusion, Medisys and T2 stockholders of Coram Common Stock thereunder.

POTENTIAL ADVERSE EFFECT OF CERTAIN T2 PROCEEDINGS AND LITIGATION

     Grand Jury Subpoena. In 1992, T2 received a request for documents from a grand jury sitting in Atlanta, Georgia, at the request of the U.S. Department of Health and Human Services, the focus of which appears to be the potential application of the Medicare Fraud and Abuse Law as it relates to physician ownership. T2 has complied with the request and believes that the documents submitted will confirm that it has conducted its business affairs in a proper and lawful manner, consistent with all applicable laws, regulations and professional codes of conduct. Management believes that the ultimate resolution of the above matters will not have a material adverse effect on T2's financial position and results of operations.

     T2 Stockholder Litigation. Further, T2 and certain of its officers and former officers are defendants in civil suits filed in 1992 on behalf of individuals claiming to have purchased T2 Common Stock during the time period from December 2, 1991 through June 24, 1992. The suits were consolidated into one suit. The complaint seeks certification of a plaintiff's class and damages in an unspecified amount. The complaint alleges, among other things, that the Company and the named individuals violated various provisions of the Securities and Exchange Act of 1934 and violated certain other laws by failing to make complete and accurate statements about T2's business. On November 16, 1993, the proceeding was certified as a class action ("In Re T2 Shareholder Litigation").

     In 1993, T2 conducted an inquiry which resulted in the restatement of T2's interim financial statements for the periods ended December 31, 1992 and March 31, 1993. Subsequently, T2 and certain of its officers and directors and former officers and a former director were named as defendants in sixteen civil suits filed in the United States District Court for the Northern District of Georgia on behalf of individuals claiming to have purchased or sold T2 Common Stock during various time periods in 1991, 1992 and 1993. The complaints, which were generally similar, alleged in part that T2 made misleading public statements concerning T2's business, results of operations, future prospects, revenues and reimbursements from its payor sources. In September 1993, many of the complaints were dismissed and a new class action complaint was filed.

     On January 14, 1994, the court in In Re T2 Shareholder Litigation granted the plaintiffs' motion to amend their complaint to allege violations of the Securities Exchange Act of 1934 on behalf of a putative class consisting of purchasers of T2 Common Stock for the period December 2, 1991, through August 12, 1993. Although the amended complaint has been filed, the court has not yet ruled on the plaintiffs' motion to expand the previously certified class. Four other putative class action complaints are pending in the Northern District of Georgia. In three of these cases, the plaintiffs have consented to consolidation with the In Re T2 Shareholder Litigation. T2 anticipates that the fourth case will be consolidated with the In Re T2 Shareholder Litigation as well.


     The ultimate outcome of the litigation described in the preceding paragraphs cannot presently be determined, and no provision for any loss that may result upon resolution of the suits has been made in the Consolidated Financial Statements contained elsewhere in this Joint Proxy Statement/Prospectus. However, based on discussions subsequent to May 13, 1994, regarding the possible settlement of such litigation, T2 intends to record a provision of $15,000,000 in its financial statements for the quarter ending June 30, 1994, with respect to its potential net losses in connection with the resolution of such litigation. There can be no assurance, however, that such litigation will be settled or that any settlement will be on terms currently under discussion. If the foregoing claims continue to be pressed, the resulting distraction of T2 management, the costs of defending these claims and the payment of any settlement or damage award could have a material adverse effect on T2's operations and financial condition, and upon the operations and financial condition of Coram as the parent of T2 upon consummation of the Merger.


     SEC Inquiry. Subsequent to June 30, 1993, the Audit Committee of T2's Board of Directors discovered, during the course of an inquiry, that certain accounting irregularities and errors had occurred during the nine-month period ended June 30, 1993. As a result, T2 restated its consolidated financial statements for each of the three-month periods ended December 31, 1992 and March 31, 1993 and for the six-month period ended March 31, 1993. The restatements included (1) a reduction in home infusion therapy and Intracare revenue, (2) an increase in the provision for doubtful accounts, (3) an increase in the selling, general and administrative expenses, (4) a reduction in other income related to the gain on sale of certain equipment and other assets used to provide respiratory services and (5) adjustments to the provision for income taxes.


     The SEC is conducting a formal inquiry into the events that led to the restatement of T2's financial statements for the periods ended December 31, 1992 and March 31, 1993, and certain other matters. The SEC has subpoenaed certain information relating to such formal inquiry, and T2 is responding to the subpoena. The SEC can seek certain civil remedies against T2 by way of an enforcement action.


     In connection with both the stockholder litigation and the SEC inquiry discussed above, T2 has determined to pay the reasonable attorneys' fees and expenses of certain present and former directors and officers in advance of the final disposition of the litigation and inquiry, subject to each such individual's agreement and undertaking to repay his or her share of the attorneys' fees and expenses paid by T2 if it ultimately is determined that such individual is not entitled to be indemnified by T2 pursuant to applicable law.

CASH FLOW PRESSURES AND POSSIBLE NEED FOR EXTERNAL FINANCING


     The constituent companies each require substantial working capital to fund accounts receivable. Like other healthcare providers, the companies rely on third party payors for payment of a substantial portion of their billings and must finance receivable balances between the time of billing and collection. Curaflex's net accounts receivable balances grew $1.4 million from $29.6 million as of December 31, 1993 to $31.0 million as of March 31, 1994. HealthInfusion's net accounts receivable balances grew $4.4 million from $24.0 million as of December 31, 1993 to $28.4 million as of March 31, 1994. Medisys' net accounts receivable balances grew $300,000 from $14.5 million as of December 31, 1993 to $14.8 million as of March 31, 1994. However, T2's net accounts receivable balances decreased $1.7 million from $27.0 million as of September 30, 1993 to $25.3 million as of March 31, 1994. Curaflex's operating activities to date have not generated positive cash flow because of the increase in such receivable balances, while Medisys first generated positive cash flow from operations of $400,000 for the year ended December 31, 1992. For the three months ended March 31, 1994, Curaflex's operating activities had a negative cash flow of $2.8 million, HealthInfusion's operating activities had a negative cash flow of $3.0 million, Medisys' operating activities had a negative cash flow of $88,000 and, for its fiscal year ended September 30, 1993 and the six-month period ended March 31, 1994, T2's operating activities had positive cash flows of $53.6 million and $12.2 million, respectively. However, T2 may need to seek additional sources of capital in connection with the resolution of its material pending litigation, in the event it is required to acquire the minority interests in its lithotripsy ventures or in connection with its acquisition of certain infusion therapy companies it presently manages.



     There can be no assurance that the operating activities of the combined companies will generate a positive cash flow in any future periods. In the event that Coram generates a negative cash flow, Coram may need external financing to meet the working capital requirements of the combined companies. There can be no assurance that such financing will be available when needed or, if available, that it will be available on terms acceptable to Coram. Coram has no commitment for financing subsequent to the Merger, and obtaining any such financing commitment is not a condition to the Merger. See "Curaflex Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," "HealthInfusion Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Medisys Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."



RECENT DECLINE IN FINANCIAL PERFORMANCE OF T2, CURAFLEX, HEALTHINFUSION AND MEDISYS


     During 1993, the home infusion industry experienced severe reductions in the pricing of its products and services. This occurred primarily due to the government's proposals to reform the health care delivery system in the United States, and the efforts of third party payors to monitor and reduce the cost of services provided by companies such as T2, Curaflex, HealthInfusion and Medisys. As indicated below these trends have adversely affected the companies' recent financial performance.



     Revenues attributable to T2's home infusion therapy declined from $200.4 million in fiscal 1992 to $182.9 million in fiscal 1993. In addition, net income declined from $65.0 million in fiscal 1992 to $41.5 million in fiscal 1993. Total revenues declined from $139.4 million for the six-month period ended March 31, 1993 to $121.2 million for the six-month period ended March 31, 1994. In addition, net income declined from $24.4 million for the six-month period ended March 31, 1993 to $11.4 million for the six-month period ended March 31, 1994.



     Curaflex. Curaflex's net loss increased from $(900,000) in fiscal 1992 to $(8.6) million in fiscal 1993. Curaflex's net loss decreased from $(2.1) million for the three months ended March 31, 1993 to $(1.6) million for the three months ended March 31, 1994.



     HealthInfusion. HealthInfusion's net income declined from $6.3 million in fiscal 1992 to $1.1 million in fiscal 1993. HealthInfusion's net income declined from $1.2 million for the three months ended March 31, 1993 to $1.0 million for the three months ended March 31, 1994.



     Medisys. Medisys' net income declined from $1.6 million in fiscal 1992 to $.7 million in fiscal 1993. Medisys' net income declined from $800,000 for the three months ended March 31, 1993 to $300,000 for the three months ended March 31, 1994.


     No assurance can be given that any of T2, Curaflex, HealthInfusion, Medisys or Coram will achieve net income in future periods or that T2's, Curaflex's, HealthInfusion's, Medisys' or Coram's operations will generate positive cash flow in the future.


RISKS OF LIMITED HISTORY OF OPERATIONS AND HISTORY OF LOSSES



     Although Curaflex previously offered home infusion therapy services on a limited basis, it did not commence full-scale home infusion therapy operations until 1989. HealthInfusion's predecessor, Intracare, Inc., a Florida corporation, was not organized until 1988, while Medisys started business in 1987. Given the limited operating histories of the companies, Curaflex, HealthInfusion and Medisys and, concomitantly, Coram, are subject to the uncertainties and risks associated with any new and expanding business. In addition, Curaflex had net losses for fiscal years 1989, 1990, 1992 and 1993. While Curaflex achieved net income in its year ended 1991, and HealthInfusion, Medisys and T2 each achieved net income for each year in which they have existed, there can be no assurances that Coram will become or remain profitable in the future. See "Curaflex Management's Discussion and Analysis of Financial Condition and Results of Operations," "HealthInfusion Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Medisys Management's Discussion and Analysis of Financial Condition and Results of Operations."


POSSIBLE LIMITATIONS ON AND DELAYS IN REIMBURSEMENT BY THIRD PARTY PAYORS

     Most of T2's, Curaflex's, HealthInfusion's and Medisys' revenues are attributable to payments received from third party payors such as private insurance companies, health maintenance organizations and government payors under the Medicare and Medicaid programs. Any significant reduction in third party reimbursement for the combined companies' home infusion therapies could have a material adverse effect on Coram after the Merger. In addition to the foregoing, managed care providers, which are a growing segment of private payors, are placing downward pressure on the prices the companies can obtain for their services. The interrelated lowering of reimbursement rates, increasing medical review of bills for services and negotiating for reduced contract rates could have a material adverse effect on the results of operations and liquidity of Coram after the Merger. Furthermore, the combination of the constituent companies' businesses and their respective agreements with third party payors may have a negative impact on reimbursement rates if payors attempt to negotiate lower reimbursement rates based upon the rates they previously had with the other constituent companies. See "Business of Curaflex -- Reimbursement for Services," "Business of HealthInfusion -- Reimbursement for Services," "Business of Medisys -- Reimbursement for Services."

RISK OF ADVERSE GOVERNMENTAL REGULATION

     Each of T2's, Curaflex's, HealthInfusion's and Medisys' business is subject to substantial governmental regulation including state laws governing the dispensing, distribution and compounding of prescription products; state laws regulating pharmacies and the provision of home health services; federal laws regulating the repackaging and dispensing of drugs; federal and state laws prohibiting the payment of remuneration for patient referrals; and federal and state laws relating to the handling and disposal of medical waste as well as occupational safety and health standards. Failure to comply with these laws could adversely affect the combined companies' ability to continue to provide, or receive reimbursement for, its therapies and services and could also subject Coram, T2, Curaflex, HealthInfusion, Medisys and their respective officers to penalties. Changes in these laws and the interpretation of existing laws could have a material effect on permissible activities of Coram after the Merger, the relative costs associated with doing business and the amount of reimbursement by government and other third party payors.

     In addition to the foregoing, there can be no assurance that federal, state or local governments will not impose additional restrictions upon all or a portion of the combined companies' activities which could have a material adverse effect on Coram after the Merger. See "Business of Curaflex -- Government Regulation," "Business of HealthInfusion -- Regulation" and "Business of Medisys -- Accreditation and Government Regulation."

RISK OF PRICE AND MARKET CONTROLS IN PROPOSED HEALTH CARE REFORM LEGISLATION

     The Clinton Administration's proposed health care plan, The American Health Security Act of 1993 (the "Health Act"), could have a material adverse impact on the combined companies. However, there are presently divergent views among the members of Congress which could result in changes to the provisions of the Health Act as proposed by the Clinton Administration, or the enactment of significantly different proposals. The Health Act, as currently proposed, creates a system of regional and corporate alliances that organize the buying power of consumers and employers in order to stimulate market forces so that health plans and providers compete on the basis of quality, service and price. In addition, employers are required to provide health care insurance to all employees; the government provides health care insurance to the unemployed and uninsured by providing various subsidies and incentives to the alliances.

     The Health Act creates an independent National Health Board responsible for setting national standards for a comprehensive benefit package required to be offered by employers to employees and overseeing the establishment and administration of the health system by states. The Health Act authorizes the National Health Board to issue regulations concerning implementation of a national budget for health care spending; these budgetary controls would in effect be price controls. These could limit Coram's ability to increase its prices and market its products after the Merger. There can be no assurance that the Health Act or other health care reform proposals and legislation will not have a material adverse effect on the business of the combined companies.

RISK OF IMPACT OF PHYSICIAN "SELF-REFERRAL" LEGISLATION

     In the past several years, numerous legislative proposals have been offered at the state level that would expressly prohibit physicians from having any financial interests in a health care provider to which they refer patients. Within the past two years, 24 states have enacted physician "self-referral" legislation that in some way regulates ownership interests in or compensation arrangements between physicians and health care service providers. In addition, numerous new proposals are currently pending. These laws vary from measures that require physicians to disclose their financial interests in the service providers to which they refer patients to outright prohibitions of all financial relationships between physicians and the service providers to which they refer their patients and, in most cases, without regard to whether payment for the services is from a government or private program.

     The so-called "fraud and abuse" provisions of the Medicare statute prohibit the knowing and intentional payment or receipt of any kickback or other form of remuneration specifically in return for the referral of patients to a health care provider for services reimbursable by Medicare. Violations can result in criminal or civil penalties, as well as exclusion from the Medicare program. The laws of several states similarly prohibit such payments or receipt with respect to health care services in general. The Inspector General of the United States Department of Health and Human Services ("HHS") has taken the position that any benefit derived from a physician's financial interest in a health care provider to which the physician refers patients may in some circumstances constitute such prohibited payment and receipt.

     The Omnibus Budget Reconciliation Act of 1993 (the "Omnibus Act") was enacted on August 10, 1993, and includes provisions that prohibit physicians, beginning on January 1, 1995, from referring their patients who receive benefits under the Medicare or Medicaid programs to entities in which they have financial relationships for certain designated health services and prohibits the entity from submitting a claim for payment with respect to such services. The Omnibus Act is worded broadly and contains numerous exceptions and technical terms that are not fully defined and empowers the Secretary of the Department of Health and Human Services to adopt regulations interpreting and implementing the Omnibus Act.

     Furthermore, additional bills were introduced during the last session of Congress that, if enacted, would have extended application of the Omnibus Act beyond services covered by Medicare or Medicaid. The constituent companies cannot predict whether any such bill will be introduced in subsequent Congressional sessions and enacted into law or whether, if enacted, such law will apply to businesses in which they operate or will contain an exemption applicable to their operations. Enactment of such legislation (or similar state legislation) applicable to the operations of any of the constituent companies could have a material adverse effect on such company.

     In December 1992, the Council on Ethics of the American Medical Association adopted guidelines concerning physician ownership of medical facilities. The guidelines state that, in general, physicians should not refer patients to a health care facility in which they have an investment interest unless they provide services at the facility and alternative financing is unavailable. See "Risk of Adverse Governmental Regulation" and "Risk of Impact of Proposed Healthcare Reform Legislation," above. See also "Business of
Curaflex -- Government Regulation," "Business of HealthInfusion -- Regulation" and "Business of Medisys -- Accreditation and Government Regulation."

UNCERTAINTIES ASSOCIATED WITH CONSOLIDATION, EXPANSION AND MANAGEMENT OF GROWTH

     Coram plans to consolidate the constituent companies' existing regional centers, local centers and satellite facilities, based on a case-by-case review of the existing facilities, and thereafter to expand by growing its business at each location and by opening new regional centers, local centers and satellite facilities and disease-specific outpatient centers. Coram may incur significant costs and expenses in consolidating the operations of the constituent companies upon consummation of the Merger, which costs and expenses could have a material adverse effect on the results of operations of the combined companies. Coram's ability to expand its operations after the Merger will depend on a number of factors, including the availability of desirable locations for additional facilities, the ability of Coram to recruit and retain skilled management and licensed clinical professionals to market its services to referral sources and payors, and the ability of Coram to finance such expansion. In addition, each of T2, Curaflex, HealthInfusion and Medisys has acquired, and Coram expects to continue to acquire, other existing providers of home infusion therapy or related services. T2's, Curaflex's, HealthInfusion's and Medisys' growth, including several recent acquisitions, has placed and will continue to place significant demands on their respective financial and management resources, including cash requirements to fund the purchase price for such acquisitions and costs incurred to integrate the acquired operations into existing operations. There can be no assurance that Coram will be able to implement or sustain its growth strategy or that such strategy will ultimately prove profitable to Coram. See "T2 Management's Discussion and Analysis of Financial Condition and Results of Operations," "Curaflex Management's Discussion and Analysis of Financial Condition and Results of Operations," "HealthInfusion Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Medisys Management's Discussion and Analysis of Financial Condition and Results of Operations."

LARGE PERCENTAGE OF ASSETS COMPRISED OF GOODWILL



     Although each of T2, Curaflex, HealthInfusion and Medisys have substantial assets reflected on its balance sheets, a large percentage of those assets are intangible assets or goodwill (as opposed to current assets, such as cash, accounts receivable and inventory, and equipment). At March 31, 1994, (1) T2's total assets were approximately $323.1 million, of which approximately $179.1 million was goodwill, or 55.4% of total assets, (2) Curaflex's total assets were approximately $111.5 million, of which approximately $50.4 million was goodwill, or 45.2% of total assets, (3) HealthInfusion's total assets were approximately $85.8 million, of which approximately $44.2 million was goodwill, or 51.5% of total assets, and (4) Medisys' total assets were approximately $42.1 million, of which approximately $20.9 million was goodwill, or 49.6% of total assets. These large percentages of intangible assets may have a tendency to depress the price of each of T2, Curaflex, HealthInfusion and Medisys Common Stock and, upon consummation of the Merger, the price of Coram Common Stock. In addition, any future write down of such goodwill by Coram or any of the consituent companies may have a material adverse effect on the combined companies' financial position. See the Consolidated Financial Statements for T2 incorporated by reference into this Joint Proxy Statement/Prospectus and for each of Curaflex, HealthInfusion and Medisys appearing elsewhere in this Joint Proxy Statement/Prospectus.


POSSIBLE LOSS OF OR INABILITY TO ATTRACT KEY PERSONNEL

     The success of the combined companies will depend largely on the ability to attract and retain highly qualified managerial and clinical personnel. In particular, the combined companies will be highly dependent on, among others, James M. Sweeney, Coram's Chairman of the Board and Chief Executive Officer, and Charles A. Laverty, the current President and Chief Executive Officer of Curaflex, and Miles E. Gilman, the current President and Chief Executive Officer of HealthInfusion, each of whom will become an executive officer of Coram as of the Effective Time. Furthermore, the success of Coram's centers after the Merger will continue to depend on the ability of the combined companies to attract and retain competent managers for each location. There can be no assurance that Coram will be successful in attracting or retaining key personnel. The loss of services of key personnel could have a material adverse effect on the combined companies after the Merger. See "The Merger -- Interests of Certain Persons in the Merger" and "Operation, Management and Business of Coram After the
Merger -- Management of Coram."

EFFECT OF SIGNIFICANT MARKET COMPETITION

     The home infusion therapy market is highly competitive. While most companies and hospitals offering home infusion therapy services operate in one locality or metropolitan area, a number of companies offer such services on a regional or nationwide basis and are larger and have significantly greater resources than T2, Curaflex, HealthInfusion or Medisys on an individual basis. In addition, other companies and hospitals, as well as health maintenance organizations and other healthcare organizations, may enter the home infusion therapy market. Existing and future competitors also may expand the variety of therapies that they offer. With respect to T2's lithotripsy operations, the lithotripsy industry is highly competitive, particularly in geographic regions in which a high incidence of kidney stones exists. While T2 management believes that most hospitals and organizations offering lithotripsy or other kidney stone treatments are operated in one locality, metropolitan area or state, T2 is aware of several companies that offer lithotripsy services on a regional or multi-regional basis. Furthermore, while the existence of statutes in certain states that require a hospital, ambulatory surgery center or lithotripsy company to obtain a certificate of need may inhibit competition, the flexibility offered by mobile lithotripsy technology will increase competition in the lithotripsy industry. Consequently, T2, Curaflex, HealthInfusion and Medisys each experience strong competition in marketing their services and expect such competition to intensify. See "Business of Curaflex -- Competition," "Business of HealthInfusion -- Competition" and "Business of Medisys -- Competition."

POTENTIAL PROFESSIONAL LIABILITY

     T2's, Curaflex's, HealthInfusion's and Medisys' services involve an inherent risk of professional liability and, with respect to such services, none of the companies has had any material claims for professional liability asserted against it and no assurance can be given that such claims will not be asserted against Coram after the Merger. While each company maintains insurance in line with industry practice, there can be no assurance that the amount of insurance currently maintained by each of T2, Curaflex, HealthInfusion and Medisys will satisfy all claims made against it or that Coram will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. Coram cannot predict the effect that any such claims, regardless of their ultimate outcome, might have on its business or reputation or on its ability to attract and retain patients. See "Business of Curaflex -- Insurance," "Business of HealthInfusion -- Legal Proceedings" and "Business of Medisys -- Insurance."

DILUTION OF VOTING POWER; POTENTIAL ADVERSE IMPACT OF FUTURE SALE OF CORAM
SHARES


     Upon consummation of the Merger, based upon the number of outstanding shares of T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock as of April 30, 1994, assuming the exercise of all options, warrants or other rights to purchase T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock or Medisys Common Stock and assuming that no HealthInfusion shareholders exercise their right to dissent and no cash is paid in lieu of fractional shares, approximately 42,296,648 shares of Coram Common Stock will be outstanding, of which (1) approximately 27,753,079 shares, representing approximately 66% of the total, will be held by former T2 stockholders, (2) approximately 6,013,062 shares, representing approximately 14% of the total, will be held by former Curaflex stockholders, (3) approximately 5,258,296 shares, representing approximately 12% of the total, will be held by former HealthInfusion stockholders and (4) approximately 3,272,211 shares, representing approximately 8% of the total, will be held by former Medisys stockholders. As a result, the shareholders of T2, Curaflex, HealthInfusion and Medisys will experience immediate and substantial voting dilution upon consummation of the Merger.


     Shares of T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock that are outstanding prior to the consummation of the Merger will, after conversion into shares of Coram Common Stock, be freely tradeable without restriction under the Securities Act after consummation of the Merger, unless such shares are restricted by contract or received by persons who are "affiliates" of T2, Curaflex, HealthInfusion or Medisys. Additional shares of Coram Common Stock, including up to approximately 4,000,000 shares issuable under contingent "earn-out" obligations of Curaflex, HealthInfusion and Medisys and upon exercise of options, warrants and other rights to purchase shares of T2, Curaflex, HealthInfusion or Medisys Common Stock outstanding as of February 28, 1994, will also become available for sale in the public market from time to time in the future. In addition, Coram has agreed to register the resale of certain shares of Coram Common Stock issued in the Merger to certain affiliates of T2, Curaflex, HealthInfusion and Medisys. See "The Merger -- Resale of Coram Common Stock and Registration Rights."


     As of April 30, 1994, T2 had 41,172,567 shares of T2 Common Stock outstanding (excluding 2,978,282 shares outstanding held by wholly owned subsidiaries of the Company and accounted for as retired shares). Of these shares, 7,618,112 are not currently freely tradeable in the public market as a result of limitations imposed by law or contract between the holders thereof and the Company (collectively, "Restricted Shares"). The Restricted Shares were generally issued in connection with various acquisitions. T2 anticipates that all such Restricted Shares will be freely tradeable on or about consummation of the Merger. No prediction can be made as to what effect, if any, the removal of any such contractual or legal restrictions on the Restricted Shares may have on the market price of Coram Common Stock following consummation of the Merger. See "Price Range of Common Stock -- Market for T2 Common Stock and Related Stockholder Matters."


     Sales or the potential for sales of substantial amounts of such shares in the public market (including sales through the exercise of registration rights granted to T2, Curaflex, HealthInfusion and Medisys affiliates) could adversely affect the market price of Coram Common Stock and adversely affect Coram's ability to raise additional capital in the capital markets at a time and price favorable to Coram. See "The Merger -- Resales of Coram Common Stock and Registration Rights."

EFFECT OF CONTINGENT PAYMENTS RESULTING FROM ACQUISITIONS


     As of March 31, 1994, Curaflex had contingent "earn-out" obligations in connection with eight acquisitions made during 1992 and 1993. Curaflex may be required to pay under such contingent obligations for years ending after December 31, 1993, $13.8 million, subject to increase based, in certain cases, on Curaflex or its subsidiaries exceeding certain revenue or income targets, of which, subject to certain elections by Curaflex or the sellers, a maximum of $11.1 million of contingent obligations may be paid in cash. See Note 2 of Curaflex's Consolidated Financial Statements appearing elsewhere in this Joint Proxy Statement/ Prospectus. As of March 31, 1994, HealthInfusion had contingent "earn-out" obligations in connection with three 1993 acquisitions. The maximum amount that HealthInfusion may be required to pay under such contingent obligations is $5.2 million, of which approximately $200,000 would be paid in cash and $5.0 million in stock. See Note 3 of HealthInfusion's Consolidated Financial Statements appearing elsewhere in this Joint Proxy Statement/Prospectus. As of March 31, 1994, Medisys had contingent "earn-out" obligations in connection with three 1993 acquisitions. The maximum amount that Medisys may be required to pay under such contingent obligations is $1.7 million, of which $0.7 million would be paid in cash and $1.0 million in stock. See Note 2 of Medisys' Consolidated Financial Statements appearing elsewhere in this Joint Proxy Statement/Prospectus. Such contingent obligations are not reflected in the financial statements of Curaflex, HealthInfusion and Medisys contained elsewhere in this Joint Proxy Statement/Prospectus. Although payment of such contingent obligations typically results from achieving revenue or earnings targets, which may have a positive effect on the results of operations, if Curaflex, HealthInfusion and Medisys each are required to pay all such earn-out obligations in full, it could have a material adverse effect on the results of operation and liquidity of such companies, and on Coram after the Merger.


CHANGES IN TECHNOLOGY

     The businesses of constituent companies are dependent on physicians continuing to prescribe the administration of drugs and nutrients through intravenous and other infusion methods. Technological advances in drug delivery systems, the development of therapies that can be administered orally and the development of new medical treatments that cure certain complex diseases or reduce the need for infusion therapy could adversely impact Coram's business after the Merger.

DEPENDENCE ON RELATIONSHIPS WITH OTHER ORGANIZATIONS

     The profitability and growth of Coram's business depends to a significant extent on its ability to establish and maintain close working relationships with physicians, physician groups, hospitals, long-term care facilities and other institutional health providers, third-party payors and large self-insured employers. There can be no assurance that T2's, Curaflex's, HealthInfusion's and Medisys' existing relationships will be successfully maintained by the combined companies or that additional relationships will be successfully developed and maintained in existing and future markets. The loss of such existing relationships and the failure to continue to develop such relationships could have a material adverse effect on Coram's results of operations. See "Business of Curaflex," "Business of HealthInfusion -- Marketing and Sales" and "Business of Medisys -- Marketing and Sales."

                             THE T2 SPECIAL MEETING

TIME, DATE AND PLACE OF T2 SPECIAL MEETING


     The T2 Special Meeting will be held at 10:00 a.m., local time, on July 8, 1994, at The Westin Hotel, 13340 Dallas Parkway, Dallas, Texas 75240.


BUSINESS TO BE CONDUCTED AT THE T2 SPECIAL MEETING

     Each copy of this Joint Proxy Statement/Prospectus mailed to T2 Stockholders is accompanied by a form of proxy solicited by the Board of Directors of T2 for use at the T2 Special Meeting and at any adjournment thereof and the transactions contemplated thereby. At the T2 Special Meeting, the T2 stockholders will vote upon a proposal to approve the Merger Agreement. See "The Merger." The T2 stockholders will also be asked at that Special Meeting to vote upon a proposal to approve the implementation of the Coram 1994 Stock Option/Stock Issuance Plan and a proposal to approve the implementation of the Coram Employee Stock Purchase Plan. The principal provisions of the 1994 Stock Option/Stock Issuance Plan are described in the section below entitled "Proposal No. 2: Approval of the Coram Healthcare Corporation 1994 Stock Option/Stock Issuance Plan." The principal features of the Employee Stock Purchase Plan are described in the section below entitled "Proposal No. 3: Approval of the Coram Healthcare Corporation Employee Stock Purchase Plan."

PROXIES: VOTING AND REVOCATION

     When a T2 proxy is properly executed and returned, the shares of T2 Common Stock it represents will be voted in accordance with the directions indicated on the proxy, or if no directions are indicated, the shares will be voted FOR the approval of the Merger Agreement and FOR the approval of each of the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan. Any T2 stockholder giving a proxy may revoke his or her proxy at any time before its exercise at the T2 Special Meeting by (1) giving written notice of such revocation to Scott T. Larson, Assistant Secretary, T2 Medical, Inc., 1121 Alderman Drive, Alpharetta, Georgia 30202, or (2) signing and delivering to Mr. Larson a proxy bearing a later date. However, the mere presence at the T2 Special Meeting of a T2 Stockholder who has delivered a valid proxy will not of itself revoke that proxy.

     T2 STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO T2 IN THE ENCLOSED POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE T2 SPECIAL MEETING.

PROXY SOLICITATION

     T2 will bear the cost of soliciting proxies from its stockholders. Proxies will be solicited by personnel of T2 in person, by telephone or through other forms of communication without payment of additional compensation to such personnel. Additionally, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries and for payment of reasonable expenses incurred in connection therewith.

VOTE REQUIRED

     Under the DGCL, the holders of a majority of the outstanding shares of T2 Common Stock must approve the Merger Agreement. Abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement. The affirmative vote of a majority of the outstanding shares of T2 Common Stock present or represented and entitled to vote on the proposals at the Special Meeting is required for approval of both the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan. Abstentions will have the same effect as a vote against the approval of the two Coram plans, but broker non-votes will not be taken into account for purposes of determining whether the requisite stockholder approval has been obtained. Neither the charter documents nor the Bylaws of T2 contain any provisions with respect to the treatment or effect of abstentions or broker non-votes.


     Only holders of record of T2 at the close of business on May 12, 1994, are entitled to receive notice of, and to vote at, the T2 Special Meeting. At that date, there were 41,172,567 shares of T2 Common Stock outstanding and entitled to vote, with each such share entitled to one vote, and 2,857 holders of record thereof. As of that date, the current directors and executive officers of T2, together with their affiliates, beneficially held an aggregate of 433,915 shares of T2 Common Stock, exclusive of options, warrants or other rights to purchase T2 Common Stock (representing approximately 1% of the outstanding shares of T2 Common Stock). The current directors and executive officers of T2 have indicated that they will vote all of the shares held by them FOR the approval of the Merger Agreement. The transaction is not structured to require the approval of a majority of the unaffiliated stockholders of T2.

OTHER MATTERS

     T2 is not presently aware of any other business to be brought before the T2 Special Meeting. If any matters come before the T2 Special Meeting which are not directly referred to in this Joint Proxy Statement/Prospectus or the enclosed proxy, including matters incident to the conduct of the T2 Special Meeting, the proxy holders will vote the shares represented by the proxies in accordance with the recommendations of T2 management.

                          THE CURAFLEX SPECIAL MEETING

TIME, DATE AND PLACE OF CURAFLEX SPECIAL MEETING


     The Curaflex Special Meeting will be held at 9:00 a.m., local time, on July 8, 1994, at One Lakeshore Centre, 3281 Guasti Road, Suite 700, Ontario, California 91761.


BUSINESS TO BE CONDUCTED AT CURAFLEX SPECIAL MEETING

     Each copy of this Joint Proxy Statement/Prospectus mailed to Curaflex stockholders is accompanied by a form of proxy solicited by the Board of Directors of Curaflex for use at the Curaflex Special Meeting and at any adjournment thereof. At the Curaflex Special Meeting, the Curaflex stockholders will vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby. See "The Merger." The Curaflex stockholders will also be asked at that Special Meeting to vote upon a proposal to approve the implementation of the Coram 1994 Stock Option/Stock Issuance Plan and a proposal to approve the implementation of the Coram Stock Purchase Plan. The principal provisions of the 1994 Stock Option/Stock Issuance Plan are described in the section below entitled "Proposal No. 2: Approval of the Coram Healthcare Corporation 1994 Stock Option/Stock Issuance Plan." The principal features of the Employee Stock Purchase Plan are described in the section below entitled "Proposal No. 3: Approval of the Coram Healthcare Corporation Employee Stock Purchase Plan."

PROXIES: VOTING AND REVOCATION

     When a Curaflex proxy is properly executed and returned, the shares of Curaflex Common Stock it represents will be voted in accordance with the directions indicated on the proxy, or if no directions are indicated, the shares will be voted FOR the approval of the Merger Agreement and FOR the approval of each of the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan. Any Curaflex stockholder giving a proxy may revoke his or her proxy at any time before its exercise at the Curaflex Special Meeting by (1) giving written notice of such revocation to Kevin M. Higgins, Esq., Secretary, Curaflex Health Services, Inc., One Lakeshore Centre, 3281 Guasti Road, Suite 700, Ontario, California 91761, or (2) signing and delivering to Mr. Higgins a proxy bearing a later date. However, the mere presence at the Curaflex Special Meeting of a Curaflex stockholder who has delivered a valid proxy will not of itself revoke that proxy.

     CURAFLEX STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO CURAFLEX IN THE ENCLOSED POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE CURAFLEX SPECIAL MEETING.

PROXY SOLICITATION

     Curaflex will bear the cost of soliciting proxies from its stockholders. Proxies will be solicited by personnel of Curaflex in person, by telephone or through other forms of communication without payment of additional compensation to such personnel. Additionally, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of Curaflex Common Stock held of record by such custodians, nominees and fiduciaries and for payment of reasonable expenses incurred in connection therewith.

VOTE REQUIRED

     Under the DGCL, the holders of a majority of the outstanding shares of Curaflex Common Stock must approve of the Merger Agreement. Abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement. The affirmative vote of a majority of the outstanding shares of Curaflex Common Stock present or represented and entitled to vote on the proposals at the Special Meeting is required for approval of both the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan. Abstentions will have the same effect as a vote against the approval of the two Coram plans, but broker non-votes will not be taken into account for purposes of determining whether the requisite shareholder approval has been obtained. Neither the charter documents nor the Bylaws of Curaflex contains any provisions with respect to the treatment or effect of abstentions or broker non-votes.


     Only holders of record of Curaflex Common Stock at the close of business on May 25, 1994, are entitled to receive notice of, and to vote at, the Curaflex Special Meeting. At that date, there were 15,029,160 shares of Curaflex Common Stock outstanding and entitled to vote, with each such share entitled to one vote, and 785 holders of record thereof. As of that date, the directors and executive officers of Curaflex, together with their affiliates, beneficially held an aggregate of 2,767,917 shares of Curaflex Common Stock, exclusive of options, warrants or other rights to purchase Curaflex Common Stock (representing approximately 18.4% of the outstanding shares of Curaflex Common Stock). The directors and executive officers of Curaflex have indicated that they will vote all of the shares held by them FOR the approval of the Merger Agreement. The transaction is not structured to require the approval of a majority of the unaffiliated stockholders of Curaflex.


OTHER MATTERS

     Curaflex is not presently aware of any other business to be brought before the Curaflex Special Meeting. If any matters come before the Curaflex Special Meeting which are not directly referred to in this Joint Proxy Statement/Prospectus or the enclosed proxy, including matters incident to the conduct of the Curaflex Special Meeting, the proxy holders will vote the shares represented by the proxies in accordance with the recommendations of Curaflex management.

                       THE HEALTHINFUSION SPECIAL MEETING

TIME, DATE AND PLACE OF HEALTHINFUSION SPECIAL MEETING


     The HealthInfusion Special Meeting will be held at 10:00 a.m., local time, on July 8, 1994, at the Miami Hilton Airport Hotel and Marina, 5101 Blue Lagoon Drive, Miami, Florida.


BUSINESS TO BE CONDUCTED AT HEALTHINFUSION SPECIAL MEETING

     Each copy of this Joint Proxy Statement/Prospectus mailed to HealthInfusion shareholders is accompanied by a form of proxy solicited by the Board of Directors of HealthInfusion for use at the HealthInfusion Special Meeting and at any adjournment thereof. At the HealthInfusion Special Meeting, the HealthInfusion shareholders will vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby. See "The Merger." The HealthInfusion shareholders will also be asked at that Special Meeting to vote upon a proposal to approve the implementation of the Coram 1994 Stock Option/Stock Issuance Plan and a proposal to approve the implementation of the Coram Stock Purchase Plan. The principal provisions of the 1994 Stock Option/Stock Issuance Plan are described in the section below entitled "Proposal No. 2: Approval of the Coram Healthcare Corporation 1994 Stock Option/Stock Issuance Plan." The principal features of the Employee Stock Purchase Plan are described in the section below entitled "Proposal No. 3: Approval of the Coram Healthcare Corporation Employee Stock Purchase Plan."

PROXIES: VOTING AND REVOCATION

     When a HealthInfusion proxy is properly executed and returned, the shares of HealthInfusion Common Stock it represents will be voted in accordance with the directions indicated on the proxy, or if no directions are indicated, the shares will be voted FOR the approval of the Merger Agreement and FOR the approval of each of the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan. Any HealthInfusion shareholder giving a proxy may revoke his or her proxy at any time before its exercise at the HealthInfusion Special Meeting by (1) giving written notice of such revocation to Jorge A. Medina, Secretary, HealthInfusion, Inc., 5200 Blue Lagoon Drive, Suite 200, Miami, Florida 33126, or (2) signing and delivering to Mr. Medina a proxy bearing a later date. However, the mere presence at the HealthInfusion Special Meeting of a HealthInfusion shareholder who has delivered a valid proxy will not of itself revoke that proxy.

     HEALTHINFUSION SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO HEALTHINFUSION IN THE ENCLOSED POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE HEALTHINFUSION SPECIAL MEETING.

PROXY SOLICITATION

     HealthInfusion will bear the cost of soliciting proxies from its shareholders. Proxies will be solicited by personnel of HealthInfusion in person, by telephone or through other forms of communication without payment of additional compensation to such personnel. Additionally, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of HealthInfusion Common Stock held of record by such custodians, nominees and fiduciaries and for payment of reasonable expenses incurred in connection therewith.

VOTE REQUIRED

     Under the FBCA, the holders of a majority of the outstanding shares of HealthInfusion Common Stock must approve of the Merger Agreement. Abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement. The Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan will be approved if the votes cast by the holders of the shares represented and entitled to vote on such plans favoring the action exceeds the votes cast opposing the action. Abstentions will have no effect on the vote for approval of the two Coram plans, but broker non-votes will not be taken into account for purposes of determining whether the requisite shareholder approval has been obtained. Neither the charter documents nor the Bylaws of HealthInfusion contain any provisions with respect to the treatment or effect of abstentions or broker non-votes.


     Only holders of record of HealthInfusion Common Stock at the close of business on May 12, 1994, are entitled to receive notice of, and to vote at, the HealthInfusion Special Meeting. At that date, there were 9,930,162 shares of HealthInfusion Common Stock outstanding and entitled to vote, with each such share entitled to one vote, and 812 holders of record thereof. As of that date, the directors and executive officers of HealthInfusion, together with their affiliates, beneficially held an aggregate of 2,933,618 shares of HealthInfusion Common Stock, exclusive of options, warrants or other rights to purchase HealthInfusion Common Stock (representing approximately 29.5% of the outstanding shares of HealthInfusion Common Stock). The directors and officers of HealthInfusion have indicated that they will vote all of the shares held by them FOR the approval of the Merger Agreement. The transaction is not structured to require the approval of a majority of the unaffiliated shareholders of HealthInfusion.


OTHER MATTERS

     HealthInfusion is not presently aware of any other business to be brought before the HealthInfusion Special Meeting. If any matters come before the HealthInfusion Special Meeting which are not directly referred to in this Joint Proxy Statement/Prospectus or the enclosed proxy, including matters incident to the conduct of the HealthInfusion Special Meeting, the proxy holders will vote the shares represented by the proxies in accordance with the recommendations of HealthInfusion management.

                          THE MEDISYS SPECIAL MEETING

TIME, DATE AND PLACE OF MEDISYS SPECIAL MEETING


     The Medisys Special Meeting will be held at 11:00 a.m., local time, on July 8, 1994, at the Holiday Inn International Airport, Three Appletree Square, Bloomington, Minnesota.


BUSINESS TO BE CONDUCTED AT MEDISYS SPECIAL MEETING


     Each copy of this Joint Proxy Statement/Prospectus mailed to Medisys stockholders is accompanied by a form of proxy solicited by the Board of Directors of Medisys for use at the Medisys Special Meeting and at any adjournment thereof. At the Medisys Special Meeting, the Medisys stockholders will vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby. See "The Merger." The Medisys stockholders will also be asked at that Special Meeting to vote upon a proposal to approve the implementation of the Coram 1994 Stock Option/Stock Issuance Plan and a proposal to approve the implementation of the Coram Stock Purchase Plan. The principal provisions of the 1994 Stock Option/Stock Issuance Plan are described in the section below entitled "Proposal No. 2: approval of the Coram Healthcare Corporation 1994 Stock Option/Stock Issuance Plan." The principal features of the Employee Stock Purchase Plan are described in the section below entitled "Proposal No. 3: Approval of the Coram Healthcare Corporation Employee Stock Purchase Plan."


PROXIES: VOTING AND REVOCATION

     When a Medisys proxy is properly executed and returned, the shares of Medisys Common Stock it represents will be voted in accordance with the directions indicated on the proxy, or if no directions are indicated, the shares will be voted FOR the approval of the Merger Agreement and FOR approval of each of the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan. Any Medisys stockholder giving a proxy may revoke his or her proxy at any time before its exercise at the Medisys Special Meeting by (1) giving written notice of such revocation to Mary B. Bennett, Secretary, Medisys, Inc., 4550 West 77th Street, Edina, Minnesota 55435, or (2) signing and delivering to Ms. Bennett a proxy bearing a later date. However, the mere presence at the Medisys Special Meeting of a Medisys stockholder who has delivered a valid proxy will not of itself revoke that proxy.

     MEDISYS STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO MEDISYS IN THE ENCLOSED POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE MEDISYS SPECIAL MEETING.

PROXY SOLICITATION

     Medisys will bear the cost of soliciting proxies from its stockholders. Proxies will be solicited by personnel of Medisys in person, by telephone or through other forms of communication without payment of additional compensation to such personnel. Additionally, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of Medisys Common Stock held of record by such custodians, nominees and fiduciaries and for payment of reasonable expenses incurred in connection therewith.

VOTE REQUIRED

     Under DGCL, the holders of a majority of the outstanding shares of Medisys Common Stock must approve the Merger Agreement. Abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement. The affirmative vote of a majority of the outstanding shares of Medisys Common Stock present or represented and entitled to vote on the proposals at the Special Meeting is required for approval of both the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan. Abstentions will have the same effect as a vote against the approval of the two Coram plans, but broker non-votes will not be taken into account for purposes of determining whether the requisite

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

stockholder approval has been obtained. Neither the charter documents nor the Bylaws of Medisys contain any provisions with respect to the treatment or effect of abstentions or broker non-votes.


     Only holders of record of Medisys Common Stock at the close of business on May 12, 1994, are entitled to receive notice of, and to vote at, the Medisys Special Meeting. At that date, there were 12,699,621 shares of Medisys Common Stock outstanding and entitled to vote, with each such share entitled to one vote, and 410 holders of record thereof. As of that date, the directors and executive officers of Medisys, together with their affiliates, beneficially held an aggregate of 4,046,302 shares of Medisys Common Stock, exclusive of options, warrants or other rights to purchase Medisys Common Stock (representing approximately 32.1% of the outstanding shares of Medisys Common Stock). The directors and executive officers of Medisys have indicated that they will vote all of the shares held by them FOR approval of the Merger Agreement. The transaction is not structured to require the approval of a majority of the unaffiliated stockholders of Medisys.


OTHER MATTERS

     Medisys is not presently aware of any other business to be brought before the Medisys Special Meeting. If any matters come before the Medisys Special Meeting which are not directly referred to in this Joint Proxy Statement/Prospectus or the enclosed proxy, including matters incident to the conduct of the Medisys Special Meeting, the proxy holders will vote the shares represented by the proxies in accordance with the recommendations of Medisys management.

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

                            BACKGROUND OF THE MERGER
GENERAL

     The descriptions in this Proxy Statement/Prospectus of the terms and conditions of the Merger and the Merger Agreement are qualified in their entirety by reference to the copy of the Merger Agreement attached as Appendix A to this Joint Proxy Statement/Prospectus, and to each of the other Appendices to this Joint Proxy Statement/Prospectus. Stockholders are encouraged to read the Merger Agreement in its entirety.


     The Merger Agreement provides for T2, Curaflex, HealthInfusion and Medisys each to become wholly owned subsidiaries of Coram through the mergers of T2 Acquisition into T2, CHS Acquisition into Curaflex, HII Acquisition into HealthInfusion and MI Acquisition into Medisys, provided that all conditions to consummation of the Merger are satisfied or waived. Each stockholder of Curaflex, HealthInfusion, Medisys and T2 (other than those HealthInfusion stockholders who exercise their right to dissent under the FBCA) will receive shares of Coram Common Stock in exchange for their shares of Curaflex, HealthInfusion, Medisys and T2 Common Stock (with the number of shares received based on a separate exchange ratio for each company). It is contemplated that the Effective Time for the Merger will occur as soon as practicable after the Curaflex Special Meeting, the HealthInfusion Special Meeting, the Medisys Special Meeting and the T2 Special Meeting, and upon satisfaction or waiver of all of the other conditions set forth in the Merger Agreement. The Effective Time is presently anticipated to occur on or before July 31, 1994. See "The Merger."


BACKGROUND OF THE MERGER

     Each of the companies has grown, to a significant extent, through acquisitions. Over the past few years, each company has acquired several privately held regional and local infusion therapy providers including, in the case of T2, infusion therapy companies T2 previously had managed. In addition, each company's management has internally discussed and analyzed various expansion opportunities and the merits of various possible business combinations with other large and publicly held companies. During 1993, each of T2, Curaflex, HealthInfusion and Medisys entered into preliminary negotiations to acquire or merge with one or more other publicly held infusion therapy providers.

     T2. Commencing in September 1993, T2 began exploring the possibility of engaging in a business combination with one or more other home infusion therapy or other companies, including Curaflex, as a means to increase stockholders value. As part of such effort, Mr. Haire and Mr. Carter held preliminary and exploratory discussions with representatives of thirteen companies regarding various types of business combinations with T2, including transactions which would involve an acquisition by or of T2. In connection with this process, T2 also engaged Mr. Sweeney in November 1993 to act as an advisor to T2 for the purpose of making presentations to and engaging in discussions and negotiations with potential business combination candidates.

     With one exception, from September 1993 to January 1994 business combination discussions between T2and other companies were not seriously pursued beyond initial discussions. In one case, T2 and another company held preliminary and exploratory discussions during December 1993 and then performed limited due diligence on each other. However, at a subsequent meeting between the two companies in early January 1994 regarding valuation methodologies and various ways to structure a business combination, the parties concluded that a business combination between them was not feasible and discussions were terminated.

     Curaflex. Following completion of its initial public offering in March 1992, Curaflex began exploration of expansion opportunities through internal growth and acquisitions of existing infusion businesses. In the second half of 1992, Curaflex completed acquisition of two privately held infusion companies, and in March 1993, Curaflex consummated its acquisition of Clinical Homecare Ltd., a publicly held infusion company.


     Thereafter, Curaflex began discussions of a possible merger with a publicly held infusion company, pursuant to which stockholders of the target company would receive Curaflex Common Stock in exchange for their shares of stock of the target company. In April 1993, Curaflex and the target company began legal and financial due diligence and began negotiations towards a definitive merger agreement. Smith Barney, Curaflex's financial advisor, assisted in analyzing certain financial aspects of such potential business combination. In mid-April, Curaflex terminated negotiations with the target company as a result of the emergence of other potential bidders for the target company, the two companies' inability to reach closure on certain issues concerning the acquisition and Curaflex's determination, in light of the foregoing, not to incur further costs in attempting to reach a definitive agreement with the target company. Following this termination, the target company was acquired by another company.

     During the remainder of 1993, Curaflex acquired several small privately held infusion companies and, as discussed below, engaged in acquisition discussions with HealthInfusion, Medisys and T2.

     HealthInfusion. Throughout late 1992 and early 1993, senior management of HealthInfusion held discussions regarding the focus and scope of various expansion opportunities, and considered generally the merits of various possible business combinations. HealthInfusion considered both acquisitions and other strategic alternatives for expanding business into the clinical research, dialysis and managed care businesses. During that period, at the direction of the HealthInfusion Board of Directors, Mr. Gilman contacted representatives of a number of publicly held infusion companies to determine if any of them had an interest in mergers or acquisitions involving HealthInfusion. In addition, Mr. Gilman and other members of HealthInfusion's senior management team continued their ongoing review of privately held businesses that possibly could be acquired by HealthInfusion.

     In late 1992, HealthInfusion began preliminary discussions with a publicly held company concerning the possible acquisition of the outstanding stock of such company by HealthInfusion in exchange for shares of HealthInfusion Common Stock. Over the next several months, the parties conducted legal and financial diligence, and negotiated the terms of the proposed business combination. HealthInfusion's independent accountants and its financial advisor at that time, Raymond James & Associates, Inc., assisted in HealthInfusion's analysis of the proposed transaction. In early April 1993, HealthInfusion was advised that the company with which it was having discussions had received an all cash acquisition proposal. Following further discussions among management and HealthInfusion's financial advisor, HealthInfusion determined it would not be able to increase the amount of consideration it had proposed paying for such target company. In April 1993, the target company accepted the all cash offer and ceased its negotiations with HealthInfusion.

     In April 1993, HealthInfusion and another publicly held infusion company entered into a confidentiality agreement in connection with preliminary discussions of a business combination between the companies. However, such discussions were terminated before the parties reached any understanding as to a possible transaction.

     Medisys. Medisys completed four acquisitions of home infusion therapy companies in 1992, and in July 1993 consummated the acquisition (by merger) of American Home Therapies, Inc., a regional provider of comprehensive home infusion therapy services and related products.

     Initiation of Discussions among Curaflex, HealthInfusion and Medisys. On May 5, 1993, the HealthInfusion Board of Directors authorized the hiring of an investment banker to assist HealthInfusion in formulating and implementing its acquisition strategy. HealthInfusion subsequently signed an engagement letter with Hambrecht & Quist, dated May 24, 1993. At a regularly scheduled meeting of HealthInfusion's Board of Directors on July 14, 1993, Hambrecht & Quist made a presentation on the then current acquisition opportunities available to HealthInfusion and provided a summary of the then current healthcare industry environment based on recent visits by Hambrecht & Quist with a significant number of healthcare companies.


     HealthInfusion began discussions with Curaflex in early May 1993, when Mr. Gilman of HealthInfusion and Mr. Laverty of Curaflex had a number of exploratory discussions with respect to a possible business combination between HealthInfusion and Curaflex. On May 17, 1993, Mr. Gilman and Mr. Laverty met in Dallas, Texas and on May 19, 1993 (with respect to Curaflex) and on May 21, 1993 (with respect to HealthInfusion), Curaflex and HealthInfusion entered into confidentiality agreements. On May 27, 1993, Mr. Gilman and Mr. Laverty met in New York with representatives of Smith Barney and Hambrecht & Quist. Through the summer of 1993, Mr. Gilman and Mr. Laverty continued their preliminary discussions with respect to a possible business combination and began the process of gathering and exchanging information, including publicly available information and certain financial projections for the two companies. By early


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

September 1993, various discussions had ensued between management representatives from HealthInfusion and Curaflex, as well as their respective financial advisors. Various business, financial and legal considerations were discussed during this period, including preliminary terms of a proposed business combination, regulatory approvals, operational issues, retention of management and treatment of benefit plans. Preliminary due diligence activities were conducted by each company during this time as well. No action was taken by HealthInfusion's Board except for endorsing continued discussions and analysis.

     On August 10, 1993, at a regularly scheduled meeting of the Board of Directors of Medisys, Hambrecht & Quist made a presentation regarding the state of the infusion therapy industry, including the factors leading to continuing consolidation in the industry and the need for size in order to overcome industry pricing pressures. The presentation included a brief summary of many of the public companies in the industry, including general information as to the possible compatibility of such companies with Medisys' business operations.

     On September 22, 1993, at a meeting of the Board of Directors of Curaflex, Curaflex management presented to the Board the possibility of a proposed business combination with HealthInfusion. The Curaflex Board of Directors authorized Mr. Laverty to continue discussions with HealthInfusion concerning such proposed transaction.

     In late September 1993, HealthInfusion and Curaflex determined to terminate their preliminary discussions with respect to a possible business combination as a result of the companies' inability to reach closure on various issues relating to the proposed transaction and each party requested the other to return all confidential evaluation material that had been supplied.

     On October 12, 1993, Mr. Gilman met with Medisys' Board of Directors at Medisys' offices. Mr. Gilman had additional conferences with representatives of Medisys with respect to a possible business combination between HealthInfusion and Medisys between October 15 and October 26. During these conferences, Mr. Gilman and Mr. Brummond discussed Medisys' business, the prospects of a proposed combined company, potential benefits to be derived by Medisys stockholders from a merger with HealthInfusion and the historical and projected financial performance of the two companies.

     On October 26, 1993, Mr. Gilman and representatives of Hambrecht & Quist made a presentation to the Board of Directors of Medisys regarding a proposed combination of HealthInfusion and Medisys, and responded to questions from Medisys' Board as to the presentation and the potential benefits to be derived from a business combination of HealthInfusion and Medisys. Following this presentation and discussion, Mr. Gilman and the representatives of Hambrecht & Quist were excused from the meeting and Medisys' Board engaged in further discussion regarding the proposal and the benefits to be derived from a business combination with HealthInfusion or other companies in the industry. No action was taken by Medisys' Board at that time other than to recommend further evaluation and analysis of HealthInfusion's proposal.


     On November 5, 1993, representatives of Medisys met with representatives of Smith Barney regarding the possible engagement by Medisys of Smith Barney to advise Medisys' Board in connection with the proposed business combination with HealthInfusion. At this time, it was learned that Smith Barney had been engaged by Curaflex in connection with Curaflex's discussions with HealthInfusion. Over the next several days, Mr. Laverty, on behalf of Curaflex, Mr. Gilman, on behalf of HealthInfusion, Peter Smith and John D. Hirsch, M.D. on behalf of Medisys (collectively, the "Representatives") and representatives of Smith Barney met to discuss a possible combination of the three companies.


     A regularly scheduled meeting of HealthInfusion's Board of Directors was held on November 9, 1993. At this meeting, Hambrecht & Quist made a presentation with respect to its engagement to review acquisition opportunities on behalf of HealthInfusion. In connection with such presentation, Hambrecht & Quist gave an industry overview which stressed the continuing consolidation in the infusion therapy industry driven by the need for size in order to survive ongoing pricing pressures imposed by third party payors. Hambrecht & Quist also described to the Board of Directors certain preliminary background information with respect to Medisys, stressing that HealthInfusion needed to gather additional information about Medisys before Hambrecht & Quist could determine whether a combination would benefit HealthInfusion and its shareholders. Mr. Gilman

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

also described to the Board his preliminary discussions with Medisys' representatives and his scheduled meeting with Medisys management during the following week. The HealthInfusion Board of Directors agreed that a business combination with Medisys should be given serious consideration, but no action was taken.

     On November 12, 1993, Curaflex management met with the Curaflex Board of Directors to introduce the possibility of a business combination between Curaflex, HealthInfusion and Medisys and to discuss the preliminary discussions of the companies concerning the proposed transaction and its terms. The Curaflex Board of Directors agreed that more information concerning this proposed merger was needed, and authorized Curaflex management to continue such discussions and to begin a due diligence review of HealthInfusion and Medisys.


     Following these preliminary discussions among the Representatives of each of the three companies, on November 16, 1993, HealthInfusion, Curaflex and Medisys signed a confidentiality agreement. Thereafter, the three companies continued the process of gathering and exchanging information and negotiating the basic terms of a proposed business combination. On November 18, 1993, following numerous discussions among the Representatives of the three companies together with Smith Barney, the parties generated a proposal for a combination of the three companies, including the proposed exchange ratios and general terms of employment agreements for the chief executive officer and the president of the combined company, to be submitted to the respective Boards of Directors for approval, and engaged an independent law firm to begin drafting an agreement and plan of merger for the three parties (the "Three-Way Merger Agreement"). During the next few days, each of the Representatives and their respective legal and financial advisors conducted due diligence and began negotiations of the terms of the definitive Three-Way Merger Agreement and related documents.



     At a meeting of the Curaflex Board of Directors on November 23, 1993, Curaflex management and Smith Barney further discussed the progression of the negotiations and the business terms of the proposed Merger. After discussion, the Board of Directors authorized Curaflex management to pursue final negotiation of the material terms of the proposed merger.


     On November 24, 1993, a meeting of the Board of Directors of Medisys was held to discuss preliminarily the proposed combination. At this meeting, Mr. Smith and Dr. Hirsch discussed with the Board of Directors the negotiations that had led to the proposal and the benefits to Medisys and its stockholders from the proposed combination. Piper Jaffray, which had been engaged to render a fairness opinion to the Medisys Board of Directors, discussed the financial aspects of the proposed combination and the procedures that it had undertaken and would continue to undertake to evaluate the proposal from a financial point of view and addressed questions from the Board of Directors. A representative of Oppenheimer Wolff & Donnelly, Medisys' outside legal counsel, made a presentation regarding the fiduciary duties of the directors, the structure of the proposed transaction, the negotiations of the Three-Way Merger Agreement among the lawyers for the three companies and the status of due diligence reviews of the business and legal affairs of Curaflex and HealthInfusion. Following considerable further discussion of the terms of the proposed transaction, including the exchange ratios, management of the combined entity, plans for consolidation and expansion, the Board of Directors of Medisys concurred with the recommendation to pursue further negotiation of the material terms of the business combination with Curaflex and HealthInfusion.

     On November 26, 1993, HealthInfusion's senior management and representatives of Hambrecht & Quist presented to HealthInfusion's Board of Directors, on a telephone conference call, their preliminary recommendations and analyses with respect to the possible business combination with Curaflex and Medisys. At this meeting, HealthInfusion management discussed with its Board of Directors its assessment of each company's business, the prospects of the proposed combined company, potential benefits to be derived from a merger with Curaflex and Medisys and the historical and projected financial performance of the three companies. Representatives of Hambrecht & Quist then discussed their preliminary financial analyses that had previously been distributed to Board members. The November 26, 1993 meeting proceeded with management and the Board of Directors of HealthInfusion discussing the structure of the potential business combination and the proposed exchange ratios for such a transaction, as well as the issues of combined operations, retention of management and regulatory approvals. The Board of Directors of HealthInfusion concurred with its

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management's recommendation to pursue negotiations of all material terms of the business combination with Curaflex and Medisys.


     On November 30, 1993, at a special meeting of the Curaflex Board of Directors, Smith Barney presented its financial analysis of the proposed transaction among Curaflex, HealthInfusion and Medisys and delivered its oral opinion (subsequently confirmed in writing) as to the fairness of the Curaflex Exchange Ratio from a financial point of view to the holders of Curaflex Common Stock. A representative of Curaflex's outside counsel, Morrison & Foerster, made a presentation regarding the fiduciary duties of the directors, the structure of the transaction and the material terms of the proposed Three-Way Merger Agreement, including the terms of the proposed employment agreements for Messrs. Laverty, Gilman and Brummond (the "Executive Employment Agreements"). After discussions among the Board of Directors, Curaflex management and its advisors, and a review of the terms of the Three-Way Merger Agreement, drafts of which had been supplied to the members of the Board, the Board of Directors unanimously approved the proposed merger between Curaflex, Medisys and HealthInfusion, and the terms thereof, including the exchange ratio and retention of management, and directed Mr. Laverty to finalize and execute the Three-Way Merger Agreement.


     On November 30, 1993, a special meeting of the Board of Directors of HealthInfusion was held to discuss the terms of the proposed Three-Way Merger Agreement among HealthInfusion, Curaflex and Medisys, draft copies of which had previously been provided to each of the Board members. The November 30 meeting of the Board of Directors of HealthInfusion included (i) a presentation by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quantel, P.A., HealthInfusion's outside legal counsel, on the fiduciary responsibilities of the Board of Directors and other structural and other general issues relating to the potential merger, including the proposed terms of certain employment and severance arrangements for certain members of HealthInfusion's management, (ii) a presentation by Arthur Andersen & Co., HealthInfusion's independent public accountants, with respect to the treatment of the merger as a "pooling-of-interests" for accounting and financial reporting purposes, as well as the contemplated tax-free nature of the transaction, and (iii) a presentation by Hambrecht & Quist of its financial analyses of the proposed merger, as well as its fairness opinion to the HealthInfusion Board of Directors. Following discussions among the Board of Directors and management of HealthInfusion, including the need to act promptly to respond to the consolidation in the infusion therapy industry, the Board of Directors unanimously approved a proposed merger with Curaflex and Medisys, including the exchange ratio previously discussed, and authorized and directed Mr. Gilman and Mr. Fine, Vice Chairman of the Board, to finalize negotiations of the other terms of the Three-Way Merger Agreement.

     On November 30, 1993, a special meeting of the Board of Directors of Medisys was convened to consider the proposed Three-Way Merger Agreement among Medisys, Curaflex and HealthInfusion, a draft of which had previously been provided to each Board member. At this meeting, a representative of Oppenheimer Wolff & Donnelly made a presentation regarding the structure of the transaction and the material terms of the Three-Way Merger Agreement. Following this presentation, Piper Jaffray made a presentation regarding its financial analysis of the proposed combination and its fairness opinion to the Medisys Board of Directors. Following discussion of the proposed merger, the Board of Directors approved the proposed merger and authorized the officers of Medisys to finalize the negotiations and execute the Three-Way Merger Agreement on behalf of Medisys.

     On December 1, 1993, Curaflex, HealthInfusion and Medisys executed a definitive Three-Way Merger Agreement.

     Initiation of Discussions Regarding Four-Way Merger. In October 1993, Mr. Laverty and Mr. Haire held a preliminary and exploratory discussion with respect to a possible business combination between T2 and Curaflex. On January 7, 1993, following the announcement of the Three-Way Merger Agreement, Messrs. Laverty, Gilman, Haire and Carter met regarding the possibility of combining T2 with the entity that would result from the merger of Curaflex, HealthInfusion and Medisys.

     On January 10, 1994, Messrs. Laverty, Gilman, Sweeney, Haire and Carter, Donald E. Strange, a director of Curaflex, and certain consultants and advisors to T2, met to explore again the possibility of T2combining with Curaflex, HealthInfusion and Medisys. At the meeting, Messrs. Laverty and Gilman made

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an oral presentation on the strategic benefits to all parties of such a combination. No discussion was held regarding the terms or conditions of any potential transaction among the parties.

     On January 17, 1994, representatives of T2, including Messrs. Haire, Carter and Sweeney, met with Messrs. Laverty and Smith to further explore a possible merger transaction between T2, Curaflex, HealthInfusion and Medisys. At the meeting, the T2 representatives gave a presentation concerning T2's business and presented a proposal for a four-way merger that would retain exchange ratios for the previously negotiated three-way merger among Curaflex, HealthInfusion and Medisys and provide T2 stockholders with an exchange ratio that would value shares of T2 Common Stock at $10.50 per share when calculating (on a fully diluted basis) the percentage of the new entity resulting from the merger that would be owned by the T2 stockholders. In addition, the proposal called for adjustments to the employment/severance arrangements established in the previously negotiated three-way merger transaction. Messrs. Laverty and Smith informed the T2 representatives that they would present the proposal to HealthInfusion and the respective Boards of Directors of Curaflex and Medisys. At the meeting, Messrs. Sweeney, Haire and Carter agreed that, if Curaflex, HealthInfusion and Medisys determined to continue discussions with T2 and the parties commenced due diligence investigations of each other, T2 would agree not to initiate, solicit, encourage or facilitate any inquiries or proposals from any other party concerning a sale of T2 through February 2, 1994 or as long as productive efforts were being made in pursuit of the proposed transaction.


     During the next two weeks, representatives from T2, Curaflex, HealthInfusion and Medisys engaged in discussions concerning the proposed business combination among the four companies. In addition, each of Kidder, Peabody in the case of T2, Smith Barney in the case of Curaflex, Hambrecht & Quist in the case of HealthInfusion and Piper Jaffray in the case of Medisys evaluated the transaction from a financial point of view during this period. Effective as of January 19, 1994, T2, Curaflex, HealthInfusion and Medisys entered into confidentiality agreements, and the parties and their respective financial and legal advisors began financial and legal due diligence. Also effective as of January 19, 1994, T2 engaged Kidder, Peabody to render an opinion with respect to the proposed T2 Exchange Ratio in the Merger.



     On January 24, 1994, a special meeting with the Board of Directors of Curaflex was held to discuss expanding the three-way merger to include T2. Smith Barney discussed certain financial aspects of the proposed transaction, and representatives of Curaflex's outside counsel, Green, Stewart & Farber and Morrison & Foerster, discussed the legal aspects of the proposed four-way merger, including the due diligence conducted with respect to T2 and the structure and timing of the proposed transaction. After discussions among the Board members, the Board resolved to continue negotiations regarding a business combination involving HealthInfusion, Medisys and T2.


     On January 24, 1994, a special meeting of the Board of Directors of Medisys was held to discuss the proposed expansion of the three-way merger to include T2. Considerable discussion took place concerning the status of the discussions, the limited due diligence conducted to date, and the proposed structure and timing of the transaction. Following this discussion, the Board resolved to continue negotiations regarding a business combination involving Curaflex, HealthInfusion and T2.

     On January 25, 1994, a special meeting of the Board of Directors of HealthInfusion was held to discuss the proposed expansion of the three-way merger to include T2. Management of HealthInfusion advised the Board as to the status of discussions, the limited due diligence conducted to date, the proposed exchange ratio, the timing and structure of the proposed transaction and possible alternatives. No action was taken by HealthInfusion's Board.

     On January 25, 1994, Stanley S. Trotman, a director of T2, with the prior approval of Mr. Haire, spoke with a representative of W.R. Grace & Co. ("Grace") at the latter's request. Grace was one of the companies with whom Mr. Haire had met in September 1993 regarding a possible business combination. Shortly after the September 1993 meeting, representatives of Grace informed Mr. Haire that Grace was not interested in pursuing a business combination with T2 and no further discussions were held. The Grace representatives indicated to Mr. Trotman that Grace had become interested again in a possible combination with T2. Mr. Trotman informed the Grace representative that he would relay Grace's interest to T2. Mr. Trotman then informed Mr. Haire of Grace's interest.

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Mr. Trotman informed the Grace representative that he would relay Grace's interest to T2. Mr. Trotman then informed Mr. Haire of Grace's interest.

     Shortly after January 25, 1994, T2's outside legal counsel called the Grace representative to inform him that T2 was engaged in acquisition discussions with another party (counsel did not name Curaflex, HealthInfusion or Medisys) and of T2's agreement with such other party to refrain from initiating, soliciting, encouraging or facilitating proposals from other parties concerning a sale of T2. The Grace representative told T2's counsel that he understood T2's obligations.

     On January 26, 1994, Mr. Laverty and Mr. Gilman met with representatives of T2 at T2's principal executive offices in Alpharetta, Georgia, to continue discussions concerning a business combination among the four parties. Those discussions and negotiations continued over the weekend of January 28-30 in Southern California, when management representatives from all four companies met to further consider the terms and conditions of the proposed business combination. Issues discussed during these meetings included regulatory approvals, operational issues, management for the new company, the employment/severance arrangements and the exchange ratio for T2 Common Stock in the proposed four-way merger.

     On January 28, 1994, T2 received an unsolicited letter from Grace setting forth a proposal to acquire T2 in a tax-free merger in which each outstanding share of T2 common stock would be converted into $10.25 per share of Grace common stock (the "Grace Proposal"). According to the letter, the proposal was subject to the approval of Grace's Board of Directors, negotiation of a mutually satisfactory merger agreement, satisfactory completion of due diligence on T2 and satisfactory resolution of all outstanding stockholder litigation against T2. On January 31, 1994, Mr. Haire responded to Grace with a letter in which he acknowledged receipt of Grace's letter and stated that it was T2's preliminary view that the conditions attached to the Grace Proposal made the proposal highly contingent. Mr. Haire further informed Grace that T2's Board of Directors would be meeting on the evening of February 1 to consider the Grace Proposal as well as other alternatives. He also informed Grace that if T2 did not receive another written proposal from Grace by the evening of February 1, the T2 Board would assume that the Grace Proposal was the proposal that Grace would want the Board to consider. T2 did not receive any further proposal from Grace.

     During the two weeks following the January 17, 1994 meeting, Mr. Haire kept T2's Board of Directors apprised of developments relating to the proposed combination with Curaflex, HealthInfusion and Medisys. On January 29, T2's Board met informally to review the status of the discussions and negotiations on the proposed transaction.

     At a meeting of T2's Board of Directors on February 1, 1994, at which the entire Board, certain members of senior management, Mr. Sweeney, representatives of Kidder Peabody, outside legal counsel and other advisors were present, the Board received presentations regarding, among other things (i) the background of the proposed four-way merger, (ii) the strategic rationale for, and potential benefits of, the proposed four-way merger, (iii) a summary of due diligence findings on each of Curaflex, HealthInfusion and Medisys, (iv) the terms of the proposed Merger Agreement, drafts of which had been provided to the Board prior to the meeting, (v) the terms of the proposed employment and severance arrangements to be entered into by the various executive officers and consultants of T2, Curaflex, HealthInfusion and Medisys as provided in the proposed Merger Agreement and (vi) the terms of the engagement of Kidder Peabody to render its opinion to T2 with respect to the T2 Exchange Ratio in the Merger, which terms the Board ratified. Kidder, Peabody then made a presentation to the T2 Board of Directors, which presentation included Kidder, Peabody's oral opinion (subsequently confirmed in writing) to the effect that, as of the date thereof, the T2 Exchange Ratio was fair, from a financial point of view, to the T2 stockholders. See "-- Opinion of Kidder Peabody." The Board then discussed the letter received from Grace. In that regard, the Board considered, among other factors (i) the conditional nature of the Grace Proposal relative to the status of the proposed transaction with Curaflex, HealthInfusion and Medisys,
(ii) the effect that any pursuit of the Grace Proposal, and corresponding delay to the proposed four-way merger, would have on the prospects of consummating the latter transaction, particularly in light of the fact that the other three parties appeared prepared to proceed with the Three Way Merger Agreement, and
(iii) the prospects for increasing stockholder value through the proposed four-way merger compared to a combination with Grace. After discussion, the Board of Directors decided to consider

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

transaction as an alternative if T2 imposed any delay to pursue the Grace Proposal, no further investigation of the Grace Proposal was undertaken at such time.

     On February 1, 1994, a special meeting of the Board of Directors of HealthInfusion was held to further discuss the proposed expansion of the three-way merger to include T2. At the meeting, (i) Hambrecht & Quist made a brief presentation with respect to its meetings with representatives of T2 and certain preliminary thoughts as to the proposed transaction, but was not at that time in a postion to present its financial analysis to the Board, (ii) HealthInfusion's legal counsel gave a brief presentation as to the status of HealthInfusion's ongoing due diligence review, and (iii) Arthur Andersen & Co. briefly discussed the requirements to be satisfied for pooling-of-interests accounting treatment. The HealthInfusion Board engaged in significant discussions with respect to the proposed exchange ratio, the structure of the transaction (including the possible loss of the pending three-way merger should the proposed four-way merger not be consummated), the proposed modifications for certain employment and severance arrangements for HealthInfusion management, certain possible modifications to the three-way merger and alternatives. Following discussion among the Board members, the Board concluded that it was not yet in a position to approve the proposed four-way merger transaction and instructed management to advise Curaflex, Medisys and T2 of that position.


     On February 1, 1994, a special meeting of the Board of Directors of Medisys was held to further discuss the proposed expansion of the three-way merger to include T2. At the meeting, members of the Board and management reported on the status of the negotiations, the proposed structure and timing of the transaction, the effect of the proposed transaction on the pending three-way merger in the event that the four-way transaction was not consummated, and the status and preliminary results of the due diligence conducted with respect to T2. Following considerable discussion, the Board authorized management to continue with the negotiations and due diligence relating to the proposed four-way transaction.


     On February 2, 1994, Curaflex, HealthInfusion and Medisys received a letter from T2 informing them that the proposal for the four-way business combination would expire at the end of that day. The letter also proposed that, in the event HealthInfusion should determine not to participate in the four-way business combination, Curaflex, Medisys and T2 enter into a three-way merger based on the exchange ratios that had been negotiated in connection with the four-way merger proposal. Each of Curaflex, HealthInfusion and Medisys requested additional time by which to respond to T2's proposals. T2 thereafter extended the deadline for approval of the four-way merger by the Curaflex, HealthInfusion and Medisys Boards of Directors to February 4, 1994.


     At a special meeting of the Board of Directors of Curaflex held February 2, 1994, the Board further considered the proposals outlined by T2 and Smith Barney reviewed with the Board the financial aspects of the four-way business combination. After considerable discussion by the Board, the Board resolved to preliminarily approve the four-way business combination, subject to receipt of a fairness opinion from Smith Barney, and to delay considering a three-way business combination among Curaflex, Medisys and T2 until such time that HealthInfusion determined definitively not to pursue the four-way business combination, and until Smith Barney and Curaflex management were able to analyze the alternative three-way business combination which T2 had proposed. Each member of the Board voting on the matter voted in favor of the resolution. Donald E. Strange abstained from the vote because of his arrangement with Curaflex pursuant to which he will receive certain consideration as consulting fees upon consummation of the Merger. See "The Merger -- Interests of Certain Persons in the Merger."


     At a special meeting of the Board of Directors of Medisys on February 2, 1994, representatives of management and members of the Board reviewed with the entire Board the status of the negotiations regarding the proposed four-way merger, including greater detail concerning the proposed ownership percentage and proposed management and severance arrangements. Also at the meeting, legal counsel for Medisys reported on the terms of the proposed four-way merger agreement, including specifically the differences from the agreement relating to the three-way transaction and various proposals relating to the status of the three-way transaction in the event that the four-way transaction was not consummated. In addition, legal counsel reported on the status of the due diligence that had been conducted concerning T2. Also at this meeting, representatives of Piper Jaffray gave the Medisys Board an overview of the nature and scope of the procedures and methods that Piper Jaffray was using in its financial analysis of the proposed four-way merger. The representatives of Piper Jaffray responded to questions from members of the Medisys Board regarding the proposed four-way merger, but did not, at that time, render any opinion as to the fairness of the proposed four-way merger.

     On February 4, 1994, a special meeting of the Board of Directors of HealthInfusion was held to discuss certain proposed changes to the four-way merger proposal made in response to HealthInfusion's concerns, as well as T2's proposal to pursue a merger transaction with Curaflex and Medisys should HealthInfusion not elect to participate in the four-way merger transaction. Representatives of Hambrecht & Quist presented a preliminary financial analysis of the proposed transaction, with particular emphasis on the impact of revised estimates of fourth quarter results for each of HealthInfusion, Curaflex and Medisys, on the anticipated contribution analysis previously summarized for the Board. After summarizing its revised financial analysis, Hambrecht & Quist issued its oral opinion (later confirmed in writing) that the four-way merger transaction was fair, from a financial point of view, to the shareholders of HealthInfusion. See " -- Opinion of Hambrecht & Quist." Representatives of Hambrecht & Quist also discussed various benefits and risks of the proposed four-way merger transaction. Following further discussions among Board members and management, the Board of Directors unanimously approved the proposed four-way merger transaction subject to certain conditions, including (i) confirmation of certain management roles in Coram, (ii) satisfaction that the transaction would qualify as a pooling-of-interests for accounting purposes, and
(iii) the Board's review of the final, definitive merger documentation.


     Curaflex held a special meeting of its Board of Directors on February 4, 1994, to consider and approve the four-way business combination. Smith Barney presented its financial analysis of the transaction, and rendered its oral opinion (subsequently confirmed in writing) to the effect that, as of such date, the Curaflex Exchange Ratio was fair, from a financial point of view, to the holders of Curaflex Common Stock. The financial analyses and opinion of Smith Barney are discussed below under "-- Opinion of Smith Barney." After discussions among the Board of Directors, Curaflex management and its advisors, and a review with Curaflex's outside counsel, Morrison & Foerster, of the terms of the Merger Agreement (including the revised terms of the employment and severance arrangements to be offered to certain T2, Curaflex, HealthInfusion and Medisys executive officers and consultants), each member of the Board of Directors voting on the matter approved the proposed merger between T2, Curaflex, HealthInfusion and Medisys, and the terms thereof, including the exchange ratios, and directed Mr. Laverty to finalize and execute the Merger Agreement. As discussed above in connection with Curaflex's February 2 meeting, Donald E. Strange abstained from voting.



     On February 4, 1994, a special meeting of the Board of Directors of Medisys was convened to consider the proposed Merger Agreement among Curaflex, HealthInfusion, Medisys and T2, a draft of which had previously been provided to each Board member. At this meeting, a representative of Oppenheimer Wolff & Donnelly made a presentation to the Medisys Board regarding the structure of the transaction and the material terms of the Merger Agreement. Following this presentation, Piper Jaffray made a presentation to the Medisys Board and responded to questions from members of the Board regarding its analysis of the fairness to the stockholders of Medisys of the consideration to be received in the Merger. At this time, Piper Jaffray also delivered its oral opinion (later confirmed in writing) as to the fairness, from a financial point of view, to the stockholders of Medisys of the consideration to be received in the Merger. The financial analyses and opinion of Piper Jaffray are discussed below under "-- Opinion of Piper Jaffray." Following discussion of the proposed Merger, each member of the Board of Directors of Medisys voting on the matter approved the proposed Merger and authorized the officers of Medisys to finalize the negotiations and execute the Merger Agreement.


     Between February 4 and February 6, 1994, representatives of the four companies continued their discussions.

     On February 6, 1994, a special meeting of the Board of Directors of HealthInfusion was held to confirm the satisfaction of the conditions to HealthInfusion's approval and execution of the Merger Agreement established at the prior Board meeting. Following an informational update by Mr. Gilman and a discussion of certain contemplated changes to the Merger Agreement, the Board authorized and directed Mr. Gilman to execute the Merger Agreement.

     On February 6, 1994, a special meeting of the Board of Directors of T2 was convened to consider the proposed four-way merger and Merger Agreement in its final negotiated form. All directors participated in the meeting as well as Mr. Sweeney, T2's outside counsel and other advisors. At the meeting (i) Mr. Haire summarized developments since the February 1 Board meeting, (ii) T2's outside legal counsel and other advisors again described the scope of the due diligence investigation performed on the other three companies, (iii) Kidder, Peabody confirmed its oral opinion previously delivered at the February 1 meeting and
(iv) T2's outside counsel made a presentation regarding the structure of the transaction and the principal terms and conditions of the Merger Agreement in its final form. The Board again considered the Grace Proposal and concluded that such proposal was highly contingent and would involve extensive negotiation and documentation as well as satisfaction of conditions outside of T2's control. The Board weighed such factors against the imminence of entering into the four-way merger and the prospect of not being able to participate in such transaction as an alternative if T2 imposed any delay to pursue the Grace Proposal. Finally, the Board considered the price per share and form of consideration included in the Grace Proposal and the fact that the Grace Proposal imposed a ceiling of $10.25 on the value per share of T2 Common Stock which would be received by the T2 stockholders. In light of such considerations the T2 Board did not consider the value per share of T2 Common Stock offered by the Grace Proposal sufficient enough to be in the best interest of T2 and its stockholders compared to the prospects for increasing stockholder value through the proposed Merger. After discussion, the T2 Board of Directors approved the Merger and the transactions contemplated thereby by a vote of 4-1 with Anthony C. Smith casting the vote against the proposal. In so doing, Mr. Smith expressed (i) concern as to whether the other parties' historical operating results reflected current pricing and reimbursement pressures being imposed by third party payors on the infusion therapy industry generally; (ii) a concern over the fact that the Merger Agreement did not include a mechanism for adjusting the stock exchange ratio to account for changes in the business or financial condition of the constituent companies; (iii) concern over the amount of the "break-up" fees contemplated by the Merger Agreement; (iv) concern regarding the amount of transaction fees and severance payments associated with the proposed transactions and the fact that T2's financial resources would be used partially to fund such obligations; and
(v) concern that Kidder, Peabody's analysis of the potential pro forma financial effects of the Merger was based in part on financial forecasts of each of the other constituent companies prepared by their respective managements. Mr. Smith also expressed disagreement with the Board's determination to pursue the Merger as opposed to further discussions with Grace. While other Board members had also noted concerns similar to those raised by Mr. Smith, such members concluded that the benefits associated with the Merger outweighed the noted concerns. Accordingly, such members concluded that the Merger was in the best interests of T2 and its stockholders for the reasons described herein and voted to recommend approval of the Merger to T2's stockholders. See "Background of the Merger -- T2's Reasons for the Merger and Board of Directors' Recommendation."



     Thereafter, on February 6, 1994, representatives from each of T2, Curaflex, HealthInfusion and Medisys executed the four-way Agreement and Plan of Merger. A copy of the four-way Agreement and Plan of Merger is attached to this Joint Proxy Statement/Prospectus as Appendix A-1.



     On March 9, 1994, the Curaflex Board of Directors held a meeting to consider the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan. After discussions among the Board of Directors, Curaflex management and its advisors, the Board of Directors (with Mr. Strange abstaining for the reasons discussed above) ratified the Merger Agreement and the transactions contemplated thereby and approved adoption by Coram of the 1994 Stock Option/Stock Issuance Plan and the Employee Stock Purchase Plan, subject to approval by the stockholders of each of T2, Curaflex, HealthInfusion and Medisys. Each member of the Board voting on this matter voted in favor of these resolutions.



     On March 24, 1994, the Medisys Board of Directors held a meeting to consider the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan. After discussions among the Board of Directors, Medisys management and its advisors, the Board of Directors approved the adoption by

Coram of the 1994 Stock Option/Stock Issuance Plan and the Employee Stock Purchase Plan, subject to approval by the stockholders of each of T2, Curaflex, HealthInfusion and Medisys.

     The Merger Agreement entered into on February 6, 1994 provided that Charles
A. Laverty would be Coram's President and Chief Executive Officer. On March 28, 1994, Messrs. Sweeney, Carter, Gilman and Smith called Sage Givens, a director of Curaflex, to communicate their belief that, in addressing the difficult issues of merging four companies into one, the Chief Executive Officer of Coram should be someone not currently employed by T2, Curaflex, HealthInfusion or Medisys. Mr. Sweeney had subsequent telephone conversations during the next few days with a number of the other outside directors of Curaflex. On April 6, 1994, Mr. Sweeney and Messrs. Carter, Gilman and Smith (as representatives of T2, HealthInfusion and Medisys, respectively) met with the Board of Directors of Curaflex to discuss their concerns about who should be the President and Chief Executive Officer of Coram. Later that day, the Curaflex Board of Directors received a letter from Messrs. Sweeney, Carter, Gilman and Smith requesting that the dialogue between them and the Curaflex Board be continued and that, if the Curaflex Board ultimately determined that Mr. Laverty should be the Chief Executive Officer of Coram, the other companies would honor that decision. The Curaflex Board appointed outside directors Sage Givens and Jack Chamberlin to act as their representatives in the discussions on the Coram Chief Executive Officer issue.

     During the next three weeks, Mr. Sweeney, Mr. Chamberlin and Ms. Givens had several further discussions. During this period, Mr. Sweeney also had a number of discussions with Mr. Laverty concerning their respective roles with Coram going forward. On April 29, 1994, Messrs. Sweeney and Laverty reached agreement as to their respective management positions at Coram after the Merger and proposed revisions to be made to the Merger Agreement and to Mr. Laverty's proposed employment agreement with Coram.


     During the week of May 2, 1994, the Boards of Directors of each of T2, Curaflex and Coram approved amendments to the Merger Agreement providing for (i) Mr. Sweeney to be the Chairman and Chief Executive Officer of Coram, (ii) Mr. Laverty to be the Senior Executive Vice President of Coram, (iii) the designation of Norman H. Werthwein as the Acting Chief Financial Officer of Coram, and (iv) revised terms for the employment agreement with Mr. Laverty called for by the Merger Agreement. Such amendments were approved by the Board of HealthInfusion on May 25, 1994 and by the Board of Medisys on May 26, 1994. A copy of such First Amendment to Agreement and Plan of Merger is attached to this Joint Proxy Statement/Prospectus as Appendix A-2.



     On May 5, 1994, the HealthInfusion Board of Directors held a meeting to consider the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan. After discussions among the Board of Directors, HealthInfusion management and its advisors, the Board of Directors unanimously recommended adoption by Coram of the 1994 Stock Option/Stock Issuance Plan and the Employee Stock Purchase Plan, subject to approval by the stockholders of each of T2, Curaflex, HealthInfusion and Medisys.



     Pursuant to a Unanimous Written Consent of the Board of Directors of T2 dated June 2, 1994, the T2 Board of Directors unanimously recommended adoption by Coram of the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan, subject to approval by the stockholders of each of T2, Curaflex, HealthInfusion and Medisys.



     Determination of Exchange Ratios. The exchange ratios for the initial three-way merger were determined by arms-length negotiations among the Representatives for the three companies. The Representatives considered the business, operations and management of each of the companies to be substantially comparable. It was, therefore, deemed appropriate to value each company on a comparable basis. The Representatives initially considered relative exchange ratios based on market trading prices of each of the companies over periods ranging from 1 to 365 days. Basing relative ownership solely on the market prices for the three companies at November 29, 1993, the resulting ownership of Curaflex, HealthInfusion and Medisys stockholders in the combined entity would have been 39%, 30% and 31%, respectively. The implied ownership ratios resulting from such trading prices created a perceived disparity from the goal of valuing the companies on a comparable basis due to differences in the historical multiples for each company, including an historical high price-to-earnings ratio for Medisys as compared to an historical low price-to-earnings ratio for HealthInfusion. The Representatives then considered the relative contribution of each company to the earnings of the combined entity for periods from 1990-1995, including the projected earnings of HealthInfusion which approximated the projected earnings of Curaflex, and determined that the exchange ratios should result in relative ownership in the combined entity which would more closely reflect the relative earnings contribution of each Curaflex, HealthInfusion and Medisys to the historical and projected earnings of the combined entity, rather than historical market valuations. The final exchange ratios for the three-way merger were then negotiated by the Representatives and, as a result of those exchange ratios, the stockholders of Curaflex, HealthInfusion and Medisys would have received owneship interests in the combined entity of approximately 39.6%, 37.67% and 22.67%. Based on the public market valuations at the time of the December 1, 1993 execution of the three-way merger agreement among Curaflex, HealthInfusion and Medisys, the exchange ratios for the three companies (which are also the Exchange Ratios for those companies under the Merger Agreement) implied a premium to HealthInfusion shareholders and a discount for stockholders of Curaflex and Medisys.



     Upon the entrance of T2 into the Merger negotiations, it was determined that the initial three-way valuations should not be altered, since a binding Merger Agreement among the initial three companies had already been executed. At the January 17, 1994 meeting discussed above, T2's representatives indicated that it would be necessary for T2 stockholders to receive a premium over T2 Common Stock's then current market price if the three other companies wanted to add T2 to the pending three-way merger transaction. Based on this, the parties negotiated a preliminary exchange ratio of 0.627 for T2 which reflected T2's contribution to an implied transaction value of the Merger as determined by reference to the then current trading prices for Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock multiplied by their respective number of estimated fully diluted shares outstanding and an assumed trading price for T2 Common Stock of $10.50 per share multipled by T2's fully diluted shares outstanding. The parties utilized a different methodology in determining T2's Exchange Ratio because of T2's negotiating position that a $10.50 per share value for T2 Common Stock was necessary. The preliminary T2 exchange ratio based on the $10.50 per share proposal by T2 was anticipated to result in a relative ownership interest in Coram for T2, Curaflex, HealthInfusion and Medisys stockholders of approximately 66.2%, 13.1%, 12.3% and 8.4%, respectively. However, when the final fully diluted share calculations were performed by the companies' investment bankers utilizing the treasury stock method, applying a $10.50 per share assumed valuation for T2 resulted in a higher exchange ratio for T2 than the preliminary exchange ratio, with attendant relative ownership interests in Coram for T2 stockholders that was higher than initially anticipated and for HealthInfusion and Medisys stockholders that were lower than initially anticipated. (The treasury stock method values common stock equivalents outstanding (e.g., options and warrants) and, consistent with the fully diluted calculations for the three-way merger, shares issuable post-Merger as a result of pre-existing earnout arrangements were excluded.) After further negotiations between the parties, the final T2 Exchange Ratio (0.630) was agreed upon, resulting in Coram ownership interests for T2, Curaflex, HealthInfusion and Medisys stockholders at the time of approximately 67.2%, 13.3%, 11.6% and 7.9%, respectively. The various Exchange Ratios determine the percentage of ownership interest the stockholders of T2, Curaflex, HealthInfusion and Medisys will have in Coram.


T2'S REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION

     T2's Board of Directors believes that the Merger is fair to and in the best interests of T2 and its stockholders, that the terms of the Merger Agreement are fair to T2 and its stockholders and has approved the Merger Agreement and the Merger and the transactions contemplated thereby. T2'S BOARD OF DIRECTORS RECOMMENDS THAT T2'S STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     At meetings held on February 1 and 6, 1994, T2's Board of Directors, with the assistance of Kidder, Peabody and T2's outside legal and other advisors, considered the terms and structure of the Merger and the related transactions and reviewed the legal, financial and other ramifications of the Merger and the related transactions.

     In reaching its decision to enter into and to recommend the adoption of the Merger Agreement and the Merger, T2's Board of Directors considered a number of factors, including, without limitation, the following:



          1. The relative trading prices of T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock. The T2 Board placed particular emphasis on the substantial ownership (approximately 67%) of Coram that T2's stockholders would have as a result of the T2 Exchange Ratio and the opportunity such ownership would afford T2 stockholders to ultimately influence the policies and management of Coram.



          2. The results of operations, financial condition, competitive position and prospects of each of T2, Curaflex, HealthInfusion and Medisys, both on an historical and prospective basis and as separate and combined entities, for T2 prepared by T2's management, particularly in light of the rapidly changing conditions and trend toward consolidation in the infusion therapy industry. See "Risk Factors." The T2 Board concluded that T2 needed greater size in order to effectively compete and that the Merger would enable T2 to attain such size far more rapidly than by remaining independent.



          3. The need for T2 to establish a larger sales force. The T2 Board concluded that the Merger would enable T2 to immediately and substantially increase its relatively small sales force by combining its sales force with the sales forces of Curaflex, HealthInfusion and Medisys. As of March 31, 1994, T2 had a total of only twelve persons working on a full-time basis within its managed care and traditional sales forces. With the addition of the respective sales forces of Curaflex, HealthInfusion and Medisys, the combined companies will have a sales force in excess of 100 persons. The T2 Board believed that the "purchase" of a sales force was the most expeditious way to build a foundation to support future revenues.



          4. The opportunity that the Merger will provide for T2's stockholders to have continued equity participation in a larger, more diversified enterprise with enhanced geographic presence and generally greater managerial, financial and marketing resources and opportunities. In particular, the T2 Board concluded that the strength of HealthInfusion's presence in Florida and the Southeastern United States, of Medisys' presence in the Midwest and of Curaflex's presence in the Western United States coupled with the strength of the field organizations supporting such presence, would provide T2 with opportunities for expansion that it would not otherwise have on its own. The T2 Board of Directors concluded that by combining its resources with the other constituent companies pursuant to the Merger, T2's ability to compete more effectively against other companies in the industry, several of which have significantly greater resources than T2, would be enhanced.



          5. The presentation of Kidder, Peabody to the T2 Board of Directors on February 1, 1994, including Kidder, Peabody's oral opinion which it confirmed on February 6, 1994 (and subsequently confirmed in writing), to the effect that the T2 Exchange Ratio was fair, from a financial point of view, to the holders of T2 Common Stock. The Board of Directors of T2 was not presented with a specific valuation range for T2 and therefore the Board of Directors was unable to consider such information in making its determinations. The T2 Board of Directors considered the various financial, comparative, pro forma and contribution analyses of T2, Curaflex, HealthInfusion and Medisys, included in Kidder, Peabody's presentation and felt that such analyses, taken as a whole, supported a conclusion that the T2 Exchange Ratio was fair, from a financial point of view, to the T2 stockholders. See "-- Opinion of Kidder, Peabody." Such conclusion was a key factor in the T2 Board's decision to recommend approval of the Merger.



          6. The terms of the Merger Agreement and the structure of the Merger generally. In regard to the Merger Agreement, the T2 Board of Directors placed special emphasis on the usual and customary nature of the conditions to closing as well as the "no shop" and "break up" fees applicable to the constituent companies in the Merger Agreement. The T2 Board of Directors concluded that the nature of the closing conditions provided T2 with reasonable assurance that the Merger, once announced, would ultimately be consummated. Moreover, the T2 Board of Directors concluded that the consequences of the "no shop" and "break up" fee provisions to the other constituent companies offered T2 assurance that each of the other constituent companies was sufficiently committed to consummating the Merger.

          7. The fact that the Merger should permit the holders of T2 Common Stock to exchange their shares for Coram Common Stock on a tax-free basis. See "Merger -- Terms of the Merger Agreement" and "-- Federal Income Tax Consequences." Business combination transactions in which there is a material cash component as part of the consideration to be received by stockholders, as opposed to an exchange of shares as in the Merger transaction, may result in a taxable event to such stockholders upon consummation of such transaction.



          8. Provisions of the Merger Agreement permitting T2, to the extent required to fulfill the fiduciary duties of its Board of Directors, to participate in negotiations or discussions with respect to alternative offers or proposals to acquire all or substantially all of the business, properties or capital stock of T2 and permitting T2's Board of Directors to pursue such an alternative acquisition proposal, subject to the payment of a specified "break-up" fee. See "-- Terms of the Merger Agreement." The T2 Board of Directors believed that such provisions adequately provided for the ability of T2 to entertain unsolicited third party acquisition proposals, and thus fulfill its fiduciary duties to T2 and the T2 stockholders, while still participating in the Merger.



          9. The results of T2's previous efforts in pursuing alternative business combination transactions designed to enhance stockholder value. Prior business combination possibilities considered by the T2 Board of Directors would not have resulted in T2 achieving a scale of operations equivalent in size and scope to the combined operations resulting from the Merger. The T2 Board concluded that the Merger presented the most likely available and viable alternative for achieving the greater scale necessary for effectively competing in a rapidly consolidating industry while obtaining a satisfactory benefit to the stockholders of T2.



          10. The T2 Board of Directors believes that the resulting conversion of shares of T2 Common Stock that are currently restricted by operation of the securities laws into freely tradeable shares of Coram Common Stock should result in a greater base of stockholders who can potentially trade on the open market, providing for a more active, liquid trading market. See "Price Range of Common Stock -- Market for T2 Common Stock and Related Stockholder Matters."



     In view of the variety of factors considered by T2's Board of Directors in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to such factors. However, in reaching the decision to approve the Merger Agreement, the T2 Board was most strongly influenced by the factors set forth in items 1, 2, 4, 5, 8 and 9.



     In addition, with respect to the pending SEC inquiry of and stockholder litigation against T2, the T2 Board of Directors has consulted with and been advised by outside legal counsel in regard to the ongoing status and possible adverse consequences thereof. Although the ultimate outcome of such inquiry and litigation cannot presently be determined, the T2 Board believes that T2 is responding to such inquiry and has meritorious defenses in such litigation and, based on such consultation and advice and after due consideration, concluded that the risks associated with such matters should be considered in the context of the transaction as a whole and that, in light of such consideration, such risks and the uncertainty of the outcome of such inquiry and litigation should not preclude the Board's recommendation of the approval of the Merger Agreement and the Merger to the T2 stockholders.


     The T2 Board concluded, in light of these factors, that the Merger is in the best interests of T2 and its stockholders and is fair to its stockholders. THE BOARD OF DIRECTORS OF T2 RECOMMENDS THAT THE STOCKHOLDERS OF T2 APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF KIDDER, PEABODY

     T2 engaged Kidder, Peabody to render an opinion as to whether the T2 Exchange Ratio is fair, from a financial point of view, to the holders of shares of T2 Common Stock.

     Kidder, Peabody delivered its oral opinion to the Board of Directors of T2 on February 1, 1994, which it confirmed on February 6, 1994, to the effect that, as of the date of such opinion, the T2 Exchange Ratio was fair, from a financial point of view, to the stockholders of T2. Kidder, Peabody subsequently rendered a written opinion confirming its earlier oral opinion that, as of June 3, 1994, the T2 Exchange Ratio is fair, from a financial point of view, to the holders of shares of T2 Common Stock. THE FULL TEXT OF THE WRITTEN OPINION OF KIDDER, PEABODY WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND THE SCOPE OF THE REVIEW BY KIDDER, PEABODY IN RENDERING ITS OPINION IS ATTACHED AS APPENDIX F TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. T2 STOCKHOLDERS ARE URGED TO READ KIDDER, PEABODY'S OPINION IN ITS ENTIRETY.



     In connection with its opinion, Kidder, Peabody reviewed, among other things, the Merger Agreement and, in connection with its written opinion dated June 3, 1994, the Proxy Statement/Prospectus as filed with the Commission. Kidder, Peabody also reviewed certain financial and other information with respect to T2, Curaflex, HealthInfusion and Medisys, (collectively, the "Companies") that was publicly available or furnished to Kidder, Peabody by or on behalf of the Companies, including certain internal financial analyses, financial forecasts, reports and other information prepared by the Companies' respective managements and representatives. Kidder, Peabody held discussions with the managements and representatives of the Companies concerning the Companies' respective historical and current operations, financial condition and prospects as well as the strategic and operating benefits anticipated from the Merger. In addition, Kidder, Peabody: (i) reviewed the prices and trading histories of the common stock of each of the Companies and compared such prices and trading histories with those of publicly traded companies it deemed relevant for purposes of its opinion; (ii) compared the financial positions and operating results of each of the Companies with those of publicly traded companies it deemed relevant for purposes of its opinion; (iii) compared certain financial terms of the Merger to certain financial terms of selected business combinations it deemed relevant for purposes of its opinion; (iv) reviewed the potential pro forma financial effects of the Merger on T2; and (v) conducted such other financial studies, analyses and investigations and reviewed such other factors as it deemed appropriate for purposes of its opinion.


     In rendering its opinion, Kidder, Peabody relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by Kidder, Peabody that was publicly available or furnished to it by or on behalf of the Companies. Kidder, Peabody assumed that the financial forecasts which it examined were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of each of the Companies with respect to the future performance of the respective Companies. Kidder, Peabody also assumed, with T2's consent, that: (i) the strategic and operating benefits anticipated by the management and representatives of T2 will be realized from the Merger; (ii) the Merger will be accounted for under the pooling-of-interests method of accounting; (iii) the Merger will be a tax-free reorganization; (iv) no adjustment will be made to the respective Exchange Ratios; and (v) all material liabilities (contingent or otherwise, known or unknown) of the Companies are as set forth in the consolidated financial statements of the Companies. Kidder, Peabody did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Companies nor was Kidder, Peabody furnished with any such evaluations or appraisals. Kidder, Peabody was not requested to, and did not, participate in the structuring or negotiating of the Merger and was not requested to and did not opine with respect to the Grace Proposal. Kidder, Peabody was not asked to and did not determine the T2 Exchange Ratio, which was determined in arms-length negotiations among the Companies. Kidder, Peabody's opinion is based upon the economic, monetary and market conditions existing on the date of such opinion. Furthermore, Kidder, Peabody expressed no opinion as to the range at which shares of Coram Common Stock will trade subsequent to the consummation of the Merger. T2 did not place any limitations upon Kidder, Peabody with respect to the procedures followed or factors considered by Kidder, Peabody in rendering its opinion.

     Kidder, Peabody believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In its analyses, Kidder, Peabody made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of the Companies. Any estimates contained therein are not necessarily indicative of future results or actual values, which may be

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

significantly more or less favorable than such estimates. Estimates of values of companies or assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, none of Curaflex, HealthInfusion, Medisys, T2, Kidder, Peabody or any other person assumes responsibility for their accuracy.

     In connection with rendering its oral opinion and preparing its oral presentation to the Board of Directors of T2, Kidder, Peabody performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Kidder, Peabody in this regard.

ANALYSES RELATING TO CURAFLEX

     Comparative Company Analysis. Kidder, Peabody compared the historical, current and relevant projected financial and operating results of Curaflex with that of such financial and operating results of selected publicly traded home infusion therapy and/or alternate site care providers it deemed relevant (the "Curaflex Comparative Companies"). The Curaflex Comparative Companies were chosen based on conversations with T2 management as to companies which possess general business, operating and financial characteristics representative of companies in the industry in which Curaflex operates. The Curaflex Comparative Companies consisted of Abbey Healthcare Group, Inc., Caremark International, Inc., HealthInfusion, Inc., Home Nutritional Services, Inc., Medical Care America, Inc., Medisys, Inc., Quantum Health Resources, Inc., RoTech Medical Corporation, T2 Medical, Inc., Tokos Medical Corporation and U.S. HomeCare Corporation.

     In order to measure Curaflex's current operating performance with that of the Curaflex Comparative Companies, Kidder, Peabody considered, among other things, that: (i) Curaflex's 1990 to latest four quarters compounded annual growth rate in sales was 54.9% compared with a median 1990 to latest four quarters compounded annual growth rate in sales for the Curaflex Comparative Companies of 34.8%; (ii) Curaflex's 1990 to latest four quarters compounded annual growth rate in earnings before interest, taxes, depreciation and amortization ("EBITDA") was unable to be calculated mathematically because of a negative base (i.e., the losses Curaflex incurred in 1990) and was therefore not meaningful compared with a median 1990 to latest four quarters compounded annual growth rate in EBITDA for the Curaflex Comparative Companies of 38.2%; (iii) Curaflex's 1990 to latest four quarters compounded annual growth rate in earnings before interest and taxes ("EBIT") was unable to be calculated mathematically because of a negative base (i.e., the losses Curaflex incurred in 1990) and was therefore not meaningful compared with a median 1990 to latest four quarters compounded annual growth rate in EBIT for the Curaflex Comparative Companies of 41.2%; (iv) Curaflex's 1990 to latest four quarters compounded annual growth rate in net income was unable to be calculated mathematically because of a negative base (i.e., the losses Curaflex incurred in 1990) and was therefore not meaningful compared with a median 1990 to latest four quarters compounded annual growth rate in net income for the Curaflex Comparative Companies of 37.1%; and (v) Curaflex's projected five-year growth rate in net income (as per Institutional Broker's Estimate Service; "IBES") was 15.0% compared with a median projected five-year growth rate in net income (as per IBES) for the Curaflex Comparative Companies of 16.3%.

     In order to measure Curaflex's profitability with that of the Curaflex Comparative Companies, Kidder, Peabody considered, among other things, that: (i) Curaflex's 1990 to latest four quarters average gross margin was 52.2% compared with a median 1990 to latest four quarters average gross margin for the Curaflex Comparative Companies of 41.4%; (ii) Curaflex's 1990 to latest four quarters average EBITDA margin was 3.7% compared with a median 1990 to latest four quarters average EBITDA margin for the Curaflex Comparative Companies of 15.3%;
(iii) Curaflex's 1990 to latest four quarters average EBIT margin was 1.8% compared with a median 1990 to latest four quarters average EBIT margin for the Curaflex Comparative Companies of 10.8%; (iv) Curaflex's 1990 to latest four quarters average net income margin was not meaningful compared with a median 1990 to latest four quarters average net income margin for the Curaflex Comparative Companies of 7.9%; (v) Curaflex's 1990 to latest four quarters average return on assets (net income divided by average total assets; "ROA") was not meaningful due to the inclusion of negative numbers (i.e., the losses Curaflex incurred in 1990) compared with a median 1990 to latest four quarters average ROA

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

for the Curaflex Comparative Companies of 8.3%; and (vi) Curaflex's 1990 to latest four quarters average return on equity (net income divided by average total stockholders' equity; "ROE") was not meaningful due to the inclusion of negative numbers (i.e., the losses Curaflex incurred in 1990) compared with a median 1990 to latest four quarters average ROE for the Curaflex Comparative Companies of 18.8%.

     In order to assess the relative public market valuations of Curaflex and the Curaflex Comparative Companies, Kidder, Peabody performed a market analysis of Curaflex and the Curaflex Comparative Companies. With respect to such analysis, Kidder, Peabody calculated a range of market multiples for each of the Curaflex Comparative Companies based on dividing: (i) the market capitalization (total common shares outstanding times market price per share on January 28, 1994 plus latest reported total debt, capitalized leases and preferred stock, less cash and cash equivalents; the "Market Capitalization") of each of the Curaflex Comparative Companies by such company's latest four quarters sales, EBITDA and EBIT; (ii) the market value (total common shares outstanding times market price per share on January 28, 1994; the "Market Value") of each of the Curaflex Comparative Companies by such company's latest four quarters net income; (iii) the market price (the closing market price per share on January 28, 1994; the "Market Price") of each of the Curaflex Comparative Companies by such company's estimated calendar 1994 and calendar 1995 earnings per share ("EPS") (as per IBES); and (iv) the Market Value of each Curaflex Comparative Company by such company's latest reported book value. The range of market multiples for the Curaflex Comparative Companies included: (i) Market Capitalization to latest four quarters sales multiples of 0.54x to 3.07x; (ii) Market Capitalization to latest four quarters EBITDA multiples of 4.0x to 21.7x;
(iii) Market Capitalization to latest four quarters EBIT multiples of 4.6x to 23.5x; (iv) Market Value to latest four quarters net income multiples of 8.4x to 41.4x; (v) Market Price to estimated calendar 1994 EPS (as per IBES) multiples of 8.0x to 28.9x; (vi) Market Price to estimated calendar 1995 EPS (as per IBES) multiples of 6.2x to 20.2x; and (vii) Market Value to latest reported book value multiples of 0.91x to 6.12x. Based on the above measures, Kidder, Peabody then compared Curaflex's market multiples, based on its closing stock price on January 28, 1994, with the Curaflex Comparative Companies' median market multiples in order to establish the relationship between Curaflex's market multiples and those of the Curaflex Comparative Companies. With respect to such review, Kidder, Peabody noted that: (i) Curaflex's Market Capitalization to latest four quarters sales multiple was 0.93x compared with a median Market Capitalization to latest four quarters sales multiple of 1.06x for the Curaflex Comparative Companies; (ii) Curaflex's Market Capitalization to latest four quarters EBITDA multiple was 8.5x compared with a median Market Capitalization to latest four quarters EBITDA multiple of 8.9x for the Curaflex Comparative Companies; (iii) Curaflex's Market Capitalization to latest four quarters EBIT multiple was 11.7x compared with a median Market Capitalization to latest four quarters EBIT multiple of 10.5x for the Curaflex Comparative Companies; (iv) Curaflex's Market Value to latest four quarters net income multiple was 17.0x compared with a median Market Value to latest four quarters net income multiple of 18.2x for the Curaflex Comparative Companies; (v) Curaflex's Market Price to estimated calendar 1994 EPS (as per IBES) multiple was 9.6x compared with a median Market Price to estimated calendar 1994 EPS (as per IBES) multiple of 16.5x for the Curaflex Comparative Companies; and (vi) Curaflex's Market Value to latest reported book value multiple was 1.05x compared with a median Market Value to latest reported book value multiple of 2.19x for the Curaflex Comparative Companies.

     Using such information, Kidder, Peabody derived a range of implied enterprise values (a theoretical aggregate valuation of a corporate entity before adjustments for non-operating assets and liabilities) for Curaflex of $92.5 million to $171.9 million by applying the aforementioned market multiples of the Curaflex Comparative Companies to the appropriate financial statistics of Curaflex. The range of implied enterprise values of Curaflex was then adjusted for non-operating assets and liabilities, where relevant, including: (i) total debt of $25.4 million as of September 30, 1993; and (ii) cash and cash equivalents of $4.4 million as of September 30, 1993 to yield implied equity values for Curaflex of $71.4 million to $171.9 million. The range of implied equity values of Curaflex was then divided by 15,475,990 fully diluted shares of Curaflex Common Stock outstanding as of January 28, 1994 (representing 14,971,654 shares of Curaflex Common Stock outstanding and 504,336 shares of Curaflex Common Stock issuable upon exercise of options, computed using the treasury stock method) to yield implied values of $4.62 to $11.11 per fully diluted share of Curaflex Common Stock.

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

     Comparative Transaction Analysis. Kidder, Peabody compared certain financial and operating statistics of Curaflex with such financial and operating statistics of selected relevant home infusion therapy and/or alternate site care providers (the "Acquired Comparative Companies") immediately prior to being acquired. The transactions involving the Acquired Comparative Companies, which occurred or were announced between January 1, 1987 and January 28, 1994, included (acquirer/acquired company): Caremark International/Medical Care America, Abbey Healthcare Group, Inc./Total Pharmaceutical Care, Inc., Olsten Corporation/Lifetime Corporation, W.R. Grace & Co./Home Intensive Care, Inc., Curaflex Health Services, Inc./Clinical Homecare Ltd., Quantum Health Resources, Inc./I.V. Clinic, Inc., Medical Care International, Inc./Critical Care America, Homedco Group, Inc./Glasrock Home Health Care, Inc., Tokos Medical Corporation/CareLink Corporation, Shareholders of Baxter International, Inc./Caremark International, Inc., Healthcare Compare Corporation/Occupational-Urgent Care Health Systems, Inc., Critical Care America/Teamcare, Inc., New England Critical Care, Inc./Care Plus, Inc., Secomerica, Inc./H.M.S.S., Inc., Shareholders of Community Psychiatric Centers/Vivra Incorporated and Baxter Travenol Laboratories, Inc./Caremark, Inc.

     In order to measure Curaflex's current operating performance and profitability with that of the Acquired Comparative Companies immediately prior to being acquired, Kidder, Peabody considered, among other things, that: (i) Curaflex's latest four quarters gross margin was 51.7% compared with a median latest four quarters gross margin for the Acquired Comparative Companies immediatley prior to being acquired of 49.0%; (ii) Curaflex's latest four quarters EBITDA margin was 11.0% compared with a median latest four quarters EBITDA margin for the Acquired Comparative Companies immediately prior to being acquired of 18.3%; (iii) Curaflex's latest four quarters EBIT margin was 7.9% compared with a median latest four quarters EBIT margin for the Acquired Comparative Companies immediately prior to being acquired of 15.3%; (iv) Curaflex's latest four quarters net income margin was 4.4% compared with a median latest four quarters net income margin for the Acquired Comparative Companies immediately prior to being acquired of 10.3%; (v) Curaflex's latest four quarters ROA was 5.3% compared with a median latest four quarters average ROA for the Acquired Comparative Companies of 12.8%; and (vi) Curaflex's latest four quarters average ROE was 7.1% compared with a median latest four quarters ROE for the Acquired Comparative Companies of 17.0%.

     Kidder, Peabody also performed an analysis of the multiples paid in the selected acquisition transactions involving the Acquired Comparative Companies in which it analyzed the adjusted purchase price (the Equity Cost, as defined below, plus latest reported total debt and capitalized leases, minus total cash and cash equivalents; the "Adjusted Purchase Price") for each of the Acquired Comparative Companies and divided such amount by each of such company's respective latest four quarters sales, EBITDA and EBIT immediately prior to being acquired to give a range of purchase price multiples. Kidder, Peabody also analyzed the equity cost (offer price per share multiplied by total common shares outstanding; the "Equity Cost") for each of the Acquired Comparative Companies acquired in the selected transactions and divided such amount by each of such company's respective latest four quarters net income and book value immediately prior to being acquired to give a range of purchase price multiples. Additionally, Kidder, Peabody analyzed the premium paid over the pre-announcement stock price (the percent increase of the offer price per share over the pre-announcement closing market price; the "Premium over Stock Price") for each of the Acquired Comparative Companies acquired in the selected transactions. The range of purchase price multiples and Premium over Stock Price paid in the selected acquisition transactions involving the Acquired Comparative Companies included: (i) Adjusted Purchase Price to latest four quarters (pre-acquisition) sales multiples of 0.37x to 13.25x; (ii) Adjusted Purchase Price to latest four quarters (pre-acquisition) EBITDA multiples of 6.0x to 49.0x; (iii) Adjusted Purchase Price to latest four quarters (pre-acquisition) EBIT multiples of 6.5x to 56.0x; (iv) Equity Cost to latest four quarters (pre-acquisition) net income multiples of 2.3x to 87.6x; (v) Equity Cost to latest reported (pre-acquisition) book value multiples of 0.85x to 15.34x; and
(vi) Premium over Stock Price of 3.2% to 149.6%.

     Using such information, Kidder, Peabody derived a range of implied enterprise values for Curaflex of $108.9 million to $297.7 million by applying the aforementioned purchase price multiples and Premium over Stock Price paid in the selected acquisition transactions involving the Acquired Comparative Companies to the appropriate financial statistics of Curaflex. The range of implied enterprise values of Curaflex was then

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

adjusted for non-operating assets and liabilities, where relevant, including:
(i) total debt of $25.4 million as of September 30, 1993; and (ii) cash and cash equivalents of $4.4 million as of September 30, 1993, to yield implied equity values for Curaflex of $108.9 million to $297.7 million. The range of implied equity values of Curaflex was then divided by 15,475,990 fully diluted shares of Curaflex Common Stock outstanding as of January 28, 1994 (representing 14,971,654 shares of Curaflex Common Stock outstanding and 504,336 shares of Curaflex Common Stock issuable upon exercise of options, computed using the treasury stock method) to yield implied values of $7.04 to $19.24 per fully diluted share of Curaflex Common Stock.

     Other Factors. In rendering its opinion, Kidder, Peabody considered certain other factors of which the material factors included: (i) a review of Curaflex's business and operations and the industry in which Curaflex operates to increase its understanding of Curaflex's business and its position within the industry in which it operates; (ii) a review of Curaflex's historical operating results and the fiscal 1993 and 1994 financial forecast for Curaflex, provided by Curaflex management, to increase Kidder, Peabody's understanding of the financial performance and prospects of Curaflex's business; (iii) a review of the current book value of Curaflex Health Services, Inc.; and (iv) a review of the stock price performance of Curaflex and the Curaflex Comparative Companies and selected market indices over a one-year period to provide perspective on current and historical public market valuations and stock price performance of Curaflex and the Curaflex Comparative Companies relative to selected market indices.

ANALYSES RELATING TO HEALTHINFUSION

     Comparative Company Analysis. Kidder, Peabody compared the historical, current and relevant projected financial and operating results of HealthInfusion with that of such financial and operating results of selected publicly traded home infusion therapy and/or alternative site care providers it deemed relevant (the "HealthInfusion Comparative Companies"). The HealthInfusion Comparative Companies were chosen based on conversations with T2 management as to companies which possess general business, operating and financial characteristics representative of companies in the industry in which HealthInfusion operates. The HealthInfusion Comparative Companies consisted of Abbey Healthcare Group, Inc., Caremark International, Inc., Curaflex Health Services, Inc., Home Nutritional Services, Inc., Medical Care America, Inc., Medisys, Inc., Quantum Health Resources, Inc., RoTech Medical Corporation, T2 Medical, Inc., Tokos Medical Corporation and U.S. HomeCare Corporation.

     In order to measure HealthInfusion's current operating performance with that of the HealthInfusion Comparative Companies, Kidder, Peabody considered, among other things, that: (i) HealthInfusion's 1990 to latest four quarters compounded annual growth rate in sales was 85.8% compared with a median 1990 to latest four quarters compounded annual growth rate in sales for the HealthInfusion Comparative Companies of 34.8%; (ii) HealthInfusions's 1990 to latest four quarters compounded annual growth rate in EBITDA was 55.3% compared with a median 1990 to latest four quarters compounded annual growth rate in EBITDA for the HealthInfusion Comparative Companies of 36.0%; (iii) HealthInfusion's 1990 to latest four quarters compounded annual growth rate in EBIT was 49.5% compared with a median 1990 to latest four quarters compounded annual growth rate in EBIT for the HealthInfusion Comparative Companies of 40.8%; (iv) HealthInfusion's 1990 to latest four quarters compounded annual growth rate in net income was 43.0% compared with a median 1990 to latest four quarters compounded annual growth rate in net income for the HealthInfusion Comparative Companies of 31.3%; and (v) HealthInfusion's projected five-year growth rate in net income (as per IBES) was 22.0% compared with a median projected five-year growth rate in net income (as per IBES) for the HealthInfusion Comparative Companies of 15.0%.

     In order to measure HealthInfusion's profitability with that of the HealthInfusion Comparative Companies, Kidder, Peabody considered, among other things, that: (i) HealthInfusion's 1990 to latest four quarters average gross margin was 44.4% compared with a median 1990 to latest four quarters average gross margin for the HealthInfusion Comparative Companies of 43.0%, (ii) HealthInfusion's 1990 to latest four quarters average EBITDA margin was 28.1% compared with a median 1990 to latest four quarters average EBITDA margin for the HealthInfusion Comparative Companies of 12.3%; (iii) HealthInfusion's 1990 to latest four quarters average EBIT margin was 25.6% compared with a median 1990 to latest four quarters average EBIT margin for the HealthInfusion Comparative Companies of 10.0%; (iv) HealthInfusion's 1990 to latest four

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

quarters average net income margin was 14.7% compared with a median 1990 to latest four quarters average net income margin for the HealthInfusion Comparative Companies of 7.2%; (v) HealthInfusion's 1990 to latest four quarters average ROA was 8.3% compared with a median 1990 to latest four quarters average ROA for the HealthInfusion Comparative Companies of 7.6%; and (vi) HealthInfusion's 1990 to latest four quarters average ROE was 26.7% compared with a median 1990 to latest four quarters average ROE for the HealthInfusion Comparative Companies of 18.1%.

     In order to assess the relative public market valuations of HealthInfusion and the HealthInfusion Comparative Companies, Kidder, Peabody performed a market analysis of HealthInfusion and the HealthInfusion Comparative Companies. With respect to such analysis, Kidder, Peabody calculated a range of market multiples for each of the HealthInfusion Comparative Companies based on dividing: (i) the Market Capitalization of each of the HealthInfusion Comparative Companies by such company's latest four quarters sales, EBITDA and EBIT; (ii) the Market Value of each of the HealthInfusion Comparative Companies by such company's latest four quarters net income; (iii) the Market Price of each of the HealthInfusion Comparative Companies by such company's estimated calendar 1994 and calendar 1995 EPS (as per IBES); and (iv) the Market Value of each HealthInfusion Comparative Company by such company's latest reported book value. The range of market multiples for the HealthInfusion Comparative Companies included: (i) Market Capitalization to latest four quarters sales multiples of 0.51x to 3.07x; (ii) Market Capitalization to latest four quarters EBITDA multiples of 4.0x to 21.7x; (iii) Market Capitalization to latest four quarters EBIT multiples of 4.6x to 23.5x; (iv) Market Value to latest four quarters net income multiples of 8.4x to 41.4x; (v) Market Price to estimated calendar 1994 EPS (as per IBES) multiples of 9.6x to 28.9x; (vi) Market Price to estimated calendar 1995 EPS (as per IBES) multiples of 6.2x to 20.2x; and (vii) Market Value to latest reported book value multiples of 0.91x to 6.12x. Based on the above measures, Kidder, Peabody then compared HealthInfusion's market multiples, based on its closing stock price on January 28, 1994, with the HealthInfusion Comparative Companies' median market multiples in order to establish the relationship between HealthInfusion's market multiples and those of the HealthInfusion Comparative Companies. With respect to such review, Kidder, Peabody noted that: (i) HealthInfusion's Market Capitalization to latest four quarters sales multiple was 1.32x compared with a median Market Capitalization to latest four quarters sales multiple of 1.00x for the HealthInfusion Comparative Companies; (ii) HealthInfusion's Market Capitalization to latest four quarters EBITDA multiple was 6.0x compared with a median Market Capitalization to latest four quarters EBITDA multiple of 9.5x for the HealthInfusion Comparative Companies; (iii) HealthInfusion's Market Capitalization to latest four quarters EBIT multiple was 7.0x compared with a median Market Capitalization to latest four quarters EBIT multiple of 11.7x for the HealthInfusion Comparative Companies; (iv) HealthInfusion's Market Value to latest four quarters net income multiple was 10.6x compared with a median Market Value to latest four quarters net income multiple of 18.2x for the HealthInfusion Comparative Companies; (v) HealthInfusion's Market Price to estimated calendar 1994 EPS (as per IBES) multiple was 8.0x compared with a median Market Price to estimated calendar 1994 EPS (as per IBES) multiple of 16.5x for the HealthInfusion Comparative Companies; (vi) HealthInfusion's Market Price to estimated calendar 1995 EPS (as per IBES) multiple was 8.3x compared with a median Market Price to estimated calendar 1995 EPS (as per IBES) multiple of 13.1x for the HealthInfusion Comparative Companies; and (vii) HealthInfusion's Market Value to latest reported book value multiple was 1.08x compared with a median Market Value to latest reported book value multiple of 2.19x for the HealthInfusion Comparative Companies.

     Using such information, Kidder, Peabody derived a range of implied enterprise values for HealthInfusion of $57.8 million to $127.0 million by applying the aforementioned market multiples of the HealthInfusion Comparative Companies to the appropriate financial statistics of HealthInfusion. The range of implied enterprise values of HealthInfusion was then adjusted for non-operating assets and liabilities where relevant, including: (i) total debt of $17.1 million as of September 30, 1993; and (ii) cash and cash equivalents of $2.5 million as of September 30, 1993, to yield implied equity values for HealthInfusion of $43.2 million to $125.1 million. The range of implied equity values of HealthInfusion was then divided by 10,052,862 fully diluted shares of HealthInfusion Common Stock outstanding as of January 28, 1994 (representing 9,920,787 shares of HealthInfusion Common Stock outstanding and 132,075 shares of HealthInfusion Common Stock

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

issuable upon exercise of options, computed using the treasury stock method) to yield implied values of $4.29 to $12.44 per fully diluted share of HealthInfusion Common Stock.

     Comparative Transaction Analysis. Kidder, Peabody compared certain financial and operating statistics of HealthInfusion with such financial and operating statistics of the Acquired Comparative Companies immediately prior to being acquired.

     In order to measure HealthInfusion's current operating performance and profitability with that of the Acquired Comparative Companies immediately prior to being acquired, Kidder, Peabody considered, among other things, that: (i) HealthInfusion's latest four quarters gross margin was 37.4% compared with a median latest four quarters gross margin for the Acquired Comparative Companies immediately prior to being acquired of 49.0%; (ii) HealthInfusion's latest four quarters EBITDA margin was 21.9% compared with a median latest four quarters EBITDA margin for the Acquired Comparative Companies immediately prior to being acquired of 18.3%; (iii) HealthInfusion's latest four quarters EBIT margin was 18.8% compared with a median latest four quarters EBIT margin for the Acquired Comparative Companies immediately prior to being acquired of 15.3%; (iv) HealthInfusion's latest four quarters net income margin was 10.1% compared with a median latest four quarters net income margin for the Acquired Comparative Companies immediately prior to being acquired of 10.3%; and (v) HealthInfusion's latest four quarters ROA was 8.1% compared with a median latest four quarters average ROA for the Acquired Comparative Companies of 12.8%; and (vi) HealthInfusion's latest four quarters average ROE was 11.4% compared with a median latest four quarters ROE for the Acquired Comparative Companies of 17.0%.

     Kidder, Peabody also performed an analysis of the multiples paid in the selected acquisition transactions involving the Acquired Comparative Companies in which it analyzed the Adjusted Purchase Price for each of the Acquired Comparative Companies and divided such amount by each of such company's respective latest four quarters sales, EBITDA and EBIT immediately prior to being acquired to give a range of purchase price multiples. Kidder, Peabody also analyzed the Equity Cost for each of the Acquired Comparative Companies acquired in the selected transactions and divided such amount by each of such Company's respective latest four quarters net income and book value immediately prior to being acquired to give a range of purchase price multiples. Additionally, Kidder, Peabody analyzed the Premium over Stock Price for each of the Acquired Comparative Companies acquired in the selected transactions. The range of purchase price multiples and Premium over Stock Price paid in the selected acquisition transactions involving the Acquired Comparative Companies included:
(i) Adjusted Purchase Price to latest four quarters (pre-acquisition) sales multiples of 0.37x to 13.25x; (ii) Adjusted Purchase Price to latest four quarters (pre-acquisition) EBITDA multiples of 6.0x to 49.0x; (iii) Adjusted Purchase Price to latest four quarters (pre-acquisition) EBIT multiples of 6.5x to 56.0x; (iv) Equity Cost to latest four quarters (pre-acquisition) net income multiples of 2.3x to 87.6x; (v) Equity Cost to latest reported (pre-acquisition) book value multiples of 0.85x to 15.34x; and (vi) Premium over Stock Price of 3.2% to 149.6%.

     Using such information, Kidder, Peabody derived a range of implied enterprise values for HealthInfusion of $92.3 million to $216.6 million by applying the aforementioned purchase price multiples and Premium over Stock Price paid in the selected acquisition transactions involving the Acquired Comparative Companies to the appropriate financial statistics of HealthInfusion. The range of implied enterprise values of HealthInfusion was then adjusted for non-operating assets and liabilities, where relevant, including: (i) total debt of $17.1 million as of September 30, 1993; and (ii) cash and cash equivalents of $2.5 million as of September 30, 1993, to yield implied equity values for HealthInfusion of $77.7 million to $216.6 million. The range of implied equity values of HealthInfusion was then divided by 10,052,862 fully diluted shares of HealthInfusion Common Stock outstanding as of January 28, 1994 (representing 9,920,787 shares of HealthInfusion Common Stock outstanding and 132,075 shares of HealthInfusion Common Stock issuable upon exercise of options, computed using the treasury stock method) to yield implied values of $7.73 to $21.55 per fully diluted share of HealthInfusion Common Stock.

     Other Factors. In rendering its opinion, Kidder, Peabody considered certain other factors of which the material factors included: (i) a review of HealthInfusion's business and operations and the industry in which HealthInfusion operates to increase its understanding of HealthInfusion's business and its position within the

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

industry in which it operates; (ii) a review of HealthInfusion's historical operating results and the fiscal 1994 and 1995 financial forecast for HealthInfusion, provided by HealthInfusion management, to increase Kidder, Peabody's understanding of the financial performance and prospects of HealthInfusion's business; (iii) a review of the current book value of HealthInfusion; and (iv) a review of the stock price performance of HealthInfusion and the HealthInfusion Comparative Companies and selected market indices over a one-year period to provide perspective on current and historical public market valuations and stock price performance of HealthInfusion and the HealthInfusion Comparative Companies relative to selected market indices.

ANALYSES RELATING TO MEDISYS

     Comparative Company Analysis. Kidder, Peabody compared the historical, current and relevant projected financial and operating results of Medisys with that of such financial and operating results of selected publicly traded home infusion therapy and/or alternate site care providers it deemed relevant (the "Medisys Comparative Companies"). The Medisys Comparative Companies were chosen based on conversations with T2 management as to companies which possess general business, operating and financial characteristics representative of companies in the industry in which Medisys operates. The Medisys Comparative Companies consisted of Abbey Healthcare Group, Inc., Caremark International, Inc., Curaflex Health Services, Inc., HealthInfusion, Inc., Home Nutritional Services, Inc., Medical Care America, Inc., Quantum Health Resources, Inc., RoTech Medical Corporation, T2 Medical, Inc., Tokos Medical Corporation and U.S. HomeCare Corporation.

     In order to measure Medisys's current operating performance with that of the Medisys Comparative Companies, Kidder, Peabody considered, among other things, that: (i) Medisys's 1990 to latest four quarters compounded annual growth rate in sales was 115.7% compared with a median 1990 to latest four quarters compounded annual growth rate in sales for the Medisys Comparative Companies of 34.8%; (ii) Medisys's 1990 to latest four quarters compounded annual growth rate in EBITDA was 57.3% compared with a median 1990 to latest four quarters compounded annual growth rate in EBITDA for the Medisys Comparative Companies of 36.0%; (iii) Medisys's 1990 to latest four quarters compounded annual growth rate in EBIT was 44.9% compared with a median 1990 to latest four quarters compounded annual growth rate in EBIT for the Medisys Comparative Companies of 40.8%; (iv) Medisys's 1990 to latest four quarters compounded annual growth rate in net income was 31.3% compared with a median 1990 to latest four quarters compounded annual growth rate in net income for the Medisys Comparative Companies of 43.0%; and (v) Medisys's projected five-year growth rate in net income (as per IBES) was 17.5% compared with a median projected five-year growth rate in net income (as per IBES) for the Medisys Comparative Companies of 15.0%.

     In order to measure Medisys's profitability with that of the Medisys Comparative Companies, Kidder, Peabody considered, among other things, that: (i) Medisys's 1990 to latest four quarters average gross margin was 43.0% compared with a median 1990 to latest four quarters average gross margin for the Medisys Comparative Companies of 41.4%; (ii) Medisys's 1990 to latest four quarters average EBITDA margin was 12.3% compared with a median 1990 latest four quarters average EBITDA margin for the Medisys Comparative Companies of 15.3%; (iii) Medisys's 1990 to latest four quarters average EBIT margin was 10.8% compared with a median 1990 to latest four quarters average EBIT margin for the Medisys Comparative Companies of 10.0%; (iv) Medisys's 1990 to latest four quarters average net income margin was 7.9% compared with a median 1990 to latest four quarters average net income margin for the Medisys Comparative Companies of 7.3%; (v) Medisys's 1990 to latest four quarters average ROA was 6.8% compared with a median 1990 to latest four quarters average ROA for the Medisys Comparative Companies of 8.4%; and (vi) Medisys's 1990 to latest four quarters average ROE was 33.0% compared with a median 1990 to latest four quarters average ROE for the Medisys Comparative Companies of 18.1%.

     In order to assess the relative public market valuations of Medisys and the Medisys Comparative Companies, Kidder, Peabody performed a market analysis of Medisys and the Medisys Comparative Companies. With respect to such analysis, Kidder, Peabody calculated a range of market multiples for each of the Medisys Comparative Companies based on dividing: (i) the Market Capitalization of each of the Medisys Comparative Companies by such company's latest four quarters sales, EBITDA and EBIT; (ii) the Market Value of each of the Medisys Comparative Companies by such company's latest four quarters net income;

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

(iii) the Market Price of each of the Medisys Comparative Companies by such company's estimated calendar 1994 and calendar 1995 EPS (as per IBES); and (iv) the Market Value of each Medisys Comparative Company by such company's latest reported book value. The range of market multiples for the Medisys Comparative Companies included: (i) Market Capitalization to latest four quarters sales multiples of 0.51x to 3.07x; (ii) Market Capitalization to latest four quarters EBITDA multiples of 4.0x to 21.7x; (iii) Market Capitalization to latest four quarters EBIT multiples of 4.6x to 23.5x; (iv) Market Value to latest four quarters net income multiples of 8.4x to 41.4x; (v) Market Price to estimated calendar 1994 EPS (as per IBES) multiples of 8.0x to 28.9x; (vi) Market Price to estimated calendar 1995 EPS (as per IBES) multiples of 6.2x to 20.2x; and (vii) Market Value to latest reported book value multiples of 0.91x to 6.12x. Based on the above measures, Kidder, Peabody, then compared Medisys's market multiples, based on its closing stock price on January 28, 1994, with the Medisys Comparative Companies' median market multiples in order to establish the relationship between Medisys's market multiples and those of the Medisys Comparative Companies. With respect to such review, Kidder, Peabody noted that:
(i) Medisys's Market Capitalization to latest four quarters sales multiple was 1.1x compared with a median Market Capitalization to latest four quarters sales multiple of 1.0x for the Medisys Comparative Companies; (ii) Medisys's Market Capitalization to latest four quarters EBITDA multiple was 14.2x compared with a median Market Capitalization to latest four quarters EBITDA multiple of 7.8x for the Medisys Comparative Companies; (iii) Medisys's Market Capitalization to latest four quarters EBIT multiple was 19.5x compared with a median Market Capitalization to latest four quarters EBIT multiple of 10.5x for the Medisys Comparative Companies; (iv) Medisys's Market Value to latest four quarters net income multiple was 29.6x compared with a median Market Value to latest four quarters net income multiple of 17.4x for the Medisys Comparative Companies; (v) Medisys's Market Price to estimated calendar 1994 EPS (as per IBES) multiple was 25.0x compared with a median Market Price to estimated calendar 1994 EPS (as per IBES) multiple of 15.4x for the Medisys Comparative Companies; and (vi) Medisys's Market Value to latest reported book value multiple was 2.36x compared with a median Market Value to latest reported book value multiple of 1.48x for the Medisys Comparative Companies.

     Using such information, Kidder, Peabody derived a range of implied enterprise values for Medisys of $35.1 million to $62.1 million by applying the aforementioned market multiples of the Medisys Comparative Companies to the appropriate financial statistics of Medisys. The range of implied enterprise values of Medisys was then adjusted for non-operating assets and liabilities, where relevant, including: (i) total debt of $7.6 million as of September 30, 1993; and (ii) cash and cash equivalents of $1.2 million as of September 30, 1993, to yield implied equity values for Medisys of $29.3 million to $55.7 million. The range of implied equity values of Medisys was then divided by 12,578,736 fully diluted shares of Medisys Common Stock outstanding as of January 28, 1994 (representing 12,328,556 shares of Medisys Common Stock outstanding and 250,180 shares of Medisys Common Stock issuable upon exercise of options, computed using the treasury stock method) to yield implied values of $2.33 to $4.44 per fully diluted share of Medisys Common Stock.

     Comparative Transaction Analysis. Kidder, Peabody compared certain financial and operating statistics of Medisys with such financial and operating statistics of the Acquired Comparative Companies immediately prior to being acquired.

     In order to measure Medisys's current operating performance and profitability with that of the Acquired Comparative Companies immediately prior to being acquired, Kidder, Peabody considered, among other things, that: (i) Medisys's latest four quarters gross margin was 37.5% compared with a median latest four quarters gross margin for the Acquired Comparative Companies immediately prior to being acquired of 49.0%; (ii) Medisys's latest four quarters EBITDA margin was 7.5% compared with a median latest four quarters EBITDA margin for the Acquired Comparative Companies immediately prior to being acquired of 18.3%; (iii) Medisys's latest four quarters EBIT margin was 5.5% compared with a median latest four quarters EBIT margin for the Acquired Comparative Companies immediately prior to being acquired of 15.3%; (iv) Medisys's latest four quarters net income margin was 3.3% compared with a median latest four quarters net income margin for the Acquired Comparative Companies immediately prior to being acquired of 10.3%; and (v) Medisys's latest four quarters ROA was 7.1% compared with a median latest four quarters average ROA for the Acquired Comparative Companies of 12.8%; and (vi) Curaflex's latest four quarters average

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

ROE was 8.6% compared with a median latest four quarters ROE for the Acquired Comparative Companies of 17.0%.

     Kidder, Peabody also performed an analysis of the multiples paid in the selected acquisition transactions involving the Acquired Comparative Companies in which it analyzed the Adjusted Purchase Price for each of the Acquired Comparative Companies and divided such amount by each of such company's respective latest four quarters sales, EBITDA and EBIT immediately prior to being acquired to give a range of purchase price multiples. Kidder, Peabody also analyzed the Equity Cost for each of the Acquired Comparative Companies acquired in the selected transactions and divided such amount by each of such company's respective latest four quarters net income and book value immediately prior to being acquired to give a range of purchase price multiples. Additionally, Kidder, Peabody analyzed the Premium over Stock Price for each of the Acquired Comparative Companies acquired in the selected transactions. The range of purchase price multiples and Premium over Stock Price paid in the selected acquisition transactions involving the Acquired Comparative Companies included:
(i) Adjusted Purchase Price to latest four quarters (pre-acquisition) sales multiples of 0.37x to 13.25x; (ii) Adjusted Purchase Price to latest four quarters (pre-acquisition) EBITDA multiples of 6.0x to 49.0x; (iii) Adjusted Purchase Price to latest four quarters (pre-acquisition) EBIT multiples of 6.5x to 56.0x; (iv) Equity Cost to latest four quarters (pre-acquisition) net income multiples of 2.3x to 87.6x; (v) Equity Cost to latest reported (pre-acquisition) book value multiples of 0.85x to 15.34x; and (vi) Premium over Stock Price of 3.2% to 149.6%.

     Using such information, Kidder, Peabody derived a range of implied enterprise values for Medisys of $45.5 million to $99.2 million by applying the aforementioned purchase price multiples and Premium over Stock Price paid in the selected acquisition transactions involving the Acquired Comparative Companies to the appropriate financial statistics of Medisys. The range of implied enterprise values of Medisys was then adjusted for non-operating assets and liabilities, where relevant, including: (i) total debt of $7.3 million as of September 30, 1993; and (ii) cash and cash equivalents of $2.5 million as of September 30, 1993, to yield implied equity values for Medisys of $45.5 million to $93.1 million. The range of implied equity values of Medisys was then divided by 12,578,736 fully diluted shares of Medisys Common Stock outstanding as of January 28, 1994 (representing 12,328,556 shares of Medisys Common Stock outstanding and 250,180 shares of Medisys Common Stock issuable upon exercise of options, computed using the treasury stock method) to yield implied values of $4.00 to $8.19 per fully diluted share of Medisys Common Stock.

     Other Factors. In rendering its opinion, Kidder, Peabody considered certain other factors of which the material factors included: (i) a review of Medisys's business and operations and the industry in which Medisys operates to increase its understanding of Medisys's business and its position within the industry in which it operates; (ii) a review of Medisys's historical operating results and the fiscal 1994 and 1995 financial forecast for Medisys, provided by Medisys management, to increase Kidder, Peabody's understanding of the financial performance and prospects of Medisys's business; (iii) a review of the current book value of Medisys; and (iv) a review of the stock price performance of Medisys and the Medisys Comparative Companies and selected market indices over a one-year period to provide perspective on current and historical public market valuations and stock price performance of Medisys and the Medisys Comparative Companies relative to selected market indices.

ANALYSES RELATING TO T2

     Comparative Company Analysis. Kidder, Peabody compared the historical, current and relevant projected financial and operating results of T2 with that of such financial and operating results of selected publicly traded home infusion therapy and/or alternate site care providers it deemed relevant (the "T2 Comparative Companies"). The T2 Comparative Companies were chosen based on conversations with T2 management as to companies which possess general business, operating and financial characteristics representative of companies in the industry in which T2 operates. The T2 Comparative Companies consisted of Abbey Healthcare Group, Inc., Caremark International, Inc., Curaflex, Inc., HealthInfusion, Inc., Home Nutritional Services, Inc., Medical Care America, Inc., Medisys, Inc., Quantum Health Resources, Inc., RoTech Medical Corporation, Tokos Medical Corporation and U.S. HomeCare Corporation.

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

     In order to measure T2's current operating performance with that of the T2 Comparative Companies, Kidder, Peabody considered, among other things, that: (i) T2's 1990 to latest four quarters compounded annual growth rate in sales was 42.9% compared with a median 1990 to latest four quarters compounded annual growth rate in sales for the T2 Comparative Companies of 34.8%; (ii) T2's 1990 to latest four quarters compounded annual growth rate in EBITDA was 33.8% compared with a median 1990 to latest four quarters compounded annual growth rate in EBITDA for the T2 Comparative Companies of 46.7%; (iii) T2's 1990 to latest four quarters compounded annual growth rate in EBIT was 34.7% compared with a median 1990 to latest four quarters compounded annual growth rate in EBIT for the T2 Comparative Companies of 43.0%; (iv) T2's 1990 to latest four quarters compounded annual growth rate in net income was 29.1% compared with a median 1990 to latest four quarters compounded annual growth rate in net income for the T2 Comparative Companies of 43.0%; and (v) T2's projected five-year growth rate in net income (as per IBES) was 10.0% compared with a median projected five-year growth rate in net income (as per IBES) for the T2 Comparative Companies of 16.3%.

     In order to measure T2's profitability with that of the T2 Comparative Companies, Kidder, Peabody considered, among other things, that: (i) T2's 1990 to latest four quarters average gross margin was 48.7% compared with a median 1990 to latest four quarters average gross margin for the T2 Comparative Companies of 43.0%; (ii) T2's 1990 to latest four quarters average EBITDA margin was 35.8% compared with a median 1990 to latest four quarters average EBITDA margin for the T2 Comparative Companies of 12.3%; (iii) T2's 1990 to latest four quarters average EBIT margin was 31.8% compared with a median 1990 to latest four quarters average EBIT margin for the T2 Comparative Companies of 10.0%;
(iv) T2's 1990 to latest four quarters average net income margin was 21.5% compared with a median 1990 to latest four quarters average net income margin for the T2 Comparative Companies of 7.2%; (v) T2's 1990 to latest four quarters average ROA was 15.7% compared with a median 1990 to latest four quarters average ROA for the T2 Comparative Companies of 7.6%; and (vi) T2's 1990 to latest four quarters average ROE was 24.6% compared with a median 1990 to latest four quarters average ROE for the T2 Comparative Companies of 18.1%.

     In order to assess the relative public market valuations of T2 and the T2 Comparative Companies, Kidder, Peabody performed a market analysis of T2 and the T2 Comparative Companies. With respect to such analysis, Kidder, Peabody calculated a range of market multiples for each of the T2 Comparative Companies based on dividing: (i) the Market Capitalization of each of the T2 Comparative Companies by such company's latest four quarters sales, EBITDA and EBIT; (ii) the Market Value of each of the T2 Comparative Companies by such company's latest four quarters net income; (iii) the Market Price of each of the T2 Comparative Companies by such company's estimated calendar 1994 and calendar 1995 EPS (as per IBES); and (iv) the Market Value of each T2 Comparative Company by such company's latest reported book value. The range of market multiples for the T2 Comparative Companies included: (i) Market Capitalization to latest four quarters sales multiples of 0.51x to 3.07x; (ii) Market Capitalization to latest four quarters EBITDA multiples of 6.0x to 21.7x; (iii) Market Capitalization to latest four quarters EBIT multiples of 7.0x to 23.5x; (iv) Market Value to latest four quarters net income multiples of 10.6x to 41.4x; (v) Market Price to estimated calendar 1994 EPS (as per IBES) multiples of 8.0x to 28.9x; (vi) Market Price to estimated calendar 1995 EPS (as per IBES) multiples of 8.3x to 20.2x; and (vii) Market Value to latest reported book value multiples of 0.9x to 6.1x. Based on the above measures, Kidder, Peabody then compared T2's market multiples, based on its closing stock price on January 28, 1994, with the T2 Comparative Companies' median market multiples in order to establish the relationship between T2's market multiples and those of the T2 Comparative Companies. With respect to such review, Kidder, Peabody noted that: (i) T2's Market Capitalization to latest four quarters sales multiple was 1.15x compared with a median Market Capitalization to latest four quarters sales multiple of 1.00x for the T2 Comparative Companies; (ii) T2's Market Capitalization to latest four quarters EBITDA multiple was 4.0x compared with a median Market Capitalization to latest four quarters EBITDA multiple of 9.5x for the T2 Comparative Companies; (iii) T2's Market Capitalization to latest four quarters EBIT multiple was 4.6x compared with a median Market Capitalization to latest four quarters EBIT multiple of 11.7x for the T2 Comparative Companies; (iv) T2's Market Value to latest four quarters net income multiple was 8.4x compared with a median Market Value to latest four quarters net income multiple of 18.2x for the T2 Comparative Companies; (v) T2's Market Price to estimated calendar 1994 EPS (as per IBES) multiple was 10.3% compared with a median Market Price to estimated

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

calendar 1994 EPS (as per IBES) multiple of 16.5x for the T2 Comparative Companies; (vi) T2's Market Price to estimated calendar 1995 EPS (as per IBES) multiple was 6.2x compared with a median Market Price to estimated calendar 1995 EPS (as per IBES) multiple of 13.1x for the T2 Comparative Companies; and (vii) T2's Market Value to latest reported book value multiple was 1.24x compared with a median Market Value to latest reported book value multiple of 2.19x for the T2 Comparative Companies.

     Pro Forma Transaction Analysis. Kidder, Peabody's analysis of the potential pro forma financial effects of the Merger on T2 was based principally upon the 1994 and 1995 financial forecasts of Curaflex, HealthInfusion, Medisys and T2 provided by their respective managements (collectively, the "Financial Forecasts"). Kidder, Peabody's pro forma financial analysis assumed, among other things, that: (i) fees and expenses of the Merger were $15.3 million; (ii) each stockholder of Curaflex, HealthInfusion, Medisys and T2 would receive 0.333, 0.447, 0.243 and 0.630 of a share of Coram, respectively; (iii) the Merger will be accounted for under the pooling-of-interests method of accounting; (iv) the Merger will be treated as a tax-free reorganization; and (v) the strategic and operating benefits anticipated by the management and representatives of T2 will be realized from the Merger. Using the data and other information referred to above, Kidder, Peabody's pro forma financial analysis suggested that the Merger should result in accretion to T2's EPS in each of fiscal years 1994 and 1995.


     The Board of Directors of T2 was not presented with a specific valuation range for T2.



     Contribution Analysis. Kidder, Peabody analyzed the relative contributions to Coram's revenues, EBITDA and net income by the Companies for fiscal years 1993, 1994 and 1995 (based on the Financial Forecasts) and compared such results to the relative percentages of pro forma ownership in Coram to be received by the stockholders of each of the Companies. Kidder, Peabody observed that the T2 stockholders are expected to own approximately 67.2% of Coram upon the consummation of the Merger. In 1993, it was estimated that, on a pro forma basis. T2 would contribute approximately 56.9%, 74.1% and 74.7% of revenues, EBITDA and net income of Coram, respectively. In 1994, it was estimated that, on a pro forma basis, T2 would contribute approximately 47.7%, 63.2% and 61.6% of revenues, EBITDA and net income of Coram, respectively. In 1995, it was estimated that, on a pro forma basis, T2 would contribute approximately 45.5%, 59.5% and 56.0% of revenues, EBITDA and net income of Coram, respectively.


     Other Factors. In rendering its opinion, Kidder, Peabody considered certain other factors of which the material factors included: (i) a review of T2's business and operations and the industry in which T2 operates to increase its understanding of T2's business and its position within the industry in which it operates; (ii) a review of T2's historical operating results and the fiscal 1994 and 1995 financial forecast for T2, provided by T2 management, to increase Kidder, Peabody's understanding of the financial performance and prospects of T2's business; (iii) a review of the current book value of T2; (iv) a review of the stock price performance of T2 and the T2 Comparative Companies and selected market indices over a one-year period to provide perspective on current and historical public market valuations and stock price performance of T2 and the T2 Comparative Companies relative to selected market indices.


     In connection with its written opinion dated June 3, 1994, Kidder, Peabody confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered therewith.


     Kidder, Peabody is a nationally recognized investment banking firm and as part of its investment banking business, Kidder, Peabody is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. T2 selected Kidder, Peabody to render a fairness opinion in connection with the Merger because of Kidder, Peabody's experience in transactions similar to the Merger as well as Kidder, Peabody's prior relationship and familiarity with T2. In the past, Kidder, Peabody has provided investment banking services to T2 including acting as a managing underwriter in T2's public offering in 1992 of shares of T2 Common Stock. Kidder, Peabody received customary compensation for such services. Stanley S. Trotman, a Managing Director of Kidder, Peabody,

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

currently serves as a director of T2. Kidder Peabody may provide investment banking and financial advisory services to Coram in the future.


     T2 engaged Kidder, Peabody to render its opinion to T2's Board of Directors and not to represent specifically the interests of affiliated or non-affiliated stockholders of T2. As compensation for rendering a fairness opinion to T2, T2 has agreed to pay Kidder, Peabody a fee of $750,000. T2 has also agreed to reimburse Kidder, Peabody for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Kidder, Peabody and its affiliates against certain liabilities, including liabilities under the Federal securities laws, relating to, arising out of or in connection with its engagement. In the ordinary course of its business, Kidder, Peabody trades the equity securities of T2 for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of June 1, 1994, Kidder, Peabody held, for its own account, no shares of T2 Common Stock.


CURAFLEX'S REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION


     The Board of Directors of Curaflex believes that the Merger is fair to and in the best interests of Curaflex and its stockholders and unanimously recommends that the Curaflex stockholders vote for approval of the Merger Agreement and the transactions contemplated thereby. In evaluating the proposed Merger, the Board of Directors of Curaflex considered a variety of factors, including financial and operating information relating to Curaflex, HealthInfusion, Medisys and T2 and reports from, and presentations by, its officers, Smith Barney and legal counsel. The factors considered by the Curaflex Board of Directors, all of which were deemed material but were given varying priorities by individual directors, included the following:



          1. The Board of Directors observed the need for Curaflex to achieve greater critical mass, economies of scale and geographic coverage in order to effectively compete in Curaflex's rapidly changing industry. The Board noted the continued price erosion on mature product lines through contractual adjustments, increasing the need for greater economies of scale. In that regard, the Board was informed by management that preliminary results indicated that Curaflex would have an operating loss for the fourth quarter of 1993. The Board of Directors believed that pricing pressures from third party payors, increased competition and reduced margins in Curaflex's industry are driving a trend towards consolidation within the industry. The Board of Directors noted that many of Curaflex's competitors, including Critical Care America and Total Pharmaceutical Care, have been acquired or merged with other infusion companies, and others are actively seeking business combinations. The Curaflex Board of Directors concluded that combining with HealthInfusion, Medisys and T2 would result in the creation of the industry's second largest infusion company and thus should better position Curaflex to survive and grow stronger in its consolidating industry. In addition, both the pace of consolidations in Curaflex's industry and the rapid changes the entire healthcare industry is undergoing has added a sense of urgency to Curaflex's efforts to merge with the proper strategic companies.



          2. The Board of Directors believed that the core business of each of Curaflex, HealthInfusion, Medisys and T2 are compatible. Consequently, upon consummation of the Merger, the Board of Directors concluded that Curaflex, as part of Coram, should be positioned to realize increased purchasing power for goods and services necessary for the business, cost savings through elimination of redundant administrative segments, including the consolidation of four corporate offices, enhanced marketing capabilities provided by a combined sales staff marketing the combined companies, and greater potential penetration of the managed care market due to an extensive physician network that was in place at T2.



          3. The Curaflex Board of Directors concluded that Curaflex, as part of the combined companies, should be positioned to enhance its presence in certain geographic markets and enter other markets through the existing operations of HealthInfusion, Medisys and T2, thus providing opportunities for increased sales of Curaflex's business. The Board of Directors also concluded that the Merger should permit the combined companies to increase their penetration of national and regional payors. In addition, the combined companies would benefit from a national network of facilities with significant penetration in certain key regions.


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


          4. The Board of Directors noted that, as discussed above in "-- Background of the Merger," Curaflex has considered and pursued other alternatives to the Merger, including acquisitions and forming start-up operations in new geographic markets. While Curaflex has acquired several smaller privately held infusion companies, the Curaflex Board of Directors concluded that the Merger provides Curaflex with an opportunity to expand its business more rapidly and on a larger scale without the high cost of start-up operations or the time, expense and risk incurred in growing Curaflex's business through numerous smaller mergers or acquisitions. In addition the Board noted that Coram, on a pro forma basis, would have significantly greater cash flow than Curaflex on a stand-alone basis, allowing the combined companies greater flexibility to take advantage of subsequent expansion opportunities.



          5. The Board of Directors believed that Curaflex as part of the combined companies would face an increased chance of success in the marketplace and of maximizing shareholder return, as compared to Curaflex as a stand-alone corporation. The Board observed that Coram would be a larger, more diversified company with an enhanced geographic presence and greater financial resources and, likely, increased name recognition. Moreover, the combined entity will have a greater base of stockholders who can potentially trade on the open market, providing for a more active, liquid trading market. In that regard, the Board noted that Coram stock was anticipated to be listed on the New York Stock Exchange.



          6. The Curaflex Board of Directors concluded that the Merger would enhance Curaflex's ability to compete more effectively against other companies in the industry, several of which have significantly greater resources than Curaflex, and that the Merger presented the most likely available alternative for achieving the greater scale necessary for success in a rapidly consolidating industry.



          7. The Curaflex Board of Directors noted Curaflex's future liquidity needs and noted that the combined companies' liquidity position would allow them to further expand their operations and manage cash flow with reduced debt.



          8. The Curaflex Board of Directors and Smith Barney, Curaflex's financial advisor, analyzed the financial condition, results of operations and prospects of each of Curaflex, HealthInfusion, Medisys and T2, both separately and in relation to the value of the consideration to be received by the stockholders of each constituent company in the Merger. Smith Barney did not present the Board of Directors of Curaflex with specific valuation ranges for the constituent companies and therefore the Board of Directors was unable to consider such information in making its determinations. The Curaflex Board of Directors placed special emphasis and relied on the opinion of Smith Barney, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Curaflex Exchange Ratio was fair, from a financial point of view, to the holders of Curaflex Common Stock. The Curaflex Board of Directors considered as a whole the various financial and comparative analyses relating to each of T2, Curaflex, HealthInfusion and Medisys both on an historical and prospective basis and as separate and combined entities, as set forth in Smith Barney's presentation to the Curaflex Board of Directors and believed that such analyses, taken as a whole, supported a conclusion that the Curaflex Exchange Ratio was fair, from a financial point of view, to the Curaflex stockholders. See "-- Opinion of Smith Barney." Such conclusion was a key factor in the Curaflex Board's decision to recommend approval of the Merger.



             Although the Board noted that the Exchange Ratios' valuation of T2 implied a premium to T2and a discount to Curaflex, based on the then current public market valuation of the two companies, the Board also noted that, on a pro forma basis, Curaflex's contribution to the combined companies' 1993 net income was expected to constitute 8% of the total net income (as compared to an ownership interest of Curaflex stockholders in the combined companies of 13%) and that, based upon anticipated 1993 earnings, the Exchange Ratio valued Curaflex at a significantly higher multiple of earnings than for T2. As discussed above, the Board was also informed by management that it was anticipated that Curaflex would have an operating loss for the fourth quarter of 1993. The Board further noted the perceived benefits available to Curaflex stockholders from the combination of the four companies, including T2's significantly greater critical mass, profitable operating history, greater liquidity and increased earnings contribution to be of importance in their evaluation of the proposed

     Merger. In light of these

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


            considerations, and the other factors enumerated above, the Board concluded that the Merger was in the best interests of Curaflex and its stockholders.



     In light of the variety of factors considered by Curaflex's Board of Directors, the Board did not find it practical to and did not assign any particular weight to any of the foregoing factors, but considered all of these factors as a whole in reaching its determination. However, in reaching its decision to approve the Merger, the Board was most strongly influenced by the items noted in paragraphs 1, 2, 4 and 8.


     In addition, with respect to the pending SEC inquiry and stockholder litigation against T2, the Curaflex Board consulted with and was advised by outside legal counsel in regard to the evaluation and assessment of such inquiry and litigation. Although the ultimate outcome of such inquiry and litigation cannot presently be determined, based on such consultation and advice and after due consideration, the Curaflex Board concluded that the uncertainty of the outcome of such inquiry and litigation should not preclude the Board's recommendation of the approval of the Merger Agreement and the Merger to the Curaflex stockholders.

     The Curaflex Board concluded, in light of these factors, that the Merger is in the best interests of Curaflex and its stockholders and is fair to its stockholders. THE BOARD OF DIRECTORS OF CURAFLEX RECOMMENDS THAT THE STOCKHOLDERS OF CURAFLEX APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.


OPINION OF SMITH BARNEY



     Smith Barney was retained by Curaflex to act as its financial advisor in connection with the Merger. In connection with such engagement, Curaflex requested that Smith Barney evaluate the fairness, from a financial point of view, to the stockholders of Curaflex of the consideration to be received by such stockholders in the Merger. On February 4, 1994, Smith Barney delivered to the Board of Directors of Curaflex its oral opinion (subsequently confirmed by written opinion dated February 6, 1994), to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Curaflex Exchange Ratio was fair, from a financial point of view, to the holders of Curaflex Common Stock.



     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Curaflex and certain senior officers and other representatives and advisors of HealthInfusion, Medisys and T2 concerning the business, operations and prospects of Curaflex, HealthInfusion, Medisys and T2. Smith Barney examined certain publicly available business and financial information relating to Curaflex, HealthInfusion, Medisys and T2 as well as certain financial forecasts and other data for Curaflex, HealthInfusion, Medisys and T2 which were provided to Smith Barney by the respective managements of Curaflex, HealthInfusion, Medisys and T2, including information relating to certain strategic implications and operational benefits anticipated from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Curaflex Common Stock, HealthInfusion Common Stock, Medisys Common Stock and T2Common Stock; the respective companies' historical and projected earnings; and the capitalization and financial condition of Curaflex, HealthInfusion, Medisys and T2. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered comparable to the Merger and analyzed certain financial and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered comparable to the operations of Curaflex, HealthInfusion, Medisys and T2. Smith Barney also evaluated the pro forma financial impact of the Merger. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed necessary to arrive at its opinion. Smith Barney noted that its opinion was necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to Smith Barney as of the date of its opinion.



     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information publicly available or furnished to or otherwise discussed with Smith Barney. With respect to financial forecasts and other information provided to or otherwise discussed with Smith Barney, Smith Barney assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Curaflex, HealthInfusion, Medisys and T2 as to the expected future financial performance of Curaflex, HealthInfusion, Medisys and T2, and assumed and relied upon certain assessments as to the outstanding litigation and proceedings involving T2. Smith Barney also assumed that the Merger will be treated as a pooling-of-interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney's opinion relates to the relative values of Curaflex, HealthInfusion, Medisys and T2. Smith Barney did not express any opinion as to what the value of the Coram Common Stock actually will be when issued to Curaflex stockholders pursuant to the Merger or the price at which the Coram Common Stock will trade subsequent to the Merger. In addition, Smith Barney did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Curaflex, HealthInfusion, Medisys or T2 nor did Smith Barney make any physical inspection of the properties or assets of Curaflex, HealthInfusion, Medisys or T2. In addition, although Smith Barney evaluated the financial terms of the Merger, Smith Barney was not asked to and did not recommend the specific consideration to be paid by Curaflex in the Merger, which consideration was determined by Curaflex, HealthInfusion, Medisys and T2. No other limitations were imposed by Curaflex on Smith Barneywith respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.



     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. CURAFLEX STOCKHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CURAFLEX EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND IS PROVIDED SOLELY FOR THE USE OF THE CURAFLEX BOARD OF DIRECTORS IN ITS EVALUATION OF THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CURAFLEX STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE CURAFLEX SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.



     In preparing its opinion to the Board of Directors of Curaflex, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Smith Barney did not present the Board of Directors of Curaflex with specific valuation ranges for the Constituent Companies and did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to Curaflex, HealthInfusion, Medisys and T2, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Curaflex, HealthInfusion, Medisys and T2. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.



     Comparable Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of Curaflex, HealthInfusion, Medisys and T2 and the following selected healthcare companies: Caremark International Inc., The Olsten Corporation, Lincare Holdings Inc., Homedco Group, Inc., Abbey Healthcare Group Incorporated, Rotech Medical Corp., Healthdyne, Inc., Tokos Medical Corp. (DE), Home Nutritional Services, Inc., In Home Health, Inc., U.S. HomeCare Corp. and Option Care, Inc. (collectively, the "Comparable Companies"). Smith Barney compared market values as multiples of estimated calendar 1993 and projected calendar 1994 earnings per share ("EPS"). The mean and median multiples of estimated calendar 1993 EPS of the Comparable Companies were 18.4x and 15.5x, respectively, and the mean and median multiples of projected calendar 1994 EPS of the Comparable Companies were 15.2x and 15.5x, respectively. The multiples of estimated calendar 1993 and projected calendar 1994 EPS for Curaflex, HealthInfusion, Medisys and T2 were as follows: (i) Curaflex estimated calendar 1993 and projected calendar 1994 EPS:
23.7x and 9.8x; (ii) HealthInfusion estimated calendar 1993 and projected calendar 1994 EPS: 30.4x and 8.3x; (iii) Medisys estimated calendar 1993 and projected calendar 1994 EPS: 29.7x and 16.2x; and (iv) T2 estimated calendar 1993 and projected calendar 1994 EPS: 9.1x and 9.2x. The estimated calendar 1993 and projected calendar 1994 EPS multiples of Curaflex, HealthInfusion, Medisys and T2 and the Comparable Companies may be compared with the net income multiples derived for Curaflex, HealthInfusion, Medisys and T2 in the Valuation Multiple Analysis described below.


     Smith Barney compared adjusted market values (market value, plus the book value of debt and preferred stock, less cash and cash equivalents) to latest 12 months revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). The mean and median multiples of latest 12 months revenues, EBITDA and EBIT of the Comparable Companies were as follows: (i) latest 12 months revenues: 1.29x and 0.80x; (ii) latest 12 months EBITDA: 9.7x and 8.4x; and (iii) latest 12 months EBIT: 14.7x and 12.3x. The multiples of latest 12 months revenues, EBITDA and EBIT of Curaflex, HealthInfusion, Medisys and T2 were as follows: (i) Curaflex latest 12 months revenues, EBITDA and EBIT: 1.09x, 11.0x and 15.9x; (ii) HealthInfusion latest 12 months revenues, EBITDA and EBIT: 1.45x, 11.4x and 15.2x; (iii) Medisys latest 12 months revenues, EBITDA and EBIT: 0.92x, 10.8x and 14.5x; and
(iv) T2 latest 12 months revenues, EBITDA and EBIT: 1.09x, 4.0x and 4.7x. Smith Barney also compared the profit margins, leverage ratios and projected growth rates of the Comparable Companies with those of Curaflex, HealthInfusion, Medisys and T2.


     All projected EPS estimates for the Comparable Companies were based on the consensus EPS estimates of selected investment banking firms and all EPS estimates for Curaflex, HealthInfusion, Medisys and T2 were based on internal estimates of the respective companies. All multiples were based on closing stock prices as of February 4, 1994.


     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase prices and implied transaction multiples in the following selected mergers and acquisition transactions in the healthcare industry: Critical Care America, Inc./Caremark International Inc.; Curaflex Health Services, Inc./ HealthInfusion, Inc./Medisys, Inc.; Total Pharmaceutical Care, Inc./Abbey Healthcare Group Incorporated; Lifetime Corporation/The Olsten Corporation; Home Intensive Care, Inc./W.R. Grace & Co.; The IV Clinic, Inc./Quantum Health Resources, Inc.; Clinical Homecare, Ltd./Curaflex Health Services, Inc.; Total Home Care, Inc./ Curaflex Health Services, Inc.; Critical Care America, Inc./Medical Care International, Inc.; Glasrock Home Health Care, Inc./Homedco Group, Inc.; CareLink Corp./Tokos Medical Corp; TeamCare, Inc./Critical Care America, Inc.; Medical Research Management, Inc./Tokos Medical Corp.; Care Plus, Inc./New England Critical Care, Inc.; Upjohn Healthcare Services/The Olsten Corporation; Mentor Clinical Care/Lifetime Corporation; HMSS, Inc./Secomerica, Inc.; ASB Meditest/Lifetime Corporation; Quality Care, Inc./Lifetime Corporation; and Caremark Inc./Baxter Travenol Laboratories.


     No company, transaction or business used in the comparable company and selected merger and acquisition transactions analyses as a comparison is identical to Curaflex, HealthInfusion, Medisys, T2 or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or public trading value of the comparable companies or the business segment or company to which they are being compared.


     Valuation Multiple Analysis. Smith Barney analyzed the implied equity values of Curaflex, HealthInfusion, Medisys and T2 based on each company's pro forma ownership of Coram (as implied by the companies' respective exchange ratios in the Merger) and the companies' combined aggregate market values as of February 4, 1994, and compared such implied equity values in relation to each company's estimated calendar

1993 and projected calendar 1994 net income. Based on the Curaflex Exchange Ratio, the implied pro forma ownership of Curaflex stockholders of Coram was approximately 13.3% and the implied equity value of Curaflex was approximately $70.3 million, or approximately $4.544 per share. Based on the HealthInfusion Exchange Ratio, the implied pro forma ownership of HealthInfusion stockholders of Coram was approximately 11.6% and the implied equity value of HealthInfusion was approximately $61.3 million, or approximately $6.100 per share. Based on the Medisys Exchange Ratio, the implied pro forma ownership of Medisys stockholders of Coram was approximately 7.9% and the implied equity value of Medisys was approximately $41.7 million, or approximately $3.316 per share. Based on the T2 Exchange Ratio, the implied pro forma ownership of T2 stockholders of Coram was approximately 67.1% and the implied equity value of T2was approximately $354.0 million, or approximately $8.600 per share. The implied equity value of Curaflex as a multiple of estimated net income for the 12 months ended December 31, 1993 and projected net income for the 12 months ending December 31, 1994 was 18.9x and 7.9x, respectively. The implied equity value of HealthInfusion as a multiple of estimated net income for the 12 months ended December 31, 1993 and projected net income for the 12 months ending December 31, 1994 was 26.3x and 7.3x, respectively. The implied equity value of Medisys as a multiple of estimated net income for the 12 months ended December 31, 1993 and projected net income for the 12 months ending December 31, 1994 was 27.6x and 15.4x, respectively. The implied equity value of T2 as a multiple of estimated net income for the 12 months ended December 31, 1993 and projected net income for the 12 months ending December 31, 1994 was 9.9x and 10.0x, respectively.


     Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including the potential impact of the Merger on Curaflex's estimated EPS for the 12 months ended December 31, 1993 and projected EPS for the 12 months ending December 31, 1994. Based on the estimates of the respective managements of Curaflex, HealthInfusion, Medisys and T2, the pro forma merger analysis suggests that the pro forma equivalent EPS of Curaflex (the pro forma EPS of Coram multiplied by the Curaflex Exchange Ratio), as compared to the estimated or projected EPS of Curaflex on a stand-alone basis, would be accretive to the estimated EPS of Curaflex for the fiscal year ended December 31, 1993, accretive to the projected EPS of Curaflex for the fiscal year ending December 31, 1994 assuming certain costs savings associated with the Merger were achieved and dilutive to the projected EPS of Curaflex for the fiscal year ending December 31, 1994 assuming no costs savings associated with the Merger were achieved. The actual results achieved may vary from projected results and the variations may be material.



     Relative Contribution Analysis. Smith Barney examined the relative contributions of Curaflex, HealthInfusion, Medisys and T2 to Coram revenue, gross profit, EBIT and net income for fiscal years 1992, 1993 and 1994. This analysis indicated that, for the fiscal year ended December 31, 1993, Curaflex, HealthInfusion, Medisys and T2 would have contributed approximately 21%, 12%, 11% and 56%, respectively, of Coram revenue; approximately 23%, 11%, 9% and 58%, respectively, of Coram gross profit; approximately 9%, 7%, 4% and 80%, respectively, of Coram EBIT; and approximately 8%, 6%, 4% and 83%, respectively, of Coram net income; and for the fiscal year ending December 31, 1994, Curaflex, HealthInfusion, Medisys and T2 would contribute approximately 23%, 14%, 11% and 51%, respectively, of Coram revenue; approximately 27%, 12%, 10% and 51%, respectively, of Coram gross profit; approximately 14%, 15%, 5% and 66%, respectively, of Coram EBIT; and approximately 16%, 15%, 5% and 64%, respectively, of Coram net income. This analysis also indicated that, at December 31, 1993, Curaflex, HealthInfusion, Medisys and T2 would have contributed approximately 21%, 15%, 7% and 58%, respectively, of Coram total assets; approximately 17%, 13%, 6% and 64%, respectively, of Coram shareholders' equity; approximately 32%, 22%, 10% and 36%, respectively, of Coram net working capital; and approximately 30%, 22%, 11% and 37%, respectively, of Coram accounts receivable. Immediately following consummation of the Merger, stockholders of Curaflex, HealthInfusion, Medisys and T2 would own approximately 13%, 12%, 8% and 67%, respectively, of Coram.



     Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) Curaflex, HealthInfusion, Medisys and T2 historical and projected financial results and
(ii) the history of trading prices for Curaflex Common Stock, HealthInfusion Common Stock, Medisys Common Stock and T2


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

Common Stock and the relationship between movements of such common stock, movements of the common stock of comparable companies and movements in the Standard & Poor's 400 Industrial Index.


     Pursuant to the terms of Smith Barney's engagement, Curaflex has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of $3 million, payable upon the consummation of the Merger. Curaflex has agreed to reimburse Smith Barney for travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.



     Smith Barney has advised Curaflex that, in the ordinary course of business, it may actively trade the equity and debt securities of Curaflex, HealthInfusion, Medisys and T2 for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Smith Barney has provided Curaflex with financial advisory and investment banking services in the past, including acting as financial advisor to Curaflex in connection with its acquisition of Clinical Homecare, Ltd. in March 1993 and as co-manager for the initial public offering by Curaflex in March 1992 of Curaflex Common Stock, and received customary fees from Curaflex for such services.



     Curaflex engaged Smith Barney to render its opinion to Curaflex's Board of Directors, and not to represent specifically the interests of affiliated or non-affiliated shareholders of Curaflex. Smith Barney is a nationally recognized investment banking firm and was selected by Curaflex based on Smith Barney's experience and expertise. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


HEALTHINFUSION'S REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION

     HealthInfusion's Board of Directors believes that the Merger is advisable and in the best interests of HealthInfusion and its shareholders and is fair to its shareholders and, by a unanimous vote of the directors, approved the Merger Agreement and the Merger and the transactions contemplated thereby and recommends that HealthInfusion's shareholders vote in favor of the proposal to adopt the Merger Agreement and the Merger and the transactions contemplated thereby.

     At meetings held on February 1, 4 and 6, 1994, HealthInfusion's Board of Directors, with the assistance of HealthInfusion's outside financial and legal advisors, considered the terms and structure of the Merger and the related transactions and reviewed the legal, financial and other ramifications of the Merger and the related transactions.

     In making its decision to enter into and to recommend the adoption of the Merger Agreement and the Merger, HealthInfusion's Board of Directors considered the following factors:


     1. The relative trading prices of HealthInfusion Common Stock, Curaflex Common Stock, Medisys Common Stock and T2 Common Stock.



     2. The results of operations, financial condition, business, operations, competitive position and prospects of each of HealthInfusion, Curaflex, Medisys and T2, both on an historical and prospective basis, their respective strategic business plans, certain financial forecasts for HealthInfusion prepared by HealthInfusion's management and certain of the risks related to the results of operations and prospects of each of HealthInfusion, Curaflex, Medisys and T2 as separated and combined entities. In this regard, the Board considered the increasing consolidation in the infusion therapy industry resulting from pricing pressures from third party payors, increasing governmental regulation and competition generally. See "Risk Factors." The Board concluded that HealthInfusion needed greater scale and nationwide presence in order to effectively compete and that the Merger would enable HealthInfusion to attain such scale far more rapidly than by remaining independent.


     3. The opportunity that the Merger will provide for HealthInfusion's shareholders to have continued equity participation in a larger, more diversified enterprise with enhanced geographic presence and a generally more active trading market and greater financial and marketing resources, which should position the combined

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


companies to realize increased purchasing power for goods and services. In particular, the HealthInfusion Board concluded that strength of T2's presence in the Southeastern United States, of Medisys's presence in the Northern Midwest and of Curaflex's presence in the Western United States coupled with the strength of the field organization supporting such presence, would provide HealthInfusion with opportunities for expansion that it would not otherwise have on its own. The Board concluded that the Merger, by expanding HealthInfusion's geographic presence and creating the industry's second largest infusion company with a strong balance sheet and cash flow, would enhance HealthInfusion's ability to compete more effectively against other companies in the industry, several of which have significantly greater resources than HealthInfusion.



     4. The potential enhancement of HealthInfusion's business arising out of the Merger as a result of more efficient use of management, suppliers and facilities, including the consolidation of four corporate offices. The Board placed special emphasis on the anticipated synergies that are expected to result from the integration of the operations of T2, Curaflex, HealthInfusion and Medisys.



     5. The views of HealthInfusion's management concerning HealthInfusion's competitive position, pros pects and alternatives to the Merger, in light of an infusion therapy industry driven by the need for size in order to survive on-going pricing pressures imposed by third party payors. The Board noted the continued price erosion on mature product lines through contractual adjustments, increasing the need for greater economies of scale. Further, the Board recognized that the rapid decline in net income experienced by each of the constituent companies despite increasing net revenues indicated the need for substantial cost reductions to compete effectively. Finally, the Board recognized that the increase in size resulting from the Merger would increase HealthInfusion's ability to effectively compete in the managed care arena. In summary, the Board believes that the Merger offers the opportunity to create a combined company with greater financial resources, competitive strengths and business opportunities than would be possible for HealthInfusion alone.



     6. The views of Hambrecht & Quist and presentations by Hambrecht & Quist given to the Board of Directors, including the analyses described under "-- Opinion of Hambrecht & Quist." Although T2, Curaflex and Medisys were included in various analyses, the Board was not presented with specific valuation ranges for T2, Curaflex or Medisys and therefore the Board of Directors was unable to consider such information in making its determination. The HealthInfusion Board of Directors considered the various financial, comparative, pro forma and contribution analyses of T2, Curaflex, HealthInfusion and Medisys, included in Hambrecht & Quist's presentation and believed that such analyses, taken as a whole, supported a conclusion that the HealthInfusion Exchange Ratio was fair, from a financial point of view, to the HealthInfusion Stockholders. See "-- Opinion of Hambrecht & Quist." Such conclusion was a key factor in the HealthInfusion Board's decision to recommend approval of the Merger. Although the HealthInfusion Board of Directors did not specifically adopt Hambrecht & Quist's opinion, it was of primary importance to the Board in reaching its conclusion to approve the Merger Agreement and the transactions contemplated thereby.



     7. Reports of selected investment analysts concerning each of T2, Curaflex and Medisys. The Board believed that the consensus of these analysis reports supported the Board's conclusion that industry consolidation would continue. These reports also confirmed the HealthInfusion Board's conclusion that the business and operations of Curaflex and Medisys were similar and compatible to those of HealthInfusion, and that T2 would bring to the combined enterprise a more diversified line of business, a significant base of revenues, substantial liquidity, a history of profitability and greater name recognition.



     8. The terms of the Merger Agreement and the Merger generally, including the amount and form of consideration to be received. See "The Merger -- Terms of the Merger Agreement." The Board placed special emphasis on the "no shop" and "break up" fees applicable to T2 and Curaflex, as well as the fact that the Merger Agreement did not impose any extraordinary closing conditions. The HealthInfusion Board concluded that the significant negative consequences of the "no shop" and "break up" fee provisions to any constituent company determining to actively pursue another business combination transaction gave the HealthInfusion Board an adequate level of comfort that each of the other constituent companies was sufficiently committed to consummating the Merger transaction.



     9. The structure of the Merger permitting the holders of HealthInfusion Common Stock to exchange their shares for Coram Common Stock on a tax-free basis. See "-- Federal Income Tax Consequences."

Business combination transactions in which there is a material cash component as part of the consideration to be received by shareholders, as opposed to an exchange of shares as in the Merger transaction, may result in a taxable event to such shareholders upon consummation of such transaction.



     10. Provisions of the Merger Agreement permitting HealthInfusion, to the extent required to fulfill the fiduciary duties of its Board of Directors, to participate in negotiations or discussions with respect to offers or proposals to acquire all or substantially all of the business, properties or capital stock of HealthInfusion and permitting HealthInfusion's Board of Directors to pursue such an alternative acquisition proposal, subject to the payment of a specified "break-up" fee. See "-- Terms of the Merger Agreement."


     11. The amount of the "break-up" fee in relation to the amount of consideration to be received by HealthInfusion shareholders in the transaction and the effect of the break-up fee and HealthInfusion's various change in control severance arrangements (see "Management of HealthInfusion -- Change in Control Severance Agreements") upon possible offers from third parties.

     12. The results of HealthInfusion's earlier efforts to explore and investigate transactions which were intended to maximize values for HealthInfusion's shareholders. The Board believed that the Merger presented the most likely available alternative for achieving the greater scale necessary for success in a rapidly consolidating industry.


     13. The potential risks and benefits of soliciting other offers for the purchase of HealthInfusion in advance of entering into the Merger Agreement in the light of HealthInfusion's past experience with possible business combinations. The Board placed particular emphasis on Hambrecht & Quist's analysis that an alternative transaction would be more difficult to consummate in light of HealthInfusion's fourth quarter 1993 results and projected 1994 results.



     14. The potential risk that T2 would follow through with its proposal to pursue a merger with Curaflex and Medisys should HealthInfusion not elect to participate in the four-way merger transaction. The Board placed particular emphasis on the announced intentions of T2 and Curaflex to pursue such a transaction.



     15. The pending litigation and pending SEC inquiry relating to T2. Although the Board did not receive any formal evaluation or assessment of such proceedings, following discussions between T2's management and advisors and HealthInfusion's management and advisors, the Board believed that the risks associated with such matters should be considered in the context of the transaction as a whole (including T2's liquidity as a possible source of satisfying any resulting liability), that many of the risks were possibly reflected in the trading price of T2 Common Stock, and that such proceedings should not preclude approval of the Merger.


     In view of the variety of factors considered by HealthInfusion's Board of Directors in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to such factors. However, in reaching the decision to approve the Merger Agreement, the Board was most strongly influenced by the factors set forth in items 1, 2, 3, 4, 5, 6, 10, 12 and 14 above. Although the Board did not reach specific conclusions regarding any of these individual factors, on balance each such factor positively affected the Board's decision to approve the Merger.


     The HealthInfusion Board of Directors concluded, in light of these factors, that the Merger is in the best interests of HealthInfusion and its shareholders and is fair to its shareholders. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF HEALTHINFUSION APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.


OPINION OF HAMBRECHT & QUIST

     HealthInfusion engaged Hambrecht & Quist to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness from a financial point of view to the holders of HealthInfusion Common Stock of the consideration to be received by such holders in the Merger. Hambrecht & Quist rendered its oral opinion (subsequently confirmed in writing) on February 6, 1994 to the Board of Directors that, as of such date, the consideration to be received by the holders of the Common Stock in the Merger is fair to the holders of the Common Stock from a financial point of view. A COPY OF HAMBRECHT & QUIST'S

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

OPINION DATED FEBRUARY 6, 1994, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, THE SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY HAMBRECHT & QUIST IS ATTACHED AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. HEALTHINFUSION SHAREHOLDERS ARE ADVISED TO READ THE OPINION IN ITS ENTIRETY. The assumptions made, matters considered and limits of review contained in Hambrecht & Quist's written opinion delivered February 6, 1994 were substantially the same as those contained in the opinion attached hereto. No limitations were placed on Hambrecht & Quist by the Board of Directors of HealthInfusion with respect to the investigation made or the procedures followed in preparing and rendering its opinion.


     On February 4, 1994, Hambrecht & Quist presented its analysis to the HealthInfusion Board of Directors for review and discussion. Its analysis encompassed, as more fully set forth below, a comparison of companies in the alternate site healthcare industry, including a review of valuations of various publicly-traded companies, comparative stock trading performance data for such companies, a review of various business combinations among publicly-traded companies, summaries of discussions with other participants in the alternate side healthcare industry over the previous twelve months, various quantitative scenarios of pro forma combined financial statements of HealthInfusion, T2, Curaflex and Medisys and the corresponding ranges of potential value associated with such scenarios. Hambrecht & Quist's presentation to the Board focused on the value of HealthInfusion as an independent, stand-alone business and as a participant in the proposed transaction. Although T2, Curaflex and Medisys were included in various analyses, the Board was not presented with specific valuation ranges for T2, Curaflex of Medisys. Hambrecht & Quist was retained for the benefit of the Board of Directors of HealthInfusion to assist the Board in its evaluation of the Merger, and the opinion provided by Hambrecht & Quist was provided solely for the Board's use in its evaluation of the Merger.


     In its review of the Merger, and in arriving at its opinion, Hambrecht & Quist, among other things (i) reviewed the publicly available consolidated financial statements of HealthInfusion for recent years and interim periods to date and certain other relevant financial and operating data of HealthInfusion (including its capital structure) made available to us from the internal records of HealthInfusion; (ii) discussed with certain members of the management of HealthInfusion the business, financial condition and prospects of HealthInfusion; (iii) reviewed certain financial and operating information, including certain projections provided by the management of HealthInfusion, relating to HealthInfusion; (iv) reviewed the publicly available consolidated financial statements of T2, Curaflex and Medisys for recent years and interim periods to date and certain other relevant financial and operating data of T2, Curaflex and Medisys (including their respective capital structures) made available to Hambrecht & Quist from the internal records of T2, Curaflex and Medisys, respectively; (v) reviewed certain financial and operating information, including certain projections provided by the managements of T2, Curaflex and Medisys and discussed such projections with certain members of the managements of T2, Curaflex and Medisys, respectively; (vi) reviewed the recent reported prices and trading activity for the common stock of HealthInfusion, T2, Curaflex and Medisys and compared such information and certain financial information of HealthInfusion, T2, Curaflex and Medisys with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable to those of HealthInfusion, T2, Curaflex and Medisys; (vii) discussed with parties other than T2, Curaflex and Medisys the possibility of a transaction or series of transactions involving a business combination with HealthInfusion; (viii) reviewed the terms, to the extent publicly available, of certain comparable acquisition transactions; (ix) reviewed the Merger Agreement; and (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

     Hambrecht & Quist did not independently verify any of the information concerning HealthInfusion, T2, Curaflex or Medisys considered in connection with their review of the Merger and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of HealthInfusion, T2, Curaflex or Medisys, nor did they conduct a physical inspection of the properties and facilities of HealthInfusion, T2, Curaflex or Medisys. With the permission of HealthInfusion, Hambrecht & Quist did not prepare or obtain any evaluation or appraisal of any potential or pending litigation that may involve T2 or accordingly HealthInfusion, Curaflex, Medisys or

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

Coram, including without limitation, certain investigations specified in Item 1 and certain litigation specified in Item 3 of the T2 Annual Report on Form 10-K for the year ended September 30, 1993. With respect to the financial forecasts and projections made available to Hambrecht & Quist and used in their analyses, Hambrecht & Quist, on the advice of the managements of HealthInfusion, T2, Curaflex and Medisys, assumed that they reflected the best currently available estimates and judgments of the expected future financial performance each of those companies, respectively. Hambrecht & Quist also assumed that none of HealthInfusion, T2, Curaflex or Medisys was a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the Merger and those in the ordinary course of conducting their respective businesses. Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion.

     In rendering its opinion, Hambrecht & Quist did not express any opinion or make any determination as to what specific consideration should be paid for the HealthInfusion Common Stock or received by the holders thereof in connection with the Merger, what the value of the Coram Common Stock actually will be when issued to HealthInfusion shareholders pursuant to the Merger or the price at which the Coram Common Stock will trade subsequent to the Merger. The opinion rendered by Hambrecht & Quist is limited to the evaluation and determination of whether the consideration to be received by the HealthInfusion shareholders is fair, from a financial point of view, to such shareholders.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to the Board of Directors. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Moreover, any particular mathematical computation may, by itself, imply a valuation higher or lower than the public market value of HealthInfusion or HealthInfusion's proportional ownership in Coram and is, accordingly, a potentially misleading or unreliable indicia of value. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to HealthInfusion's Board and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of HealthInfusion, T2, Curaflex and Medisys. Such assumptions include, but are not limited to, the absence of extraordinary macroeconomic dislocations, low to moderate inflation rates, and the absence of material changes in current healthcare reimbursement structures. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     The following analytical methodologies provide a quantitative framework for determining the range of fair values to be ascribed to HealthInfusion. In both the "Comparable Public Company Analysis" and the "Selected Acquisitions Analysis" a range of fair values for HealthInfusion is derived by comparing HealthInfusion's historic and projected financial performance with the performance of companies engaged in businesses deemed to be comparable to HealthInfusion. The operating data from such comparable companies is analyzed and compared with the valuations placed on such companies by either the public markets or the acquirers of such companies, as the case may be. Such valuations are then analyzed as multiples of such companies' various operating data (such as net income, revenues, operating income, book value and earnings before interest and taxes (EBIT)). Those multiples then are used to "imply" a range of value for HealthInfusion; such data implies a range of both equity values and enterprise values (equity value plus long-term debt less cash).

     Comparable Public Company Analysis. Hambrecht & Quist compared selected historical and projected financials, operating and stock market performance data of HealthInfusion, T2, Curaflex and Medisys to the

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

corresponding data of certain publicly traded health services companies that Hambrecht & Quist considered comparable based on market value and strategic focus. Comparisons were analyzed for the following companies in the alternate site drug delivery business (the "Alternate Site Drug Delivery Group"): Caremark International, Inc., Home Nutritional Services, Inc., Option Care, Inc., Quantum Health Resources, Inc., Response Technologies, Inc., and Salick Health Care, Inc. Comparisons were analyzed for the following companies in the home health care business (the "Home Health Care Group"): Abbey Healthcare Group, Healthdyne, Inc., Homedco Group, Inc., In Home Health, Inc., Lincare Holdings, Inc., Olsten Corporation, Rotech Medical Corp., Tokos Medical Corp., and U.S. Homecare Corp. Comparisons were analyzed for the following companies in the ambulatory surgery business (the "Ambulatory Surgery Group"): Medical Care America, Inc. and Surgical Care Affiliates, Inc. For each of the Alternate Site Drug Delivery Group, the Home Health Care Group and the Ambulatory Surgery Group, Hambrecht & Quist compared the equity market value of each company as a multiple of tangible book value, 1992 net income, 1993 estimated net income, and 1994 forecasted net income with each of HealthInfusion, T2, Curaflex and Medisys, and Hambrecht & Quist compared the enterprise value of each company (calculated as market equity value plus preferred stock and long-term debt minus cash) as a multiple of each company's last twelve month's revenues, EBIT (earnings before interest and taxes) and EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) with each of HealthInfusion, T2, Curaflex and Medisys. All multiples were based on closing stock prices on January 28, 1994. All forecasted data for companies in each of the Alternate Site Drug Delivery Group, the Home Healthcare Group and the Ambulatory Surgery Group were based on publicly-available independent estimates of selected investment banking firms. The average multiple of calendar 1993 net income implied an equity valuation for HealthInfusion of approximately $67.3 million; the average multiple of tangible book value (as of September 1993) implied an equity valuation of HealthInfusion of approximately $65.0 million; the average multiple of estimated 1994 net income implied an equity valuation for HealthInfusion (based on several scenarios of potential HealthInfusion performance in 1994) of approximately $94.5 million; the average latest twelve months revenues (for the period generally ending September 1993); implied an equity valuation for HealthInfusion of approximately $69.4 million; the average multiple of the latest twelve months EBITDAR implied an equity valuation for HealthInfusion of approximately $85.4 million; and the average multiple of the latest twelve months EBIT implied an equity valuation for HealthInfusion of approximately $54.3 million.

     Selected Acquisitions Analysis. Using publicly-available information, Hambrecht & Quist analyzed the purchase prices and transaction values (as equity value multiples of net income, tangible book value, cash flow, and as enterprise value multiples of revenue, EBIT, EBDIT, and not operating assets) in the following selected merger and acquisition transactions in the alternate site drug delivery industry: Critical Care America, Inc./Medical Care International, Inc., Clinical Homecare Ltd./Curaflex, The IV Clinic, Inc./ Quantum Health Resources, Inc., Caremark International/public investors, Home Intensive Care, Inc./W.R. Grace & Co., Lifetime Corp./Olsten Corp., Total Pharmaceutical Care, Inc./Abbey Healthcare Group, Inc., Teamcare, Inc./Critical Care America, Inc., Care Plus, Inc./New England Critical Care, Inc., HMSS, Inc./ Secom Co. Ltd., Caremark, Inc./Baxter Travenol Laboratories. Hambrecht & Quist also analyzed the purchase prices and transaction values in the following selected merger and acquisition transactions in the healthcare services industry: Damon Corp./Investor group, Glasrock Home Health Care, Inc./Homedco Group, Inc., Basic American Medical, Inc./Columbia Hospital Corp., Vivigen, Inc./Genzyme Corp., Galen Health Care, Inc./Columbia Hospital Corp., Damon Corporation/Corning Inc. Vari-care Inc./Living Centers of America, Inc., Medco Containment Services, Inc./Merck, Greenery Rehabilitation Group, Inc./Horizon Healthcare Corp., Preferred Health Care Ltd./Value Health Inc., Hospital Corp. of America/Columbia Hospital Corp., Orthopedic Services, Inc./NovaCare Inc., RehabCare Corp./investor group, Unilab Corp./ Metpath Inc., Damon Corp./Nomad Partners, Quality Care/Lifetime Corp. The average multiple of the latest twelve months net income implied an equity valuation for HealthInfusion of approximately $57.8 million; the average multiple of tangible book value (as of September 1993) implied an equity valuation for HealthInfusion of approximately $67.4 million; the average multiple of the latest twelve months cash flow from operations implied an equity valuation for HealthInfusion of approximately $42.7 million; the average multiple of latest twelve months revenues implied an equity valuation for HealthInfusion of approximately $68.7 million; the average multiple of latest twelve months EBDIT implied an equity valuation for

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

HealthInfusion of approximately $56.5 million; and the average multiple of latest twelve months EBIT implied an equity valuation for HealthInfusion of approximately $62.8 million. Hambrecht & Quist also analyzed the stock price premiums paid (as measured by the difference between trading prices and acquisition prices) in the acquisitions in the alternate site drug delivery industry in 1992 and 1993. The premiums paid in the comparable transactions implied an average equity valuation for HealthInfusion of approximately $108.2 million, based on an average acquisition premium of 52.6% over the price twenty-eight days prior to announcement of the transactions.

     Relative Contributions Analysis. Hambrecht & Quist examined the expected contributions to aggregate Coram revenues, EBIT, not income and book value by each of HealthInfusion, T2, Curaflex and Medisys for the 1993 calendar year. Hambrecht & Quist observed that HealthInfusion shareholders are expected to own approximately 12% of the Coram equity at the close of the Merger, that T2 shareholders are expected to own approximately 67% of the Coram equity at the close of the Merger, that Curaflex shareholders are expected to own approximately 13% of the Coram equity at the close of the Merger, and that Medisys shareholders are expected to own approximately 8% of the Coram equity at the close of the Merger. In 1993, it was estimated that HealthInfusion, T2, Curaflex and Medisys would have contributed approximately 12.3%, 56.4%, 20.5% and 10.8%, respectively, of the combined revenues; approximately 7.9%, 89.1%, (3.0%) and 6.0%, respectively, of the combined EBIT; approximately 8.3% 101.3%, (14.4%) and 4.8%, respectively, of the combined net income; and approximately 12.7%, 64.2%, 17.4% and 5.6%, respectively, of the combined book value. Hambrecht & Quist also observed that HealthInfusion represented approximately 13% of the combined market value of the four companies.

     Stock Trading History Analysis. Hambrecht & Quist examined the history of the trading prices and volume of the shares of the common stock of HealthInfusion, T2, Curaflex and Medisys, both separately and in relation to each other, and the relationship between movement in the prices of such shares and movements in certain stock indices, during the periods from January 20, 1993 to January 28, 1994.

     No company or transaction used in the above analyses is identical to HealthInfusion, T2, Curaflex or Medisys or the proposed Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

     The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion which is attached at Appendix D to this Joint Proxy Statement/Prospectus.

     Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Coram.

     HealthInfusion engaged Hambrecht & Quist to render its opinion to HealthInfusion's Board of Directors, and not to represent specifically the interests of affiliated or non-affiliated shareholders of HealthInfusion. Pursuant to an engagement letter dated May 24, 1993 (as amended on January 28, 1994), HealthInfusion has paid Hambrecht & Quist (i) retainer payments aggregating $60,000, and (ii) an initial fairness opinion fee (the "Initial Opinion Fee") of $250,000 (paid in connection with the delivery of a fairness opinion rendered for the proposed three-way merger among HealthInfusion, Curaflex and Medisys). HealthInfusion has also agreed to pay Hambrecht & Quist
(a) an additional fairness opinion fee of $250,000 (rendered in connection with the delivery of the fairness opinion for the four-party transaction) and (b) a transaction fee (the "Transaction Fee") upon the closing of the Merger, of 1.25% of the consideration (defined as including, among other things, marketable equity securities received from, and indebtedness assumed by, an acquiring entity) received in the Merger. The Initial Opinion Fee shall be credited against the total Transaction Fee. HealthInfusion has agreed to reimburse Hambrecht & Quist for its reasonable out of pocket expenses, and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

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

MEDISYS' REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION

     In approving the Merger Agreement and the transactions contemplated thereby, and in recommending that the stockholders of Medisys approve the Merger Agreement and the transactions contemplated thereby, Medisys' Board of Directors considered a number of factors, including, but not limited to, the following:


     1. Market conditions in the home infusion therapy industry, including competitive, pricing and governmental regulation pressures that are driving a trend toward consolidation of infusion therapy companies. Due to these pressures arising from market conditions, the Board was of the view that it may be difficult for smaller, regional infusion therapy companies, such as Medisys, to effectively compete and realize profitable margins. The Board believes that consolidation may be the most effective strategy to address these market pressures, which supports the recommendation to approve the consolidation with Curaflex, HealthInfusion and T2. The Board in particular noted the recent decline in the net income of Medisys, Curaflex and HealthInfusion, despite increasing revenues, as further underscoring the need to develop critical mass and realize cost savings through consolidation.



     2. The amount of the consideration to be received by the stockholders of Medisys in the Merger was considered in conjunction with the Board's review of the analysis presented by Medisys' financial advisor, Piper Jaffray, which is discussed in greater detail below, as to the fairness, from a financial point of view, to the stockholders of Medisys of the consideration to be received in the Merger. The Board specifically considered the percentage of the combined enterprise to be received by the stockholders of Medisys (approximately 7.9%) in comparison to Medisys' contribution to the pro forma earnings of the combined enterprise (approximately 1.1% in 1993 and approximately 5.7% in 1994 based upon the projected earnings of the four companies) and determined on the basis of such comparison that the amount of the consideration to be received by the Medisys stockholders is favorable. In addition, as described in greater detail below, the Board compared various pro forma implied stock prices determined for the combined enterprise with the then current Medisys Common Stock price of $3.63 and determined that, on the basis of certain assumptions regarding the expected price to earnings ratio of Coram Common Stock and expected cost savings from operating synergies, the amount of the consideration to be received in the Merger compared favorably. For instance, based on the analysis presented by Medisys' financial adviser, assuming that Coram's Common Stock traded at a price to earnings multiple of 11, and assuming cost savings from operating synergies of $12 million, the implied value per share to be received by the stockholders of Medisys, based on 1994 pro forma information, would be $4.39, representing a 21.1% increase over the the current Medisys Common Stock price of $3.65 per share. At higher price to earnings multiples, or with greater cost savings from operating synergies, the implied value to be received by the stockholders of Medisys would be higher. No assurance can be given, however, that the combined entity will achieve projected earnings or any cost savings from operating synergies, or that Coram's stock will trade at any particular price to earnings multiple.



     The Board recognized that T2 may be perceived to have received a premium in the exchange ratio over its public market valuation at the time of execution of the Merger Agreement, resulting in a discount to the stockholders of Medisys on the basis of its public market valuation at that time. This perceived discount results from the significantly higher price to earnings multiple at which Medisys Common Stock has historically traded in the market. On the basis of the percentage of the combined enterprise to be received by the stockholders of Medisys compared with Medisys' expected contribution to the operating and net income of the combined enterprise, the stockholders of Medisys may be perceived to receive a premium.



     3. The structure of the Merger, permitting the stockholders of Medisys to receive shares in the combined entity on a tax-free basis, which may enable stockholders to preserve the value of the investment, rather than liquidating the investment in a taxable transaction. Business combination transactions in which there is a material cash component as part of the consideration to be received by shareholders, as opposed to an exchange of shares as in the Merger, may result in a taxable event to such shareholders upon consummation of the transaction. Due to the relatively high price to earnings ratio at which Medisys Common Stock has historically traded, the Board of Directors was of the view that Medisys was unlikely to be able to obtain any significant premium over the market price in a taxable cash transaction.


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

     4. The form of the consideration to be received by the Medisys stockholders as an equity interest in a larger and more diversified company that is expected to benefit strategically, competitively and operationally from the Merger, which may allow the stockholders to realize growth in their investment and possibly a greater long-term return than in a cash transaction. As noted above, the Board concluded that it was unlikely that a cash transaction would yield any significant premium over the current price of Medisys Common Stock.


     5. The benefits to be derived by the combined entity from a national presence in negotiating contracts with third party payors. The Board of Directors considered the trend in the industry of third party payors consolidating their contracts with national companies. The Board concluded that Medisys, as an independent company, may have difficulty in negotiating contracts with large third party payors. The Board also concluded that the combined enterprise, which would be the industry's second largest infusion therapy company, is more likely than Medisys, as a separate Company, to be able to effectively compete for such contracts, which may give Medisys access to a broader base of referrals and a larger patient population.



     6. The ability of the combined entity to realize cost savings from operating synergies. The Board was of the view that, with the pricing pressures prevalent in the industry, the most effective way to achieve more favorable operating margins is through reduction of operating expenses. Based upon the expected consolidation of regional centers and corporate headquarters in the combined entity and the expected realization of savings in general and administrative expenses through consolidation, the Board determined that the combined enterprise is more likely to achieve more favorable operating margins than Medisys could with its regional operations, particularly in light of the consolidation in the industry. The Board also recognized that the potential cost savings from operating synergies will be offset by the costs associated with the negotiation and consummation of the Merger, currently estimated to be approximately $14.0 million, as well as the amounts to be paid to certain individuals in connection with the Merger or upon the subsequent termination of their employment. In addition, the Board recognized that there would be significant additional, but presently undeterminable, costs related to the implementation of consolidation of the constituent companies' existing operations. See "The Merger -- Interests of Certain Persons in the Merger" and "Notes to Unaudited Pro Forma Condensed Combined Financial
Statements -- Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements."



     7. The ability of the combined entity to realize volume discounts from suppliers. Because many of the products used in Medisys' business are generic commodities, the Board believed that savings from volume purchasing can be realized, weighing in favor of the combination.



     8. The ability of the combined entity to enhance its presence in certain geographical markets and to enter additional markets. The Board considered that the larger presence in common markets may provide a broader base of referrals and greater name recognition in existing markets allowing the combined enterprise to enhance operating margins through increased volume. In addition, the Board determined that the combined entity's financial resources, ability to obtain financing and possibly greater national name recognition is expected to permit the combined enterprise to enter new markets on a more cost-effective basis than Medisys could on its own. These factors led the Board to the conclusion that the combined enterprise was in a better position than Medisys as a separate company to realize the growth and critical mass that is necessary to compete effectively and profitably in the current climate of the industry.



     9. The historical and current financial condition, results of operations, prospects and business of Medisys, T2, Curaflex and HealthInfusion. These factors were considered as part of the analysis presented by Piper Jaffray, described in greater detail below, and with the input of management familiar with the operations of all four companies. Specifically, the Board was advised by management that the business and operations of Medisys, Curaflex and HealthInfusion were similar and compatible, and the Board believed that T2 brought to the combined enterprise a more diversified line of business, a significant base of revenues, a history of profitability and greater national name recognition. The Board was presented with evidence that the financial condition and results of operations of T2, Curaflex and HealthInfusion were relatively sound, and that the prospects for Medisys' future business would be enhanced by being part of a larger, national enterprise, particularly in light of the industry conditions driving consolidation, which weighed in favor of recommendation of the Merger.


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

     10. The pending litigation and pending SEC investigation relating to T2. Although the Board of Directors did not receive any formal evaluation or assessment of the pending litigation and SEC investigation, counsel for Medisys discussed these items with the Board of Directors based on such counsel's review of the pleadings and discussions with counsel representing T2 in the various pending matters. The Board considered the risks of the pending litigation in the context of the transaction as a whole and the extent to which the risks were previously disclosed to the market and possibly reflected in the trading price of T2 Common Stock. Although the ultimate outcome of the pending litigation and investigation cannot be accurately predicted, based on such consultation and considerations, the Medisys Board of Directors concluded that the uncertainty of the outcome of the litigation and investigation should not preclude the Board's approval and recommendation of the Merger.


     11. The terms of the Merger Agreement and the Merger generally, including the conditions to closing, the structure of the Board of Directors, permitting involvement by a representative of Medisys, the strength of the proposed management of the combined entity, the provisions relating to the requirement of Coram to fulfill the obligations of Medisys, the provisions relating to the ability of Medisys to participate in negotiations or discussions with respect to other proposals to acquire Medisys to the extent necessary to fulfill the fiduciary duties of the Board of Directors to the stockholders of Medisys and the nature and amount of the termination fees that may be payable under certain circumstances. The Board believed that the termination fees payable by the other constituent companies under certain circumstances provided an adequate level of assurance that each of the other constituent companies was sufficiently committed to the consummation of the Merger. The Board was advised that the Merger Agreement conformed to the terms of the transaction as approved by the Board, and was advised that the provisions regarding the ability of Medisys to consider other proposals to acquire Medisys, and termination fees related thereto, would enable the Board to fulfill its fiduciary duties to the stockholders with respect to the consideration of alternative proposals.



     12. The presentation with respect to the Merger and the written opinion of Piper Jaffray dated February 4, 1994, to the effect that, as of such date and based upon and subject to certain matters as stated in its written opinion, the consideration to be received by the stockholders of Medisys pursuant to the Merger Agreement is fair, from a financial point of view, to the stockholders of Medisys. In connection with its presentation to the Medisys Board of Directors, Piper Jaffray did not provide an independent analysis with respect to the specific valuation ranges of Medisys, Curaflex, HealthInfusion or T2 and therefore the Board of Directors was unable to consider such information in making its determinations. Although the Medisys Board of Directors did not specifically adopt the opinion, it relied upon that opinion and the presentation and fairness opinion of Piper Jaffray was of primary importance to the Board of Directors in reaching its conclusion to approve the Merger Agreement and the transactions contemplated thereby.



     The Medisys Board of Directors considered the financial, comparative, pro forma and contribution analyses of T2, Curaflex, HealthInfusion and Medisys, included in Piper Jaffray's presentation and believed that such analyses, taken as a whole, supported a conclusion that the Medisys Exchange Ratio was fair, from a financial point of view, to the Medisys stockholders. See "-- Opinion of Piper Jaffray". Such conclusion was a key factor in the Medisys Board's decision to recommend approval of the Merger.



     In light of the variety of factors considered by Medisys' Board of Directors, the Board did not find it practical to and did not assign any particular weight to any of the foregoing factors, but considered all of these factors as a whole in reaching its determination. However, in reaching its decision to approve the Merger the Board was most strongly influenced by the items noted in paragraphs 1, 2, 3, 4, 6, 9, 11 and 12.


     The Medisys Board concluded, in light of all of the foregoing factors, that the Merger is in the best interests of Medisys and its stockholders and is fair to its stockholders. THE BOARD OF DIRECTORS OF MEDISYS RECOMMENDS THAT THE STOCKHOLDERS OF MEDISYS APPROVE THE MERGER.

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

OPINION OF PIPER JAFFRAY

     Medisys retained Piper Jaffray, an investment banking firm based in Minneapolis, Minnesota, to render an opinion to the Board as to the fairness, from a financial point of view, to the stockholders of Medisys of the consideration to be received in the Merger.

     Medisys selected Piper Jaffray in part because of its national reputation for quality investment banking services and its considerable knowledge and experience with the health care industry. In addition, Piper Jaffray had served as underwriter for Medisys' public offering in 1991, and had rendered fairness opinions to Medisys with respect to three acquisitions completed by Medisys in 1992 and 1993. The Medisys Board of Directors retained Piper Jaffray in November 1993 to render a fairness opinion in connection with the proposed combination with HealthInfusion and Curaflex, and in January 1994 to render a fairness opinion in connection with the four-way Merger, in each case based primarily on its extensive knowledge and experience with Medisys and its industry.

     On November 24, 1993, representatives of Piper Jaffray participated in a meeting of the Board of Directors and gave the Board an overview of the nature and scope of the procedures and methods that Piper Jaffray would use in its analysis of the fairness, from a financial point of view, to the stockholders of Medisys of the consideration to be received in the proposed combination of Medisys, Curaflex and HealthInfusion. The representatives of Piper Jaffray also responded to questions regarding the proposed three-way transaction from members of the Board of Directors. Piper Jaffray did not at that time render any opinion as to the fairness of the proposed business combination.

     On November 30, 1993, Piper Jaffray made a presentation to the Medisys Board of Directors, and responded to questions from members of the Board regarding its analysis of the fairness to the stockholders of Medisys of the consideration to be received in the proposed three-way transaction. At this time, Piper Jaffray also delivered its written opinion, dated November 30, 1993, the day before the agreement was executed as to the proposed three-way business combination.

     On February 2, 1994, representatives of Piper Jaffray participated in a meeting of the Medisys Board of Directors and gave the Board an overview of the nature and scope of the procedures and methods that Piper Jaffray was using in its analysis of the fairness, from a financial point of view, to the stockholders of Medisys of the consideration to be received in the proposed four-way combination of Medisys, Curaflex, HealthInfusion and T2. The representatives of Piper Jaffray also responded to questions from members of the Board of Directors regarding the proposed four-way transaction. Piper Jaffray did not at that time render any opinion as to the fairness of the proposed four-way business combination.

     On February 4, 1994, Piper Jaffray made a presentation to the Medisys Board of Directors and responded to questions from members of the Board regarding its analysis of the fairness to the stockholders of Medisys of the consideration to be received in the Merger. At this time, Piper Jaffray also delivered its oral opinion (later confirmed in writing) as to the fairness, from a financial point of view, to the stockholders of Medisys of the consideration to be received in the Merger. On February 7, 1994, Piper Jaffray delivered its written opinion, dated February 4, 1994, confirming its oral opinion referred to above.

     The amount of the consideration to be exchanged was determined through arm's length negotiations among representatives of Medisys, Curaflex, HealthInfusion and T2 and was not determined by Piper Jaffray. In rendering its opinion, Piper Jaffray did not express any opinion or make any determination as to what specific consideration should be paid for the Medisys Common Stock or received by the holders thereof in connection with the Merger, what the value of the Coram Common Stock actually will be when issued to Medisys stockholders pursuant to the Merger or the price at which the Coram Common Stock will trade subsequent to the Merger. The opinion rendered by Piper Jaffray is limited to the evaluation and determination of whether the consideration to be received by the Medisys stockholders is fair, from a financial point of view, to such stockholders. The full text of the written opinion of Piper Jaffray, which contains information as to the assumptions made, matters considered, scope and limitations of the review undertaken and the procedures followed by Piper Jaffray, is set forth as Appendix E to this Joint Proxy Statement/Prospectus and should be read in its entirety.

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

     In arriving at its opinion, Piper Jaffray reviewed and analyzed, among other things, (i) a draft of the Merger Agreement dated February 1, 1994; (ii) certain financial and securities data of Medisys, Curaflex, HealthInfusion, T2 and companies deemed similar to such companies or representative of the business sector in which such companies operate (although none of these comparable companies had characteristics identical to Medisys, Curaflex, HealthInfusion, or T2; (iii) to the extent publicly available, the financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which Medisys operates (although none of the transactions involved companies identical to Medisys); (iv) publicly available information relating to Medisys, Curaflex, HealthInfusion and T2; and (v) Medisys', Curaflex's, HealthInfusion's and T2's internally prepared projections for fiscal 1993 and 1994. In addition, Piper Jaffray had discussions with members of management of each of the four companies concerning their respective financial condition, current operating results and business outlook, including potential operating efficiencies and synergistic values which may arise from the Merger. Piper Jaffray also visited the headquarters of each of Medisys, Curaflex and HealthInfusion.

     In connection with rendering its opinion, Piper Jaffray performed various financial analyses which are summarized below.

     1. Dilution Analysis. Piper Jaffray analyzed the potential effect of the proposed Merger on earnings per share of Medisys Common Stock, based on forecasted pro forma combined earnings of Coram which in turn were based upon forecasted earnings provided by Medisys, Curaflex, HealthInfusion and T2 for 1993 and 1994. Assuming the accuracy of the forecasted pro forma combined earnings of Coram, this analysis indicated that the transaction would be potentially accretive to earnings per share of Medisys by approximately 108% in 1993 and by approximately 68% in 1994, in each case without taking into account potential cost savings from operating synergies that may be realized by the combined entity.

     2. Contribution Analysis. Piper Jaffray analyzed the relative projected contributions of Medisys, Curaflex, HealthInfusion and T2 to the projected revenues, operating income and net income of Coram for 1993 and 1994 in comparison to the relative percentages of pro forma ownership in Coram to be received by the stockholders of the four companies. This analysis indicated that the percentage ownership in the combined entity expected to be received by the stockholders of Medisys is somewhat below the percentage of Medisys' expected contribution to the combined entity's revenues for 1993 and 1994, as the percentage ownership in Coram to be received by the stockholders of Medisys is approximately 7.9% and Medisys' expected contribution to Coram's revenues for 1993 is approximately 10.8% and for 1994 is approximately 10.7%. However, the percentage ownership in Coram expected to be received by the stockholders of Medisys of 7.9% is favorable to the stockholders of Medisys in comparison with the percentage of Medisys' expected contribution to Coram's operating income (3.43% in 1993 and 5.22% in 1994) and net income (3.76% in 1993 and 4.71% in
1994). In addition, the percentage ownership in the combined entity to be received by the stockholders of Medisys of 7.9% is favorable to the stockholders of Medisys in comparison with the percentage of Medisys' expected contribution to the combined entity's cash (2.1%), total assets (7.0%), tangible book value (3.8%) and shareholders' equity (5.6%) based on September 30, 1993 balance sheet data.

     3. Pro Forma Implied Stock Price Analysis. Piper Jaffray analyzed hypothetical stock prices for Coram calculated from the combined entity's estimated earnings for 1993 and 1994, assuming varying levels of cost savings resulting from operating synergies, and using a range of possible price to earnings per share multiples. This range of implied stock prices was then compared with the average price per share of Medisys Common Stock over the period from December 31, 1993 through February 3, 1994. Piper Jaffray's analysis indicated that there could be accretion in the implied Medisys stock price in 1994 assuming no cost savings from operating synergies and assuming that the combined entity's hypothetical stock trades at a price to estimated earnings multiple of 11 or higher. Assuming cost savings resulting from operating synergies of $12 million in 1994, there could be accretion in the implied Medisys stock price in 1994 if the combined entity's hypothetical stock trades at a price to projected earnings multiple of 10 or higher.

     Stockholders should be aware, however, that no assurance can be given that the combined entity will achieve projected earnings or any cost savings from operating synergies, or that the combined entity's stock will trade at any particular price to earnings multiple.

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

     4. Comparable Publicly Traded Company Analysis. Piper Jaffray completed a search for publicly traded companies operating in similar business segments as Medisys, and the search was narrowed to those companies focused on home infusion therapy and home healthcare services. The remaining 15 companies were separated into three comparable groups: Home Infusion Therapy Companies (including Caremark International, Inc., Home Nutritional Services, Inc. and Option Care, Inc.); Home Healthcare Service Companies (including Abbey Health Care Group, Inc., Healthdyne, Inc., Homedco Group, Inc., In Home Health, Inc., Lincare Holdings, Inc., Quantum Health Resources, Inc., Rotech Medical Corp., Tokos Medical Corp., and U.S. Home Care Corp.); and the other three companies included in the transaction. Using the closing price of Medisys Common Stock of $3.63 per share on February 3, 1994, Piper Jaffray compared the ratio of Medisys' company value to its revenues, the ratio of its price per share to earnings per share, and the ratio of its company value to operating income with similar ratios for the selected comparable publicly traded companies. This analysis indicated that in comparison with the group of Home Infusion Therapy Companies, Medisys' ratios were in all cases higher than the mean and median ratios for the comparable companies, including company value to last 12 months' revenue (Medisys: 1.0; mean: 0.7; median: 0.8); price per share to 1993 earnings (Medisys: 22.7; mean:
19.2; median: 18.5); and company value to last 12 months, operating income (Medisys: 17.2; mean: 12.1; median: 10.2). Similarly, in comparison with Curaflex, HealthInfusion and T2, Medisys' ratios were higher than the mean and median ratios of price per share to 1993 earnings (Medisys: 22.7; mean 11.4; median 12.1); and company value to last 12 months' operating income (Medisys:
17.2; mean 10.2; median 8.1), but lower than the mean and median ratios of company value to last 12 months' revenue (Medisys: 1.0; mean 1.3; median 1.2).

     In comparison with the Home Healthcare Service Companies, Medisys' ratios were mixed in comparison with the mean and median ratios for the comparable companies, including company value to last 12 months' revenue (Medisys: 1.0; mean: 1.6; median: 1.0); price per share to 1993 earnings per share (Medisys:
22.7; mean: 24.8; median: 23.5); and company value to last 12 months' operating income (Medisys: 17.2; mean: 13.2; median: 14.9). The mixed results of these comparisons are not considered conclusive since the companies in this category are generally considered to be less similar to Medisys than the companies included in the first two categories described above.

     5. Comparable Transactions Analysis. Piper Jaffray compared the ratios of the implied enterprise purchase price and the implied purchase price to be received by the Medisys stockholders (based on certain assumptions regarding the combined entity's projected earnings, a range of expected cost savings resulting from operating synergies and a range of possible price to earnings multiples for the combined entity's common stock) to Medisys' historical revenues, operating income, net income and stockholders' equity with similar ratios derived from selected publicly disclosed acquisition transactions that involved target companies operating in industries deemed similar to that in which Medisys operates. The transactions included in this analysis were: Critical Care America, Inc./Caremark International; Total Pharmaceutical Care Inc./Abbey Healthcare Group Inc.; Lifetime Corp./Olsten Corp.; American Home Therapies, Inc./Medisys, Inc.; Home Intensive Care Inc./WR Grace & Co.; IV Clinic Inc./Quantum Health Resources, Inc.; Clinical Homecare Ltd./Curaflex Health Services, Inc.; ContinueCare Health Systems/Curaflex Health Services, Inc.; Total Home Care Inc./Curaflex Health Services, Inc.; Medical Technology Services/Home Nutritional Services, Inc.; Critical Care America, Inc./Medical Care International, Inc.; Glasrock Home Health Care Inc./Homedco Group, Inc.; CareLink Corp./Tokos Medical Corp.; Marquest Health Services/American Home Patient Centers; TeamCare, Inc./Critical Care America, Inc.; Medical Research Management/Tokos Medical Corp.; Comprehensive Home Services/Quantum Health Resources, Inc.; Care Plus, Inc./New England Critical Care, Inc.; Upjohn Healthcare Services, Inc./Olsten Corp.; HMSS, Inc./Secomerica (Secom Co. Ltd.); and Vivra, Inc./Shareholders. This analysis revealed that the range of multiples of the implied enterprise purchase price (based on varying levels of assumed cost savings from operating synergies and varying assumed trading multiples) to Medisys' operating income and net income compared favorably to similar multiples for the selected transactions. As an example, assuming no cost savings resulting from synergies, and assuming that Coram's stock trades at a multiple of 8 times projected 1994 earnings, the ratio of Medisys' implied enterprise purchase price to operating income would be 21.54, compared to a mean of 16.06 and a median of
12.96 for the comparable transactions, and the ratio of Medisys' implied enterprise purchase price to net income would be 60.77, compared to a mean of
29.80 and a median of 18.88 for the comparable

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

transactions. The range of multiples of the implied enterprise purchase price to Medisys' sales and stockholders' equity were generally below the mean and the median for the comparable transactions, but generally within the range found in the comparable transactions. For example, assuming no cost savings from synergies, and assuming that Coram's stock trades at a multiple of 12 times projected 1994 earnings, the ratio of Medisys' implied enterprise purchase price to revenues would be 1.33, compared to a minimum of .32, a maximum of 5.34, a mean of 2.00 and a median of 1.97 for the comparable transactions, and the ratio of Medisys' implied enterprise purchase price to stockholders' equity would be 2.1, compared to a minimum of 1.8, a maximum of 22.27, a mean of 7.58 and a median of 6.68 for the comparable transactions.

     No company or transaction used in any analysis as a comparison is identical to Medisys or to the proposed Merger. Accordingly, an analysis of the results is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or the company to which they are being compared.

     The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the processes underlying its opinion. In view of the various factors considered in connection with its evaluation of the fairness, from a financial point of view, to the stockholders of Medisys of the consideration to be received in the Merger, Piper Jaffray did not find it practicable to assign relative weights to the factors considered in reaching its opinions, but rather considered all of the different analyses and factors as a whole. The analyses of Piper Jaffray are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in its analyses. Analyses relative to the value of companies do not purport to be appraisals or necessarily indicative of the price at which companies may actually be sold.

     Piper Jaffray's opinion was delivered for use and consideration by the Medisys Board, is directed only to the consideration to be received by the stockholders of Medisys in the Merger, and does not constitute a recommendation to any stockholders of Medisys as to how such stockholders should vote at the Medisys Special Meeting. Piper Jaffray's opinion is based, in part, upon market conditions at February 3, 1994 and does not represent an opinion as to the value at which Coram Common Stock would trade if and when it is issued pursuant to the Merger. The summary of the opinion of Piper Jaffray set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.


     For purposes of its opinion, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information of Medisys, Curaflex, HealthInfusion and T2 and did not attempt independently to verify such information. Piper Jaffray further relied upon the assurances of the respective managements of Medisys, Curaflex, HealthInfusion and T2 that the information provided had a reasonable basis and, with respect to internal financial projections and other business outlook information, reflected the best available estimates and that they were not aware of any information or fact that would make the information provided to Piper Jaffray incomplete or misleading. In connection with its presentation to the Medisys Board of Directors, Piper Jaffray did not provide an independent analysis with respect to the specific valuation ranges of Medisys, Curaflex, HealthInfusion or T2. In arriving at its opinion, Piper Jaffray did not perform any appraisal or valuation of specific assets of Medisys, Curaflex, HealthInfusion or T2 and expressed no opinion regarding the liquidation value of any company. Piper Jaffray did not express any opinion regarding the prices at which shares of Coram Common Stock may trade at any future time. Piper Jaffray's opinion is based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on February 3, 1994. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Moreover, Piper Jaffray assumed that the Merger will (i) qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) be accounted for as a pooling-of-interests transaction in accordance with generally accepted accounting principles.


     Medisys engaged Piper Jaffray to render its opinion to Medisys' Board of Directors, and not to represent specifically the interests of affiliated or non-affiliated stockholders of Medisys. Pursuant to separate engage-ment letters relating to the proposed three-way merger among HealthInfusion, Curaflex and Medisys and the Merger, Medisys has paid Piper Jaffray (i) an initial fairness opinion fee of $275,000, and (ii) an additional fairness opinion fee of $150,000. Medisys has also agreed to pay Piper Jaffray an additional transaction fee of $250,000 payable upon closing of the Merger or receipt by Medisys of compensation in the event the Merger is not consummated. Medisys has agreed to reimburse Piper Jaffray for all its reasonable out-of-pocket expenses, including fees and disbursements of Piper Jaffray's counsel, and to indemnify it against certain liabilities in connection with its services to Medisys, including liabilities under the federal securities laws.

     As part of its investment banking business, Piper Jaffray is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Piper Jaffray is active as a broker/dealer on all domestic exchanges and therefore may, in the ordinary course of its business, trade securities of Medisys for its own account or for the accounts of customers and thus may hold long or short positions in Medisys securities at any time. In the past, Piper Jaffray has rendered services to Medisys unrelated to the Merger and received fees for such services. In connection with a public offering of Medisys Common Stock in 1991, Piper Jaffray served as underwriter and, as part of its fees for its investment banking services, received a warrant to purchase 97,750 shares of Medisys Common Stock at a price of $7.20 per share.

                                   THE MERGER

     The Merger Agreement was entered into by and among Coram, T2, Curaflex, HealthInfusion, Medisys, T2 Acquisition, CHS Acquisition, HII Acquisition and MI Acquisition on February 6, 1994, following approval by each company's Board of Directors. Pursuant to the terms of the Merger Agreement, T2, Curaflex, HealthInfusion and Medisys will each become wholly owned subsidiaries of Coram through the mergers of T2 Acquisition into T2, CHS Acquisition into Curaflex, HII Acquisition into HealthInfusion and MI Acquisition into Medisys.

CLOSING AND EFFECTIVE TIME OF THE MERGER

     The Merger will become effective (the "Effective Time") upon the completion of the filing of (1) properly executed Articles of Merger with the Department of State of the State of Florida with respect to the merger of HII Acquisition into HealthInfusion and (2) properly executed Certificates of Merger with the Secretary of State of the State of Delaware reflecting the respective mergers of T2 Acquisition into T2, CHS Acquisition into Curaflex and MI Acquisition into Medisys, which filings will be made after satisfaction of certain conditions set forth in the Merger Agreement. None of the three filings will be made unless all such filings are made. See "Conditions of the Merger Agreement" below.

CONDITIONS OF THE MERGER AGREEMENT

     Conditions to the Closing of the Merger Agreement include, but are not limited to, the following:

          1. Performance of Obligations: Each of T2, Curaflex, HealthInfusion and Medisys shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time.

          2. Stockholder Approval: The Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by (a) the affirmative vote of the holders of a majority of the outstanding shares of each of T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock, and (b) the written consent of the sole stockholder of each of T2 Acquisition, CHS Acquisition, HII Acquisition and MI Acquisition. If the stockholders of any one or more of the constituent corporations fail to approve the Merger, the Merger will not be consummated.

          3. Limit on Cash Payments: The aggregate amount of cash required to be paid on account of all the HealthInfusion Common Stock held by HealthInfusion stockholders who validly exercise their right to dissent to the Merger Agreement and with respect to any cash payments to T2, Curaflex, HealthInfusion and Medisys stockholders for fractional shares shall not exceed ten percent (10%) of the value of the Coram Common Stock issuable in exchange for T2, Curaflex, HealthInfusion and Medisys Stock (including shares that would otherwise be issued with respect to the shares held by the dissenting stockholders).

          4. "Pooling" Letters from Auditors: Each of T2, Curaflex, HealthInfusion and Medisys shall have received a letter from its regularly retained independent auditors to the effect that each company served by such auditors qualifies for "pooling of interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

          5. Tax Opinions: Each of T2, Curaflex and Medisys shall have received an opinion from its outside counsel, and HealthInfusion shall have received an opinion from its outside accountants, substantially to the effect that the merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the company receiving such opinion will be a party to the reorganization within the meaning of Section 368(b) of the Code. See "Federal Income Tax Consequences" below.


          6. Resignation of Current Directors: Each of the respective current directors of T2, Curaflex, HealthInfusion and Medisys shall have resigned effective as of the Effective Time.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated prior to the Effective Time upon certain occurrences, including but not limited to the following:

          1. By mutual written consent of all of Coram, T2, Curaflex, HealthInfusion, Medisys, T2 Acquisitions, CHS Acquisition, HII Acquisition and MI Acquisition (collectively, the "Companies," and individually, a "Company").


          2. By any Company if the Merger shall not have been consummated on or before July 31, 1994.


          3. By any Company if the Board of Directors of any other Company withdraws or adversely modifies its approval or recommendation of the Merger Agreement or the Merger (unless such approval or recommendation is reinstated and publicly confirmed prior to termination by any other Company).

          4. By any Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable.

          5. By written notice from any Company to the others if any approval of the stockholders of a Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the stockholders or any adjournment thereof.

     In addition to the foregoing, in the event that any of T2, Curaflex, HealthInfusion and Medisys (each an "Operating Company") (1) initiates, solicits, encourages or engages or (except as required in the exercise of its Board of Directors' fiduciary duty) participates in negotiations, provides any non-public information or has discussions with any other entity concerning any acquisition, tender offer, exchange offer, merger, consolidation, acquisition or beneficial ownership of or the right to vote securities representing 10% or more of the total voting power of such Operating Company, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such Operating Company (other than the Merger, an "Acquisition Proposal"), (2) breaches in a material respect any other material obligation under the Merger Agreement or (3) terminates the Merger Agreement upon receipt of an Acquisition Proposal, then such Operating Company must pay to the other three Operating Companies the following:

          (a) the reasonable fees and expenses of each such other Operating Companies incurred in connection with the proposed Merger prior to the termination (but not less than $250,000); and

          (b) in the case of a termination by Curaflex, an amount equal to $1.5 million to each of HealthInfusion, Medisys and T2; in the case of a termination by HealthInfusion, an amount equal to $1.5 million to each of Curaflex, Medisys and T2; in the case of a termination by Medisys, an amount equal to $750 thousand to each of Curaflex, HealthInfusion and T2; and in the case of termination by T2, an amount equal to $1.5 million to each of Curaflex, HealthInfusion and Medisys (less, in each case, any amounts paid under clause (a)) plus an additional $3.5 million to each of Curaflex, HealthInfusion and Medisys if T2 consummates an Acquisition Proposal within 12 months thereafter.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Stock and Option Holdings of Directors and Officers. Under the Merger Agreement, from and after the Effective Time, each option, warrant or other right (a "Derivative Security") to purchase or receive T2, Curaflex, HealthInfusion or Medisys Common Stock will be converted into a Derivative Security to purchase or receive the same number of shares of Coram Common Stock as the holder of such Derivative Security would have received had he or she exercised his or her Derivative Security in full immediately prior to the Effective Time, with the exercise price per share to be proportionately adjusted. Accordingly, the adjusted exercise price per share for each Derivative Security currently covering shares of T2 Common Stock will be determined by dividing the exercise price in effect for that Derivative Security immediately prior to the Effective Time of the Merger by 0.63. The adjusted exercise price per share for each Derivative Security currently covering shares of Curaflex Common Stock will be determined by dividing the exercise price in effect for that Derivative Security immediately prior to the Effective Time of the Merger by 0.333. The adjusted exercise price per share for each Derivative Security currently covering shares of HealthInfusion Common Stock will be determined by dividing the exercise price in effect for that Derivative Security immediately prior to the Effective Time of the Merger by 0.447. The adjusted exercise price per share for each Derivative Security currently covering shares of Medisys Common Stock will be determined by dividing the exercise price in effect for that Derivative Security immediately prior to the Effective Time of the Merger by 0.243.


     The chart below indicates as to the specified individuals and groups (i) the number of options outstanding under each of the T2, Curaflex, HealthInfusion and Medisys stock option plans which have exercise prices in excess of the fair market value of those shares on April 30, 1994, and (ii) the weighted average exercise price of these out-of-the-money options. Accordingly, as of April 30, 1994, a total of 2,286,106 shares of Coram Common Stock issuable under the T2, Curaflex, HealthInfusion and Medisys stock option plans to be assumed by Coram in the Merger will have adjusted exercise prices expected to be in excess of the fair market value per share of Coram Common Stock after the Merger, and these options will accordingly have value only if the fair market value of the Coram Common Stock purchasable under these options after the Merger substantially appreciates over the remaining option term:


                                       T2


                                                                                WEIGHTED AVERAGE
                                                                NUMBER OF        EXERCISE PRICE
                         OPTION HOLDER                       OPTION SHARES(1)      PER SHARE
                         -------------                       ----------------   ----------------
    Thomas E. Haire........................................        500,000          $  30.62
    John T. Gallatin.......................................         85,000             28.68
    Gary P. Greenhood......................................        100,000             20.25
    Bruce A. Kolleda.......................................         40,000             30.06
    All Executive Officers as a group (4 persons)..........        725,000             28.93
    All Non-Executive Officer Directors as a group (2
      persons).............................................         60,000             23.25
    All Employees other than Current Executive Officers as
      a group (102 persons)................................      1,729,273             25.66


                                    CURAFLEX


                                                                                WEIGHTED AVERAGE
                                                                NUMBER OF        EXERCISE PRICE
                         OPTION HOLDER                       OPTION SHARES(2)      PER SHARE
                         -------------                       ----------------   ----------------
    John S. Chamberlin.....................................        60,000            $ 6.39
    C. Sage Givens.........................................        30,000              8.06
    Philip D. Green........................................        20,000              9.41
    Leo G. Hendler.........................................        25,000              6.13
    Kevin Higgins..........................................        45,000              9.18
    Charles A. Laverty.....................................       375,000              7.96
    Michael Rothkopf.......................................             0                --
    Donald E. Strange......................................        60,000             11.80
    George H. Strong.......................................        40,000              7.58
    Edgar Udine............................................             0                --
    Norman Werthwein.......................................       100,000              8.47
    James R. Yarter........................................        20,000              9.41
    All Executive Officers as a group (14 persons).........       880,000              7.99
    All Non-Executive Officer Directors as a group (7
      persons).............................................       230,000              8.75
    All Employees other than Current Executive Officers as
      a group (172 persons)................................       763,169              6.86


- ---------------


(1) Number of Option Shares equals the aggregate, for each individual or group listed, of shares subject to options to purchase T2 Common Stock with an exercise price in excess of $10.50 per share, which was the closing price for T2 Common Stock on April 29, 1994.



(2) Number of Option Shares equals the aggregate, for each individual or group listed, of shares subject to options to purchase Curaflex Common Stock with an exercise price in excess of $5.00 per share, which was the closing price for Curaflex Common Stock on April 29, 1994.

                                 HEALTHINFUSION


                                                                                WEIGHTED AVERAGE
                                                                NUMBER OF        EXERCISE PRICE
                         OPTION HOLDER                       OPTION SHARES(1)      PER SHARE
                         -------------                       ----------------   ----------------
    Jack T. Thompson.......................................        45,000            $ 8.00
    All Executive Officers as a group (1 person)...........        45,000              8.00
    All Non-Executive Officer Directors as a group (0
      persons).............................................             0                --
    All Employees other than Current Executive Officers as
      a group (48 persons).................................        76,600             10.32


                                    MEDISYS


                                                                                WEIGHTED AVERAGE
                                                                NUMBER OF        EXERCISE PRICE
                         OPTION HOLDER                       OPTION SHARES(2)      PER SHARE
                         -------------                       ----------------   ----------------
    Khalid Mahmud, M.D. ...................................        10,000            $ 5.00
    William J. Brummond....................................        30,000              5.00
    David J. Byrd..........................................        40,000              4.25
    Mary B. Bennett........................................        15,000              4.75
    Sandra A. Smilanich....................................        35,000              4.75
    David G. Swendsen......................................        15,000              4.75
    John D. Hirsch.........................................        10,000              4.68
    Robert D. Holmen.......................................        15,000              3.83
    Kathryn R. Love, M.D...................................        15,000              3.83
    Michael A. Noble.......................................        15,000              4.25
    David L. Printy........................................        23,000              3.98
    Robert L. Rasmussen....................................        10,500              3.65
    L. Peter Smith.........................................        10,000              4.13
    Christopher J. York....................................        20,000              4.25
    All Executive Officers as a group (8 persons)..........       180,000              4.60
    All Non-Executive Officer Directors as a group (6
      persons).............................................        83,500              3.99
    All Employees other than Current Executive Officers as
      a group (24 persons).................................       116,000              4.63
    All Non-Employees other than Directors as a group (3
      persons).............................................       129,179              6.92


- ---------------


(1) Number of Option Shares equals the aggregate, for each individual or group listed, of shares subject to options to purchase HealthInfusion Common Stock with an exercise price in excess of $6.75 per share, which was the closing price for HealthInfusion Common Stock on April 29, 1994.



(2) Number of Option Shares equals the aggregate, for each individual or group listed, of shares subject to options to purchase Medisys Common Stock with an exercise price in excess of $3.50 per share, which was the closing price for Medysys Common Stock on April 29, 1994.



     As part of the assumption by Coram of the outstanding stock options to purchase Medisys Common Stock, the stock options held by the four current non-employee members of the Medisys Board of Directors that would otherwise terminate in accordance with their terms 90 days after the Effective Time of the Merger will, following the Effective Time of the Merger, be extended for an additional one year period during which such options will be exercisable for fully-vested shares of Coram Common Stock based upon the Medisys Exchange Ratio. These options currently cover 52,164 shares of Medisys Common Stock with a weighted average exercise price of $3.45 per share (which will, pursuant to the Merger, be converted into options to purchase 12,676 shares of Coram Common Stock with a weighted average exercise price of $14.20).


     The vesting of certain options held by executives and directors of Curaflex and HealthInfusion may accelerate on or, in certain circumstances, after consummation of the Merger. In aggregate, (1) options to purchase 420,844 shares of Curaflex Common Stock (which, pursuant to the Merger, will be converted into options to purchase 140,135 shares of Coram Common Stock at a weighted average exerise price of $18.41 per share) held by certain executive officers of Curaflex will accelerate to become vested following consummation of the Merger in the event such officer's employment is terminated by Curaflex (except for cause) following the Merger and (2) options to purchase 8,250 shares of HealthInfusion Common Stock held by one executive officer of HealthInfusion at a weighted average exercise price of $5.33 per share (which, pursuant to the

Merger, will be converted into options to purchase 3,687 shares of Coram Common Stock at a weighted average exercise price of $11.92 per share) will accelerate to become immediately and fully exercisable on consummation of the Merger.


     The following table sets forth the number of shares subject to unvested options held by each executive officer of Curaflex and HealthInfusion which will accelerate or become subject to acceleration in the Merger (assuming the Merger were consummated on or before April 30, 1994), and the number of such shares as converted to Coram Common Stock upon consummation of the Merger:


                                NUMBER OF SHARES
                               SUBJECT TO UNVESTED
                                  OPTIONS WHICH
                                  ACCELERATE ON
                                 TERMINATION OF                           AS CONVERTED   WEIGHTED AVERAGE
           CURAFLEX           EMPLOYMENT FOLLOWING     WEIGHTED AVERAGE     TO CORAM      EXERCISE PRICE
       EXECUTIVE OFFICER             MERGER             EXERCISE PRICE    COMMON STOCK   FOLLOWING MERGER
    -----------------------  -----------------------   ----------------   ------------   ----------------
    Charles A. Laverty.....          200,523                $6.125            66,774          $18.39
    Norman H. Werthwein....           18,230                 6.125             6,070           18.39
    Kevin M. Higgins.......           18,230                 6.125             6,070           18.39
    M. Cassandra Harris....           18,230                 6.125             6,070           18.39
    David C. Garland.......           18,230                 6.125             6,070           18.39
    R. Weldon Cole.........           18,230                 6.125             6,070           18.39
    Ralph B. Strong........           18,230                 6.125             6,070           18.39
    Thomas M. Bates........           18,230                 6.125             6,070           18.39
    Gary Goltz.............           20,313                  7.00             6,764           21.02
    Bernard Lambrese.......           14,584                 6.125             4,856           18.39
    Thomas McNulty.........           18,230                 6.125             6,070           18.39
    Donald Peterson........           39,584                  5.75            13,181           17.27
                                     -------                ------           -------          ------
              Total........          420,844                 $6.13           140,135          $18.41
                                     =======                 =====           =======          ======

                                NUMBER OF SHARES
                               SUBJECT TO UNVESTED
                                  OPTIONS WHICH                           AS CONVERTED   WEIGHTED AVERGE
        HEALTHINFUSION            ACCELERATE ON        WEIGHTED AVERAGE     TO CORAM      EXERCISE PRICE
       EXECUTIVE OFFICER     CONSUMMATION OF MERGER     EXERCISE PRICE    COMMON STOCK   FOLLOWING MERGER
    -----------------------  -----------------------   ----------------   ------------   ----------------
    David C. McCormick.....            8,250                $5.33              3,687          $11.92


     In the aggregate, as of April 30, 1994, (1) T2's current directors and executive officers and their affiliates beneficially owned approximately 3% of the outstanding T2 Common Stock, including approximately 1.0% representing options to purchase T2 Common Stock which were exercisable within sixty days,
(2) Curaflex's directors and executive officers and their affiliates beneficially owned approximately 24.6% of the outstanding Curaflex Common Stock, including 6.1% representing options to purchase Curaflex Common Stock which were exercisable within sixty days, (3) HealthInfusion's directors and executive officers and their affiliates beneficially owned approximately 32.5% of the outstanding HealthInfusion Common Stock, including approximately 4.4% representing options to purchase HealthInfusion Common Stock which were exercisable within sixty days and (4) Medisys' directors and executive officers and their affiliates beneficially owned approximately 33.8% of the outstanding Medisys Common Stock, including approximately 2.2% representing options to purchase Medisys Common Stock which were exercisable within sixty days. Upon consummation of the Merger, it is anticipated that (1) the current directors and executive officers of T2 and their affiliates will beneficially own approximately 1.8% of the outstanding shares of Coram Common Stock, including options to purchase approximately 1.2% of such shares, (2) the directors and executive officers of Curaflex and their affiliates will beneficially own approximately 3.1% of the outstanding shares of Coram Common Stock, including options to purchase approximately 1.0% of such shares, (3) the directors and executive officers of HealthInfusion and their affiliates will beneficially own approximately 3.6% of the outstanding shares of Coram Common Stock, including options to purchase approximately 0.5% of such shares and (4) the directors and executive officers of Medisys and their affiliates will beneficially own approximately 2.5% of the outstanding shares of Coram Common Stock, including options to purchase approximately 0.2% of such shares. All of the current directors and executive officers of each company have indicated that they will vote their shares of Common Stock in the respective Company FOR approval of the Merger Agreement. For more information, see "Operation, Management and Business of Coram After the Merger -- Coram Principal Stockholders," "Curaflex Principal Stockholders," "HealthInfusion Principal Stockholders" and "Medisys Principal Stockholders."


     Employment, Consulting and Severance Arrangements. Certain of the executive officers and directors of T2, Curaflex, HealthInfusion and Medisys will be named as executive officers and directors of Coram after the Merger. See "Operation, Management and Business of Coram After the Merger -- Management of Coram."


     Upon consummation of the Merger, Mr. Laverty will enter into a one year employment agreement, terminable at any time by Mr. Laverty but only "for cause" by Coram, providing for (1) an annual base salary of $450,000, (2) an annual incentive compensation bonus of up to 100% of base salary, payable, in cash and/or Coram Common Stock, upon Coram achieving certain performance objectives for the year in question as set by the Chairman of Coram or by Coram's Board of Directors or a committee thereof (the remaining balance of which salary and a pro rata portion of which bonus shall be payable in the event Mr. Laverty's employment with Coram is terminated during the year by Coram at any time (other than "for cause") or by Mr. Laverty after completion of at least six months of service with Coram), (3) an option grant under the Coram 1994 Stock Option/Stock Issuance Plan to purchase 100,000 shares of Coram Common Stock to be made on December 1, 1994, provided that he has not voluntarily terminated his employment with Coram prior to such date, at an exercise price equal to the closing selling price of Coram Common Stock on such date, which will be immediately exercisable,
(4) forgiveness by Coram of a current loan to Mr. Laverty from Curaflex in the principal amount of $400,000, plus accrued interest to date, (5) payment by Coram of all fees, costs and expenses incurred by Mr. Laverty in the event Coram requires Mr. Laverty to relocate his primary residence (subject to Mr. Laverty's consent to such relocation), including broker's fees, mortgage payments on his former residence after the date of relocation until such residence is sold, and any loss sustained by him on sale of such residence, (6) payment of a severance/non-compete payment of $2,500,000 upon termination of Mr. Laverty's employment (other than by Coram "for cause") payable over three years (co-extensive with the non-compete period) and (7) Mr. Laverty's agreement not to compete with Coram during his employment with Coram and for three years following termination of such employment. For further information concerning the stock option grant to be made to Mr. Laverty, see "Proposal No. 2: Approval of Coram Healthcare Corporation 1994 Stock Option/Stock Issuance
Plan -- Discretionary Grant Program."


     In order to preserve, for Federal income tax purposes, the deductibility to Coram of the payments called for under the employment agreement for Mr. Laverty, the employment agreement provides that any amounts which would not be deductible when otherwise scheduled to be paid to the executive will be placed in a "Rabbi Trust" for the benefit of Mr. Laverty, and will be paid at such time as the payment is deductible by Coram.


     In November 1993, T2 engaged Mr. Sweeney to act as an advisor to T2 for the purpose of making presentations to and engaging in discussions and negotiations with potential business combination candidates. See "Background of the Merger -- T2." Pursuant to the terms of his engagement, T2 has agreed to pay Mr. Sweeney a cash fee equal to 0.672% of the average total market capitalization of the resulting company as determined over the ten trading day period immediately following the Effective Time of the Merger. Such cash fee, if based on the average total market capitalization of Coram as determined over the ten trading day period immediately following April 30, 1994, would equal approximately $4,452,275.



     To induce Mr. Sweeney to serve as Chairman and Chief Executive Officer of Coram, the Board of Directors of Coram has determined to grant to Mr. Sweeney on December 1, 1994, provided that he continues in service with Coram until such date, a stock option under the Coram 1994 Stock Option/Stock Issuance to purchase 3,000,000 shares of Coram Common Stock. The option will have an exercise price per share equal to


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


the closing selling price per share of Coram Common Stock on the date of grant. The option will have a maximum term of 10 years and will be immediately exercisable for all of the option shares. The shares purchased under the option will be subject to repurchase by Coram, at the option exercise price, should Mr. Sweeney cease service with Coram prior to the lapsing of such repurchase right. Twenty-five percent (25%) of the option shares will cease to be subject to such repurchase right upon Mr. Sweeney's completion of one year of service with Coram measured from the Effective Time, and the balance will cease to be subject to such repurchase right in successive equal monthly installments upon Mr. Sweeney's completion of each additional month of service over the next thirty six (36) months thereafter. In the event of certain changes in control or ownership of Coram, all of the option shares will immediately cease to be subject to such repurchase right, and the option will remain exercisable for such shares until the end of the ten (10) year option term, whether or not Mr. Sweeney continues in service with Coram. For further information concerning the option grant to be made to Mr. Sweeney, see "Proposal No. 2: Approval of Coram Healthcare Corporation 1994 Stock Option/Stock Issuance Plan -- Discretionary Grant Program."


     Pursuant to a Consulting Agreement, effective October 1, 1993, between HealthInfusion and KMF Associates, Inc. ("KMF"), KMF may be entitled to fees in the amount of $1,980,000, payable upon the termination of KMF's services in certain circumstances, which circumstances may include consummation of the Merger. The principals of KMF are the three founders of HealthInfusion, consisting of Melvin E. Levinson, M.D. (currently Chairman of the Board of Directors of HealthInfusion), Jeffrey M. Fine, Esq. (currently Vice Chairman of the Board of Directors of HealthInfusion) and Stuart R. Kaufman (currently a Director of HealthInfusion and, until his resignation effective October 1, 1993, the Executive Vice President -- Corporate Development of HealthInfusion). In consideration of payment of $1,980,000 by Coram or HealthInfusion to KMF at closing of the Merger, (1) KMF and HealthInfusion will amend KMF's consulting agreement with HealthInfusion so that it terminates upon consummation of the Merger, and (2) each of Messrs. Levinson, Fine and Kaufman will resign as directors of HealthInfusion, effective upon consummation of the Merger. See "Management of HealthInfusion -- Consulting Agreements."

     Certain executive officers of HealthInfusion have entered into employment and severance agreements with HealthInfusion that provide for payment of severance or termination fees upon the termination of the executive's employment in certain circumstances, which circumstances may include consummation of the Merger. Effective upon the consummation of the Merger, each of Miles E. Gilman,
W. Barry Tanner, Jack T. Thompson and David C. McCormick and HealthInfusion will terminate any employment and severance agreements between such individual and HealthInfusion and, thereafter, each such individual will be an "at will" employee at his current salary. In consideration therefor, each such individual will enter into a new severance arrangement with Coram that will provide (1) for payment of a lump sum severance/non-compete payment to such individual upon the voluntary or involuntary termination of employment of such individual with Coram or HealthInfusion, in the following amounts: Mr. Gilman -- $2,000,000, Mr. Tanner -- $675,000, Mr. Thompson -- $820,000 and Mr. McCormick -- $675,000, and
(2) that the executive will not compete with Coram during such individual's employment and for two years after termination of such employment. See "The Merger -- Interests of Certain Persons in the Merger," "Management of HealthInfusion -- Employment Agreements" and "-- Change in Control Severance Agreements."

     Upon consummation of the Merger, and in consideration of the severance agreement described below, William Brummond, currently the Chief Executive Officer of Medisys, and Medisys will terminate Mr. Brummond's employment agreement with Medisys, and thereafter Mr. Brummond will be employed by Coram on an "at will" basis as a Vice President at a base salary of $275,000 per annum and an annual bonus potential of up to 100% of base salary payable based upon earnings per share or other performance objective set by Coram's Compensation Committee of the Board of Directors. Coram and Mr. Brummond will enter into a severance agreement providing that, if Mr. Brummond's employment is terminated by Coram for any reason, Mr. Brummond shall receive a severance/non-compete payment of 2.99 times annual compensation, payable over three years (co-extensive with the non-compete period). In addition, Mr. Brummond will receive

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

a supplemental lump sum payment ("Supplemental Payment") of $400,000 upon the earlier of (1) termination of his employment by Coram during the first twelve months following consummation of the Merger, (2) termination of employment by Mr. Brummond due to (i) the assignment to him of duties inconsistent in any respect to his position or the diminution of authority, duties or responsibilities, (ii) his required relocation from his current primary work location, or (iii) any breach by Coram of any provision of his severance agreement or (3) on the first anniversary of consummation of the Merger if Mr. Brummond is still employed by Coram. No Supplemental Payment will be payable if Mr. Brummond voluntarily terminates his employment with Coram prior to the first anniversary of consummation of the Merger. See "The Merger -- Interests of Certain Persons in the Merger" and "Management of Medisys -- Employment and Severance Agreements."

     In addition, in consideration of the severance arrangements with Coram described below, the respective employment agreements of Mr. Tommy H. Carter, currently Chief Executive Officer, President and a Director of T2, and Thomas E. Haire, currently the Chairman of the Board of T2, currently in effect with T2 will be terminated. Each of Messrs. Carter and Haire will thereafter be an "at will" employee at his respective current salary and will be given new severance arrangements substantially similar to those provided for in such employment agreements, providing for, among other things, a lump sum payment to each of Messrs. Carter and Haire in an amount equal to 2.99 times their respective annual base salaries of $450,000 and $150,000 if his respective employment is terminated by Coram (other than "for cause") or by him due to (i) the assignment to him of duties inconsistent in any respect to his position or the diminution of authority, duties or responsibilities, (ii) his required relocation from his current primary work location, or (iii) any breach by Coram or T2 of any provision of his severance agreement.

     Notwithstanding the lump sum payments referred to above, the timing of the payment of such amounts shall be subject to postponement to the extent that payment of any such amount in the taxable year in which it was originally scheduled to be paid would result in a disallowance of a deduction for any such amount pursuant to either Section 162(m) or Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Any amount which is not paid in the taxable year in which it was originally scheduled to be paid as a result of such postponement shall be payable in the next succeeding taxable year in which such payment will not result in the disallowance of a deduction pursuant to either
Section 162(m) or Section 280G of the Code; provided, however, that (i) in any litigation relating to the payment of the postponed payments, the prevailing party shall be entitled to receive attorneys' fees and related costs, and (ii) all postponed payments shall be placed in a Rabbi trust or similar vehicle for the benefit of the person to whom it is owed in such a way that the amounts so transferred are not taxable to such person or deductible by Coram until payment from such vehicle to such person is made.

     Certain executive officers of Medisys, including Khalid Mahmud, Mary Bennett, David Byrd, David Swendsen and Sandra Smilanich, have entered into employment and severance agreements with Medisys that provide for payment of severance or termination fees upon the termination of the executive's employment in certain circumstances, which circumstances may include consummation of the Merger. In consideration of the termination, effective upon the consummation of the Merger of each of these employment and severance agreements with Medisys, each of such executive officers will be offered severance agreements pursuant to which the employee will become an "at will" employee at his or her current salary, and providing for the lump sum payment to such individual of $140,000, $220,000, $250,000, $200,000 and $220,000, respectively, upon the earlier of (1)
termination of employment by Coram or Medisys (other than "for cause") during the first twelve months following consummation of the Merger, (2) termination of employment by the employee due to (a) the assignment to such person of duties inconsistent in any respect to his or her current position or the diminution of authority, duties or responsibilities, (b) such person's required relocation from his or her current primary work location, or (c) any breach by Coram or Medisys of any provision of such person's severance agreement or (3) on the first anniversary of consummation of the Merger if such individual is still employed by Coram or Medisys. For this purpose, termination of employment by Coram as a result of the employee's refusal to relocate, as required by Coram, from his or her current primary work location shall be deemed a termination entitling the employee to the severance payment described in the preceding sentence. See "The

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

Merger -- Interests of Certain Persons in the Merger" and "Management of Medisys -- Employment and Severance Agreements."


     Mr. Carter will receive an option grant to purchase 94,500 shares of Coram Common Stock under the Coram 1994 Stock Option/Stock Issuance Plan. The grant will be made by the Coram Board of Directors and will have an exercise price per share equal to the closing selling price per share of Coram Common Stock on the date of grant. The option will become exercisable in three equal and successive annual installments over Mr. Carter's continued period of service with Coram. However, the option will become exercisable for all the option shares as fully-vested shares upon certain changes in control of ownership of Coram. This option will be granted to Mr. Carter in cancellation of his existing contractual right to receive an option grant for 150,000 shares of T2 Common Stock in September 1994. Further information concerning the 94,500-share option grant to Mr. Carter may be found in "Proposal No. 2: Approval of Coram Healthcare Corporation 1994 Stock Option/Stock Issuance Plan" below.


     Stanley S. Trotman, a director of T2, is a Managing Director of Kidder, Peabody. Kidder, Peabody delivered an oral opinion on February 1, 1994, which it confirmed on February 6, 1994 (and which it subsequently confirmed in writing), to the T2 Board of Directors to the effect that, as of the date of such opinion, the T2 Exchange Ratio is fair, from a financial point of view, to the holders of shares of T2 Common Stock. Kidder, Peabody will receive a fee from T2 for rendering its opinion.


     John T. Gallatin, T2's Executive Vice President, and Gary P. Greenhood, M.D., T2's Vice President of Medical Affairs, have each entered into employment agreements with T2 that provide for payment of severance fees in certain circumstances following a "Change of Control" of T2, which may include the consummation of the Merger. If either (i) Mr. Gallatin or Dr. Greenhood is terminated by T2 without cause, (ii) T2 or its successor requires Mr. Gallatin or Dr. Greenhood to move his principal residence outside of the Atlanta, Georgia metropolitan area, or (iii) T2 or its successor substantially changes the respective responsibilities of such individuals without their consent, then he may terminate his agreement and become entitled to a single cash payment in an amount equal to one year of his salary and benefits. In addition, following the occurrence of a "Change of Control", which may include the Merger, Dr. Greenhood may elect at any time between 90 days and 180 days following the "Change of Control" to resign and receive his full base salary and benefits for twelve (12) months thereafter.


     Donald E. Strange, a director of Curaflex, will receive an option to purchase 150,000 shares of Curaflex Common Stock at an exercise price of $6.13 per share (which, pursuant to the Merger, will be converted into an option to purchase 49,950 shares of Common Stock at an exercise price of $18.41 per share) upon consummation of the Merger in consideration for consulting services provided by Mr. Strange for Curaflex relating to the Merger. The option, which was based on an agreement entered into between Mr. Strange and Curaflex in January 1994, will be vested and exercised in full upon its grant, and will remain exercisable for ten years following the date of such grant. See "Management of Curaflex -- Compensation Committee Interlocks/Insider Participation."


     In connection with the Merger, the Board of Directors of Curaflex will establish an Advisory Board to render advice to the Board on matters coming before it. The Advisory Board, which acts solely in an advisory capacity, may attend meetings of the Board. The following current Board members have agreed to serve as Advisory Board members upon consummation of the Merger: John S. Chamberlin, C. Sage Givens, Philip D. Green, Donald E. Strange, George H. Strong and James R. Yarter.


STOCKHOLDER APPROVALS

     T2 Stockholder Approval. The DGCL requires the affirmative vote of a majority of the issued and outstanding shares of T2 Common Stock for approval of the Merger Agreement.

     Curaflex Stockholder Approval. The DGCL requires the affirmative vote of a majority of the issued and outstanding shares of Curaflex Common Stock for approval of the Merger Agreement.

     HealthInfusion Stockholder Approval. The FBCA requires the affirmative vote of a majority of the issued and outstanding shares of HealthInfusion Common Stock for approval of the Merger Agreement.

     Medisys Stockholder Approval. The DGCL requires the affirmative vote of a majority of the issued and outstanding shares of Medisys Common Stock for approval of the Merger Agreement.

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

     T2 Acquisition Approval. The DGCL requires the affirmative vote of a majority of the issued and outstanding shares of common stock of T2 Acquisition Company for approval of the Merger Agreement. Coram owns all of such shares, and has voted such shares to approve the Merger Agreement.

     CHS Acquisition Stockholder Approval. The DGCL requires the affirmative vote of a majority of the issued and outstanding shares of common stock of CHS Acquisition for approval of the Merger Agreement. Coram owns all of such shares, and has voted such shares to approve the Merger Agreement.

     HII Acquisition Approval. The FBCA requires the affirmative vote of a majority of the issued and outstanding shares of common stock of HII Acquisition for approval of the Merger Agreement. Coram owns all of such shares, and has voted such shares to approve the Merger Agreement.

     MI Acquisition Approval. The DGCL requires the affirmative vote of a majority of the issued and outstanding shares of common stock of MI Acquisition for approval of the Merger Agreement. Coram owns all of such shares, and has voted such shares to approve the Merger Agreement.

RIGHTS OF SECURITY HOLDERS

     The stockholders of each of T2, Curaflex, HealthInfusion and Medisys should be aware that upon receipt of Coram Common Stock, their rights as stockholders, which are now governed by the laws of the state of incorporation and the Articles of Incorporation (or Certificate of Incorporation, as the case may be) and Bylaws of their respective companies (the "Governance Documents"), will be governed by the laws of the State of Delaware, the state of incorporation of Coram and by Coram's Certificate of Incorporation (the "Coram Certificate") and Bylaws (the "Coram Bylaws"). Upon the Effective Time of the Merger, the rights of the stockholders of each of T2, Curaflex, HealthInfusion and Medisys will be different, and possibly adversely affected, due to differences between the laws of the various states of incorporation and between the Governance Documents and the Coram Certificate and the Coram Bylaws. Accordingly, the stockholders of each of the constituent companies should carefully review the following, which the constituent companies believe addresses all material differences in the rights of the stockholders upon consummation of the Merger, to understand how certain of their rights as stockholders will be affected upon completion of the Merger.

     The following is a brief description of those differences. This description does not purport to be a complete explanation of all of the differences between the rights of Coram stockholders and the stockholders of each of T2, Curaflex, HealthInfusion and Medisys. Furthermore, the identification of specific differences is not meant to indicate that other differences do not exist. The following summary is also qualified in its entirety by reference to the DGCL, the FBCA, the Governance Documents and the Coram Certificate and Coram Bylaws.

     T2, Curaflex, Medisys and Coram are incorporated under the laws of the State of Delaware. Consequently, the Merger will affect the rights of T2, Curaflex and Medisys stockholders only to the extent that there are differences between the T2, Curaflex and Medisys Certificates of Incorporation and the Coram Certificate and between the T2, Curaflex and Medisys Bylaws and the Coram Bylaws. HealthInfusion is incorporated under the laws of the State of Florida; therefore, the Merger will affect the rights of the stockholders of HealthInfusion to the extent there are differences in between the DGCL and the FBCA, and between the HealthInfusion Articles of Incorporation and Bylaws and the Coram Certificate Bylaws.

     Liability of Directors. The FBCA provides that a director is not personally liable for monetary damages to the corporation or any other person for any act or omission as a director unless the director breached or failed to perform his statutory duties as a director and such breach or failure (1) constitutes a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) constitutes a transaction from which the director derived an improper personal benefit, (3) results in an unlawful distribution,
(4) in a derivative action or an action by a stockholder, constitutes conscious disregard for the best interests of the corporation or willful misconduct, or
(5) in a proceeding other than a derivative action or an action by a stockholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. The DGCL provides that a corporation's certificate

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of incorporation may contain a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for a breach which
(1) constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (2) constitutes a breach of the director's duty of loyalty to the corporation or its stockholders, (3) results in an unlawful distribution, or (4) relates to a transaction from which the director derived an improper personal benefit. Each of the Coram Certificate of Incorporation, T2 Certificate of Incorporation, Curaflex Certificate of Incorporation and Medisys Certificate of Incorporation currently include a provision eliminating the personal liability of its directors to the extent permitted by the DGCL. The Articles of Incorporation of HealthInfusion do not include a comparable provision because the provisions of the FBCA eliminating personal liability of directors automatically apply to all Florida corporations. Therefore, the closing of the Merger will not affect the rights of the T2, Curaflex, HealthInfusion, or Medisys stockholders in this regard.

     Indemnification. Under both the FBCA and the DGCL, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (1) expenses (including attorneys' fees) and certain amounts paid in settlement, and (2) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. The DGCL and the FBCA both provide that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. The FBCA Act also provides that, unless a corporation's articles of incorporation provide otherwise, if a corporation does not so indemnify such persons, they may seek, and a court may order, indemnification under certain circumstances even if the board of directors or stockholders of the corporation have determined that the persons are not entitled to indemnification. The Certificates of Incorporation and Articles of Incorporation of Coram, T2, Curaflex, HealthInfusion and Medisys each provide that directors and officers will be indemnified to the fullest extent permitted by law.

     Distributions and Redemptions. A Florida corporation may make distributions to stockholders as long as, after giving effect to such distribution (1) the corporation would be able to pay its debts as they become due in the usual course of business, and (2) the corporation's total assets would not be less than the sum of its total liabilities plus (unless the Articles of Incorporation permit otherwise, which HealthInfusion's Articles of Incorporation do not) the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Under the FBCA, a corporation's redemption of its own capital stock is deemed to be a distribution. A Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or net profits of the preceding fiscal year. A Delaware corporation is generally prohibited from redeeming any of its capital stock if the redemption would result in an impairment of the corporation's capital. Accordingly, the closing of the Merger will not affect the rights of the T2, Curaflex or Medisys stockholders in this regard, but will subject HealthInfusion stockholders, as stockholders of Coram, to different standards than now applicable.

     Stockholder Inspection of Books and Records. Under the FBCA, a stockholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board and stockholder resolutions, certain written communications to stockholders, a list of the names and business addresses of the corporation's directors and officers, and the corporation's most recent annual report, during regular business hours if the stockholder gives at least five business days' prior written notice to the corporation. In addition, a stockholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours if the stockholder gives at least five business days' prior written notice to the corporation and (1) the stockholders' demand is made in good faith and for a proper purpose, (2) the demand describes with particularity its purpose and the records to be inspected or copied, and
(3) the requested records are directly

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connected with such purpose. The FBCA also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding stockholder has, within two years preceding such demand, sold or offered for sale any list of stockholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of stockholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation. The provisions of the DGCL governing the inspection and copying of a corporation's books and records are generally less restrictive than those of the FBCA. Specifically, the DGCL permits any stockholder the right, during usual business hours, to inspect and copy the corporation's stock ledger, stockholders' list and other books and records for any proper purpose upon written demand under oath stating the purpose thereof. Therefore, HealthInfusion stockholders will be subject to this different standard, as stockholders of Coram, upon close of Merger, while T2, Curaflex and Medisys stockholders will not be affected.

     Dissenter's Rights. A stockholder of a Florida corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of (1) a merger or consolidation to which the corporation is a party, (2) a sale or exchange of all or substantially all of the corporation's property other than in the usual and regular course of business, (3) the approval of a control share acquisition, (4) a statutory share exchange to which the corporation is a party as the corporation whose shares will be acquired, (5) an amendment to the articles of incorporation if the stockholder is entitled to vote on the amendment and the amendment would adversely affect the stockholder, and (6) any corporate action taken to the extent that the articles of incorporation provide for dissenter's rights with respect to such action. The FBCA provides that unless a corporation's articles of incorporation provide otherwise, which HealthInfusion's Articles of Incorporation do not, a stockholder does not have dissenters' rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the stockholder are either registered on a national securities exchange or held of record by 2,000 or more stockholders.

     A stockholder of a Delaware corporation generally is entitled to dissenters' rights in the event that the corporation is a party to certain mergers or consolidations to which the stockholder did not consent. A Delaware corporation's certificate of incorporation may also provide that dissenters' rights are available with respect to any amendment to the certificate of incorporation or any sale of all or substantially all of the corporation's assets. The Coram Certificate does not contain such a provision. Similar (but not identical) to the FBCA, dissenters' rights do not apply to a stockholder of a Delaware corporation if his shares were (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Security Dealers, Inc., or (2) held of record by more than 2,000 stockholders. Notwithstanding the foregoing, however, under the DGCL, a stockholder does have dissenters' rights with respect to such shares if the stockholder is required by the terms of the agreement of merger or consolidation to accept anything for his shares other than (1) shares of stock of the corporation surviving or resulting from the merger or consolidation, (2) shares of stock of any other corporation which is so listed or designated or held of record by more than 2,000 stockholders, (3) cash in lieu of fractional shares, or (4) any combination of the foregoing. Such rights are not modified in the Coram, T2, Curaflex or Medisys Bylaws, and only HealthInfusion stockholders will have different dissenters rights as stockholders of Coram after the Merger.

     Staggered Board of Directors. The FBCA permits a corporation's articles of incorporation or bylaws to provide that the board of directors be divided into not more than four classes with staggered terms of not longer than four years and with at least one-fifth of the directors to be elected each year. The DGCL similarly permits a corporation's certificate of incorporation or bylaws to provide for a staggered board of directors divided into three classes. Curaflex's Certificate of Incorporation provides for a staggered Board of Directors consisting of three classes with initial terms of one year, two years and three years, respectively, with three-year terms thereafter. T2's, HealthInfusion's and Medisys' Governance Documents do not provide for staggered Boards.

     The Coram Certificate does not provide for a staggered Board of Directors. However, the Coram Certificate provides that a director may only be removed for cause or by the affirmative vote of the holders of a majority of Coram Common Stock. This provision, when coupled with the provisions in the the Coram

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Certificate and Bylaws authorizing only the Board of Directors to fill vacant directorships, will preclude stockholders (except by majority vote) from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with their nominees. The foregoing provisions of the DGCL and the Coram Certificate may have certain anti-takeover effects.

     Stockholder Voting Requirements. Under both the FBCA and the DGCL, directors are generally elected by a plurality of the votes cast by the stockholders entitled to vote at a stockholder's meeting at which a quorum is present. With respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the FBCA or a Florida corporation's articles of incorporation (but not its bylaws), if a quorum exists, action on any matter generally is approved by the stockholders if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the matter favoring the action exceed the votes cast opposing the action. Accordingly, under the FBCA, abstentions have no impact on the outcome of a vote. HealthInfusion's Articles of Incorporation do not include a provison requiring a greater vote on any matter than required by the FBCA. Under the DGCL, unless otherwise provided by the DGCL or a Delaware corporation's certificate of incorporation or bylaws, if a quorum exists, action on a matter is approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter. Accordingly, under the DGCL, abstentions have the same effect as votes against a matter.

     T2's Certificate of Incorporation contains a provision requiring the affirmative vote of not less than 80% of the outstanding shares of T2 Common Stock voting together as a class to a approve (i) any merger or consolidation of T2 or any subsidiary with any person or entity who is either (1) the beneficial owner of 10% or more of the outstanding shares (an "Interested Stockholder") of T2 Common Stock or (2) if such Interested Stockholder is an affiliate of T2(an "Affiliate"), such Affiliate was at any time within the two-year period immediately prior to the date of such merger or consolidation the beneficial owner of 10% or more of the outstanding shares of T2 Common Stock or (3) an assignee or successor in interest of any such Interested Stockholder or Affiliate who acquired such shares in a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition with any Interested Stockholder or affiliate of an Interested Stockholder, having an aggregate fair market value in excess of 25% of the total assets of T2, (iii) the adoption of any plan or proposal for the liquidation or dissolution of T2 proposed by or on behalf of an Interested Stockholder or any affiliate of an Interested Stockholder, (iv) any reclassification of securities, recapitalization of T2, merger or consolidation of T2 with any of its subsidiaries, or any other transaction that has the effect, either directly or indirectly, or increasing the proportionate share of any class or series of capital stock of T2 that is beneficially owned by any Interested Stockholder or an affiliate of an Interested Stockholder, and (v) any agreement, contract or other arrangement providing for any one or more of the actions specified in (i) through (iv); provided, that such greater vote is not applicable to any of the foregoing transactions described in (i) through (v) if such transaction was approved by 80% of the directors of T2 who are not an affiliate or representative of an Interested Stockholder or the aggregate amount of cash and fair market value of other property to be received per share by the stockholders of T2pursuant to such transaction is at least equal to the amount per share of T2 Common Stock of the highest of (i) paid by the Interested Stockholder during two-year period immediately prior to the public announcement of the proposed transaction (the "Announcement Date"), (ii) the fair market value per share of T2 Common Stock on the Announcement Date or (iii) the highest preferential amount per share to which stockholders would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of T2. In addition, the Bylaws of T2 provide that the exact number of directors within the specified minimum of two and the specified maximum of nine may only be determined and the bylaw of T2 with respect to the number and qualification of directors may only be amended by a vote of at least 80% of all outstanding shares able to be voted or by resolution of a majority of the Board of Directors. In addition, the indemnification requirement contained in the Curaflex Certificate of Incorporation may only be amended if approved by the affirmative vote of at least 80% of the combined voting power of the outstanding Curaflex shares entitled to vote.


     The Coram Certificate provides that certain provisions of the Coram Certificate and Coram Bylaws may only be amended by the affirmative vote of the holders of at least 80% of the combined voting power of all shares of Coram entitled to vote, including the provisions governing: (i) the number, election and terms of directors, (ii) stockholder nomination of director candidates and the introduction of business at annual meetings, (iii) filling newly created directorships and vacancies, (iv) the removal of directors, (v) the calling of special meetings, (vi) the stockholders inability to act by written consent,
(vii) the rights of the directors and officers of Coram with respect to indemnification under Article IX of the Coram Bylaws and (viii) the amendment, repeal or adoption of, or approval of any provision inconsistent with, those provisions of the Coram Bylaws related to (i) through (vii) above.


     Action By Written Consent of Stockholders. The FBCA provides that, unless otherwise provided in the articles of incorporation, actions which would be required or permitted to be taken at an annual or special meeting of stockholders may be taken by the written consent of the holders of shares constituting not less than the minimum number of shares that would be necessary to take such action at a meeting of stockholders. The DGCL contains a similar provision. The Bylaws of T2, Curaflex, HealthInfusion and Medisys each permit action by written consent of stockholders consistent with the foregoing provisions of the FBCA and the DGCL. The Coram Certificate prohibits action by written consent of stockholders and, as a result, stockholders of Coram will be able to take action only at annual and special meetings of such stockholders. This elimination of the right of stockholders to take action by written consent may have certain anti-takeover effects.

     Notice Procedures for Stockholder Proposals. T2's, Curaflex's and Coram's Bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors, of person for election as directors. These procedures provide that the notice of the stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by, in the case of T2, the Secretary of T2 not later than (i) with respect to any election to be held at an annual meeting of stockholders of T2, 60 days in advance of such meeting if such meeting is to be held on a day which is within the 30 days preceeding the anniversary of the previous year's annual meeting or 90 days in advance of such meeting if such meeting is to be held on or within 45 days after the anniversary of the previous year's annual meeting, and (ii) with respect to any election to be held at any other annual or special meeting of stockholders of T2 for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to such stockholders and, in the case of Curaflex and Coram, by the Secretary of Curaflex and Coram, respectively, not less than 30 days nor more than 60 days prior to the meeting (or if less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received by the Secretary not later than the close of business on the 10th day following the day notice of the date of the meeting was mailed or such public disclosure was made). The notice of stockholder proposal or nomination must set forth certain information with respect to the stockholder and each proposal or each nominee for director. The Bylaws of HealthInfusion and Medisys do not contain similar advance notice provisions. Although these procedures do not give the Board of Directors any power to approve or disapprove stockholder nominations for election of directors or any other business desired by such stockholders to be conducted at an annual meeting, they may have the effect of precluding a nomination for election of directors or precluding the consideration of certain business at an annual meeting if the proper procedures are not followed, and could discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or preclude the consideration of certain business at a meeting, even if such solicitation or proposals might be beneficial to Coram or its stockholders. Accordingly, these provisions may have certain anti-takeover effects.

     Board Vacancies. The FBCA provides that a vacancy on the board of directors generally may be filled by the affirmative vote of a majority of the remaining directors or by the stockholders, unless the articles of incorporation provide otherwise. HealthInfusion's Articles of Incorporation do not alter this provision. Under the DGCL, a vacancy on the board of directors generally may be filled by a majority of the remaining directors or in the manner specified in a corporation's certificate of incorporation or bylaws. The Coram Certificate and Bylaws and the Governance Documents of T2, Curaflex and Medisys each provide that a vacancy on the board may be filled only by the remaining directors. Therefore, HealthInfusion stockholders, as stockholders of Coram, will not be entitled to fill vacancies on the Coram Board of Directors.

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

     Removal of Directors. The FBCA provides that stockholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. HealthInfusion's Articles of Incorporation do not include such a provision. Under the FBCA a director generally may be removed only if the number of votes cast to remove him exceed the number of votes cast not to remove him. The DGCL provides that, except with respect to corporations with classified Boards or cumulative voting, a director may be removed, with or without cause, by the holders of the majority of the shares entitled to vote at an election of directors. The Medisys Bylaws allow for the removal of directors at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting stock entitled to elect such director. The Curaflex Bylaws allow directors to be removed only for cause or by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding stock entitled to vote. T2's Certificate provides that, at any meeting of stockholders with respect to which proper notice of such purpose has been given, the entire Board of Directors or any individual director or directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Finally, the Coram Certificate and the Curaflex Certificate of Incorporation allows directors to be removed from office only for cause and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding stock entitled to vote. Accordingly, after the closing of the Merger, the ability of Coram stockholders to remove a director of Coram will be more restrictive than currently is the case for T2, HealthInfusion and Medisys.


     Amendments to Charter. An amendment to a Florida corporation's articles of incorporation must be approved by the corporation's stockholders, except that certain immaterial amendments specified in the FBCA may be made by the board of directors. Unless a specific section of the FBCA or a Florida corporation's articles of incorporation require a greater vote, an amendment to a Florida corporation's articles of incorporation generally must be approved by a majority of the votes entitled to be cast on the amendment. HealthInfusion's Articles of Incorporation do not include any provision requiring greater than a majority of votes to amend its articles of incorporation. The Medisys Certificate of Incorporation may be amended by a vote of a majority of the outstanding shares entitled to vote. Certain provisions of the Curaflex Certificate of Incorporation may only be amended by the affirmative vote of the holders of at least 80% of the voting power of all shares of Curaflex Common Stock, including:
(i) the number, election and terms of directors, (ii) filling of newly created directorships and vacancies and (iii) the removal of directors. The provision contained in the T2 Certificate of Incorporation providing for a greater-than-majority vote for approval of certain business combination transactions described above in "Stockholder Voting Requirements" (and any provisions in the Bylaws related thereto) may only be amended by the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all then oustanding shares of T2 capital stock, voting together as a single class, provided, that such greater vote shall not be required to amend any such provision if such amendment was recommended by not less than 80% of the members of the Board of Directors. The Coram Certificate provides that certain provisions of the Coram Certificate and Coram Bylaws may only be amended by the affirmative vote of the holders of at least 80% of the combined voting power of all shares of Coram entitled to vote, including the provisions governing: (i) the number, election and terms of directors, (ii) stockholder nomination of director candidates and the introduction of business at annual meetings, (iii) filling newly created directorships and vacancies, (iv) the removal of directors, (v) the calling of special meetings, (vi) the stockholders inability to act by written consent, (vii) the rights of the directors and officers of Coram with respect to indemnification under Article IX of the Coram Bylaws and
(viii) the amendment, repeal or adoption of, or approval of any provision inconsistent with, those provisions of the Coram Bylaws related to (i) through
(vii) above. Accordingly, after the closing of the Merger it will be more difficult for the stockholders of Coram to amend certain sections of the Coram Certificate than currently is the case for stockholders of T2, Curaflex, HealthInfusion and Medisys. This could be deemed a benefit or detriment to such stockholders depending upon the position with respect to a particular issue.


     Special Meetings of Stockholders. Special meetings of a Florida corporation's stockholders may be called by its board of directors, by the persons authorized to do so in its articles of incorporation or bylaws or by the holders of not less than 10% of all votes entitled to be cast on any issue proposed to be considered at the special meeting, unless a greater percentage not to exceed 50% is required by the articles of incorporation. HealthInfusion's Articles of Incorporation contain no special requirements for the calling of special meetings by the shareholders. Under HealthInfusion's Bylaws, special meetings may be called by the president, the directors or the Secretary on the written request of not less than 10% of all votes entitled to be cast on any matter at the special meeting. Special meetings of the stockholders of a Delaware corporation may be called by the board of directors or by the persons authorized in the corporation's certificate of incorporation or bylaws. The Medisys Bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board or the Chief Executive Officer and shall be called by him or her at the request of two or more members of the Medisys Board of Directors. The Curaflex Bylaws provide that special meetings of the stockholders of the corporation may be called by the Chairman of the Board, President, or the Board of Directors, or on written request of the holders of 10% of the voting power of Curaflex. The T2 Bylaws provide that special meetings of stockholders may be called at any time by the Board of Directors or the Chairman of the Board of Directors and shall be called by the President or Secretary or an Assistant Secretary at the written request of the holders of at least 50% of the total number of shares of T2 Common Stock then outstanding and entitled to vote stating the specific purpose or purposes thereof. The Coram Bylaws provide that a special meeting may be called by the written request of stockholders holding 15% of the voting power of all Coram Common Stock, the Chairman of the Board, the Board of Directors or the Chief Executive Officer. Accordingly, each of the stockholders of T2, Curaflex, HealthInfusion and Medisys will be subject to a different standard as stockholders of Coram with respect to the calling of special meetings of stockholders after the Merger.

     Affiliated Transactions. The FBCA contains an affiliated transactions statute which provides that certain transactions involving a corporation and a stockholder owning 10% or more of the corporation's outstanding voting shares (an "affiliated stockholder") must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares other than those owned by the affiliated shareholder. The transactions covered by the statute include, with certain exceptions, (1) mergers and consolidations to which the corporation and the affiliated shareholder are parties, (2) sales or other dispositions of substantial amounts of the corporation's assets to the affiliated stockholder,
(3) issuances by the corporation of substantial amounts of its securities to the affiliated stockholder, (4) the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the affiliated stockholder, (5) any reclassification of the corporation's securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the affiliated stockholder, and (6) the receipt by the affiliated stockholder of certain loans or other financial assistance from the corporation. These special voting requirements do not apply in any of the following circumstances: (1) if the transaction was approved by a majority of the corporation's disinterested directors, (2) if the corporation did not have more than 300 stockholders of record at any time during the preceding three years, (3) if the affiliated stockholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for the past five years, (4) if the affiliated stockholder is the beneficial owner of at least 90% of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors, or (5) if the consideration received by each stockholder in connection with the transaction satisfies the "fair price" provisions of the statute. This statute applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute. Such an amendment to the articles of incorporation or bylaws must be approved by the affirmative vote of a majority of disinterested stockholders and is not effective until 18 months after approval. HealthInfusion's Articles of Incorporation and bylaws do not contain a provision electing not to be governed by the statute.

     The DGCL generally prohibits a stockholder owning 15% or more of a Delaware corporation's outstanding voting stock (an "interested stockholder") from engaging in certain business combinations involving the corporation during the three years after the date the person became an interested stockholder unless
(1) prior to such date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, (3) on or subsequent to such date, the transaction is approved by the board of directors and by the stockholders by a vote of two-thirds of the disinterested outstanding voting stock, (4) the corporation's original certificate of

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


incorporation provides that the corporation shall not be governed by the statute, or (5) a majority of shares entitled to vote approve an amendment to the corporation's certificate of incorporation or bylaws expressly electing not to be governed by the statute (but such amendment may not be effective until one year after it was adopted and may not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption). These business combinations include, with certain exceptions, mergers, consolidations, sales of assets and transactions benefitting the interested stockholder. T2's, Curaflex's, Medisys' and Coram's Certificate and Bylaws do not contain a provision electing not to be governed by the DGCL interested stockholder provisions described above. Accordingly, only HealthInfusion stockholders will be subject to a different standard as stockholders of Coram.


     Control Share Acquisitions. The FBCA also contains a control share acquisition statute which provides that a person who acquires shares in an issuing public corporation in excess of certain specific thresholds will generally not have any voting rights with respect to such shares unless the voting rights are approved by a majority of the shares entitled to vote, excluding interested shares. This statute does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the corporation's articles of incorporation or bylaws provide that the corporation shall not be governed by the statute. This statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation's articles of incorporation or bylaws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the stockholders of the corporation and the acquiring stockholder acquires a majority of the voting power of the corporation, all stockholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights. HealthInfusion's Articles of Incorporation and Bylaws do not contain any provisions with respect to this statute. The DGCL does not have any provision comparable to Florida's control share acquisition statute.

     Other Constituencies. The FBCA provides that directors of a Florida corporation, in discharging their duties to the corporation and in determining what they believe to be in the best interests of the corporation, may, in addition to considering the effects of any corporate action on the stockholders and the corporation, consider the effects of the corporate action on employees, suppliers and customers of the corporation or its subsidiaries and the communities in which the corporation and its subsidiaries operate. Delaware does not have a comparable statutory provision.

     Stockholder Rights Plans. The FBCA has a provision which explicitly authorizes corporations to adopt "poison pill" or "stockholder rights" plans. These plans may be adopted in a number of forms, but generally involve the distribution by the corporation to its stockholders of rights or options which are triggered by a hostile takeover attempt or by a party acquiring a specific percentage of a class of the corporation's securities. These plans can make hostile takeovers excessively or prohibitively expensive unless the board of directors cancels the plan. Although the DGCL does not have a comparable statutory provision, a number of courts have construed Delaware law to permit certain of these plans.

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and specified warning period requirements have been satisfied. The parties hereto filed premerger notification and report forms with the FTC and the Antitrust Division on March 9 and 10, 1994.

     The waiting period under the HSR Act expired on April 9, 1994 (thirty days after the date of filing). The companies are not aware of any other material federal or state regulatory approvals required to be obtained in order to consummate the Merger.

     At any time before or after consummation of the Merger, and notwithstanding the satisfaction of the HSR Act requirements, the FTC or the Antitrust Division or any state could take action under the federal or state antitrust laws to seek to enjoin the consummation of the Merger. Private parties may also seek to take legal action under the antitrust laws.

     In February 1994, each of T2, Curaflex and HealthInfusion, received from the Office of the Attorney General of the State of Florida an Antitrust Civil Investigative Demand (the "Demands") requesting certain information and documents relating to the Merger Agreement and each company's operations in Florida. The Companies were advised by letter dated June 2, 1994, that the Office of the Attorney General does not plan on taking any action in connection with the Merger at this time.



     Based on information available to them, T2, Curaflex, HealthInfusion and Medisys believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, T2, Curaflex, HealthInfusion and Medisys would prevail.



     Except as set forth above, Coram, T2, Curaflex, HealthInfusion and Medisys are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with federal and applicable state securities and corporate laws, and the required transfer of or amendment to certain of T2's, Curaflex's, HealthInfusion's and Medisys' licenses and permits, including the approval process required by the New York Department of Health for the transfer of the companies' New York home infusion licenses.


FEDERAL INCOME TAX CONSIDERATIONS

     The following summary is a general discussion of certain expected Federal income tax consequences of the four mergers included in the Merger. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to stockholders of T2, Curaflex, HealthInfusion and Medisys set forth herein. While this summary addresses all material Federal income tax consequences generally applicable to such stockholders, this summary does not discuss all aspects of Federal income taxation that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign investors, dealers in securities and taxpayers subject to the alternative minimum tax) and does not discuss any aspect of state, local or foreign tax laws.

     Consummation of the four mergers included in the Merger is subject to the condition that each Company shall have received an opinion of its outside counsel or, in the case of HealthInfusion, its outside accountants, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the merger applicable to such Company will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that such Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. Such an opinion is not binding upon the Internal Revenue Service ("IRS") or the courts. Coram, T2, Curaflex, HealthInfusion and Medisys do not intend to apply for a ruling from the IRS with respect to the Federal income tax consequences of the Merger.

     If each merger constitutes such a reorganization, the following would be the material Federal income tax consequences of the Merger to the stockholders of T2, Curaflex, HealthInfusion and Medisys: (1) no gain or loss will be recognized by stockholders of T2, Curaflex, HealthInfusion and Medisys upon their receipt of Coram Common Stock in exchange for their T2, Curaflex, HealthInfusion and Medisys Common Stock, except that stockholders who receive cash proceeds for fractional interests in Coram Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their T2, Curaflex, HealthInfusion or Medisys Common Stock is held as a capital asset at the Effective Time; (2) the tax basis of the shares of Coram Common Stock (including fractional share interests) received by the stockholders of T2, Curaflex, HealthInfusion and Medisys will be the same as the tax basis of their T2, Curaflex, HealthInfusion or Medisys Common Stock; and (3) the holding period for federal income tax purposes of the Coram Common Stock in the hands of the T2, Curaflex, HealthInfusion and Medisys stockholders will include the holding period of their T2, Curaflex, HealthInfusion or Medisys Common Stock, provided such T2, Curaflex, HealthInfusion or Medisys stock is held as a capital asset at the Effective Time.

     Holders of shares of HealthInfusion Common Stock who receive cash upon the exercise of dissenter's rights generally will recognize gain or loss measured by the difference between the amount of cash received and their adjusted tax basis in such shares. Such gain or loss generally will be capital gain or loss, provided such shares are held as capital assets at the Effective Time, and will be long-term capital gain or loss if such shares had been held for more than one year at the Effective Time. However, stockholders who exercise dissenters' rights and who own shares of Coram Common Stock, or who are considered for federal income tax purposes constructively to own shares of Coram Common Stock actually owned by other persons may, under certain circumstances, recognize dividend income (taxable as ordinary income) equal to the full amount of the cash they receive.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. SUCH DISCUSSION MAY NOT BE APPLICABLE TO A STOCKHOLDER WHO ACQUIRED SHARES OF T2, CURAFLEX, HEALTHINFUSION OR MEDISYS COMMON STOCK PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. T2, CURAFLEX, HEALTHINFUSION, AND MEDISYS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE SPECIFIC AND DEFINITE ADVICE AS TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM ON THE EXCHANGE OF THEIR T2, CURAFLEX, HEALTHINFUSION AND MEDISYS COMMON STOCK PURSUANT TO THE MERGERS, AS WELL AS ADVICE AS TO THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a pooling of interests for accounting and financial reporting purposes.

     In order to ensure that the Merger will be treated as a pooling of interests for accounting purposes, a condition to the consummation of the Merger is that the total cash paid in the Merger on account of fractional shares and dissenting shares may not exceed 10% of the value of the Coram Common Stock issuable in exchange for T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock at the Effective Time of the Merger.

HEALTHINFUSION SHAREHOLDERS' RIGHT TO DISSENT

     Pursuant to Section 607.1320 of the FBCA ("Section 607.1320"), any shareholder of record of shares of HealthInfusion Common Stock who does not desire to have such shares converted into shares of Coram Common Stock pursuant to the Merger Agreement may dissent from the Merger and elect to have the fair value of the shareholder's shares of HealthInfusion Common Stock (excluding of any appreciation or depreciation in anticipation of the Merger unless the exclusion would be inequitable) judicially determined and paid to the shareholder in cash, provided that the shareholder complies with the provisions of Section 607.1320.

     The following is a brief summary of the statutory procedures to be followed by a shareholder of record of shares of HealthInfusion Common Stock in order to dissent from the Merger and perfect appraisal rights under Florida law. This summary is not intended to be complete and is qualified in its entirety by reference to Sections 607.1301, 1302 and 1320 attached hereto, and incorporated by this reference, in Appendix B.

     Under Section 607.1320, where a merger is to be submitted for approval at a meeting of shareholders, as in the case of the HealthInfusion Special Meeting, the meeting notice (consisting of this Joint Proxy Statement/Prospectus) must state that shareholders may be entitled to assert dissenters' rights, and must be accompanied by a copy of Sections 607.1301, 1302 and 1320 (see Appendix B hereto). Any such shareholder who wishes to exercise appraisal rights should review the following discussion and Appendix B carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the FBCA.

     If any shareholder of record of shares of HealthInfusion Common Stock elects to exercise the right to dissent from the Merger and demand appraisal, such shareholder of record must deliver a written demand for appraisal of the shareholder's shares to HealthInfusion prior to the taking of the vote on the Merger at the

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

HealthInfusion Special Meeting. This written demand must reasonably inform HealthInfusion of the identity of the shareholder of record and that the shareholder thereby demands the appraisal of the shareholder's shares.

     Any shareholder choosing to exercise his or her right to dissent may not vote such shares in favor of the Merger. Any shareholder of record who fails to comply with this condition will be entitled only to receive shares of Coram Common Stock, as provided in the Merger Agreement, and will have no appraisal rights with respect to the shareholder's shares of HealthInfusion Common Stock.

     All written demands for appraisal should be addressed to: Jorge A. Medina, Secretary, HealthInfusion, Inc., 5200 Blue Lagoon Drive, Suite 200, Miami, Florida 33126. To be effective, a demand for appraisal must be actually delivered prior to the taking of the vote on the Merger at the HealthInfusion
Special Meeting on June   , 1994.

     Only HealthInfusion shareholders who hold their shares of record on the date of the making of a demand for appraisal and who continuously hold such shares through the Effective Time are eligible for the appraisal of their shares. To be effective, a demand for appraisal must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the shareholder's stock certificate(s) and cannot be made by the beneficial owner if the beneficial owner does not also hold the shares of record. The beneficial holder must, in such case, have the registered owner submit the required demand in respect of such shares.

     If HealthInfusion Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If HealthInfusion Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner. A record owner, such as a broker or other nominee, who holds HealthInfusion Common Stock as a nominee for others may exercise the right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the beneficial owners, and the number of shares held by that beneficial owner, on whose behalf the record owner is dissenting. Where no specific beneficial owners are expressly mentioned, the demand will be presumed to cover shares of HealthInfusion Common Stock held for all beneficial owners in the name of such record owner.

     Within ten days after approval of the Merger by the shareholders of HealthInfusion (the "Authorization Date"), HealthInfusion must give written notice of such approval to each shareholder who so filed a written demand for appraisal and who did not vote in favor of the Merger. Within 20 days after HealthInfusion has given the dissenting shareholder such notice, any shareholder who elects to dissent must file with the HealthInfusion a notice of such election, stating the shareholders name and address, the number of shares of HealthInfusion Common Stock as to which that shareholder dissents, and a demand for payment of the fair value of such shares. The shareholder must deposit the certificates for such shares with HealthInfusion simultaneously with the filing of the election to dissent.

     Within ten days after the later of (1) the expiration of the period in which shareholders may file their notices of election to dissent and (2) the Effective Time, HealthInfusion must make a written offer to each dissenting shareholder offering to pay an amount per share determined by HealthInfusion as the fair value of such shares. Thereafter, a shareholder may, within 30 days of such offer, accept the offer, in which case HealthInfusion must pay the accepted fair value to the dissenting shareholder within 90 days after the making of the offer. Otherwise, either a dissenting shareholder or HealthInfusion may institute an action in any court of competent jurisdiction requesting that the fair value of such shares be determined. Thereafter, HealthInfusion must pay each dissenting shareholder the amount found to be due to that shareholder within ten days after final determination by the court.

     Any shareholder who has duly demanded appraisal rights in compliance with
Section 607.1320 will not, after the Effective Time, be entitled to vote the shares of HealthInfusion Common Stock subject to such demand for any purpose or to receive payment of dividends or any other distribution with respect to such

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

shares (other than dividends or distributions, if any, payable to holders of record as of a record date prior to the Effective Time), or to receive the shares of Coram Common Stock to which the shareholder would have been entitled pursuant to the Merger Agreement. Notwithstanding the foregoing, at any time before an offer is made by HealthInfusion to purchase such shares, a dissenting shareholder may withdraw the shareholder's notice of election, and receive shares of Coram Common Stock in exchange for the shares of HealthInfusion Common Stock.

     Dissenting shareholders are urged to consult legal counsel with respect to dissenters' rights under Section 607.1320. HealthInfusion shareholders considering the exercise of dissenters' rights should consider the information set forth under "The Merger -- Federal Income Tax Considerations."

EFFECTS OF THE MERGER

     As of the Effective Time, the following will occur:

      1. The separate existence of T2 Acquisition will cease, and T2 Acquisition will be merged with and into T2.

      2. The separate existence of HII Acquisition will cease, and HII Acquisition will be merged with and into HealthInfusion.

      3. The separate existence of MI Acquisition will cease, and MI Acquisition will be merged with and into Medisys.

      4. The separate existence of CHS Acquisition will cease, and CHS Acquisition will be merged with and into Curaflex.

      5. Each issued and outstanding share of T2 Common Stock will be converted into the right to receive 0.63 of a fully paid and nonassessable share of Coram Common Stock.

      6. Each issued and outstanding share of HealthInfusion Common Stock (except for those held by shareholders who perfect their right to dissent under the FBCA) will be converted into the right to receive
          0.447 of a fully paid and nonassessable share of Coram Common Stock.

      7. Each issued and outstanding share of Medisys Common Stock will be converted into the right to receive 0.243 of a fully paid and nonassessable share of Coram Common Stock.

      8. Each issued and outstanding share of Curaflex Common Stock will be converted into the right to receive 0.333 of a fully paid and nonassessable share of Coram Common Stock.

      9. Each share of T2, Curaflex, HealthInfusion or Medisys Common Stock held in the treasury of any such Company, and each share of such Common Stock held by Coram, T2 Acquisition, CHS Acquisition, HII Acquisition or MI Acquisition, will be cancelled and retired and cease to exist.

     10. Each share of common stock of T2 Acquisition, CHS Acquisition, HII Acquisition or MI Acquisition issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of, respectively, T2, Curaflex, HealthInfusion or Medisys (in each case, as the surviving corporation of a merger).

     11. Each Derivative Security, whether vested or unvested, will be assumed by Coram and converted into the right to acquire or receive, on the same terms and conditions as were applicable under the Derivative Securities, the number of shares of Coram Common Stock equal to the number of shares subject to the Derivative Security multiplied by the applicable exchange ratio for the underlying shares of T2, Curaflex, HealthInfusion or Medisys Common Stock, at an exercise price per share of Coram Common Stock equal to the former exercise price per share under the Derivative Security divided by the applicable exchange ratio.

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

ASSUMPTION OF EXISTING STOCK OPTION PLANS

     In connection with the Merger and the adjustments to be made to the outstanding employee stock options to purchase T2, Curaflex, HealthInfusion and Medisys Common Stock, Coram will assume the outstanding obligations of T2, Curaflex, HealthInfusion and Medisys under the various stock option plans under which those options are currently outstanding. No further options will be granted under the assumed plans, except in connection with any repricing of currently outstanding options which the Compensation Committee of the Coram Board of Directors may from time to time determine in its sole discretion to implement. The plans to be so assumed by Coram may be summarized as follows:

     T2 Option Plans:

     1988 Stock Option Plan. Under T2's 1988 Stock Option Plan (the "T2 1988 Plan"), options to purchase up to an aggregate of 6,500,000 shares of T2 Common Stock may be granted from time to time to certain officers, directors and employees of T2 and its subsidiaries deemed by T2's Stock Option Committee to be "key employees." The T2 1988 Plan is administered by the Stock Option Committee, which is appointed by the Board of Directors of T2 and consists of not fewer than two members of T2's Board of Directors. Currently, the members of the Stock Option Committee are Stanley S. Trotman and Bruce D. Fielitz. T2's Board of Directors may from time to time remove members from or add members to the Stock Option Committee and may fill vacancies thereon.

     Options granted pursuant to the T2 1988 Plan may be either incentive stock options as defined in Section 422 of the Code or non-qualified options. Each option granted pursuant to the T2 1988 Plan shall be authorized by the Stock Option Committee and evidenced by an agreement containing the terms and conditions of the option, including the designation of the option as an incentive stock option or a non-qualified option (an "Option Agreement"). Each Option Agreement provides that the option may be exercised only in the amounts and at the times specified in the Option Agreement, as to which the Stock Option Committee is given authority to determine.

     Each Option Agreement evidencing the grant of an incentive stock option requires that the option price thereof not be less than 100% of the fair market value of the shares of T2 Common Stock on the date of the grant of the option, provides that the option is not exercisable after the expiration of ten years or less from the date the option is granted, provides that any option or portion of an option that is unexercised at the time the optionee ceases to be an employee of T2 or a subsidiary of T2 for reasons other than death or retirement shall terminate as of the date the optionee ceased to be an employee.

     Each Option Agreement evidencing the grant of a non-qualified option typically incorporates the general terms and conditions of an option intended to be an incentive stock option except that the option price of a non-qualified stock option may be less than 100% of the fair market value of the shares of T2 Common Stock on the date of the grant of the option. Each non-qualified option currently outstanding under the T2 1998 Plan, however, has an option price of not less than 100% of the fair market value of the shares of T2 Common Stock on the date of the grant of such option. Non-qualified options may be granted to non-employee directors of T2 or any of its subsidiaries. Each Option Agreement evidencing the grant of a non-qualified option provides for the termination of the option (or any unexercised portion thereof) on the date the optionee ceases to be an employee or director, or both, as applicable, of T2 or any of its subsidiaries, except if such termination is due to the optionee's death, upon which the optionee's representatives will have a period of one year after such termination in which to exercise such option but only to the extent such option would otherwise be exercisable during such period. In addition, if an optionee retires with the consent of T2 the option shall remain exercisable by the optionee for a period of three months after the effective date of such retirement but only to the extent such option would otherwise be exercisable during such period.


     The option price must be paid in cash unless the Stock Option Committee provides in the Option Agreement that the option price may be paid otherwise. To date, all options exercised have been exercised for cash and all currently outstanding Option Agreements provide for the exercise of such options only for cash. T2 presently has no incentive stock options issued pursuant to the T2 1988 Plan. As of April 30, 1994, options


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


to purchase an aggregate of 2,879,940 shares of T2 Common Stock were outstanding under the T2 1988 Plan at a weighted average exercise price of $22.86 per share.


     All outstanding options under the T2 1988 Plan become immediately exercisable, regardless of any exercisability schedule set forth in the Option Agreement, in the event of certain mergers or sales of assets involving T2, changes in control of T2 or upon liquidation or dissolution of T2, without the prior approval of the Board of Directors of T2 or unless a successor corporation, in the event of a merger or sales of assets, agrees to assume the outstanding options or to substitute substantially equivalent options.

     Employee Stock Purchase Plan. T2 Employee Stock Purchase Plan (the "T2 Stock Purchase Plan"), is intended to comply with Section 423 of the Code. Under the terms of the T2 Stock Purchase Plan, employees of T2 and designated subsidiaries will be granted options to purchase up to an aggregate of 400,000 shares of T2 Common Stock. The T2 Stock Purchase Plan is administered by a committee of not less than two members of T2's Board of Directors, which are appointed by the Board of Directors. Currently, the members of the Stock Option Committee are Stanley S. Trotman and Bruce D. Fielitz. T2's Board of Directors may from time to time remove members from or add members to such committee and may fill vacancies thereon.

     The T2 Stock Purchase Plan operates on a calendar year basis and employees desiring to participate must elect to do so prior to the commencement of the plan year. On each January 1, a participant will be granted an option for a fixed maximum number of whole shares of T2 Common Stock, subject to certain adjustments, that can be purchased on the following December 31, determined by dividing the aggregate amount of the participant's anticipated payroll deductions for the year by 85% of the fair market value of a share of T2 Common Stock on January 1. The per share option price for any plan year will finally be determined on December 31 of such year and will equal the lower of 85% of the fair market value of a share of T2 Common Stock on January 1 or December 31 of such plan year.

     Any employee of T2 or of any subsidiary of T2 designated by the Board of Directors who is customarily employed for more than twenty hours per week may elect to purchase T2 Common Stock through participation in the T2 Stock Purchase Plan. Each participant may elect to contribute, through bi-monthly payroll deductions, up to 10% of his or her annual compensation. However, no employee will be granted an option (a) if that employee would then own stock, or hold options to purchase stock, representing 5% or more of the total combined voting power or value of T2 or any subsidiary; or (b) which would permit his or her rights to purchase shares of T2 Common Stock under all employee stock purchase plans of T2 and its subsidiaries to accrue at a rate in excess of $25,000 in fair market value of the shares (determined when the option is granted) for each calendar year in which the option is at any time outstanding.

     Unless a participant withdraws from the T2 Stock Purchase Plan, his or her option will be automatically exercised on December 31 of each year for the maximum number of whole shares that may be purchased with the aggregate payroll deductions credited to that participant's account at the applicable per share option price. A participant may withdraw from the T2 Stock Purchase Plan at any time.

     The Board of Directors of T2 may at any time terminate or amend the T2 Stock Option Plan; provided, that no termination may affect the options previously granted, and no amendment which would change any option granted prior to such amendment in a manner which would adversely affect the rights of any participant may be made by the Board of Directors. In addition, any amendment to the T2 Stock Purchase Plan which would increase the number of shares authorized for issuance thereunder requires the prior approval of the stockholders of T2.


     As of April 30, 1994, options to purchase up to an aggregate of 149,213 shares of T2 Common Stock have been exercised and options to purchase up to an aggregate of 250,787 shares of T2 Common Stock remain available for issuance under the T2 Stock Purchase Plan.


     In connection with the consummation of the Merger, the T2 Stock Option Plan will be terminated and, unless a participant withdraws from the T2 Stock Purchase Plan, his or her option will be automatically exercised on the last day of the calendar month prior to the consummation of the Merger for the maximum number of whole shares that may be purchased with the aggregate payroll deductions credited to that participant's account at a per share option price equal to the lower of 85% of the fair market value of a share of

T2 Common Stock on such date or January 1, 1994. In no event, however, may any participant purchase more than that number of shares of T2 Common Stock obtained by multiplying the maximum number of purchasable shares determined for such individual as of January 1, 1994, by a fraction, the numerator of which is the number of full calendar months completed in the 1994 calendar year at the time of purchase and the denominator of which is twelve.

     Effective as of December 31, 1993, the T2 Board of Directors adopted resolutions establishing the 1993 T2 Medical, Inc. Employee Stock Option Plan (the "T2 1993 Employee Plan") and the 1993 T2 Medical, Inc. Non-Employee Director Stock Option Plan (the "T2 1993 Director Plan"). On January 5, 1994, the T2 Stock Option Committee adopted resolutions providing for grants of options under the 1993 T2 Employee Plan, but no option agreements were executed with respect thereto. On February 6, 1994, the T2 Board of Directors terminated the T2 1993 Employee Plan and rescinded all proposed grants thereunder and terminated the T2 1993 Director Plan.

     Curaflex Option Plans:

     1990 Stock Option Plan. In April 1990, Curaflex's Board of Directors approved Curaflex's 1990 Stock Option Plan. In June 1991, Curaflex's Board of Directors approved the amendment of the 1990 Stock Option Plan (as amended, the "1990 Plan"). In July, 1991, the 1990 Plan was approved by Curaflex's stockholders.

     Subject to certain additional limitations, the 1990 Plan provides for the grant of options to purchase shares of Curaflex Common Stock up to an aggregate of not more than 8,000,000 shares of Curaflex Common Stock.

     Options under the 1990 Plan can be granted to key employees, officers, directors, consultants and advisors of Curaflex as determined by the Compensation Committee of the Board of Directors which administers the 1990 Plan (the "Committee"). Options granted under the 1990 Plan may be either incentive stock options ("ISOs," which may only be granted to employees) intended to qualify under Section 422 of the Code, or options that do not qualify as ISOs ("nonqualified options"). The exercise price of shares of Curaflex Common Stock subject to any ISO cannot be less than the fair market value of Curaflex Common Stock at the time the ISO is granted. The exercise price in the case of any nonqualified option granted under the 1990 Plan will be such price as is determined by the Committee on the date the nonqualified option is granted; however, the exercise price may not be less than 85% of the fair market value of Curaflex Common Stock at the time the nonqualified option is granted.

     Subject to vesting, an option granted under the 1990 Plan may be exercised at any time after the date of grant and before the expiration of 10 years from the date of grant. The Committee has the authority to determine the rate at which options under the 1990 Plan will vest; provided, that an option granted under the 1990 Plan may not vest at less than 20% per year over five consecutive years. All options granted under the 1990 Plan are not transferable by the participant other than by will or the laws of descent and distribution. The Board of Directors has the authority at any time to suspend, terminate, modify or amend the 1990 Plan. Options may be granted under the 1990 Plan until April 2000, ten years from the date the 1990 Plan was adopted by the Board of Directors.


     As of April 30, 1994, options to purchase an aggregate of 314,017 shares of Curaflex Common Stock had been exercised under the 1990 Plan, and options to purchase an aggregate of 2,060,403 shares of Curaflex Common Stock were outstanding under the 1990 Plan at a weighted average exercise price of $6.17 per share.



     1989 Stock Option Plan. Prior to the adoption of the 1990 Plan, Curaflex granted options to certain employees of Curaflex pursuant to Curaflex's 1989 Stock Option Plan (the "1989 Plan"). The 1989 Plan is not materially different from the 1990 Plan, except that (i) grants of options under the 1989 Plan may only be made to employees of Curaflex; (ii) the exercise price of a nonqualified option is not required to be at least 85% of the fair market value of Curaflex Common Stock at the time of grant; and (iii) the exercise price of any option granted under the 1989 Plan is fully or partially payable by delivery to Curaflex of a promissory note. As of April 30, 1994, options to purchase an aggregate of 11,548 shares of Curaflex Common Stock had been exercised under the 1989 Plan, and options to purchase an aggregate of 113,740 shares of Curaflex

Common Stock were outstanding under the 1989 Plan at a weighted average exercise price of $.95 per share. Curaflex does not intend to grant any further options under the 1989 Plan.



     Director Stock Option Plan. Curaflex's Directors' Nonqualified Stock Option Plan (the "Director Plan") was adopted by the Board of Directors of Curaflex, in February 1992. A total of 500,000 shares of Curaflex Common Stock are reserved for issuance under the Director Plan. As of April 30, 1994, options to purchase an aggregate of 120,000 shares of Curaflex Common Stock were outstanding under the Director Plan at a weighted average exercise price of $8.99 per share. No options under this Director Plan have been exercised.


     The Director Plan grants to each non-employee director of Curaflex ("Non-Employee Director") an option to purchase 10,000 shares of Curaflex Common Stock (an "Initial Grant") upon the closing of Curaflex's initial public offering, or upon his or her first election or appointment to the Board of Directors, if subsequent to that offering. In addition, the Director Plan provides that each Non-Employee Director who is a director immediately prior to an annual meeting of Curaflex's stockholders and who continues to be a director after such meeting will be granted an option to purchase 10,000 shares of Curaflex Common Stock (a "Subsequent Grant"); provided that no Subsequent Grant will be made to any Non-Employee Director who has not served as a director of Curaflex, as of the time of such annual meeting, for at least one year. Each Subsequent Grant will be made on the date of the annual stockholders' meeting in question.

     The exercise price per share of each option granted under the Director Plan will be the fair market value of Curaflex Common Stock on the date the option is granted, except that, in the case of the Initial Grants to current directors, the exercise price per share for such grants was the price to public in the offering. Payment of the exercise price of any option to purchase Curaflex Common Stock granted under the Director Plan may be made in whole or in part in
(i) cash, (ii) Curaflex Common Stock held by the Non-Employee Director, (iii) notes or (iv) such other valuable consideration as the Board, in its discretion, determines to be consistent with the Director Plan's purpose and applicable law.

     Options granted under the Director Plan vest monthly over a 12 month period.

     CHL 1990 Incentive Stock Option Plan. In connection with Curaflex's acquisition of Clinical Homecare Ltd. ("CHL"), Curaflex assumed options issued by CHL under its 1990 Incentive Stock Option Plan (the "CHL 1990 ISO PLAN"). Such plan provided for the grant of stock options covering a maximum of 350,000 shares of common stock of CHL. Options under the CHL 1990 ISO Plan were granted to employees as determined by the CHL Board of Directors (or a committee of such Board, if appointed by the Board). The options were granted at a price of no less than fair market value of the underlying shares of common stock of CHL at the time of the grant. The options granted under the CHL 1990 ISO Plan were intended to qualify as incentive stock options within the meaning of Section 422A of the Code.


     Subject to vesting, an option granted under the CHL 1990 ISO Plan may be exercised at any time after the date of grant and before the expiration of 10 years from the date of grant. All options granted under the CHL 1990 ISO Plan are not transferable by the participant other than by will or the laws of descent and distribution. As converted into options to purchase Curaflex Common Stock, as of April 30, 1994, options to purchase 22,575 shares of Curaflex Common Stock at a weighted average exercise price of $6.44 per share were outstanding under the CHL 1990 ISO Plan. Since being assumed by Curaflex, no options under the 1990 ISO Plan have been exercised.


     CHL 1990 Non-Qualified Stock Option Plan. In addition, Curaflex assumed options under CHL's 1990 Stock Option Plan (Non-Qualified) (the "CHL 1990 Non-Qualified Plan"), which provided for the grant of options covering up to 1,674,318 shares of Common Stock of CHL to officers, directors and other key employees and independent contractors of CHL who had been employed or retained by CHL for at least one year. Under the CHL 1990 Non-Qualified Plan, the CHL Board of Directors (or a committee of the Board appointed by the Board) had discretion to determine grant of options, vesting and other terms of each option granted under the CHL 1990 Non-Qualified Plan. Options were granted at a price no less than fair market value of the underlying shares of common stock of CHL at the time of the grant, and the options must expire within five years of the grant of such option. As of April 30, 1994, there were outstanding options for the purchase of 136,748 shares of Curaflex Common Stock under the CHL 1990 Non-Qualified Plan at a weighted average exercise price of $5.90 per share. Since being assumed by Curaflex, no options under the CHL 1990 Non-Qualified Plan have been exercised.


     HealthInfusion Option Plans:

  Stock Option Plan

     Under the HealthInfusion Amended and Restated Stock Option Plan (the "HealthInfusion Option Plan"), 900,000 shares of HealthInfusion Common Stock are reserved for issuance upon exercise of stock options. The HealthInfusion Option Plan is designed to serve as an incentive for retaining qualified and competent directors, employees and consultants. The Compensation Committee of the HealthInfusion Board of Directors administers and interprets the HealthInfusion Option Plan and is authorized to grant options thereunder to all eligible employees of HealthInfusion, including officers, directors (whether or not employees) and consultants.

     The HealthInfusion Option Plan provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code) and nonqualified stock options. Options can be granted under the HealthInfusion Option Plan on such terms and at such prices as determined by the HealthInfusion Compensation Committee except that the per share exercise price of incentive stock options cannot be less than the fair market value of the HealthInfusion Common Stock on the date of grant. The HealthInfusion Option Plan also authorizes HealthInfusion to make loans to optionees to enable them to exercise their options. Such loans must (i) provide for recourse to the optionee, (ii) bear interest at a rate no less than the prime rate of interest of HealthInfusion's principal lender, and (iii) be secured by the shares of HealthInfusion Common Stock purchased.

     No option granted under the HealthInfusion Option Plan is assignable or transferable, other than by will or by the laws of descent and distribution. During the lifetime of an optionee, an option is exercisable only by him. The expiration date of an option will be determined by the HealthInfusion Compensation Committee at the time of the grant, but in no event will an option be exercisable after the expiration of 10 years from the date of grant, subject to earlier termination in connection with the optionee's cessation of services with HealthInfusion. An option may be exercised at any time or from time to time or only after a period of time or in installments, as the HealthInfusion Compensation Committee determines. The HealthInfusion Compensation Committee may in its sole discretion accelerate the date on which any option may be exercised.

     To prevent dilution of the rights of a holder of an option, the HealthInfusion Option Plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any subdivision or consolidation of shares, any stock dividend, recapitalization or other capital adjustment of HealthInfusion.

     In addition, to the extent not already exercisable, options under the HealthInfusion Option Plan generally become exercisable upon (i) a merger, consolidation or similar corporate transaction in which ownership of more than 49% of the voting power of HealthInfusion's voting stock is transferred, (ii) a merger or consolidation or similar corporate transaction in which HealthInfusion does not survive, or (iii) a sale or disposition of all or substantially all of HealthInfusion's assets. Accordingly, all outstanding options under the HealthInfusion Option Plan will become exercisable upon consummation of the Merger.


     As of April 30, 1994, options to purchase 649,025 shares of HealthInfusion Common Stock at a weighted average exercise price of $6.15 per share were outstanding under the HealthInfusion Option Plan.

     Medisys Option Plans:

     General. The Medisys Option Plan provides for certain key employees, officers, directors (including non-employee directors) and consultants of Medisys to be granted options of two types: those that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (Incentive Options"), and those that do not qualify as such "incentive stock options" ("Non-Statutory Options") (Incentive Options and Non-Statutory Options are sometimes collectively referred to as "Options"). The Option Plan is administered by the Compensation Committee (the "Committee"), which determines the persons who are to receive Options, the terms and the number of shares subject to each Option and whether the Option is an Incentive Option or a Non-Statutory Option. The Committee determines the exercise price of Options, which may not be below 100% and 85% of the fair market value of the Medisys Common Stock on the date of grant for Incentive Options and Non-Statutory Options, respectively.

     If a "Change in Control" of Medisys is deemed to occur, any Options granted and outstanding prior to such Change in Control automatically become immediately exercisable in full. A Change in Control is deemed to occur if (i) Medisys merges or consolidates with another corporation and is not the surviving corporation, (ii) Medisys transfers all or substantially all of its business or assets to another person, or (iii) more than 50% of Medisys outstanding voting shares are purchased by any other person.

     Incentive Options. Incentive Options may be granted to officers and other key employees of Medisys and are intended to meet the requirements of the federal income tax laws and regulations relating to incentive stock options. Incentive Options may not be granted at a purchase price less than the fair market value of the Medisys Common Stock on the date of the grant. Incentive Options generally expire when the Optionee is no longer an employee of Medisys, may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an Optionee may be exercised only by the optionee. The term of each Option, which is fixed by the Medisys Board or the Committee at the time of grant, may not exeed 10 years from the date the Option is granted. Options may be made exercisable in whole or in installments, as determined by the Medisys Board or the Committee.

     Non-Statutory Options. The terms of Non-Statutory Options granted under the Option Plan are essentially the same as those of Incentive Options except that the Non-Statutory Options are not intended to qualify under the federal tax laws and regulations relating to incentive stock options and, as a consequence, also may be granted to non-employee directors and consultants.

     As part of the assumption of Coram of the outstanding stock options to purchase Medisys Common Stock, the stock options held by the four current non-employee members of the Medisys Board of Directors that would otherwise terminate in accodance with their terms 90 days after the Effective Time of the Merger will, following the Effective Time of the Merger, be extended for an additional one year period during which such options will be exercisable for fully-vested shares of Coram Common Stock based upon the Medisys Exchange Ratio.


     As of April 30, 1994, options to purchase 481,550 shares of Medisys Common Stock, at a weighted average exercise price of $3.87 per share, were outstanding under the Medisys Option Plan.


FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO STOCK OPTIONS

     The following description of federal income tax consequences is based on current statutes, regulations and interpretations. The description does not include state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to an individual participant who receives a stock option.

     Incentive Stock Options. There will not be any federal income tax consequences to either the participant or Coram as a result of the grant to an employee of an incentive stock option. The exercise by a participant of an incentive stock option also will not result in any federal income tax consequences to Coram or the participant, except that (i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the incentive stock option, determined at the time of exercise, over the amount paid for the shares by the participant will be includable in the participant's alternative minimum taxable income for purposes of the alternative minimum tax, and (ii) the participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below).

     If the participant disposes of the shares acquired upon exercise of an incentive stock option, the federal income tax consequences will depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the participant exercised the incentive stock option and the shares were transferred to the participant, then the participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the participant realized on the disposition of the shares, and (ii) the option price at which the participant acquired the shares. Coram is not entitled to any compensation expense deduction under these circumstances.

     If the participant does not satisfy both of the above holding period requirements (a "disqualifying disposition"), then the participant will be required to report as ordinary income, in the year the participant disposes of the shares, the amount by which the lesser of (i) the fair market value of the shares at the time of exercise of the incentive stock option, or (ii) the amount realized on the disposition of the shares, exceeds the option price for the shares. Coram will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of the participant. This compensation income may be subject to withholding. The remainder of the gain recognized on the disposition, if any, or any loss recognized on the disposition, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

     Non-Statutory Stock Options. Neither the participant nor Coram incurs any federal income tax consequences as a result of the grant of a non-statutory stock option. Upon exercise of a non-statutory stock option, a participant will recognize ordinary income, subject to withholding, on the exercise date in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the exercise date and (ii) the consideration paid for the shares. The participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below).

     At the time of a subsequent sale or disposition of any shares of common stock obtained upon exercise of a non-statutory stock option, any gain or loss will be a capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the sale or disposition occurs more than one year after the exercise date and short-term capital gain or loss if the sale or disposition occurs one year or less after the exercise date.

     In general, Coram will be entitled to a compensation expense deduction in connection with the exercise of a non-statutory stock option for any amounts includable in the taxable income of the participant as ordinary income, provided Coram complies with any applicable withholding requirements.

     Excise Tax on Parachute Payments. The Code also imposes a 20% excise tax on the recipient of "excess parachute payments," as defined in the Code and denies tax deductibility to Coram on excess parachute payments. Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, shareholders, or highly compensated individuals, which payments are contingent upon a change in ownership or effective control of the company, or in the ownership of a substantial portion of the assets of the company. Should the value of the parachute payments made to such an individual exceed 2.99 times his or her average annual W-2 wages for a period of years (not to exceed 5 years) prior to the calendar year in which the change occurs, then an excess parachute payment will arise to the extent the value of such parachute payments exceed 1 times the individual's average annual W-2 wages. For example, acceleration of the exercisability of options upon a change in control of the Company may constitute parachute payments, and in certain cases, "excess parachute payments." For a further discussion of general federal tax consequences with respect to stock options and, in particular, as applicable to the Coram 1994 Stock Option/Stock Issuance Plan, see "Proposal No. 2: Approval of Coram Healthcare Corporation 1994 Stock Option/Stock Issuance Plan -- Federal Income Tax Consequences."

EXCHANGE OF STOCK CERTIFICATES

     Promptly after the Effective Time, Bank of Boston, or such other bank or trust company designated by Coram (the "Exchange Agent"), will mail written transmittal materials concerning exchange of stock certificates to each record holder of shares of T2, Curaflex, HealthInfusion and Medisys Common Stock outstanding at the Effective Time. The transmittal materials will contain instructions with respect to the proper method of surrender of certificates formerly representing shares of T2, Curaflex, HealthInfusion and Medisys Common Stock in exchange for certificates representing shares of Coram Common Stock.

     Upon surrender to the Exchange Agent of certificates formerly representing shares of T2, Curaflex, HealthInfusion and Medisys Common Stock for cancellation, together with properly completed transmittal materials, each stockholder will be entitled to receive a certificate representing the number of whole shares of Coram Common Stock into which the stockholder's shares of T2, Curaflex, HealthInfusion and Medisys Common Stock have been converted and a check for cash in lieu of the issuance of any fractional share of Coram Common Stock. Stockholders will not be entitled to receive interest on any such cash to be received in the Merger.

     Until they have surrendered their T2, Curaflex, HealthInfusion and Medisys Common Stock certificates for exchange, stockholders will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record of Coram Common Stock. Upon the surrender of T2, Curaflex, HealthInfusion and Medisys Common Stock certificates, Coram Common Stock certificates (together with any such withheld dividends or other distributions without interest) will be delivered. At the same time or as soon as possible thereafter, any cash payment for a fractional share will be paid (without interest). See "The Merger -- Payment in Lieu of Fractional Shares."

     After the Effective Date, certificates representing shares of T2, Curaflex, HealthInfusion and Medisys Common Stock converted into Coram Common Stock in the Merger will be deemed for all corporate purposes to evidence ownership of the shares of Coram Common Stock into which they were converted. Any stockholder whose certificate for T2, Curaflex, HealthInfusion or Medisys Common Stock has been lost, destroyed or stolen will be entitled to issuance of a certificate representing the shares of Coram Common Stock into which such T2, Curaflex, HealthInfusion or Medisys Common Stock will have been converted upon compliance with such requirements as Coram and the Exchange Agent customarily apply in connection with lost, stolen or destroyed certificates representing shares of Coram Common Stock.

PAYMENT IN LIEU OF FRACTIONAL SHARES

     No fractional shares of Coram will be issued as a result of the Merger. In lieu of the issuance of fractional shares, each stockholder who otherwise would be entitled to a fractional share of Coram Common Stock will receive a cash payment equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for a share of Coram Common Stock on the New York Stock Exchange, if listed thereon, or on The Nasdaq National Market, if listed thereon, for the five trading days immediately following the Effective Time.

RESALES OF CORAM COMMON STOCK AND REGISTRATION RIGHTS

     Shares of T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock that are outstanding prior to the consummation of the Merger will, after conversion into shares of Coram Common Stock, be freely tradeable without restrictions under the Securities Act after consummation of the Merger, except that shares of Coram Common Stock restricted by contract or received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Coram, T2, Curaflex, HealthInfusion or Medisys may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Act. The existence of these shares restricted from resale by contract or held by affiliates may have a depressive effect on the market price of Coram Common Stock. Certain persons who may be deemed "affiliates" of T2, Curaflex, HealthInfusion and Medisys

(the "Restricted Holders") have agreed not to dispose of the shares of Coram Common Stock which they will receive in the Merger as required under Rule 145 of the Securities Act and as required to qualify the Merger for pooling of interest accounting treatment and tax-free reorganization treatment under the Code. Based upon the number of outstanding shares of T2 Common Stock, Curaflex Common Stock, HealthInfusion Common Stock and Medisys Common Stock as of April 30, 1994, assuming that no HealthInfusion shareholders exercise their right to dissent and no cash is paid in lieu of fractional shares, and assuming the exercise of all options, warrants and other rights to purchase T2, Curaflex, HealthInfusion or Medisys Common Stock, approximately 42,296,648 shares of Coram Common Stock will be outstanding upon consummation of the Merger, of which approximately 3,504,241 shares of Coram Common Stock will be held by the Restricted Holders. Options, warrants and other rights to purchase approximately 3,828,836 shares of Coram Common Stock exercisable within sixty days of April 30, 1994, will be outstanding upon consummation of the Merger. Such Restricted Holders, in aggregate, will hold options to purchase approximately 1,167,934 shares of Coram Common Stock exercisable within sixty days of April 30, 1994.


     In addition, Coram has agreed to, upon demand within three years of the Effective Date made by Restricted Holders (other than persons who will be directors or executive officers of Coram after the Merger) holding 5% or more of the aggregate number of shares of Coram issued in the Merger, register the sale or other distribution of shares Coram Common Stock held by such holders as soon as practicable. Such demand may be made only one time by such Restricted Holders (except that Messrs. Kaufman, Levinson and Fine may, acting jointly, demand an additional registration no earlier than six months following the first demand registration in the event that none of Messrs. Kaufman, Levinson and Fine participate in the first demand registration or in the event that any of such persons was unable to include in such registration all of his shares of Coram Common Stock which he requested to be registered therein).

     If Coram shall, at any time up until three years after the Effective Date, propose the registration under the Securities Act (other than a registration on Form S-8 or Form S-4) of any offering of Coram Common Stock, Coram shall give notice of such registration to the Restricted Holders having registration rights and allow such holders to include their shares of Coram Common Stock in such registration (subject to any reduction advised by Coram's investment banking firm as necessary to ensure the orderly sale and distribution of shares of Coram Common Stock being offered by Coram.

          OPERATION, MANAGEMENT AND BUSINESS OF CORAM AFTER THE MERGER

BUSINESS OF CORAM


     From and after the Effective Time, each of T2, Curaflex, HealthInfusion and Medisys will operate as wholly owned subsidiaries of Coram. Coram will consolidate the operations of each of the constituent companies in order to take advantage of efficiencies presented by the combination and to provide cost-effective, nationwide coverage using the companies' existing facilities. Coram expects that decisions as to the continuing employment of T2, Curaflex, HealthInfusion and Medisys officers and employees, and the continuing operation of business at each company's facilities, will be made on a case-by-case basis after the consummation of the Merger based upon Coram's evaluation of the combined operations of the four companies. See "Business of Curaflex -- Description of Business," "Business of HealthInfusion -- Description of HealthInfusion" and "Business of Medisys -- Description of Business."


MANAGEMENT OF CORAM

     Executive Officers. Pursuant to the terms and conditions of the Merger Agreement, from and after the Effective Time, the following individuals will be executive officers of Coram:


    EXECUTIVE OFFICER      AGE       POSITION WITH CORAM          PRESENT POSITION
    -----------------      ---       -------------------          ----------------
James M. Sweeney           51      Chief Executive Officer         Self-employed
Charles A. Laverty         48      Senior Executive Vice           Chairman of the
                                   President                       Board, President and
                                                                   Chief Executive
                                                                   Officer of Curaflex
Miles E. Gilman            36      Executive Vice President        Chief Executive
                                                                   Officer, President
                                                                   and a Director of
                                                                   HealthInfusion
Norman H. Werthwein        49      Acting Chief Financial Officer  Chief Financial
                                                                   Officer and Senior
                                                                   Vice President of
                                                                   Curaflex
William J. Brummond        42      Vice President                  Chief Executive
                                                                   Officer and a
                                                                   Director of Medisys
John T. Gallatin           43      Vice President                  Executive Vice
                                                                   President of T2
John D. Hirsch, M.D.       46      Physician Advisory Director     Director of Medisys
                                                                   and Medical Director
                                                                   of American Home
                                                                   Therapies, Inc., a
                                                                   subsidiary of
                                                                   Medisys

     John T. Gallatin joined T2 as an Executive Vice President on October 1, 1991. Mr. Gallatin had previously served as the Southeast Area Vice President of Caremark International, Inc. (which, at that time, was a division of Baxter Healthcare) from 1986 to 1991. Before joining Caremark International, Inc. in 1986, he served as the Vice President of Baxter Healthcare's Alternate Site Group in the Southeast Area from 1985 to 1986, served as the Director of National Accounts for Continue Care, Inc., the home infusion division of American Hospital Supply, Inc. from 1984 to 1985, and held various other sales and management positions with American Hospital Supply, Inc. between 1977 and 1984.

     For more information concerning each of the other proposed executive officers of Coram, see "Management of Coram -- Directors," "Management of Curaflex," "Management of HealthInfusion" and "Management of Medisys."

     Mr. Laverty will enter into an employment agreement with Coram. All other officers of Coram will hold office at the pleasure of the Board of Directors and until their successors have been duly elected and qualified, unless sooner removed. Any officer may be removed at any time by the Board, subject to any severance rights under employment or severance/non-compete agreements with Coram. See "The
Merger -- Interests of Certain Persons in the Merger."

     Directors. Coram's Board of Directors will be comprised of seven members. The following individuals have been designated as the initial directors of
Coram:


              DIRECTOR                    AGE               PRESENT POSITION
              --------                    ---               ----------------
James M. Sweeney                           51      Self-employed
  (Chairman of the Board)
Tommy H. Carter                            51      Chief Executive Officer, President
  (Vice Chairman of the Board)                     and a Director of T2
Charles A. Laverty                         48      Chairman of the Board, President
                                                   and Chief Executive Officer of
                                                   Curaflex
Miles E. Gilman                            36      Chief Executive Officer, President
                                                   and a Director of HealthInfusion
L. Peter Smith                             45      Director of Medisys
Richard A. Fink                            39      Partner, Brobeck, Phleger &
                                                   Harrison
Stephen G. Pagliuca                        39      Managing Director of Information
                                                   Partners



     In accordance with the terms and conditions of the Merger Agreement, Mr. Laverty has been designated as a Coram director by Curaflex, Mr. Gilman has been designated as a Coram director by HealthInfusion, Mr. Smith has been designated as a Coram Director by Medisys, and Messrs. Carter, Sweeney, Fink and Pagliuca have been designated as Coram directors by T2.


     Mr. Sweeney was the Chairman and Chief Executive Officer of McGaw, Inc., and served as a member of the Board of Directors of McGaw, Inc. from October 1990 until he resigned effective February 7, 1994. From February 1988 to October 1990, Mr. Sweeney was the Chairman and Chief Executive Officer of CarePartners, Inc., a provider of patient monitoring services and home therapies. Mr. Sweeney was the founder of Caremark, Inc., the largest home infusion therapy company in the United States, and served as its Chairman and Chief Executive Officer from June 1979 to February 1988.

     Tommy H. Carter has been Chief Executive Officer, President and Director of T2 since September 15, 1993. Prior to that time, Mr. Carter, a co-founder of T2, served as President of T2 from 1984 to October 1, 1988 and a Director from 1984 to 1990. Mr. Carter came out of retirement to assume the duties of President and Chief Executive Officer on September 14, 1993. From November 1978 to May 1984, Mr. Carter served in various capacities with Kendall McGaw Corporation, a manufacturer of intravenous fluids and equipment, including Regional Manager, National Sales Administration Manager, and Vice President of Sales and Marketing for the United States.

     Mr. Fink has been Managing Partner of the Orange County, California office of Brobeck, Phleger & Harrison, a California-based law firm, since October 1987.


     Mr. Pagliuca founded Information Partners, a venture capital and management buyout company based in Boston, Massachusetts, in 1989 and has been Managing Director since that time, focusing on health care and information industry private equity investment opportunities. Prior to 1989, Mr. Pagliuca was a partner at Bain & Company, a management consulting firm based in Boston, Massachusetts, where he managed significant client relationships in the health care and information industries.


     John D. Hirsch, M.D. will serve as Coram's Physician Advisory Director. As such, he and Mr. Carter will be responsible for overseeing physician relations and medical affairs for Coram. Dr. Hirsch will participate in Coram Board of Director meetings, but will not be a voting member of the Board.

     For information on each of the designated directors of Coram who presently are directors or executive officers of Curaflex, HealthInfusion or Medisys, see "Management of Curaflex," "Management of HealthInfusion" and "Management of Medisys."

CORAM PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to Curaflex, HealthInfusion, Medisys and T2 with respect to certain principal stockholders of Curaflex, HealthInfusion, Medisys and T2 Common Stock as of February 28, 1994, as adjusted to reflect the consummation of the Merger (assuming that none of the individuals or entities listed below who hold HealthInfusion Common Stock exercise their right to dissent from the Merger), by (1) each person who is projected to own beneficially more than 5% of the outstanding shares of Coram Common Stock, (2) each of Coram's designated directors, (3) each of Coram's designated executive officers and (4) all of Coram's designated directors and executive officers as a group.


                                                              SHARES TO BE      PERCENT TO BE
        5% STOCKHOLDERS, DIRECTORS, EXECUTIVE OFFICERS, AND   BENEFICIALLY      BENEFICIALLY
            DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP         OWNED(1)          OWNED(1)
        ----------------------------------------------------  -------------     -------------
        Miles E. Gilman(2)..................................      336,037            *
        Charles A. Laverty(3)...............................      180,883            *
        L. Peter Smith(4)...................................       59,721            *
        Tommy H. Carter(5)..................................       77,587            *
        James M. Sweeney(6).................................            0           0.0
        Norman H. Werthwein(7)..............................       21,875            *
        William J. Brummond(8)..............................       79,280            *
        John T. Gallatin(9).................................       46,367            *
        John D. Hirsch, M.D.................................      517,748           1.3
        Richard A. Fink(10).................................            0           0.0
        Stephen G. Pagliuca(11).............................            0           0.0
        All officers and directors as a group
          (11) persons)(12).................................    1,274,633           3.1


- ---------------

 *  Less than 1%

 (1) Except as indicated in the footnotes to this table and pursuant to community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Coram Common Stock.

 (2) Includes 38,553 shares subject to options that are fully exercisable.


 (3) Includes 121,335 shares subject to options that will be exercisable within sixty days of April 30, 1994. Does not include 100,000 shares subject to an option that will be granted to Mr. Laverty on December 1, 1994, which option will be immediately exercisable.



 (4) Includes 810 shares subject to options that will be exercisable within 60 days of April 30, 1994. Does not include 75,000 shares subject to an option that will be granted to Mr. Smith on December 1, 1994, which option will vest as to 25% of the option shares upon his completion of one year of Board service measured from the Effective Time and will vest as to the balance of the option shares in a series of successive equal monthly installments upon his completion of each additional month of Board service over the next thirty-six (36) months thereafter.



 (5) Does not include 94,500 shares subject to an option that will be granted to Mr. Carter on September 1, 1994, which option will vest in three equal and successive annual installments over Mr. Carter's continued period of service with Coram and which is being granted to Mr. Carter in cancellation of his existing contractual right to receive an option grant for 150,000 shares of T2 Common Stock in September 1994.



 (6) Does not include 3,000,000 shares subject to an option that will be granted to Mr. Sweeney on December 1, 1994, which option will vest as to 25% of the option shares upon his completion of one year of service with Coram measured from the Effective Time and will vest as to the balance of the option shares in a series of successive equal monthly installments upon his completion of each additional month of service with Coram over the next thirty-six (36) months thereafter.


 (7) Includes 20,812 shares subject to options that will be exercisable within 60 days of April 30, 1994.



 (8) Includes 19,440 shares subject to options that will be exercisable within 60 days of April 30, 1994.


 (9) Includes 46,200 shares subject to options that are fully exercisable.


(10) Does not include 75,000 shares subject to an option that will be granted to Mr. Fink on December 1, 1994, which option will vest as to 25% of the option shares upon his completion of one year of Board service measured from the Effective Time and will vest as to the balance of the option shares in a series of successive equal monthly installments upon his completion of each additional month of Board service over the next thirty-six (36) months thereafter.



(11) Does not include 75,000 shares subject to an option that will be granted to Mr. Pagliuca on December 1, 1994, which option will vest as to 25% of the option shares upon his completion of one year of Board service measured from the Effective Time and will vest as to the balance of the option shares in a series of successive equal monthly installments upon his completion of each additional month of Board service over the next thirty-six (36) months thereafter.



(12) Includes 247,150 shares subject to options that will be exercisable within sixty days of April 30, 1994. Does not include an aggregate of 3,419,500 shares subject to options that will be granted to Mr. Sweeney, Mr. Laverty and all non-employee directors of Coram upon consummation of the Merger, which options will vest as described above in footnotes (3), (4), (5), (6),
     (10) and (11).


     For more information, see "Curaflex Principal Stockholders,"
"HealthInfusion Principal Shareholders" and "Medisys Principal Stockholders."

DESCRIPTION OF CAPITAL STOCK OF CORAM

     The authorized capital stock of Coram consists of 75,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value.

     Common Stock. The holders of Coram Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Coram Common Stock have no cumulative voting rights in the election of directors. Subject to the prior rights of holders of preferred stock of Coram which may be issued, the holders of Coram Common Stock are entitled to dividends, when and if declared by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of Coram the holders of Coram Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of Coram Common Stock have no preemptive rights and have no right to convert Coram Common Stock into any other securities. All shares of Coram Common Stock issued pursuant to the Merger will be when issued, fully paid and nonassessable.

     Preferred Stock. The Board of Directors has the authority, without further stockholder approval, to issue authorized but unissued shares of preferred stock in one or more series and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Such issuance of preferred stock may adversely affect, among other things, the voting rights of existing stockholders. Coram has no present plans to issue any shares of preferred stock.

     Certain Provisions of the Certificate of Incorporation and Bylaws. Under the Certificate, after giving effect to the issuance of shares contemplated in the Merger and accounting for shares reserved for issuance pursuant to the Merger, the Coram 1994 Stock Option/Stock Issuance Plan and the Coram Employee Stock Purchase Plan, there will be an aggregate of approximately 21,519,179 authorized but unissued and unreserved shares of Coram Common Stock and an aggregate of 10,000,000 authorized but unissued and unreserved shares of preferred stock. These additional authorized shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and to finance corporate acquisitions. Except pursuant to the Merger and certain Derivative Securities described in this Joint Proxy State-ment/Prospectus, Coram currently has no plans to issue additional shares of Coram Common Stock or its preferred stock. However, one of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Coram by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Coram's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Coram without any further action by the stockholders of Coram.

LISTING OF CORAM COMMON STOCK

     Application has been made to list Coram Common Stock on the New York Stock Exchange under the symbol "CRH."

TRANSFER AGENT

     Bank of Boston will act as transfer agent for Coram Common Stock following consummation of the Merger.

                          PRICE RANGE OF COMMON STOCK

MARKET FOR T2 COMMON STOCK AND RELATED STOCKHOLDER MATTERS


     As of May 12, 1994, T2 Common Stock was held by approximately 2,857 record owners. T2's shares are currently listed and traded on the NYSE under the symbol TSQ. Prior to August 14, 1992, T2's shares were quoted on The Nasdaq National Market. The following table sets forth the high and low closing bid quotations for T2 Common Stock prior to August 14, 1992, as quoted on The Nasdaq National Market, and the high and low sale prices per share of T2 Common Stock from and after August 14, 1992, as reported by the NYSE for the periods indicated.



                                                                            HIGH     LOW
                                                                           ------   ------
    FISCAL YEAR 1992
    First Quarter ended December 31, 1991................................  $57.75   $29.50
    Second Quarter ended March 31, 1992..................................  $67.25   $40.75
    Third Quarter ended June 30, 1992....................................  $43.13   $19.88
    Fourth Quarter ended September 30, 1992(1)...........................  $31.13   $18.25
    FISCAL YEAR 1993
    First Quarter ended December 31, 1992................................  $27.25   $18.88
    Second Quarter ended March 31, 1993..................................  $25.75   $15.13
    Third Quarter ended June 30, 1993....................................  $16.88   $10.00
    Fourth Quarter ended September 30, 1993..............................  $16.75   $ 5.50
    FISCAL YEAR 1994
    First Quarter ended December 31, 1993................................  $ 7.88   $ 6.00
    Second Quarter ended March 31, 1994..................................  $10.88   $ 7.25
    Third Quarter (to May 25, 1994)......................................  $11.63   $ 8.75


- ---------------

(1) Data for T2 Common Stock for the fourth fiscal quarter of its fiscal year ended September 3, 1992 represents (a) the greater of the high sales price per share on The Nasdaq National Market prior to August 14, 1992 and on the NYSE thereafter and (b) the lesser of the low sales price per share on The Nasdaq National Market prior to August 14, 1992 and on the NYSE thereafter.

     Dividends. Prior to September 1992, T2 did not pay dividends on a regular basis. Since then, T2 has paid regular quarterly dividends of $0.025 per share, and T2 intends to continue paying dividends in the event the Merger is not consummated. T2's continued payment of regular quarterly dividends if the Merger is not consummated, will, however, depend upon the consideration of factors including, but not limited to, the earnings and financial condition of T2, considered relevant by T2's Board of Directors.

     T2 Shares Eligible For Future Sale. As of April 30, 1994, T2 had 41,172,567 shares of Common Stock outstanding (excluding 2,978,282 shares outstanding held by wholly owned subsidiaries of the Company and accounted for as retired shares). Of these shares, 7,618,112 shares are not currently freely tradeable in the public market as a result of limitations imposed by law or contract between the holders thereof and T2 (collectively, "Restricted Shares"). As of April 30, 1994, 2,866,628 of such Restricted Shares were restricted by contract and 4,751,484 of such Restricted Shares were restricted as a result of limitations imposed by law. The Restricted Shares were generally issued by T2 in connection with various acquisitions. Except for shares held by certain affiliates of Coram, any Restricted Shares restricted by securities laws (but not by contract) will become freely tradeable upon consummation of the Merger under Rule 145 of the Securities Act. See "The Merger -- Resale of Coram Common Stock and Registration Rights."


     In connection with T2's review of applicable laws and regulations and in response to health care reform policies, T2 has reviewed the relationships it has with physicians who hold Restricted Shares. Among the alternatives currently being reviewed were: (i) a one time release or staggered release of all Restricted Shares that are restricted by contract; (ii) a public offering of some or all of the Restricted Shares whose transferability are restricted by operation of the securities laws; or (iii) an underwritten public offering of some or all of the Restricted Shares. T2 management believes that removing all restrictions on transferability of the Restricted Shares may assist T2 in removing any negative perceptions associated with the numbers of shares of T2 common stock held by physicians, and better position T2 within the "safe harbors" associated with the fraud and abuse provisions of the Medicare statute. Consummation of the proposed Merger and the resulting conversion of shares of T2 Common Stock into shares of Coram Common Stock would remove virtually all of the restrictions on the transferability of the Restricted Shares that were imposed by operation of the securities laws. In addition, T2 anticipates that, on or about consummation of the proposed Merger, T2 will release all contractual restrictions imposed on the Restricted Shares.

MARKET FOR CURAFLEX COMMON STOCK AND RELATED STOCKHOLDER MATTERS


     As of May 25, 1994, Curaflex Common Stock was held by approximately 785 record owners. Curaflex's shares are quoted on The Nasdaq National Market under the symbol CFLX. The following table sets forth the high and low sale prices per share of Curaflex Common Stock as reported by The Nasdaq National Market for the periods indicated.



                                                                      HIGH           LOW
                                                                     ------         ------
    1992
    Initial Public Offering on March 19, 1992......................                 $13.00
    First Quarter..................................................  $14.75         $13.00
    Second Quarter.................................................  $14.50         $ 9.50
    Third Quarter..................................................  $11.50         $ 7.50
    Fourth Quarter.................................................  $ 8.50         $ 4.25
    1993
    First Quarter..................................................  $ 9.50         $ 5.63
    Second Quarter.................................................  $ 6.75         $ 4.75
    Third Quarter..................................................  $ 7.00         $ 5.06
    Fourth Quarter.................................................  $ 7.00         $ 4.88
    1994
    First Quarter..................................................  $ 6.13         $ 3.88
    Second Quarter (to May 25, 1994)...............................  $ 5.50         $ 4.25



     Dividends. Curaflex has not declared or paid any cash dividends on its Common Stock during the periods presented. However, Clinical Homecare Ltd., with which Curaflex consummated a stock-for-stock merger in March, 1993, accounted for as a pooling of interests, paid dividends of $.31, $.75 and $.13 per share on its redeemable preferred stock in 1991, 1992 and 1993, respectively. In the event the Merger is not consummated, Curaflex does not anticipate that any dividends will be paid on Curaflex Common Stock in the foreseeable future.

MARKET FOR HEALTHINFUSION COMMON STOCK AND RELATED STOCKHOLDER MATTERS


     As of May 12, 1994, HealthInfusion Common Stock was held by approximately 815 record owners. HealthInfusion's shares are quoted on The Nasdaq National Market under the symbol HINF. The following table sets forth the high and low sales prices per share of HealthInfusion Common Stock as reported by The Nasdaq National Market for the periods indicated. All price data for HealthInfusion Common Stock has been restated for the 50% stock dividend (treated as a stock split) paid to HealthInfusion shareholders of record on November 29, 1991.


                                                                      HIGH           LOW
                                                                     ------         ------
    1991
    First Quarter..................................................  $11.33         $ 5.17
    Second Quarter.................................................  $11.83         $ 8.17
    Third Quarter..................................................  $15.00         $ 8.67
    Fourth Quarter.................................................  $27.00         $12.83


    1992
    First Quarter..................................................  $28.00         $17.50
    Second Quarter.................................................  $19.25         $10.00
    Third Quarter..................................................  $13.75         $ 8.75
    Fourth Quarter.................................................  $12.50         $ 7.50
    1993
    First Quarter..................................................  $11.75         $ 7.25
    Second Quarter.................................................  $ 9.50         $ 6.38
    Third Quarter..................................................  $ 7.63         $ 5.50
    Fourth Quarter.................................................  $ 8.13         $ 5.75
    1994
    First Quarter..................................................  $ 7.38         $ 5.50
    Second Quarter (to May 25, 1994)...............................  $ 7.63         $ 5.86



     Dividends. HealthInfusion has not declared or paid any cash dividends on HealthInfusion Common Stock and in the event the Merger is not consummated, does not anticipate that any dividends will be paid in the foreseeable future. HealthInfusion is restricted from paying cash dividends under its bank credit facility.


MARKET FOR MEDISYS COMMON STOCK AND RELATED STOCKHOLDER MATTERS


     As of May 12, 1994, Medisys Common Stock was held by approximately 410 record owners. On April 25, 1991, Medisys completed a merger with a publicly held company and, as a result, Medisys Common Stock began trading in the over-the-counter market. From June 6, 1991, through December 10, 1991, bid and asked prices for Medisys Common Stock were quoted on the National Association of Securities Dealers Automated Quotation System under the symbol MEDS. Since December 11, 1991, Medisys Common Stock has traded on The Nasdaq National Market.

     The following table sets forth, for the periods indicated, the high and low closing bid quotations for periods prior to December 11, 1991, as reported by Metro Data Company (for periods prior to June 6, 1991) or the National Association of Securities Dealers, Inc., and the high and low sales prices per share for periods from and after December 11, 1991, for Medisys Common Stock on The Nasdaq National Market. Medisys Common Stock quotations prior to December 11, 1991, represent bid prices between dealers, do not include retail mark-ups, mark downs or commissions and do not necessarily represent actual transactions.


                                                                           HIGH       LOW
                                                                          ------     -----
    1991
    Second Quarter(1)(2)................................................  $ 5.50     $4.50
    Third Quarter(2)....................................................  $ 6.25     $4.50
    Fourth Quarter(3)...................................................  $ 8.50     $6.13
    1992
    First Quarter.......................................................  $11.75     $7.50
    Second Quarter......................................................  $ 8.75     $6.25
    Third Quarter.......................................................  $ 8.75     $6.00
    Fourth Quarter......................................................  $ 7.13     $4.75
    1993
    First Quarter.......................................................  $ 7.00     $4.13
    Second Quarter......................................................  $ 4.75     $3.13
    Third Quarter.......................................................  $ 5.75     $3.63
    Fourth Quarter......................................................  $ 5.75     $3.00
    1994
    First Quarter.......................................................  $ 4.06     $2.94
    Second Quarter (to May 25, 1994)....................................  $ 4.00     $2.88


- ---------------

(1) Data for Medisys Common Stock for Second Quarter 1991 includes trading data from and after April 25, 1991, the date that Medisys became a public company through completion of a merger with a publicly held company

(2) Data for Medisys Common Stock for Second Quarter and Third Quarter 1991 represent high and low closing bid quotations.

(3) Data for Medisys Common Stock for Fourth Quarter 1991 represent (a) the greater of the high closing bid quotation prior to December 11, 1991, and the high sales price per share from and after December 11, 1991, and (b) the lesser of the low closing bid quotation prior to December 11, 1991, and the low sales price per share from and after December 11, 1991.

     Dividends. Medisys has never paid cash dividend on any of its securities. In the event the Merger is not consummated, Medisys currently intends to retain any earnings for use in its operations and does not anticipate paying cash dividends in the foreseeable future. Under Medisys' bank credit agreement, Medisys may not declare a dividend in any calendar year greater than 25% of Medisys' net income in such year. In addition, Medisys is not permitted to pay any dividends if Medisys is in default under such agreement or if an event of default would result from the payment of such dividends.

                    UNAUDITED PRO FORMA CAPITALIZATION AND
                    CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma financial data presents the unaudited pro forma capitalization of Coram at March 31, 1994, giving effect to the Merger of wholly-owned subsidiaries of Coram with and into T2, Curaflex, HealthInfusion and Medisys as if the Merger were consummated on that date, and the Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 1994, giving effect to the Merger of T2, Curaflex, HealthInfusion and Medisys into Coram as if the Merger were consummated on that date, using the pooling-of-interests method of accounting. Also presented are the Unaudited Pro Forma Condensed Combined Statements of Operations for the fiscal years ended December 31, 1991, 1992, 1993 and the three months ended March 31, 1993 and 1994, after giving effect to the Merger as if it were consummated on January 1, 1991. The pro forma results of operations for the year ended December 31, 1993 have been adjusted to give effect to acquisitions which were completed during 1993 as if those acquisitions had occurred on January 1, 1993. The pro forma data is based on the historical consolidated financial statements of T2, the historical restated consolidated financial statements of Curaflex, the historical consolidated financial statements of HealthInfusion and the historical supplemental consolidated financial statements of Medisys giving effect to the transactions under the assumptions and adjustments outlined in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.


     The results of operations of the companies acquired in 1993 for the period from January 1, 1993 to the acquisition date were derived from unaudited financial statements.


     The unaudited pro forma condensed combined financial statements are provided for comparative purposes only. They do not purport to be indicative of the results that actually would have occurred if the Merger and acquisitions had been consummated on the dates indicated or which may be obtained in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes thereto, the audited consolidated financial statements of T2 and the related notes thereto incorporated by reference herein, the audited consolidated financial statements of Curaflex and the related notes thereto contained elsewhere herein, the audited consolidated financial statements of HealthInfusion and the related notes thereto contained elsewhere herein and the audited consolidated financial statements of Medisys and the related notes thereto contained elsewhere herein.


                  UNAUDITED PRO FORMA CAPITALIZATION OF CORAM


                                 MARCH 31, 1994


     The following table represents the unaudited pro forma capitalization of Coram following consummation of the Merger.


                                                                  PRO FORMA
                 ITEM                              HISTORICAL    AS ADJUSTED
                 ----                             ------------   ------------
Current maturities of long term debt............. $ 56,229,500   $ 56,229,500
                                                  ============   ============
Long-term debt, excluding current portion........ $ 16,096,000   $ 16,096,000
                                                  ------------   ------------
Stockholders' equity:
  Common Stock, par value $0.001 per share,
     75,000,000 shares authorized................      652,800         38,400(1)
  Preferred Stock, par value $0.001 per
     share, 10,000,000 shares authorized.........           --             --
  Additional paid-in capital.....................  334,908,600    335,523,000
  Retained earnings..............................  113,182,000     99,182,000
  Less: Treasury stock and stock purchase note...     (864,500)      (864,500)
                                                  ------------   ------------
Total Stockholders' Equity.......................  447,878,900    433,878,900
                                                  ------------   ------------
Total Capitalization............................. $463,974,900   $449,974,900
                                                  ============   ============

- ---------------

(1) Excluding approximately 3,828,836 shares of Coram Common Stock subject to outstanding warrants, options and other rights to purchase Coram Common Stock at a weighted average exercise price of $27.65 per share that will be assumed by Coram and were outstanding at March 31, 1994. Also excludes an aggregate of 3,400,000 shares subject to options that will be granted to Mr. Sweeney, Mr. Laverty and all non-employee directors of Coram following consummation of the Merger.

                          CORAM HEALTHCARE CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET


                                MARCH 31, 1994

                                     ASSETS

                                                      HISTORICAL                                         PRO FORMA
                             ------------------------------------------------------------  ----------------------------------------
                                  T2         CURAFLEX                                      ADJUSTMENTS                    CORAM
                                MEDICAL       HEALTH       HEALTHINFUSION,                  INCREASE     ADJUSTMENTS    HEALTHCARE
                                  INC.     SERVICES, INC.        INC.       MEDISYS, INC.  (DECREASE)     REFERENCE        INC.
                             ------------  --------------  --------------   -------------  ------------  ------------  ------------
Cash and cash equivalents... $ 21,752,800   $  2,856,000     $ 1,449,500     $   669,200   $         --                $ 26,727,500
Investments.................   28,075,900             --              --              --             --                  28,075,900
Accounts receivable, net....   44,392,700     31,017,100      28,392,000      14,786,100             --                 118,587,900
Note receivable.............           --        421,400              --              --             --                     421,400
Due from affiliates.........           --             --          56,200              --             --                      56,200
Inventory...................    5,805,400      2,640,800       1,590,400       1,881,400             --                  11,918,000
Prepaid expenses............    2,230,400      1,567,200              --              --             --                   3,797,600
Income tax receivable.......    4,275,100             --         224,100              --             --                   4,499,200
Deferred income taxes.......           --             --       1,145,700         169,100             --                   1,314,800
Other current assets........           --        240,800       1,460,800       1,284,400             --                   2,986,000
                             ------------   ------------     -----------     -----------   ------------                ------------
    Total current assets....  106,532,300     38,743,300      34,318,700      18,790,200             --                 198,384,500
Equipment, furniture, and
  fixtures, net.............   23,527,600     11,607,600       4,685,800       2,427,500             --                  42,248,500
Joint ventures and other
  assets....................   13,934,600     10,693,800       2,645,500             --              --                  27,273,900
Deferred income taxes.......          --             --              --              --              --                         --
Goodwill, net...............  179,140,900     50,432,700      44,168,800      20,893,100             --                 294,635,500
                             ------------   ------------     -----------     -----------   ------------                ------------
    Total assets............ $323,135,400   $111,477,400     $85,818,800     $42,110,800   $         --                $562,542,400
                             ============   ============     ===========     ===========   ============                ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long
  term debt................. $ 10,167,000   $ 25,913,300     $13,891,300     $ 6,257,900   $         --                $ 56,229,500
  Accounts payable..........    5,340,800      9,134,400       4,032,600       2,490,800             --                  20,998,600
  Accrued compensation......    1,068,300      1,246,300       2,029,600       1,495,200             --                   5,839,400
  Deferred tax liability....    1,653,700             --              --         339,300             --                   1,993,000
  Other accrued liabilities.      273,000      2,800,300         421,500              --     14,000,000     (a)(i)       17,494,800
                             ------------   ------------     -----------     -----------   ------------                ------------
    Total current
      liabilities...........   18,502,800     39,094,300      20,375,000      10,583,200     14,000,000                 102,555,300
Long term debt, less
  current portion...........    2,107,000      5,182,600       8,806,400              --            --                   16,096,000
Deferred income taxes.......      678,900             --         699,800         585,200            --                    1,963,900
Other liabilities...........    1,296,800             --              --              --            --                    1,296,800
Minority interest...........    6,348,900        289,600          73,400          39,600            --                    6,751,500
Stockholders' equity:
  Common stock..............      411,500         15,000          99,400         126,900       (652,800)    (a)(ii)
                                                                                                 38,400     (a)(ii)          38,400
  Additional paid-in capital  158,073,100    107,615,600      41,717,300      27,502,600   (334,908,600)    (a)(ii)
                                                                                            335,523,000     (a)(ii)     335,523,000
  Retained earnings
    (deficit)...............  135,716,400    (39,855,200)     14,047,500       3,273,300    (14,000,000)    (a)(i)       99,182,000
    Less:
      Treasury stock........           --         (5,000)             --              --             --                      (5,000)
      Stock purchase note...           --       (859,500)             --              --             --                    (859,500)
                             ------------   ------------     -----------     -----------   ------------                ------------
    Total stockholders'
      equity................  294,201,000     66,910,900      55,864,200      30,902,800    (14,000,000)                433,878,900
                             ------------   ------------     -----------     -----------   ------------                ------------
    Total liabilities and
      stockholders' equity.. $323,135,400   $111,477,400     $85,818,800     $42,110,800   $         --                $562,542,400
                             ============   ============     ===========     ===========   ============                ============

         The accompanying notes are an integral part of the pro forma combined financial statements.

                           CORAM HEALTHCARE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS


                   FOR THE THREE MONTHS ENDED MARCH 31, 1994



                                                  HISTORICAL                                                 PRO FORMA
                        --------------------------------------------------------------    ----------------------------------------
                             T2          CURAFLEX                                         ADJUSTMENTS
                           MEDICAL        HEALTH        HEALTHINFUSION,                    INCREASE     ADJUSTMENTS
                             INC.      SERVICES, INC.         INC.        MEDISYS, INC.   (DECREASE)     REFERENCE        CORAM
                        ------------   --------------   --------------    ------------    ----------    -----------  -------------
Net revenue...........  $ 58,209,300     $24,974,000      $ 16,373,900     $13,507,600    $       --                  $113,064,800
Cost of revenue.......    37,449,200      15,778,600        10,960,900       9,097,000            --                    73,335,700
                        ------------     -----------      ------------     -----------    ----------                  ------------
    Gross margin......    20,710,100       9,195,400         5,413,000       4,410,600            --                    39,729,100
Selling, general
  and administrative
  expense.............    10,520,700       8,940,400         2,974,700       3,454,200                                  25,890,000
Provision for
  estimated
  uncollectable
  accounts receivable.     2,580,900       1,384,700           505,300         261,000                                   4,731,900
Merger expenses.......            --              --                --              --                                          --
Restructuring
  charge..............            --              --                --              --                                          --
                        ------------     -----------      ------------     -----------    ----------                  ------------
    Operating
      income..........     7,608,500       1,129,700         1,933,000         695,400            --                     9,107,200
Interest income.......       617,500          76,500            18,300           2,900            --                       715,200
Interest expense......      (155,600)       (564,600)         (361,600)        (85,700)                                 (1,167,500)
Other income..........       106,400          11,600           (19,900)        (21,400)           --                        76,700
Minority interest
  in net income.......    (2,472,900)        (89,700)          156,100              --            --                    (2,406,500)
Equity in net income
  of unconsolidated
  joint ventures......       169,600         105,300                --              --            --                       274,900
                        ------------     -----------      ------------     -----------    ----------                  ------------
    Income before
      taxes,
     extraordinary
      items and
      cumulative
      effect of
      accounting
      change..........     5,873,500      (1,590,600)        1,725,900         591,200            --                     6,600,000
Provision for
  income taxes........     2,617,500              --           763,400         314,000      (668,100)         b(iv)      3,026,800
                        ------------     -----------      ------------     -----------    ----------                  ------------
    Income from
      continuing
      operations
      before
     extraordinary
      items and
      cumulative
      effect of
      accounting
      change..........  $  3,256,000     $(1,590,600)     $    962,500     $   277,200    $  668,100                  $  3,573,200
                        ============     ===========      ============     ===========    ==========                  ============
Primary income per
  common share
  from continuing
  operations
  before extraordinary
  items and cumulative
  effect of accounting
  change..............  $       0.08     $     (0.11)     $       0.10     $       .02                               $        0.09
                        ============     ===========      ============     ===========                               =============
Fully diluted
  income per
  common share
  from continuing
  operations before
  extraordinary
  items and cumulative
  effect of accounting
  change..............  $       0.08     $     (0.11)     $       0.10     $       .02                               $        0.09
                        ============     ===========      ============     ===========                               =============
Weighted average
  common and
  common equivalent
  shares outstanding
  used in primary per
  share calculation...    41,187,300      14,985,500        10,035,700      12,487,000    (40,237,000)         b(i)
                                                                                              158,200          b(ii)    38,616,700
                        ============     ===========      ============     ===========    ===========                =============
Weighted average
  common and
  common equivalent
  shares outstanding
  used in fully
  diluted per share
  calculation.........    41,187,300      14,985,500        10,035,700      12,777,000    (40,456,500)         b(i)
                                                                                              158,200          b(ii)    38,687,200
                        ============     ===========      ============     ===========    ===========                =============


The accompanying notes are an integral part of the pro forma combined financial statements.

                          CORAM HEALTHCARE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS


                   FOR THE THREE MONTHS ENDED MARCH 31, 1993



                                                                                                      PRO FORMA
                                             HISTORICAL                              --------------------------------------------
                   ---------------------------------------------------------------   ADJUSTMENTS
                    T2 MEDICAL    CURAFLEX HEALTH   HEALTHINFUSION,                   INCREASE     ADJUSTMENTS        CORAM
                       INC.       SERVICES, INC.         INC.        MEDISYS, INC.   (DECREASE)     REFERENCE    HEALTHCARE, INC.
                   ------------   ---------------   --------------   -------------   -----------   -----------   ----------------
Net revenue......  $ 67,670,400     $20,595,600       $12,979,200     $12,170,400    $       --                    $113,415,600
Cost of
  revenue........    35,245,600      11,148,400        8,303,100        7,905,100            --                      62,602,200
                   ------------   ---------------   --------------   -------------   -----------                 ----------------
      Gross
        margin...    32,424,800       9,447,200        4,676,100        4,265,300            --                      50,813,400
Selling, general
  and
  administrative
  expense........     8,342,300       7,068,400        1,922,600        3,122,200                                    20,455,500
Provision for
  estimated
  uncollectable
  accounts
  receivable.....     7,066,800       1,160,700          398,200          145,800                                     8,771,500
Merger
  expenses.......            --       2,310,000               --               --                                     2,310,000
Restructuring
  charge.........            --       1,600,000               --               --                                     1,600,000
                   ------------   ---------------   --------------   -------------   -----------                 ----------------
      Operating
        income...    17,015,700      (2,691,900)       2,355,300          997,300            --                      17,676,400
Interest
  income.........       817,900         307,300            5,200            5,800            --                       1,136,200
Interest
  expense........      (352,700)       (184,600)        (241,100)         (18,000)                                     (796,400)
Other income.....      (290,600)         75,100               --            9,100            --                        (206,400)
Minority interest
  in net income..    (1,463,200)       (205,200)         (11,500)              --            --                      (1,679,900)
Equity in net
  income of
  unconsolidated
  joint
  ventures.......       212,400         (74,600)              --               --            --                         137,800
                   ------------   ---------------   --------------   -------------   -----------                 ----------------
      Income
        before
        taxes,
    extraordinary
        items and
       cumulative
        effect of
       accounting
        change...    15,939,500      (2,773,900)       2,107,900          994,200            --                      16,267,700
Provision for
  income taxes...     5,677,900        (871,000)         861,000          206,700       749,800        b(iii)         6,624,400
                   ------------   ---------------   --------------   -------------   -----------                 ----------------
      Income from
       continuing
       operations
        before
    extraordinary
        items and
       cumulative
        effect of
       accounting
        change...  $ 10,261,600     $(1,902,900)      $1,246,900      $   787,500    $ (749,800 )                  $  9,643,300
                    ===========   ==============    =============    ============    ===========                 ==============
Primary income
  per common
  share from
  continuing
  operations
  before
  extraordinary
  items and
  cumulative
  effect of
  accounting
  change.........  $       0.25     $     (0.15)      $     0.13      $      0.06                                  $       0.26
                    ===========   ==============    =============    ============                                ==============
Fully diluted
  income per
  common share
  from continuing
  operations
  before
  extraordinary
  items and
  cumulative
  effect of
  acounting
  change.........  $       0.25     $     (0.15)      $     0.13      $      0.06                                  $       0.26
                    ===========   ==============    =============    ============                                ==============
Weighted average
  common and
  common
  equivalent
  shares
  outstanding
  used in primary
  per share
  calculation....    40,664,500      12,600,300        9,693,100       12,231,000    (38,069,300)        b(i)
                                                                                        174,800         b(ii)        37,294,400
                    ===========   ==============    =============    ============    ===========                 ==============
Weighted average
  common and
  common
  equivalent
  shares
  outstanding
  used in fully
  diluted per
  share              40,664,500      12,600,300       10,650,100       13,108,000    (39,262,500)        b(i)
  calculation....                                                                       174,800         b(ii)        37,935,200
                    ===========   ==============    =============    ============    ===========                 ==============


The accompanying notes are an integral part of the pro forma combined financial statements.

                          CORAM HEALTHCARE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1993

                          HISTORICAL       PRO FORMA              HISTORICAL
                         ------------   ---------------   --------------------------   ADJUSTMENTS
                         T2 MEDICAL,    CURAFLEX HEALTH   HEALTHINFUSION,  MEDISYS,      INCREASE     ADJUSTMENTS
                             INC.       SERVICES, INC.        INC.          INC.        (DECREASE)     REFERENCE        CORAM
                         ------------   ---------------   ------------   -----------   ------------   ------------   ------------
Net revenue............. $273,199,100     $94,695,200     $ 56,681,800   $51,380,800   $         --                  $475,956,900
Cost of revenue.........  147,550,100      54,825,900       36,666,000    33,367,900             --                   272,409,900
                         ------------   ---------------   ------------   -----------   ------------                  ------------
      Gross margin......  125,649,000      39,869,300       20,015,800    18,012,900             --                   203,547,000
Selling, general and
  administrative
  expense...............   34,414,600      37,187,600       10,665,200    13,934,300             --                    96,201,700
Provision for estimated
  uncollectible accounts
  receivable............   23,273,800       5,619,500        5,658,500     1,003,900             --                    35,555,700
Merger expense..........           --       2,309,900               --       558,200             --                     2,868,100
Restructuring charge....           --       1,600,100               --            --             --                     1,600,100
                         ------------   ---------------   ------------   -----------   ------------                  ------------
      Operating income
         (loss).........   67,960,600      (6,847,800)       3,692,100     2,516,500             --                    67,321,400
Interest income.........    3,239,200         773,700           14,900        15,200             --                     4,043,000
Interest expense........   (1,738,300)     (1,604,300)      (1,046,400)     (189,700)            --                    (4,578,700)
Other income............    6,178,700         326,000               --       278,000             --                     6,782,700
Minority interest in net
  income of consolidated
  joint ventures........   (7,657,400)     (1,018,800)        (153,600)       81,500             --                    (8,748,300)
Equity in net income of
  unconsolidated joint
  ventures..............    1,004,300         360,600               --            --             --                     1,364,900
                         ------------   ---------------   ------------   -----------   ------------                  ------------
      Income (loss) from
         continuing
         operations
         before
         extraordinary
         items and
         cumulative
         effect of
         accounting
         change and
         provision for
         income taxes...   68,987,100      (8,010,600)       2,507,000     2,701,500             --                    66,185,000
Provision for income
  taxes.................   27,519,500        (104,900)       1,386,600     2,049,500      1,420,700    (b)(iii)        32,271,400
                         ------------   ---------------   ------------   -----------   ------------                  ------------
      Income (loss) from
         continuing
         operations
         before
         extraordinary
         items and
         cumulative
         effect of
         accounting
         change......... $ 41,467,600     $(7,905,700)    $  1,120,400   $   652,000   $ (1,420,700)                 $ 33,913,600
                         =============  ==============    =============  ============  ============                  =============
Primary income (loss)
  per common share from
  continuing operations
  before extraordinary
  items and cumulative
  effect of accounting
  change................ $       1.02     $     (0.53)    $        .12   $      0.05                                 $       0.89
                         =============  ==============    =============  ============                                =============
Fully diluted income
  (loss) per common
  share from continuing
  operations before
  extraordinary items
  and cumulative effect
  of accounting
  change................ $       1.02     $     (0.53)    $        .12   $      0.05                                 $       0.89
                         =============  ==============    =============  ============                                =============
Weighted average common
  and common equivalent
  shares
  used in primary per
    share                                                                               (39,675,200)    (b)(i)
  calculation...........   40,675,000      14,785,700        9,718,600    12,403,000        190,200    (b)(ii)         38,097,300
                         =============  ==============    =============  ============  ============                  =============
Weighted average common
  and common equivalent
  shares
  used in fully diluted
    per                                                                                 (40,224,800)    (b)(i)
  share calculation.....   40,675,000      14,785,700        9,718,600    13,129,000        190,200    (b)(ii)         38,273,700
                         =============  ==============    =============  ============  ============                  =============


The accompanying notes are an integral part of the pro forma combined financial statements.

                          CORAM HEALTHCARE CORPORATION
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1992

                                                                                                       PRO FORMA
                                             HISTORICAL                                ------------------------------------------
                 -------------------------------------------------------------------   ADJUSTMENTS
                  T2 MEDICAL    CURAFLEX HEALTH    HEALTHINFUSION,                       INCREASE      ADJUSTMENTS
                     INC.        SERVICES, INC.          INC.         MEDISYS, INC.     (DECREASE)      REFERENCE       CORAM
                 ------------   ----------------   ----------------   --------------   ------------   -------------  ------------
Net revenue....  $250,943,800     $ 75,127,000       $ 49,749,500      $ 23,661,700    $        --                   $399,482,000
Cost of
  revenue......   120,722,400       37,102,300         29,324,000        14,763,700             --                    201,912,400
                 ------------     ------------       ------------      ------------    ------------                  ------------
    Gross
      margin...   130,221,400       38,024,700         20,425,500         8,898,000             --                    197,569,600
Selling,
  general and
 administrative
  expense......    23,181,800       30,698,400          7,564,300         6,936,000             --                     68,380,500
Provision for
  estimated
  uncollectable
  accounts
  receivable...    12,139,300        5,679,000          1,205,400           597,700             --                     19,621,400
Restructuring
  charge.......            --        2,385,300                 --                --             --                      2,385,300
                 ------------     ------------       ------------      ------------    ------------                  ------------
    Operating
      income...    94,900,300         (738,000)        11,655,800         1,364,300             --                    107,182,400
Interest
  income.......     3,194,200        1,252,900             87,600           285,200             --                      4,819,900
Interest
  expense......    (1,554,000)        (705,000)          (857,700)          (41,300)            --                     (3,158,000)
Other income
  (expense)....       506,800          297,700             (9,000)          (32,000)            --                        763,500
Minority
  interest in
  net income of
  consolidated
  joint
  ventures.....    (2,346,000)        (806,300)          (267,300)           47,800             --                     (3,371,800)
Equity in net
  income of
 unconsolidated
  joint
  ventures.....     2,571,200          163,000                 --                --             --                      2,734,200
                 ------------     ------------       ------------      ------------    ------------                  ------------
    Income from
     continuing
     operations
      before
      taxes and
  extraordinary
      items....    97,272,500         (535,700)        10,609,400         1,624,000             --                    108,970,200
Provision for
  income
  taxes........    32,313,700          339,000          4,287,000            73,000       5,400,500       (b)(iii)     42,413,200
                 ------------     ------------       ------------      ------------    ------------                  ------------
    Income from
     continuing
     operations
      before
  extraordinary
      items....  $ 64,958,800     $   (874,700)      $  6,322,400      $  1,551,000    $ (5,400,500)                 $ 66,557,000
                 ============     ============       ============      ============    ============                  ============
Primary income
  per common
  share from
  continuing
  operations
  before
  extraordinary
  items........  $       1.60     $      (0.08)      $       0.67      $       0.15                                  $       1.85
                 ============     ============       ============      ============                                  ============
Fully diluted
  income per
  common share
  from
  continuing
  operations
  before
  extraordinary
  items........  $       1.60     $      (0.08)      $       0.65      $       0.15                                  $       1.82
                 ============     ============       ============      ============                                  ============
Weighted
  average
  common and
  common
  equivalent
  shares
  outstanding
  used in
  primary year
  share
 calculation...    40,659,800       10,799,200          9,422,900        10,506,000    (35,411,100)         (b)(i)     35,976,800
                 ============       ==========         ==========        ==========    ===========                    ===========
Weighted
  average
  common and
  common
  equivalent
  shares
  outstanding
  used in fully                                                                        (35,992,200)         (b)(i)
  diluted per
    share
 calculation...    40,659,800       10,799,200         10,379,800        10,575,000        458,900         (b)(ii)     36,880,500
                 ============       ==========         ==========        ==========    ===========                    ===========

      The accompanying notes are an integral part of the pro forma combined financial statements.

                           CORAM HEALTHCARE CORPORATION
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1991

                                                                                                       PRO FORMA
                                             HISTORICAL                                ------------------------------------------
                 -------------------------------------------------------------------   ADJUSTMENTS
                  T2 MEDICAL    CURAFLEX HEALTH    HEALTHINFUSION,                       INCREASE      ADJUSTMENTS
                     INC.        SERVICES, INC.          INC.         MEDISYS, INC.     (DECREASE)      REFERENCE       CORAM
                 ------------   ----------------   ----------------   --------------   ------------   -------------  ------------
Net revenue....  $172,410,700     $ 60,081,200       $ 29,247,500      $ 13,623,900             --                   $275,363,300
Cost of
  revenue......    85,400,400       28,329,700         16,239,700         7,276,200             --                    137,246,000
                 ------------     ------------       ------------      ------------    ------------                  ------------
    Gross
      margin...    87,010,300       31,751,500         13,007,800         6,347,700             --                    138,117,300
Selling,
  general and
 administrative
  expense......    17,892,200       25,367,400          5,179,300         4,305,100             --                     52,744,000
Provision for
  estimated
  uncollectable
  accounts
  receivable...     9,742,400        3,618,300            548,500           225,800             --                     14,135,000
                 ------------     ------------       ------------      ------------    ------------                  ------------
    Operating
      income...    59,375,700        2,765,800          7,280,000         1,816,800             --                     71,238,300
Interest
  income.......     2,859,000          231,600            338,100            49,200             --                      3,477,900
Interest
  expense......    (2,396,100)        (989,300)          (609,300)         (136,600)            --                     (4,131,300)
Other income...       155,600          309,200                 --            29,400             --                        494,200
Minority
  interest in
  net income of
  consolidated
  joint
  ventures.....      (595,400)         (92,500)           (71,600)         (154,100)            --                       (913,600)
Equity in net
  income of
 unconsolidated
  joint
  venture......       982,000          343,200                 --                --             --                      1,325,200
                 ------------     ------------       ------------      ------------    ------------                  ------------
    Income from
     continuing
     operations
      before
      taxes and
  extraordinary
      items....    60,380,800        2,568,000          6,937,200         1,604,700             --                     71,490,700
Provision for
  income
  taxes........    18,629,800        1,075,800          2,696,200           323,000      5,341,800         (b)(iii)    28,066,600
                 ------------     ------------       ------------      ------------    ------------                  ------------
    Income from
     continuing
     operations
      before
  extraordinary
      items....  $ 41,751,000     $  1,492,200       $  4,241,000      $  1,281,700    $(5,341,800)                  $ 43,424,100
                 ============     ============       ============      ============    ===========                   ============
Primary income
  per common
  share from
  continuing
  operations
  before
  extraordinary
  items........  $       1.16     $       0.17       $       0.54      $       0.16                                  $       1.39
                 ============     ============       ============      ============                                  ============
Fully diluted
  income per
  common share
  from
  continuing
  operations
  before
  extraordinary
  items........  $       1.16     $       0.17       $       0.51      $       0.16                                  $       1.38
                 ============     ============       ============      ============                                  ============
Weighted
  average
  common and
  common
  equivalent
  shares
  outstanding
  used in
  primary per
  share
 calculation...    36,110,000        9,009,700          7,884,100         8,102,000    (29,863,300)         (b)(i)    31,242,500
                 ============     ============       ============       ===========    ===========                   ============
Weighted
  average
  common
  equivalent
  shares
  outstanding
  used in fully
  diluted per
  share
 calculation...    36,110,000        9,009,700          8,666,300         8,174,000    (30,350,400)         (b)(i)    31,609,600
                 ============     ============       ============       ===========    ===========                   ============

The accompanying notes are an integral part of the pro forma combined financial statements.

                         CURAFLEX HEALTH SERVICES, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                                         HISTORICAL
                                            ---------------------------------------------------------------------
                                                                    FOR THE                           FOR THE
                                                 FOR THE         PERIOD ENDED        FOR THE       PERIOD ENDED
                                                YEAR ENDED      MARCH 31, 1993    PERIOD ENDED     JUNE 30, 1993
                                            DECEMBER 31, 1993   ---------------  MARCH 31, 1993   ---------------
                                            ------------------   COMPREHENSIVE   ---------------       HOME
                                                 COMPANY           PHARMACY       CONTINUECARE    SOLUTION, INC.
                                            ------------------  ---------------  ---------------  ---------------
Net revenue................................    $ 89,152,000        $ 814,900       $ 1,155,300      $ 1,075,300
Cost of revenue............................      53,041,400          268,200           301,200          263,100
                                               ------------        ---------       -----------      -----------
        Gross margin.......................      36,110,600          546,700           854,100          812,200
Selling, general and administrative
  expense..................................      34,297,700          255,700           544,000          438,100
Provision for estimated uncollectible
  accounts receivable......................       5,556,900           17,300            (3,900)          49,200
Merger expense.............................       2,309,900               --                --               --
Restructuring charge.......................       1,600,100               --                --               --
                                               ------------        ---------       -----------      -----------
      Operating income (loss)..............      (7,654,000)         273,700           314,000          324,900
Interest income............................         774,300              700             3,100            2,100
Interest expense...........................      (1,329,100)              --                --           (1,700)
Other income...............................         322,400            1,200             2,400               --
Minority interest in net income of
  consolidated joint ventures..............      (1,018,800)              --                --               --
Equity in net income of unconsolidated
  joint ventures...........................         360,600               --                --               --
                                               ------------        ---------       -----------      -----------
      Income (loss) from continuing
        operations before extraordinary
        items, and cumulative effect of
        accounting change..................      (8,544,600)         275,600           319,500          325,300
Provision for income taxes, (benefits).....        (104,900)              --           118,200               --
                                               ------------        ---------       -----------      -----------
      Income (loss) from continuing
        operations before extraordinary
        items and cumulative effect of
        accounting change..................    $ (8,439,700)       $ 275,600       $   201,300      $   325,300
                                               ============        =========       ===========      ===========
Primary income (loss) per common share from
  operations before extraordinary items and
  cumulative effect of accounting change...    $      (0.59)
                                               ============
Weighted average common and common
  equivalent shares used in primary per
  share calculation........................      14,258,300
                                               ============


                                                   FOR THE                         PRO FORMA
                                                PERIOD ENDED        ---------------------------------------
                                             SEPTEMBER 30, 1993     ADJUSTMENTS
                                             -------------------      INCREASE     ADJUSTMENTS   COMBINED
                                              EXCELLENCE, INC.       (DECREASE)     REFERENCE      TOTAL
                                             -------------------    ------------  ------------- -----------
Net revenue................................      $ 2,497,700         $       --                 $94,695,200
Cost of revenue............................          952,000                 --                  54,825,900
                                                 -----------         -----------                -----------
        Gross margin.......................        1,545,700                 --                  39,869,300
Selling, general and administrative
  expense..................................        1,390,700             261,400     (c) (i)     37,187,600
Provision for estimated uncollectible
  accounts receivable......................               --                 --                   5,619,500
Merger expense.............................               --                 --                   2,309,900
Restructuring charge.......................               --                 --                   1,600,100
                                                 -----------         -----------                -----------
      Operating income (loss)..............          155,000            (261,400)                (6,847,800)
Interest income............................               --              (6,500)   (c) (iv)        773,700
Interest expense...........................               --                                    (1,604,300)
                                                                         (40,300)   (c) (ii)
                                                                        (235,600)   (c) (iii)
                                                                           2,400     (c) (v)
Other income...............................               --                 --                     326,000
Minority interest in net income of
  consolidated joint ventures..............               --                 --                  (1,018,800)
Equity in net income of unconsolidated
  joint ventures...........................               --                 --                     360,600
                                                 -----------         -----------                -----------
      Income (loss) from continuing
        operations before extraordinary
        items, and cumulative effect of
        accounting change..................          155,000            (541,400)                (8,010,600)
Provision for income taxes, (benefits).....               --            (118,200)    (c)(vi)       (104,900)
                                                 -----------         -----------                -----------
      Income (loss) from continuing
        operations before extraordinary
        items and cumulative effect of
        accounting change..................      $   155,000         $  (423,200)               $(7,905,700)
                                                 ===========         ===========                ===========
Primary income (loss) per common share from
  operations before extraordinary items and
  cumulative effect of accounting change...                                                     $     (0.53)
                                                                                                ===========
Weighted average common and common
  equivalent shares used in primary per
  share calculation........................                              527,400    (c)(vii)     14,785,700
                                                                      ==========                ===========

The accompanying notes are an integral part of the pro forma condensed combined financial statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     On February 7, 1994, a definitive agreement was announced providing for the merger of wholly-owned subsidiaries of Coram with and into T2, Curaflex, HealthInfusion and Medisys. Under the terms of the definitive agreement, all shares of common stock of T2, Curaflex, HealthInfusion and Medisys issued and outstanding prior to the Merger will be exchanged for shares of Coram common stock, on the following basis: Each stockholder of T2 will receive 0.630 shares of Coram common stock in exchange for each share of T2 common stock, each stockholder of Curaflex will receive 0.333 shares of Coram common stock in exchange for each share of Curaflex common stock, each stockholder of HealthInfusion will receive 0.447 shares of Coram common stock in exchange for each share of HealthInfusion common stock and each stockholder of Medisys will receive 0.243 shares of Coram common stock in exchange for each share of Medisys common stock.

     The following table reflects pro forma ownership of Coram.


                             SHARES
                          OUTSTANDING
                             AS OF
                           MARCH 31,     EXCHANGE     CORAM     OWNERSHIP
                              1994        RATIO      SHARES         %
                          ------------   --------   ---------   ---------
T2.......................  41,147,567      0.630    25,922,967      67%
Curaflex.................  14,988,097      0.333    4,991,036       13%
HealthInfusion...........   9,941,062      0.447    4,443,655       12%
Medysis..................  12,694,621      0.243    3,084,793        8%
                                                    ---------      ---
          Total..........                           38,442,451     100%
                                                    ==========     ===


     Merger will be accounted for as a "pooling-of-interests."

     The following table reflects the options outstanding, their conversion to Coram stock and the exercise prices:


                     OPTIONS
                   OUTSTANDING
                      AS OF
                    MARCH 31,      PER SHARE     EXCHANGE    CORAM         PER SHARE
                      1994      EXERCISE PRICE    RATIO     OPTIONS      EXERCISE PRICE
                   -----------  ---------------  --------  ---------   ----------------
T2...............   2,904,940   $4.813 - 58.125    0.630   1,830,112   $ 7.64  - 92.262
Curaflex.........   2,493,125   $ 0.48 - 13.00     0.333     830,211   $ 1.381 - 39.039
HealthInfusion...     670,525   $ 5.33 - 13.67     0.447     299,725   $11.924 - 30.582
Medisys..........     652,087   $ 1.10 -  8.80     0.243     158,457   $ 4.527 - 36.214
                                                           ---------   ----------------
                                                           3,118,505   $ 1.381 - 92.262
                                                           =========   ================



     In addition, as of March 31, 1994, warrants convertible into 271,197 shares of Coram common stock at prices ranging from $12.58 to $29.28 were outstanding.


     Pro forma goodwill is a significant asset which represents the excess of the purchase price over the fair value of net assets acquired through business combinations accounted for as purchases. Coram's policy will be to amortize the goodwill over a period of thirty to forty years and to assess the recoverability or possible impairment of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.

     Aggregate maturities of pro forma outstanding long term debt for the next five years are as follows: 1994 -- $34,552,500; 1995 -- $6,321,700;
1996 -- $25,458,900; 1997 --$473,900; and 1998 -- $470,200.

                                   T2 MEDICAL

     The results of operations for T2 Medical included in the Unaudited Pro Forma Condensed Combined Statements of Operations for the years ended December 31, 1991, 1992 and 1993 were derived from T2's audited financial statements for the fiscal years ended September 30, 1991, 1992 and 1993, respectively. The unaudited results of operations for the quarters ended December 31, 1991, 1992 and 1993 are as follows:

                                                 1991            1992            1993
                                              -----------     -----------     -----------
        Net revenues........................  $58,155,000     $71,772,900     $63,663,600
        Net income..........................   14,209,300      14,109,800       8,145,800
                                              -----------     -----------     -----------
        Net income per common share.........     $ .36           $ .35           $ .20

     If T2's results of operations for the twelve months ended December 31, 1993 had been used in preparing the unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1993 rather than T2's results of operations for the twelve months ended September 30, 1993, pro forma revenues and income from continuing operations before extraordinary items and cumulative effect of accounting change would be reduced from $475,956,900 to $467,847,600 and from $35,334,300 to $29,370,300, respectively.


     The foregoing Pro Forma Condensed Combined Statements of Operations and Balance Sheet do not include a provision for any loss that may result in connection with the resolution of certain shareholder litigation currently pending against T2. Based on discussions subsequent to May 13, 1994, regarding the possible settlement of such litigation, T2 intends to record a provision of $15,000,000 in its financial statements for the quarter ending June 30, 1994, with respect to its potential net losses in connection with the resolution of such litigation. There can be no assurance, however, that such litigation will be settled or that any settlement will be on terms currently under discussion.


                                    CURAFLEX

     Curaflex completed four acquisitions in 1993 which have been accounted for as purchases. Information about the acquired companies follows.

     On June 29, 1993, Curaflex completed the acquisition of 100% of the stock of Comprehensive Pharmacy Home IV Services, Inc. ("Comprehensive"), a regional infusion therapy company located in Ontario, California. The total purchase price was $6,780,000, consisting of $3,480,000 cash consideration, $2,300,000 in promissory notes payable over three years at 7% and Curaflex common stock with a fair market value of $1,000,000. In addition, subject to certain performance criteria for 1993, 1994 and 1995, Curaflex may be required to pay up to an additional $1,000,000 in cash. Goodwill of $6,880,000, recognized as a result of the purchase, is being amortized over 30 years. Under the terms of the purchase agreement with Comprehensive, the effective date for accounting and consolidation of the acquisition was April 1, 1993.

     On June 29, 1993, a subsidiary of Curaflex completed a merger with ContinueCare Health Systems, Inc. ("ContinueCare"), a regional infusion therapy company located in Dallas, Texas. Total consideration was $10,000,000 which, under the terms of the merger agreement, was paid by converting the outstanding shares of common stock of ContinueCare into Curaflex common stock with a fair market value of $6,500,000 and $3,500,000 in cash, payable in the form of a thirty-day, 6% interest bearing note. In addition, subject to certain performance criteria for 1993, 1994, 1995 and 1996, Curaflex may be required to pay up to an additional $5,000,000 in shares of Curaflex common stock, up to $3,000,000 of which may be paid in cash at the former stockholders' options. Goodwill of $10,483,100, recognized as a result of the merger, is being amortized over 30 years. Under the terms of the merger agreement with ContinueCare, the effective date for accounting and consolidation of the acquisition was April 1, 1993.

     On September 27, 1993, a subsidiary of Curaflex completed a merger with Home Solution, Inc. ("Home Solution"), a regional infusion therapy company located in Salt Lake City, Utah. Total consideration was $2,700,000 which, under the terms of the merger agreement, was paid by converting the outstanding shares of common stock of Home Solution into Curaflex common stock with a fair market value of $1,350,000, and

$1,350,000 in cash. In addition, subject to certain performance criteria for 1993, 1994, 1995, 1996 and 1997, Curaflex may be required to pay up to an additional $2,200,000. One-half of this amount, evidenced by a contingent earn-out note, is payable in cash, and the remaining one-half is payable in the form of shares of Curaflex common stock. Goodwill of $3,128,000, recognized as a result of the merger, is being amortized over 30 years. Under the terms of the merger agreement with Home Solution, the effective date for accounting and consolidation of the acquisition was July 1, 1993.

     On September 30, 1993, Curaflex completed the acquisition of certain assets of Excellence, Inc. and Excellence, Inc. of North Carolina (collectively, "Excellence"), regional infusion therapy companies located in Tampa, Florida and Charlotte, North Carolina, respectively. The aggregate purchase price for these assets was $2,500,000, consisting of $1,800,000 cash consideration and Curaflex common stock with a fair market value of $700,000. In addition, subject to certain performance criteria for 1994, 1995 and 1996, Curaflex may be required to pay to Excellence up to an additional $1,800,000 in cash or Curaflex common stock. Goodwill of $2,584,500, recognized as a result of the purchase, is being amortized over 30 years.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     (a) The unaudited pro forma condensed combined balance sheet has been prepared to reflect the business combination of T2, Curaflex, HealthInfusion and Medisys through the issuance of an assumed 38,442,451 shares of Coram common stock in exchange for all of the outstanding shares of T2 common stock, Curaflex common stock, HealthInfusion common stock and Medisys common stock. The Merger is reflected under the pooling-of-interests method of accounting. Non-recurring charges to effect the Merger, assumed to be approximately $14,000,000, were not reflected in the unaudited pro forma condensed combined statements of operations for the fiscal years ended December 31, 1991, 1992 and 1993. The effect of such charge is reflected on the unaudited pro forma condensed combined balance sheet as of March 31, 1994.


     The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the Merger transaction as follows:


          (i) To record the payment of estimated expenses for investment banking fees of $9,725,000; legal, accounting, printing and other professional fees of $2,295,000; and severence of $1,980,000 related to the Merger of T2, Curaflex, HealthInfusion and Medisys.



          (ii) To record the issuance of 25,922,967 shares of Coram common stock in exchange for the 41,147,567 outstanding shares of T2 common stock (exchange ratio of 0.630 to 1); the issuance of 4,991,036 shares of Coram common stock in exchange for the 14,988,097 outstanding shares of Curaflex common stock (exchange ratio of 0.333 to 1); the issuance of 4,443,655 shares of Coram common stock in exchange for the 9,941,062 outstanding shares of HealthInfusion common stock (exchange ratio of 0.447 to 1); and the issuance of 3,084,793 shares of Coram common stock in exchange for the 12,694,621 outstanding shares of Medisys common stock (exchange ratio of 0.243 to 1).


     (b) The unaudited pro forma condensed combined statements of operations have been adjusted to reflect the Merger transaction as follows:

          (i) Pursuant to the merger agreement, weighted average common and common equivalent shares used in primary and fully diluted per share calculations have been converted at 0.630 for T2, 0.333 for Curaflex, 0.447 for HealthInfusion and 0.243 for Medisys in computing Coram's weighted average common and common equivalent shares and earnings per share.

          (ii) To record Curaflex weighted average common equivalents that were anti-dilutive.

          (iii) To record the income tax effect of changing "S" corporations to "C" corporations for acquisitions by T2.


          (iv) To record the income tax effect of Curaflex loss on pro forma net income.



     (c) The Curaflex Health Services, Inc. unaudited pro forma condensed combined statements of operations give effect to the following pro forma adjustments to reflect:


          (i) The amortization of additional goodwill. The period of amortization is thirty years.

          (ii) The increase in interest expense to reflect the issuance of promissory notes related to the Comprehensive and ContinueCare acquisitions.

          (iii) The increase in interest expense to reflect additional borrowings in association with cash paid to Comprehensive, ContinueCare, Home Solution and Excellence, at an assumed interest rate of 6.25%.

          (iv) The decrease in interest income to reflect cash retained by the stockholders of Comprehensive, ContinueCare, Home Solution and Excellence, at an assumed interest rate of 2.5%.

          (v) The decrease in interest expense to reflect a note payable to a stockholder of Comprehensive which was not assumed in the acquisition for the year ended December 31, 1993 of $2,400.

          (vi) The effect on income tax expense due to the above pro forma adjustments and the income tax effect of changing from "S" corporations to "C" corporations for Comprehensive Pharmacy.

          (vii) To record the issuance of Curaflex common stock relating to the acquisitions of Comprehensive Home IV Pharmacy, ContinueCare, Home Solution and Excellence.

     The unaudited pro forma condensed combined statements of operations do not reflect the potential future impact of the earn-out contingencies described in the Comprehensive Stock Purchase Agreement dated June 29, 1993, the ContinueCare Merger Agreement dated June 29, 1993, the Home Solutions Stock Purchase Agreement dated September 27, 1993 and the Excellence Asset Purchase Agreement dated September 30, 1993. In addition, the unaudited pro forma condensed combined financial data may not include all potential fair value adjustments which will be identified within the twelve months succeeding the acquisitions. Furthermore, the condensed combined statements of operations do not give effect to expenses of pooling and Coram's plans to consolidate the constituent companies' existing regional centers, local centers and satellite facilities and to effect other changes to gain efficiencies and reduce operating costs. Presently, Coram has not completed its plans for the restructuring nor its estimate of the costs of such restructuring. Accordingly, no amount has been included in the Pro Forma Condensed Balance Sheet and Statement of Operations for the anticipated restructuring.

                 CURAFLEX SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data has been derived from the financial statements of Curaflex. The restated consolidated financial statements of Curaflex for the years ended December 31, 1991, 1992 and 1993 and as of December 31, 1992 and 1993 and the related report of KPMG Peat Marwick are included elsewhere in this Joint Proxy Statement/Prospectus. The selected consolidated financial data set forth below for the years ended December 31, 1989 and 1990 and as of December 31, 1989, 1990 and 1991 are derived from audited financial statements not included herein. The following data should be read in conjunction with "Curaflex Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Curaflex included elsewhere in this Joint Proxy Statement/Prospectus.


     The consolidated selected financial data as of and for the three months ended March 31, 1993 and 1994 are derived from the unaudited Consolidated Financial Statements of Curaflex and its Subsidiaries and should be read in conjunction with such unaudited Consolidated Financial Statements and related notes and "Curaflex Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Joint Proxy Statement/Prospectus. In the opinion of Curaflex's management, the unaudited Consolidated Financial Statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the three months ended March 31, 1994 are not necessarily indicative of the results that may be expected for the full year.



     Since Curaflex did not initiate its shift to the home infusion therapy business until 1989, Curaflex's results of operations for 1989 are not necessarily comparable with Curaflex's results of operations for subsequent periods because 1989 reflects the limited infusion services provided by Curaflex before its business focus had changed.



                                                                                                            THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                            MARCH 31,
                                            -----------------------------------------------------------   -----------------------
                                              1989        1990        1991         1992         1993         1993         1994
                                            ---------   ---------   ---------   ----------   ----------   ----------   ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:(1)
Net revenue...............................  $  11,491   $  33,221   $  60,081   $   75,127   $   89,152   $   20,595   $   24,974
Cost of revenue...........................      8,444      17,045      28,329       37,102       53,041       11,148       15,779
                                            ---------   ---------   ---------   ----------   ----------   ----------   ----------
Gross margin..............................      3,047      16,176      31,752       38,025       36,111        9,447        9,195
Selling, general and administrative
  expense.................................     11,211      17,547      25,367       30,699       34,298        7,068        8.940
Provision for estimated uncollectible
  accounts receivable.....................      1,044       2,481       3,618        5,679        5,557        1,161        1,385
Restructuring and merger expenses.........         --          --          --        2,385        3,910        3,910           --
                                            ---------   ---------   ---------   ----------   ----------   ----------   ----------
Operating income (loss)...................     (9,208)     (3,852)      2,767         (738)      (7,654)      (2,692)      (1,130)
Interest income...........................        226         258         231        1,253          549          307           77
Interest expense..........................     (1,114)       (846)       (989)        (705)      (1,104)        (185)        (565)
Minority interest in net income of
  consolidated joint ventures.............         --        (235)        (93)        (807)      (1,019)        (205)         (90)
Equity in net income of unconsolidated
  joint ventures..........................         49          75         343          163          361          (75)         105
Other income..............................        115         356         309          298          323           76           12
                                            ---------   ---------   ---------   ----------   ----------   ----------   ----------
Income (loss) from continuing operations
  before income taxes.....................     (9,932)     (4,250)      2,568         (536)      (8,544)      (2,774)      (1,591)
Income taxes (benefit)....................        537         780       1,076          339         (105)         871           --
                                            ---------   ---------   ---------   ----------   ----------   ----------   ----------
Income (loss) from continuing
  operations..............................    (10,469)     (5,030)      1,492         (875)      (8,439)      (1,903)      (1,591)
Discontinued operations income (loss).....     (5,194)        256          --           --           --           --           --
                                            ---------   ---------   ---------   ----------   ----------   ----------   ----------
Income (loss) before extraordinary
  items...................................    (15,663)     (4,774)      1,492         (875)      (8,439)      (1,903)      (1,591)
Extraordinary items.......................         25         707         457           --           --           --           --
Cumulative effect of accounting change for
  income taxes............................         --          --          --           --         (176)        (176)          --
                                            ---------   ---------   ---------   ----------   ----------   ----------   ----------
Net income (loss).........................  $ (15,638)  $  (4,067)  $   1,949   $     (875)  $   (8,615)  $   (2,079)  $   (1,591)
                                             ========    ========    ========    =========    =========    =========    =========
Net income (loss) per common share from
  continuing operations...................  $   (2.81)  $   (1.17)  $    0.17   $    (0.08)  $    (0.59)  $    (0.15)  $    (0.11)
                                             ========    ========    ========    =========    =========    =========    =========
Net income (loss) per common share........  $   (4.20)  $   (0.95)  $    0.22   $    (0.08)  $    (0.60)  $    (0.16)  $    (0.11)
                                             ========    ========    ========    =========    =========    =========    =========
Weighted average number of common and
  common equivalent shares outstanding....      3,724       4,292       9,010       10,799       14,258       12,600       14,986



                                                                                    DECEMBER 31,                       MARCH 31,
                                                                  -------------------------------------------------   -----------
                                                                    1989      1990      1991      1992       1993        1994
                                                                  --------   -------   -------   -------   --------   -----------
                                                                                          (IN THOUSANDS)              (UNAUDITED)
BALANCE SHEET DATA:(1)
Cash............................................................  $  1,546   $ 2,502   $ 3,369   $ 1,528   $  3,888    $   2,856
Working capital (deficit).......................................    (5,438)    7,587    13,662    38,047     18,119          351
Total assets....................................................    14,895    22,671    37,266    83,837    110,217      111,478
Long-term obligations, less current portion, plus minority
  interest......................................................     7,466     1,133     1,096     9,347     21,651        5,473
Redeemable preferred stock......................................    13,910    17,112    20,009        --         --           --
Total common stockholders' equity (deficit).....................   (22,349)   (6,163)     (532)   62,438     68,422       66,911


- ---------------

(1) In March 1993, Curaflex consummated a merger with Clinical Homecare Ltd. ("CHL"), which Merger was accounted for as a pooling-of-interests. Accordingly, Curaflex's historical consolidated financial information has been restated to include the accounts and results of operations of CHL. In addition, the consolidated financial information includes results of operations from acquisitions made by Curaflex during the periods presented from the accounting effective date of each acquisition. See Note 2 to Curaflex's Consolidated Financial Statements appearing elsewhere in this Joint Proxy Statement/Prospectus. In 1993, Curaflex adopted the provisions of Statement of Financial Accounting Standards No. 109. As a result, the period ended December 31, 1993, reflects the cumulative effect of this accounting change.

                CURAFLEX MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Curaflex was incorporated and commenced operations in 1985. Until early 1989, Curaflex's strategy was to provide a wide variety of home healthcare services. In 1989, the current chief executive officer and several other senior officers were recruited to restructure Curaflex. During its first year, the new management team implemented a comprehensive program to achieve profitability and long-term growth by shifting Curaflex's business from general home healthcare to home infusion therapy. As a result, during 1990, Curaflex sold its home nursing, DME and respiratory therapy businesses.

     To build its home infusion business, Curaflex retained much of the existing administrative and facilities infrastructure that had been used in its original business, including seven regional centers and satellite facilities. The plan to achieve long-term growth was to achieve market penetration by opening additional centers, and by making selected acquisitions. During 1990 and 1991, Curaflex opened several new centers. During 1992 and 1993, while continuing to open additional centers, Curaflex also completed the acquisition of regional infusion therapy providers in Kansas City, Missouri, Omaha, Nebraska, Ontario, California, Dallas, Texas, Salt Lake City, Utah, Tampa, Florida and Charlotte, North Carolina. Using the original centers as a base, Curaflex had expanded to 31 regional centers, six satellite facilities and seven disease-specific outpatient centers by year-end 1993.

     In March 1993, Curaflex acquired by merger Clinical Homecare, Ltd., a national provider of infusion therapy. The transaction has been accounted for as a pooling-of-interests and, accordingly, the historical results of Curaflex have been restated.

     While revenue growth is impacted by serving an ever expanding patient base, it is also affected by the class of third party payors reimbursing for services provided by Curaflex. Pharmaceutical services rendered to patients by Curaflex have historically been billed to third party payors, including Medicare and Medicaid, at list prices. Curaflex bills accordingly, and records contractual adjustments against these billings in order to reflect revenue at the anticipated level of reimbursement from these payors. More recently, the trend has been for third party payors to negotiate prices for Curaflex services and to sign contracts at the negotiated price.

     During 1993, the home infusion industry experienced severe reductions in the pricing of its products and services. This occurred primarily due to the government's proposals to dramatically reform the health care delivery system in the United States, and the resulting drive by third party payors to further reduce the cost of services provided by companies such as Curaflex. During this period of change, the payors had not established consistent policies with respect to processing and reimbursement of home infusion therapy claims. This resulted in substantial variations in payment patterns on which estimates of collectibility were based, including retroactive implementation of case managed discounts.

     However, recently, as third party payors have gained more experience with home infusion therapy claims, they have begun to cooperate more closely with providers such as Curaflex, and their reimbursement procedures have become more consistent and predictable, thus providing more reliable information with respect to anticipated collections.

     Curaflex has employed specific procedures to estimate allowances, both at interim periods and year end, and has consistently based its estimates on the best information available at the time. During the fourth quarter of 1993, Curaflex reevaluated its accounts receivable and accordingly increased its estimate of contractual allowances by $7.3 million as a result of recent experience with more consistent and predictable payment patterns and contractually negotiated prices, thus allowing for more refined estimates of the actual collectibility. There can be no assurance that the reimbursement patterns will not continue to change. However, as more and more of Curaflex's patients are treated in accordance with negotiated contracts, which establish rates in advance, reimbursement patterns should become more stable and predictable.

RESULTS OF OPERATIONS

     Curaflex's acquisition of CHL has been accounted for as a pooling-of-interests and, accordingly, the comparative period results have been restated to include the accounts and results of CHL operations. The following table sets forth for the periods indicated certain consolidated statement of operations data as expressed as a percentage of net revenue:


                                                                                         THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,              MARCH 31,
                                                     -------------------------------     -------------------
                                                      1991        1992        1993        1993        1994
                                                     -------     -------     -------     -------     -------
PERCENTAGE OF NET REVENUE:
  Net revenue......................................    100.0%      100.0%      100.0%      100.0%      100.0%
  Cost of revenue..................................     47.2        49.4        59.5        54.1        63.2
                                                     -------     -------     -------     -------     -------
  Gross margin.....................................     52.8        50.6        40.5        45.9        36.8
  Selling, general and administrative expense......     42.2        40.9        38.5        34.3        35.8
  Provision for estimated uncollectible accounts
    receivable.....................................      6.0         7.6         6.2         5.7         5.5
  Restructuring and merger expenses................       --         3.2         4.4        19.0          --
                                                     -------     -------     -------     -------     -------
  Operating income (loss)..........................      4.6        (1.0)       (8.6)      (13.1)       (4.5)
  Interest income..................................      0.4         1.7         0.6         1.5         0.3
  Interest expense.................................     (1.6)       (1.0)       (1.2)       (0.9)       (2.3)
  Minority interest in net income of consolidated
    joint ventures.................................     (0.2)        1.0        (1.1)       (1.0)       (0.4)
  Equity in net income of unconsolidated joint
    ventures.......................................      0.6         0.2         0.4        (0.4)         .5
  Other income.....................................      0.5         0.4         0.3         0.4          --
                                                     -------     -------     -------     -------     -------
  Income (loss) from continuing operations before
    income taxes...................................      4.3        (0.7)       (9.6)      (13.5)       (6.4)
  Income taxes (benefit)...........................      1.8         0.5        (0.1)       (4.3)         --
                                                     -------     -------     -------     -------     -------
  Income (loss) before extraordinary items.........      2.5        (1.2)       (9.5)       (9.2)       (6.4)
  Extraordinary items..............................      0.7          --          --          --          --
  Cumulative effect of accounting change for income
    taxes..........................................       --          --        (0.2)       (0.9)         --
                                                     -------     -------     -------     -------     -------
  Net income (loss)................................      3.2%       (1.2)%      (9.7)%     (10.1)%      (6.4)%
                                                     ========    ========    ========    ========    ========



  Comparison of Three Months Ended March 31, 1994 and Three Months Ended March 31, 1993



     Revenues for the three months ended March 31, 1994 increased by 21% over the same period for the prior year. This revenue growth is due primarily to an increasing patient base, augmented by the acquisitions made after March 31, 1993.



     Cost of revenue as a percent of net revenues increased to 63.2% in the first quarter 1994 compared to 54.1% during the same period in 1993. This increase is due primarily to the continuing industry shift toward a managed care environment, resulting in lower net revenues from discounts offered to certain third party payors.



     Selling, general and administrative expenses increased as a percent of net revenue to 35.8% for the first quarter 1994 compared to 34.3% for the same period of 1993. This increase was partially attributable to an increase in goodwill amortization from 1993 acquisitions and an increase in marketing expenses relating to managed care.



     During the first quarter of 1993, the Company recorded a restructuring charge of $1.6 million and merger expenses of $2.3 million, both in connection with the merger of Curaflex and Clinical Homecare. There were no comparable charges in the first quarter of 1994.



     Interest income decreased $230 thousand to $77 thousand, primarily due to the use of funds to finance 1993 acquisitions.



     Interest expense increased $380 thousand during the three months ended March 31, 1994 to $565 thousand, primarily due to increased borrowings under the revolving line of credit used to finance a portion of the 1993 acquisitions and general working capital requirements.

     The Company recorded a tax benefit of $871 thousand in the first quarter of 1993. It appears more likely than not that an additional tax benefit during 1994 would not be utilizable by the Company, and accordingly no additional benefit was recorded in the first quarter of 1994.


  Comparison of Year Ended December 31, 1993 and Year Ended December 31, 1992

     Net revenue increased 18.7% to $89.2 million for the year ended December 31, 1993, compared to $75.1 million for the same period in 1992. This revenue growth is attributable to the increase in infusion therapies and related services provided to a growing patient base, as well as to the purchase of ContinueCare Health Systems, Inc., Comprehensive Pharmacy Home I.V. Services, Inc., Home Solution, Inc., and Excellence, Inc. in 1993. The increases are partially offset by a charge of $7.3 million for estimated contractual allowances recorded in the fourth quarter of 1993.

     Cost of revenue as a percent of net revenues increased to 59.5% in 1993 compared to 49.4% in 1992. This increase is due primarily to the pronounced industry shift toward a managed care environment, resulting in lower net revenues from discounts offered to certain third party payors.

     Selling, general and administrative expenses decreased as a percent of net revenue to 38.5% in 1993 compared to 40.9% in 1992. This decline is primarily due to economies of scale and Curaflex's ability to consolidate operations.

     In 1993, Curaflex recorded a restructuring charge of $1.6 million for costs associated with the consolidation resulting from the merger with Clinical Homecare. The Company closed four centers in cities in which Curaflex and Clinical Homecare both had operations, thus eliminating duplicate overhead. The charge includes $910 thousand related to severance costs, relocation and retention bonuses during the transition, $540 thousand for the remaining contractual commitments under leases for facilities closed, and $150 thousand related to the write-off of leasehold improvements at closed facilities. The Company completed the restructuring in 1993, and believes these actions will result in annual savings of approximately $1.5 million.

     Curaflex also recorded merger expenses of $2.3 million in 1993 for expenses incurred to effect the merger with Clinical Homecare.

     Interest income decreased 56.2% in 1993, to $549 thousand from $1.3 million in 1992. This decrease was the result of using invested funds in the acquisitions made during the year.

     Interest expense increased 56.6% in 1993, to $1.1 million from $705 thousand in 1992, primarily as a result of increasing borrowing of the revolving line of credit to finance a portion of the acquisitions.

     Minority interest in net income of consolidated joint ventures increased 26.3% in 1993 to $1.0 million from $807 thousand in 1992. Equity in net income of unconsolidated joint ventures increased 121.5% to $361 thousand in 1993, from $163 thousand in 1992. These increases are due primarily to the improved operating performance of the joint ventures.

  Comparison of Year Ended December 31, 1992 and Year Ended December 31,
1991

     Net revenue increased 25.0% to $75.1 million in 1992 from $60.1 million in 1991, an increase of $15.0 million. This increase in net revenue is attributable primarily to volume increases in infusion therapy and related services provided to a growing patient base, as well as Curaflex's acquisition of Total Home Care and Home Health Depot during 1992. To a lesser extent, the net revenue increase was attributable to the opening of new centers.

     Cost of revenue as a percentage of net revenue increased to 49.4% in 1992 from 47.2% in 1991 primarily due to the beginning of an industry shift toward a managed care environment, resulting in lower net revenues from discounts offered to certain third party payors.

     Selling, general and administrative expense decreased as a percentage of net revenue to 40.9% in 1992 from 42.2% in 1991. Efficiencies resulting from increases in business volume more than offset the impact of inflation on salaries and overhead.

     Curaflex records a provision for estimated uncollectible accounts receivable. The provision is adjusted periodically based upon the Company's evaluation of historical collection experience and trends. This provision relating to Clinical Homecare accounts receivable was adjusted in the fourth quarter of 1992 due to changing reimbursement patterns experienced in 1992. This adjustment resulted in an increase in the provision as a percentage of net revenue to 7.6% in 1992 from 6.0% in 1991.

     The restructuring charge represents a pre-tax charge recorded in 1992 related to the consolidation of certain pharmacy operations into larger regional centers in several of Curaflex's markets. The charge includes $60 thousand related to the severance and relocation costs, $1.5 million for the future remaining contractual commitments under leases for facilities closed, and $786 thousand related to the write-off of leasehold improvements at closed facilities.

     Curaflex had interest income of $1.3 million in 1992, as compared to $231 thousand in 1991. This change resulted primarily from investing the proceeds of Curaflex's March 1992 initial public offering in investment grade securities. Interest expense for 1992 declined 28.7% to $705 thousand from $989 thousand in 1991 due primarily to the retirement of bank debt, offset, in part, by increased interest expense due to the Total Home Care and Home Health Depot acquisitions.

     Curaflex recorded income taxes in 1992 of $339 thousand relating to Clinical Homecare operations. Income taxes for 1991 of $1.1 million represent an effective income tax rate of 41.9% before utilization of net operating loss carryforwards.

     The extraordinary item in 1991 of $457 thousand resulted from the tax benefit of certain net operating loss carryforwards. No such item was recognized in 1992.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1993, Curaflex had net borrowings against its bank line of credit of $16.1 million. Of that amount, $3.8 million was assumed in the March 5, 1993 merger with CHL. On November 22, 1993, Curaflex amended its credit agreement to increase its credit facility from $15 million to $25 million in the form of a three-year revolving credit agreement which is secured by the accounts receivable and the general assets of Curaflex. The credit agreement provides covenants that Curaflex will maintain certain financial ratios and net worth. At December 31, 1993, Curaflex was in violation of certain of those covenants; however, the participating financial institutions have granted Curaflex a waiver of these covenants for the period ended December 31, 1993, and have amended the credit agreement with regard to certain of the covenants. See note 6 to Curaflex's Consolidated Financial Statements appearing elsewhere in this joint Proxy Statement/Prospectus. Curaflex's cash and equivalent and investment balances at December 31, 1993 total $3.9 million. Curaflex believes it has sufficient liquidity and capital resources to meet its needs for the foreseeable future. However, the substantial working capital required to fund Curaflex's accounts receivable, together with acquisitions, may require Curaflex to obtain additional external financing to meet its needs. There is no assurance that such financing will be available, or be available on terms acceptable to Curaflex.


     As of March 31, 1994, Curaflex had net borrowings against its bank line of credit of $20.6 million. The Company has a three-year $25 million revolving line of credit which is secured by the accounts receivable and the general assets of Curaflex. The Company's bank line contains certain financial covenants. The failure of the Company to comply with these covenants gives the bank the right to declare the amount outstanding under the line immediately due and payable upon notice. The Company was not in compliance with these covenants for the year ended December 31, 1993, but was able to obtain a waiver of the financial covenants from the bank through December 31, 1993, and amended the credit agreement with regard to certain of these covenants. The Company, as of March 31, 1994, is not in compliance with the amended financial covenants. The bank has refused to grant the Company a waiver of these covenants, but instead has agreed to forbear from declaring the Company in default until the earlier of the completion of the Merger or June 30, 1994. There can be no assurances that further forbearance will be given if the Company continues to be in noncompliance with financial covenants under its bank line after June 30, 1994. Because of the failure to comply with the covenants, the Company has classified the debt as current in its financial statements as of March 31, 1994.

     In the event the Merger is not consummated by June 30, 1994 and the bank declines to give further forbearance, the Company would be forced to attempt to renegotiate its current credit agreement. If such attempt to renegotiate the credit agreement fails and the bank declares the Company to be in default, the Company would need to obtain a substitute line of credit or other additional external financing to pay off its existing credit line and to meet the Company's working capital needs going forward. The Company's failure to obtain such a substitute line of credit or external financing in that event would have a material adverse effect on the Company's operations and its working capital position. No assurance can be given that the Company would be able to obtain such financing or that, if obtained, such financing would be on terms favorable to the Company.



     For the three months ended March 31, 1994, Curaflex's operating activities produced a negative cash flow of $2.8 million which was mainly attributable to the increase in accounts receivable and the decrease in accounts payable. Capital expenditures of $1.1 million were the primary cause for investing activities using cash of $1.9 million during the first quarter of 1994. Additional borrowings against the revolving line of credit of $4.5 million, offset by repayments of other debt provided $3.7 million from financing activities during the first quarter of 1994.



     For the year ended December 31, 1993, Curaflex's operating activities produced a negative cash flow of $4.0 million, mainly attributable to the increase in accounts receivable and other assets. Net proceeds from the sale of investments of $13.5 million offset by capital expenditures of $6.3 million and business acquisitions of $12.2 million combined for $6.1 million cash used by investing activities. Bank borrowings of $19.1 million offset by the repayment of notes payable and obligations provided $12.4 million from financing activities.


     For the year ended December 31, 1992, Curaflex's operating activities produced a negative cash flow of $8.6 million, principally due to the increase in accounts receivable of $10.7 million. Net purchases of investments of $13.8 million plus capital expenditures of $3.4 million and acquisition of businesses of $11.3 million combined for $28.1 million of cash used by investing activities. Proceeds from Curaflex's 1992 initial public offering of $40.7 million offset by repayment of debt provided $34.9 million of cash from financing activities.

     For the year ended December 31, 1991, Curaflex's operating activities produced negative cash flow of $12.0 million principally due to the increase in accounts receivable. Proceeds from the private sale of common and preferred stock of $6.5 million combined with net bank borrowings of $7.0 provided $13.7 million of cash from financing activities.

     Accounts receivable can be outstanding for extended periods of time in the home infusion therapy industry because of requirements to provide payors with detailed documentation to support reimbursement claims, and the time required by most payors to process claims. Certain accounts receivable frequently are outstanding for more than 90 days, particularly where the claim relates to services for a patient (1) receiving a new infusion therapy requiring additional medical review or (2) covered by Medicare or Medicaid. Approximately 19% of net revenue in the year ended December 31, 1992 was attributable to patients covered by Medicare or Medicaid. For the year ended December 31, 1993, net revenue attributable to patients covered by Medicare or Medicaid had increased to 21%.

     To date, capital expenditures have been primarily related to capital equipment and leasehold improvements associated with addition of regional centers and satellite facilities, recent acquisitions and the expansion of Curaflex's corporate office. Although Curaflex does not have pending any material commitments regarding capital expenditures, Curaflex anticipates making additional capital expenditures in connection with the development of improved management reporting systems.

FUTURE HEALTH CARE PROPOSALS AND LEGISLATION

     The current Presidential administration has the stated goal of improving the national health care system. Its proposals include steps to contain health care costs and cutback the Medicare and Medicaid programs. It is uncertain what legislation, if any, will be approved, and whether any such proposals will be implemented or what effect they would have on Curaflex. There can be no assurance that any such proposals or other changes in the health care system will not have an adverse effect on Curaflex.

              HEALTHINFUSION SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below as of December 31, 1989, 1990, 1991, 1992 and 1993 and for the years ended December 31, 1989, 1990,
1991, 1992 and 1993 are derived from the audited Consolidated Financial Statements of HealthInfusion and should be read in conjunction with such Consolidated Financial Statements and related notes as of December 31, 1992 and 1993 and for the years ended December 31, 1991, 1992 and 1993 and "HealthInfusion Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Joint Proxy Statement/Prospectus. Such Consolidated Financial Statements were audited by Arthur Andersen & Co., independent certified public accountants, as indicated in their reports included elsewhere in this Joint Proxy Statement/Prospectus.


     The consolidated selected financial data as of and for the three months ended March 31, 1993 and 1994 are derived from the unaudited Consolidated Financial Statements of HealthInfusion and should be read in connection with such unaudited Consolidated Financial Statements and related notes and "HealthInfusion Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Joint Proxy Statement/Prospectus. In the opinion of HealthInfusion's management, the unaudited Consolidated Financial Statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the three months ended March 31, 1994 are not necessarily indicative of the results that may be expected for the full year.



     In March 1991, HealthInfusion acquired HealthCare Affiliates, Inc. ("HCA"), a Texas corporation. In March 1992, HealthInfusion acquired Homedic Lifeline, Inc., a New Jersey corporation ("Homedic"), Housecalls Home I.V. Therapy, Ltd. and Southwest Specialty Compounding, Inc., Arizona corporations (collectively "Housecalls"), and Healthcare Solutions, Inc., a California corporation ("Healthcare Solutions"). In June 1992, HealthInfusion purchased the remaining 50% interest in Preferred HealthInfusion Therapy, Ltd., a Florida limited partnership ("Preferred HealthInfusion"). In January 1993, HealthInfusion acquired Vital Choice, Inc., an Oregon corporation ("Vital Choice"). In September 1993, HealthInfusion acquired Health Quest Infusion Therapies Corporation, an Indiana corporation, HealthQuest Infusion Therapy Services Corporation, an Indiana corporation, HealthQuest Infusion Therapy Services Corporation II, an Indiana corporation, and HQIT Corporation II, an Indiana corporation (collectively "Health Quest"). Also in September 1993, HealthInfusion acquired 60% of the outstanding stock of Dickson Research Group, Inc., a Pennsylvania corporation ("Dickson Research"). In October 1993, HealthInfusion acquired 100% of the outstanding stock of Dialysis On Call, Inc., a Florida corporation. See "Business of HealthInfusion -- Background and Recent Developments" and Note 3 to HealthInfusion's Consolidated Financial Statements.

      All share data has been restated for the 50% stock dividend (treated as a stock split) paid to the shareholders of record of HealthInfusion on November 29, 1991.

                                                                                                THREE MONTHS
                                                                                                    ENDED
                                                       YEAR ENDED DECEMBER 31,                    MARCH 31,
                                           -----------------------------------------------    -----------------
                                            1989      1990      1991      1992      1993       1993      1994
                                           -------   -------   -------   -------   -------    -------   -------
                                           (IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE        (UNAUDITED)
                                                                DATA)
INCOME STATEMENT DATA:
Revenues.................................  $ 5,807   $10,500   $29,248   $49,749   $56,682    $12,979   $16,374
Cost of revenues.........................    2,320     4,783    16,240    29,323    36,666      8,303    10,961
                                           -------   -------   -------   -------   -------    -------   -------
Operating profit.........................    3,487     5,717    13,008    20,426    20,016      4,676     5,413
                                           -------   -------   -------   -------   -------    -------   -------
Expenses
  Selling, general and administrative....      493     1,854     4,883     6,806     9,613      1,689     2,674
  Provision for bad debts................      238       276       549     1,206     5,659        398       505
  Related party management fees..........       96        40        --        --        --         --        --
  Amortization of excess of cost over
    fair value of net assets acquired....       --        --       296       758     1,052        234       301
                                           -------   -------   -------   -------   -------    -------   -------
         Total expenses..................      827     2,170     5,728     8,770    16,324      2,321     3,480
                                           -------   -------   -------   -------   -------    -------   -------
Income from operations...................    2,660     3,547     7,280    11,656     3,692      2,355     1,933
                                           -------   -------   -------   -------   -------    -------   -------
Other income (expense):
  Interest income........................       23       248       338        88        15          5        18
  Interest expense.......................      (18)      (87)     (609)     (858)   (1,046)      (241)     (361)
  Other income (expense), net............       --        --        --        --        --         --       (20)
  Business combination cost..............       --       (75)       --        (9)       --         --        --
                                           -------   -------   -------   -------   -------    -------   -------
         Total other income (expense)....        5        86      (271)     (779)   (1,031)      (236)     (363)
                                           -------   -------   -------   -------   -------    -------   -------
Income before income taxes and minority
  interest...............................    2,665     3,633     7,009    10,877     2,661      2,119     1,570
Provision for income taxes or pro forma
  adjustment to reflect income taxes(1)..    1,016     1,356     2,696     4,287     1,387        861       764
                                           -------   -------   -------   -------   -------    -------   -------
Income before minority interest..........    1,649     2,277     4,313     6,590     1,274      1,258       806
Minority interest........................        8      (103)      (72)     (268)     (154)       (11)      156
                                           -------   -------   -------   -------   -------    -------   -------
Net income...............................  $ 1,657   $ 2,174   $ 4,241   $ 6,322   $ 1,120    $ 1,247   $   962
                                           ========  ========  ========  ========  ========   ========  ========
Net income per common share:
  Primary................................     $.33      $.38      $.54      $.67      $.12    $   .13   $   .10
  Fully diluted..........................     $.33      $.38      $.51      $.65      $.12    $   .13   $   .10
Weighted average common shares
  outstanding:
  Primary................................    5,073     5,774     7,884     9,423     9,719      9,693    10,036
  Fully diluted..........................    5,073     5,774     8,666    10,380     9,719     10,650    10,036



                                                         DECEMBER 31,                      MARCH 31,
                                        -----------------------------------------------   -----------
                                         1989      1990      1991      1992      1993        1994
                                        -------   -------   -------   -------   -------   -----------
                                                   (IN THOUSANDS OF DOLLARS)              (UNAUDITED)
BALANCE SHEET DATA:
Current assets........................  $ 2,104   $ 9,376   $21,093   $26,165   $30,473     $34,319
Total assets..........................    2,582    10,943    41,477    65,813    81,331      85,819
Current liabilities...................    2,554     2,066     3,179    10,197    17,016      20,375
Long-term debt, net of current
  portion.............................       56       459     7,112     7,022     8,505       8,806
Total stockholders' equity
  (deficit)...........................     (120)    8,204    30,755    48,004    54,817      55,864

- ---------------
(1) HealthInfusion acquired Intracare, Inc. in May 1990. Prior to such acquisition, Intracare, Inc. was an S Corporation for income tax reporting purposes. Accordingly, taxable income was taxed directly to its shareholders. A pro forma adjustment to reflect income taxes at an estimated rate of 38% has been provided for periods presented prior to such acquisition.

    See "Business of HealthInfusion -- Background and Recent Developments" and the accompanying HealthInfusion financial statements for a discussion of business combinations.

             HEALTHINFUSION MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     On May 31, 1990, HealthInfusion acquired all of the operations and assets of Intracare, Inc. ("Intracare") and five of Intracare's joint venture partners in exchange for $1,218,000 in cash and 4,800,000 shares of common stock (the "Business Combination"). See "Business of HealthInfusion -- Background and Recent Developments." In accordance with generally accepted accounting principles, assets and liabilities transferred between entities under common control are to be accounted for at historical cost, in a manner similar to that in a pooling of interests accounting, as if such entities had been combined since inception. Accordingly, the historical amounts of assets, liabilities and stockholders' equity or partners' capital of each of the entities included in the business combination are combined and no goodwill was recorded as a result of the Business Combination.

     Prior to May 31, 1990, Intracare was an S corporation for income tax reporting purposes and the joint ventures whose interests were acquired were partnerships; accordingly, their taxable income was taxed directly to the shareholders or partners. A pro forma adjustment to reflect income taxes at an estimated rate of 38% has been provided for periods presented prior to May 31, 1990, as if all operations were taxable as one corporation.

     Management anticipates that HealthInfusion's revenues and earnings will increase in 1994 primarily as a result of HealthInfusion's recent acquisitions (see "Business of HealthInfusion -- Recent Developments") and the continued growth of HealthInfusion's existing business operations and the continued development of other complimentary operations such as hospice, dialysis, case management and contract research services. However, management also anticipates that net income as a percentage of revenues will continue to decrease as the result of (i) the integration of acquired businesses, (ii) increased marketing and business development activities, (iii) the increase in the percentage of business from managed care contracts, and (iv) the increase in corporate and field infrastructure necessary to properly manage the increased size of HealthInfusion. Amortization of purchase price in excess of assets acquired is also expected to increase due to HealthInfusion's recent acquisitions.

     The following table sets forth, for the periods indicated, certain information relating to HealthInfusion's operations expressed as a percentage of HealthInfusion's revenues:


                                                                                THREE MONTHS
                                                                                    ENDED
                                                  YEAR ENDED DECEMBER 31,         MARCH 31,
                                                 -------------------------     ---------------
                                                 1991      1992      1993      1993      1994
                                                 -----     -----     -----     -----     -----
    Revenues...................................  100.0%    100.0%    100.0%    100.0%    100.0%
    Cost of revenues...........................   55.5      58.9      64.7      64.0      66.9
    Operating profit...........................   44.5      41.1      35.3      36.0      33.1
    Selling, general and administrative
      expenses.................................   16.7      13.7      17.0      13.0      16.3
    Provision for bad debts....................    1.9       2.4      10.0       3.1       3.1
    Income from operations.....................   24.9      23.4       6.5      18.1      11.8
    Net income.................................   14.5      12.7       2.0       9.6       5.9


RESULTS OF OPERATIONS


  Comparison of three months ended March 31, 1993 and three months ended March 31, 1994.



     Revenues increased $3.4 million or 26.2% to $16.4 million for the three months ended March 31, 1994 compared to $13.0 million for the same period in 1993 primarily as a result of the purchase of Vital Choice, Inc. ("Vital"), Health Quest Infusion Therapies Corporation, Health Quest Infusion Therapy Services Corporation, Health Quest Infusion Therapy Services Corporation II, and HQIT Corporation II (collectively "Health Quest"), Dickson Research Group, Inc. ("Dickson Research"), and Dialysis On Call, Inc.

("Dialysis On Call") on January 25, September 8, September 29, and October 1, 1993, respectively, and to a lesser extent, an increase in the number of patients served by existing facilities.



     Cost of revenues as a percentage of revenues increased to 66.9% in 1994 compared to 64.0% in 1993. This increase is primarily due to price competition, increased nursing expenses required to service managed care contracts and increased personnel, rent and depreciation expense at the branch facilities required to support HealthInfusion's internal growth and the acquisitions of Vital, Health Quest, Dickson Research and Dialysis On Call.



     Selling, general and administrative expenses as a percentage of revenues increased to approximately 16.3% in 1994 compared to approximately 13.0% in 1993. Operating expenses increased as HealthInfusion continued to build its corporate and field infrastructure to better manage and support the Company's continued internal growth and to support the acquisitions of Vital, Health Quest, Dickson Research and Dialysis On Call and the opening of the First Circle division. Specifically, during the second half of 1993, HealthInfusion expanded corporate headquarters, added additional payroll and accounts payable employees and MIS personnel to support the implementation of a new fully integrated software system. HealthInfusion also added the position of a Chief Operating Officer and a Vice President of Receivables to facilitate current and future growth strategies. During the first quarter of 1994, HealthInfusion added additional accounts receivable personnel at corporate to handle collections for all accounts receivable with a balance outstanding in excess of 90 days.



     HealthInfusion's policy is to record revenues net of contractual allowances which represents the difference between gross charges and amounts estimated to be received from third-party payors, including Medicare and private insurance carriers. HealthInfusion has consistently maintained specific controls and procedures designed to estimate contractual allowances, including controls at interim periods. HealthInfusion also records a provision for bad debts to provide for that portion of net revenues which it estimates will not be collectable. The provision for bad debts was $505,274 for the three months ended March 31, 1994 compared to $398,171 for the three months ended March 31, 1993. The provision is adjusted based upon an evaluation of historical collection experience and industry trends.



     Amortization of the excess of cost over fair value of net assets acquired increased in 1994 due primarily to the acquisitions of Vital, Health Quest, Dickson Research and Dialysis On Call. Interest expense increased in 1994 primarily due to increased borrowings which were used for the acquisitions of Vital, Health Quest, Dickson Research and Dialysis On Call in January 1993, September 1993, September 1993 and October 1993, respectively.



     HealthInfusion's effective combined Federal and state income tax rate was 48.6% in 1994 compared to 40.6% in 1993. The 1994 rate was higher primarily as a result of the increased amortization of the excess of cost over fair value of net assets acquired.



     The weighted average common shares outstanding on a primary basis increased to 10,035,684 during 1994 compared to 9,693,148 during 1993, primarily due to the acquisitions of Vital, Health Quest and Dialysis On Call. The weighted average common shares outstanding on a fully diluted basis were 10,035,684 during 1994 compared to 10,650,086 during 1993 primarily due to the 956,936 shares subject to the convertible debentures issued by the Company in connection with its acquisition of HCA not being dilutive during 1994.


  Comparison of year ended December 31, 1992 and year ended December 31, 1993.

     Revenues increased $7.0 million or 13.9% to $56.7 million in 1993 from $49.7 million in 1992 primarily as a result of the purchases of Homedic, Healthcare Solutions and Housecalls on March 4, March 25 and March 26, 1992, respectively, and Vital Choice, Health Quest, Dickson Research Group and Dialysis On Call on January 25, September 8, September 29 and October 1, 1993, respectively, and to a lesser extent an increase in the number of patients served by existing facilities. See "Business -- Background and Recent Developments."

     Cost of revenues as a percentage of revenues increased to 64.7% in 1993 compared to 58.9% in 1992. Those increases are primarily due to price competition, increased nursing expenses required to service managed care contracts, and increased personnel, rent and depreciation expenses at the branch facilities required to support HealthInfusion's internal growth and the acquisitions of Homedic, Healthcare Solutions, Housecalls, Vital Choice and Health Quest.

     Selling, general and administrative expenses as a percentage of revenues was 17.0% in 1993 compared to 13.7% in 1992. Operating expenses increased during this period as HealthInfusion built its corporate and field infrastructure to better manage and support the company's continued internal growth and to support the acquisitions of Homedic, Healthcare Solutions, Housecalls, Vital Choice, Health Quest, Dickson Research and Dialysis On Call and the opening of the First Circle division. Specifically, to support this growth, during 1993, HealthInfusion expanded corporate headquarters, added additional payroll and accounts payable employees and MIS personnel to support the implementation of a new fully integrated software system. HealthInfusion also added the positions of a Chief Operating Officer and Vice President of Receivables to facilitate current and future growth strategies. In addition, during the second half of 1993, management adopted a plan to reorganize and diversify HealthInfusion into other complementary outpatient care businesses. In connection with this effort, HealthInfusion incurred significant expenses to develop new or enhance existing businesses in the following areas: hospice, dialysis, contract research, disease specific centers and specialized infusion therapy programs aimed at hospitals.

     HealthInfusion's policy is to record revenues net of contractual allowances which represents the difference between gross charges and amounts estimated to be received from third-party payors, including Medicare and private insurance carriers. HealthInfusion has consistently maintained specific controls and procedures designed to estimate contractual allowances, including controls at interim periods. HealthInfusion also records a provision for bad debts to provide for that portion of net revenues which it estimates will not be collectable. The provision for bad debts was $5.6 million for the year ended December 31, 1993 compared to $1.2 million for the year December 31, 1992. The provision is adjusted based upon an evaluation of historical collection experience and industry trends. Home infusion therapy is a relatively new area of healthcare. Accordingly, significant changes in reimbursement patterns have been experienced and have accelerated with the maturity of both the providers and payors particularly during 1993. The increase in the provision for bad debts is a direct result of this changing reimbursement environment and the Company's access to better information regarding actual discounts and contractual allowances expected to be realized.

     Amortization of the excess of cost over fair market value of net assets acquired increased in 1993 due primarily to the acquisitions of Homedic, Healthcare Solutions, Housecalls, Preferred HealthInfusion, Vital Choice, Health Quest, Dickson Research and Dialysis On Call. Interest expense increased in 1993 primarily due to increased borrowings which were used for the acquisitions of Homedic, Healthcare Solutions and Housecalls in March 1992, Preferred HealthInfusion in June 1992, Vital Choice in January 1993, Health Quest and Dickson Research Group in September 1993 and Dialysis On Call in October 1993.

     HealthInfusion's effective combined Federal and state income tax rate was 52.1% in 1993 compared to 39.4% in 1992. The 1993 rate was higher primarily as a result of the increased amortization of the excess of cost over fair value of net assets acquired.

     The weighted average common shares outstanding on a primary basis increased to 9,718,644 during 1993 compared to 9,422,893 during 1992, primarily due to the acquisitions of Vital Choice, Health Quest, Dickson Research Group and Dialysis On Call. The weighted average common shares outstanding on a fully diluted basis were 9,718,644 during 1993 compared to 10,379,831 during 1992 primarily due to the fact that the 956,938 shares subject to the convertible debentures issued by the Company in connection with its acquisition of HCA were not dilutive during 1993. See "Business -- Background and Recent Developments."

  Comparison of Year Ended December 31, 1991 and Year Ended December 31, 1992.

     Revenues increased 70% to $49.7 million in 1992 from $29.2 million in 1991, a $20.5 million increase. Approximately $12.4 million of the increase was attributable to HealthInfusion's purchase of Homedic, Healthcare Solutions and Housecalls. See "Business of HealthInfusion -- Background and Recent Developments." An increase in the number of patients served by existing facilities also contributed significantly to the growth in revenues. To a lesser extent, the revenue increase was attributable to other acquisitions and to price increases.

     Cost of revenues as a percentage of revenues was 58.9% in 1992 compared to 55.5% in 1991, primarily due to increased personnel, rent and depreciation expense required to support HealthInfusion's growth. To a lesser extent, the increase in cost of revenues as a percentage of revenues resulted from HCA's and Homedic's use of employee nurses, compared to HealthInfusion's greater reliance on independent nursing agencies to provide patient care. Selling, general and administrative expenses as a percentage of revenues was 13.7% in 1992 compared to 16.7% in 1991 primarily due to economies of scale realized from the increase in HealthInfusion revenues. Amortization of the excess of cost over fair market value of net assets acquired increased in 1992 due primarily to the acquisitions of Homedic, Healthcare Solutions and Housecalls. Interest expense increased in 1992 primarily due to increased borrowings which were used for the acquisitions of Homedic, Healthcare Solutions and Housecalls in March 1992 and Preferred HealthInfusion in June 1992.

     HealthInfusion's effective combined Federal and state income tax rate was 39.4% in 1992 compared to 38.5% in 1991. The 1992 rate was higher primarily as a result of the amortization of the excess of cost over fair value of net assets acquired.

     The weighted average common shares outstanding on a fully diluted basis increased to 10,379,831 during 1992 compared to 8,666,278 during 1991, due primarily to HealthInfusion's June 1991 public offering of 1,878,357 shares, the issuance of 337,269 shares in connection with the acquisitions of Healthcare Solutions and Housecalls during March 1992 and the 956,938 shares subject to the convertible debentures issued by HealthInfusion in connection with its acquisition of HCA. See "Business of HealthInfusion -- Background and Recent Developments."

QUARTERLY RESULTS OF OPERATIONS

     HealthInfusion's results of operations have fluctuated from quarter to quarter in the past and HealthInfusion anticipates that such fluctuations will continue in the future. These variations result from a number of factors, including (i) the opening of new facilities, (ii) acquisitions, (iii) changes in patient mix, payor mix and patient census, (iv) changing reimbursement patterns, particularly during 1993, (v) to a lesser extent, seasonality and (vi) most recently the costs associated with the development of new businesses. There can be no assurance that revenue growth or profitability on a quarterly basis will be sustained in the future.

     The following table sets forth selected operating results for each of HealthInfusion's specified fiscal quarters. The information for each of these quarters is unaudited but includes all normal recurring adjustments and accruals which HealthInfusion considers necessary for a fair presentation thereof. However, these quarterly results are not necessarily indicative of results for any future period.

                                                                         1992
                                                      -------------------------------------------
                                                       FIRST      SECOND       THIRD      FOURTH
                                                      QUARTER     QUARTER     QUARTER     QUARTER
                                                      -------     -------     -------     -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues............................................  $10,366     $13,533     $13,307     $12,543
Income from operations..............................  $ 2,197     $ 3,263     $ 3,097     $ 3,099
Net income..........................................  $ 1,188     $ 1,771     $ 1,632     $ 1,731
Net income per share (fully diluted)................  $   .13     $   .18     $   .17     $   .18
Weighted average common shares outstanding..........   10,225      10,424      10,416      10,395


                                                              1993                          1994
                                           -------------------------------------------     -------
                                            FIRST      SECOND       THIRD      FOURTH       FIRST
                                           QUARTER     QUARTER     QUARTER     QUARTER     QUARTER
                                           -------     -------     -------     -------     -------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.................................  $12,979     $14,346     $14,457     $14,900     $16,374
Income from operations...................  $ 2,355     $ 2,668     $ 2,297     $(3,628)    $ 1,933
Net income...............................  $ 1,247     $ 1,442     $ 1,230     $(2,799)    $   962
Net income per share (fully diluted).....  $   .13     $   .15     $   .13     $  (.28)    $   .10
Weighted average common shares
  outstanding............................   10,650      10,553      10,578       9,998      10,030

LIQUIDITY AND CAPITAL RESOURCES


     Net cash used in operating activities was $3.0 million during the three months ended March 31, 1994 compared to cash provided by operating activities of $1.4 million during the comparable period in 1993. The decrease in cash provided by operations reflects increases in accounts receivable, inventories and other current and long term assets related to the continued expansion of existing facilities and the acquisitions of Vital Choice during January 1993, Health Quest and Dickson Research Group in September 1993 and Dialysis On Call in October 1993 and the opening of the First Circle division. The First Circle division was created to coordinate total patient care for self-insured employers, health maintenance organizations, commercial insurance companies and hospitals. Specifically, a portion of the increase in accounts receivable (which HealthInfusion expects to be temporary) is due to the transition of collections for accounts receivable in excess of 90 days from the individual branch locations to corporate.



     During the three months ended March 31, 1994, HealthInfusion's net cash used in investing activities was approximately $569 thousand. These investments primarily related to cash used for capital expenditures and payments for acquisitions. During the three months ended March 31, 1994, capital expenditures of $510,401 primarily related to capital equipment and leasehold improvements associated with the addition and expansion of regional centers. HealthInfusion does not have pending any material commitments regarding capital expenditures.



     Net cash provided by financing activities was approximately $3.8 million during the three months ended March 31, 1994. These funds were provided from HealthInfusion's revolving lines of credit described below and were used in connection with the acquisitions and capital expenditures described above. At March 31, 1994, HealthInfusion had outstanding bank borrowings under its revolving credit facility of approximately $13.6 million. Available credit as of such date was approximately $4.9 million.


     Although management anticipates that income from operations will increase, operating liquidity may decrease because HealthInfusion's expanded operations will require increased investment in accounts receivable which may not be offset by increases in accounts payable. Delays resulting from increased third-party payor scrutiny of invoices, refusal to pay or an increased proportion of Medicare and Medicaid patients could have a material adverse effect on HealthInfusion's liquidity and general financial position.

     Management believes that available cash, funds generated from operations and funds available under its line of credit will be sufficient for HealthInfusion to satisfy its capital requirements associated with future growth and to finance working capital requirements for the foreseeable future.

     Inflation has not significantly impacted HealthInfusion's financial position or operations.

FUTURE HEALTH CARE PROPOSALS AND LEGISLATION

     The current Presidential administration has the stated goal of improving the national health care system. Its proposals include steps to contain health care costs and cutback the Medicare and Medicaid programs. It is uncertain what legislation, if any, will be approved, and whether any such proposals will be implemented or what effect they would have on HealthInfusion. There can be no assurance that any such proposals or other changes in the health care system will not have an adverse effect on HealthInfusion.

                  MEDISYS SELECTED CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


     The following selected consolidated financial data have been derived from the financial statements of Medisys. The consolidated financial statements of Medisys for the years ended December 31, 1991, 1992 and 1993 and as of December 31, 1992 and 1993 and the related report of Coopers & Lybrand are included elsewhere in this Joint Proxy Statement/Prospectus. The selected consolidated financial data set forth below for the years ended December 31, 1989 and 1990 and as of December 31, 1989, 1990 and 1991 are derived from audited financial statements not included herein. The consolidated selected financial data as of and for the three months ended March 31, 1993 and 1994 are derived from the unaudited Consolidated Financial Statements of Medisys and its Subsidiaries and should be read in conjunction with such unaudited Consolidated Financial Statements and related notes thereto. In the opinion of Medisys' management, the unaudited Consolidated Financial Statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the three months ended March 31, 1994 are not necessarily indicative of the results that may be expected for the full year. The following data should be read in conjunction with "Medisys Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Medisys included elsewhere in this Joint Proxy Statement/Prospectus.



                                                                                            THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                   MARCH 31,
                                            ---------------------------------------------   -------------------
                                             1989     1990     1991      1992      1993      1993        1994
                                            ------   ------   -------   -------   -------   -------     -------
OPERATIONS DATA(1)
Net revenues..............................  $4,592   $7,483   $13,624   $23,662   $51,381   $12,170     $13,508
Income from operations....................   1,041    1,217     1,817     1,364     3,075       997         695
Net income................................     942      954     1,282     1,551       652       788         277
Net income per share:
  Primary.................................  $  .14   $  .13   $   .16   $   .15   $   .05   $   .06     $   .02
  Fully diluted...........................  $  .14   $  .13   $   .16   $   .15   $   .05   $   .06     $   .02
Weighted average number of shares
  outstanding:
  Primary.................................   6,556    7,205     8,102    10,506    12,403    12,231      12,487
  Fully diluted...........................   6,556    7,205     8,174    10,575    13,129    13,108      12,777



                                                              DECEMBER 31,
                                              ---------------------------------------------
                                               1989     1990     1991      1992      1993     MARCH 31, 1994
                                              ------   ------   -------   -------   -------   ---------------
BALANCE SHEET DATA(1)
Accounts receivable net.....................  $1,843   $3,314   $ 6,469   $11,055   $14,537       $14,786
Working capital.............................     580    2,794    14,090     6,955     4,487         8,207
Total assets................................   2,707    5,638    17,492    37,786    41,651        42,111
Total short and long-term debt..............     893    1,266       488     8,907     9,562         6,258
Stockholders' equity........................   1,025    3,439    14,724    24,727    26,941        30,903


- ---------------

(1) The combined financial information includes results of operations from acquisitions made by Medisys during the periods presented from the accounting effective date of each such acquisition. See Note 2 to Medisys' Consolidated Financial Statements appearing elsewhere in this Joint Proxy Statement/Prospectus.

      MEDISYS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     Medisys commenced operations with its first regional center in the Minneapolis-Saint Paul market in 1987. Medisys established additional regional centers in Milwaukee, Wisconsin and St. Louis, Missouri in 1990, in Dallas, Texas in 1991, and in Chico, California and Cincinnati, Ohio in 1992. Medisys also added regional centers in Phoenix, Arizona, Chicago, Illinois and Stockton, California through acquisitions in 1992. In July 1993, Medisys completed a merger with American Home Therapies, Inc. ("AHT") with operations in St Louis, Missouri and Kansas City, Kansas. Medisys intends to enter selected additional metropolitan area markets by opening new regional centers and acquiring established providers, and intends to expand operations in its existing regional centers.

     Medisys' revenues are derived from the provision of health care services and products to patients in their homes, long-term care facilities and in retirement communities. A majority of revenue is generated from the sale of pharmaceuticals in connection with Medisys' healthcare services. Payments for these services and products are received almost exclusively from third-party payors, including health maintenance organizations and other managed care plans, private insurance companies, governmental health care programs and contracted institutions. The profitability of alternate site health care companies is affected by the mix of third-party payors that provide reimbursement for the services and products delivered. Government payors, such as Medicaid programs and the federal Medicare program, tend to provide narrower coverage and lower reimbursement rates than do private insurance companies. Certain managed care providers are able to negotiate rates lower than those paid by other private payors. In future years, the levels of profitability of health care companies, including Medisys, could be adversely affected by continuing efforts of governmental and private payors to reduce costs of health care by lowering reimbursement rates, limiting the number of providers, increasing the review of bills for services and negotiating for reduced contract rates.


     The following table sets forth, for the periods indicated, certain line items derived from Medisys' statements of operations expressed as a percentage of net revenues, adjusted to eliminate merger related expenses and provide income taxes on AHT's S corporation earnings. The acquisition of AHT was accounted for as a pooling of interests; accordingly, the financial information for Medisys for all years presented has been restated to include the results of operations of AHT. This table and the subsequent discussion should be read in conjunction with the Selected Historical Financial Data and the Consolidated Financial Statements and Notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.



                                                                               THREE MONTHS
                                                                                   ENDED
                                                YEAR ENDED DECEMBER 31,          MARCH 31,
                                               -------------------------     -----------------
                                               1991      1992      1993      1993        1994
                                               -----     -----     -----     -----       -----
    Net revenues.............................  100.0%    100.0%    100.0%    100.0%      100.0%
    Direct costs.............................   53.4      62.4      64.9      65.0        67.3
                                               -----     -----     -----     -----       -----
              Gross profit...................   46.6      37.6      35.1      35.0        32.7
    Selling, general and administrative
      expenses...............................   33.3      31.8      29.1      26.9        27.5
                                               -----     -----     -----     -----       -----
              Income from operations.........   13.3       5.8       6.0       8.1         5.2
                                               -----     -----     -----     -----       -----
    Other income (expense)...................   (0.4)      0.9       0.2      (0.0)       (0.8)
                                               -----     -----     -----     -----       -----
              Income before income taxes and
                minority interest............   12.9       6.7       6.2       8.1         4.4
    Income tax provision.....................    4.5       2.7       2.8       3.8         2.3
                                               -----     -----     -----     -----       -----
              Income before minority
                interests....................    8.4       4.0       3.4       4.3         2.1
    Minority interests.......................   (1.1)      0.2       0.2       0.0         0.0
                                               -----     -----     -----     -----       -----
              Net income.....................    7.3%      4.2%      3.6%      4.3%        2.1%
                                               =====     =====     =====     =====       =====

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993



     Net revenues for the first quarter of 1994 were $13,507,588, compared to $12,170,423 for 1993, representing an increase of 11.0%. The revenue growth was primarily the result of volume increases, rather than price increases. The Company's comprehensive pharmacy services business represented approximately 36% of net revenues for the first quarter of 1994 compared to 35.0% for 1993.



     Direct costs of operations increased as a percentage of net revenues to 67.3% for the first quarter of 1994 from 65.0% for the first quarter of 1993 and 64.9% for the year 1993. The increase in the direct cost percentage was primarily due to an increase in personnel costs as a percentage of net revenues, although actual personnel costs for the first quarter of 1994 were comparable to the fourth quarter of 1993.



     Selling, general and administrative expenses increased as a percentage of net revenues to 27.5% for the first quarter of 1994 from 26.9% for the first quarter of 1993, but decreased from 29.1% for the year 1993.



     Income from operations was $695,435, or 5.2% of net revenues for the first quarter of 1994, compared to $997,349, or 8.1% of net revenues for the first quarter of 1993 and 6.0% of net revenues for the year 1993. The decrease in 1994 compared to the year 1993 was primarily due to the increase in direct costs as a percentage of net revenues in the first quarter of 1994.



     Other income (expense) was ($104,198) for the first quarter of 1994 compared to ($3,145) for the first quarter of 1993. This change in other expense was primarily due to an increase in interest expense on borrowings to finance growth in accounts receivable and acquisition payments.



     Prior to the merger in July of 1993, AHT was an S corporation and therefore paid no income taxes. Accordingly, the actual income tax provision includes no provision for income taxes on AHT's S corporation earnings. After pro forma adjustment to provide income taxes on AHT's S corporation earnings, the pro forma adjusted effective income tax rate would have been 53.1% for the first quarter of 1994 compared to 46.9% for the first quarter of 1993, primarily as a result of the relationship of nondeductible amortization of intangible to pre-tax income.



     As a result of the foregoing, net income was $277,228, or $.02 per share for the first quarter of 1994, compared to $787,504, or $.06 per share for 1993. After pro forma adjustment to provide income taxes on AHT's S corporation earnings, net income would have been approximately $277,000, or $.02 per share for 1994, compared to $528,000, or $.04 per share for 1993.



RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1993


     Medisys generated net revenues of $51,380,838 for 1993, compared to $23,661,673 for 1992 and $13,623,933 for 1991, representing increases of 117.1%
from 1992 to 1993 and 73.7% from 1991 to 1992.

     Medisys' net revenues for 1993 increased by 85.8% as the result of acquisitions and 31.3% from growth in operations that existed at the beginning of 1992. The increase in net revenues from 1991 to 1992 was the result of a 41.3% growth in operations that existed at the end of 1991 and by 32.4% as the result of acquisitions. The revenue growth from existing regional centers in 1992 and 1993 was primarily the result of volume increases, rather than price increases, as Medisys expanded physician and payor relationships to gain additional market share.

     Direct costs of operations as a percentage of net revenues for 1993 were 64.9%, compared to 62.4% for 1992 and 53.4% for 1991. The increase in such percentage from 1992 to 1993 was primarily the result of increased revenues from comprehensive pharmacy services businesses acquired starting in the second quarter of 1992. This line of business, which has a higher direct cost percentage than Medisys' infusion therapy business, represented approximately 35% of net revenues for 1993. The increase in direct costs as a percentage of net revenues from 1991 to 1992 was primarily the result of a decrease in net revenues caused by increasing contractual adjustments by third-party payors. Contractual allowances represent the difference between Medisys' list prices and the anticipated level of reimbursement from third-party payors.

     In the fourth quarter of 1992, contractual allowances were increased by approximately $1,300,000, primarily related to Medicare and Medicare-related accounts receivable. Home infusion therapy is a relatively new area of health care. As payors have increased their experience with home infusion therapy claims and Medisys' relationships with payors have strengthened, payor reimbursement policies have become more consistent and predictable, with more reliable information available. Medisys has always had specific procedures and controls in place to estimate allowances, including controls at interim periods, and has estimated contractual allowances on an interim basis with the best information available. The $1,300,000 increase in the allowance resulted from better information available regarding expected contractual allowances and related ongoing discount rates. This improved information allowed Medisys to develop more refined estimates.

     Selling, general and administrative expenses decreased as a percentage of net revenues from 33.3% in 1991 to 31.8% in 1992 and 29.1% in 1993, as a result of the increase in Medisys net revenues over this period, enabling Medisys to spread the fixed portion of its overhead over a larger base of net revenues.

     Income from operations was $3,074,708 for 1993, compared to $1,364,320 for 1992 and $1,816,802 for 1991. The increase in operating income from 1992 to 1993 was primarily the result of the increase in net revenues offset by an increase in the direct cost percentage. The decrease in income from operations for 1992 was primarily the result of the increase in contractual adjustments by third-party payors, including the fourth quarter adjustment of approximately $1,300,000.

     Other income (expense) was ($455,187) in 1993, $211,877 in 1992 and
($57,921) in 1991. The decrease in 1993 was primarily related to $558,220 of costs associated with the merger of AHT and lower interest income as a result of expenditures for acquisitions in 1992, offset by an increase in other income primarily related to a gain on discontinuing a partnership. Net other income for 1992 resulted primarily from the investment of proceeds of Medisys' public offering of Medisys Common Stock. Net other expense for 1991 was primarily related to interest expense, due to increased borrowing to finance accounts receivable.

     Prior to the merger in July of 1993, AHT was a S corporation and therefore paid no income taxes. Accordingly, the income tax provision includes no provision for current incomes taxes on AHT's S Corporation earnings and a provision of $1,180,000 for previously unrecognized deferred income taxes of AHT. The pro forma adjusted income tax provision would have been 45.0%, 40.1.% and 34.7% of income before income taxes and minority interests for 1993, 1992 and 1991, respectively. The increases in 1993 and 1992 were primarily the result of nondeductible amortization of intangibles.

     Minority interests were $81,498 for 1993, $47,801 for 1992 and ($154,132)
for 1991. Minority interests represent the portion of income (loss) from operations allocable to minority ownership in subsidiaries and joint ventures.

     As a result of the foregoing, net income was $652,019, or $.05 per share for 1993, compared to $1,550,998, or $.15 per share for 1992, and $1,281,749, or
$.16 per share for 1991. After pro forma adjustments to eliminate merger-related expenses and provide income taxes on AHT's S corporation earnings, net income would have been approximately $1,831,000, or $.14 per share for 1993, compared to $992,000, or $.09 per share for 1992, and $997,000, $.12 per share for 1991.

     Management believes that inflation has not had a material effect on Medisys' operations or financial condition. There can be no assurance, however, that Medisys' business will not be affected by inflation in the future.


LIQUIDITY AND CAPITAL RESOURCES


     Since its inception, Medisys has financed its operations through equity placements, working capital lines of credit secured primarily by accounts receivable and funds generated through operations.

  Cash Flows from Operating Activities


     Medisys' net accounts receivable have increased from $11,054,946 as of December 31, 1992 to $14,537,385 as of December 31, 1993, and $14,786,083 as of
March 31, 1994, as the result of an increase in net revenues and accounts receivable added through acquisitions. Accounts receivable are generally outstanding for longer periods of time in the health care industry than many other industries because of requirements to provide third-party payors with additional information subsequent to billing and the time required by such payors to process claims. Medisys' number of days net revenues in net accounts receivable ("DSO") was approximately 95 days at December 31, 1993 and 97 days at March 31, 1994. The improvement in DSO in 1993 was the result of changes in Medisys' billing and collection process and acquisition of companies with lower DSO's than the infusion therapy businesses. This reduction in DSO resulted in an improvement in cashflow from operations, increasing cash flow provided by operations to $351,767 in 1992 from cash used by operations in 1991 of ($608,343). Cash flows from operations decreased in 1993 to ($317,620) primarily related to merger expenses of $558,220. Cash flow from operations was $(87,655) for the first quarter of 1994, compared to $866,921 for the first quarter of 1993. This decrease was primarily the result of a decrease in net income and the timing of payments for accounts payable and income taxes.


  Cash Flows from Investing Activities

     Medisys opened regional centers in Milwaukee, Wisconsin in 1990, in Kansas City, Kansas and Dallas, Texas in 1991 and in Cincinnati, Ohio and Chico, California in 1992. In 1992, Medisys acquired regional centers in Phoenix, Arizona, Chicago, Illinois and Stockton, California and added to the Dallas, Texas regional center. The estimated total cost of acquisitions in 1992 was approximately $21,073,000 of which $6,064,000 was paid in cash, $6,735,000 in Medisys Common Stock and $8,274,000 in notes payable. In 1993, Medisys recorded $3,765,000 of previously contingent consideration ($3,015,000 payable in common stock and $750,000 payable in cash) and approximately $440,000 of additional acquisition costs.

  Cash Flows from Financing Activities


     Medisys has an operating line of credit of $7,500,000. The line of credit is collateralized by Medisys' accounts receivable, inventories and other assets. In the first quarter of 1994, notes payable increased $545,000, primarily to fund increases in accounts receivable and other assets. As of March 31, 1994, the Company had cash and unused line of credit of approximately $1,815,000. Proceeds from the increase in notes payable in 1993 were utilized primarily to fund payments of long-term debt and purchases of equipment. As of December 31, 1993, Medisys had cash and unused lines of credit of approximately $2,650,000. The available cash and unused lines of credit will be utilized by Medisys as working capital.


     In accordance with the terms of the line of credit, Medisys may not declare a dividend in any calendar year greater than 25% of the current year's net income. Medisys currently intends to retain any earnings for use in its operations and does not anticipate paying cash dividends in the foreseeable future.

     As of December 31, 1992, availability under the line of credit of $3,600,000 and cash equivalents of $1,325,000 were used as collateral for outstanding letters of credit totaling $4,500,000. The letters of credit were issued to secure the payment of debt associated with an acquisition.

     Long-term debt payable at December 31, 1993, is payable $461,569 in cash and $4,150,000 in Medisys Common Stock, of which $4,209,157 is due in 1994 and $402,412 in 1995. The payment of these obligations is not expected to have a material adverse effect on Medisys' results of operations or liquidity.

     In June 1990, Medisys completed a private placement of Medisys Common Stock that generated net proceeds of $1,440,494. In 1991, Medisys received $947,319 in proceeds from the exercise of options and warrants to purchase an aggregate of 381,385 shares of Medisys Common Stock. These proceeds were used for working capital to finance the growth of Medisys' operations in existing locations and expansion of home infusion therapy operations into new regional centers. In December 1991, Medisys completed a public offering of Medisys Common Stock that generated net proceeds of $9,197,614 from the issuance of 1,700,000 shares. In January 1992, an overallotment option to purchase an additional 255,000 shares of Medisys Common Stock was exercised for net proceeds of $1,413,349. In 1992, Medisys also received $272,522 in proceeds from the exercise of warrants and options to purchase an aggregate of 103,002 shares of Medisys Common Stock. These proceeds were used to fund four acquisitions that were completed in 1992, open additional regional centers and for general working capital purposes.

     Each start-up of a new regional center affects Medisys' profitability due to substantial pre-opening expenses and initial operating losses. Medisys intends to enter additional metropolitan area markets either through start-up operations or through acquisitions. In addition to financing acquisition and expansion plans, available resources will be used to finance growth in Medisys' accounts receivable as Medisys' net revenues grow.


     At the present time, Medisys has no material capital commitments and has not made any commitments regarding acquisition or expansion opportunities, except as described above and the merger with Curaflex, HealthInfusion and T2. At March 31, 1994, Medisys had incurred approximately $900,000 of costs in connection with the Merger. Such costs will be expensed when it is determined that the Merger will be accounted for as a pooling-of-interests. Medisys' future capital requirements will depend upon a variety of factors, including the number of new markets entered by Medisys and the timing of such expansion, which cannot be predicted accurately. Medisys anticipates that existing cash and cash equivalents, together with funds from operations and proceeds from the operating line of credit, will be sufficient to meet its working capital and other requirements for at least 12 months.


FUTURE HEALTH CARE PROPOSALS AND LEGISLATION

     The current Presidential administration has the stated goal of improving the national health care system. Its proposals include steps to contain health care costs and cutback the Medicare and Medicaid programs. It is uncertain what legislation, if any, will be approved, and whether any such proposals will be implemented or what effect they would have on Medisys. There can be no assurance that any such proposals or other changes in the health care system will not have an adverse effect on Medisys.

                                 BUSINESS OF T2

     T2 Medical, Inc., is a national provider of alternate site health care treatment services. T2's primary business is the provision of infusion therapies to patients at the patient's home or at one of T2's IntraCare ambulatory infusion therapy facilities. T2 also provides infusion therapy and related services in connection with its joint ventures that provide maternity risk management services and specialized pediatric services. Other services offered by T2 and its subsidiaries include lithotripsy services, ambulatory surgical center services and physician practice management services. T2 conducts its home and ambulatory infusion therapy and maternity risk management and specialized pediatric services operations in more than 100 cities and 38 states. T2 or its subsidiaries provides management services to 102 physician-owned infusion therapy companies. The principal executive offices of T2 are located at 1121 Alderman Drive, Alpharetta, Georgia 30202.

     T2 was founded on the principle that active physician involvement in the delivery of alternate site health care services is essential to providing the highest quality of care to patients. Historically, T2 developed and established new infusion therapy companies through its relationships with physicians who had ownership interests either in T2 or in the infusion therapy companies managed by T2. However, the changing nature of health care regulation, financing and delivery has necessitated a reassessment of T2's relationship with these physicians. While T2 will continue to work closely with physicians to maintain the quality of care provided, T2 does not intend to develop additional home infusion therapy companies owned by physicians and managed by T2. T2 is currently reviewing all of its relationships with the infusion therapy companies it manages and may acquire such companies or restructure the management agreements it has with such companies in order to ensure continuing compliance with applicable laws and respond to public sentiment against physician ownership in the infusion therapy industry. Furthermore, T2 has begun modifying its marketing efforts to focus on developing contractual relationships with hospitals and managed care entities, including preferred provider organizations, health maintenance organizations, self-insured companies and other third party payors. T2 also is pursuing relationships with or interests in managed service organizations and other networks of health care service providers that can offer a broad range of services to third party payors. T2 management believes that such managed care networks and third party payors will play an increasing role in deciding how health care services are provided and financed.


     On May 17, 1994, T2 transferred its interest in its joint venture with Tokos Medical Corporation ("Tokos") to Tokos. The joint venture, which was operated under the name Women's Homecare, provided maternity risk management services.



     Additional information regarding the business of T2 is available in the T2 Annual Report on Form 10-K for the year ended September 30, 1993, as amended; the T2 Quarterly Report on Form 10-Q for the quarter ended December 31, 1993; the T2 Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 and the other materials incorporated herein by reference.


     Effective March 1, 1994, Anthony C. Smith resigned his position on the Company's Board of Directors and all committees thereof. Mr. Smith formerly served as a member of T2's Stock Option Committee, Executive Compensation Committee and Audit Committee.


     Based on discussions subsequent to May 13, 1994, regarding the possible settlement of certain shareholder litigation currently pending against T2, T2 intends to record a provision of $15,000,000 in its financial statements for the quarter ending June 30, 1994, with respect to its potential net losses in connection with the resolution of such litigation. There can be no assurance, however, that such litigation will be settled or that any settlement will be on terms currently under discussion. See "Risk Factors -- Potential Adverse Effect of Certain T2 Proceedings and Litigation."

                              BUSINESS OF CURAFLEX

DESCRIPTION OF BUSINESS

     General. Curaflex Health Services, Inc. is a national provider of comprehensive home infusion therapy and related services. Curaflex provides a full range of infusion therapies, including antibiotic, total parenteral nutrition, chemotherapy, pain management, hydration, enteral nutrition and other therapies. Curaflex conducts its home infusion therapy operations through 31 regional centers and six satellite facilities strategically located in major markets throughout the United States. In addition, Curaflex provides infusion therapy, as part of a broader program of clinical care, at seven disease-specific outpatient centers focusing on the treatment of complex long-term diseases such as cancer and AIDS/HIV.

     In March 1993, Curaflex acquired Clinical Homecare Ltd. ("CHL") through the merger of a wholly-owned subsidiary of Curaflex into CHL. Former stockholders of CHL received approximately 4 million newly-issued shares of Curaflex common stock in exchange for their shares of CHL common stock and CHL redeemable preferred stock. In addition, Curaflex assumed outstanding stock options and stock warrants which had represented the right to acquire shares of CHL common stock or CHL redeemable preferred stock, which options and warrants now represent the right to receive, upon exercise, an aggregate of approximately 828,000 additional shares of Curaflex common stock. CHL, through its subsidiary Clinical Homecare Corporation, provides a wide range of infusion therapies including home parenteral nutrition, home antibiotic therapy, home enteral nutrition therapy, pain management, hydration therapy, aerosol pentamidine therapy and chemotherapy. During 1993, Curaflex also acquired the infusion therapy businesses of Comprehensive Pharmacy Home I.V. Services, Inc., ContinueCare Health Systems, Inc., Home Solution, Inc., and Excellence, Inc., and in 1992 acquired the similar businesses, Total Home Care, Inc. and Home Health Depot, Inc.

     The Home Infusion Therapy Market. Home infusion therapy principally involves the intravenous administration of nutrients, antibiotics or other medications to patients in their homes, usually as a continuation of treatment initiated in the hospital. The primary factors contributing to the rapid growth of the home infusion therapy market are cost containment pressures, incentives by third party payors to use home care, rapid growth of the elderly population and increased acceptance of home infusion therapy by the medical community and patients. Additionally, the number of therapies that can be administered safely in the home has increased significantly in recent years because of technological innovations such as more sophisticated portable infusion control devices, implantable injection ports, new vascular access devices and advances in drug therapy. Curaflex obtains use of these technological innovations by purchasing products utilizing such innovations from third-party suppliers. Consequently, more infections and diseases that would otherwise have required patients to be hospitalized are now considered treatable in the home.

     Infusion Therapies Provided by Curaflex. Curaflex offers a full range of infusion therapies to patients. The following table sets forth the approximate percentage of net revenue derived from all infusion therapies offered by Curaflex in 1992 and 1993:

                                                            PERCENTAGE OF NET REVENUE
                                                     ---------------------------------------
                                                        YEAR ENDED            YEAR ENDED
                          THERAPY                    DECEMBER 31, 1992     DECEMBER 31, 1993
                          -------                    -----------------     -----------------
        Antibiotic.................................          32%                   31%
        Total Parenteral Nutrition.................          24                    30
        Chemotherapy...............................           8                     5
        Pain Management............................           2                     2
        Aerosolized Pentamidine....................           1                     1
        Enteral Nutritional........................           2                     2
        Other Therapies............................          31                    29
                                                            ---                   ---
        Total......................................         100%                  100%
                                                            ===                   ===

     A brief description of the principal infusion therapies offered by Curaflex is set forth below.

     Antibiotic Therapy. Antibiotic therapy is used to treat complicated infections for which antibiotics infused directly into the bloodstream are more effective than intramuscular injections or oral dosages. Typically, antibiotic treatment is a continuation of a drug treatment initiated in the hospital to treat a variety of infections such as osteomyelitis (bone infections), Lyme disease, pneumocystis carinii pneumonia ("PCP") and other infections associated with AIDS/HIV, and wound infections.

     Total Parenteral Nutrition Therapy. Total parenteral nutrition therapy ("TPN") is the intravenous feeding of life sustaining nutrients to patients with impaired or altered digestive tracts due to gastrointestinal illness such as inflammatory bowel disease, ulcerated colitis or Crohn's disease. TPN is typically administered through a central venous catheter, which is surgically implanted into a major blood vessel during hospitalization to permit the required nutrients to be fed directly into the bloodstream. The parenteral solutions contain necessary life sustaining nutrients and elements, including dextrose, amino acids, electrolytes, vitamins, fatty acids and trace minerals. TPN is typically a long-term infusion therapy, and some patients must continue therapy for life.

     Chemotherapy. Chemotherapy is the intravenous administration of cancer-inhibiting drugs through either rapid or continuous infusion. Curaflex's oncology program encompasses chemotherapy, blood product therapies and biotechnology drugs. The home treatment regimens utilize recent innovations in medication and treatment protocols for the treatment and prevention of the side effects of chemotherapy. Curaflex believes that a majority of chemotherapy currently is administered in the physician's office. However, various forms of cancer such as lung, breast, colon and prostate cancer are particularly conducive to home or alternative site treatment because of continuous chemotherapy protocols utilizing infusion pumps that administer chemotherapeutic agents over an extended period of time. Outpatient chemotherapy treatments are typically administered periodically with a course of treatment lasting several months.

     Pain Management Therapy. Pain management therapy is the administration of pain controlling drugs such as morphine and Demerol to terminally or chronically ill patients and is often administered in conjunction with intravenous chemotherapy. Also, many patients may require pain management therapy for an interim period following outpatient surgery. Use of intravenous pain management therapy is expected to grow as the number of cancer and AIDS patients continues to escalate.

     Other Infusion Therapies. Curaflex is engaged in other infusion therapies such as hydration therapy, which is the administration of fluids typically in conjunction with intravenous chemotherapy. Other non-intravenous infusion therapies include aerosolized Pentamidine, which is administered through a hand held nebulizer for prophylactically treating AIDS patients to inhibit the occurrence of PCP, the leading cause of AIDS-related death. Curaflex also offers enteral nutritional therapy, which is the direct infusion of nutrients through a feeding tube into a portion of the patient's digestive tract that is still functional. Curaflex also provides patients with biological response modifiers including recently FDA approved drugs available due to breakthroughs in recombinant DNA technology. These drugs include colony stimulating factors such as G-CSF, GM-CSF, Erythropoietin and Interferons that enhance the hematopoietic system to boost production of white or red blood cells. In addition, Curaflex provides therapies for other diseases such as thalessemia, alpha-1-antititrypsin
(AAT) deficiency, hemophilia, primary immune deficiencies, growth deficiencies and recurring gastrointestinal diseases. Curaflex regularly evaluates new infusion therapies and expects to continue to expand the range of infusion therapies it offers.

     Clinical Standards. Curaflex's business objectives feature a strong emphasis on providing high quality clinical care. All of Curaflex's regional centers have licensed pharmacies staffed by experienced clinical pharmacists. Curaflex's nursing staff is composed exclusively of registered nurses, all of whom are experienced in infusion therapy and most of whom have additional experience and certification in specialized clinical areas such as oncology and nutritional support. In addition, most of the regional center general managers have clinical backgrounds as either pharmacists or registered nurses.

     Curaflex has initiated a process of accreditation review by JCAHO, a non-profit, private organization that has established generally accepted written standards for healthcare organizations, including home infusion companies. Curaflex's goal is to have all of its existing centers
JCAHO-accredited by the end of 1994. As of February 28, 1994, 26 of Curaflex's regional centers have been accredited by JCAHO, and Curaflex believes that all of its regional centers are operating in accordance with JCAHO standards.

     Field Operations. As of December 31, 1993, Curaflex operated 31 regional centers, six satellite facilities and seven disease-specific outpatient centers, all of which are strategically located in major metropolitan areas. Curaflex intends to expand its infusion therapy services in the future by opening additional regional centers in selected markets and by opening additional satellite facilities in geographic areas adjacent to its regional centers. Curaflex also plans to develop additional disease-specific outpatient centers in other desirable geographic areas.

     The following table sets forth the location of each of the regional centers, satellite facilities and disease-specific outpatient centers operated by Curaflex as of December 31, 1993:

        LOCATION
        --------
        REGIONAL CENTERS                       Cincinnati, Ohio
            Houston, Texas                     Kansas City, Missouri
            Dallas, Texas                      Denver, Colorado
            New Orleans, Louisiana             Austin, Texas
            Atlanta, Georgia                   Providence, Rhode Island
            Chicago, Illinois                  Columbia, Maryland
            Fountain Valley, California        Seattle, Washington
            Ft. Lauderdale, Florida            Orlando, Florida
            New York, New York                 Omaha, Nebraska
            Oklahoma City, Oklahoma            Tampa, Florida
            Philadelphia, Pennsylvania         Salt Lake City, Utah
            Ontario, California                Boston, Massachusetts
            St. Louis, Missouri                Buffalo, New York
            Sherman Oaks, California           Cleveland, Ohio
            Phoenix, Arizona                   Charlotte, North Carolina
            San Francisco, California
            Fairfield, New Jersey
        SATELLITE FACILITIES                   DISEASE-SPECIFIC OUTPATIENT CENTERS
            Macon, Georgia                     Plymouth, Massachusetts
            Levittown, New York                Miami, Florida
            Hartford, Connecticut              Providence, Rhode Island
            Columbus, Ohio                     Watchung, New Jersey
            Clinton, New Jersey                Orange County, California
            Syracuse, New York                 Bradenton, Florida
                                               Ft. Lauderdale, Florida

     Regional Centers. Curaflex's regional centers operate under the direction of a General Manager in accordance with the policies, procedures and objectives of Curaflex. Each regional center maintains a licensed pharmacy equipped with a sterile product compounding facility, known as a "clean room," where all patient medications and nutritional solutions are prepared. Each regional center constitutes a profit center for Curaflex, and is responsible for developing business as well as providing services in its designated market area.

     Satellite Facilities. Curaflex's satellite facilities are smaller offices without pharmacies that support the delivery of home infusion therapy to patients under a nurse's direction. Each satellite facility is designed to extend the market of the regional center to which it is assigned. Medications and support services are supplied by the parent regional center. Curaflex believes that its satellite facilities provide a local presence and responsiveness to patient needs, and that over time some of its satellite facilities will mature into regional centers.

     Disease-specific Outpatient Centers. Curaflex is developing disease-specific outpatient centers to further its strategic objective of attracting patients with complex long-term illnesses early in their disease cycle and maintaining these patients through the various stages of their treatment. The outpatient treatment centers will provide patients likely to need home infusion therapy at some point in the course of their treatment with diagnosis, monitoring, counseling or treatment services, which cannot be provided in the home, together with a broad range of non-hospital based infusion therapy options.

     Curaflex has four comprehensive AIDS/Treatment Centers located in Providence, Rhode Island, Miami, Florida, Ft. Lauderdale, Florida and Bradenton, Florida. The Centers, which are wholly owned by Curaflex and directed by a specialty physician employed by Curaflex, offer a broad program of care, including psychosocial counseling. Curaflex also has an HIV/AIDS resource center in Watchung, New Jersey. This wholly owned center provides HIV/AIDS counseling and psychosocial assistance with patients.

     In addition, Curaflex operates, pursuant to five-year management services agreements between Curaflex and the corporations that own the centers, two cancer treatment centers in Plymouth, Massachusetts and Orange County, California. These centers focus on the treatment of cancer patients using both traditional and innovative infusional chemotherapy protocols.

     Reimbursement for Services. Reimbursement is provided by private sources such as insurance companies, self-insured employers and patients, and through the federal Medicare and state Medicaid programs. Private healthcare insurance typically reimburses a higher amount for a given therapy and provides a broader range of benefits than other payors. The following table sets forth, for the periods indicated, the approximate percentage of Curaflex's net revenue attributable to each type of payor:

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                  ----------------------
                                                                  1991     1992     1993
                                                                  ----     ----     ----
        Private.................................................   83%      81%      79%
        Medicare and Medicaid...................................   17%      19%      21%
                                                                  ----     ----     ----
                  Total.........................................  100%     100%     100%
                                                                  ====     ====     ====

     Quality Assurance. Curaflex utilizes performance objectives covering all aspects of its clinical and business operations and defines quality in terms of conformance to and achievement of these objectives. Twenty-six of Curaflex's regional centers have received JCAHO accreditation, which includes an assessment of the quality assurance system used in all of Curaflex's centers. Curaflex also has additional programs to assure patient and physician satisfaction with the care provided. Quality in business operations is assured through a combination of training programs, management oversight and periodic reviews of specific operating targets and standards.

     Sales and Marketing. Curaflex's products and services are marketed through its sales force. Most patients who utilize Curaflex's products and services are referred by managed care facilities, third-party payors, medical groups and physicians. Curaflex's sales force targets their efforts at these and other referral sources. Curaflex believes that JCAHO accreditation of its centers is important to its sales and marketing efforts.

     Acquisition of Clinical Homecare Ltd. ("CHL"). Effective March 5, 1993, CHL became a wholly-owned subsidiary of Curaflex through the merger of a wholly-owned subsidiary of Curaflex with and into CHL. Former CHL stockholders received Curaflex common stock in exchange for their shares of CHL common stock and CHL redeemable preferred stock based on specified exchange ratios. In addition, options and warrants which formerly represented the right to purchase shares of CHL common stock or CHL redeemable preferred stock are now deemed to be options or warrants to purchase shares of Curaflex common stock (adjusted to account for the stock exchange ratios used in the acquisition).

     CHL's subsidiary Clinical Homecare Corporation has been in the home-infusion therapy business since August 1983, operating out of Fairfield, New Jersey. CHL offers a variety of home infusion therapies, including parenteral nutrition, antibiotic therapy, enteral nutrition therapy, pain management, hydration therapy, aerosol pentamidine therapy and chemotherapy. CHL supplied its patients' infusion therapy needs from its pharmacies located in the states of New Jersey, New York, Ohio, Massachusetts, Texas and California.

     CHL had net revenues in 1992 of $23.6 million, as compared to $21.5 million in 1991 and $13.8 million in 1990. Net income in 1992 was $408,000, as compared to approximately $778,000 in 1991 and $647,000 in 1990. Substantially all of CHL's revenues are paid by third-party payors. During 1992, approximately 73% of CHL's revenues were paid by private insurance carriers and 27% were paid by Medicare and Medicaid programs. In 1991, those percentages were 66% from private insurers and 34% from Medicare and Medicaid.

     Governmental Regulation. Curaflex's business is subject to substantial governmental regulation. Changes in the law or new interpretations of existing laws can have a material effect on permissible activities of Curaflex, the relative costs associated with doing business and the amount of reimbursement by government and other third party payors.

     The federal government and all states in which Curaflex currently operates regulate various aspects of Curaflex's business. In particular, Curaflex's business is subject to state laws governing pharmacies, home health agencies and home intravenous drug therapy providers, as well as federal laws covering the repackaging, dispensing and transportation of drugs, state and federal laws prohibiting the payment of remuneration for patient referrals and state and federal laws relating to the handling and disposal of medical waste as well as occupational safety and health standards. Failure of Curaflex to comply with these laws could adversely affect Curaflex's ability to provide or receive reimbursement for its therapies and services, and could also subject Curaflex and its officers to penalties.

     Each of Curaflex's regional centers is licensed as a pharmacy and, as a result, is subject to federal and state laws and regulations governing pharmacies. At the federal level, such laws, among other things, require Curaflex to comply with certain rules concerning the dispensing of controlled substances, including security, record keeping, inventory controls, prescription and labelling requirements. Curaflex's pharmacists and nurses also are subject to state licensing requirements. JCAHO has established written nursing standards for home care services, including standards for services provided by infusion therapy companies. Curaflex believes that it is in compliance with such standards.

     Curaflex receives a majority of its reimbursement for services rendered from private payor sources that are not government regulated. See
"Reimbursement" above. Curaflex does, however, participate in government reimbursement programs such as Medicare and Medicaid. For participation in these programs, Curaflex is required to maintain necessary licenses and retain provider numbers to file claims with respective government programs.

     Curaflex is also subject to state and federal laws prohibiting payments for patient referrals and regulating reimbursement procedures and practices under Medicare, Medicaid and state programs. The federal Medicare and Medicaid legislation contains anti-kickback provisions which prohibit any remuneration in return for the referral of Medicare or Medicaid patients. Courts have, to date, interpreted these anti-kickback laws to apply to a broad range of financial relationships. Violations of these provisions may result in civil and criminal penalties, including fines of up to $15,000 for each separate service billed to Medicare in violation of the anti-kickback provisions, exclusion from participation in the Medicare and state health programs such as Medicaid and imprisonment for up to five years. Several states also have statutes prohibiting financial arrangements with healthcare providers which, while similar in many respects to the federal legislation, vary from state to state, are often vague and have infrequently been interpreted by courts or regulatory agencies. Possible sanctions for violation of these state restrictions include loss of licensure and civil and criminal penalties. Due to the potentially broad proscriptions contained in these federal and state laws, there can be no assurance that all of Curaflex's business practices would be construed to comply with these laws in all respects. However, in the situations where Curaflex purchases services from or otherwise contracts with healthcare providers who may be in a position to refer patients to Curaflex, Curaflex has exercised care in an effort to structure such arrangements to comply with applicable federal and state laws. Curaflex maintains an internal regulatory compliance review program and retains special counsel, as necessary, to monitor compliance with such laws and regulations and with federal antitrust laws.

     In May 1991, the United States Department of Health and Human Services adopted regulations creating certain "safe harbors" from federal criminal and civil penalties by identifying certain types of joint venture and management arrangements that would not be treated as violating the federal anti-kickback laws relating to referrals of patients for services paid by the Medicare and Medicaid programs. It is not possible to accurately predict the ultimate impact of these regulations on Curaflex's business.

     Curaflex is subject to state and federal laws relating to the handling and disposal of medical waste. Curaflex disposes of its medical waste through hazardous waste vendors which are primarily responsible for compliance with such laws. Curaflex, however, is responsible under certain state laws for the packaging of, labeling of and maintenance for collection of medical waste intended for transport off-site. In addition, Curaflex is subject to state and federal laws relating to occupational safety and health standards designed to protect the employees of Curaflex. Curaflex believes that it is in material compliance with such laws and standards.

     Curaflex is unable to predict what additional legislation, if any, may be enacted in the future relating to Curaflex's business or the healthcare industry, including third party reimbursement, or what effect any such legislation may have on Curaflex.

     Suppliers. Curaflex purchases drugs and other materials and leases certain equipment required in connection with Curaflex's business from many suppliers. Curaflex has not experienced and does not anticipate that it will experience difficulty in purchasing supplies or leasing equipment from current suppliers. In the event that its current suppliers cease to sell materials or lease equipment to Curaflex, Curaflex believes that alternative sources can be located to adequately meet the needs of Curaflex.

     Competition. The home infusion therapy market is highly competitive, and Curaflex expects that competitive pressures will intensify. Curaflex competes with a large number of companies in all of the metropolitan areas in which its regional centers are located. Many of these competitors are local operations servicing a single area; however, there are a number of national and regional home infusion therapy companies, many of which are larger and have significantly greater marketing and financial resources than Curaflex. Competitors also include home healthcare providers that offer infusion therapy as only one of their home products and services.

     Caremark, Inc., is the largest competitor of Curaflex. Medical Care America, Inc. (recently acquired by Caremark, Inc.), T2, Home Nutritional Services, Inc. and National Medical Care, a subsidiary of W.R. Grace & Co., are other major competitors, all of which are larger than Curaflex. Curaflex competes on the basis of a number of factors, including quality of clinical care and services, ability to service widespread geographic areas, ability to develop and maintain relationships with referral sources and price.

     Insurance. Curaflex has general liability insurance of $1 million per occurrence and $2 million in the aggregate and professional liability insurance of $3 million per claim and $5 million in the aggregate, with excess coverage of $10 million for each occurrence and in the aggregate on both policies. These policies provide coverage on an occurrence basis, have certain exclusions from coverage and are renewed annually. No difficulty has been experienced to date in obtaining or retaining insurance but no assurance can be given that Curaflex will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. Moreover, there can be no assurance that Curaflex's current insurance coverage is adequate to provide for any claims that may arise and the related settlements, if any, or the effects on Curaflex's reputation and business of any claim involving performance of Curaflex's services.

     Employees. As of December 31, 1993, Curaflex had approximately 625 full-time and 45 part-time employees. Curaflex's ability to remain competitive will depend on its ability to attract and retain qualified personnel. None of Curaflex's employees are represented by a labor union, and management considers its relations with its employees to be good.

PROPERTIES

     Curaflex's corporate office occupies approximately 34,000 square feet in an office complex in Ontario, California. This space is leased under an agreement that expires in 2002. As of December 31, 1993, Curaflex had 31 regional centers located in 21 states. These regional centers, which occupy approximately 2,500 to 10,000 square feet, are typically located in office complexes with lease agreements expiring between 1994 and 2002. In addition, as of December 31, 1993, Curaflex had (1) six satellite facilities, occupying approximately 400 to 1,000 square feet, which are also typically located in office complexes, and (2) seven disease-specific outpatient centers, occupying approximately 4,000 to 8,000 square feet. Curaflex believes that its facilities are adequate and suitable for its existing operations, and all facilities material to Curaflex's operations are adequately utilized at the present time.

LEGAL PROCEEDINGS

     Curaflex is involved in various claims and legal actions arising in the ordinary course of business, none of which is material in the opinion of management.

                             MANAGEMENT OF CURAFLEX

DIRECTORS AND EXECUTIVE OFFICERS

     The current executive officers and directors of Curaflex are as follows:

                   CURAFLEX EXECUTIVE OFFICERS AND DIRECTORS

            NAME                  AGE                      POSITIONS
- -----------------------------    -----     ------------------------------------------
Charles A. Laverty                48       Chairman of the Board, President and Chief
                                           Executive Officer
Norman H. Werthwein               49       Senior Vice President and Chief Financial
                                           Officer
Kevin M. Higgins                  52       Vice President, General Counsel, and
                                           Secretary
M. Cassandra Harris               38       Division Vice President
David C. Garland                  45       Division Vice President
Bernard Lambrese                  38       Division Vice President
R. Weldon Cole                    42       Division Vice President
Ralph B. Strong                   42       Vice President, Reimbursement
Thomas M. Bates                   53       Vice President, Human Resources
Gary Goltz                        40       Vice President, Managed Care
Thomas McNulty                    37       Vice President, Clinical Services
Michael M. Rothkopf, M.D.         40       Vice President, Medical Affairs
Donald Peterson                   52       Vice President and Treasurer
John S. Chamberlin                65       Director
C. Sage Givens                    37       Director
Philip D. Green                   43       Director
Donald E. Strange                 49       Director
George H. Strong                  67       Director
Edgar Udine                       64       Director
James R. Yarter                   56       Director

     Curaflex's Restated Certificate of Incorporation (the "Restated Certificate") provides for the Board of Directors to be divided into three classes, with each class to be as nearly equal in number of directors as possible. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that time are elected to hold office for a term of three years, and until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting. The terms of John S. Chamberlin and Donald E. Strange expire in 1996; the terms of Charles A. Laverty, Philip D. Green and James R. Yarter expire in 1995; and the terms of C. Sage Givens, George H. Strong and Edgar Udine expire in 1994. See "The Merger -- Rights of Security Holders."

     The holders of a majority of the shares of Curaflex Common Stock outstanding on the applicable record date are entitled to elect the members of the Board of Directors. In March 1993, in connection with Curaflex's acquisition of Clinical Homecare Ltd., the Curaflex Board of Directors, by resolution, appointed Edgar Udine to fill a newly-created position on the Board.

     Officers are elected by, and serve at the discretion of, the Board of Directors. There are no family relationships among any of the directors or officers of Curaflex.

     Charles A. Laverty has been Chairman of the Board, President, Chief Executive Officer and a Director of Curaflex since February 1989. Prior to joining Curaflex, Mr. Laverty served as President and Chief Executive Officer of InfusionCare, Inc., a home infusion services company, from October 1988 to February 1989. From May 1988 until October 1988, Mr. Laverty was Chief Operating Officer of Foster Medical Corporation

("Foster"), a durable medical equipment supply company. From April 1986 to May 1988, Mr. Laverty held several positions, including Vice President and General Manager of the Western United States for Foster.

     Norman H. Werthwein joined Curaflex as Senior Vice President and Chief Financial Officer in January 1992. From January 1990 until joining Curaflex, Mr. Werthwein was Senior Vice President and Chief Financial Officer of Victoria Creations, a designer and manufacturer of costume jewelry. From April 1988 to January 1990, Mr. Werthwein was Chief Financial Officer of Angela Cummings, Inc., a designer and manufacturer of fine jewelry. From January 1987 to April 1988, Mr. Werthwein served as Senior Vice President, Finance and Administration and Chief Financial Officer of Foster.

     Kevin M. Higgins has been Curaflex's Vice President, General Counsel and Secretary since July 1989. From March 1987 to May 1989, Mr. Higgins was Vice President and General Counsel of Foster and its successor company, Abbey/Foster Medical ("Abbey"). Prior to joining Foster, Mr. Higgins was employed by Avon Products, Inc. ("Avon"), an international manufacturer and distributor of cosmetics products, for 15 years in a variety of legal and governmental affairs responsibilities, including Corporate Director of Government Affairs from 1984 to 1987.

     M. Cassandra Harris has been a Division Vice President since February 1993. Ms. Harris served as Curaflex's Vice President, Central Operations from April 1989 to December 1992, at which time Ms. Harris was named Vice President, Birthcare Services. Prior to joining Curaflex, Ms. Harris held several positions, including Vice President of Central Operations, with Foster and Abbey from February 1985 to April 1989.

     David C. Garland has been a Division Vice President since March 1993. Mr. Garland served as Curaflex's Vice President, Marketing and New Business Development from February 1989 to March 1993. Mr. Garland was employed by InfusionCare from November 1987 to February 1989 in the position of Vice President of Sales and Marketing. From April 1986 to November 1987, Mr. Garland was the President and founder of David C. Garland and Associates, a marketing and consulting company specializing in healthcare.

     Bernard Lambrese has been Curaflex's Division Vice President since July 1993. From January 1993 to July 1993, Mr. Lambrese served as Curaflex's Regional Manager. In November 1991, Mr. Lambrese assumed the position of General Manager for the Rhode Island Center after Clinical Partners was acquired by Curaflex. From April 1990 to November 1991, Mr. Lambrese was the Executive Director of Clinical Partners, an organization which provided managed care services for people with HIV. From February 1987 to April 1990, Mr. Lambrese held the position of General Manager for CarePlus, a national home infusion therapy company.

     R. Weldon Cole has been a Division Vice President of Curaflex since March 1993. Mr. Cole served as Curaflex's Vice President, Managed Care from November 1992 to March 1993. Mr. Cole joined Curaflex in September 1989, serving as Regional Manager of the Southwest until his promotion to Vice President, Field Operations in September 1991. From 1988 to 1989, Mr. Cole was a Division Director of Girling Medical Equipment & Supply, Inc. From 1985 until 1988, Mr. Cole held several positions, including Regional Manager, with Foster.

     Ralph B. Strong has been Curaflex's Vice President, Reimbursement, since March 1993. From September 1991 to March 1993, Mr. Strong was Vice President, Finance and Treasurer. Mr. Strong joined Curaflex in October 1989 as Controller. From 1985 to 1989, Mr. Strong was the Director of Finance at Caremark Therapeutic Services, a division of Caremark, Inc., a home infusion services company.

     Michael M. Rothkopf, M.D. has been Curaflex's Vice President, Medical Affairs, since March 1993. Dr. Rothkopf served as Chairman of the Board and Executive Vice President of Clinical Homecare Ltd. ("CHL") from December 1989 until March 1993, when CHL was acquired by Curaflex. In addition, Dr. Rothkopf served as Executive Vice President and Secretary and as a Director of CHL's operating subsidiary, Clinical Homecare Corporation, since its formation in August 1983. Since June 1985, Dr. Rothkopf has been a partner in Metabolic Associates, a private medical practice, and since June 1992, Dr. Rothkopf has served as a Director of Sun Pharm Investors, L.P., a development stage pharmaceutical entity.

     Thomas M. Bates has been Curaflex's Vice President, Human Resources since February 1993. From 1986 until he joined Curaflex, Mr. Bates was Vice President in charge of Human Resources and Facilities Management for Amperif Corporation, a high-technology manufacturing company.

     Gary Goltz has been Curaflex's Vice President of Managed Care since July 1993, following the acquisition of Comprehensive Pharmacy Home IV Services. From March 1989 to June 1993, Mr. Goltz served as President of Comprehensive Pharmacy Home IV Services. From April 1988 to February 1989, Mr. Goltz worked for Foster Medical Corporation as Division Vice President of Contract Administration.

     Thomas McNulty has been Vice President, Clinical Services for Curaflex since September 1992. Prior to that, Mr. McNulty served as Curaflex's National Director of Pharmacy Services, starting in November 1989. During 1989, Mr. McNulty served as Director of Pharmacy Services for Therafusion, Inc., and from 1986 to 1989 Mr. McNulty served as Clinical Pharmacist for Queen of Angels Medical Center in Los Angeles, California.

     Donald Peterson has been Curaflex's Vice President, Treasurer since July 1993. Prior to joining Curaflex, Mr. Peterson served as a Vice President of Union Bank in Riverside, California, from August 1990 to June 1993. From July 1986 to August 1990, Mr. Peterson was Vice President/Director of Private Banking at Bank of America in Los Angeles, California. From July 1980 to June 1986, Mr. Peterson served as Vice President and Manager for Crocker Bank.

     John S. Chamberlin has been a Director of Curaflex since October 1992. Since 1988, Mr. Chamberlin has been a private investor and advisor to investment firms. From 1985 to 1988, Mr. Chamberlin was President and Chief Operating Officer of Avon Products, Inc. and from 1976 to 1985, he was the Chairman and Chief Executive Officer of Lenox, Incorporated. Mr. Chamberlin also currently serves as Chairman of Life Fitness Co., Chairman of WNS, Incorporated and Senior Advisor to Mancuso & Company and serves as a Director for The Scotts Co. and HealthSouth Rehabilitation Corporation.

     C. Sage Givens has been a Director of Curaflex since 1990. Ms. Givens is General Partner of First Century Management Company, which is the sole general partner of First Century Partnership III, a private venture capital fund and a stockholder of Curaflex. Ms. Givens has advised the fund on its healthcare investments since 1983. Ms. Givens also serves as a Director of HealthSouth Rehabilitation Corporation, PhyCor and Oclassen Pharmaceuticals.

     Philip D. Green has been a Director of Curaflex since 1989. Mr. Green is one of the founding partners in the Washington, D.C. law firm Green, Stewart & Farber, which was formed in January 1989. Prior to this time, Mr. Green was one of the founding partners in the Washington, D.C. law firm Schwalb, Donnenfeld, Bray & Silbert, formed in 1978. Mr. Green is currently a Director and the President of Neuromedical Technologies, Inc., a medical device research and development company.

     Donald E. Strange has been a Director of Curaflex since February 1992. Currently, Mr. Strange is Chairman of Nephros Corporation, a medical diagnostic products company. Mr. Strange is also the Chairman and Chief Executive Officer of Trans Care Corporation, which he founded in December 1993. Since December 1992, Mr. Strange has been Chairman and Chief Executive Officer of SIGECOM, Ltd., a healthcare services investment and advisory company. From July 1991 until December 1992, Mr. Strange was Chief Operating Officer and a Director of EPIC Healthcare Group, a hospital management company. From 1990 to 1991, Mr. Strange served as Chairman of U.S. HomeCare Corporation, a home healthcare company. From 1989 to 1991, Mr. Strange was Chairman and Chief Executive Officer of SIGECOM, Ltd., and Mr. Strange was an Executive Vice President of Avon Products, Inc. ("Avon"), an international manufacturer and distributor of cosmetics products, and President of Avon's Healthcare Group from 1987 to 1989.

     George H. Strong has been a Director of Curaflex since 1991. Since January 1985, Mr. Strong has been a private venture capital investor and consultant. Mr. Strong also serves as a Director of HealthSouth Rehabilitation Corporation and CoreFunds, Inc. From 1978 to 1984, Mr. Strong was a founder, Director and Senior Vice President of Universal Health Services, Inc., a hospital management corporation.

     Edgar Udine has been a Director of Curaflex since March 1993. Mr. Udine served as President and Chief Executive Officer and as a Director of Clinical Homecare Ltd. ("CHL") from December 31, 1989 until March 4, 1993, when CHL was acquired by Curaflex. In addition, Mr. Udine served as President and Chief Executive Officer and as a Director of CHL's operating subsidiary, Clinical Homecare Corporation, since its formation in August 1983. Currently, Mr. Udine performs services for Curaflex under a consulting arrangement.

     James R. Yarter has been a Director of Curaflex since 1989. Mr. Yarter has been involved in the medical industry for over 25 years. Starting with C.R. Bard in 1965, he was eventually made President of Inspiron Division and finally a Corporate Group Vice President. Most recently, he was Chairman and Chief Executive Officer of Pancretec Inc. which he sold to Abbott Laboratories in 1989.

COMPENSATION COMMITTEE INTERLOCKS/INSIDER PARTICIPATION

     None of the persons who served as members of the Compensation Committee of the Board of Directors during any part of 1993 (John S. Chamberlin, C. Sage Givens, Philip D. Green, Donald E. Strange and James R. Yarter) are or have been officers or employees of Curaflex or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between Curaflex and other entities involving Curaflex executive officers and Curaflex Board members who serve as executive officers of such entities.

     Mr. Green is partner in Green, Stewart & Farber, a Washington, D.C. law firm that serves as outside healthcare counsel to Curaflex. Curaflex paid to the law firm fees in the amount of $327,067 during the year ended December 31, 1993.

     Ms. Givens is a General Partner of First Century Management Company, the sole General Partner of First Century Partnership III. In October 1991, Curaflex sold 51,189 shares of its Series C Preferred Stock to First Century Partnership III for $9.75 per share.

     In January 1994, Mr. Strange entered into an agreement with Curaflex whereby, in exchange for consulting services related to a proposed business combination with T2, upon consummation of a business combination with T2, Mr. Strange would receive an option to purchase 150,000 shares of Curaflex Common Stock, at an exercise price equal to the closing price for Curaflex Common Stock on The Nasdaq National Market on the last trading day on or before January 6, 1994. Accordingly, upon consummation of the Merger, Mr. Strange will receive an option to purchase 150,000 shares of Curaflex Common Stock at an exercise price of $6.13 per share (which, pursuant to the Merger, will be converted into an option to purchase 49,950 shares of Coram Common Stock at an exercise price of $18.41 per share). The option will be vested and exercisable in full upon its grant, and will remain exercisable for ten years following the date of such grant.

COMPENSATION OF DIRECTORS

     Each of Curaflex's outside Directors receives an annual retainer of $10,000 and receives $1,000 for each regular meeting of the Board of Directors and $1,500 (for the chairperson) or $1,000 (for each member) for each committee meeting at which he or she attends. In addition, the outside Directors were reimbursed for expenses incurred in attending Board meetings.

     Mr. Yarter has a consulting arrangement with Curaflex providing for the payment to Mr. Yarter of $2,000 per month. Mr. Yarter received $24,000 pursuant to this consulting arrangement in 1993. Mr. Strong has a consulting arrangement with Curaflex providing for the payment of $1,000 per day of consulting services rendered to Curaflex. Mr. Strong did not receive any payment under this arrangement in 1993. Ms. Givens received an option on August 26, 1993 to purchase 10,000 shares of Curaflex Common Stock, at an exercise price of $5.375 per share, in consideration of special consulting services rendered for Curaflex in 1993. Mr. Udine, the President and Chief Executive Officer and a Director of Clinical Homecare Ltd. prior to its acquisition by Curaflex in March 1993, has entered into a three-year consulting agreement with Curaflex under which he receives $110,000 per year.

     Each director who is not an executive officer of Curaflex is eligible to receive automatic annual grants of stock options to purchase 10,000 shares of common stock under Curaflex's Directors' Nonqualified Stock

Option Plan (the "Director Plan"). In addition, John Chamberlin, C. Sage Givens and George Strong received option grants in 1993 to purchase, respectively, 40,000, 10,000 and 20,000 shares of Curaflex Common Stock under Curaflex's 1990 Stock Option Plan. Each of the option grants vests monthly over a twelve month period and has an exercise price equal to the fair market value of Curaflex common stock on the date of grant. The chart below summarizes the 1993 option grants made to the non-employee directors of Curaflex:

                                                                         YEAR ENDED
                                                                     DECEMBER 31, 1993
                                                               ------------------------------
                                                                             WEIGHTED AVERAGE
                                                                NUMBER        EXERCISE PRICE
                             DIRECTOR                          OF SHARES        PER SHARE
      -------------------------------------------------------  ---------     ----------------
      John S. Chamberlin.....................................    50,000           $ 6.06
      C. Sage Givens.........................................    20,000           $ 5.59
      Philip D. Green........................................    10,000           $ 5.81
      Donald E. Strange......................................    10,000           $ 5.81
      George H. Strong.......................................    30,000           $ 5.77
      James R. Yarter........................................    10,000           $ 5.81

CERTAIN TRANSACTIONS

     In June 1991, Curaflex pledged a certificate of deposit in the amount of $110,000 as security for a personal loan made by Bank of America to Charles A. Laverty, Curaflex's Chief Executive Officer, which loan has been repaid. In November 1992, Curaflex made a loan to Mr. Laverty of $400,000 in order to allow Mr. Laverty to address income taxes payable upon his exercise of options to purchase 193,000 shares of Curaflex Common Stock at an exercise price of $0.48 per share. The entire principal of the loan along with accrued interest at an annual rate of 3.61% (which interest rate was, at the time of the loan, the "applicable federal rate" under the Internal Revenue Code of 1986, as amended) was due originally on November 1, 1993. As of November 1, 1993, Curaflex extended the due date of the loan until November 1, 1994. See "The
Merger -- Interests of Certain Persons in the Merger."

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the annual, long-term and other compensation earned for services rendered in all capacities to Curaflex and its subsidiaries for the years ended December 31, 1993, 1992 and 1991, by Curaflex's Chief Executive Officer and each of Curaflex's next four most highly compensated executive officers for the 1993 fiscal year (collectively, the "Curaflex Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                                           ------------
                                            ANNUAL                          NUMBER OF
                                         COMPENSATION          OTHER        SECURITIES
         NAME AND                    --------------------      ANNUAL       UNDERLYING        ALL OTHER
    PRINCIPAL POSITION      YEAR     SALARY($)   BONUS($)   COMPENSATION    OPTIONS(#)    COMPENSATION($)(C)
- --------------------------  -----    ---------   --------   ------------   ------------   ------------------
Charles Laverty             1993      315,625    100,000           --         275,000           66,096
  Chief Executive           1992      296,675    152,500       47,500(a)      100,000               --
  Officer                   1991      223,958         --           --             516               --
Norman Werthwein            1993      180,833     50,000           --          25,000            7,228
  Chief Financial           1992      174,600     25,000           --          75,000               --
  Officer                   1991           --         --           --              --               --
Kevin Higgins               1993      158,000     50,000           --          25,000           10,371
  Secretary, General        1992      149,792         --           --          20,000               --
  Counsel                   1991      137,190         --           --           8,016               --
Leo Hendler(b)              1993      125,000     15,000           --          25,000            6,109
  Former Vice President -   1992       16,587         --           --              --               --
  Division I                1991           --         --           --              --               --
Michael Rothkopf, M.D.      1993      168,569         --           --              --               --
  Vice President -          1992      171,200         --           --              --               --
  Medical Affairs           1991      169,131         --           --              --               --

- ---------------

(a) This amount was paid to Mr. Laverty to offset federal and state income taxes payable by Mr. Laverty with respect to his bonus paid in 1992.

(b) Mr. Hendler ceased being an executive officer of Curaflex effective as of January 24, 1994.

(c) Amounts reflect (i) premiums paid by Curaflex for long-term disability insurance for such executive officer, (ii) premiums paid by Curaflex for life insurance for such executive officer, the beneficiary of which is Curaflex, but pursuant to which Curaflex has agreed to pay a designated amount realized on the life insurance to beneficiaries designed by such executive officer, (iii) in the case of Mr. Laverty, premiums paid by Curaflex for life insurances for Mr. Laverty, the beneficiary of which is as designated by Mr. Laverty, and (iv) the contribution made by Curaflex to the Curaflex's Section 401(k) Plan on behalf of such executive which matches his contribution to such plan, up to a maximum annual match of $500. The clauses
    (i), (ii) and (iii) premiums for each executive officer were as follows for 1993:

                       OFFICER                  DISABILITY PREMIUMS     LIFE INSURANCE PREMIUMS
        --------------------------------------  -------------------     -----------------------
        Charles Laverty.......................        $10,113                   $55,483
        Norman Werthwein......................          1,496                     5,232
        Kevin Higgins.........................          4,415                     5,456
        Leo Hendler...........................          2,149                     3,960

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during the year ended December 31, 1993 to each of the Curaflex Named Executive Officers and the potential realizable value of such options at December 31, 1993. No stock appreciation rights ("SARs") were granted during such fiscal year to any Curaflex Named Executive Officer.

                                                INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                               ----------------------------------------------------      VALUE AT ASSUMED
                                NUMBER OF     % OF TOTAL                                   ANNUAL RATES
                               SECURITIES      OPTIONS                                    OF STOCK PRICE
                               UNDERLYING     GRANTED TO                                 APPRECIATION FOR
                                 OPTIONS      EMPLOYEES     EXERCISE                      OPTION TERM(3)
                                 GRANTED      IN FISCAL       PRICE      EXPIRATION    --------------------
            NAME                 (#)(1)          YEAR       ($/SH)(2)       DATE        5%($)       10%($)
- -----------------------------  -----------    ----------    ---------    ----------    --------    --------
Charles Laverty..............    275,000         23.0%        6.125        03/24/03    1,059,294   2,684,460
Norman Werthwein.............     25,000          2.0%        6.125        03/24/03      96,299     244,042
Kevin Higgins................     25,000          2.0%        6.125        03/24/03      96,299     244,042
Leo Hendler..................     25,000          2.0%        6.125        03/24/03      96,299     244,042
Michael Rothkopf M.D. .......     --            --            --             --           --          --

- ---------------

(1) The options were granted under the Curaflex 1990 Stock Option Plan with an exercise price equal to 100% of the fair market value of the option shares on the grant date. The options have a maximum term of 10 years measured from such grant date, subject to earlier termination upon the optionee's cessation of employment with Curaflex. The options will become exercisable for the option shares in 48 equal and successive monthly installments upon the optionee's continued period of employment. The options will become immediately exercisable for all the option shares should the optionee's employment involuntarily terminate within 12 months after (i) the acquisition of Curaflex by merger or asset sale, (ii) a change in beneficial ownership of 20% or more of the outstanding Curaflex Common Stock or (iii) a change in the composition of a majority of the members of the Curaflex Board of Directors through a contested election for Board membership.

(2) The exercise price may be paid in cash, in shares of Curaflex Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. Under the terms of the 1990 Stock Option Plan, Curaflex may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise.

(3) There is no assurance provided to any executive officer or any other holder of Curaflex Common Stock that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of Curaflex Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning each exercise of stock options during the year ended December 31, 1993 by each of the Curaflex Named Executive Officers and the year-end value of their unexercised options. No SARs were exercised during such fiscal year, nor were any SARs outstanding at the end of that fiscal year.

                                                                NUMBERS OF                    VALUES OF
                                                                SECURITIES                   UNEXERCISED
                                                                UNDERLYING                   IN-THE-MONEY
                                  SHARES       VALUE            OPTIONS AT                    OPTIONS AT
                                ACQUIRED ON   REALIZED          12/31/93(#)                  12/31/93($)
             NAME               EXERCISE(#)    (1)($)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(2)
- ------------------------------  -----------   --------   -------------------------   ----------------------------
Charles Laverty...............     --            --            317,493/27,969                   1,105,383/0
Norman Werthwein..............     --            --             47,915/52,085                           0/0
Kevin Higgins.................     --            --             72,427/35,943                295,421/19,958
Leo Hendler...................     --            --              4,687/20,313                           0/0
Michael Rothkopf MD...........    305,296      856,142                    0/0                           0/0

- ---------------

(1) In February 1993, Dr. Rothkopf exercised options to purchase 709,991 shares of common stock of Clinical Homecare Ltd. ("CHL Common Stock"), which shares were converted into 305,296 shares of Curaflex Common Stock pursuant to Curaflex's acquisition of CHL. Value realized is based on the closing sale price of CHL Common Stock on the date of exercise minus the exercise price.

(2) Value is based on the closing sale price of Curaflex Common Stock as of December 31, 1993 ($5.625) minus the exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In January 1991, Curaflex entered into a three-year employment agreement with Charles A. Laverty, its Chairman, President and Chief Executive Officer. On the anniversary date of each contract year, the agreement automatically renews for an additional three-year period unless either Curaflex or Mr. Laverty elects not to have the term of the agreement so renewed. Among other things, the agreement provides for Mr. Laverty to receive (i) a base salary in an amount not less than $225,000 per year (for 1993, Mr. Laverty is paid a base salary of $300,000) and (ii) depending on the manner of termination of his employment, severance pay equal to two years of Mr. Laverty's salary or, in certain cases, the greater of two years of his salary or the balance of his salary during the then current term of the agreement. The employment agreement prohibits Mr. Laverty from directly or indirectly competing with Curaflex for two years after termination of employment. In November 1993, Curaflex amended Mr. Laverty's employment agreement to increase his annual salary to $375,000. In addition, pursuant to the terms of his employment agreement Curaflex funds life insurance covering Mr. Laverty in the amount of $2,500,000 for the benefit of his estate.

     Pursuant to Mr. Laverty's employment agreement, in the event of Mr. Laverty's death while he is employed by Curaflex or within 12 months following termination of his employment, Mr. Laverty's estate will have the right to sell to Curaflex certain options for up to 415,184 shares of Curaflex Common Stock or the shares underlying such options (if such options have been exercised) at a per share price of $6.36 (less the exercise price per share in the case of unexercised options). Curaflex is obligated to purchase and maintain term life insurance covering Mr. Laverty in an amount not less than $2.6 million to fund its repurchase obligation.

     In addition to the foregoing, Kevin M. Higgins, Vice President, General Counsel and Secretary, and M. Cassandra Harris, Divisional Vice President, each have a contractual severance arrangement with Curaflex providing for payment by Curaflex of an amount equal to six months of such officer's salary at the time of termination if such officer's employment is terminated without cause.

     If the Merger is consummated, Mr. Laverty will enter into a new employment agreement with Coram. See "The Merger -- Interests of Certain Persons in the Merger."

                        CURAFLEX PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information known to Curaflex with respect to beneficial ownership of Curaflex Common Stock as of April 30, 1994 by
(1) each person who is known by Curaflex to own beneficially more than 5% of the outstanding shares of Curaflex Common Stock, (2) each of Curaflex's directors,
(3) the Curaflex Named Executive Officers and (4) all current directors and executive officers as a group. Except as otherwise noted, each beneficial owner listed has sole dispositive and voting power with respect to the Curaflex Common Stock indicated.



                                                                   SHARES          PERCENT
                                                                BENEFICIALLY     BENEFICIALLY
                             STOCKHOLDER                           OWNED            OWNED
        ------------------------------------------------------  ------------     ------------
        5% Stockholders:
          Michael Rothkopf(1).................................       942,608          6.3
          49 Hamilton Drive East
          North Caldwell, New Jersey 07006
        Directors and Named Executive Officers:
          John S. Chamberlin(2)...............................        60,000            *
          C. Sage Givens(3)...................................       735,515          4.9
          Philip D. Green(4)..................................        37,499            *
          Leo G. Hendler(5)...................................        25,271            *
          Kevin Higgins(6)....................................        87,197            *
          Charles A. Laverty(7)...............................       543,191          3.6
          Donald E. Strange(8)................................       230,300          1.5
          George H. Strong(9).................................        57,499            *
          Edgar Udine.........................................       828,613          5.5
          Norman Werthwein(10)................................        65,691            *
          James R. Yarter(11).................................        47,499            *
        All officers and directors as a group (20
          persons)(12)........................................     3,997,035         24.6


- ---------------

  *  Less than 1%.

 (1) Mr. Rothkopf is also Vice President, Medical Affairs, of Curaflex.


 (2) Includes 60,000 shares issuable on exercise of options held by Mr. Chamberlin that are exercisable within 60 days after April 30, 1994.



 (3) Includes 701,008 shares held by First Century Partnership III, a venture capital fund over which Ms. Givens has shared voting and shared investment power. Ms. Givens disclaims beneficial ownership of the shares held by such venture capital fund. Includes 28,333 shares issuable on exercise of options held by Ms. Givens that are exercisable within 60 days after April 30, 1994.



 (4) Includes 37,499 shares issuable on exercise of options held by Mr. Green that are exercisable within 60 days after April 30, 1994.



 (5) Includes 25,000 shares issuable on exercise of options held by Mr. Hendler that are exercisable within 60 days of April 30, 1994.



 (6) Includes 80,864 shares issuable on exercise of options held by Mr. Higgins that are exercisable within 60 days after April 30, 1994.



 (7) Includes 364,368 shares issuable on exercise of options held by Mr. Laverty that are exercisable within 60 days after April 30, 1994. Excludes 100,000 shares issuable upon exercise of an option which will be issued to Mr. Laverty upon consummation of the Merger.



 (8) Includes 210,000 shares issuable on exercise of options held by Mr. Strange that are exercisable within 60 days after April 30, 1994, and includes 300 shares held by Mr. Strange's minor son. Includes 150,000 shares issuable on exercise of an option which will be issued to Mr. Strange upon consummation of the Merger. See "Management of Curaflex -- Compensation Committee Interlocks/Insider Participation."



 (9) Includes 46,666 shares issuable on exercise of options held by Mr. Strong that are exercisable within 60 days after April 30, 1994.



(10) Includes 62,499 shares issuable on exercise of options held by Mr. Werthwein that are exercisable within 60 days after April 30, 1994.



(11) Includes 37,499 shares issuable on exercise of options held by Mr. Yarter that are exercisable within 60 days after April 30, 1994.

(12) Includes 1,229,118 shares issuable on exercise of options held by certain officers and directors that are exercisable within 60 days after April 30, 1994. Also includes 150,000 shares issuable on exercise of an option which will be granted to Mr. Strange upon consummation of the Merger. Also includes 701,008 shares held by First Century Partnership III, a venture capital fund over which Ms. Givens has shared voting and shared investment power; Ms. Givens disclaims beneficial ownership of such shares. Does not include shares held by Mr. Hendler, who ceased being an executive officer of Curaflex as of January 24, 1994.


                    DESCRIPTION OF CAPITAL STOCK OF CURAFLEX

     The authorized capital stock of Curaflex consists of 40,000,000 shares of common stock, $.001 par value, and 4,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK


     As of April 30, 1994, there were 14,988,097 shares of Curaflex Common Stock outstanding, held of record by 784 stockholders. The holders of Curaflex Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Curaflex Common Stock have no cumulative voting rights in the election of directors. Subject to the prior rights of holders of preferred stock of Curaflex which may be issued, the holders of Curaflex Common Stock are entitled to dividends, when and if declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of Curaflex, the holders of Curaflex Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of Curaflex Common Stock have no preemptive rights and have no right to convert Curaflex Common Stock into any other securities. All outstanding shares of the Curaflex Common Stock are, and all shares of Curaflex Common Stock issued pursuant to the Merger will be when issued, fully paid and nonassessable.


PREFERRED STOCK

     No shares of preferred stock of Curaflex are outstanding. The Board of Directors has the authority, without further stockholder approval, to issue authorized but unissued shares of preferred stock in one or more series and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Such issuance of preferred stock may adversely affect, among other things, the voting rights of existing stockholders. Moreover, unissued and unreserved preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Curaflex. In addition, the mere existence of such unissued and unreserved preferred stock may have a depressive effect on the market price of Curaflex Common Stock. Curaflex has no present plans to issue any shares of preferred stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Curaflex is subject to Section 203 of the DGCL, which imposes restrictions on business combinations (as defined therein) with interested persons (being any person who acquired 15% or more of Curaflex's outstanding voting stock). In general, Curaflex is prohibited from engaging in business combinations with an interested person for a period of three years from the date a person becomes an interested person, subject to certain exceptions. By restricting the ability of Curaflex to engage in business combinations with an interested person, the application of Section 203 to Curaflex may provide a barrier to hostile or unwanted takeovers. Moreover, the application of Section 203 to Curaflex, along with the fact that Curaflex has a Board of Directors divided into three classes with staggered terms of three years each, may have the effect of discouraging bidders from offering stockholders a premium on their shares. See "The
Merger -- Rights of Security Holders."

                           BUSINESS OF HEALTHINFUSION

DESCRIPTION OF BUSINESS

     HealthInfusion is a national provider of home infusion therapy services and currently operates 35 branch facilities serving 26 states. HealthInfusion also provides services to the contract research industry for the research and development of new products and services and provides case management and acute care dialysis services. Since opening its first branch facility in July 1988, HealthInfusion's revenues have increased from 1989 reported revenues of $5.8 million to 1993 revenues of $56.7 million through both internal expansion and acquisitions.

     HealthInfusion intends to continue its growth as a national provider of home infusion services by (i) increasing revenues at existing branch facilities,
(ii) acquiring established home infusion providers, and (iii) opening new facilities in selected markets. HealthInfusion intends to expand the market share of existing, acquired and newly opened branch facilities by increasing its marketing efforts, on both a local and national basis, to a wide variety of patient referral sources, including physician groups, hospitals, insurance companies, managed care providers and other third-party payors.

     Infusion therapy is the administration to a patient of nutrients, antibiotics or other medications either intravenously or through a feeding tube. HealthInfusion's services include educating patients and their caregivers, compounding prescriptions and conducting other pharmacy operations, providing nursing services through independent agencies and registered nurses employed by HealthInfusion, monitoring patient compliance with the prescribed plan of care, maintaining patient records, consulting with attending physicians, and processing reimbursement claims.

     HealthInfusion believes that its success is primarily attributable to (i) the clinical expertise and technical competence of HealthInfusion's senior management and professional staff, which ensure high quality services and enhance relationships with referral sources, (ii) the use of decentralized management systems supported by corporate-level financial, operational and quality controls to ensure that HealthInfusion's branch facilities remain responsive to local market needs, and (iii) the cost-effectiveness and flexibility provided by the use of independent nursing agencies in most of HealthInfusion's branch facilities.

     The home infusion therapy market has grown considerably in recent years, primarily due to (i) the cost-effectiveness of home treatment compared to hospital treatment, (ii) the quality-of-life advantages of enabling patients to continue their therapies in a familiar environment, and (iii) the increased acceptance of home infusion therapy by the medical community, patients and third-party payors. Such growth has also been accelerated by the ongoing advances in medical technology that permit the treatment of an increasing number of illnesses with home infusion therapies. In 1993, HealthInfusion derived approximately 34% and 37% of its revenues from parenteral nutrition and antibiotic therapy, respectively.

THE HOME INFUSION THERAPY MARKET

     Home infusion therapy principally involves the intravenous administration of physician-prescribed nutrients, antibiotics or other medications to patients in their homes, usually as a continuation of a treatment program initiated in a hospital.

     Management believes that the growth of the home infusion therapy industry is primarily attributable to (i) increased cost containment efforts that have encouraged home health care; (ii) medical advances that enable doctors to treat more illnesses through home infusion therapy; and (iii) the desire of hospitalized patients to be treated in their homes. The growth of the industry is also the result of improved delivery technology that permits the treatment of more diseases at home and the growing awareness and acceptance among physicians and third-party payors of home infusion therapy as an alternative to in-hospital treatment. These factors have combined to increase the number of referring hospitals and physicians.

BACKGROUND AND RECENT DEVELOPMENTS

     The following is a brief description of certain material developments affecting HealthInfusion's business.

     The Business Combination. HealthInfusion's predecessor, Intracare, Inc., a Florida corporation ("Intracare"), was organized in February 1988 and partially developed the business of HealthInfusion's Miami, Tampa and Jacksonville facilities by establishing joint venture relationships with groups of physicians involved in medical specialties that Intracare believed had a recurring need for home infusion therapy. HealthInfusion was incorporated in December 1989 by the principal shareholders of Intracare to acquire all of the outstanding capital stock of Intracare and all of the interests of Intracare's partners in five of the eight joint ventures then managed by Intracare. In May 1990, HealthInfusion made such acquisitions in exchange for 4,800,000 shares of HealthInfusion Common Stock and $1,218,000 of the net cash proceeds from HealthInfusion's initial public offering.

     Healthcare Affiliates. In March 1991, HealthInfusion acquired substantially all of the assets of HCA, with home infusion therapy facilities located in Houston, Oklahoma City, Tulsa, Chicago, Philadelphia and Merrillville, Indiana. The purchase terms included (i) an initial payment of approximately $7.0 million in cash, (ii) the issuance of $3.5 million of 9% subordinated convertible debentures due September 1994 (the "1994 Debentures"), (iii) the assumption of approximately $2.2 million of indebtedness, and (iv) the subsequent issuance of $7.0 million of 9% subordinated convertible debentures due June 30, 1996 (the "1996 Debentures") based on the revenues of HCA's business during the six months ended June 30, 1991.

     Homedic. In March 1992, HealthInfusion acquired Homedic, with home infusion therapy facilities serving Baltimore, southern New Jersey and Philadelphia. In connection with this acquisition, HealthInfusion paid approximately $3.0 million in cash at the time of the closing and paid additional consideration of $500,000 in September 1993 based on Homedic's 1992 and annualized 1993 earnings before interest and taxes. Management believes that Homedic's significant operating experience with managed care customers will provide HealthInfusion with valuable knowledge relating to this increasingly important referral source.

     Housecalls. In March 1992, HealthInfusion acquired Housecalls, providing home infusion therapy services in Phoenix. In connection with this acquisition, HealthInfusion paid approximately $3.8 million in cash and issued 227,159 shares of HealthInfusion Common Stock. Housecalls is a provider of home infusion therapy in Arizona and the acquisition, therefore, provides HealthInfusion with an immediate presence in a major western United States market.

     Healthcare Solutions. In March 1992, HealthInfusion acquired Healthcare Solutions, with four home infusion therapy facilities in southern California. In connection with this acquisition, HealthInfusion paid $3.0 million in cash and issued 110,110 shares of HealthInfusion Common Stock. Based on Healthcare Solutions's net revenues and profit margins during 1992, HealthInfusion issued to the former shareholders of Healthcare Solutions 176,470 shares of HealthInfusion Common Stock in 1993. Management believes that Healthcare Solutions presented a particularly attractive acquisition opportunity by allowing HealthInfusion to enter the southern California market with an established branch network.

     Vital Choice. In January 1993, HealthInfusion acquired 100% of the outstanding stock of Vital Choice, with the issuance of 187,807 shares of HealthInfusion Common Stock. Vital Choice 1992 revenues were approximately $3.7 million. Vital Choice is a provider of home infusion therapy in Oregon and the acquisition provides HealthInfusion with a presence in a major northwest United States market.

     Health Quest. In September 1993, HealthInfusion acquired 100% of the outstanding stock of Health Quest through the issuance of 428,571 shares of HealthInfusion Common Stock. Based on the earnings before tax for a 12-month period, HealthInfusion may be required to pay additional consideration to the former shareholders of Health Quest in August 1994. The additional consideration will be based on a sliding scale formula up to a maximum of 1.5 times the increase in earnings before tax during the 12 months subsequent to the acquisition. Health Quest is a provider of home infusion therapy in Indiana and Michigan. Health Quest's 1992 revenues were approximately $6.0 million.

     Dickson Research. In September 1993, HealthInfusion acquired 60% of the outstanding stock of Dickson Research for $1.2 million in cash, with an option to purchase the remaining 40% of the outstanding stock. Based on net revenues and pre-tax profits, HealthInfusion may be required to pay additional consideration of up to $2,520,000 in HealthInfusion Common Stock. Dickson Research 1992 revenues were approximately $1.4 million.

     Dialysis On Call. In October 1993, HealthInfusion acquired 100% of the stock of Dialysis On Call, Inc., through the issuance of 42,666 shares of HealthInfusion Common Stock and $480,000 in cash. Dialysis On Call is a Florida-based provider of hospital and in-patient hemodialysis services. Dialysis On Call revenues in 1992 were approximately $1.0 million. In September 1994, HealthInfusion will be required to pay to the sole shareholder of Dialysis On Call approximately 32,400 shares of HealthInfusion common stock. In addition, HealthInfusion may be required to pay additional cash consideration of $160,000 and $240,000 in HealthInfusion common stock if Dialysis On Call meets certain revenue and profit projections.

     Current Facilities. The following table sets forth, by internal expansion and acquisitions, certain information with respect to HealthInfusion's facilities:

                     FACILITY LOCATION -- INFUSION                DATE COMMENCED SERVICE
        --------------------------------------------------------  ----------------------
        Internally Developed:
          Miami, Florida........................................    July 1988
          Jacksonville, Florida.................................    November 1988
          St. Petersburg, Florida...............................    February 1989
          Boca Raton, Florida...................................    June 1989
          Raleigh/Durham, North Carolina........................    January 1990
          New York, New York....................................    March 1990
          Atlanta, Georgia......................................    July 1991
          Youngstown, Ohio......................................    December 1991
          Mays Landing, New Jersey..............................    December 1991
          Tampa, Florida........................................    December 1992
          Washington, D.C.......................................    May, 1993
          Pensacola, Florida....................................    November 1993
          Seattle, Washington...................................    December 1993
        Acquired October 1990:
          Orlando, Florida......................................    November 1986
        Acquired March 1991:
          Merrillville, Indiana.................................    July 1988
          Houston, Texas........................................    January 1989
          Oklahoma City, Oklahoma...............................    April 1989
          Chicago, Illinois.....................................    September 1989
          Tulsa, Oklahoma.......................................    April 1990
        Acquired September 1991:
          Fayetteville, North Carolina..........................    December 1987
        Acquired March 1992:
          Pennsauken, New Jersey................................    September 1984
          Kenilworth, New Jersey................................    April 1991
        Acquired March 1992:
          Torrance, California..................................    May 1986
          Santa Ana, California.................................    June 1988
          San Diego, California.................................    May 1990
          Chatsworth, California................................    March 1991
        Acquired March 1992:
          Phoenix, Arizona......................................    January 1989
        Acquired September 1992:
          Naples, Florida.......................................    May 1990

                     FACILITY LOCATION -- INFUSION                DATE COMMENCED SERVICE
        --------------------------------------------------------  ----------------------
        Acquired January 1993:
          Medford, Oregon.......................................    December 1986
          Eugene, Oregon........................................    August 1989
          Portland, Oregon......................................    September 1989
          Bend, Oregon..........................................    January 1992
        Acquired September 1993:
          South Bend, Indiana...................................    August 1989
          Lansing, Michigan.....................................    July 1986
          Detroit, Michigan.....................................    March 1990

                    FACILITY LOCATION -- CONTRACT RESEARCH
        Acquired September 1993:
          Berwyn, Pennsylvania..................................    September 1990

                     FACILITY LOCATION -- DIALYSIS
        --------------------------------------------------------
        Acquired October 1993:
          Coral Springs, Florida................................    October 1982

GROWTH STRATEGY

     HealthInfusion intends to continue its growth as a national provider of home infusion services by (i) expanding the business of its existing operations,
(ii) acquiring established home infusion providers, and (iii) opening new branch facilities in selected markets. HealthInfusion is continually evaluating potential acquisition candidates and suitable locations for new facilities. HealthInfusion does not presently have any agreements, arrangements or understandings regarding any such acquisition candidates or opening of additional facilities. HealthInfusion's growth strategy is dependent in large part on the ability of HealthInfusion to attract and retain key management, marketing and operating personnel at the local facility level.

     HealthInfusion's acquisition strategy includes (i) identifying businesses with stable referral sources that it can acquire at attractive purchase prices,
(ii) minimizing its initial cash investment by utilizing deferred payment mechanisms and financing a significant portion of the purchase price with common stock, (iii) retaining management and using "earn-outs" based on revenues and/or profits to provide incentives to such management, and (iv) using its strategic management expertise and corporate information and control systems to enhance the growth and profitability of acquired operations.

     The decision to open a new facility is based on several criteria, including HealthInfusion's relationships with key referral sources in the market area, potential competition and the reimbursement dynamics and therapeutic needs of the patient population. Management estimates that a new branch facility generally requires working capital during the first year of the facility's operation of approximately $500,000 to $1 million to finance the facility's build-out, inventory, accounts receivable and initial start-up losses. See "HealthInfusion Management's Discussion and Analysis of Financial Condition and Results of Operations."

OPERATING PHILOSOPHY

     Critical elements to the success of all home infusion therapy providers include adjusting to a changing economic and regulatory environment, obtaining payment from third-party payors, controlling costs, marketing to key referral sources, maintaining high quality care and adapting to satisfy the needs of local markets. As part of its operating philosophy, HealthInfusion's corporate staff works closely with the local management of each facility to develop, implement and monitor both operating and financial plans and strategies. HealthInfusion also seeks to increase the earnings and cash flow of existing, acquired and recently opened branches by facilitating internal growth, reducing costs, improving margins and controlling working capital. The following elements are integral aspects of the general operating philosophy:

     - CLINICAL FOCUS. HealthInfusion's President and Vice
       President -- Operations hold doctorate degrees in pharmacy, and HealthInfusion emphasizes the training and clinical expertise of each member of its professional staff. HealthInfusion believes that this medical orientation provides employees with a comprehensive understanding of patients' needs and enhances HealthInfusion's ability to establish relationships with referral sources. HealthInfusion's overall technical competence also provides a competitive advantage in identifying, evaluating and attracting suitable acquisition candidates and skilled employees. Another benefit of HealthInfusion's clinical focus is the ability of HealthInfusion's health care staff to work closely with attending physicians in developing and monitoring treatment protocols. In addition, HealthInfusion has from time to time reviewed and tested, in conjunction with hospitals, pharmaceutical companies and physician groups, new medications and delivery technologies for application in the home. Management believes that the resulting access to new therapies provides a competitive marketing advantage and enables HealthInfusion to better serve patients' clinical needs.

     - DECENTRALIZATION OF MANAGEMENT. While maintaining certain critical financial, operational and quality controls at the corporate level, HealthInfusion endeavors to ensure, through integrated management information systems, that its local managers have the autonomy and ability to perform effectively by providing them with marketing, billing, purchasing and other local decision-marking authority sufficient to enable HealthInfusion to remain responsive to local market needs. Management believes that such flexibility also results in greater efficiencies in dealing with local referral sources, third-party payors and patients. In addition, because local managers are compensated in part upon their branch facility's financial performance, accounts receivable management is emphasized at all levels of HealthInfusion's organization.

     - NURSING SERVICES. HealthInfusion uses, to the extent feasible under local market conditions, registered nurses from independent nursing agencies to provide patient care. Registered nurses employed by HealthInfusion generally serve in a supervisory capacity, providing an additional level of quality assurance. Management believes that this strategy enables HealthInfusion to (i) respond to fluctuations in patient levels and the specific needs of local markets, (ii) use nursing agencies as additional referral sources, and (iii) market HealthInfusion to third-party payors as a more cost-efficient provider than many of its competitors.

INFUSION THERAPIES PROVIDED BY HEALTHINFUSION

     HealthInfusion offers a full range of home infusion therapies rather than a single therapy, a strategy that management believes has strengthened HealthInfusion's relationships with physicians, discharge planners and other referral sources. These therapies include the in-home administration of nutrients, antibiotics and other medications to patients intravenously (into a vein), subcutaneously (under the skin), intramuscularly (into the muscle), through respiratory inhalation (into the lungs), intrathecally or epidurally (via spinal routes) or through feeding tubes. HealthInfusion regularly evaluates new infusion therapies and expects to continue to expand the range of therapies it offers. The following table sets forth the percentage of HealthInfusion's revenues from all infusion therapies:

                                                                 1991       1992       1993
                                                                ------     ------     ------
        Parenteral Nutrition Therapy..........................     45%        36%        34%
        Antibiotic Therapy....................................     36         33         37
        Chemotherapy..........................................      3          4          4
        Enteral Nutrition Therapy.............................      2          4          4
        Other.................................................     14         23         21
                                                                ------     ------     ------
                                                                  100%       100%       100%
                                                                 ====       ====       ====

     Parenteral Nutrition Therapy. Parenteral nutrition therapy is prescribed for individuals unable to eat or digest food due to a failure of their gastrointestinal tracts. Parenteral nutrition is typically administered through central vein catheters that are surgically implanted during hospitalization. Solutions used in this therapy typically contain amino acids (protein), dextrose (carbohydrate), lipids (fat), electrolytes, vitamins and trace minerals. Some patients requiring this type of therapy periodically require routine re-hospitalization throughout their treatment. Some patients may also require therapy for life.

     Antibiotic Therapy. Antibiotic and anti-infection therapies are used to treat a variety of infections, including Lyme disease, osteomyelitis (bone infections), bacterial endocarditis (heart valve infections), septicemia (blood infections), wound infections, bone and joint infections and infections associated with cystic fibrosis and diabetes. By intravenously administering antibiotics into the bloodstream (as opposed to ingesting them orally), the efficacy of the medication is generally increased. Antibiotic therapy is also becoming a significant therapy for treating individuals suffering from AIDS. Because of the gradual destruction of the immune system by the AIDS virus, orally administered drugs typically become less effective against opportunistic infections, and consequently antibiotics must be introduced intravenously.

     Chemotherapy. For cancer patients, chemotherapy drugs need to be precisely administered in order to maximize their effectiveness against malignant tumors, while minimizing nausea and vomiting. By continuously administering the prescribed medication in conjunction with intermittent injections, the toxicity of chemotherapy and associated side effects can be better controlled.

     Enteral Nutrition Therapy. Home enteral nutrition is administered to patients with a functioning gastrointestinal tract who are unable to orally digest adequate life sustaining nutrients. Administration of nutrients is usually accomplished by inserting a feeding tube into a digestive tract that is functional. Enteral nutrition therapy is utilized for patients recovering from head and neck surgery, or being treated for anorexia, physical impairment (such as caused by strokes), hypermetabolic states (such as caused by burns) and some forms of cancer.

     Other Therapies. HealthInfusion also provides other therapies such as (i) pain management therapy for the control of acute/chronic pain, (ii) hydration therapy for restoring body fluids, (iii) immunoglobulin therapy for patients with depressed immunity, (iv) aerosolized pentamidine therapy for the treatment of pneumonia associated with AIDS, (v) chelation therapy for the treatment of iron overload associated with repeated blood-transfusions, (vi) prolastin therapy for the treatment of certain congenital pulmonary enzyme deficiencies,
(vii) inotropic therapy for patients with congestive heart failure, (viii) anti-coagulant therapy for prevention of blood clots, (ix) tocolytic therapy for preterm labor, (x) growth hormones, (xi) neupogen therapy, and (xii) epogen therapy.

MARKETING AND SALES

     HealthInfusion's principal marketing and sales efforts are intended to generate patient referrals from physicians, hospitals, HMOs, clinics and nursing agencies which specialize in the care and support of patients with a recurring need for home infusion therapy services. At December 31, 1993, HealthInfusion employed approximately 35 sales and marketing personnel. HealthInfusion's marketing efforts emphasize the training and clinical expertise of its professional staff, the high quality of HealthInfusion care and service and the general benefits of infusion therapy. These referral sources tend to be concentrated among a limited number of caregivers, allowing HealthInfusion to conduct a directed selling effort through approximately 32 sales personnel. The underlying theme of HealthInfusion's marketing efforts is to educate prospective referral sources on the general benefits of infusion therapy and the specific attributes of services and high quality care provided by HealthInfusion.

     Management believes that referral relationships must be established primarily on a local basis. Accordingly, HealthInfusion devotes significant resources to training branch managers and local sales personnel in marketing and sales skills. HealthInfusion has a vice president of national accounts who is primarily responsible for marketing to HMOs, insurance companies and other third-party payors using case managers. HealthInfusion's senior management, consultants and regional vice presidents also devote considerable time in assisting local marketing and sales efforts.

DELIVERY OF PATIENT SERVICES

     The decision to proceed with home infusion therapy is made jointly by the patient, the attending physician and a HealthInfusion patient service coordinator. This decision involves obtaining and evaluating information about the patient's medical history, home environment and insurance, as well as discussing the patient's willingness and ability to participate in the self-administration of home infusion therapy.

     After a patient is referred to HealthInfusion, a pharmacist takes the prescription order from the attending physician and HealthInfusion clinical personnel coordinate the delivery of patient care tailored to the individual's specific needs. Prior to commencement of home infusion therapy, a registered nurse, who is either employed by HealthInfusion or from an independent agency, visits the patient's home to help assess his or her suitability for home infusion therapy and trains the patient or care partner in the techniques necessary for self-administration of the therapy. This training is supplemented by an individualized training manual provided to the patient.

     Throughout the course of treatment, a HealthInfusion licensed pharmacist compounds or supervises the preparation of all prescribed drugs and solutions. A registered nurse is present at the time of the patient's first home treatment to assist the new patient in administering the solutions and related supplies and to answer questions concerning the prescribed therapy and HealthInfusion's services. In certain cases where the patient is incapable of self-administering the therapy, a registered nurse is also present at each administration of the therapy.

     HealthInfusion's employees and independent registered nurses visit patients periodically to review training, catheter placement and compliance with the patient care plan, and HealthInfusion's personnel are available to respond to patient needs 24 hours a day, seven days a week.

QUALITY ASSURANCE

     General. Quality of service is emphasized throughout HealthInfusion, both in the hiring and training of its clinical personnel and in the methods by which patient services are delivered. HealthInfusion has established written policies and procedures prescribing standards for patient care and has established an internal quality assurance program including chart audits, pharmacy surveys, patient interviews and customer questionnaires. HealthInfusion also conducts periodic operational audits of each regional facility to assure compliance with these standards, and HealthInfusion's employee and independent registered nurses generally have several years of either intravenous therapy, oncology or other critical care experience. Each of HealthInfusion's 35 infusion facilities is supervised by a branch manager who reports to one of five regional vice presidents. HealthInfusion's management information systems permit HealthInfusion to monitor closely HealthInfusion's regional facilities, identify areas requiring improvement, integrate acquired operations, process Medicare, Medicaid and other third-party claims and facilitate the collection of accounts receivable.

     Medical Advisory Boards. To further assist in HealthInfusion's efforts to maintain high standards of clinical care, in January 1991 HealthInfusion established a national advisory board, comprised of prominent medical or academic professionals specializing in infectious diseases and oncology, to provide advice on specific medical issues related to the delivery of home infusion therapy. In addition, HealthInfusion maintains local medical advisory boards for many of its branch facilities to regularly review policies, procedures and selected patient cases with HealthInfusion personnel. Members of HealthInfusion's senior management team also periodically consult with medical specialists on clinical procedures, new therapies, patient outcome data and other aspects of HealthInfusion's research and development activities.

     JCAHO. The Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") has established written standards for home care services, including standards for services provided by home infusion therapy companies. Twenty-nine of HealthInfusion's infusion facilities have been surveyed and received JCAHO accreditation, with a majority having been accredited with commendation. HealthInfusion is in the process of scheduling its remaining six infusion facilities for JCAHO survey and believes that all facilities are in compliance with accreditation standards. The objective standards of JCAHO are one of the few methods by which referring health care professionals may assess the quality of health care services.

Management believes that JCAHO accreditation demonstrates achievement of high standards, and that such accreditation provides an effective marketing tool.

REIMBURSEMENT FOR SERVICES

     HealthInfusion works closely with the patients it serves to properly document and file claims for timely and direct reimbursement from third-party payors and governmental agencies. Generally, HealthInfusion contacts the third-party payor prior to the commencement of services or delivery of product in order to determine the patient's coverage and the percentage of costs that the payor will reimburse. HealthInfusion's reimbursement specialists carefully review such issues as lifetime limits, pre-existing condition clauses, the availability of special state programs and other reimbursement-related issues. HealthInfusion will often negotiate with the third-party payor on the patient's behalf to help ensure that coverage is available. In addition, HealthInfusion typically obtains an assignment of benefits from the patient that enables HealthInfusion to file claims for its services with the third-party payor. As a result, third-party payors pay HealthInfusion directly for the reimbursable amounts of its charges. Once reimbursement processing for a patient has been established by a third-party payor, claims processing and reimbursement tend to become routine, subject to continued patient eligibility and other coverage limitations.

     The following table sets forth certain information with respect to the percentage of HealthInfusion's revenues attributable to various reimbursement sources:

                                                                      YEAR ENDED DECEMBER 31,
                                                                    ----------------------------
                                                                     1991       1992       1993
                                                                    ------     ------     ------
    Private payors, including insurance companies.................     70%        63%        60%
    Medicare and other governmental programs......................     27         29         32
    Managed care contracts(1).....................................      3          8          8
                                                                    ------     ------     ------
                                                                      100%       100%       100%
                                                                     ====       ====       ====

- ---------------

(1) Reflects HMOs, but not insurance companies and other third-party payors that utilize case managers.

     Like other health care companies, HealthInfusion's revenues and profitability are adversely affected by the continuing efforts of third-party payors to contain or reduce the costs of health care by lowering reimbursement rates, increasing case management review of bills for services and negotiating reduced contract pricing. HealthInfusion has responded to these developments by pre-qualifying the insurance coverage of patients prior to the delivery of services, hiring a national accounts manager to target case managers and generally educating third-party payors on the benefits of home infusion therapies. However, there is no assurance that HealthInfusion's profit margins will not deteriorate because of the ongoing initiatives of managed care providers aimed at reducing the costs of home health care delivery.

COMPETITION

     The home infusion therapy market is highly competitive and management anticipates that competition, particularly for patient referrals, will intensify in substantially all of the metropolitan areas in which its facilities are located. Management believes that most companies, hospitals and other health care organizations offering home infusion therapies operate in only a single local market. However, the industry has been subject to market consolidation in recent years and HealthInfusion believes that such trend will continue. HealthInfusion currently competes with other home infusion therapy companies, hospitals, physician groups and other health care organizations. A number of companies that offer home infusion services on a regional or national basis are larger and have significantly greater resources than HealthInfusion.

     Management believes that the primary competitive factors in the home infusion therapy industry are (i) quality of care, including responsiveness of service and quality of professional personnel, (ii) ability to establish and maintain relationships with referring physicians, hospitals, health maintenance organizations, clinics and nursing agencies, (iii) price, (iv) breadth of infusion therapies offered, and (v) general reputation with physicians, other referral sources and potential patients. Management also believes that HealthInfusion competes successfully in all such areas.

REGULATION

     The Federal government and all states in which HealthInfusion currently operates regulate various aspects of HealthInfusion's business. Each of HealthInfusion's pharmacies is subject to Federal and state laws and regulations governing pharmacies. Federal laws require, among other things, that HealthInfusion's facilities comply with certain rules applicable to controlled substances. These rules include an obligation to register with the Drug Enforcement Administration of the United States Department of Justice and to meet certain requirements concerning security, record keeping, inventory controls, prescription forms, order forms and labeling.

     Each branch facility's pharmacists and nurses also are subject to state licensing requirements and laws regarding standards of professional conduct. HealthInfusion has pharmacy licenses in each of the states in which it operates a pharmacy. However, HealthInfusion also delivers products from its licensed pharmacies to patients in several states in which HealthInfusion does not operate a pharmacy. Management believes that HealthInfusion's operations comply in all material respects with applicable pharmacy licensing requirements.

     HealthInfusion is also subject to laws and regulations which relate to businesses generally, including antitrust, occupational health and safety and environmental laws such as those relating to the disposal and handling of hazardous and infectious wastes. None of these laws have had or are expected to have a material effect on HealthInfusion's business.

     In addition, certain state agencies have construed statutes that require providers of health care services to obtain certificates of need ("CON") as being applicable to home infusion therapy providers, generally where Medicare nursing services are provided. State statutes relating to CONs generally require state approval of a proposed facility or health service based on an assessment of public need in a particular geographic area and, accordingly, such approvals are sometimes difficult to obtain. HealthInfusion has never sought to obtain any CONs and does not presently intend to obtain any CONs in any state in which it does business. In those states in which CONs are required in order to provide HealthInfusion's current range of services, HealthInfusion makes arrangements with one or more home health agencies which have obtained CON approval (usually for nursing services) to enable HealthInfusion to provide services in those states.

     As a provider of services under the Medicare and Medicaid programs, HealthInfusion is also subject to the Medicare and Medicaid fraud and abuse laws. These laws prohibit any bribe, kickback or rebate in return for the referral of Medicare or Medicaid patients. Violations of these provisions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. While management believes that HealthInfusion's existing operations comply with applicable Medicare and Medicaid fraud and abuse laws, there can be no assurance that enforcement of such laws will not have a material adverse effect on HealthInfusion.

     Several states in which HealthInfusion operates have laws that prohibit certain direct or indirect payments or fee-splitting arrangements between health care providers, if such arrangements are designed to induce or encourage the referral of patients to a particular provider. Possible sanctions for violation of these restrictions include loss of licensure and civil and criminal penalties. Such statutes vary from state to state, often are vague and seldom have been interpreted by the courts or regulatory agencies.

     More importantly, certain states have adopted legislation which would expressly prohibit or restrict the ability of physicians to refer patients to an entity with which they have a financial relationship. For example, Michigan forbids practitioners from "directing or requiring" patients to receive services in a facility in which the practitioner has a financial interest. In 1991, New Jersey enacted a statute that prohibits physicians from referring patients to a health care service provider in which the physician and/or his immediate family has a significant beneficial interest. The statute provides an exception where the beneficial interest was held prior to effective date thereof and the physician discloses the interest to his patient.

     HealthInfusion is studying the various proposed state regulations and monitoring legislative activity with respect to limiting physician referrals to entities in which they have an investment to determine what action, if any, may be necessary to comply with pending legislation or new interpretations of existing laws applicable to HealthInfusion's business. There can be no assurance that the enactment of legislation which prohibits physician shareholders from making referrals to HealthInfusion would not have a material adverse effect on HealthInfusion's business.

SUPPLIES AND EQUIPMENT

     HealthInfusion purchases drugs, solutions and other materials and leases certain equipment required in connection with HealthInfusion's business from many suppliers. HealthInfusion has not experienced and does not anticipate that it will experience any significant difficulty in purchasing supplies or leasing equipment from current suppliers. In the event that such suppliers are unable to sell supplies or lease equipment to HealthInfusion, management believes that other suppliers are available to adequately meet HealthInfusion's needs at comparable prices.

EMPLOYEES

     On December 31, 1993, HealthInfusion had approximately 377 employees serving in the following areas:

                                                                         APPROXIMATE
                                                                           NUMBER
                                                                         -----------
          Administrative at branch locations...........................       99
          Nursing......................................................       82
          Pharmacy Operations..........................................       96
          Sales and Marketing..........................................       35
          Corporate Management.........................................       65
                                                                             ---
                    Total..............................................      377
                                                                             ===

     HealthInfusion believes that its employee relations are good. None of HealthInfusion's employees are covered by collective bargaining arrangements.

TRADEMARKS AND LICENSES

     HealthInfusion has registered the trademark "HealthInfusion." Management does not believe that its business is dependent upon the use of any trademark, license (other than regulatory licenses that its facilities are required to obtain as discussed in "Business of HealthInfusion -- Regulation") or similar property.

PROPERTIES

     Facilities. HealthInfusion's branch facilities typically are leased and consist of 2,000 to 6,000 square feet of office space in suburban office parks in close proximity to major medical facilities. A typical branch has a fully equipped pharmacy, offices for administrative personnel and a small storage warehouse. Facilities are staffed with three to fifteen full-time employees, and a typical branch includes a manager, a licensed pharmacist, registered nurses and sales and administrative personnel. Each HealthInfusion facility serves the metropolitan area in which it is located, generally within a two-hour driving radius, as well as outlying locations where it can arrange appropriate nursing services. HealthInfusion believes that its facilities are adequate for its existing operations and does not anticipate that it will encounter any significant difficulties in obtaining adequate space to accommodate its needs. All of HealthInfusion's facilities are fully utilized at the present time. See "Business of HealthInfusion -- Growth Strategy" and Note 11 of Notes to HealthInfusion's Consolidated Financial Statements.

LEGAL PROCEEDINGS

     Insurance. In recent years, physicians, hospitals and other participants in the health care market have become subject to an increasing number of lawsuits alleging malpractice, product liability or related legal theories, many of which involve large claims and significant defense costs. HealthInfusion has in force general liability insurance with coverage limits of $1 million per incident and $2 million in the aggregate annually, and professional liability insurance on each of its professionals with coverage limits of $10 million in the aggregate annually. HealthInfusion has not experienced difficulty in obtaining insurance in the past and management believes that HealthInfusion's insurance coverage is adequate to provide for any claims that may arise and related settlements, if any.

     Litigation. There are no material legal proceedings pending, or to the knowledge of management, threatened against HealthInfusion.

                          MANAGEMENT OF HEALTHINFUSION

     The executive officers and directors of HealthInfusion are as follows:

           NAME              AGE             POSITION WITH HEALTHINFUSION
- ---------------------------  ---       ----------------------------------------
Miles E. Gilman              36        President, Chief Executive Officer and
                                       Director
W. Barry Tanner              44        Chief Operating Officer and Director
Jack T. Thompson             38        Vice President -- Finance, Chief
                                       Financial Officer and Treasurer
David C. McCormick           36        Vice President -- Operations
Melvin E. Levinson, M.D.     65        Chairman of the Board
Jeffrey M. Fine              51        Vice Chairman of the Board
Stuart R. Kaufman            51        Director
William D. Gunter, Jr.       59        Director
Caroline L. Williams         47        Director

     Mr. Gilman, a co-founder and President and director of HealthInfusion since its organization in February 1988, has served as HealthInfusion's President and Chief Executive Officer since its incorporation in December 1989. Mr. Gilman served as the Executive Director of Medical Park, one of the former joint venture partners of Intracare and also the owner and operator of a free-standing multimodality medical diagnostic imaging and testing center, from September 1985 to December 1989; as the Executive Director of Kendall Therapy Center, Ltd., an owner and operator of an outpatient radiation center, from February 1988 to December 1989; and as the Executive Director of Surgical Park Center, Ltd. ("Surgical Park"), an owner and operator of a free-standing surgical center, from January 1987 to December 1989. Mr. Gilman received a doctorate degree in Pharmacy from Mercer University in 1982.

     Mr. Tanner, a director of HealthInfusion since May 1990, has served as Chief Operating Officer since August 1993. From December 1991 to August 1993, Mr. Tanner served as Senior Vice President of Prime Capital Corporation, a medical equipment leasing company. From July 1990 until December 1991, he served as President of LifeCare Management Corp., a health care consulting company based in Boston, Massachusetts. From March 1988 until June 1990, he was employed as President, Chief Operating Officer and a director of Chancellor Corp., a publicly traded company engaged in equipment leasing. From 1986 until joining Chancellor Corp., Mr. Tanner served as President of Scientific Leasing, Inc., a publicly traded company engaged in leasing major medical equipment.

     Mr. Thompson, a certified public accountant, has served as HealthInfusion's Vice President of Finance, Chief Financial Officer and Treasurer since April 1991. Mr. Thompson was employed by Arthur Andersen & Co. from 1978 until such date. While employed by Arthur Andersen & Co., Mr. Thompson was engaged primarily in the auditing of public companies and merger and acquisition activities.

     Mr. McCormick, Vice President -- Operations of HealthInfusion since its incorporation in December 1989, served as Vice President of Clinical Operations of Intracare from July 1988 until May 1990. From January 1986 to June 1988, Mr. McCormick was a Branch Manager of Infusion Care, the home infusion therapy division of Foster Medical Corporation. Mr. McCormick received a doctorate degree in Pharmacy from Mercer University in 1983.

     Dr. Levinson, a co-founder and director of HealthInfusion since its organization in February 1988, has served as Chairman of HealthInfusion since its incorporation in December 1989. Dr. Levinson is also a principal of KMF Associates, Inc., a consulting firm that provides consulting services to HealthInfusion. Dr. Levinson has engaged in the practice of medicine as his principal occupation for the past 30 years, most recently as a partner in Levinson Surgical Associates, P.A. from July 1987 to August 1992.

     Mr. Fine, a co-founder and director of HealthInfusion since its organization, has served as HealthInfusion's Vice Chairman since December 1989. Mr. Fine is also a principal of KMF Associates, Inc., a consulting firm that provides consulting services to HealthInfusion. Mr. Fine has engaged in the practice of law as his principal occupation since 1969.

     Mr. Kaufman, a co-founder and director of HealthInfusion since its organization in February 1988, served as Executive Vice President of Corporate Development of HealthInfusion from December 1989 until October 1993. Mr. Kaufman is also a principal of KMF Associates, Inc., a consulting firm that provides consulting services to HealthInfusion. Mr. Kaufman served as a Marketing Director of Medical Park from January 1987 to December 1989 and as Marketing Director of Florida Complete Home Care, a skilled care nursing agency, from January 1985 until December 1986.

     Mr. Gunter, a director of HealthInfusion since May 1990, has served as President of Rogers-Atkins-Gunter & Associates Insurance, Inc., an insurance agency, since January 1992, having previously served as Senior Vice President from January 1989 until such date. Mr. Gunter has also served as Chief Executive Officer of Bill Gunter & Associates, a government and insurance consulting firm, since January 1989. From 1976 to 1988, Mr. Gunter served as the Treasurer and Insurance Commissioner and State Fire Marshall of the State of Florida. Mr. Gunter is also a former Florida Representative to the United States Congress and a former Florida State Senator.

     Ms. Williams, a director of HealthInfusion since February 1992, served as a Vice President/Program Support of TechnoServe, a non-profit organization that provides consulting assistance on agricultural practices and business management to farmer-owned businesses in third-world countries, from July 1992 to September 1993. From 1971 until January 1992, Ms. Williams was employed by Donaldson, Lufkin & Jenrette Securities Corporation, where she served as Managing Director from 1988 until January 1992 and Senior Vice President from 1982 until 1988. Ms. Williams also serves as a director of Argyle Television Holding, Inc., a privately held company that owns four television stations.

DIRECTOR COMPENSATION

     HealthInfusion pays each director who is not an employee a $10,000 annual retainer and reimburses such persons for their expenses in connection with their activities as directors of HealthInfusion. In addition, in September 1991, HealthInfusion adopted an independent director stock grant program pursuant to which, effective as of March 1, 1992, 1993 and 1994, each independent director then serving would receive 1,500 shares of HealthInfusion Common Stock for service on the Board, plus 750 shares for service on the Board's Compensation Committee and 750 shares for service on the Board's Audit Committee, as well as a cash payment sufficient to satisfy the director's income tax liability with respect to such program. Pursuant to such program, in March 1993 each of Messrs. Tanner and Gunter received 3,000 shares of HealthInfusion Common Stock and a tax reimbursement of $3,360 with respect to their 1993 service on the Board and its Audit and Compensation Committees. Mr. Tanner resigned his position on the Audit and Compensation Committees effective with his appointment as Chief Operating Officer of HealthInfusion in August 1993. In addition, in March 1993, Ms. Williams received 2,250 shares and a tax reimbursement of $2,520 with respect to her 1993 service on the Board and the Compensation Committee. Also, in December 1993, Ms. Williams received 750 additional shares of HealthInfusion Common Stock as a result of her appointment as a member of the Board's Audit Committee, and a tax reimbursement payment of $630. In addition, each of Mr. Gunter and Ms. Williams received $30,000 in 1993 as compensation for serving as Chairperson of the Board's Audit and Compensation Committees, respectively.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual, long-term and other compensation earned for services rendered in all capacities to HealthInfusion and its subsidiaries for each of the years ended December 31, 1991, 1992 and 1993, by HealthInfusion's Chief Executive Officer and each of HealthInfusion's next four most highly compensated executive officers for the 1993 fiscal year (collectively the "HealthInfusion Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                              ------------
                                               ANNUAL COMPENSATION             NUMBER OF
                                      -------------------------------------    SECURITIES     ALL OTHER
          NAME AND                                           OTHER ANNUAL      UNDERLYING    COMPENSATION
     PRINCIPAL POSITION        YEAR    SALARY     BONUS     COMPENSATION(1)     OPTIONS         (1)(2)
- -----------------------------  ----   --------   --------   ---------------   ------------   ------------
Miles E. Gilman..............  1993   $275,000   $     --       $63,611(3)           --         $4,497
  President and Chief          1992    250,000         --        47,133(3)           --          4,364
  Executive Officer            1991    195,000    176,000            --              --

Stuart R. Kaufman............  1993    168,750         --        39,912(4)           --          4,497
  Executive Vice President-    1992    225,000         --        42,405(4)           --          4,364
  Corporate Development        1991    170,000    163,900            --              --

Jack T. Thompson.............  1993    181,300         --        23,280(5)           --          4,497
  Vice President-Finance,      1992    175,000         --        21,671(5)           --          4,364
  Chief Financial              1991    124,000    107,500            --          45,000
  Officer and Treasurer

David C. McCormick...........  1993    141,250         --        21,398(6)           --          3,855
  Vice President-              1992    130,000         --        13,685(6)           --          4,364
  Operations                   1991    116,750     69,170            --              --

David P. Bull................  1993    130,000         --            --              --          4,497
  Vice President-Sales         1992    115,000         --            --(7)           --          4,364
  and Marketing                1991     93,475     63,525            --          30,000

- ---------------
(1) Disclosure not required for 1991.

(2) Represents HealthInfusion's matching contribution for each HealthInfusion Named Officer pursuant to HealthInfusion's 401(k) Plan.

(3) Includes $54,982 and $34,615 for vacation and sick days in 1993 and 1992, respectively, and $8,629 and $12,518 for reimbursed taxes in 1993 and 1992, respectively.

(4) Includes $25,457 and $31,154 for vacation and sick days in 1993 and 1992, respectively, and $14,455 and $11,251 for reimbursed taxes in 1993 and 1992, respectively.

(5) Includes $23,280 and $21,671 for vacation and sick days in 1993 and 1992, respectively.

(6) Includes $17,500 and $10,500 for vacation and sick days in 1993 and 1992, respectively.

(7) Mr. Bull resigned his position with HealthInfusion in October 1993.

OPTION GRANT TABLE

     No options or stock appreciation rights were granted to any HealthInfusion Named Executive Officer in 1993.

AGGREGATED FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information concerning unexercised stock options held by the HealthInfusion Named Executive Officers as of December 31, 1993. No stock options were exercised by any of the HealthInfusion Named Executive Officers during 1993. No stock appreciation rights were exercised during 1993, nor were any stock appreciation rights outstanding at the end of such year.

                                                                                 DOLLAR VALUE OF
                                             NUMBER OF UNEXERCISED                 UNEXERCISED
                                                OPTIONS AT 1993              IN-THE-MONEY OPTIONS AT
                                                   YEAR-END                       1993 YEAR-END
                    NAME                  (EXERCISABLE/UNEXERCISABLE)     (EXERCISABLE/UNEXERCISABLE)(1)
    ------------------------------------  ---------------------------     ------------------------------
    Miles E. Gilman.....................         86,250/     0                    $109,781/$     0
    Stuart R. Kaufman...................         86,250/     0                    $109,781/$     0
    Jack T. Thompson....................         30,000/15,000                    $      0/$     0
    David C. McCormick..................         30,750/ 8,250                    $ 38,801/$10,684
    David P. Bull.......................         30,000/     0                    $ 23,850/$     0

- ---------------

(1) Value is calculated as the excess of the market value of HealthInfusion's Common Stock at December 31, 1993 ($6.63) over the exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Effective October 1991, HealthInfusion entered into new employment agreements with each of Messrs. Gilman, Kaufman, Thompson and McCormick providing for their continued employment through December 31, 1994 (with automatic annual renewals absent HealthInfusion's prior written notice to the contrary). Pursuant to the employment agreements, Messrs. Gilman, Kaufman, Thompson and McCormick receive annual base salaries, subject to cost of living adjustments, of $250,000, $225,000, $175,000, and $130,000, respectively.
Effective September 1993, HealthInfusion entered into an employment agreement with Mr. Tanner, providing for his continued employment through August 31, 1996 (with automatic renewals absent HealthInfusion's prior written notice to the contrary), pursuant to which Mr. Tanner receives a base annual salary, subject to cost of living adjustment, of $225,000. Effective October 1, 1993, the expiration date of the initial term of Mr. Gilman's employment agreement was changed to December 31, 1998 (with automatic renewals absent HealthInfusion's prior notice to the contrary), and Mr. Gilman's annual base salary was increased to $350,000, subject to cost of living adjustments. Also effective October 1, 1993, Mr. Kaufman's employment agreement was terminated, and replaced with a new consulting agreement with KMF Associates, Inc. described below. If the Merger is consummated, such agreements will be terminated on the terms described elsewhere in this Joint Proxy Statement/Prospectus under the caption "The Merger -- Interests of Certain Persons in the Merger."

     Each employment agreement also provides for the executive's participation in the Incentive Compensation Plan described below, as well as an automobile allowance of $500 or $600 per month. In addition, each employment agreement provides that the executive will continue to receive his base salary for the balance of the employment agreement term if HealthInfusion terminates his employment without Cause (as defined) or if the executive terminates his employment after his base salary is reduced, he is requested to engage in conduct that is reasonably likely to be illegal or his position, duties or responsibilities are significantly diminished (in each case following the executive's objection and an opportunity for HealthInfusion to cure). Finally, each employment agreement prohibits the executive from directly or indirectly competing with HealthInfusion for one year after termination of his employment for any reason.

     Effective October 1, 1991, HealthInfusion also entered into severance agreements with each of Messrs. Gilman, Thompson and McCormick. Also, in September 1993, HealthInfusion entered into a severance agreement with Mr. Tanner. The severance agreements will become effective on, and provide for each such person's continued employment or retention following, a "Change in Control" (as defined) of HealthInfusion. Such agreements generally provide that upon (1) termination by HealthInfusion of the executive's employment for any reason other than death, "Disability" or "Cause" (as defined), (2) termination by the executive for "Good Reason" (generally defined as the diminution of the executive's duties or other breach by HealthInfusion of the agreement), or (3) termination by the executive during a 30-day period commencing one year after the Change in Control, the executive will receive, in addition to the base salary, bonus and other compensation accrued through the date of termination, a lump sum cash payment generally equal to two and one-half (2 1/2) times the executive's then-existing base and incentive compensation (pursuant to an amendment effective October 1, 1993, three (3) times in the case of Mr. Gilman). All of HealthInfusion's payments to the executive (whether pursuant to the change in control severance agreement or otherwise) will be reduced to the extent necessary to avoid the payments being nondeductible pursuant to Section 280G of the Code. See "The Merger -- Interests of Certain Persons in the Merger."

     Mr. Kaufman also had a severance agreement with HealthInfusion, which provided for payments as described above. Mr. Kaufman's severance agreement was terminated effective October 1, 1993, the date on which the Consulting Agreement with KMF Associates, Inc. became effective and Mr. Kaufman's employment with HealthInfusion was terminated.

     Each HealthInfusion Named Officer holds options to purchase HealthInfusion Common Stock granted under HealthInfusion's Amended and Restated Stock Option Plan. To the extent not already exercisable, such options generally become exercisable upon (1) a merger, consolidation or similar corporate transaction in which ownership of more than 49% of the voting power of HealthInfusion's voting stock is transferred, (2) a merger or consolidation or similar corporate transaction in which HealthInfusion does not survive, or (3) a sale or other disposition of all or substantially all of HealthInfusion's assets.

CONSULTING AGREEMENTS

     Effective October 1, 1993, HealthInfusion entered into a consulting agreement (the "Consulting Agreement") with KMF Associates, Inc. (the "Consultant"). Messrs. Levinson, Fine and Kaufman are the sole shareholders, directors and officers of the Consultant. The Consulting Agreement provides for
(1) a five-year term, (2) payment of an annual consulting fee of $660,000, payable in arrears in accordance with the HealthInfusion's normal payroll procedures (subject to cost of living adjustments), and (3) a severance payment of three times such base compensation in the event of a termination resulting from or in connection with a "Change in Control" (as defined). The Merger constitutes such a Change in Control. See "The Merger -- Interests of Certain Persons in the Merger." HealthInfusion paid KMF Associates, Inc. $165,000 of consulting fees in 1993.

     The Consulting Agreement also prohibits the Consultant from directly or indirectly competing with HealthInfusion in the State of Florida or within a 100-mile radius of any office maintained by HealthInfusion during the term of the Consulting Agreement. All of HealthInfusion's payments to the Consultant, whether pursuant to a Change in Control or otherwise, will be reduced to the extent necessary to avoid the payments being nondeductible pursuant to Section 280G of the Code.

     The Consulting Agreement replaced (i) prior consulting agreements with Messrs. Levinson and Fine, which provided for payment to each of Messrs. Levinson and Fine of an annual retainer of $110,000 through December 31, 1994 (with automatic annual renewals absent HealthInfusion's prior written notice to the contrary) and payment of $100,000 to Messrs. Levinson and Fine if such agreements were terminated without Cause (as defined), (ii) prior change in control severance agreements with Messrs. Levinson and Fine, which provided for a lump sum cash payment generally equal to two and one-half (2 1/2) times each of Messrs. Levinson's and Fine's then-existing consulting retainer, and (iii) HealthInfusion's prior employment agreement and change in control severance agreement with Mr. Kaufman. Under the prior consulting agreements, HealthInfusion paid Messrs. Levinson and Fine $82,500 each for consulting services in 1993.

INCENTIVE COMPENSATION PLAN

     Effective October 1991, HealthInfusion adopted an Incentive Compensation Plan (the "Incentive Plan") for 1992 through 1996 that generally provides as follows. Prior to March 15 of each year (a "Year"), the Compensation Committee of the Board is required to select participants and establish an earnings per share 'target' for purposes of that Year's Incentive Plan awards. If HealthInfusion's actual earnings per share equals or exceeds such target, each participant will receive (i) a cash bonus equal to 10% of his base salary for such

Year, (ii) an amount of HealthInfusion Common Stock (the "Stock Bonus") determined by dividing 30% of his base salary by fifty percent (50%) of the average of the high and low closing prices for HealthInfusion Common Stock during such Year (or, if lower, 50% of the closing sales price on the last trading day of such year), and (iii) a cash payment sufficient to satisfy the participant's income tax liability with respect to his Stock Bonus. For 1993, the Incentive Plan participants were HealthInfusion's five executive officers. No payments were made for the 1993 Year under the Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS/INSIDER PARTICIPATION

     From January 1, 1993 through August 1, 1993, Mr. Tanner served as a member of the HealthInfusion Compensation Committee, along with Mr. Gunter and Ms. Williams. Mr. Tanner resigned his position with the HealthInfusion Compensation Committee, effective upon his appointment as Chief Operating Officer of HealthInfusion in August 1993. The HealthInfusion Compensation Committee has consisted of Ms. Williams (chairperson) and Mr. Gunter since Mr. Tanner's resignation in August 1993. The terms of Mr. Tanner's employment agreement with HealthInfusion, including compensation terms, were reviewed and approved by Ms. Williams and Mr. Gunter after Mr. Tanner's resignation from the Compensation Committee.

     Rogers, Atkins, Gunter & Associates Insurance, Inc. ("Rogers, Atkins") acts as HealthInfusion's insurance agent and received approximately $112,000 in commissions and fees with respect to services provided by Rogers, Atkins in 1993. Mr. Gunter, a member of the HealthInfusion Compensation Committee, is an officer and owns over 10% of Rogers, Atkins.

CERTAIN TRANSACTIONS

     Rogers, Atkins acts as HealthInfusion's insurance agent and received approximately $112,000 in commissions and fees with respect to services provided by Rogers, Atkins in 1993. Mr. Gunter, a director of HealthInfusion, is an officer of and owns over 10% of Rogers, Atkins.

     Mr. Fine, a director of HealthInfusion, has from time to time performed certain legal services for HealthInfusion. Mr. Fine was paid approximately $72,000 for such services rendered in 1993.

     Messrs. Levinson, Fine and Kaufman, directors of HealthInfusion, are the sole shareholders of KMF Associates, Inc., a company that provides consulting services to HealthInfusion, pursuant to a consulting agreement. The consulting agreement, effective as of October 1, 1993, provides for payment of an annual consulting fee in the amount of $660,000. HealthInfusion paid KMF Associates, Inc. consulting fees of $165,000 in 1993. Prior to October 1, 1993, each of Messrs. Levinson and Fine received consulting fees of $82,500 under a prior consulting agreement. See "-- Consulting Agreements" above.

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


                     HEALTHINFUSION PRINCIPAL SHAREHOLDERS

     The following table sets forth as of April 30, 1994, information with respect to the beneficial ownership of HealthInfusion Common Stock by (1) each shareholder known by HealthInfusion to beneficially own more than 5% of HealthInfusion Common Stock, (2) each director and HealthInfusion Named Executive Officer (see "Executive Compensation") of HealthInfusion who owns any shares, and (3) all directors and executive officers of HealthInfusion as a group.



                                                                  COMMON STOCK
                                                              BENEFICIALLY OWNED(2)
           NAME AND ADDRESS                                ---------------------------
        OF BENEFICIAL OWNER(1)                               SHARES           PERCENT
        ----------------------                             ----------         -------
        Invesco MIM PLC..................................    610,000(3)           6.1
        Melvin E. Levinson, M.D..........................    810,449(4)(5)        8.1
        Jeffrey M. Fine..................................    793,949(4)(5)        8.0
        Stuart R. Kaufman................................    753,862(5)(6)        7.6
        Miles E. Gilman..................................    751,762(5)           7.5
        David C. McCormick...............................    225,508(7)           2.3
        Jack T. Thompson.................................     52,775(8)            *
        W. Barry Tanner..................................     16,000(9)            *
        William D. Gunter, Jr............................     21,000(10)           *
        Caroline L. Williams.............................      4,500               *
        All directors and executive
          officers as a group (9 persons)................  3,387,618(4)(6)(11)   32.5

 ---------------

  *  Less than 1%

 (1) Unless otherwise indicated, the address of each of the beneficial owners identified is 5200 Blue Lagoon Drive, Suite 200, Miami, Florida 33126.

 (2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

 (3) Based solely on Schedule 13G, dated February 8, 1994. The address of Invesco MIM PLC is 11 Devonshire Square, London, EC2M 4YR, England.

 (4) Includes 42,187 shares of Common Stock owned of record by Medical Park. Messrs. Levinson and Fine control two of the three corporate general partners of Medical Park.

 (5) Includes 75,000 shares subject to options that became exercisable in full on May 23, 1991 and 11,250 shares subject to options that became exercisable in full on December 28, 1993.

 (6) Includes 1,500 shares held of record by Mr. Kaufman's wife and 600 shares held of record by his minor child.

 (7) Includes 39,000 shares subject to options, including 8,250 shares subject to options that vest as a result of the Merger.

 (8) Includes 45,000 shares subject to options.


 (9) Includes 2,500 shares subject to options that became exercisable in full on May 23, 1991 and 7,500 shares subject to options that became exercisable in full on December 28, 1993.



(10) Includes 7,500 shares subject to options that became exercisable in full on May 23, 1991 and 7,500 shares subject to options that became exercisable in full on December 28, 1993.



(11) Includes (a) 310,000 shares subject to options that became exercisable in full on May 23, 1991 held by Messrs. Gilman, Kaufman, Levinson, Fine, Tanner and Gunter, (b) 45,000 shares subject to options that became exercisable in full on December 28, 1993 held by Messrs. Gilman, Kaufman, Levinson and Fine, (c) 15,000 shares subject to options that became exercisable in full on December 28, 1993 by Messrs. Tanner and Gunter, (d) 45,000 shares subject to options held by Mr. Thompson, and (e) 39,000 shares subject to options held by Mr. McCormick, including 8,250 shares that will vest as a result of the Merger.

                 DESCRIPTION OF CAPITAL STOCK OF HEALTHINFUSION


     HealthInfusion's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share ("HealthInfusion Preferred Stock"). At April 30, 1994, 9,962,562 shares of HealthInfusion Common Stock were outstanding and held of record by approximately 815 shareholders. No shares of HealthInfusion Preferred Stock have been issued. The following statements are brief summaries of certain provisions of HealthInfusion's Amended and Restated Articles of Incorporation relating to its capital stock.


COMMON STOCK

     Holders of HealthInfusion Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. The HealthInfusion Common Stock does not have cumulative voting rights, which means that the holders of a majority of the shares voting for election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of shareholders. See "HealthInfusion Principal Shareholders." Dividends may be paid to holder of HealthInfusion Common Stock when and if declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution of HealthInfusion, holders of HealthInfusion's Common Stock will be entitled to share ratably in the assets of HealthInfusion legally available for distribution to shareholders in the event of liquidation or dissolution.

     The holders of HealthInfusion Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by HealthInfusion.

     The registrar and transfer agent of the Common Stock is Mellon Financial Services.

PREFERRED STOCK

     Although HealthInfusion has no present plans to issue shares of HealthInfusion Preferred Stock, HealthInfusion Preferred Stock may be issued from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by HealthInfusion's Board of Directors. The Board of Directors, without obtaining shareholder approval, could issue HealthInfusion Preferred Stock with voting and/or conversion rights and thereby dilute the voting power and equity of the holders of HealthInfusion Common Stock and adversely effect the market price of such stock. The issuance of HealthInfusion Preferred Stock could also be used as an antitakeover measure by HealthInfusion without any further action by the shareholders.

CERTAIN FLORIDA LEGISLATION

     Florida has enacted legislation which may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders. The Florida Control Share Act may have the effect of discouraging bidders from offering shareholders a premium on their shares. The Florida Fair Price Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding shares of the corporation (or their affiliates). Florida law and HealthInfusion's Articles of Incorporation also authorize HealthInfusion to indemnify HealthInfusion's directors, officers, employees and agents. Pursuant to such authorization, HealthInfusion has entered into an agreement with each of its directors and certain of its executive officer providing for indemnification to the fullest extent allowed by law. See "The Merger -- Rights of Security Holders."

                              BUSINESS OF MEDISYS

BACKGROUND

     Medisys, Inc. was incorporated in Minnesota in 1986 and was reincorporated in Delaware in September 1989. As used herein the term "Medisys" refers to Medisys, Inc., a Delaware corporation, and its subsidiaries, and to its predecessor, CareVan Mobile Medical Offices of Minnesota, Inc., a Minnesota corporation. In July 1993, Medisys completed a merger with American Home Therapies, Inc. ("AHT"). The merger was accounted for as a pooling of interests; accordingly, information concerning Medisys for all periods presented has been restated to include AHT. Medisys' corporate offices are located at 4550 West 77th Street, Edina, Minnesota 55435. Medisys' telephone number is (612) 835-8300.

     Medisys' revenues, operating profits and assets are attributable to the single industry segment of alternate site (i.e., outside the hospital) health care services and related products, including home infusion therapy and comprehensive pharmacy services to long-term care facilities and retirement communities.

     Home infusion therapy involves the intravenous or other administration of physician-prescribed nutrients, antibiotics, chemotherapeutic agents and other medications to patients in their homes. Such therapy is usually provided as a continuation of treatment initiated in a hospital or as a substitute for hospitalization. Comprehensive pharmacy services and products include prescription dispensing, pharmaceuticals consulting, infusion therapy, enteral therapy and providing medical supplies to patients in long-term care facilities and retirement communities.

     Medisys was founded on physician-developed guidelines and protocols for the treatment in the home of various illnesses that have been treated primarily in hospitals. Medisys' physician advisors continue to develop additional treatment guidelines and protocols, allowing Medisys to expand its range of infusion therapy services. Medisys believes that its full range of services and related products, specialized clinical programs and reputation for quality patient care enhance its ability to attract and retain key referral sources.

     Medisys, through AHT, commenced its home infusion therapy operations in 1985 in the St. Louis, Missouri market. Medisys opened its regional center to serve the Minneapolis-Saint Paul market in 1987 and in Milwaukee, Wisconsin in 1990. In 1991, Medisys opened regional centers in Kansas City, Kansas and Dallas, Texas. In 1992, Medisys added regional centers in Phoenix, Arizona, Chicago, Illinois and Stockton, California, through acquisitions, and opened regional centers in Chico, California and Cincinnati, Ohio. Each of these regional centers operates a licensed pharmacy and provides infusion therapy services and products, including a full range of clinical programs with the exception of the perinatal program, which is only provided in the Minneapolis-Saint Paul market. Regional centers in Phoenix, Arizona, Dallas, Texas and Chico and Stockton, California also provide comprehensive pharmacy services.

     In January 1992, Medisys completed a public offering of 1,955,000 shares of its common stock and received approximately $10,600,000 in net proceeds, after deducting expenses of the offering, which proceeds have been used by Medisys to pursue its expansion strategy.

     Medisys completed four acquisitions in 1992 using a combination of cash and shares of Medisys' common stock. In December 1992, Medisys acquired AllCare Health Services, Inc. and AllCare Home Care, Inc., related companies that have been engaged in providing home infusion therapy and related products and services in the Chicago, Illinois market. Medisys expanded its operations in the long-term care facilities market by acquiring three companies engaged in providing comprehensive pharmacy services to patients in long-term care facilities and retirement communities in three different markets, including:
Pharmacy Consultants of Arizona, Inc. of Phoenix, Arizona acquired in May 1992, Pharmacy Ventures, Inc. of Dallas, Texas acquired in October 1992 and Delta Pharmacy, Inc. of Stockton, California acquired in December 1992. In July 1993, Medisys acquired AHT, with operations in St. Louis, Missouri and Kansas City, Kansas, which has been engaged in providing home infusion therapy and related products and services.

     Medisys markets its services and products to physicians, physician practice groups, hospitals, long-term care facilities and other institutional health care providers, third-party payors and large self-insured employers. Once a patient is referred to Medisys, Medisys' professional health care staff works closely with the attending physician and other health care professionals, as appropriate, to coordinate the care of the patient. Medisys' staff also works closely with the third-party payor to verify health care benefits and obtain appropriate authorization for Medisys' services.

ALTERNATE SITE HEALTH CARE MARKET

     The market for alternate site health care, particularly home infusion therapy, has grown rapidly since its initial development in the late 1970's. Medisys believes that the growth in the alternate site health care industry is attributable to (i) advances in drug delivery technology, allowing physicians to treat a wider range of medical conditions outside hospitals, (ii) the adoption of cost containment measures by federal and state regulators and third-party payors, (iii) the cost-effectiveness of alternate site treatment over hospital treatment, (iv) increased awareness and acceptance of home infusion therapy among physicians and third-party payors, (v) the aging of the population, and
(vi) the desire of patients to be treated in their homes. Medisys believes that these factors will continue to contribute to growth in the market for alternate site health care services and products. This market is currently served by a variety of sources, including larger national or regional companies, smaller companies operating in a single market, hospitals, long-term care facility chains, physician groups and other health care providers.

CLINICAL PROGRAMS

     Medisys provides comprehensive infusion therapy services through specialized clinical programs tailored to meet the needs of specific medical practice patterns. These clinical programs are marketed to physicians who practice related medical specialties and then customized to the physician's particular patient requirements. Medisys believes that each of these clinical programs develops its own reputation within the community, resulting in greater acceptance by both physicians and patients.

     Infectious Disease. The infectious disease program has Medisys' largest volume of patients and greatest variety of physician specialty involvement. Physicians who treat infectious disease conditions include family practitioners, internists, surgeons, oncologists, urologists and infectious disease specialists. Infectious diseases are commonly treated with antibiotic therapies, and include such conditions as osteomyelitis, AIDS-related infections, Lyme disease, bacterial endocarditis and wound infections.

     Nutrition. Medisys' clinical program for nutritional support offers both parenteral (intravenous) nutrition therapy and enteral nutrition therapy, which involves ingestion of nutrients through a feeding tube into a functioning digestive tract. This program provides nutrition to patients who are unable to ingest food through normal means, who have an obstruction of the intestine, or who may have absorption difficulties due to a missing or inactive intestine. Patients receiving these therapies often require the support for the remainder of their lives. Patients receiving nutritional support often suffer from other medical conditions requiring other therapies, such as chemotherapy, blood transfusions or antibiotics, which are delivered in conjunction with nutritional support.

     Oncology. The market for oncology home infusion therapies has grown significantly in recent years. The oncology program is one of the most rapidly growing of Medisys' clinical programs and constitutes a higher percentage of Medisys' net revenues than is typical for many home infusion therapy companies. Medisys believes this is attributable to Medisys' specially trained personnel and ability to deliver a wide range of oncology infusion therapies. Nurses who have certification in oncology lead this program and provide a high level of expertise. The oncology program encompasses chemotherapy, biological therapies and blood product therapies. The home therapy regimens utilize recent innovations in medication and treatment protocols for the treatment and prevention of the side effects of chemotherapy. As compared to hospital treatment, Medisys' oncology program enables patients to spend more time with their families and friends in a familiar environment.

     HIV/AIDS. A multi-disciplinary approach is used to provide a full range of services to meet the specific needs of each individual with HIV or AIDS. This approach involves a team of health care professionals, including a physician, nurse, pharmacist, nutrition consultant, social worker and chaplain. The therapies delivered in this program are expanding as new technologies become available. The HIV/AIDS program is dedicated to helping each person live fully and independently.

     Pediatrics. The pediatric program is designed for the needs of young patients and their families. Medisys' professional staff involved in the pediatric program is experienced in the needs of young children. This program includes the delivery of a wide range of infusion therapies with services customized for the unique dosing requirements of children.

     Perinatal. The perinatal program treats women in their home for various conditions of pregnancy, and also includes care and treatment of the newborn. The nurses providing the care in this program have critical care (level III) labor and delivery experience. The conditions treated include preterm labor, pregnancy induced hypertension, hyperemesis (extreme nausea and vomiting) and other conditions that frequently would require hospitalization during pregnancy. This program results in significant cost savings over hospitalization for the care of both the mother and the infant.

     Long-Term Care. The long-term care program provides a full range of infusion therapies to patients in long-term care facilities and is well-suited to meet the needs of the patient and staff in the long-term care environment. Medisys provides support to the staff of the institution to help meet unique regulatory and documentation requirements. This program reduces hospitalization, allows individuals to be treated in their home setting (the long-term care facility), and provides another alternate site option for the administration of infusion therapy.

     Other Therapies. Medisys delivers additional therapies to patients outside of the hospital setting, including Factor VIII (an agent used to facilitate blood clotting for hemophiliac patients), blood transfusions, biological therapies, such as the administration of colony stimulating factors in the treatment of immuno-suppressed patients, hydration therapy, intravenous anticoagulation therapy for patients suffering from deep vein thrombophlebitis, and Alpha I antrypsin deficiency administration to patients with an enzyme deficiency impairing lung functioning. The medical profession continues to develop new therapies and delivery protocols facilitating alternate site care for more medical conditions.

PHARMACY PROGRAMS

     Infusion Therapy. Each of Medisys' regional centers provides intravenous medications and solutions from state-of-the-art infusion pharmacies. These licensed pharmacies are staffed by licensed pharmacists, experienced in infusion therapy and are equipped with the latest in high technology supplies and equipment. The licensed pharmacists work closely with Medisys' clinical nursing staff to evaluate each therapy and to determine the optimal method for medication administration in each case.

     Long-Term Medication Distribution. In the markets where Medisys provides comprehensive pharmacy services to long-term care facilities and retirement communities, it maintains closed-door institutional pharmacies. These pharmacies are staffed by licensed pharmacists who dispense prescription and over-the-counter medications to individuals living in the contracted facilities. The medications are dispensed utilizing customized drug distribution systems. The specific system implemented in each facility depends on the needs identified by facility staff and on state regulations. In most cases, a unit dose medication system is chosen which facilitates appropriate medication administration and minimizes waste. Routine and emergency delivery of medications is provided by Medisys. Prescription services are available on a 24-hour per day basis. All services provided by Medisys' institutional pharmacies meet state and federal pharmacy and long-term care facility regulations.

     Enteral and Medical Supply Services. Medisys provides Enteral nutrition formulas and supplies and other disposable medical supplies, including urological, ostomy, diabetic and tracheostomy supplies through either its infusion or institutional pharmacies. While these products are utilized in both the home care and long-term care setting, Medisys has experienced the greatest utilization from the long-term care market. Medisys believes that this is attributable to the service component of these programs and to the higher demand for these products by the elderly residents of long-term care facilities.

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

     Long-Term Care Medical Records. The long-term care medical records program provides a full range of computerized medical records to contracted facilities. These computerized medical records are utilized by the facility nursing staff to document daily patient call activities such as medication administration, medication side effect monitoring and treatment administration. The staff utilizes computerized care plans to monitor overall patient progress and sends computerized physician orders to attending physicians for review and signature. All of these documents facilitate long-term care facility compliance with state and federal regulations, particularly OBRA 87.

     Long-Term Care Pharmaceutical Consulting. Medisys employs licensed pharmacists with strong educational and clinical backgrounds in geriatrics and long-term care to provide pharmaceutical consulting services to contracted facilities. These consulting services are required by law and include monthly medication therapy monitoring of each long-term care facility resident's drug therapy for appropriateness, monitoring for long-term care facility compliance with pharmacy related regulations, participation in facility quality assurance activities, and in-service education. The facilities rely on the consultant pharmacist to insure compliance with pharmacy related regulations. This compliance is measured by annual reviews of the facilities by state health department inspectors.

     Clinical Pharmacy. Medisys' clinical pharmacy program is designed to provide physicians access to a level of pharmacy service equal to that available in the hospital setting. Medisys employs pharmacists with clinical degrees and expertise, who specialize in clinical pharmacy areas such as nutrition support and pharmacokinetics. Physicians may request the service of these pharmacists to help monitor and adjust medication and nutrition therapies and to respond to drug information inquiries. Further, these pharmacists are integrally involved in Medisys' quality assurance and improvement activities.

PATIENT SERVICES

     Quality Assurance. Medisys is committed to providing full service, high quality health care services and related products. Medisys' nursing staff consists exclusively of licensed, registered nurses with clinical backgrounds and experience in infusion care in areas such as oncology, critical care, pediatrics and long-term care. Each of Medisys' nurses also receives continuing training in one or more of Medisys' specialized clinical programs. Medisys' pharmacy staff consists of licensed pharmacists with extensive experience in long-term care and infusion therapy. Medisys' pharmacy staff includes individuals with advanced clinical degrees (i.e., PharmD) including backgrounds in nutrition, pharmacokinetics and geriatric drug therapy.

     Medisys believes that the clinical expertise of its employees gives referral sources confidence that the patient will receive high quality health care. Medisys, in conjunction with its medical advisors, has also devoted considerable resources to the development and refinement of Medisys' treatment guidelines and protocols, in order to assure consistent delivery of high quality care.

     Medisys maintains a Quality Assurance and Utilization Review Committee in each of its regional centers, except Phoenix, Arizona and Stockton, California, where committees are being formed. These committees are overseen by the Medical Affairs Committee of Medisys' Board of Directors and generally include representatives of third-party payors, independent physicians and Medisys staff members. These committees meet quarterly to monitor compliance with Medisys' treatment guidelines and protocols by Medisys' professional health care staff and to monitor physician usage of Medisys' services for appropriateness to the needs of patients. The utilization review function is important to the cost containment efforts of third-party payors. Compensation for Quality Assurance and Utilization Review Committee members varies by regional center, with compensation for non-employee members ranging from zero to $300 per meeting. Employees of Medisys who are members of such committees are not compensated for such service beyond their regular salary.

     Since its inception, Medisys' medical complication rate has averaged less than 1% of the episodes of care given. Medisys also surveys its patients to determine their level of satisfaction with Medisys' services, and has adopted a Bill of Rights for its patients that is followed by Medisys' professional health care staff in the delivery of services.

     Medisys' regional centers in the Minneapolis-Saint Paul metropolitan area, Illinois, Missouri, Texas, Wisconsin, Kansas and Ohio have been accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"). While accreditation from the JCAHO is not required for Medisys to conduct its business, Medisys believes that accreditation enhances Medisys' reputation for quality and may provide an advantage over competitors unable to obtain such accreditation.

     Delivery of Services. Home infusion therapy patients are typically referred to Medisys for treatment by physicians and other referral sources. The attending physician or a member of the physician's staff typically calls Medisys' clinical intake line. Both a registered nurse and a pharmacist are available 24 hours a day to take the necessary information for implementation of the home infusion therapy services, including demographic data, medical history and the physician's orders for care. Medisys' professional health care staff, consisting of experienced nurses and pharmacists, works closely with the attending physician or the attending physician's staff to assess the patient's suitability for home infusion therapy and to coordinate the delivery of care. At this point, Medisys' staff also works with the third-party payors to verify home care benefits and obtain appropriate authorization for Medisys' services. Following the admissions process, the patient will typically be placed within one of Medisys' clinical programs described above, where nurses with specialized experience provide services tailored to the particular patient's needs. Medisys' services can be initiated as quickly as within several hours of the referral.

     Medisys' infusion therapies are delivered to patients through a variety of methods, including intravenous, subcutaneous, epidural, intrathecal, intramuscular and topical, although infusions are most commonly administered intravenously or subcutaneously. The skill of the clinical staff in each of the infusion methods is important to assure proper delivery of therapy free of complications. Medisys' infusion therapy services are delivered by licensed, registered nurses using customized vehicles to visit the patient's home. Medisys emphasizes primary care nursing, where one nurse has responsibility for the coordination of care of a patient and, whenever practical, the assigned nurse makes all visits to the patient.

     The care of the patient remains under the ultimate supervision and control of the patient's physician during the period Medisys provides services. Medisys receives written orders from the attending physician for all of the services provided by Medisys' professional health care staff. The staff works closely with the attending physician to coordinate appropriate and efficient care and to meet the specific needs of the patient. Medisys pays physicians for case management services pursuant to current procedural terminology, or "CPT," codes approved by the American Medical Association for case management services. Medisys does not reimburse physicians for case management services for patients eligible for Medicare or Medicaid benefits.

     Products and services are provided to residents in long-term care facilities or to the long-term care facility staff itself upon request by the facility nursing or administrative staff or by the individual's physician. Typically a contractual arrangement exists between a long-term care facility and Medisys. The facility staff will direct referrals for contracted services to Medisys, unless directed otherwise by the physician or patient. Upon receipt of a new referral or physician order, the request is directed to the appropriate pharmacy or clinical program. The requested services are provided by and monitored through the specialized programs.

     The services of Medisys' professional health care staff are available from each regional center seven days a week, 24 hours a day.

EXPANSION STRATEGY

     Medisys' expansion strategy has been to grow its operations in its existing regional centers, and to enter selected additional metropolitan area markets by opening new regional centers and acquiring established alternate site health care providers. Medisys used a significant portion of the net proceeds from the public offering of Medisys' common stock completed in January 1992 to pursue this expansion strategy throughout 1992.

     On December 4, 1992, Medisys acquired through statutory mergers all of the stock of AllCare Health Services, Inc. and AllCare Home Care, Inc. (the "AllCare Companies"), which have been engaged in providing home infusion therapy and related products and services in the Chicago, Illinois market. The

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

aggregate consideration payable to the former shareholders of the AllCare Companies will be equal to a minimum of $8 million and a maximum of $11 million, with the difference to be paid on a contingent basis if the business of the AllCare Companies achieve certain pre-tax income figures for the fiscal year ended December 31, 1992 and certain revenue targets for the fiscal years ending December 31, 1993 and 1994. Of the $3 million contingent portion of the purchase price, $1.2 million was paid based on pre-tax income for the year ended December 31, 1992. The remaining $1.8 million will be paid on the basis of achieving revenue targets in 1993 and 1994. The aggregate purchase price will be paid approximately 40% in cash and 60% in shares of Medisys Common Stock. Of this purchase price, an aggregate of $7,784,000 was paid on December 4, 1992, consisting of an aggregate of $3,892,000 in cash and 729,109 shares of common stock of Medisys, in November 1993, 349,996 shares of common stock of Medisys were issued in connection with the first contingent payment, and in February 1994, 158,291 shares of Medisys Common Stock were issued in connection with the 1993 revenue targets. Medisys also received a credit against the purchase price in the amount of $216,000 for the issuance of options to purchase shares of common stock of Medisys in exchange for options to purchase common stock of the AllCare Companies. An aggregate of 93,671 of the shares of common stock of Medisys issued on the closing date have been withheld and placed in escrow to serve as a source of funds for the indemnification obligations of the former shareholders of the AllCare Companies until March 31, 1994. The Allcare Companies earned pre-tax income of $513,621 on net revenues of $4,541,909 for the nine months ended September 30, 1992.

     In January of 1993, Medisys received notice from the former shareholders of the AllCare Companies of alleged misrepresentations and breaches of warranties by Medisys under the merger agreement in connection with adjustments to Medisys' contractual allowances relating to its accounts receivable taken in 1992. In conjunction with finalization of the first contingent payment, the former shareholders of AllCare released Medisys from any related claims.

     During 1992, Medisys also expanded its operations in the long-term care facilities market by acquiring three companies engaged in providing comprehensive pharmacy services to patients in long-term care facilities and retirement communities in three different markets. In May 1992, Medisys acquired Pharmacy Consultants of Arizona, Inc. ("Pharmacy Consultants"), based in the Phoenix, Arizona market. In October 1992, Medisys acquired Pharmacy Ventures, Inc. ("Pharmacy Ventures"), based in Dallas, Texas, and in December 1992, Medisys acquired Delta Pharmacy, Inc. ("Delta Pharmacy"), based in Stockton, California.

     The aggregate consideration payable to the former shareholder of Pharmacy Consultants will be $1.8 million, subject to possible downward adjustment based upon revenues over the two-year period following the closing date. The aggregate purchase price is to be paid 50% in cash and 50% in common stock of Medisys. Of this purchase price, an aggregate of $1.2 million was paid on May 22, 1992, the closing date, consisting of $720,000 in cash and 60,000 shares of common stock of Medisys. An additional $153,000 in cash and 44,250 shares of common stock of Medisys was paid on the first anniversary of the closing. The balance of the potential purchase price of $270,000 will be paid on the second anniversary of the closing date, assuming that revenue targets have been achieved. Pharmacy Consultants achieved pre-tax income of $200,938 on net revenues of $3,697,072 for the fiscal year ended April 30, 1992.

     Medisys acquired all of the outstanding shares of Pharmacy Ventures on October 26, 1992 through a statutory merger with a wholly owned subsidiary of Medisys. The aggregate consideration payable to the former shareholders of Pharmacy Ventures will be equal to a multiple of the pre-tax income of Pharmacy Ventures for the fiscal year ended December 31, 1992, subject to possible downward adjustment if certain revenue targets relating to the business of Pharmacy Ventures are not achieved for the fiscal years ending December 31, 1993 and 1994. The aggregate purchase price, currently estimated to be approximately $3,105,000, plus an additional amount of up to $500,000 if revenue targets are achieved in 1993 and 1994, is to be paid 50% in cash and 50% in common stock of Medisys. Of this purchase price, an aggregate of $1,281,280, consisting of $768,768 in cash and 88,671 shares of common stock of Medisys was paid on October 26, 1992. An additional $593,320 consisting of $355,992 in cash and 47,469 shares of Medisys Common Stock, was paid upon completion of the determination of the pre-tax income of Pharmacy Ventures for the year ended December 31, 1992. An additional 22% of the aggregate consideration will be paid upon the determination of the revenues for the fiscal year ending December 31, 1993, and the balance will be paid upon determination of

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

the revenues for the fiscal year ending December 31, 1994, in each case assuming the revenue targets have been achieved. In March 1994, $370,656 in cash and 74,134 shares of Medisys common stock were issued in connection with 1993 revenue targets. Pharmacy Ventures earned pre-tax income of $258,009 on net revenues of $1,803,595 for the nine months ended September 30, 1992.

     Medisys acquired all of the outstanding shares of Delta Pharmacy on December 18, 1992 through a statutory merger with a wholly owned subsidiary of Medisys. The aggregate consideration payable to the former shareholders of Delta Pharmacy is equal to up to $7 million, subject to possible downward adjustment to $5.6 million if revenues relating to the operations of Delta Pharmacy in 1993 do not equal or exceed 1992 revenues. In addition to the foregoing sums, the former shareholders are entitled to receive performance incentive payments of up to $2.5 million in the event that the revenues from Delta Pharmacy's business meet certain growth objectives for the years ended December 31, 1993 and 1994. The aggregate consideration to be paid to the former shareholders of Delta Pharmacy, including the purchase price and the performance incentive payments, will be paid approximately 47.4% in cash and 52.6% in common stock of Medisys. Of this purchase price, an amount of $1,850,000 was paid on December 18, 1992, consisting of 319,515 shares of common stock of Medisys, $3,750,000 was paid in cash in January 1993 and an amount of $1,400,000 was paid in July 1993, consisting of 112,263 shares of common stock of Medisys and $750,000 in cash. As a result of entering into the Merger Agreement with Curaflex and HealthInfusion, timing of the $2.5 million incentive payments was accelerated and in February 1994 the incentive payments were paid, consisting of 569,999 shares of Medisys common stock. The pre-tax income of Delta Pharmacy was $698,365 for the nine months ended September 30, 1992 on net revenues of $6,861,637.

     The results of operations for the acquired companies described above have been included in the consolidated financial statements of Medisys only for periods since the date of the closing of the respective acquisitions.

     In July 1993, Medisys acquired through a statutory merger American Home Therapies, Inc. ("AHT"), which has provided home infusion therapy and related products and services in the St. Louis and Kansas markets. The aggregate consideration paid to the former shareholders of AHT consisted of 4.3 million shares of common stock of Medisys. AHT achieved pre-tax income of $1,471,627 on net revenues of $8,806,064 for the year ended December 31, 1992. The transaction was accounted for as a pooling-of-interests; accordingly, the financial information for all periods presented herein has been restated to include the results of operations of AHT.

     Medisys also opened regional centers in the Chico, California market in September of 1992 and in Cincinnati, Ohio in October of 1992.

     Medisys intends to continue to expand its operations in its existing regional centers, and enter selected additional metropolitan area markets by opening new regional centers and acquiring established alternate site health care providers. Management is continually evaluating new markets and potential acquisition candidates, although management does not anticipate that Medisys will be as active in pursuing acquisitions in 1993 as it was in 1992 as Medisys will focus on integrating the acquisitions completed in 1992 and 1993. Other than with respect to the Merger with Curaflex, HealthInfusion and T2, Medisys does not presently have any definitive agreement, letter of intent or continuing negotiations in progress with respect to any other acquisition candidate.

     The decision to enter a new metropolitan area market, either by opening a new, regional center or through an acquisition, will depend on several criteria, including (i) the availability of suitable locations for regional centers, (ii) the availability of suitable acquisition candidates, (iii) the ability of Medisys to attract and retain skilled management and licensed clinical professionals, (iv) the ability of Medisys to generate relationships with key referral sources, (v) the ability of Medisys to finance its working capital needs, (vi) potential competition and (vii) the reimbursement dynamics and therapeutic needs of the patient population.

     The successful implementation of this expansion strategy will require Medisys to continue to develop relationships with physicians, physician groups, hospitals and other institutional health care providers, third-party payors and large self-insured employers. There can be no assurance that Medisys will be able to

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effectively implement this expansion strategy due to intense competition in the alternate site health care market for referral sources.

     Medisys also hopes to expand through the establishment of joint ventures or similar arrangements with institutional health care providers. In January 1993, Medisys entered into a joint venture with an affiliate of an Illinois hospital. Medisys owns a 50% interest in a joint venture with Health Affiliates, Inc. in the Minneapolis-Saint Paul metropolitan area, which was discontinued in December 1993 due to a change in ownership of Health Affiliates, Inc. The joint venture provides home infusion therapy services to patients referred by physicians affiliated with Abbott-Northwestern Hospitals, one of the largest acute care facilities in the Minneapolis-Saint Paul market. Medisys intends to vigorously pursue its marketing efforts through physician and patient relationships developed prior to and during the operation of the joint venture to continue to serve the patient population served by this joint venture.

     Medisys also believes that alternate site delivery of care will continue to develop and result in additional opportunities for Medisys and other alternate site health care companies. Such opportunities include the delivery of infusion therapy services and products to long-term care facilities, ambulatory care centers and physicians' offices, and the development of free-standing infusion therapy centers. Medisys intends to continue to expand its business by pursuing alternate site health care opportunities.

MARKETING AND SALES

     Medisys employs its own marketing and sales staff, consisting of 24 full time employees as of November 30, 1993, which markets Medisys' products and services through direct contact with existing and potential referral sources and through supplemental marketing materials. Medisys has a sales staff in each of its regional centers, and markets its products and services to:

     - Physicians and physician practice groups, with a particular focus on physicians who have a high potential to encourage use of Medisys' services as part of a regular practice pattern, such as infectious disease specialists, gastrointestinal specialists and oncologists. In order to develop Medisys' growing specialty services, Medisys also focuses its marketing efforts on perinatologists, obstetricians who manage difficult pregnancies, pediatricians and specialists who treat patients with HIV/AIDS.

     - Third-party payors and their case management personnel, health maintenance organizations and preferred provider organizations; contracts with these organizations permit direct referrals from their physician networks and case managers.

     - Hospitals and other institutional health care providers; Medisys works with hospital discharge planners seeking methods for reducing the length of time a patient is hospitalized.

     - Independent long-term care facilities and long-term care facility chains, with a focus on those facilities with high potential for utilization of Medisys' broad range of services, particularly infusion therapy.

     - Large self-insured employers and employer consortiums, which are motivated to explore alternative methods to lower health care costs.

     Part of Medisys' strategy is to increase revenues by expanding its core business with its current base of referral sources, adding new referral sources, and attracting existing and additional referral sources to new therapy services. Medisys' marketing strategy includes distribution of information to referral sources concerning the availability of alternate site health care and the related cost advantages, in order to increase the level of awareness, acceptance and utilization of alternate site health care.

     Due to escalating cost containment efforts, third-party payors are participating to a greater extent in decisions regarding health care alternatives and are consequently becoming more important in the referral process. Medisys' contracts with third-party payors typically appoint Medisys as a participating provider in the third-party payor's plan, permitting Medisys to provide services directly to the plan's members at pre-determined prices. These contracts with third-party payors are generally renewed annually unless either party gives a non-renewal notice.

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     The sales staff contacts referral sources after services have been provided to determine the level of satisfaction with patient care and to solidify
Medisys' position as a provider of alternate site health care.

REIMBURSEMENT FOR SERVICES

     Medisys' revenues are derived from the provision of services and products to patients and long-term care facilities. Payments for these services and products are received almost exclusively from third-party payors, including health maintenance organizations and other managed care plans, private insurance companies, governmental health care programs and contracted institutions. As a result, Medisys is subject to lengthy reimbursement periods due to third-party payment procedures. Prior to the commencement of services or delivery of products, Medisys' reimbursement specialists contact third-party payors to determine coverages and reimbursement rates. The reimbursement specialists then work closely with physicians, patients and third-party payors to maintain the necessary documentation for reimbursement. Medisys typically obtains an assignment of benefits from the patient that enables Medisys to file claims for its services and receive payment directly from the third-party payors. After the patient has been admitted into one of Medisys' programs, Medisys continues to monitor patient eligibility for benefits and other coverage limitations.

     Due to lengthy reimbursement periods, the management of accounts receivable is important to Medisys' working capital requirements. Medisys' senior management team has focused on collection performance through (i) additions to the billing and collection staff, (ii) management incentives based on billing and collecting efforts, (iii) regular monthly meetings with significant third-party payors to review claims processing and (iv) improvements to administrative support systems designed to enhance Medisys' collection performance.

     A high percentage of Medisys' net revenues is derived from managed care plans, which is attributable to the prevalence of managed care plans in the Minneapolis-Saint Paul metropolitan area, currently one of Medisys' principal markets. Managed care plans are typically able to negotiate lower reimbursement rates than other private third-party payors.

     Like other health care providers, Medisys' revenues and profitability have been and will continue to be affected by governmental and private third-party payor efforts to contain or reduce the costs of health care by lowering reimbursement rate increasing review of bills for services and negotiating reduced contract pricing. Alternative site health care services, which generally are less costly to third-party payors than hospital-based care have benefitted from such cost-containment measures in the past. However, if expenditures in the alternate site health care market continue to grow, initiatives aimed at reducing the cost of health care delivery at non-hospital sites may escalate.

ACCREDITATION AND GOVERNMENT REGULATION

     The federal government and all states in which Medisys currently operates, or in which Medisys may expand its operations, regulate various aspects of Medisys' business. Medisys believes that it is in substantial compliance with the federal and state laws and regulations applicable to its operations. Most states require home health care providers to be licensed and Medisys is appropriately licensed in all states in which it currently operates. Various other states have adopted laws and regulations with which Medisys would be required to comply if it commenced business in those states, including possibly the requirement to obtain a home health agency certificate of need in order to provide the full range of services offered by Medisys.

     Each of Medisys' regional centers is subject to certain federal laws and regulations promulgated by the U.S. Health Care Financing Administration with respect to the provision of services to Medicare beneficiaries. Many third-party payors require health care providers to be certified by Medicare in order to be eligible for reimbursement for medical services. As a provider of services under the Medicare program, Medisys and physicians who have an ownership interest in Medisys are subject to the Medicare Fraud and Abuse Statutes. These laws prohibit the payment or receipt of any form of remuneration in return for referring patients to providers of services for which Medicare payments are made. Violations of the law may result in civil and criminal penalties, including substantial fines, loss of the right to participate in the Medicare program and imprisonment. The U.S. Department of Health and Human Services has recently promulgated "safe harbor"

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regulations that define certain business relationships and structures that can safely be undertaken without violation of the fraud and abuse statutes. Medisys believes that its operations currently comply in all respects with these safe harbor regulations to the extent they are applicable.

     If Medisys is unable to maintain its Medicare certification or comply with state licensing requirements, its ability to effectively market its products and services could be adversely affected.

     Many of the states in which Medisys currently operates or in which Medisys may expand have laws that prohibit certain direct and indirect payment arrangements between health care providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical services. Possible sanctions for violation of these types of provisions include loss of licensure and civil and criminal penalties. These statutes vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. Medisys believes that it is in substantial compliance with these laws in the states in which it currently operates.

     Medisys' regional centers are required to maintain pharmacy licenses issued by the states in which they operate, and any pharmacists employed by the regional centers must be licensed. Medisys will be required to obtain pharmacy licenses in other states before commencing pharmacy operations in such states. The registered nurses employed in Medisys' home infusion therapy services must also be licensed by the appropriate state regulatory body.

     Although Medisys does not believe that it will need to undertake any significant expense or modification to its plan of operations to comply with federal and state regulations currently proposed or in effect, providers of alternate site health care services may be subject to increasing regulation in the future. Compliance with such regulations could increase the cost of or otherwise restrict Medisys' operations, and may affect Medisys in other respects not presently foreseeable.

     Legislation has been introduced in Congress that would prohibit physicians and certain other health care providers from having an ownership interest in testing facilities or other entities providing health care services to their patients who are eligible for Medicare or Medicaid. It is possible that other third-party payors could adopt similar rules. These rules could adversely affect Medisys' ability to expand into additional markets.

COMPETITION

     The alternate site health care market is highly competitive and management anticipates that competition will intensify. Medisys currently competes with larger national and regional companies, smaller companies operating in a single market, hospitals, long-term care facility chains, physician groups, managed care and other health care providers. Large national providers along with regional and single-market providers present competition in each of the markets in which Medisys operates regional centers. The influence of hospitals branching out to provide home infusion therapy services is particularly evident in the Minnesota, Wisconsin and Illinois markets. Competition from managed care providers is particularly evident in the Minnesota and Ohio regions.

     The industry has been subject to market consolidation in recent years as larger national or regional companies have acquired small companies servicing a single local market. Medisys believes that this trend will continue. A number of companies offer alternate site health care services on a national or regional basis and have significantly greater resources than Medisys, including Caremark, Inc., Medical Care America, Inc. (recently acquired by Caremark, Inc.), T2, Home Nutritional Services, Inc., H.M.S.S., Inc. (a subsidiary of Secomerica Inc.), Curaflex, and Home Intensive Care, Inc. (a subsidiary of W.R. Grace & Co.). Also, a number of companies provide pharmacy services to long-term care facilities on a national or regional basis and have significantly greater resources than Medisys, including OmniCare, Inc., VitaLink Pharmacy Services, Inc., Uni Care, Inc., Grand Care, Inc., MediSave Pharmacies, Inc., Walgreen Company and Pharmacy Corporation of America.

     Medisys believes that the primary competitive factors in the alternate site health care industry are (i) quality of care, including responsiveness of service and quality of professional health care personnel,

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(ii) reputation within the community among physicians, referral sources and patients, (iii) range of services offered and (iv) price.

     Medisys also believes that it will face competition from the development of alternative means of treating infections or administering nutrition which do not involve infusion therapy, such as orally administered medications, transdermal patches and implantable infusion pumps.

EMPLOYEES

     As of November 30, 1993, Medisys had 373 full-time employees and 208 part-time employees. Of this total, 181 are licensed, registered nurses and 68 are licensed pharmacists. Medisys anticipates hiring additional personnel as its services and revenues grow. Medisys considers its relations with its employees to be good. None of Medisys' employees is represented by a labor union or is subject to any collective bargaining arrangements.

PROPERTIES

     Medisys currently leases space for its offices and its pharmacy operations in each of its regional centers. The leases for the regional facilities generally range from one-year to five-year terms and expire at varying dates through 1997. Medisys' regional centers typically are located in suburban office parks and comprise anywhere from 1,400 to 17,000 square feet of space. Each regional facility has a fully equipped pharmacy and offices for administrative personnel. Medisys believes that its facilities, which are currently fully utilized, are adequate for its existing operations and that suitable alternative facilities are available on acceptable terms in the event that additional space is required or any of Medisys' existing facilities become unavailable for any reason.

     Equipment used at the regional facilities includes primarily pharmacy mixing equipment, infusion pumps, computer equipment and vehicles. All such equipment is readily available on acceptable terms.

INSURANCE

     In recent years, physicians, hospitals and other participants in the health care market have become subject to an increasing number of lawsuits alleging malpractice, product liability or related legal theories, many of which involve large claims and significant defense costs. Medisys has in force professional liability insurance with per location coverage limits of $1,000,000 per incident and $3,000,000 in the aggregate annually and general liability insurance coverage with per location coverage limits of $1,000,000 per incident and $2,000,000 in the aggregate annually. Medisys also has in force an umbrella insurance policy, with an aggregate annual limit of $10,000,000. Medisys has not experienced difficulty in obtaining insurance in the past. While management believes that Medisys' insurance coverage is adequate to provide for any claims that may arise and related settlements, if any, no assurance can be given that one or more future claims could exceed the limits of Medisys' insurance coverage or not be covered at all.

LEGAL PROCEEDINGS

     There are no material legal proceedings pending or, to the knowledge of Medisys' management, threatened against Medisys.

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                             MANAGEMENT OF MEDISYS

DIRECTORS AND EXECUTIVE OFFICERS

     The members of Medisys' Board of Directors and the executive officers of Medisys are as follows:

         NAME           AGE                            TITLE
- ----------------------  ---     ----------------------------------------------------
Khalid Mahmud, M.D.     55      Chairman of the Board, Chief Medical Officer and
                                Director
Mary B. Bennett         37      Vice President of Operations and Secretary
William J. Brummond     42      Chief Executive Officer and Director
David J. Byrd           40      Chief Financial Officer and Treasurer
Michael A. Noble        34      Vice President of Operations
David G. Swendsen       42      Vice President of Business Development
Christopher J. York     33      Vice President of Operations
Sandra A. Smilanich     38      Vice President of Program Development
John D. Hirsch, M.D.    46      Director and Medical Director of American Home
                                Therapies, Inc., a subsidiary of Medisys
Robert D. Holmen        56      Director
Kathryn R. Love, M.D.   46      Director
David L. Printy         47      Director
Robert L. Rasmussen     50      Director
L. Peter Smith          45      Director and Director of Business Development of
                                CareVan Medical Systems of Illinois, Inc., a
                                subsidiary of Medisys

     Dr. Mahmud has been Chairman of the Board, Chief Medical Officer and a Director of Medisys since inception in September 1986. Since 1975, Dr. Mahmud has been on staff at North Memorial Medical Center, and was Medical Director of Oncology from 1984 until 1992, and was previously Chief of Medicine. Since 1982, Dr. Mahmud has been an Associate Professor, Department of Family Practice at the University of Minnesota. Dr. Mahmud is board certified in Internal Medicine, Hematology and Oncology, a fellow of the American College of Physicians, a member of the American Society of Hematology, the American Society of Clinical Oncology and the American Medical Association and a director of the American Academy of Home Care Physicians.

     Mr. Brummond has been Chief Executive Officer of Medisys since April 1990 and has been a Director of Medisys since April 1987. In addition, Mr. Brummond served as Chief Financial Officer of Medisys from April 1987 through March 1991, and Secretary of Medisys from April 1987 through September 1990. From June 1986 until July 1987, Mr. Brummond was a self-employed management consultant specializing in publishing operations and finance controls. From June 1980 until May 1986, Mr. Brummond served as Director of Business Operations for Winston Press, Inc., a unit of CBS, Inc. Publishing Group.

     Ms. Bennett is currently employed by Medisys as the Vice President of Operations and Secretary and has been with Medisys since June 1987. From 1985 to 1987, Ms. Bennett was the Director of Operations for Health-At-Home, Inc., a Twin Cities-based home health care provider. From 1984 to 1985, Ms. Bennett worked as an independent consultant and auditor for American Claims Evaluation, Inc., of Jericho, New York. From 1982 to 1983, Ms. Bennett served as the Program Coordinator for Medical/Surgical Nursing for the Golden Valley Health Center.

     Mr. Byrd became the Chief Financial Officer of Medisys on April 1, 1991. From October 1986 through March 1991, Mr. Byrd was a Partner in the accounting firm of Coopers & Lybrand. Prior to October 1986, Mr. Byrd was a senior manager with Coopers & Lybrand.

     Mr. Noble is currently Vice President of Operations and has been with Medisys since August 1993. From June 1990 until July 1993 Mr. Noble was Vice President of American Home Therapies, Inc., a subsidiary of Medisys. From 1983 to 1990, Mr. Noble was employed by Caremark, a division of Baxter Healthcare Corporation, where he held numerous positions in sales and management.

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     Mr. Swendsen is currently employed as Medisys' Vice President of Business
Development and has been with Medisys since February 1989. From 1985 to February 1989, Mr. Swendsen was employed by Becton Dickinson and Company, a medical supply company, as a regional manager. From 1973 to 1985 Mr. Swendsen was employed by the Deseret Company, a division of Warner-Lambert, Inc., where he held numerous positions in sales and sales management.

     Mr. York is currently employed as Medisys' Vice President of Operations and has been with Medisys since June 1993. From 1988 to 1993, Mr. York was a General Manager and Region Vice President at Critical Care America, a national Home Infusion Therapy company. From 1983 to 1988, Mr. York held a variety of sales and management positions with Kendall HealthCare Products Company. From 1982 to 1983, Mr. York was employed by the Procter and Gamble Company.

     Ms. Smilanich is currently the Vice President of Program Development and has been with Medisys since August 1991. From July 1989 until July 1991, Ms. Smilanich was Director of Pharmacy Operations for Quality Care Pharmacy, which provides comprehensive pharmacy services to long-term care facilities and IV/enteral and supply services to rural Minnesota and North and South Dakota. From 1985 until July 1989, she was Chief Financial Officer and Director of pharmacy operations for Appel Com-Pharm Inc., which provided comprehensive pharmacy services to long-term care facilities. Prior to that, Ms. Smilanich was director of IV therapy for Appel Pharmacy/Com-Pharm, responsible for development and implementation of a long-term care IV therapy program.

     Dr. Hirsch has been a Director of Medisys since September of 1993. He is the founder and Medical Director of American Home Therapies, Inc., a subsidiary of Medisys. Dr. Hirsch is a board certified general surgeon and a Fellow of the American College of Surgeons. He is in private practice of surgery in St. Louis and the senior partner in Suburban Surgical Associates, Inc.

     Mr. Holmen has been a Director of Medisys since December 1987. From January 1983 to December 1989, Mr. Holmen was employed as Senior Vice President of the Center for Policy Studies in Minneapolis, Minnesota. The Center is a private, nonprofit health policy research and education organization devoted to the improved delivery and financing of health care. Since March 1973, Mr. Holmen has been the principal of R. D. Holmen & Associates, a management consulting firm specializing in health care.

     Dr. Love has been a Director of Medisys since February 1987. Dr. Love practices in the areas of internal medicine and infectious diseases and is board certified in both specialties. Dr. Love is an Associate Clinical Professor of Medicine at the University of Minnesota and Hospital Epidemiologist at Abbott-Northwestern Hospital in Minneapolis, positions which she has held for more than five years. Dr. Love has served on the Board of HealthSpan, Inc. since January 1993 and has been Chairman of the Board of Abbott-Northwestern Physician Hospital Organization since January 1993.

     Mr. Printy has been a Director of Medisys since December 1990. Since December 1993 Mr, Printy has been President of Complete Financial Services Inc., a financial service/software firm serving the accounting profession. From March 1987 to March 1994 he has served as a Director of Vital Heart Systems, Inc. Mr. Printy served as the President and Chief Executive Officer of Vital Heart Systems, Inc. from October 1990 through February 1993 and Chairman of the Board from July 1990 to March 1994. From 1980 to 1989, Mr. Printy was President and Chief Executive Officer of Independence One Investment Services Corp. (formerly Morrison Asset Management, Inc.), a subsidiary of Michigan National Corporation ("MNC") and a registered investment advisor, and served as President and Director of its subsidiaries Michigan National Investment Corp. and Pattern Recognition Investment Management, Inc. registered investment advisors. During this period, Mr. Printy also served as Senior Vice President of Michigan National Bank, a subsidiary of MNC. Mr. Printy has also served on the Board of Directors of Medivators Inc., a medical device manufacturing company, since September 1991 and as Vice Chairman of the Board of DaVinci Scientific Corp., which provides management and investment services to medical technology companies.

     Mr. Rasmussen has been a Director of Medisys since April 1991. Since October 1991, Mr. Rasmussen has been Senior Vice President of Norwest Insurance, a commercial insurance brokerage firm. From August 1990 to October 1991, Mr. Rasmussen was Chief Executive Officer of Regional Capital, Inc, a financial

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service marketing company. For approximately 12 years prior to August 1990, Mr.
Rasmussen was employed in various capacities with Norwest Bank Minnesota, N.A., most recently as Vice President and Division Head of Correspondent Banking. Mr. Rasmussen serves on the Board of Directors of Omegon, a non-profit residential treatment center for adolescents.

     Mr. Smith has been a Director of Medisys since November of 1993. He currently serves as Director of Business Development of CareVan Medical Systems of Illinois, Inc., a subsidiary of Medisys. Mr. Smith served as the Managing Partner of AllCare Health Services, Inc., which was acquired by Medisys in December of 1992. Mr. Smith is also President and serves on the Board of Directors of Ralin Medical, Inc. ("Ralin"), a company specializing in ambulatory cardiac monitoring. Prior to joining Ralin in 1990, Mr. Smith served in various capacities with Baxter Healthcare ("Baxter"). From 1984 through 1989 he was President of Travacare and then Caremark, the home infusion therapy division of Baxter. Mr. Smith also serves on the Board of Directors of Sabratek, Inc. and AMSYS, Inc.

DIRECTOR COMPENSATION

     Upon election to the Medisys Board and every third year thereafter, as compensation for their services as directors, each of the non-employee directors will receive options under the Option Plan to purchase 10,000 shares of Medisys Common Stock vesting in increments of one-third of such shares on each of the first three anniversaries of the date of grant at an exercise price equal to the fair market value on the date of grant. For the fiscal year ended December 31, 1992, Medisys did not pay directors fees; however, Medisys did reimburse directors for out-of-pocket expenses incurred in connection with attending Medisys Board or committee meetings. Effective January 1, 1993, Medisys pays directors $500 for each Medisys Board meeting attended and $250 for each committee meeting attended.

     Effective July 1, 1988, Medisys entered into an agreement with Kathryn R. Love, M.D., a director of Medisys, pursuant to which Medisys provided home infusion therapy services to patients referred to Medisys by Dr. Love and provided billing and collection services for Dr. Love. Medisys received an administration fee equal to a percentage of patient billings for patients referred by Dr. Love, and was reimbursed for the costs of all home infusion therapy services and products provided by Medisys to these patients. Dr. Love was responsible for payment of the cost of the home infusion therapy services provided to these patients if Medisys was unable to collect from the third-party payor responsible for payment or from the patient. In the 36-month period ended December 31, 1993, Medisys received total reimbursements and management fees in the amount of $544,000. In the year ended December 31, 1993, Medisys received total reimbursements and management fees in the amount of $1,000. The agreement with Dr. Love was terminated June 30, 1993.

     Dr. Love is on the medical staff of Abbott-Northwestern Hospital. Medisys entered into a joint venture agreement with an affiliate of Abbott-Northwestern Hospital. This joint venture ceased business operations as of June 30, 1993 and effective December 28, 1993, Medisys acquired the interest of its joint venture partners in exchange for $168,000.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the annual and long-term compensation earned for services rendered in all capacities to Medisys and its subsidiaries for the fiscal years ending December 31, 1993, December 31, 1992 and December 31, 1991 by the Chief Executive Officer and each of the next four highest paid executive officers of Medisys for the 1993 fiscal year (collectively the "Medisys Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                         ANNUAL COMPENSATION                AWARDS
                                                       -----------------------       NUMBER OF SECURITIES
      NAME AND PRINCIPAL POSITION          YEAR         SALARY       BONUS(1)         UNDERLYING OPTIONS
- ----------------------------------------  ------       --------     ----------       --------------------
William J. Brummond                        1993        $190,000      $ 33,480                   --
  Chief Executive Officer                  1992         140,000        12,258               60,000(2)
                                           1991         100,000        18,000                   --
David J. Byrd(3)                           1993        $110,000      $ 20,000                   --
  Chief Financial Officer                  1992         100,000         2,327               40,000
                                           1991          60,000        14,000
Mary B. Bennett                            1993         109,000        38,445                   --
  Vice President of Operations             1992          95,000         3,411                   --
                                           1991          71,500        16,000               15,000
Sandra A. Smilanich(4)                     1993         107,000         7,500                   --
  Vice President of                        1992          75,000        10,746                   --
  Program Development                      1991          26,000         1,500               40,000
David G. Swendsen                          1993         100,000         5,000                   --
  Vice President of                        1992          85,000         4,477                   --
  Business Development                     1991          76,500        12,000               15,000

- ---------------

(1) Cash bonuses for services rendered have been included as compensation for the year earned, even though a portion of such bonuses were actually paid in the following year. Such bonuses were payable pursuant to the Medisys Executive Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan is based upon meeting certain performance objectives relating to profitability of Medisys, revenues of Medisys and individual performance objectives established for each executive officer.

(2) On January 20, 1992 Mr. Brummond was granted options to purchase 30,000 shares at $8.00 per share, which options were cancelled on October 20, 1992 in connection with an option repricing pursuant to which Mr. Brummond received options to purchase 30,000 shares at a purchase price of $5.00 per share.

(3) Mr. Byrd became an employee of Medisys in April 1991.

(4) Ms. Smilanich became an employee of Medisys in August 1991.

OPTION GRANTS

     No options or stock appreciation rights ("SARs") were granted during the 1993 fiscal year to any of the Medisys Named Executive Officers.

OPTION EXERCISES AND HOLDINGS

     The following table provides information for the year ended December 31, 1993 as to each exercise of stock options by the Medisys Named Executive Officers and the year-end value of their unexercised options. No SARs were exercised during such fiscal year, nor were any SARs outstanding at the end of that fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF
                                                                SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                                  DECEMBER 31, 1993          AT DECEMBER 31, 1993(2)
                          NUMBER OF SHARES        VALUE      ---------------------------   ---------------------------
         NAME           ACQUIRED ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----------------------  --------------------   -----------   -----------   -------------   -----------   -------------
William J. Brummond...             --            $    --        80,000         10,000       $ 106,875       $    --
David J. Byrd.........             --                 --        40,000             --              --            --
Mary B. Bennett.......         20,000             50,500        55,000             --          84,250            --
Sandra A. Smilanich...             --                 --        35,000             --              --            --
David G. Swendsen.....             --                 --        85,000             --         157,188            --

- ---------------

(1) Value realized is calculated as the excess of the market value of Medisys Common Stock on the exercise date over the exercise price.

(2) Value is calculated as the excess of the market value of Medisys Common Stock at December 31, 1993 ($3.53 per share) over the exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS


     Medisys entered into employment agreements with Dr. Mahmud effective September 1, 1987 and with William J. Brummond effective January 1, 1992, which remain effective until terminated by one of the parties on 30 days' notice. Dr. Mahmud is employed by Medisys on a part-time basis and devotes approximately 25% of his business hours to Medisys. If Medisys terminates the employment of Dr. Mahmud for cause or if either Dr. Mahmud or Mr. Brummond resigns, Medisys is obligated to pay the employee his base salary through the date of such termination or resignation, as the case may be. If Medisys terminates Dr. Mahmud without cause or terminates Mr. Brummond for any reason, Medisys is obligated to pay the employee an amount equal to his then current annual base salary. If Medisys is sold and the employee is terminated within twelve (12) months of such sale, the employee is entitled to payment equal to two times his then current annual base salary.


     Dr. Mahmud, the Chairman of the Board, Chief Medical Officer and a director of Medisys, provided home infusion therapy services to patients referred to Medisys by Dr. Mahmud, as a member of Minneapolis Medical Specialists, P.A. ("MMS"). In the 36-month period ended December 31, 1993, Medisys paid case management fees in the amount of $98,000 to MMS. In the year ended December 31, 1993, Medisys paid case management fees in the amount of $17,000 to MMS.

     Medisys has also entered into employment agreements with each of Mary B. Bennett, David J. Byrd, Sandra A. Smilanich and David G. Swendsen providing that if his or her employment with Medisys is terminated in connection with a change in control of Medisys, the employee is entitled to severance pay equal to two years of base salary, and if his or her employment is terminated otherwise than in connection with a change in control and without cause, the employee is entitled to severance pay equal to one year of base salary.

     Christopher J. York has an employment agreement that provides that if his employment with Medisys is terminated without cause, he is entitled to severance pay equal to one month of base salary for each full year of employment, with a minimum of three months and a maximum of six months. Michael A. Noble has an employment agreement that provides that if his employment with Medisys is terminated without cause, he is entitled to severance pay equal to $8,333 for each full year of employment plus $100,000 if terminated prior to one full year of employment, or $2,252 per month, up to the thirty-sixth month after employment, if terminated after one full year but before three full years of employment.

     All of the above employment agreements include noncompete clauses for one year following termination.

     Certain of the above agreements will be terminated upon consummation of the Merger. See "The Merger -- Interests of Certain Persons in the Merger."

COMPENSATION COMMITTEE INTERLOCKS/INSIDER PARTICIPATION

     None of the members of the Medisys Compensation Committee of the Board of Directors (Kathryn R. Love, M.D., Robert L. Rasmussen and David L. Printy) is or has been an officer or employee of Medisys or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between Medisys and other entities involving Medisys executive officers and Medisys Board members who serve as executive officers of such entities.

                         MEDISYS PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the ownership of Medisys' Common Stock as of April 30, 1994 for (i) each shareholder who is known by Medisys to own beneficially more than 5% of the outstanding Medisys Common Stock, (ii) each director and each Medisys Named Executive Officer, and
(iii) all executive officers and directors of Medisys as a group. Unless otherwise noted, each of the shareholders listed in the table or included within a group listed in the table possesses sole voting and investment power with respect to the shares indicated.



                                                         NUMBER OF SHARES         PERCENTAGE
                      BENEFICIAL OWNER                 BENEFICIALLY OWNED(1)     OWNERSHIP(1)
        ---------------------------------------------  ---------------------     ------------
        Khalid Mahmud, M.D...........................          674,128(2)             5.3%
        450 West 77th Street
        Edina, MN 55435
        William J. Brummond..........................          326,259(3)             2.6
        David J. Byrd................................           41,001(4)             *
        Mary B. Bennett..............................           32,636(5)             *
        Sandra A. Smilanich..........................           35,500(6)             *
        David G. Swendsen............................           21,258(7)             *
        John D. Hirsch...............................        2,130,650               16.8
        Robert D. Holmen.............................           16,666(8)             *
        Kathryn R. Love, M.D.........................           47,036(9)             *
        Michael A. Noble.............................          780,610                6.1
        David L. Printy..............................           20,666(10)            *
        Robert L. Rasmussen..........................            7,166(11)            *
        L. Peter Smith...............................          245,766(12)            1.9
        All Officers and Directors as a Group (14
          persons)...................................        4,386,465(13)           33.8%


- ---------------

  *  Less than one percent of the outstanding shares.

 (1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

 (2) Includes 26,666 shares that Dr. Mahmud has the right to acquire pursuant to outstanding options. Also includes 79,685 shares held by immediate family members and 25,000 shares held by the Shezada Begum Cancer Foundation, as to which shares Dr. Mahmud disclaims beneficial ownership. Excludes 17,727 shares held by Minneapolis Medical Specialists Profit Sharing and Pension Plan, an employee benefit plan in which Dr. Mahmud is a participant.


 (3) Includes 80,000 shares that Mr. Brummond has the right to acquire within 60 days of April 30, 1994 pursuant to outstanding options.



 (4) Includes 40,000 shares that Mr. Byrd has the right to acquire within 60 days of April 30, 1994 pursuant to outstanding options.



 (5) Includes 15,000 shares Ms. Bennett has the right to acquire within 60 days of April 30, 1994.



 (6) Includes 35,000 shares Ms. Smilanich has the right to acquire within 60 days of April 30, 1994.



 (7) Includes 20,000 shares Mr. Swendsen has the right to acquire within 60 days of April 30, 1994.



 (8) Includes 16,666 shares Mr. Holmen has the right to acquire within 60 days of April 30, 1994.



 (9) Includes 16,666 shares Dr. Love has the right to acquire within 60 days of April 30, 1994.



(10) Includes 19,666 shares Mr. Printy has the right to acquire within 60 days of April 30, 1994.



(11) Consists of 7,166 shares that Mr. Rasmussen has the right to acquire within 60 days of April 30, 1994 pursuant to outstanding options.

(12) Includes 3,333 shares that Mr. Smith has the right to acquire within 60 days of April 30, 1994 pursuant to outstanding options.



(13) Includes 280,163 shares that officers and directors have the right to acquire within 60 days of April 30, 1994 pursuant to outstanding options.


CERTAIN TRANSACTIONS

     In July 1989, Medisys completed a merger with CareVan Mobile Medical Officers of America, Inc. ("CareVan America") in which the former shareholders of CareVan America received shares of Medisys Common Stock in exchange for their shares of CareVan America. The following directors and officers of Medisys received the following number of shares of Common Stock of Medisys in the merger: Khalid Mahmud, M.D., 500,000 shares; William J. Brummond, 250,000 shares; Kathryn R. Love, M.D., 15,970 shares; Robert D. Holmen, 10,000 shares; Mary B. Bennett, 10,000 shares.

                    DESCRIPTION OF CAPITAL STOCK OF MEDISYS

     The authorized capital stock of Medisys consists of 25,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Special Stock, $.01 par value.

COMMON STOCK


     As of April 30, 1994, there were 12,694,621 shares of Medisys Common Stock
outstanding, held of record by    stockholders. All such outstanding shares are
fully paid and nonassessable. The holders of Medisys Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders and may not cumulate votes for the election of directors. Thus, the owners of a majority of the shares of Medisys Common Stock outstanding may elect all of the directors, if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors. Actions of the stockholders may be taken by a majority of the voting power of the Medisys Common Stock present and entitled to vote at the meeting of stockholders. Each share of outstanding Medisys Common Stock is entitled to participate equally in any distribution of net assets made to the stockholders in liquidation of Medisys and is entitled to participate equally in dividends as and when declared by the Medisys Board of Directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Medisys Common Stock. All shares of Medisys Common Stock have equal rights and preferences. Norwest Bank Minnesota, N.A. is the registrar and transfer agent for Medisys Common Stock.


SPECIAL STOCK

     There are currently no shares of Special Stock outstanding. The Medisys Board of Directors has the authority to establish by resolution from the shares of Special Stock one or more classes or series of shares, designate each such class or series and fix the relative rights and preferences of each such class or series without further stockholder approval. Any issuance of Special Stock could adversely affect, among other things, the voting rights of existing stockholders, could be used to dilute the stock ownership of persons seeking to gain control of Medisys and could otherwise have the effect of delaying, deferring or preventing a change in control of Medisys. In addition, the mere existence of the Special Stock could have a depressive effect on the market price of the Medisys Common Stock. Medisys has no present plans to issue any shares of Special Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Medisys is subject to Section 203 of the DGCL, which imposes restrictions on business combinations (as defined therein) with interested persons (being any person who acquired 15% or more of Medisys' outstanding voting stock). In general, Medisys is prohibited from engaging in business combinations with an interested person for a period of three years from the date a person becomes an interested person, subject to certain exceptions. By restricting the ability of Medisys to engage in business combinations with an interested person, the application of Section 203 to Medisys may provide a barrier to hostile or unwanted takeovers, which could deny Medisys shareholders the benefit of any premium on their shares of Medisys Common Stock often associated with such takeover bids. See "The Merger -- Rights of Security Holders."

                                 PROPOSAL NO. 2

                    APPROVAL OF CORAM HEALTHCARE CORPORATION
                     1994 STOCK OPTION/STOCK ISSUANCE PLAN

     The stockholders of Curaflex, HealthInfusion, Medisys and T2 are each being asked to approve the Coram Healthcare Corporation 1994 Stock Option/Stock Issuance Plan (the "1994 Plan"), pursuant to which an aggregate of up to 7,600,000 shares of Coram Common Stock will be reserved for issuance. The Board of Directors of each corporation has authorized the implementation of the 1994 Plan as an equity incentive program to become effective at the Effective Time of the Merger, provided stockholder approval of each corporation is obtained.

     The following is a summary of the principal features of the 1994 Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1994 Plan. Any stockholder of T2, Curaflex, HealthInfusion or Medisys who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary of the relevant corporation at the principal executive offices of that corporation.

EQUITY INCENTIVE PROGRAMS


     The 1994 Plan contains these separate equity incentive programs: (i) a Discretionary Grant Program, under which key employees and consultants may be granted options to purchase shares of Coram Common Stock, (ii) an Automatic Grant Program, under which option grants will be made at specific intervals to the non-employee members of the Coram Board of Directors and (iii) a Stock Issuance Program, under which eligible individuals may be issued shares of Coram Common Stock directly, either through the immediate purchase of the shares or as a bonus tied to the performance of services or the attainment of financial milestones. In addition, several special option grants under the 1994 Plan will be made to three individuals following the Effective Time of the Merger as follows: (i) on December 1, 1994, a non-statutory option to purchase 100,000 shares of Coram Common Stock to Charles Laverty consistent with the terms of his employment agreement with Coram, (ii) on December 1, 1994, provided that he has not voluntarily terminated his employment with Coram prior to such date, a non-statutory option to purchase 3,000,000 shares of Coram Common Stock to James
M. Sweeney in his capacity as Chairman of the Coram Board of Directors and Chief Executive Officer of Coram, provided he continues in service with Coram until such date and (iii) on September 1, 1994, a non-statutory option to purchase 94,500 shares of Coram Common Stock to Tommy H. Carter in satisfaction of his contractual right to receive a stock option for 150,000 shares of T2 Common Stock in September 1994. See "The Merger -- Interests of Certain Persons in the Merger."


     Options granted under the Discretionary Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy such requirements. All grants under the Automatic Grant Program will be non-statutory options.

SHARE RESERVE

     An aggregate of up to 7,600,000 shares of Coram Common Stock will be reserved for issuance over the ten year term of the 1994 Plan. The shares inssuable under the 1994 Plan may be drawn from either authorized but previously unissued shares of Coram Common Stock or from reacquired shares of Coram Common Stock, including shares purchased by Coram on the open market and held as treasury shares.

     Should an option expire or terminate for any reason prior to exercise in full (including options cancelled in accordance with the cancellation-regrant provisions of the 1994 Plan), the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the 1994 Plan. Shares subject to any option surrendered in accordance with the stock appreciation right provisions of the 1994 Plan and all share issuances under the 1994 Plan, whether or not the shares are subsequently reacquired by Coram pursuant to its repurchase rights under the 1994 Plan, will reduce on a share-for-share basis the number of shares of Coram Common Stock available for subsequent issuance.

     In no event may the aggregate number of shares of Coram Common Stock for which any one individual participating in the 1994 Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances exceed 5,000,000 shares over the term of the 1994 Plan.

PLAN ADMINISTRATION

     The 1994 Plan (other than the Automatic Option Grant Program) will be administered by one or more committees comprised of members of the Coram Board of Directors (the "Board"). Each such committee will have complete discretion (subject to the express provisions of the 1994 Plan) to authorize stock option grants and direct stock issuances within the scope of its administrative jurisdiction under the 1994 Plan, and the various committees possessing such discretionary authority will be referred to collectively in this summary as the Plan Administrator. All grants under the Automatic Grant Program will be made in strict compliance with the express provisions of that program, and no administrative discretion will be exercised by any Plan Administrator with respect to the grants made under that program.

ELIGIBILITY

     Officers and other key employees of Coram or its operating subsidiaries (including T2, Curaflex, HealthInfusion and Medisys after the Merger), the non-employee members of the board of directors of any Coram operating subsidiary who are not otherwise serving as members of the Coram Board, and independent consultants and advisors to Coram and its operating subsidiaries will be eligible to participate in the Discretionary Grant and Stock Issuance Programs. Non-employee members of the Board will only be eligible to participate in the Automatic Grant Program.


     As of February 28, 1994, it was estimated that 7 executive officers and 10 other key employees would be eligible to participate in the 1994 Plan, and 3 non-employee Board members would be eligible to participate in the Automatic Grant Program.


VALUATION


     The fair market value per share of Coram Common Stock on any relevant date under the 1994 Plan will be the closing selling price per share on that date on the New York Stock Exchange or the exchange on which shares of Coram Common Stock are then currently traded. If there is no reported selling price for such date, then the closing selling price for the last previous date for which such quotation exists will be determinative of fair market value.


                          DISCRETIONARY GRANT PROGRAM

     The principal features of the Discretionary Option Grant Program may be summarized as follows:

     The exercise price per share for incentive stock options will not be less than 100% of the fair market value per share of Coram Common Stock on the grant date. For non-statutory options, the exercise price per share may not be less than 85% of such fair market value. No option will have a maximum term in excess of ten years measured from the grant date. The Plan Administrator will have complete discretion to grant options (i) which are immediately exercisable for vested shares, (ii) which are immediately exercisable for unvested shares subject to Coram's repurchase rights or (iii) which become exercisable in installments for vested shares over the optionee's period of service.

     The exercise price may be paid in cash or in shares of Coram Common Stock valued at fair market value on the exercise date. The option may also be exercised for vested shares through a same-day sale program pursuant to which the purchased shares are to be sold immediately and a portion of the sale proceeds applied to the payment of the exercise price for those shares on the settlement date.

     Any option held by the optionee at the time of cessation of Service will normally not remain exercisable beyond the limited period designated by the Plan Administrator (not to exceed 36 months) at the time of the option grant. During that period, the option will generally be exercisable only for the number of shares of

Coram Common Stock in which the optionee is vested at the time of cessation of Service. For purposes of the 1994 Plan, an individual will be deemed to continue in Service for so long as that person performs services for Coram or any parent or subsidiary corporation, whether as an employee, non-employee board member or independent consultant or advisor.

     The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of Service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of Service.

     Any unvested shares of Coram Common Stock will be subject to repurchase by Coram, at the original exercise price paid per share, upon the optionee's cessation of Service prior to vesting in those shares. The Plan Administrator will have complete discretion in establishing the vesting schedule for any such unvested shares and will have full authority to cancel Coram's outstanding repurchase rights with respect to those shares in whole or in part at any time.

     The optionee is not to have any stockholder rights with respect to the option shares until the option is exercised and the exercise price is paid for the purchased shares. Options are not assignable or transferable other than by will or by the laws of inheritance following the optionee's death, and the option may, during the optionee's lifetime, be exercised only by the optionee.

     The Plan Administrator may grant options with tandem or limited stock appreciation rights. Tandem stock appreciation rights will provide the holders with the right to surrender their options for an appreciation distribution from Coram equal in amount to the excess of (i) the fair market value of the vested shares of Coram Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Coram Common Stock. Officers of Coram subject to the short-swing profit restrictions of the Federal securities laws may also be granted limited stock appreciation rights in connection with their option grants. Any option with such a limited stock appreciation right in effect for at least six months may be surrendered to Coram upon the successful completion of a hostile tender offer for securities possessing more than 50% of the combined voting power of Coram's outstanding securities. In return for the surrendered option, the officer will be entitled to a cash distribution from Coram in an amount per surrendered option share equal to the excess of (i) the highest price per share of Coram Common Stock paid in such hostile tender offer over (ii) the option exercise price.

     The Plan Administrator will have the authority to effect, on one or more separate occasions, the cancellation of outstanding options under the Discretionary Grant Program which have exercise prices in excess of the then current market price of Coram Common Stock and to issue replacement options with an exercise price based on the market price of Coram Common Stock at the time of the new grant.


     The Coram Board of Directors has determined to grant to Charles A. Laverty, on December 1, 1994, provided that he has not voluntarily terminated his employment with Coram prior to such date, a non-statutory option under the 1994 Plan to purchase 100,000 shares of Coram Common Stock consistent with the terms of his employment agreement with Coram. See "The Merger -- Interests of Certain Persons in the Merger." The exercise price per share of such option will be equal to the closing selling price per share for Coram Common Stock on the date of grant. Such option will have a maximum term of ten years and will be immediately exercisable. In the event of a Corporate Transaction or Change in Control (as such terms are defined in the section below entitled Option/Vesting Acceleration), the option will be assumed by the successor corporation and will remain exercisable until the expiration of the ten-year option term. The remaining terms and conditions of the option grant will be similar to those in effect for all other non-statutory options to be granted under the Discretionary Grant Program. A vote in favor of the 1994 Plan will accordingly constitute a vote in favor of this special option grant.



     The Coram Board of Directors has also determined to grant to James M. Sweeney, on December 1, 1994, provided he continues in service with Coram until such date, a non-statutory option under the 1994 Plan to purchase 3,000,000 shares of Coram Common Stock in connection with his service as Chairman of the Coram Board of Directors and Chief Executive Officer of Coram. The exercise price per share will be equal to the closing selling price per share of Coram Common Stock on the date of grant. The option will have a maximum term of ten years and will be immediately exercisable for all of the option shares. Twenty-five percent (25%) of the option shares will vest upon Mr. Sweeney's completion of one year of Service measured from the Effective Time, and the balance of the option shares will vest in successive equal monthly installments upon Mr. Sweeney's completion of each additional month of Service over the next thirty-six (36) months thereafter. All of the option shares will immediately vest upon a Corporate Transaction or Change in Control (as such terms are defined in the section below entitled Option/Vesting Acceleration) and the option will remain so exercisable for such shares until the expiration of the ten-year option term. The remaining terms and conditions of the option grant will be similar to those in effect for all other non-statutory options to be granted under the Discretionary Grant Program. A vote in favor of the 1994 Plan will accordingly constitute a vote in favor of this special option grant to Mr. Sweeney.



     Mr. Carter will be granted a non-statutory option by the Coram Board of Directors to purchase 94,500 shares of Coram Common Stock under the 1994 Stock Option/Stock Issuance Plan. The grant will be made on September 1, 1994, provided that he continues in service with Coram until such date, and will have an exercise price per share equal to the closing selling price per share of Coram Common Stock on the date of grant. The option will have a maximum term of ten years and will become exercisable in three equal and successive annual installments over Mr. Carter's continued period of Board service measured from the grant date. In the event of a Corporate Transaction or Change of Control (as such terms are defined in the section below entitled Option/Vesting Acceleration), the option will be assumed by the successor corporation and will become immediately exercisable for all of the shares of Coram Common Stock at the time subject to the option and will remain so exercisable until the expiration of the ten-year option term. The remaining terms and conditions of the option grant will be similar to those in effect for all other non-statutory options to be granted under the Discretionary Grant Program. The option will be granted to Mr. Carter in cancellation of his existing contractual right to receive an option grant for an 150,000 shares of T2 Common Stock in September 1994. A vote in favor of the 1994 Plan will accordingly constitute a vote in favor of this special option grant to Mr. Carter.


                            AUTOMATIC GRANT PROGRAM


     Under the Automatic Grant Option Program, each individual serving as a non-employee Board member on December 1, 1994 (other than Tommy H. Carter) will automatically receive at that time an option grant for 75,000 shares of Coram Common Stock. A similar 75,000 share option grant will be made to each individual who first becomes a non-employee Board member after December 1, 1994, whether through election by Coram's stockholders or appointment by the Board. In addition, on the date of each Annual Stockholders Meeting, beginning with the 1995 Annual Meeting, each individual who will continue to serve as a non-employee Board member will automatically be granted, whether or not he or she is standing for re-election at that particular Annual Meeting, a stock option to purchase 2,500 shares of Coram Common Stock, provided such individual has served as a non-employee Board member for at least six months. There will be no limit on the number of such 2,500 share option grants any one non-employee Board member may receive over his or her period of Board service.


     Each option granted under the Automatic Grant Program will be subject to the following terms and conditions:

     - The exercise price per share will be equal to 100% of the fair market value per share of Coram Common Stock on the automatic grant date.

     - Each option will have a maximum term of ten years measured from the grant date.

     - Each option will be immediately exercisable for all the option shares, but any purchased shares will be subject to repurchase by Coram at the exercise price paid per share. Each option will vest, and Coram's repurchase right will lapse, in a series of installments over the optionee's period of Board service.


     - As to those individuals who are serving as a non-employee Board member at the Effective Time, the 75,000 shares subject to their initial automatic grant will vest as to twenty-five percent (25%) of the option shares upon the optionee's completion of one year of Board service measured from the Effective

       Time and will vest as to the balance of the option shares in a series of successive equal monthly installments upon the optionee's completion of each additional month of Board service over the next thirty-six (36) months thereafter. As to any individual who first becomes a non-employee Board member after the Effective Time, the 75,000 shares subject to such individual's initial automatic option grant will vest as to twenty-five percent (25%) of the option shares upon the optionee's completion of one year of Board service measured from the grant date and will vest as to the balance of the option shares in a series of successive equal monthly installments upon the optionee's completion of each additional month of Board service over the next thirty-six (36) months thereafter. The 2,500 shares subject to each annual automatic grant will vest in a series of twelve equal monthly installments, with the first such installment to vest one month after the automatic grant date.


     - The option will remain exercisable for a six-month period following the optionee's cessation of Board service for any reason other than death or permanent disability. Should the optionee die while holding one or more automatic grants, then each such option will remain exercisable for a twelve-month period following such optionee's death and may be exercised by the personal representative of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) for which it is exercisable at the time of the optionee's cessation of Board service.

     - Should the optionee die or become permanently disabled while serving as a Board member, then the shares of Coram Common Stock subject to each automatic option grant held by that individual optionee will immediately vest in full, and those vested shares may be purchased at any time within the twelve (12)-month period following the date of the optionee's cessation of Board service.

     - The shares subject to each option will vest in full upon a Corporate Transaction or Change in Control (as such terms are defined in the "Option/Vesting Acceleration" section below), and the option will be assumed by the successor corporation and remain exercisable for such vested shares for the remainder of the ten (10) year option term, whether or not the optionee continues in Board service.

     - Upon the successful completion of a hostile tender offer for securities possessing more than 50% of the combined voting power of Coram's outstanding securities, each automatic option grant which has been outstanding for at least six months may be surrendered to Coram for a cash distribution per surrendered option share in an amount equal to the excess of (A) the highest price per share of Coram Common Stock paid in such hostile tender offer over (B) the exercise price payable per share.

     - The remaining terms and conditions of the option will in general conform to the terms described above for option grants made under the Discretionary Grant Program and will be incorporated into the option agreement evidencing the automatic grant.

     A vote in favor of the 1994 Plan will constitute a vote in favor of the automatic option grants to be made to the non-employee Board members at the Effective Time of the Merger.

                             STOCK ISSUANCE PROGRAM

     Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of fair market value, payable in cash or through a promissory note payable to Coram. Shares may also be issued solely as a bonus for past services.

     Shares issued under the Stock Issuance Program may either be vested upon issuance or subject to a vesting schedule tied to the participant's period of Service or the attainment of designated performance goals. Unvested shares will be subject to certain transfer restrictions and to repurchase or cancellation by Coram upon either the participant's cessation of Service prior to vesting in those shares or the non-attainment of the applicable performance goals. The Plan Administrator will, however, have the discretionary authority to accelerate the vesting of any issued shares in whole or in part at any time. Individuals holding shares under the Stock Issuance Program will have full stockholder rights with respect to those shares, whether the shares are vested or unvested.

                               GENERAL PROVISIONS

OPTION/VESTING ACCELERATION

     Outstanding options under the 1994 Plan will become immediately exercisable, and unvested shares issued under the 1994 Plan will be subject to accelerated vesting, in the event of certain changes in the ownership or control of Coram. The transactions which will trigger such option/vesting acceleration are as follows:

     Corporate Transaction: any one of the following stockholder-approved transactions:

     - a merger or consolidation in which Coram is not the surviving entity, (other than a transaction effected primarily to change the state in which Coram is incorporated),

     - the sale, transfer or other disposition of substantially all of Coram's assets (including the outstanding capital stock of Coram's subsidiaries) in liquidation or dissolution of Coram, or

     - any reverse merger in which Coram is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the corporation's outstanding securities are transferred to persons other than those who held such securities immediately prior to the merger,

     Change in Control: any of the following events:

     - the acquisition of securities possessing more than 50% of the total combined voting power of Coram's outstanding securities pursuant to a tender or exchange offer made directly to the Coram stockholders which the Board does not recommend such stockholders to accept, or

     - a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been members of the Board continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

     In the event of a Corporate Transaction, each option at the time outstanding under the 1994 Plan will automatically become exercisable for all of the shares of Coram Common Stock at the time subject to that option and may be exercised for any or all of such shares as fully-vested shares. However, an outstanding option under the Discretionary Grant Program will not so accelerate if and to the extent: (i) such option is either to be assumed by the successor corporation (or parent thereof) or is otherwise to be replaced by a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof) or (ii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of grant. However, any outstanding option under the Discretionary Option Grant Program which does not accelerate at the time of the Corporate Transaction will automatically accelerate in full, in the event the optionee's Service terminates within a designated period following such Corporate Transaction. Immediately following the consummation of the Corporate Transaction, all outstanding options under the 1994 Plan will, to the extent not previously exercised by the optionees or assumed by the successor corporation (or its parent company), terminate and cease to be exercisable.

     The outstanding repurchase rights of Coram under the Automatic Option Grant and Stock Issuance Program will also terminate, and the shares subject to those terminated rights will become fully vested, upon the Corporate Transaction, except to the extent (i) one or more repurchase rights outstanding under the Stock Issuance Program are expressly assigned to the successor corporation (or its parent company) or (ii) the accelerated vesting of shares issued under the Stock Issuance Program is precluded by other limitations imposed by the Plan Administrator at the time of issuance.

     The Plan Administrator has full power and authority, exercisable either in advance of any actually-anticipated Change in Control or at the time of an actual Change in Control, to provide for the automatic acceleration of one or more outstanding options under the Discretionary Grant Program so that each such option will, immediately prior to the Change in Control, become exercisable for the total number of shares of Coram Common Stock at the time subject to such option and may be exercised for any or all of such shares as fully-vested shares. The Plan Administrator may also provide for the automatic termination of all of the outstanding repurchase rights held by Coram under the Discretionary Option Grant and Stock Issuance Programs (with the concurrent vesting of the shares subject to those terminated rights) in the event of such Change in Control. Alternatively, the Plan Administrator may condition the acceleration of such options and the termination of such repurchase rights upon the individual's cessation of Service within a designated period following the Change in Control. Upon a Change in Control, the shares subject to each outstanding option under the Automatic Grant Program will immediately vest in full.

     The acceleration of options or vesting in the event of a Corporate Transaction, Change in Control or Subsidiary Disposition may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of Coram.

CHANGES IN CAPITALIZATION

     In the event any change is made to the outstanding shares of Coram Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without Coram's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1994 Plan, (ii) the maximum number and/or class of securities for which any one individual may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances over the term of the 1994 Plan,
(iii) the number and/or class of securities for which option grants will subsequently be made under the Automatic Grant Program to each newly-elected or continuing non-employee Board member, and (iv) the number and/or class of securities subject to each outstanding option under the 1994 Plan and the exercise price payable per share in order to prevent the dilution or enlargement of rights under such options.

FINANCIAL ASSISTANCE

     The Plan Administrator may institute a loan program in order to assist one or more optionees in financing their exercise of outstanding options under the Discretionary Grant Program or the purchase of shares under the Stock Issuance Program. The form in which such assistance is to be made available (including loans or installment payments) and the terms upon which such assistance is to be provided will be determined by the Plan Administrator. However, the maximum amount of financing provided any participant may not exceed the amount of cash consideration payable for the issued shares plus all applicable Federal, state and local taxes incurred in connection with the acquisition of the shares. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the individual's period of Service.

SPECIAL TAX ELECTION

     The Plan Administrator may provide one or more holders of non-statutory options or unvested shares under the Discretionary Grant or Stock Issuance Program with the right to have Coram withhold a portion of the shares of Coram Common Stock otherwise issuable to such individuals in satisfaction of the Federal and state income and employment tax liability incurred by such individuals in connection with the exercise of those options or the vesting of the shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Coram Common Stock in payment of such tax liability.

AMENDMENT AND TERMINATION

     The Board may amend or modify the 1994 Plan in any or all respects whatsoever. However, no such amendment may adversely affect the rights of existing optionees or holders of unvested shares without their consent. In addition, the Board may not, without the approval of the Coram stockholders, (i) materially increase the maximum number of shares issuable under the 1994 Plan, the number of shares for which automatic option grants will be made to newly-elected or continuing non-employee Board members or the maximum number of shares for which any one individual may be granted options, separately exercisable stock appreciation rights or direct stock issuances, except to reflect certain changes in Coram's capital structure, (ii) materially modify the eligibility requirements for option grants or share issuances or (iii) otherwise materially increase the benefits accruing to participants under the 1994 Plan.

     The Board may terminate the 1994 Plan at any time, and the 1994 Plan will in all events terminate on December 31, 2003. Each stock option or unvested share issuance outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grant or issuance.

                        FEDERAL INCOME TAX CONSEQUENCES
OPTION GRANTS

     Options granted under the 1994 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as described below:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares were sold or otherwise made the subject of disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two minimum holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

     Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for those shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the option exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

     If the optionee makes a disqualifying disposition of the purchased shares, then Coram will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such those on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will Coram be allowed a deduction with respect to the optionee's disposition of the purchased shares. Coram anticipates that any compensation deemed paid by Coram in connection with most disqualifying dispositions of incentive stock option shares under the 1994 Plan will be deductible by Coram and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     Special provisions of the Internal Revenue Code apply to the acquisition of unvested shares of Coram common stock under a non-statutory option. These special provisions may be summarized as follows:

     - If the shares acquired upon exercise of the non-statutory option are subject to repurchase by Coram at the original exercise price in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the corporation's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses with respect to those shares over (ii) the exercise price paid for the shares.

     - The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     Coram will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the corporation in which such ordinary income is recognized by the optionee. Coram anticipates that the compensation deemed paid by Coram upon the exercise of most non-statutory options under the 1994 Plan will be deductible by Coram and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers.

STOCK APPRECIATION RIGHTS

     An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. Coram will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the optionee.

DIRECT STOCK ISSUANCE

     The tax principles applicable to direct stock issuances under the 1994 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

                              ACCOUNTING TREATMENT

     Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a compensation expense to Coram's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be accruable by Coram over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any charge to Coram's earnings. Whether or not granted at a discount, the number of oustanding options may be a factor in determining Coram's earnings per share on a fully-diluted basis.

     Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to be charged against Coram's earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Coram Common Stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end will be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

     The accounting principles applicable to employee stock plans such as the 1994 Plan are currently under review by the Financial Accounting Standards Board, and substantial revisions to these governing principles may be implemented during the 1994 calendar year.

                              STOCKHOLDER APPROVAL


     The stockholders of T2, Curaflex, HealthInfusion and Medisys must each approve the 1994 Plan. For each corporation, such approval requires the affirmative vote of a majority of the outstanding voting shares of that corporation present or represented and entitled to vote on Proposal No. 2 at the 1994 Special Meeting to be held separately by each corporation. If such approval is obtained, the 1994 Plan will become effective upon the Effective Time of the Merger. Should such stockholder approval not be obtained, then the 1994 Plan will not become effective.

     EACH BOARD BELIEVES THAT IT IS IN THE BEST INTERESTS OF THE RELEVANT CORPORATION TO IMPLEMENT AN EQUITY INCENTIVE PROGRAM FOR CORAM WHICH WILL PROVIDE A MEANINGFUL OPPORTUNITY FOR OFFICERS, KEY EMPLOYEES AND NON-EMPLOYEE BOARD MEMBERS TO ACQUIRE A SUBSTANTIAL PROPRIETARY INTEREST IN THE ENTERPRISE AND THEREBY ENCOURAGE SUCH INDIVIDUALS TO REMAIN IN THE CORPORATION'S SERVICE AND MORE CLOSELY ALIGN THEIR INTERESTS WITH THOSE OF THE OTHER STOCKHOLDERS OF CORAM.

                               NEW PLAN BENEFITS


     The following table sets forth certain information regarding the options that are expected to be granted under the 1994 Plan following the Effective Time of the Merger, to the extent such information is currently determinable. All of these stock options will have an exercise price per share equal to the closing selling price per share of Coram Common Stock on the New York Stock Exchange on the relavant date of grant.


                               NEW PLAN BENEFITS

                                                                                NUMBER OF
                               NAME AND POSITION                              OPTION SHARES
    ------------------------------------------------------------------------  -------------
    James M. Sweeney........................................................    3,000,000
      Chairman of the Board and Chief Executive Officer
    Charles A. Laverty......................................................      100,000
      Senior Executive Vice President and Director
    Miles E. Gilman.........................................................          -0-
      Executive Vice President and Director
    William J. Brummond.....................................................          -0-
      Vice President
    John J. Gallatin........................................................          -0-
      Vice President
    Norman H. Werthwein.....................................................          -0-
      Acting Chief Financial Officer
    John D. Hirsch, M.D.....................................................          -0-
      Physician Advisory Director
    Tommy H. Carter.........................................................       94,500
      Vice-Chairman of the Board
    L. Peter Smith..........................................................       75,000
      Director
    Richard A. Fink.........................................................       75,000
      Director
    Stephen G. Pagliuca.....................................................       75,000
      Director
    Executive Officer Group (7 persons).....................................    3,100,000
    Non-Executive Director Group (4 persons)................................      319,500
    Non-Executive Officer Employee Group....................................          -0-

                                 PROPOSAL NO. 3
                    APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN


     The stockholders of Curaflex, HealthInfusion, Medisys and T2 are each being asked to approve the Coram Healthcare Corporation Employee Stock Purchase Plan (the "Purchase Plan"), pursuant to which 300,000 shares of Coram Common Stock will be reserved for issuance. The Board of Directors of each corporation has authorized the implementation of the Purchase Plan as a payroll-deduction based employee stock purchase plan to become effective on or about August 1, 1994, provided stockholder approval of each corporation is obtained.


     The following is a summary of the principal features of the Purchase Plan. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Any stockholder of Curaflex, HealthInfusion, Medisys or T2 who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary of the relevant corporation at the principal executive offices of that corporation.

                            SUMMARY OF PURCHASE PLAN

     Each full-time employee who is customarily employed by Coram or any participating subsidiary (including Curaflex, HealthInfusion, Medisys and T2 after the Merger and any other subsidiary subsequently established or acquired) on a basis requiring more than twenty hours of service per week for more than five months per calendar year will be eligible to participate in the Purchase Plan for one or more offering periods. However, no executive officers of Coram will be eligible to participate in the Purchase Plan.


     The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of twenty-four months. The initial offering period will begin on or about August 1, 1994 and will end on the last business day in July 1996. An individual who is eligible to participate in the Purchase Plan on the start date of a particular offering period may join the offering period on that date. An individual who first becomes eligible to participate in the Purchase Plan after the start date of a particular offering period may join that offering period on the next quarterly entry date (the first business day of each calendar quarter). Any individual who does not join the offering period when he or she is first eligible to do so may not join that particular offering period at any later date.


     At the time the participant joins the offering period, he or she will be granted a purchase right to acquire shares of Coram Common Stock at quarterly intervals over the remainder of that offering period. The purchase dates will occur on the last business day of each calendar quarter within the offering period, and all payroll deductions collected from the participant for the period ending with each such quarterly purchase date will automatically be applied to the purchase of Coram Common Stock.

     The purchase price per share will be 85% of the lower of (i) the fair market value per share of Coram Common Stock on the participant's entry date into the offering period or (ii) the fair market value per share on the quarterly purchase date. However, for a participant who joins the offering period after the start date, the clause (i) amount will not be less than the fair market value per share on such start date. The fair market value per share of Coram Common Stock on any relevant date under the Purchase Plan will be the closing selling price per share on that date on the New York Stock Exchange or the exchange on which shares of Coram Common Stock are then currently traded.

     The purchase price is to be paid through periodic payroll deductions not to exceed 10% of the participant's base salary. However, no participant may purchase more than $25,000 worth of Coram Common Stock (based on the fair market value of the common stock on his or her entry date into the offering period) for each calendar year his or her purchase right remains outstanding. In addition, no participant may purchase more than 100 shares of Coram Common Stock on any quarterly purchase date.

     In the event any change in the oustanding shares of Coram Common Stock is effected without Coram's receipt of consideration, whether by reason of any stock split, stock dividend, recapitalization or other similar change in capital structure, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable over the term of the Purchase Plan, (ii) the number and/or class of securities and the purchase price per share in effect under each outstanding purchase right in order to preclude the dilution or enlargement of benefits thereunder, and (iii) the maximum number and/or class of securities purchasable per participant on any one quarterly purchase date.

     The participant will not have any stockholder rights with respect to the shares subject to his or her outstanding purchase right, until such right is exercised on each quarterly purchase date. An outstanding purchase right is exercisable only by the participant, and purchase rights are not assignable or transferable other than by will or the laws of inheritance following the participant's death.

     In the event Coram is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition at a purchase price per share equal to 85% of the lower of (i) the fair market value per share of Coram Common Stock on the participant's entry date into the offering period or (ii) the fair market value per share immediately prior to such acquisition. A similar automatic exercise of outstanding purchase rights will occur should Coram dispose of its equity holdings in one or more of its operating subsidiaries (including T2, Curaflex, HealthInfusion and Medisys after the Merger) by a merger or consolidation involving that subsidiary, a sale of substantially all of the assets of that subsidiary or Coram's sale of substantially all of the outstanding capital stock of such subsidiary, but only the purchase rights of the participants in the employ of the subsidiary involved in such transaction will be so exercised.

     A participant may withdraw from an offering period at any time prior to the quarterly purchase date and may elect to have his or her payroll deductions for the quarterly period in which such withdrawal occurs either refunded immediately or applied to the purchase of Coram Common Stock on the next quarterly purchase date. The participant's purchase right will terminate automatically in the event the participant ceases to remain an eligible employee for any reason, and any payroll deductions collected from such individual during the quarterly period in which such cessation of status occurs will be refunded.

     The Coram Board of Directors may amend or terminate the Purchase Plan immediately after any quarterly purchase date. However, the Board may not, without stockholder approval, (i) materially increase the number of shares of Coram Common Stock available for issuance under the Purchase Plan, (ii) alter the purchase price formula so as to reduce the purchase price payable for the issued shares or (iii) materially modify the eligibility requirements for participation or the benefits available to participants. The Purchase Plan will in all events terminate on the last business day of December 2003.

     The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to Coram, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

     If the participant sells or otherwise disposes of the purchased shares within two years after his or her entry date into the offering period or within one year after the actual purchase date, the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price of those shares. If the participant sells disposes of the purchased shares more than two years after entry into the offering period and more than one year after the actual purchase date, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the date the participant entered the offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain.

     If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death excees the purchase price or (ii) 15% of the fair market value of the shares on the date the participant entered the offering period will constitute ordinary income in the year of death.

     If the purchased shares are sold or otherwise disposed of within two years after the participant's entry date into the offering period or within one year after the actual purchase date, then Coram will be entitled to a deduction in the year of sale or disposition equal to the amount of ordinary income recognized by the participant as a result of such sale or disposition. In all other cases, no deduction will be allowed.

     Under current accounting rules, the issuance of Coram Common Stock under the Purchase Plan will not result in a compensation expense chargeable against Coram's reported earnings. However, the accounting principles applicable to employee stock purchase plans such as the Purchase Plan are currently under review by the Financial Accounting Standards Board, and substantial revisions to these governing principles may be implemented in the future.

STOCKHOLDER APPROVAL


     The stockholders of T2, Curaflex, HealthInfusion and Medisys must each approve the 1994 Plan. For each corporation, such approval requires the affirmative vote of a majority of the outstanding voting shares of that corporation present to represented and entitled to vote on Proposal No. 3 at the 1994 Special Meeting to be held separately by each corporation. If such approval is obtained, the Purchase Plan will become effective with the initial offering period beginning on or about August 1, 1994. Should such stockholder approval not be obtained, then the Purchase Plan will not be implemented.


     THE BOARD OF DIRECTORS OF EACH CORPORATION RECOMMENDS THAT STOCKHOLDERS OF THAT CORPORATION VOTE FOR THE APPROVAL OF THE PURCHASE PLAN. EACH BOARD BELIEVES THAT IT IS IN THE BEST INTERESTS OF THE RELEVANT CORPORATION TO PROVIDE THEIR EMPLOYEES WITH AN OPPORTUNITY TO ACQUIRE AN EQUITY INTEREST IN THE ENTERPRISE AND THEREBY MORE CLOSELY ALIGN THEIR INTERESTS WITH THOSE OF THE OTHER STOCKHOLDERS OF CORAM.


                                 LEGAL MATTERS



     The validity of the shares of Coram Common Stock to be issued in connection with the Merger will be passed on for Coram by Brobeck, Phleger & Harrison, Newport Beach, California. In addition, Brobeck, Phleger & Harrison, Newport Beach, California, outside counsel to T2, will issue a legal opinion to T2 regarding certain federal income tax consequences of the Merger. Morrison & Foerster, Irvine, California, outside counsel to Curaflex, will issue a legal opinion to Curaflex regarding certain federal tax consequences of the Merger. Oppenheimer, Wolff & Donnelly, Minneapolis, Minnesota, outside counsel to Medisys, will issue a legal opinion to Medisys regarding certain federal tax consequences of the Merger. Arthur Andersen & Co., independent public accountants, will issue an opinion to HealthInfusion regarding certain federal tax consequences of the Merger. Richard A. Fink, a partner of Brobeck, Phleger & Harrison, has been designated by T2 as a director of Coram. Pursuant to the terms of the Automatic Grant Program Mr. Fink will be granted a non-statutory option to purchase up to 75,000 shares of Coram Common Stock. See "Proposal No. 2: Approval of Coram Healthcare Corporation 1994 Stock Option/Stock Issuance Plan -- Automatic Grant Program."



                                    EXPERTS



     The consolidated financial statements of T2 Medical, Inc. and the related financial statement schedules incorporated by reference in this Joint Proxy Statement/Prospectus from the Company's Annual Report on Form 10-K for the year ended September 30, 1993 have been audited by Deloitte & Touche, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to material uncertainties concerning pending claims against T2), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The consolidated financial statements and schedules of Curaflex Health Services, Inc. as of December 31, 1992 and 1993, and for the three years ended December 31, 1991, 1992 and 1993, included herein and elsewhere in this Joint Proxy Statement/Prospectus have been included in reliance on the reports of KPMG

Peat Marwick, independent certified public accountants, appearing elsewhere in this Joint Proxy Statement/Prospectus and on the authority of said firm as experts in accounting and auditing.



     The consolidated financial statements and schedules of HealthInfusion, Inc. and subsidiaries included in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Arthur Anderson & Co., independent public accountants, will also issue an opinion to HealthInfusion regarding certain federal tax consequences of the Merger.



     The financial statements and schedules of Medisys, Inc. included in this Joint Proxy Statement/Prospectus have been audited by Coopers & Lybrand, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                              FINANCIAL STATEMENTS

                      ITEM                        PAGE
                      ----                        ----
CURAFLEX HEALTH SERVICES, INC.
  AND SUBSIDIARIES
  Independent Auditors' Report..................  F-2
  Consolidated Balance Sheets...................  F-3
  Consolidated Statements of Operations.........  F-4
  Consolidated Statements of Common
    Stockholders' Equity (Deficit)..............  F-5
  Consolidated Statements of Cash Flows.........  F-6
  Notes to Consolidated Financial Statements....  F-7
EXCELLENCE, INC.
  Report of Independent Certified Public
    Accountants.................................  F-21
  Balance Sheets................................  F-22
  Statements of Income..........................  F-23
  Statements of Retained Earnings...............  F-24
  Statements of Cash Flows......................  F-25
  Notes to Financial Statements.................  F-26
CONTINUECARE HEALTH SYSTEMS, INC.
  Report of Independent Accountants.............  F-29
  Balance Sheet.................................  F-30
  Statement of Income and Retained Earnings.....  F-31
  Statement of Cash Flows.......................  F-32
  Notes to Financial Statements.................  F-33
HOME SOLUTION, INC.
  Report of Independent Certified Public
    Accountants.................................  F-39
  Balance Sheets................................  F-40
  Statements of Earnings and Retained
    Earnings....................................  F-41
  Statements of Cash Flows......................  F-42
  Notes to Financial Statements.................  F-43
COMPREHENSIVE PHARMACY HOME IV SERVICES, INC.
  Independent Auditors' Report..................  F-46
  Balance Sheets................................  F-47
  Statements of Operations......................  F-48
  Statements of Stockholders' Equity............  F-49
  Statements of Cash Flows......................  F-50
  Notes to Financial Statements.................  F-51
HEALTHINFUSION, INC. AND SUBSIDIARIES
  Report of Independent Certified Public
    Accountants.................................  F-55
  Consolidated Balance Sheets...................  F-56
  Consolidated Statements of Operations.........  F-57
  Consolidated Statements of Stockholders'
    Equity......................................  F-58
  Consolidated Statements of Cash Flows.........  F-59
  Notes to Consolidated Financial Statements....  F-60
  Consolidated Balance Sheets...................  F-73
  Consolidated Statements of Operations.........  F-74
  Consolidated Statements of Cash Flows.........  F-75
  Notes to Consolidated Financial Statements....  F-76

                      ITEM                        PAGE
                      ----                        ----
MEDISYS, INC.
  Report of Independent Accountants.............  F-79
  Consolidated Balance Sheets...................  F-80
  Consolidated Statements of Operations.........  F-81
  Consolidated Statements of Changes in
    Stockholders' Equity........................  F-82
  Consolidated Statements of Cash Flows.........  F-83
  Notes to Consolidated Financial Statements....  F-84
  Consolidated Balance Sheets...................  F-93
  Consolidated Statements of Operations.........  F-94
  Consolidated Statements of Cash Flows.........  F-95
  Notes to Consolidated Financial Statements....  F-96
AMERICAN HOME THERAPIES, INC.
  Report of Independent Certified Public
    Accountants.................................  F-97
  Combined Balance Sheets.......................  F-98
  Combined Statements of Earnings...............  F-99
  Combined Statements of Changes In
    Stockholders' Equity........................  F-100
  Combined Statements of Cash Flows.............  F-101
  Notes to Combined Financial Statements........  F-102
DELTA PHARMACY, INC.
  Report of Independent Public Accountants......  F-106
  Balance Sheets................................  F-107
  Statements of Income..........................  F-108
  Statements of Stockholders' Equity............  F-109
  Statements of Cash Flows......................  F-110
  Notes to Financial Statements.................  F-111
PHARMACY CONSULTANTS OF ARIZONA, INC.
  Report of Independent Accounts................  F-116
  Balance Sheet.................................  F-117
  Statement of Operations and Retained
    Earnings....................................  F-118
  Statement of Cash Flows.......................  F-119
  Notes to Financial Statements.................  F-120
PHARMACY VENTURES, INC.
  Report of Independent Accountants.............  F-123
  Balance Sheet.................................  F-124
  Statement of Operations and Retained
    Deficit.....................................  F-125
  Statement of Cash Flows.......................  F-126
  Notes to Financial Statements.................  F-127
ALLCARE HEALTH SERVICES, INC. AND ALLCARE HOME
  CARE, INC.
  Independent Auditor's Report..................  F-129
  Combined Balance Sheets.......................  F-130
  Combined Statements of Income.................  F-131
  Combined Statements of Changes in
    Stockholders' Equity........................  F-132
  Combined Statements of Cash Flows.............  F-133
  Notes to Financial Statements.................  F-134

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Curaflex Health Services, Inc.:

     We have audited the accompanying consolidated balance sheets of Curaflex Health Services, Inc. and subsidiaries as of December 31, 1992 and 1993, and the related consolidated statements of operations, common stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Curaflex Health Services, Inc. and subsidiaries as of December 31, 1992 and 1993 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993 in conformity with generally accepted accounting principles.

     As discussed in note 8 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                          KPMG Peat Marwick

Ontario, California
February 28, 1994

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS


                                                                   DECEMBER 31,
                                                                -------------------    MARCH 31,
                                                                  1992       1993        1994
                                                                --------   --------   -----------
                                                                                      (UNAUDITED)
Current assets:
  Cash........................................................  $  1,528   $  3,888    $   2,856
  Investments, at cost which approximates market..............    13,733      --          --
  Accounts receivable, net of allowances of $7,068 in 1992,
     $15,364 in 1993 and $10,646 in 1994......................    29,615     29,569       31,017
  Notes receivable (note 10)..................................       400        425          421
  Inventories.................................................     2,354      2,584        2,641
  Prepaid expenses............................................     2,214      1,618        1,567
  Other current assets........................................       255        179          241
                                                                --------   --------   -----------
          Total current assets................................    50,099     38,263       38,743
Equipment, furniture and fixtures, net of accumulated
  depreciation of $3,027 in 1992, $5,093 in 1993 and $5,714 at
  March 31, 1994 (note 3).....................................     6,116     11,084       11,608
Joint ventures and other assets (note 4)......................     7,207     10,302       10,694
Goodwill, net of accumulated amortization of $417 in 1992,
  $1,746 in 1993 and $2,126 in 1994 (note 2)..................    20,415     50,568       50,433
                                                                --------   --------   -----------
          Total assets........................................  $ 83,837   $110,217    $ 111,478
                                                                --------   --------   -----------
                                                                --------   --------   -----------
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of debt (note 6).........................  $  2,536   $  6,381    $  25,913
  Accounts payable............................................     2,647      7,144        9,134
  Accrued compensation........................................     1,356      1,244        1,246
  Other accrued liabilities...................................     4,311      5,375        2,801
  Accrued restructuring charge (note 5).......................     1,202         --       --
                                                                --------   --------   -----------
          Total current liabilities...........................    12,052     20,144       39,094
Long-term debt, excluding current maturities (note 6).........     8,355     21,129        5,183
Minority interest in consolidated joint ventures..............       542        522          290
Other liabilities.............................................       450         --       --
Commitments and contingencies (notes 2 and 9).................
                                                                --------   --------   -----------
          Total liabilities...................................    21,399     41,795       44,567
Stockholders' equity (note 7):
  Preferred stock, par value $.001, authorized 4 million
     shares, no shares issued or outstanding
  Common stock, par value $.001, authorized 40 million shares;
     issued and outstanding 12 million shares in 1992, 15
     million shares in 1993 and 15 million shares at March 31,
     1994.....................................................        12         15           15
     Additional paid-in capital...............................    92,887    107,537      107,617
     Accumulated deficit......................................   (29,596)   (38,265)     (39,856)
  Less:
     Treasury stock, 42 thousand common shares, at cost.......        (5)        (5)          (5)
     Stock purchase note......................................      (860)      (860)        (860)
                                                                --------   --------   -----------
          Total stockholders' equity..........................    62,438     68,422       66,911
Subsequent event (note 12)
                                                                --------   --------   -----------
          Total liabilities and stockholders' equity..........  $ 83,837   $110,217    $ 111,478
                                                                --------   --------   -----------
                                                                --------   --------   -----------


          See accompanying notes to consolidated financial statements.

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                 THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,              MARCH 31,
                                             -------------------------------     -------------------
                                              1991        1992        1993        1993        1994
                                             -------     -------     -------     -------     -------
                                                                                 (UNAUDITED)
Net revenue................................  $60,081     $75,127     $89,152     $20,595     $24,974
Cost of revenue............................   28,329      37,102      53,041      11,148      15,779
                                             -------     -------     -------     -------     -------
          Gross margin.....................   31,752      38,025      36,111       9,447       9,195
Selling, general and administrative
  expense..................................   25,367      30,699      34,298       7,068       8,940
Provision for estimated uncollectible
  accounts receivable......................    3,618       5,679       5,557       1,161       1,385
Merger expenses............................       --          --       2,310       2,310          --
Restructuring charge (note 5)..............       --       2,385       1,600       1,600          --
                                             -------     -------     -------     -------     -------
          Operating income (loss)..........    2,767        (738)     (7,654)     (2,692)     (1,130)
Interest income............................      231       1,253         549         307          77
Interest expense (note 6)..................     (989)       (705)     (1,104)       (185)       (565)
Minority interest in net income of
  consolidated joint ventures..............      (93)       (807)     (1,019)       (205)        (90)
Equity in net income of unconsolidated
  joint ventures (note 4)..................      343         163         361         (75)        105
Other income...............................      309         298         323          76          12
                                             -------     -------     -------     -------     -------
          Income (loss) before income
            taxes..........................    2,568        (536)     (8,544)     (2,774)     (1,591)
Income taxes (benefit) (note 8)............    1,076         339        (105)        871          --
                                             -------     -------     -------     -------     -------
          Income (loss) before
            extraordinary items and
            cumulative effect of accounting
            changes........................    1,492        (875)     (8,439)     (1,903)     (1,591)
Extraordinary item, utilization of
  operating loss carryforwards (note 8)....      457          --          --          --          --
Cumulative effect of accounting change for
  income taxes (note 8)....................       --          --        (176)       (176)         --
                                             -------     -------     -------     -------     -------
          Net income (loss)................  $ 1,949     $  (875)    $(8,615)    $(2,079)    $(1,591)
                                             -------     -------     -------     -------     -------
                                             -------     -------     -------     -------     -------
Income (loss) per common share (note 1):
  Income (loss) before extraordinary items
     and accounting change.................  $  0.17     $ (0.08)    $ (0.59)    $ (0.15)    $ (0.11)
  Extraordinary item.......................     0.05          --          --          --          --
  Accounting change for income taxes.......       --          --       (0.01)      (0.01)         --
                                             -------     -------     -------     -------     -------
          Net income (loss) per common
            share..........................  $  0.22     $ (0.08)    $ (0.60)    $ (0.16)    $ (0.11)
                                             -------     -------     -------     -------     -------
                                             -------     -------     -------     -------     -------
Weighted average number of common and
  common equivalent shares outstanding.....    9,010      10,799      14,258      12,600      14,986
                                             -------     -------     -------     -------     -------
                                             -------     -------     -------     -------     -------


          See accompanying notes to consolidated financial statements.

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)


                                          COMMON STOCK
                                         ---------------     PAID-IN    ACCUMULATED    TREASURY       STOCK
                                         SHARES   AMOUNT     CAPITAL      DEFICIT       STOCK     PURCHASE NOTE    TOTAL
                                         ------   ------     --------   ------------   --------   -------------   --------
Balance, December 31, 1990.............   3,296    $  3      $ 24,824     $(30,232)     $ (293)       $(860)      $ (6,558)
  Exercise of stock options and
    warrants...........................      58      --            93           --          --           --             93
  Retirement of treasury stock.........      (2)     --          (288)          --         288           --             --
  Retirement of common stock...........     (11)     --            --           --          --           --             --
  Additional issuance costs of Series B
    preferred stock....................      --      --           (21)          --          --           --            (21)
  Issuance costs of Series C preferred
    stock..............................      --      --           (61)          --          --           --            (61)
  Issuance of common stock.............     886       1         4,119           --          --           --          4,120
  Issuance of warrants.................      --      --           150           --          --           --            150
  Dividends............................      --      --            --         (129)         --           --           (129)
  Other................................      --      --           (75)          --          --           --            (75)
  Net income...........................      --      --            --        1,949          --           --          1,949
                                         ------   ------     --------   ------------   --------      ------       --------
Balance, December 31, 1991.............   4,227       4        28,741      (28,412)         (5)        (860)          (532)
  Sale of common stock, net of issuance
    costs..............................   3,450       4        40,755           --          --           --         40,759
  Issuance of shares under employee
    stock purchase plan................       6      --            --           --          --           --             --
  Conversion of Series A, B and C
    senior preferred stock to common
    stock..............................   3,694       4        20,005           --          --           --         20,009
  Purchase and retirement of common
    stock..............................      (2)     --           (16)          --          --           --            (16)
  Exercise of stock options............     328      --           255           --          --           --            255
  Issuance of common stock in
    acquisitions.......................     305   --  ..        3,090           --          --           --          3,090
  Additional issuance costs of Series C
    preferred stock....................      --      --            (6)          --          --           --             (6)
  Issuance of common stock in
    connection with medical fees
    compensation.......................      15      --            63           --          --           --             63
  Dividends............................      --      --            --         (309)         --           --           (309)
  Net loss.............................      --      --            --         (875)         --           --           (875)
                                         ------   ------     --------   ------------   --------      ------       --------
Balance, December 31, 1992.............  12,023      12        92,887      (29,596)         (5)        (860)        62,438
  Issuance of shares under employee
    stock purchase plan................      44      --           225           --          --           --            225
  Issuance of common stock in
    acquisitions.......................   2,262       2        14,133           --          --           --         14,135
  Issuance of common stock.............       9      --            63           --          --           --             63
  Exercise of stock options............     645       1           294           --          --           --            295
  Purchase and retirement of common
    stock..............................     (11)     --           (67)          --          --           --            (67)
  Refund of issuance costs of Series B
    preferred stock....................      --      --             2           --          --           --              2
  Dividends............................      --      --            --          (54)         --           --            (54)
  Net loss.............................      --      --            --       (8,615)         --           --         (8,615)
                                         ------   ------     --------   ------------   --------      ------       --------
Balance, December 31, 1993.............  14,972      15       107,537      (38,265)         (5)        (860)        68,422
Issuance of shares under employee stock
  purchase plan (unaudited)............      16      --            80           --          --           --             80
Net loss (unaudited)...................      --      --            --       (1,591)         --           --         (1,591)
                                         ------   ------     --------   ------------   --------      ------       --------
Balance, March 31, 1994 (unaudited)....  14,988    $ 15      $107,617     $(39,856)     $   (5)       $(860)      $(66,911)
                                         ------   ------     --------   ------------   --------      ------       --------
                                         ------   ------     --------   ------------   --------      ------       --------


          See accompanying notes to consolidated financial statements.

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)



                                                                                        THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                ----------------------------------     ---------------------
                                                  1991         1992         1993         1993         1994
                                                --------     --------     --------     --------     --------
                                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...........................  $  1,949     $   (875)    $ (8,615)    $ (2,079)    $ (1,591)
  Adjustments to reconcile net income (loss)
    to net cash used by operating activities:
      Provision for estimated uncollectible
         accounts receivable..................     3,618        5,679        5,557        1,161        1,385
      Depreciation and amortization...........       961        1,612        4,001          794        1,272
      Minority interest in net income of
         consolidated joint ventures..........        93          807        1,019          205           90
      Equity in net income of unconsolidated
         joint ventures.......................      (343)        (163)        (361)          75         (105)
      Net loss (gain) on sale of
         investments..........................        --          278         (115)        (106)          --
      Deferred expenses.......................      (107)         465           --           --           --
      Change in assets and liabilities, net of
         acquisitions:
         Increase in accounts and notes
           receivable.........................   (15,150)     (10,701)      (4,629)      (2,590)      (2,809)
         (Increase) decrease in inventories...      (353)        (522)          60          (68)         (57)
         (Increase) in prepaid expenses and
           other assets.......................    (1,516)      (7,316)      (1,080)        (864)        (448)
         Increase (decrease) in current and
           other liabilities..................      (775)       2,656          190         (620)        (581)
         Decrease in income taxes.............      (383)        (532)          --           --           --
                                                --------     --------     --------     --------     --------
           Net cash used by operating
             activities.......................   (12,006)      (8,612)      (3,973)      (4,092)      (2,844)
                                                --------     --------     --------     --------     --------
Cash flows from investing activities:
  Purchase of equipment, furniture and
    fixtures..................................    (1,926)      (3,381)      (6,317)      (1,120)      (1,146)
  Purchase of investments.....................        --      (49,950)      (2,043)        (526)          --
  Proceeds from sales and maturities of
    investments...............................        --       36,298       15,541        6,801           --
  Decrease in accounts receivable of
    discontinued business.....................     1,222          260           --           --           --
  Payments for acquisitions of businesses.....        --      (11,326)     (12,214)        (184)        (245)
  Capital contributions to unconsolidated
    joint ventures............................        --           (7)        (763)        (330)        (209)
  Distribution of earnings from unconsolidated
    joint ventures............................        --          435          225           30           70
  Minority interest in consolidated joint
    ventures..................................       (80)        (428)        (546)        (155)        (323)
                                                --------     --------     --------     --------     --------
         Net cash (used) by investing
           activities.........................      (784)     (28,099)      (6,117)       4,516       (1,853)
                                                --------     --------     --------     --------     --------
Cash flows from financing activities:
  Sale of common and preferred stock, net of
    repurchases and issuance costs............     6,540       40,736          223           51           80
  Debt borrowings.............................    12,161        5,471       19,112        1,150        4,492
  Repayment of debt...........................    (5,082)     (11,283)      (7,126)      (1,357)        (907)
  Exercise of stock options and warrants......       168          255          295          288           --
  Dividends...................................      (129)        (309)         (54)         (54)          --
                                                --------     --------     --------     --------     --------
         Net cash provided by financing
           activities.........................    13,658       34,870       12,450           78        3,665
                                                --------     --------     --------     --------     --------
         Net increase (decrease) in cash......       868       (1,841)       2,360          502       (1,032)
Cash at beginning of year.....................     2,501        3,369        1,528        1,364        3,888
                                                --------     --------     --------     --------     --------
Cash at end of year...........................  $  3,369     $  1,528     $  3,888     $  1,866     $  2,856
                                                --------     --------     --------     --------     --------
                                                --------     --------     --------     --------     --------
Supplemental disclosure of cash flow
  information:
  Cash paid during the year for:
    Interest..................................  $    959     $    528     $  1,157     $    195     $    628
    Income taxes..............................  $  1,043     $  1,185     $     10     $      7     $     65


          See accompanying notes to consolidated financial statements.

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


              YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993 AND THE
  THREE MONTHS ENDED MARCH 31, 1993 (UNAUDITED) AND MARCH 31, 1994 (UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Curaflex Health Services, Inc., its subsidiaries and its 51% owned joint venture partnerships (the "Company"). Significant inter-company transactions and balances have been eliminated.

     On March 5, 1993, a subsidiary of the Company completed its merger with Clinical Homecare, LTD. ("CHL"), which became a wholly-owned subsidiary of the Company. CHL, a New Jersey-based national infusion therapy provider, offers a variety of therapies including home parenteral nutrition, home antibiotic therapy, home enteral nutrition therapy, pain management, hydration therapy, aerosol pentamidine therapy and chemotherapy. The Company issued 4,023,940 shares of common stock for all the outstanding common stock and preferred stock of CHL. This represents an exchange ratio of .43 shares of Curaflex stock for each share of CHL common stock and 2.15 shares of Curaflex stock for each share of CHL preferred stock. This transaction was accounted for as a pooling of interests and, accordingly, the Company's historical consolidated financial statements have been restated to include the accounts and results of operations of CHL.

     The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below (in thousands).

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1991        1992
                                                                   -------     -------
        Net revenue:
          Curaflex Health Services, Inc. ........................  $38,562     $51,516
          Clinical Homecare, Ltd. ...............................   21,519      23,611
                                                                   -------     -------
                  Combined.......................................  $60,081     $75,127
                                                                   -------     -------
                                                                   -------     -------
        Extraordinary item:
          Curaflex Health Services, Inc. ........................  $   457     $ --
          Clinical Homecare, Ltd. ...............................    --          --
                                                                   -------     -------
                  Combined.......................................  $   457     $ --
                                                                   -------     -------
                                                                   -------     -------
        Net income (loss):
          Curaflex Health Services, Inc. ........................  $ 1,171     $(1,283)
          Clinical Homecare, Ltd. ...............................      778         408
                                                                   -------     -------
                  Combined.......................................  $ 1,949     $  (875)
                                                                   -------     -------
                                                                   -------     -------

     During 1993, the Company purchased the minority interest of its Network Infusion Care Partnership for $4.3 million of Curaflex's Common Stock. Goodwill of $5.1 million resulted from the purchase and is being amortized over 30 years.

  Cash

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Investments

     Investments are stated at cost plus accrued interest, which approximates market, and comprise primarily corporate obligations. For purposes of the consolidated statements of cash flows, the Company does not

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES consider investments to be cash equivalents as they generally have original maturities in excess of three months.

  Revenue Recognition

     Revenues are recognized as the related services are rendered or products are delivered. Substantially all of the Company's revenues are billed to third-party payors, including insurance companies, managed care plans, governmental payors and contracted institutions. Revenues are recorded net of contractual adjustments and related discounts. Contractual adjustments represent estimated differences between service revenue at established rates and amounts expected to be realized from third-party payors under contractual agreements.

     The following table sets forth, for the periods indicated, the approximate percentage of Curaflex's net revenue attributable to each type of payor:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1991     1992     1993
                                                              ----     ----     ----
        Private.............................................   83%      81%      79%
        Medicare and Medicaid...............................   17%      19%      21%
                                                              ----     ----     ----
             Total..........................................  100%     100%     100%
                                                              ----     ----     ----
                                                              ----     ----     ----

  Inventories

     Inventories, consisting primarily of pharmaceuticals, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

  Equipment, Furniture and Fixtures

     Equipment, furniture and fixtures are stated at cost and depreciated using the straight-line and declining balance methods over their estimated useful lives, generally three to seven years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful lives of the related assets.

  Joint Ventures and Other Assets

     Unconsolidated investments are accounted for using the cost method when the Company has up to a 20% ownership interest in the investee. In cases where the Company exhibits significant influence and has a 20%-50% ownership interest, the investment is accounted for using the equity method. Investments in which the Company owns a greater than 50% ownership interest are consolidated in the financial statements.

  Deferred Pre-Start Expenses

     Costs relating to the opening of a new branch facility are deferred and amortized on a straight-line basis over two years commencing with the opening of the new branch facility.

  Organization Costs

     Organization costs, consisting primarily of professional fees incurred in the formation of partnerships, joint ventures and other business entities, are deferred and amortized on a straight-line basis over a period of five years.

  Goodwill

     Goodwill represents the excess of the purchase price over the fair value of net assets acquired through business combinations accounted for as purchases and is amortized on a straight-line basis over the expected periods to be benefited, generally 30 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

  Income Taxes


     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes" (see note 8). SFAS 109 generally provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period of enactment.


     Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for that year. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

  Income (Loss) per Common Share

     Income (loss) per common share is computed based upon the weighted average number of common shares and common equivalent shares outstanding during each year except in loss years.

     Pursuant to Securities and Exchange Commission Staff Bulletin No. 83, common shares issued for consideration below an assumed initial public offering price (the "IPO Price") and common stock equivalents granted or issued (note 7) with exercise prices below the IPO Price during the 12-month period preceding the date of the initial filing of the Company's registration statement for the initial public offering of its common stock have been included in the calculation of weighted average common and common share equivalents, using the treasury stock method, as if they were outstanding for all periods presented.

     The effects of common stock equivalents on the calculation of loss per common share for the years ended December 31, 1992 and 1993 are antidilutive in nature and, other than as discussed above, have been excluded from the calculation of weighted average common and common equivalent shares outstanding for those years.

     The computations of the weighted average common shares and common equivalents outstanding follows (in thousands):


                                                                                 THREE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,          MARCH 31,
                                                 ----------------------------    ------------------
                                                  1991      1992       1993       1993       1994
                                                 ------    -------    -------    -------    -------
                                                                                    (UNAUDITED)
Weighted average number of common shares
  outstanding during the year..................   4,336     10,769     14,258     12,600     14,986
Incremental shares assumed to be outstanding
  pursuant to SEC Staff Accounting Bulletin No.
  83:
     Assumed conversion of Series C preferred
       stock...................................     371         --         --         --         --
     Assumed exercise of stock options and
       warrants................................     237         30         --         --         --
Dilutive effect of assumed conversion of Series
  A and B preferred stock and exercise of
  options and warrants.........................   4,066         --         --         --         --
                                                 ------    -------    -------    -------    -------
Weighted average number of common and common
  equivalent shares............................   9,010     10,799     14,258     12,600     14,986
                                                 ------    -------    -------    -------    -------
                                                 ------    -------    -------    -------    -------


  Reclassifications

     Certain reclassifications have been made to conform prior year amounts to the current year presentation.

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

(2)  ACQUISITIONS

  Home Health Depot, Inc.

     On May 28, 1992, the Company completed the acquisition of Home Health Depot, Inc. ("HHD"), a regional infusion therapy provider located in Kansas City, Missouri through an Asset Purchase Agreement. The purchase price consisted of $3 million in cash (from the net proceeds of the Company's initial public offering) and $2.3 million in notes, payable over three years at prime plus 1%. In addition, subject to HHD achieving certain financial performance criteria for 1992, 1993 and 1994, Curaflex may be required to pay up to an additional $1.5 million. One-half of this amount, evidenced by a contingent earn-out note, is payable in cash, and the remaining one-half (at the Company's option) is payable in the form of shares of Curaflex common stock. The value of such shares will be based upon the publicly traded price per share for Curaflex common stock on the date of issuance to HHD. The Company was required to pay $500 thousand of the $1.5 million in the first quarter of 1993 for 1992 performance. The performance criteria for 1993 was not met, and therefore, no payment is due.

     The purchase price resulted in an excess of acquisition costs over net assets acquired of $5.3 million. Such goodwill (which will increase for any additional payments required under earn-out agreements) is being amortized on a straight-line basis over 30 years.

  Total Home Care, Inc.

     In September 1992, the Company completed the acquisition of Total Home Care, Inc., a Nebraska corporation ("THC"), by means of an asset purchase agreement. The initial purchase price consisted of $6 million in cash (from the net proceeds of the Company's initial public offering), a promissory note in the principal amount of $3 million and common stock with a fair market value of $2.5 million.

     In addition, subject to THC achieving certain financial performance criteria for 1993, 1994 and 1995, Curaflex may be required to pay to THC up to $4 million as additional consideration, plus 30% of performance in excess of certain other financial performance criteria. These amounts, evidenced by a contingent earn-out note, are payable in the form of shares of the common stock of Curaflex. The value of such shares will be $9.96 per share of Curaflex common stock. THC has the option to take all or part of the earn-out in cash. The Company recorded a liability of $724 thousand for 1993 performance. THC has exercised its option to take this payment in cash.

     The purchase price resulted in an excess of acquisition costs over net assets acquired of $12.2 million. Such goodwill (which will increase for any additional payments required under earn-out agreements) is being amortized on a straight-line basis over 30 years.

  ContinueCare Health Systems Inc.

     Effective June 29, 1993, the Company completed the acquisition of ContinueCare Health Systems, Inc., ("ContinueCare") pursuant to the terms of the Agreement and Plan of Merger between Curaflex Acquisition, Inc., a wholly owned subsidiary of the Company, and ContinueCare. Under the terms of the Merger Agreement, the outstanding shares of common stock of ContinueCare were converted into $6.5 million worth of Curaflex common stock (with the value of the stock based on the average closing price for Curaflex common stock on the NASDAQ National Market System for the 20 business days prior to close of the transaction, ($5.8906 per share)). In addition, the transaction included $3.5 million in cash consideration, payable in the form of a 30 day, 6% interest bearing note.

     In addition, subject to ContinueCare achieving certain financial performance criteria for the six months ended December 31, 1993, and the years ended June 30, 1994, 1995 and 1996, Curaflex may be required to pay the former stockholders of ContinueCare up to $5 million as additional consideration. These amounts,

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES evidenced by a contingent earn-out note, are payable in cash or shares of Curaflex stock, at the former stockholders' option, with the provision that the cumulative cash payments will not exceed $6.5 million. The Company has recorded a liability of $333 thousand for 1993 performance.

     The purchase price resulted in an excess of acquisition costs over net assets acquired (goodwill) of $10.5 million. Such goodwill (which will increase for any additional payments required under the earn-out agreement) is being amortized on a straight-line basis over 30 years.

  Comprehensive Pharmacy Home IV, Inc.

     Under the terms of a Purchase Agreement, the Company purchased 100% of the stock of Comprehensive Pharmacy Home IV, Inc. ("Comprehensive") for (i) $3.5 million in cash consideration; (ii) $1 million in Curaflex common stock (with the value of the stock based on the closing price on the day before the close of the transaction, $6.125); (iii) $2.3 million in promissory notes payable over three years at 7%; and (iv) the right to receive up to $1 million in cash in contingent earn-out consideration, based on financial performance. Goodwill of $6.9 million, recognized as a result of the purchase, is being amortized over 30 years using a straight line basis. The Company has recorded a liability of $333 thousand for 1993 performance.

     Under the terms of both the Purchase Agreement of Comprehensive and the Merger Agreement with ContinueCare, the effective date for accounting and consolidation of these two acquisitions is April 1, 1993. Accordingly, the results of operations since April have been included in the Company's Consolidated Statement of Operations for the year ended December 31, 1993.

  Home Solution, Inc.

     On September 27, 1993, the Company completed the acquisition of Home Solution, Inc. ("Solution") pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"). Under the terms of the Merger Agreement, (a) Solution was merged into Curaflex Acquisition Subsidiary, Inc. a wholly-owned subsidiary of Curaflex and (b) each outstanding share of common stock of Solution was converted into a pro rata share of the following: (i) $1.35 million worth of Curaflex common stock (with the value of the stock based on the average closing price for Curaflex common stock on the NASDAQ National Market System for the twenty business days prior to close of the transaction ($5.6437 per share),
(ii) $1.35 million in cash payable October 1, 1993, and (iii) the right to receive up to $2.2 million in contingent earn-out consideration, based on financial performance over the next five years. The Company has recorded a liability of $305 thousand for 1993 performance. The earn-out is payable 50% cash and 50% in common stock of Curaflex.

     Under the terms of the Merger Agreement, the effective date for accounting and consolidation is July 1, 1993. Accordingly, the acquisition has been accounted for as a purchase, and the results of operations since July are included in the Company's Consolidated Statements of Operations for the year ended December 31, 1993.

     Goodwill of $3.1 million recognized as a result of the purchase is being amortized on a straight line basis over 30 years.

  Excellence, Inc.

     Under the terms of the Purchase Agreement dated September 30, 1993, the Company acquired the assets of Excellence, Inc. and Excellence, Inc. of North Carolina for (i) $1.8 million in cash payable on October 1, 1993, (ii) $700 thousand worth of Curaflex common stock (with the value of the stock based on the average publicly traded price per share for common stock twenty (20) business days prior to the closing date -- ($5.7656 per share), and (iii) the right to receive up to $1.8 million in contingent consideration, based on

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES financial performance for 1994, 1995 and 1996. The earn-out is payable in cash or, at the option of payee, Curaflex common stock.

     The Excellence acquisition has been accounted for as a purchase with September 30, 1993 as the effective date for accounting and consolidation purposes.

     Goodwill of $2.6 million, recognized as a result of the purchase, is being amortized over 30 years using a straight line basis.

     Summarized below are the unaudited pro forma results of operations of the Company as though the 1992 and 1993 acquisitions had occurred at the beginning of the previous year (in thousands, except per share amounts):

                                                             YEARS ENDED DECEMBER 31,
                                                            ---------------------------
                                                             1991      1992      1993
                                                            -------   -------   -------
        Net revenues......................................  $66,943   $92,139   $94,695
        Net income (loss).................................    1,673       478    (7,906)
        Net income (loss) per common share................      .18       .04     (0.53)

     Supplementary information related to the acquisitions for the 1992 and 1993 consolidated statement of cash flows is as follows (in thousands):

                                                                    1992        1993
                                                                   -------     -------
        Fair value of assets acquired (including goodwill).......  $21,050     $33,885
        Plus liabilities discharged..............................       --       1,270
        Less liabilities assumed.................................   (1,237)     (5,690)
        Less notes issued........................................   (5,300)     (3,050)
        Less common stock issued.................................   (3,090)    (14,135)
                                                                   -------     -------
                                                                    11,423      12,280
        Less cash acquired.......................................      (97)        (66)
                                                                   -------     -------
        Net cash paid, including transaction notes...............  $11,326     $12,214
                                                                   -------     -------
                                                                   -------     -------

(3) EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures consist of the following (in thousands):


                                                          DECEMBER 31,
                                                       ------------------      MARCH 31,
                                                        1992       1993          1994
                                                       ------     -------     -----------
                                                                              (UNAUDITED)
        Land and building............................  $   --     $    78       $    78
        Property and equipment.......................   2,503       4,486         2,806
        Computer equipment and software..............   2,867       7,316         8,679
        Furniture and fixtures.......................   1,960       2,071         3,437
        Leasehold improvements.......................   1,224       1,568         1,664
        Vehicles.....................................     589         658           658
                                                       ------     -------     -----------
                                                        9,143      16,177        17,322
        Accumulated depreciation and amortization....  (3,027)     (5,093)       (5,714)
                                                       ------     -------     -----------
                                                       $6,116     $11,084       $11,608
                                                       ------     -------     -----------
                                                       ------     -------     -----------

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

(4) JOINT VENTURES AND OTHER ASSETS

     Joint ventures and other assets consist of the following (in thousands):


                                                          DECEMBER 31,
                                                       ------------------
                                                        1992       1993
                                                       ------     -------      MARCH 31,
                                                                                 1994
                                                                              -----------
                                                                              (UNAUDITED)
        Deferred pre-start expense...................  $1,212     $ 1,796       $ 1,543
        Organization costs...........................   1,645       1,518         1,636
        Partnership advances.........................   1,772       2,604         1,848
        Notes and interest receivable................   1,245       1,817         1,797
        Investment in partnerships...................     111         963         1,207
        Deposits.....................................     538         604           635
        Deferred merger expenses.....................     409         549         1,575
        Other........................................     275         451           453
                                                       ------     -------     -----------
                                                       $7,207     $10,302       $10,694
                                                       ------     -------     -----------
                                                       ------     -------     -----------


     In January, 1990, the Company entered into a partnership agreement with an entity to provide home infusion therapy in the state of New Jersey. The Company owns a 50% interest in the partnership, and accounts for the investment under the equity method.

     Unaudited summary combined financial information for the New Jersey partnership as of and for the years ended December 31, 1991, 1992 and 1993 follows (in thousands):


                                                  DECEMBER 31,
                                          ----------------------------
                                           1991       1992       1993
                                          ------     ------     ------       MARCH 31,
                                                                                1994
                                                                           --------------
                                                                            (UNAUDITED)
        Current assets..................  $1,057     $  724     $1,314         $1,322
        Current liabilities.............     221        228        289            389
                                          ------     ------     ------        -------
          Working capital...............     836        496      1,025            933
                                          ------     ------     ------        -------
          Partners' equity..............  $  836     $  496     $1,025         $  933
                                          ------     ------     ------        -------
                                          ------     ------     ------        -------
        Net revenue.....................  $1,998     $1,758     $1,956         $  340
                                          ------     ------     ------        -------
                                          ------     ------     ------        -------
        Income (loss) before income       $  686     $  480     $  789         $   (2)
          taxes.........................
                                          ------     ------     ------        -------
                                          ------     ------     ------        -------


(5) RESTRUCTURING COSTS

     During the fourth quarter of 1992, the Company recorded a restructuring charge of $2.4 million for costs associated with the consolidation of certain pharmacy operations into larger regional centers. The Company recorded an additional restructuring charge of $1.6 million during the first quarter of 1993 for costs associated with the merger of the Company with Clinical Homecare, LTD.

     The categories of costs and expenses included in the restructuring charges are as follows (in thousands):


                                                     YEARS ENDED        THREE MONTHS ENDED
                                                    DECEMBER 31,            MARCH 31,
                                                  -----------------     ------------------
                                                   1992       1993       1993       1994
                                                  ------     ------     -------    -------
                                                                           (UNAUDITED)
        Costs related to consolidation of
          facilities:
          Severance, retention bonuses, and
             relocation.........................  $   60     $  910     $   910    $    --
          Remaining contractual commitments
             under leases for facilities closed,
             and other direct costs of
             consolidation......................   1,540        540         540         --
        Adjustments to asset values resulting
          from consolidation:
          Leasehold improvements, equipment and
             other assets.......................     785        150         150         --
                                                  ------     ------     -------    -------
                                                  $2,385     $1,600     $ 1,600    $    --
                                                  ------     ------     -------    -------
                                                  ------     ------     -------    -------

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

(6) LONG-TERM DEBT

     Long-term debt is as follows (in thousands):


                                                         DECEMBER 31,
                                                      -------------------      MARCH 31,
                                                       1992        1993          1994
                                                      -------     -------     -----------
                                                                              (UNAUDITED)
        Bank loans..................................  $ 4,387     $16,100       $20,593
        Notes payable from acquisitions.............    5,850       7,110         5,608
        Earn-out notes payable......................      500       1,695         1,695
        Equipment installment notes payable.........       --       1,683         2,390
        Obligations under capital leases............      154         922           810
                                                      -------     -------     -----------
                                                       10,891      27,510        31,096
             Less: current maturities...............    2,536       6,381        25,913
                                                      -------     -------     -----------
                                                      $ 8,355     $21,129       $ 5,183
                                                      -------     -------     -----------
                                                      -------     -------     -----------


     >On September 30, 1992, Clinical Homecare, Ltd. entered into a $6 million revolving credit facility with a bank. The facility would mature and require repayment in full in three years. Availability of funds under the facility was limited to $6 million or 70% of eligible accounts receivable as defined in the agreement. The loan was collateralized by substantially all assets of Clinical, contained certain restrictive covenants and bore interest at rates either of LIBOR plus 3% or the bank's prime rate plus 1% (7% at December 31, 1992), at Clinical's option. Clinical paid fees of approximately $30 thousand in connection with obtaining the loan and an additional 3/8 of 1% on the unused portion of the facility.

     On July 30, 1993, after it's merger with Clinical, the Company replaced the $6 million line of credit with a new $15 million three-year revolving credit agreement which is secured by the accounts receivable and general assets of the Company. The credit agreement was amended November 22, 1993 to increase the line of credit to $25 million. The agreement provides for fixed and variable rate options which vary depending upon the Company's leverage ratio. The fixed rates range from 2 1/4% to 2 3/4% over cost of funds, and the variable rates range from 1/4% to 3/4% over bank reference rate. The Company is charged a commitment fee of 3/8% on the average unused portions.


     The credit agreement provides that the Company will maintain certain financial and operating covenants which include, among other provisions, maintaining a minimum consolidated net worth and other financial ratios. The Company was not in compliance with certain covenants at December 31, 1993; however, the participating financial institutions have granted a waiver of these covenants for the period ended December 31, 1993, and have amended the credit agreement with regard to certain of the covenants. As of March 31, 1994, Curaflex had net borrowings against its bank line of credit of $20.6 million. The Company has a three-year $25 million revolving line of credit which is secured by the accounts receivable and the general assets of Curaflex. The Company's bank line contains certain financial covenants. The failure of the Company to comply with these covenants gives the bank the right to declare the amount outstanding under the line immediately due and payable upon notice. The Company was not in compliance with these covenants for the year ended December 31, 1993, but was able to obtain a waiver of the financial covenants from the bank through December 31, 1993, and amended the credit agreements with regard to certain of these covenants. The Company, as of March 31, 1994, is not in compliance with the amended financial covenants. The bank has refused to grant the Company a waiver of these covenants, but instead has agreed to forbear from declaring the Company in default until the earlier of the completion of the Merger or June 30, 1994. There can be no assurances that further forbearance will be given if the Company continues to be in noncompliance with financial covenants under its bank line after June 30, 1994. Because of the failure to comply with the covenants, the Company has reclassified the debt as current in its financial statements as of March 31, 1994.

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

     In the event the Merger is not consummated by June 30, 1994 and the bank declines to give further forbearance, the Company would be forced to attempt to renegotiate the current credit agreement.



     The Company expects to use this credit facility for acquisitions and general working capital requirements. Borrowings on the credit facility at December 31, 1993 are $16.1 million, of which $14 million is at a fixed rate of 6.0% through February 1994, and the remainder at reference rate (prime) plus
 1/4%, or 6 3/4%, at December 31, 1993. As of March 31, 1994, the Company had net borrowings against its bank line of credit of $20.6 million, $14 million at a fixed rate of 6.25% through April 1994, with the remaining balance at 7% at March 31, 1994.



     Notes payable from acquisitions bear interest at differing rates, from 6% to 7%, based upon the prime lending rate. Earn-out notes payable are non-interest bearing. Equipment installment notes payable bear interest at rates up to 10.25%. Obligations under capital leases bear interest at rates ranging from 10% to 13%.


     Aggregate maturities of outstanding debt for the next five years are as follows: 1994 -- $6.4 million; 1995 -- $3.6 million; 1996 -- $17.4 million;
1997 -- $68 thousand; and 1998 -- $71 thousand.

(7) STOCKHOLDERS' EQUITY

  Preferred and Common Stock

     On January 6, 1992, the Company amended its Restated Certificate of Incorporation to increase the authorized number of shares of the Company's preferred stock and common stock to 4 million shares and 40 million shares, respectively.

     On March 19, 1992, the Company completed its initial public offering of 3 million common shares at $13.00 per share. On April 7, 1992, the underwriters for the Company exercised their over allotment option for 450 thousand shares of common stock. Proceeds from the sale of the common stock, net of issuance cost, totaled $40.8 million. Concurrent with the offering, all outstanding preferred stock was converted to common stock.

     During 1992 and 1993, the Company issued 305 thousand and 2.3 million shares of common stock, respectively, as a result of various acquisitions.

  Stock Options and Warrants

     In connection with stock issuances and acquisitions, the Company issued warrants to purchase eleven thousand shares of common stock at prices ranging from $9.44 to $187.50 per share. Warrants to purchase three thousand shares of common stock at prices ranging from $90.00 to $187.50 expired on December 5, 1992. Warrants to purchase eight thousand shares of common stock at $9.44 per share expired in May 1993.

     In connection with the Company's credit agreement with a bank, warrants to purchase 78 thousand shares of Series B preferred stock and 15 thousand shares of Series C preferred stock at exercise prices of $6.36 and $9.75 per share, respectively, were issued during 1991. These warrants, if exercised, will convert to 78 thousand shares and 17 thousand shares of common stock, respectively. These warrants all expire in 1996.

     In 1991, in connection with Clinical's private placement of notes and issuance of preferred stock, warrants to purchase 630 thousand and 124 thousand, respectively, were issued. These warrants converted to 271 thousand and 53 thousand, respectively, of Curaflex warrants upon the merger of Clinical and Curaflex. The exercise prices are $7.56 and $5.58, respectively, and all the warrants expire in 1997.


     At December 31, 1993, and at March 31, 1994, four thousand warrants exercisable at $4.19 per share of common stock are outstanding. These warrants do not have an expiration date.


     In June 1992, the Company issued warrants to acquire 43 thousand shares of common stock at $7.56 per share to a public relations firm for services rendered pursuant to a three-year agreement. The expense associated with the issuance of such warrants over the life of the agreement is immaterial. At December 31, 1993, all such warrants were exercisable.


     The Company has two stock option plans which provide for issuance of options to employees, directors and medical advisory board members. Options generally vest over 4 to 5 years. At December 31, 1993, and at

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

March 31, 1994, options to purchase approximately 1.3 million shares and 1.4 million shares, respectively, are exercisable.


     A summary of transactions under the stock option plans is as follows (in thousands):


                                                                            PER SHARE
                                                              SHARES      EXERCISE PRICE
                                                             --------     --------------
        Balance at January 1, 1991.........................     1,595     $  .46 - 15.41
          Options granted..................................       358       1.34 -  8.72
          Options exercised................................       (34)       .46 - 15.41
          Options cancelled................................      (120)       .46 - 15.41
                                                             --------     --------------
        Balance at January 1, 1992.........................     1,799        .46 -  8.72
          Options granted..................................       714       2.53 - 13.00
          Options exercised................................      (328)       .46 -  8.00
          Options cancelled................................       (93)       .46 - 13.00
                                                             --------     --------------
        Balance at January 1, 1993.........................     2,092        .46 - 13.00
          Options granted..................................     1,183       4.36 -  7.85
          Options exercised................................      (645)       .46 -  3.00
          Options cancelled................................      (141)       .46 - 13.00
                                                             --------     --------------
        Balance at December 31, 1993.......................     2,489        .46 - 13.00
          Options granted..................................        90       5.00 -  6.00
          Options exercised................................        --                 --
          Options cancelled................................       (86)       .95 - 13.00
                                                             --------     --------------
        Balance at March 31, 1994..........................     2,493     $  .46 - 13.00
                                                             --------     --------------
                                                             --------     --------------


  Employee Stock Purchase Plan

     In January 1992, the Company's stockholders approved an Employee Stock Purchase Plan ("ESPP") under which eligible employees, officers and directors of the Company were granted the opportunity to purchase shares of the Company's common stock. The Plan provides that eligible employees may contribute up to 10% of their compensation toward the quarterly purchase of the Company's common stock, limited to 500 shares per employee per quarter. The employees' purchase price under the Plan is the lower of the 85% of the closing market price on the last trading day of the previous quarter or 85% of the closing market price on the last trading day of the current quarter. No compensation expense is recorded in connection with the Plan.


     At December 31, 1992 and 1993, 6 thousand and 44 thousand shares, respectively, of the 500 thousand common shares authorized for purchase under the Plan have been purchased by plan participants at prices of $4.78 to $6.70 per share. As of March 31, 1994 an additional 16 thousand shares were purchased at a price of $4.78 per share.



     A former member of management entered into a stock purchase note in the amount of $860 thousand. Accrued interest in the note was $232 thousand, $309 thousand and $329 thousand at December 31, 1992, December 31, 1993, and March 31, 1994, respectively.


(8) INCOME TAXES

     As discussed in note 1, the Company adopted SFAS 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes is $176 thousand as of January 1, 1993 and is reported separately in the consolidated statement of operations for the year ended December 31, 1993. Prior years' financial statements have not been restated to apply the provisions of SFAS 109.

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

     Income tax expense (benefit) attributable to income from continuing operations was $1.1 million, $339 thousand, and $(105) thousand for the years ended December 31, 1991, 1992, and 1993, respectively, and consists of the following (in thousands):

                                                              1991      1992     1993
                                                             ------     ----     -----
        Federal:
          Current..........................................  $  967     $ 15     $  --
          Deferred.........................................    (112)     257       (89)
        State:
          Current..........................................     253        5        --
          Deferred.........................................     (32)      62       (16)
                                                             ------     ----     -----
                                                             $1,076     $339     $(105)
                                                             ------     ----     -----
                                                             ------     ----     -----


     No additional tax benefit was computed for the quarter ended March 31, 1994, since it does not appear likely that the Company would be able to utilize the benefit in 1994.



     Income tax expense (benefit) differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent in 1991 and 1992; 35 percent in 1993 to pretax income from continuing operations as a result of the following (in thousands):


                                                            1991      1992       1993
                                                           ------     -----     -------
        Expected federal income tax......................  $  874     $ 412     $(2,905)
        Tax benefit of losses not recognized.............      --        --       2,677
        Increase (decrease) in income taxes resulting
          from:
          Amortization of goodwill.......................      --                   204
          State income taxes.............................     178        84          --
          Minority interest..............................      --      (158)         --
          Other, net.....................................      24         1         (81)
                                                           ------     -----     -------
                                                           $1,076     $ 339     $  (105)
                                                           ------     -----     -------
                                                           ------     -----     -------

     The significant components of deferred income tax expense attributable to loss from continuing operations for the year ended December 31, 1993 are as follows (in thousands):

        Deferred tax benefit (exclusive of the effects of other components listed below)....................................................  $(3,587)
        Increase in beginning-of-the-year balance of the valuation
          allowance for deferred tax assets................................    3,482
                                                                             -------
                                                                             $  (105)
                                                                             -------
                                                                             -------

     For the years ended December 31, 1991 and 1992, deferred income tax expense of $(144) thousand and $319 thousand, respectively, results from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The sources and tax effects of those timing differences are presented below (in thousands):

                                                                       1991      1992
                                                                       -----     ----
        Cash to accrual method adjustment............................  $ (30)    $327
        Bad debts....................................................    (73)      86
        Accrued liabilities..........................................    (26)     (88)
        Other........................................................    (15)      (6)
                                                                       -----     ----
                                                                       $(144)    $319
                                                                       -----     ----
                                                                       -----     ----

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 are presented below (in thousands):

        Deferred tax assets:
          Accounts receivable, principally due to allowance for doubtful
             accounts.....................................................  $    751
          Compensated absences, principally due to accrual for financial
             reporting purposes...........................................       281
          Net operating loss carryforwards................................    12,773
          Accounts payable and accrued expenses, principally due to
             utilization of the cash basis for tax purposes...............       354
          Plant and equipment, principally due to differences in
             depreciation.................................................       187
          Other...........................................................       170
                                                                            --------
                  Total gross deferred tax assets.........................    14,516
                  Less valuation allowance................................   (12,419)
                                                                            --------
                  Net deferred tax assets.................................     2,097
                                                                            --------
        Deferred tax liabilities:
          Plant and equipment, principally due to differences in
             depreciation.................................................       148
          Goodwill, principally due to differences in amortization........       389
          Deferred charges and intangible assets..........................     1,545
          Other...........................................................        15
                                                                            --------
                  Total gross deferred tax liabilities....................     2,097
                                                                            --------
                  Net deferred tax asset..................................  $     --
                                                                            --------
                                                                            --------

     The valuation allowance for deferred tax assets as of January 1, 1993 was $8.9 million. The net change in the total valuation allowance for the year ended December 31, 1993 was an increase of $3.5 million.

     At December 31, 1993, the Company has net operating loss carryforwards for federal income tax purposes of approximately $33 million which are available to offset future federal taxable income, expiring in 2003 through 2008.

(9) COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases certain of its facilities and equipment under various capital and operating lease arrangements. The following is a schedule of future minimum rental payments (in thousands):

                               YEAR ENDING                         CAPITAL     OPERATING
                              DECEMBER 31,                         LEASES       LEASES
                              -------------                        -------     ---------
             1994................................................  $   518      $ 3,932
             1995................................................      308        3,103
             1996................................................      170        2,314
             1997................................................       68        1,648
             1998................................................       17        1,152
        Thereafter...............................................       --        3,564
                                                                   -------     ---------
                  Total minimum lease payments...................    1,081       15,713
                  Less amounts representing interest.............      159           --
                                                                   -------     ---------
                  Net minimum lease payments.....................  $   922      $15,713
                                                                   -------     ---------
                                                                   -------     ---------

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

     Rent expense for the years ended December 31, 1991, 1992 and 1993 was approximately $1.7 million, $2.4 million and $3.6 million, respectively.

  Retirement Savings Plan

     In 1990, the Company adopted the Curaflex Health Services, Inc. Retirement Savings Plan (the "401(k) Plan"). The 401(k) Plan generally covers all employees of the Company who have completed one year of service with at least 1,000 hours of service during the year. Employees may elect to defer, in the form of contributions to the 401(k) Plan, up to 12% of their annual compensation, subject to the Federal maximum limit. Effective January 1, 1992, the Company has agreed to match each employee's contribution to the 401(k) Plan up to a maximum of $500 per employee per year, subject to certain length of service requirements. For the years ended December 31, 1992 and 1993, matching contributions of $65 thousand and $108 thousand have been made by the Company.

     Employees are fully vested in contributions made by them to the 401(k) Plan. Employees become vested in contributions made by the Company after completion of two years of service.

  Employment Contract

     During 1991, the Company entered into an employment contract with a member of management. Among other things, the contract provides for a specified continuation of salary payments for termination without cause and includes certain agreements not to compete. In addition, in the event of the death of such member of management, his estate may require the Company to purchase unexercised options or the underlying stock of exercised options for up to 415,184 shares of common stock at a per share price of $6.36.

  Litigation

     The Company is involved in various claims and legal actions arising in the ordinary course of business, none of which in the opinion of management is material to the Company's consolidated financial position.

  Insurance

     In November 1992, the Company became self-insured for employee health benefits up to $60 thousand per claim, not to exceed an annual aggregate amount. The Company has purchased insurance to reimburse any single medical claim which exceeds $60 thousand or claims which, in the aggregate, exceed a pre-determined level ($1.1 million for the policy year ended December 31, 1993). The Company has recorded estimates which, in management's opinion, are adequate to cover losses which will result from employee medical claims incurred prior to December 31, 1993.

(10) RELATED PARTY TRANSACTIONS

     In November 1992, the Company loaned $400 thousand to a member of management at an interest rate of 3.61% per annum. The principal amount of the loan and all interest accumulated thereon is due in one payment on November 1, 1994.


     A director of the Company is associated with a law firm that rendered various legal services to the Company. The legal fees to the firm approximated $217 thousand, $328 thousand, $327 thousand and $68 thousand during 1991, 1992, 1993 and for the three months ended March 31, 1994, respectively.


     Amounts paid under employment and consulting agreements to principal stockholders for the years ended December 31, 1991, 1992 and 1993 amounted to approximately $320 thousand, $389 thousand and $386 thousand, respectively. Further commitments under such agreements aggregate approximately $386 thousand and $290 thousand in 1994 and 1995, respectively.

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

(11) FOURTH QUARTER ADJUSTMENTS

     Curaflex has employed specific procedures to estimate contractual allowances, both at interim periods and year end, and has consistently based its estimates on the best information available at the time. During the fourth quarter of 1993, Curaflex reevaluated its accounts receivable and accordingly increased its estimate of contractual allowances by $7.3 million as a result of recent experience with more consistent and predictable payment patterns and contractually negotiated prices, thus allowing for more refined estimates of the actual collectibility.

(12) SUBSEQUENT EVENT

     On February 6, 1994, the Company announced the signing of a definitive agreement providing for the merger of the Company with T2 Medical, Inc. (T2 Medical), an alternative site health care provider, HealthInfusion, Inc. (HealthInfusion), a home infusion therapy company, and Medisys, Inc., (Medisys) a comprehensive home infusion therapy company which involves intravenous or other administration of physician-prescribed medications to patients in their homes.

     Under the terms of the agreement, all shares of common stock of Curaflex, T2 Medical, HealthInfusion and Medisys issued and outstanding prior to the merger will be exchanged for shares of common stock of a newly formed company ("Coram") on the following basis: each stockholder of Curaflex will receive .333 shares of Coram's common stock in exchange for each share of Curaflex common stock; each stockholder of T2 Medical will receive .630 shares of Coram's common stock in exchange for each share of T2 Medical common stock; each stockholder of HealthInfusion will receive .447 shares of Coram's common stock in exchange for each share of HealthInfusion common stock; and each stockholder of Medisys will receive .243 shares of Coram's common stock in exchange for each share of Medisys common stock. The exchange ratios reflect pro forma ownership of the new company of 13% for Curaflex stockholders, 67% for T2 Medical stockholders, 12% for HealthInfusion stockholders, and 8% for Medisys stockholders, and incorporate a 1-for-3 reverse stock split. The merger will be accounted for as a "pooling of interests" and, accordingly, the Company's historical consolidated financial statements presented in future reports will be restated to include the financial position and results of operations of the four companies.

     The pro forma financial information does not necessarily reflect the operations that would have occurred had the four companies been combined as a single entity during such periods. The pro forma results of operations assuming the merger had occurred at the beginning of the previous year are as follows (in thousands):


                                   YEARS ENDED DECEMBER 31,              THREE MONTHS ENDED
                                ------------------------------   -----------------------------------
                                  1991       1992       1993       MARCH 31, 1994     MARCH 31, 1993
                                --------   --------   --------   ------------------   --------------
                                (UNAUDITED) (UNAUDITED) (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
    Net revenue...............  $275,363   $399,482   $475,957        $113,065           $113,416
    Net income................    43,424     66,557     33,914           3,573              9,643
    Net income per common
      share...................      1.39       1.85       0.89            0.09               0.26

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Excellence, Inc.

     We have audited the accompanying balance sheets of Excellence, Inc. as of December 31, 1992 and 1991, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Excellence, Inc. at December 31, 1992 and 1991, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG

Tampa, Florida
November 20, 1993

                                EXCELLENCE, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1992         1991
                                                                         --------     --------
Current assets:
  Cash.................................................................  $ 10,945     $     --
  Accounts receivable (net of allowances for contractual adjustments and uncollectible accounts of approximately $263,000 and $228,000
    at December 31, 1992 and 1991, respectively).......................   437,626      360,000
  Inventories of supplies..............................................    52,208       56,093
                                                                         --------     --------
          Total current assets.........................................   500,779      416,093
Other assets...........................................................     2,972        3,260
Property and equipment:
  Autos and trucks.....................................................    18,400       18,400
  Furniture and fixtures...............................................    34,247       28,890
  Equipment and other..................................................    96,867       33,472
  Leasehold improvements...............................................     4,500        4,500
                                                                         --------     --------
                                                                          154,014       85,262
  Less accumulated depreciation and amortization.......................   (50,222)     (19,937)
                                                                         --------     --------
                                                                          103,792       65,325
                                                                         --------     --------
          Total assets.................................................  $607,543     $484,678
                                                                         --------     --------
                                                                         --------     --------
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................................  $ 53,408     $111,886
  Accrued payroll and payroll taxes....................................   106,274       44,585
  Notes payable -- stockholders........................................    55,000       55,512
  Current portion of capital lease obligation..........................     4,752           --
                                                                         --------     --------
          Total current liabilities....................................   219,434      211,983
Capital lease obligation, less current portion.........................     9,125           --
Stockholders' equity:
  Common stock, $1.00 par value: 7,500 shares authorized;
     100 shares issued and outstanding.................................       100          100
  Retained earnings....................................................   378,884      272,595
                                                                         --------     --------
          Total stockholders' equity...................................   378,984      272,695
                                                                         --------     --------
          Total liabilities and stockholders' equity...................  $607,543     $484,678
                                                                         --------     --------
                                                                         --------     --------

                            See accompanying notes.

                                EXCELLENCE, INC.

                              STATEMENTS OF INCOME

                                                                         YEAR ENDED DECEMBER 31,
                                                    PERIOD ENDED        -------------------------
                                                 SEPTEMBER 30, 1993        1992           1991
                                                 ------------------     ----------     ----------
                                                    (UNAUDITED)
Revenues.......................................      $2,497,700         $2,827,143     $2,656,299
Costs and expenses:
  Cost of sales................................         952,000          1,120,717      1,149,096
  Selling, general and administrative..........       1,390,700          1,472,080        974,392
  Interest.....................................              --              7,288          5,015
                                                     ----------         ----------     ----------
                                                      2,342,700          2,600,085      2,128,503
                                                     ----------         ----------     ----------
Net income.....................................      $  155,000         $  227,058     $  527,796
                                                     ----------         ----------     ----------
                                                     ----------         ----------     ----------
Pro forma net income data (unaudited):
  Net income, as reported......................      $  155,000         $  227,058     $  527,796
  Pro forma net income tax provision...........          67,000             91,000        201,000
                                                     ----------         ----------     ----------
Pro forma net income...........................      $   88,000         $  136,058     $  326,796
                                                     ----------         ----------     ----------
                                                     ----------         ----------     ----------

                            See accompanying notes.

                                EXCELLENCE, INC.

                        STATEMENTS OF RETAINED EARNINGS

                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                                         1992          1991
                                                                       ---------     ---------
Retained earnings, beginning of year.................................  $ 272,595     $ 444,253
  Net income.........................................................    227,058       527,796
  Capital contributions..............................................    195,836            --
  Distributions (1992 -- $3,166.05 per share; 1991 -- $6,994.54 per
     share)..........................................................   (316,605)     (699,454)
                                                                       ---------     ---------
Retained earnings, end of year.......................................  $ 378,884     $ 272,595
                                                                       ---------     ---------
                                                                       ---------     ---------

                            See accompanying notes.

                                EXCELLENCE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                                         1992          1991
                                                                       ---------     ---------
OPERATING ACTIVITIES
Net income.........................................................    $ 227,058     $ 527,796
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization....................................       30,574        16,709
  Changes in operating assets and liabilities:
     (Increase) decrease in accounts receivable, net...............      (77,626)       35,167
     (Increase) decrease in inventories............................        3,885       (22,238)
     Increase in other assets......................................           --        (2,000)
     Increase (decrease) in accounts payable.......................      (58,478)       75,004
     Increase in accrued liabilities...............................       61,689        23,849
                                                                       ---------     ---------
Net cash provided by operating activities..........................      187,102       654,287
INVESTING ACTIVITIES
Purchase of property and equipment.................................      (52,137)      (63,147)
                                                                       ---------     ---------
Net cash used in investing activities..............................      (52,137)      (63,147)
FINANCING ACTIVITIES
Principal payments of capital lease obligation.....................       (2,739)           --
Capital contributions..............................................      195,836            --
Distributions paid to stockholders.................................     (316,605)     (699,454)
Principal payments of notes payable................................         (512)         (500)
                                                                       ---------     ---------
Net cash used in financing activities..............................     (124,020)     (699,954)
                                                                       ---------     ---------
Net increase (decrease) in cash....................................       10,945      (108,814)
Cash, beginning of year............................................           --       108,814
                                                                       ---------     ---------
Cash, end of year..................................................    $  10,945     $      --
                                                                       ---------     ---------
                                                                       ---------     ---------

                            See accompanying notes.

                                EXCELLENCE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1992

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Excellence, Inc. (the Company) was incorporated in Florida on January 25, 1989 for the main purpose of providing home infusion therapy services in Florida. The Company commenced operations in North Carolina in 1993.

  Revenue Recognition

     Patient revenues are recorded net of contractual adjustments related to third-party payors when services are billed. Services are billed daily when certain documentation of services rendered is completed. Contractual adjustments have been provided based on the Company's historical experience. The Company generally accepts payment from certain governmental insurers for satisfaction of services provided at rates different from established rates.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost. Equipment under capital leases is stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value at inception of the lease.

     Depreciation on property, plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized on the straight-line method over the lesser of the lease term or estimated useful life of the asset.

  Inventories of Supplies

     Inventories of supplies are valued at the lower of average cost or market.

  Income Taxes

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company generally does not record federal income taxes as the Company's stockholders will report the Company's income on an individual basis.

2. LEASES

     The Company became obligated in 1992 under a capital lease for computer equipment with a book value of $16,616. Amortization expense related to such equipment is included with depreciation expense and accumulated depreciation. The gross amount of computer equipment and related accumulated amortization recorded under the capital lease at December 31, 1992 is as follows:

            Computer equipment.........................................  $16,616
            Less accumulated depreciation..............................   (2,077)
                                                                         -------
                                                                         $14,539
                                                                         -------
                                                                         -------

                                EXCELLENCE, INC.

                               DECEMBER 31, 1992

     Future minimum payments under the capital lease obligation are as follows:

            1993.......................................................  $ 6,178
            1994.......................................................    6,739
            1995.......................................................    3,370
                                                                         -------
                                                                          16,287
            Less imputed interest......................................   (2,410)
                                                                         -------
                                                                          13,877
            Less current portion.......................................   (4,752)
                                                                         -------
                                                                         $ 9,125
                                                                         -------
                                                                         -------

     The Company also has several noncancelable operating leases, primarily for office space, that expire over the next several years and provide for renewal options. Operating lease expense was approximately $69,000 and $32,000 for the years ended December 31, 1992 and 1991, respectively.

     Future minimum lease payments under noncancelable operating leases as of December 31, 1992 are as follows:

            1993.......................................................  $65,451
            1994.......................................................   27,270
                                                                         -------
                                                                         $92,721
                                                                         -------
                                                                         -------

3. DEBT

     The Company has a $200,000 revolving line of credit to finance short-term working capital needs. The line of credit bears interest at prime rate (6% at December 31, 1992) plus 1% and is secured by the Company's accounts receivable. No amounts were outstanding under the line of credit at December 31, 1992 or 1991. The line of credit expires in March 1994.

     The Company has a $55,000 note payable to stockholders. The note bears interest at 9% and is payable on demand.

4. PRO FORMA INCOME TAXES

     As described in Note 1, the Company elected S corporation status under the provisions of the Internal Revenue Code. Upon the execution of the Asset Purchase Agreement (Note 5), substantially all of the assets of the Company were acquired by Curaflex Health Services, Inc., an entity subject to federal and state income taxes. Tax expense was computed using the provisions of Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes."

                                EXCELLENCE, INC.

                               DECEMBER 31, 1992

     The following unaudited pro forma information reflects income tax expense that the Company would have incurred if it had been subject to federal and state income taxes for fiscal years 1991 and 1992.

                                                                      DECEMBER 31
                                                                  --------------------
                                                                   1992         1991
                                                                  -------     --------
        Pro forma income tax provision:
          Current:
             Federal............................................  $29,000     $206,000
             State..............................................    5,000       35,000
          Deferred..............................................   57,000      (40,000)
                                                                  -------     --------
                                                                  $91,000     $201,000
                                                                  -------     --------
                                                                  -------     --------

     Deferred income taxes primarily relate to accruals that are deductible in different periods.

     The pro forma income tax expense differed from the amounts computed by applying the federal statutory rate of 34% to income before income taxes as follows:

                                                                      DECEMBER 31
                                                                  --------------------
                                                                   1992         1991
                                                                  -------     --------
        Tax expense at statutory rate...........................  $77,000     $180,000
        State income taxes, net of federal benefit..............    8,000       19,000
        Other...................................................    6,000        2,000
                                                                  -------     --------
                                                                  $91,000     $201,000
                                                                  -------     --------
                                                                  -------     --------

5. CONTINGENCY

     The Florida Department of Labor (DOL) is currently conducting a compliance audit of the Company's payroll practices. The Company believes that they are in compliance with DOL regulations. No amounts related to this audit have been accrued in the accompanying financial statements because an estimate of any possible loss or range of loss cannot be determined.

6. SUBSEQUENT EVENTS (UNAUDITED)

     The Company began operations in North Carolina in 1993. For the nine months ended September 30, 1993, revenues approximated $160,000 and net loss approximated $142,000.

     The Company entered into an Asset Purchase Agreement (the Agreement) dated September 30, 1993 with Curaflex Health Services, Inc. (Curaflex). The Agreement provides for the sale to Curaflex of substantially all the assets used by the Company in the conduct of its home infusion therapy business in Florida and in North Carolina. The Agreement also provides for the assumption of certain liabilities and obligations of the Company by Curaflex.

     The Agreement provides for a purchase price of $2,500,000 in the form of cash and common stock of Curaflex. In addition, Curaflex shall pay to the Company an amount not to exceed $1,800,000 based on the financial performance of the Company's home infusion therapy operations over the next three years as set forth in the Agreement.

     The Agreement also provides for employment and noncompete agreements with the stockholders of the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
  ContinueCare Health Systems, Inc.

     In our opinion, the accompanying balance sheet and the related statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of ContinueCare Health Systems, Inc. at December 31, 1992, 1991 and 1990, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE

February 12, 1993, except for Note 13,
which is as of December 21, 1993

                       CONTINUECARE HEALTH SYSTEMS, INC.

                                 BALANCE SHEET

                                     ASSETS

                                                                       DECEMBER 31,
                                                         ----------------------------------------
                                                            1992           1991           1990
                                                         ----------     ----------     ----------
Current assets:
  Cash and cash equivalents............................  $  355,923     $  270,730     $   72,014
  Accounts receivable, less allowances for contractual
     adjustments and doubtful accounts.................   1,140,078        636,300        584,919
  Current portion of note receivable...................      28,379         25,943
  Inventories..........................................      84,466         51,898         45,605
  Deferred tax asset...................................      64,210         89,390         40,007
  Inventory of discontinued operations.................                    172,406        310,761
                                                         ----------     ----------     ----------
          Total current assets.........................   1,673,056      1,246,667      1,053,306
Property and equipment, less accumulated
  depreciation and amortization........................     211,556        211,248        259,643
Note receivable........................................      10,041         38,422
Other assets...........................................       8,470          2,646         14,180
                                                         ----------     ----------     ----------
          Total assets.................................  $1,903,123     $1,498,983     $1,327,129
                                                         ----------     ----------     ----------
                                                         ----------     ----------     ----------
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.............  $  295,405     $  181,562     $  329,209
  Current portion of long-term debt and
     capital lease obligations.........................      40,453         62,097        136,558
  Income taxes payable.................................                    318,742        223,887
  Accruals and estimated losses during phase-out of
     discontinued operations...........................                    243,334
                                                         ----------     ----------     ----------
          Total current liabilities....................     335,858        805,735        689,654
Long-term debt and capital lease obligations...........     100,145        137,993        179,658
                                                         ----------     ----------     ----------
          Total liabilities............................     436,003        943,728        869,312
                                                         ----------     ----------     ----------
Commitments and contingencies (Note 7)
Shareholders' equity:
  Common stock.........................................         312            312            312
  Additional paid-in capital...........................      52,688         52,688         52,688
  Retained earnings....................................   1,414,120        502,255        404,817
                                                         ----------     ----------     ----------
          Total shareholders' equity...................   1,467,120        555,255        457,817
                                                         ----------     ----------     ----------
          Total liabilities and shareholders' equity...  $1,903,123     $1,498,983     $1,327,129
                                                         ----------     ----------     ----------
                                                         ----------     ----------     ----------

              See notes to the consolidated financial statements.

                       CONTINUECARE HEALTH SYSTEMS, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS


                                                                     YEARS ENDED DECEMBER 31,
                                           PERIOD ENDED      ----------------------------------------
                                          MARCH 31, 1993        1992           1991           1990
                                          --------------     ----------     ----------     ----------
                                           (UNAUDITED)
Revenues................................    $1,155,300       $4,649,202     $2,587,481     $1,112,351
Cost of revenues........................       301,200        1,244,554        699,237        294,220
                                          --------------     ----------     ----------     ----------
  Gross profit..........................       854,100        3,404,648      1,888,244        818,131
                                          --------------     ----------     ----------     ----------
Salaries and benefits...................       374,600        1,391,084        612,719        228,675
Provision for doubtful accounts.........        (3,900)          41,654        139,309         27,881
Depreciation and amortization...........        13,000           48,367         45,026         27,459
Other operating expenses................       156,400          478,044        319,778        129,873
                                          --------------     ----------     ----------     ----------
                                               540,100        1,959,149      1,116,832        413,888
                                          --------------     ----------     ----------     ----------
  Operating income......................       314,000        1,445,499        771,412        404,243
Other income and (expense):
Other income............................         2,400
Interest income.........................         3,100            6,932          8,695          1,810
Interest expense........................            --           (9,320)       (11,938)        (6,296)
                                          --------------     ----------     ----------     ----------
Income before income taxes..............       319,500        1,443,111        768,169        399,757
Income taxes............................       118,200          531,246        281,650        136,004
                                          --------------     ----------     ----------     ----------
Income from continuing operations.......       201,300          911,865        486,519        263,753
Discontinued operations:
  Loss from discontinued operations, net
     of income tax benefit of $114,155
     and $15,792, respectively..........                                       188,059         30,962
  Loss on disposal of discontinued
     operations, including provision for
     estimated losses during phase-out
     period of $216,477, net of income
     tax benefit of $122,023............                                       201,022
                                          --------------     ----------     ----------     ----------
Net income..............................       201,300          911,865         97,438        232,791
Retained earnings, beginning of year....     1,414,120          502,255        404,817        172,026
                                          --------------     ----------     ----------     ----------
Retained earnings, end of year..........    $1,615,420       $1,414,120     $  502,255     $  404,817
                                          --------------     ----------     ----------     ----------
                                          --------------     ----------     ----------     ----------


              See notes to the consolidated financial statements.

                       CONTINUECARE HEALTH SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                          -------------------------------------
                                                            1992          1991          1990
                                                          ---------     ---------     ---------
Cash flows from operating activities:
  Net income..........................................    $ 911,865     $  97,438     $ 232,791
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization expense............       48,367        45,026        27,459
     Gain on sale of fixed assets.....................       (6,133)      (18,882)
     Increase in accounts and note receivable, net....     (477,833)     (115,746)     (287,485)
     (Increase) decrease in inventories...............      139,838       132,062      (134,411)
     (Increase) decrease in deferred tax asset........       25,180       (49,383)      (40,007)
     Increase (decrease) in accounts payable and
       accrued liabilities............................      113,843      (147,647)      245,835
     Increase (decrease) in income taxes payable......     (318,742)       94,855       160,219
     Increase (decrease) in accruals and estimated
       losses during phase out of discontinued
       operations.....................................     (243,334)      243,334
                                                          ---------     ---------     ---------
          Net cash provided by operating activities...      193,051       281,057       204,401
                                                          ---------     ---------     ---------
Cash flows from investing activities:
  Proceeds from sale of fixed assets..................       38,630        42,683
  Capital expenditures................................      (72,172)                    (59,862)
  (Increase) decrease in other assets.................       (5,824)       11,534        28,181
                                                          ---------     ---------     ---------
          Net cash used in investing activities.......      (39,366)       54,217       (31,681)
                                                          ---------     ---------     ---------
Cash flows from financing activities:
  Principal payments on long-term debt and capital
     lease obligations................................      (68,492)     (136,558)     (113,049)
                                                          ---------     ---------     ---------
          Net cash used in financing activities.......      (68,492)     (136,558)     (113,049)
                                                          ---------     ---------     ---------
Net increase in cash and cash equivalents.............       85,193       198,716        59,671
Cash and cash equivalents:
  Beginning of year...................................      270,730        72,014        12,343
                                                          ---------     ---------     ---------
  End of year.........................................    $ 355,923     $ 270,730     $  72,014
                                                          ---------     ---------     ---------
                                                          ---------     ---------     ---------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest.........................................    $   8,597     $  15,714     $  19,981
     Taxes............................................      824,808                         950
Supplemental disclosure of non-cash investing and
  financing activities:
  Assets acquired under long-term debt and capital
     leases...........................................    $   9,000     $  20,432     $ 141,163

              See notes to the consolidated financial statements.

                       CONTINUECARE HEALTH SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

  Business

     ContinueCare Health Systems, Inc. (the "Company"), specializes in home and other alternate-site infusion therapy services in the North Texas area. The Company was founded in 1987 and is a fully licensed pharmacy and a class B home health agency.

  Revenues and the allowance for doubtful accounts

     Revenues are derived from infusion therapy services and include the rental of infusion pumps, the sale of pharmaceuticals and supplies, and the provision of nursing care which are all part of the infusion therapy service. Revenues are recognized as pharmaceuticals and supplies are shipped and the related services are rendered. A portion of the Company's patients are serviced under third party and government sponsored insurance programs for which payment is made based on cost as defined under the programs or at predetermined rates, rather than customary charges. Revenues are presented net of reserve provisions to reduce customary charges to amounts receivable from such programs.

     A provision for doubtful accounts is made for revenues estimated to be uncollectible and is adjusted periodically based upon the Company's evaluation of current industry conditions, historical collection experience, and other relevant factors which, in the opinion of management, deserve recognition in estimating the allowance for uncollectible accounts.

  Cost of revenues

     Cost of revenues is the cost of pharmaceuticals, supplies and rental equipment used in the infusion therapy process.

  Cash equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Inventories

     Inventories of pharmaceuticals and supplies are stated at lower of cost (first-in, first-out) or market.

  Property and equipment

     Property and equipment are stated at cost. Depreciation is recorded on the straight-line balance method over the estimated useful lives of the assets which range from 5 to 15 years. Upon retirement or disposal of assets, the asset and accumulated depreciation accounts are adjusted accordingly and any gain or loss is reflected in earnings. Maintenance costs and repairs are expensed as incurred; betterments are capitalized.

  Income taxes

     Certain income and expense items are recorded on a different basis for financial accounting than for income tax purposes. Deferred taxes are provided in the financial statements for significant timing differences.

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". SFAS No. 109 generally requires an asset and liability approach and is effective for fiscal years beginning after December 15, 1992. As of December 31,

                       CONTINUECARE HEALTH SYSTEMS, INC.

1992, the Company had not adopted the provisions of the Statement. The method of adoption and its effect on the Company's financial position or results of operations has not been determined.

NOTE 2 -- DISCONTINUED OPERATIONS

     In March and September 1991, the Company finalized its plans to discontinue its retail pharmacy and durable medical equipment centers, respectively. The results of operations associated with these discontinued business segments are classified as discontinued operations in the accompanying statement of operations for the three years ended December 31, 1992. The retail pharmacy was sold in April 1991 for $102,000 and a $78,000 note receivable and the durable medical equipment center was sold in March 1992 for $51,000. The loss from the durable medical equipment center's operations during the phase-out period subsequent to December 31, 1991 and the loss on the disposal of the segment have been reflected in "accruals and estimated losses during phase-out of discontinued operations" in the accompanying December 31, 1991 balance sheet. As of December 31, 1992, the Company had sold all assets and satisfied all liabilities associated with these business segments and, accordingly, no assets or liabilities of discontinued operations are reflected in the accompanying 1992 balance sheet. Revenues associated with the discontinued segments during the years ended December 31, 1991 and 1990 were $836,410 and $1,811,672, respectively.

NOTE 3 -- ACCOUNTS RECEIVABLE

     Accounts receivable are presented net of allowances for contractual adjustments and doubtful accounts at December 31, 1992, 1991 and 1990 of $198,000, $158,000 and $205,000, respectively.

     The Company receives payments for services rendered to patients from (i) commercial insurance companies, (ii) privately sponsored managed care programs for which payment is made based on terms defined under formal contracts, (iii) the federal and state governments under the Medicare, Medicaid and CHAMPUS programs and (iv) other payors. Insurance, contracted, and other receivables consist of receivables from various payors, involved in diverse activities and subject to differing economic conditions. The Company's patients are located primarily in the North Texas area and are therefore subject to the economic conditions prevalent in this location. Substantially all of the Company's revenues are billed to third-party reimbursement sources. Accordingly, the ultimate collectibility of a substantial portion of the Company's accounts receivable is susceptible to changes in third-party reimbursement policies.

NOTE 4 -- NOTE RECEIVABLE

     The note receivable at December 31, 1992 and 1991 represents part of the consideration received for inventory and equipment sold when the Company discontinued its retail pharmacy center (Note 2). The note bears an interest rate of 9% and is due April, 1994.

                       CONTINUECARE HEALTH SYSTEMS, INC.

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment at December 31 consist of the following:

                                                           1992         1991         1990
                                                         --------     --------     --------
    Land...............................................  $ 37,565     $ 37,565     $ 37,565
    Building...........................................    39,674       39,674       39,674
    Building improvements..............................    31,550       31,550       31,550
    Vehicles...........................................    23,679       40,682       41,564
    Furniture, fixtures and equipment..................   211,600      196,910      223,362
                                                         --------     --------     --------
                                                          344,068      346,381      373,715
    Accumulated depreciation and amortization..........   132,512      135,133      114,072
                                                         --------     --------     --------
                                                         $211,556     $211,248     $259,643
                                                         --------     --------     --------
                                                         --------     --------     --------

NOTE 6 -- FINANCING ARRANGEMENTS

     Notes payable at December 31 consist of the following:

                                                           1992         1991         1990
                                                         --------     --------     --------
    Note payable secured by land, building and personal
      guaranty of shareholders, bearing interest rate
      of prime plus 1%, due April, 1996................  $ 81,652     $ 87,652     $ 93,052
    Note payable secured by accounts receivable,
      inventory, furniture and fixtures and key-man
      life insurance, paid April, 1991.................                              81,769
    Other notes payable secured by automobiles.........    12,653       26,060       32,778
                                                         --------     --------     --------
                                                           94,305      113,712      207,599
    Less: current portion..............................    17,365       28,407      100,789
                                                         --------     --------     --------
                                                         $ 76,940     $ 85,305     $106,810
                                                         --------     --------     --------
                                                         --------     --------     --------

     In March, 1992, the Company entered into a $500,000 revolving line of credit agreement with a bank to be used for working capital needs. The credit agreement bears interest at a variable rate and terminates in March, 1993. The credit agreement is secured by accounts receivable, inventory and key-man life insurance. As of December 31, 1992, the Company did not have any balance outstanding on the line of credit.

     The note payable due April 1996 had an original maturity of April 1993. On February 5, 1993, the Company obtained an agreement from a bank to refinance the debt on a long-term basis. Accordingly, the note payable has been reclassified as a long-term liability at December 31, 1992.

     As of December 31, 1992, the maturities of long-term debt were as follows:

            1993.......................................................  $17,365
            1994.......................................................    8,521
            1995.......................................................    6,754
            1996.......................................................   61,665
                                                                         -------
                                                                         $94,305
                                                                         -------
                                                                         -------

                       CONTINUECARE HEALTH SYSTEMS, INC.

NOTE 7 -- LEASES

     The Company is obligated under various capital leases for office and medical equipment. At December 31, 1992, 1991 and 1990, the gross amount of equipment and related accumulated amortization recorded under capital leases were as follows:

                                                           1992         1991         1990
                                                         --------     --------     --------
    Equipment..........................................  $126,433     $181,929     $162,751
    Accumulated amortization...........................    78,329       91,172       52,385
                                                         --------     --------     --------
                                                         $ 48,104     $ 90,757     $110,366
                                                         --------     --------     --------
                                                         --------     --------     --------

     Amortization of assets held under capital leases is included with depreciation expense. The Company also has one noncancelable operating lease for equipment that expires in 1995. Rental expense for the lease approximated $800 in 1990 and $4,750 in 1991 and 1992. Future minimum lease payments under the noncancelable operating lease and the present value of future minimum capital lease payments as of December 31, 1992 are:

                                                                   CAPITAL     OPERATING
                                                                   LEASES      LEASES
                                                                   -------     -------
        Year ending December 31:
          1993...................................................  $26,939     $ 4,750
          1994...................................................   16,625       4,750
          1995...................................................   10,614       3,960
          1996...................................................       --          --
          1997...................................................       --          --
                                                                   -------     -------
        Total minimum lease payments.............................   54,178     $13,460
                                                                               -------
                                                                               -------
        Less amount representing interest........................    7,885
                                                                   -------
        Present value of minimum capital lease payments..........   46,293
        Less current installments................................   23,088
                                                                   -------
        Obligations under capital leases, excluding current
          installments...........................................  $23,205
                                                                   -------
                                                                   -------

NOTE 8 -- INCOME TAXES

     Income tax expense (benefit) for the three years ended December 31, 1992 consist of the following:

                                                          1992         1991         1990
                                                        --------     --------     ---------
    Continuing operations:
      Federal -- Current..............................  $426,424     $235,271     $ 166,436
                 Deferred.............................    45,180       14,879       (30,432)
      State -- Current................................    59,642       31,500
                                                        --------     --------     ---------
                                                         531,246      281,650       136,004
                                                        --------     --------     ---------
    Discontinued operations:
      Federal.........................................               (215,678)      (15,792)
      State...........................................                (20,500)
                                                        --------     --------     ---------
                                                              --     (236,178)      (15,792)
                                                        --------     --------     ---------
              Total...................................  $531,246     $ 45,472     $ 120,212
                                                        --------     --------     ---------
                                                        --------     --------     ---------

                       CONTINUECARE HEALTH SYSTEMS, INC.

     The following is a reconciliation between the statutory federal income tax rate and the Company's effective income tax rate on continuing operations for the three years ended December 31, 1992:

                                                           1992         1991         1990
                                                         --------     --------     --------
    Income taxes based on statutory federal rate.......  $490,657     $261,177     $135,917
    State income taxes, net............................    39,364       20,790           --
    Other..............................................     1,225         (317)          87
                                                         --------     --------     --------
                                                         $531,246     $281,650     $136,004
                                                         --------     --------     --------
                                                         --------     --------     --------

     Deferred taxes are provided for those items reported in different periods for income tax and financial statement purposes. The deferred tax provision on continuing operations was comprised of the tax effects of the following differences for the three years ended December 31, 1992:

                                                            1992        1991         1990
                                                          --------     -------     --------
    Depreciation........................................  $  1,795     $ 2,541     $  1,347
    Gain/loss on disposal of assets.....................     1,571                     (376)
    Allowances for contractual adjustments and doubtful
      accounts..........................................   (13,545)     12,197      (32,412)
    Loss on disposal of segment.........................    53,070
    Other...............................................     2,289         141        1,009
                                                          --------     -------     --------
                                                          $ 45,180     $14,879     $(30,432)
                                                          --------     -------     --------
                                                          --------     -------     --------

NOTE 9 -- COMMON STOCK

     The Company's common stock is recorded at its par value of $0.10 per share. 100,000 shares of common stock were authorized and 3,120 shares were issued and outstanding at December 31, 1992, 1991 and 1990, respectively.

NOTE 10 -- STOCK OPTIONS

     The Company has issued options to certain employees of the Company to purchase the Company's common stock at a price of $1.00 per share. As of December 31, 1992 and 1991, 550 options had been granted and were outstanding. The options are only exercisable upon the merger, sale, or public offering of stock of the Company.

NOTE 11 -- PROFESSIONAL LIABILITY RISKS

     The Company is subject to claims and legal actions by patients in the ordinary course of business. The Company maintains insurance for losses up to $1 million per claim and $3 million in the aggregate related to incidents which occur during the period of coverage.

NOTE 12 -- EMPLOYEE BENEFIT PLANS

     The Company has a defined contribution pension plan in which all employees who have attained at least twenty-one years of age and 90 days of service are eligible to participate. Employees may contribute up to 15% of their annual compensation. The Company matches twenty-five percent of employees contributions up to a maximum of five percent of their salary as defined in the Plan. Employees are vested in the plan after five years of service.

     The Company also has a noncontributory profit sharing plan in which all full-time employees who have attained one year of service prior to January 1 of each year are eligible to participate. Company contributions are made at the discretion of the Board of Directors. Employees are vested in the plan after five years of service. Company contributions in 1992, 1991 and 1990 were $100,000, $50,000 and $30,000, respectively.

                       CONTINUECARE HEALTH SYSTEMS, INC.

NOTE 13 -- EVENTS SUBSEQUENT TO DECEMBER 31, 1992

     Effective June 29, 1993, the Company merged with and into Curaflex Acquisition, Inc. ("Newco"), a Delaware corporation, all of whose capital stock is owned directly by Curaflex Health Services, Inc. ("Curaflex"). The Company ceased to exist, and Newco does business as "ContinueCare/Curaflex Health Services, Inc."

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Curaflex Health Services, Inc.

     We have audited the accompanying balance sheets of Home Solution, Inc., as of December 31, 1992 and 1991, and the related statements of earnings and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Solution, Inc., as of December 31, 1992 and 1991, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          GRANT THORNTON

Salt Lake City, Utah
November 30, 1993

                              HOME SOLUTION, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1992         1991
                                                                         --------     --------
CURRENT ASSETS
  Cash and cash equivalents............................................  $234,794     $198,892
  Accounts receivable, less allowance for doubtful accounts and
     contractual adjustments of $69,000 in 1992 and $62,000 in 1991....   292,064      498,307
  Inventories..........................................................    60,008       67,989
  Other current assets.................................................     7,466        4,506
                                                                         --------     --------
          Total current assets.........................................   594,332      769,694
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
  amortization (Notes B and C).........................................    46,059       21,895
                                                                         --------     --------
                                                                         $640,391     $791,589
                                                                         --------     --------
                                                                         --------     --------
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable.....................................................  $ 31,827     $ 90,530
  Current maturities of long-term obligations (Note C).................    12,872        3,761
  Accrued and other current liabilities................................     1,692       54,945
                                                                         --------     --------
          Total current liabilities....................................    46,391      149,236
LONG-TERM OBLIGATIONS, less current maturities (Note C)................    15,086        4,943
COMMITMENTS (Notes D and E)............................................        --           --
STOCKHOLDERS' EQUITY
  Common stock, $0.50 par value, authorized 100,000 shares; issued and
     outstanding 1,736 shares..........................................       868          868
  Additional paid-in capital...........................................   200,632      200,632
  Retained earnings....................................................   377,414      435,910
                                                                         --------     --------
                                                                          578,914      637,410
                                                                         --------     --------
                                                                         $640,391     $791,589
                                                                         --------     --------
                                                                         --------     --------

        The accompanying notes are an integral part of these statements.

                              HOME SOLUTION, INC.

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                                                                               YEAR ENDED
                                                       SIX MONTHS             DECEMBER 31,
                                                          ENDED         -------------------------
                                                      JUNE 30, 1993        1992           1991
                                                      -------------     ----------     ----------
                                                       (UNAUDITED)
Net revenue.........................................   $ 1,075,300      $2,001,384     $1,626,175
Cost of revenue.....................................       263,100         620,100        459,640
                                                      -------------     ----------     ----------
          Gross margin..............................       812,200       1,381,284      1,166,535
Selling, general, and administrative expenses.......       438,100         800,289        614,238
Provision for estimated uncollectible accounts
  receivable........................................        49,200          69,000         62,000
                                                      -------------     ----------     ----------
                                                           487,300         869,289        676,238
                                                      -------------     ----------     ----------
          Earnings from operations..................       324,900         511,995        490,297
Other income (expense)
  Interest income...................................         2,111           6,145         20,615
  Interest expense..................................        (1,711)         (2,136)        (1,002)
                                                      -------------     ----------     ----------
                                                               400           4,009         19,613
                                                      -------------     ----------     ----------
          NET EARNINGS..............................       325,300         516,004        509,910
Retained earnings at beginning of period............       377,414         435,910         15,760
Distributions to stockholders.......................      (480,000)       (574,500)       (89,760)
                                                      -------------     ----------     ----------
Retained earnings at end of period..................   $   222,714      $  377,414     $  435,910
                                                      -------------     ----------     ----------
                                                      -------------     ----------     ----------

        The accompanying notes are an integral part of these statements.

                              HOME SOLUTION, INC.

                            STATEMENTS OF CASH FLOWS

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1992          1991
                                                                       ---------     ---------
Increase (decrease) in cash and cash equivalents
  Net earnings.......................................................  $ 516,004     $ 509,910
  Adjustments to reconcile net earnings to net cash
     provided by operating activities
     Depreciation and amortization...................................     12,606        14,094
     Provision for estimated uncollectible accounts receivable.......     69,000        62,000
     Changes in assets and liabilities
       Accounts receivable...........................................    137,243      (405,038)
       Inventories...................................................      7,981       (18,315)
       Other current assets..........................................     (2,960)        7,663
       Accounts payable and accrued liabilities......................   (111,956)       85,152
                                                                       ---------     ---------
          Total adjustments..........................................    111,914      (254,444)
                                                                       ---------     ---------
          Net cash provided by operating activities..................    627,918       255,466
                                                                       ---------     ---------
  Cash flows from investing activities
     Purchase of property and equipment..............................    (36,770)      (29,098)
                                                                       ---------     ---------
          Net cash used in investing activities......................    (36,770)      (29,098)
                                                                       ---------     ---------
  Cash flows from financing activities
     Proceeds from issuance of long-term obligations.................     27,974        11,550
     Repayments of long-term obligations.............................     (8,720)       (2,846)
     Distributions to stockholders...................................   (574,500)      (89,760)
                                                                       ---------     ---------
          Net cash used in financing activities......................   (555,246)      (81,056)
                                                                       ---------     ---------
          Net increase in cash and cash equivalents..................     35,902       145,312
Cash and cash equivalents at beginning of year.......................    198,892        53,580
                                                                       ---------     ---------
Cash and cash equivalents at end of year.............................  $ 234,794     $ 198,892
                                                                       ---------     ---------
                                                                       ---------     ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for interest.............................  $   2,136     $   1,002
NONCASH FINANCING ACTIVITIES
  In 1991, the Company issued 236 shares of common stock in
  satisfaction of notes payable to stockholders in the amount of
  $200,000.

        The accompanying notes are an integral part of these statements.

                              HOME SOLUTION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1992 AND 1991

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the accompanying financial statements follows.

  1. History and business activity

     Home Solution, Inc. (the Company) was incorporated in 1990 under the laws of the State of Utah. The Company provides home infusion therapy to patients in the greater Salt Lake City, Utah, area.

  2. Revenue recognition

     Revenue is recognized when infusion services are provided. Revenue is recorded net of estimated contractual adjustments with insurance companies and governmental agencies.

  3. Inventories

     Inventories are stated at the lower of cost (determined on the first-in, first-out method) or market. Inventories consist of drugs and supplies used in the care of patients.

  4. Property and equipment

     Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using accelerated methods over the estimated useful lives of the assets of 5 to 10 years.

  5. Income taxes

     The Company has elected to be taxed as a Subchapter S Corporation, whereby the income taxes on net earnings are payable personally by its stockholders. Accordingly, income taxes have not been provided for in the accompanying financial statements.

  6. Cash equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

NOTE B -- PROPERTY AND EQUIPMENT

     Property and equipment and estimated useful lives are as follows:

                                                              YEARS       1992        1991
                                                              ------     -------     -------
    Leasehold improvements..................................     10      $ 7,130     $ 7,130
    Office and warehouse equipment..........................    5-7       24,126      16,280
    Transportation equipment................................      5       44,046      15,123
                                                                         -------     -------
                                                                          75,302      38,533
    Less accumulated depreciation and amortization..........              29,243      16,638
                                                                         -------     -------
                                                                         $46,059     $21,895
                                                                         -------     -------
                                                                         -------     -------

                              HOME SOLUTION, INC.

                           DECEMBER 31, 1992 AND 1991

NOTE C -- LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following:

                                                                     1992        1991
                                                                    -------     ------
        11.5% note to a bank, payable in monthly installments of
          $382 including interest, collateralized by
          transportation equipment................................  $ 4,968     $8,704
        9.25% note to a bank, payable in monthly installments of
          $477 including interest, collateralized by
          transportation equipment................................   11,558         --
        Prime plus 1.4% (7.4% at December 31, 1992) note to a
          bank, payable in monthly installments of $406 plus
          interest, collateralized by transportation equipment....   11,432         --
                                                                    -------     ------
                                                                     27,958      8,704
        Less current maturities...................................   12,872      3,761
                                                                    -------     ------
                                                                    $15,086     $4,943
                                                                    -------     ------
                                                                    -------     ------

     Future maturities of long-term obligations are as follows:

            YEAR ENDING
            DECEMBER 31,
            ------------
              1993.....................................................  $12,872
              1994.....................................................   10,518
              1995.....................................................    4,568
            Thereafter.................................................       --
                                                                         -------
                                                                         $27,958
                                                                         -------
                                                                         -------

NOTE D -- LEASE COMMITMENTS

     The Company conducts its operations utilizing leased facilities and equipment under noncancelable operating leases which expire through July 1995.

     The leases generally provide that personal property taxes, insurance, and common maintenance expenses are obligations of the Company. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on the same or similar facilities and equipment. The future minimum annual commitments relating to the facilities and equipment are as follows:

            YEAR ENDING
            DECEMBER 31,
            ------------
              1993....................................................  $ 77,179
              1994....................................................    46,114
              1995....................................................    23,865
            Thereafter................................................        --
                                                                        --------
                                                                        $147,158
                                                                        --------
                                                                        --------

     Total rent expense for the years ended December 31, 1992 and 1991, was approximately $96,000 and $95,000, respectively.

                              HOME SOLUTION, INC.

                           DECEMBER 31, 1992 AND 1991

NOTE E -- STOCK REDEMPTION AGREEMENT

     The Company and its stockholders have entered into a stock redemption agreement which requires the Company to purchase all of the common stock of a stockholder upon his or her death. The purchase price to be paid by the Company shall be the value of the stock at the date of death. Such value is to be redetermined from time to time by the mutual agreement of the Company and its stockholders. The Company shall pay at least 10% of the purchase price of the stock within 90 days of death with the balance payable in 9 equal annual installments, including interest at 10%. The Company maintains term life insurance policies on each stockholder sufficient to fund the redemption obligation in the event of the death of a stockholder.

NOTE F -- EMPLOYEE BENEFIT PLAN

     During 1991, the Company established a 401(k) retirement plan for the benefit of its employees. All employees are eligible to participate at the first plan entry date after their employment. Contributions to the plan are at the discretion of the employees and the Company. There were no Company contributions to the plan in either 1992 or 1991.

NOTE G -- RELATED PARTY TRANSACTIONS

     The Company leases certain equipment from a director/stockholder under two leases which expire in 1992 and 1993. Total lease expense under these leases was approximately $21,000 and $24,000 in 1992 and 1991, respectively.

     Effective July 1, 1992, the Company entered into an agreement with International Health Care Consultants, Inc. (IHCC), a company related through common ownership, to provide certain consulting services and to license certain computer software. Under this agreement, the Company paid IHCC approximately $21,000 in 1992.

NOTE H -- SUBSEQUENT EVENT

     On September 27, 1993, the Company entered into an agreement for merger with Curaflex Health Services, Inc. (Curaflex) to be effective as of July 1, 1993. The merger was effected through a cash payment plus issuance of Curaflex common stock to the Company's stockholders. The merger agreement provides for additional earn-out consideration to the Company's stockholders based upon the financial performance of the Company after the merger for the second half of 1993, and for the calendar years 1994, 1995, 1996, and 1997.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders
Comprehensive Pharmacy Home IV Services, Inc.:

     We have audited the accompanying balance sheets of Comprehensive Pharmacy Home IV Services, Inc. (the "Company") as of December 31, 1992 and 1991, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in note 7, the Company was acquired by a wholly-owned subsidiary of Curaflex Health Services, Inc. on June 29, 1993. The terms of the Purchase Agreement defined the effective date for accounting for the acquisition as of April 1, 1993.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comprehensive Pharmacy Home IV Services, Inc. at December 31, 1992 and 1991, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1992 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick

Ontario, California
July 13, 1993

                 COMPREHENSIVE PHARMACY HOME IV SERVICES, INC.

                                 BALANCE SHEETS

                                  A S S E T S

                                                                              DECEMBER 31,
                                                                         ----------------------
                                                                           1992         1991
                                                                         ---------    ---------
Current assets:
  Cash.................................................................  $  85,626    $  69,202
  Accounts receivable, net of allowances of $23,471 in 1992 and $32,724
     in 1991...........................................................    688,199      701,546
  Inventory............................................................     30,995       33,472
  Prepaid expenses.....................................................    103,586       43,581
                                                                         ---------    ---------
          Total current assets.........................................    908,406      847,801
Equipment, furniture and fixtures, net of accumulated depreciation of
  $62,847 in 1992 and $34,199 in 1991 (note 2).........................     90,350       52,086
                                                                         ---------    ---------
          Total assets.................................................  $ 998,756    $ 899,887
                                                                         ---------    ---------
                                                                         ---------    ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of notes payable (note 3).........................  $      --    $  33,854
  Credit facility borrowings (note 3)..................................         --        5,000
  Accounts payable.....................................................     93,592      119,237
  Accrued expenses.....................................................     24,802       37,159
  Stockholders' distributions payable..................................    118,500      147,606
  State income taxes payable...........................................     15,503        4,462
  Deferred state taxes.................................................     18,866       15,652
                                                                         ---------    ---------
          Total current liabilities....................................    271,263      362,970
Long-term notes payable, excluding current portion (note 3)............         --       90,000
Notes payable to stockholders (note 3).................................         --       60,000
                                                                         ---------    ---------
                                                                           271,263      512,970
Stockholders' equity:
  Common stock no par value, 10,000 shares, authorized issued and
     outstanding at December 31, 1992 and 1991.........................     20,000       20,000
  Retained earnings....................................................    707,493      366,917
                                                                         ---------    ---------
          Total stockholders' equity...................................    727,493      386,917
Commitments (notes 5 and 6)
                                                                         ---------    ---------
          Total liabilities and stockholders' equity...................  $ 998,756    $ 899,887
                                                                         ---------    ---------
                                                                         ---------    ---------

                See accompanying notes to financial statements.

                 COMPREHENSIVE PHARMACY HOME IV SERVICES, INC.

                            STATEMENTS OF OPERATIONS

                                                                     YEARS ENDED DECEMBER 31,
                                           PERIOD ENDED       --------------------------------------
                                          MARCH 31, 1993         1992           1991          1990
                                          ---------------     ----------     ----------     --------
                                            (UNAUDITED)
Net revenue.............................     $ 814,900        $2,662,523     $2,141,036     $950,617
Cost of revenue.........................       263,200         1,175,578      1,039,182      482,042
                                             ---------        ----------     ----------     --------
          Gross margin..................       546,700         1,486,945      1,101,854      468,575
Selling, general and administrative
  expense...............................       255,700           543,228        475,212      342,070
Provision for estimated uncollectible
  accounts receivable...................        17,300            49,580         21,593        6,484
                                             ---------        ----------     ----------     --------
          Operating income..............       273,700           894,137        605,049      120,021
Interest expense, net...................           700            (5,653)       (28,023)     (23,879)
Other income............................         1,200             3,324          3,399          950
                                             ---------        ----------     ----------     --------
Income from operations before income
  taxes.................................       275,600           891,808        580,425       97,092
State income taxes......................            --            33,232         14,713        5,601
                                             ---------        ----------     ----------     --------
          Net income....................     $ 275,600        $  858,576     $  565,712     $ 91,491
                                             ---------        ----------     ----------     --------
                                             ---------        ----------     ----------     --------
          Net income per common share...     $   27.56        $    85.86     $    56.57     $   9.15
                                             ---------        ----------     ----------     --------
                                             ---------        ----------     ----------     --------
Weighted average number of common shares
  of stock outstanding..................        10,000            10,000         10,000       10,000
                                             ---------        ----------     ----------     --------
                                             ---------        ----------     ----------     --------

                See accompanying notes to financial statements.

                 COMPREHENSIVE PHARMACY HOME IV SERVICES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

                                                                  COMMON STOCK        RETAINED
                                                                -----------------     EARNINGS
                                                                SHARES    AMOUNT      (DEFICIT)
                                                                ------    -------     ---------
Balance at December 31, 1989..................................  10,000    $20,000     $(110,680)
Net income....................................................      --         --        91,491
                                                                ------    -------     ---------
Balance at December 31, 1990..................................  10,000     20,000       (19,189)
Net income....................................................      --         --       565,712
Distributions to stockholders.................................      --         --       179,606
                                                                ------    -------     ---------
Balance at December 31, 1991..................................  10,000     20,000       366,917
Net income....................................................      --         --       858,576
Distributions to stockholders.................................      --         --      (518,000)
                                                                ------    -------     ---------
Balance at December 31, 1992..................................  10,000    $20,000     $ 707,493
                                                                ------    -------     ---------
                                                                ------    -------     ---------

                See accompanying notes to financial statements.

                 COMPREHENSIVE PHARMACY HOME IV SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

                                                            1992          1991          1990
                                                          ---------     ---------     ---------
Cash flows from operating activities:
  Net income............................................  $ 858,576     $ 565,712     $  91,491
  Adjustments to reconcile net income to net cash
     provided (used) by operating activities:
       Provision for estimated uncollectible accounts
          receivable....................................     49,580        21,593         6,484
       Depreciation and amortization....................     29,188        16,628        14,568
       Loss (gain) on sale of equipment.................      5,721          (119)           --
       Increase in accounts receivable..................    (36,233)     (464,230)     (160,869)
       Increase in inventory and prepaid expenses.......    (57,528)      (45,569)       (4,254)
       Decrease in accounts payable and accrued
          expenses......................................    (67,108)      213,117        30,766
       Increase in income taxes payable.................     14,255        15,313            --
                                                          ---------     ---------     ---------
          Net cash provided (used) by operating
            activities..................................    796,451       322,445       (21,814)
                                                          ---------     ---------     ---------
Cash flows from investing activities:
  Purchase of equipment, furniture and fixtures.........    (73,173)       (7,220)       (7,308)
  Proceeds from sale of equipment, furniture and
     fixtures...........................................         --         6,900            --
          Net cash used by investing activities.........    (73,173)         (320)       (7,308)
                                                          ---------     ---------     ---------
Cash flows from financing activities:
  Proceeds from issuance of debt........................         --        65,000       200,000
  Repayments of debt....................................   (188,854)      163,177      (146,380)
  Distributions to stockholders.........................   (518,000)     (179,606)           --
                                                          ---------     ---------     ---------
          Net cash provided (used) by financing
            activities..................................   (706,854)     (277,783)       53,620
                                                          ---------     ---------     ---------
Net increase in cash....................................     16,424        44,342        24,498
Cash at beginning of year...............................     69,202        24,860           362
                                                          ---------     ---------     ---------
Cash at end of year.....................................  $  85,626     $  69,202     $  24,860
                                                          ---------     ---------     ---------
                                                          ---------     ---------     ---------
Supplemental disclosure of cash flow information:
       Cash paid during the year for:
          Interest......................................  $  14,163     $  30,675     $  24,688
                                                          ---------     ---------     ---------
                                                          ---------     ---------     ---------
          Income taxes..................................  $   3,664     $      --     $     800
                                                          ---------     ---------     ---------
                                                          ---------     ---------     ---------

                See accompanying notes to financial statements.

                 COMPREHENSIVE PHARMACY HOME IV SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1992, 1991 AND 1990

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Comprehensive Pharmacy Home IV Services, Inc. (the "Company"), a California Subchapter S corporation, was incorporated and commenced operations in March 1989 for the purpose of providing sub-acute medical services. The Company provides prescription pharmaceuticals, supplies, nursing services and durable medical equipment to patients in their home for intravenous injections. The Company serves the Southern California area.

  Basis of Presentation

     The Company uses the accrual basis of accounting. Revenues are recognized in the accounting period in which they are earned and become measurable. Expenses are recognized in the period incurred.

  Inventory

     Inventory consists of pharmaceutical and infusion therapy products and supplies. Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method.

  Equipment, Furniture and Fixtures

     Equipment, furniture and fixtures are stated at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the asset, generally five to seven years, or the lease term whichever is shorter.

  Net Revenue

     The Company provides home health care services and recognizes revenue as services are provided. Patient revenue is recorded at established rates with contractual adjustments deducted to arrive at net revenue.

     The Company contracts with various managed care organizations and third-party payors to provide health care service to enrollees. These contracts set established rates for services provided by the Company.

     Six customers represented more than 10% of the Company's net revenue in 1992, 1991 and 1990 as follows:

                                                              PERCENTAGE OF NET REVENUE
                                                              --------------------------
                  CUSTOMER                                    1992       1991       1990
                  --------                                    ----       ----       ----
        Huntington Medical Group............................   --         --         10%
        Medi-Cal............................................   10%        --         --
        PacifiCare..........................................   22%        26%        18%
        Pacific Mutual......................................   --         --         12%

     The Company provides services to Medicare and Medi-Cal beneficiaries. Payment for these services is subject to certain limitations. Such payments are subject to review and denial by proper fiscal intermediaries based upon the intermediaries determination of clinical appropriateness of the service. In the opinion of management, payment adjustments, if any, resulting from such a review would not be material to the financial position or results of operations of the Company.

                 COMPREHENSIVE PHARMACY HOME IV SERVICES, INC.

  Income Taxes

     The stockholders of the Company have elected to be taxed under provisions of Subchapter S of the Internal Revenue Code and similar provisions of the California Revenue and Taxation Code. Because of the Company's tax status as an S-Corporation, the Company is not subject to Federal income tax on earnings subsequent to the election date and is subject to tax in California at a rate of 2.5%. Such taxes are provided on income reported for financial statement purposes. Difference between income for financial statement and tax return purposes are not significant.

     Implementation of Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," which requires that taxes be determined using the asset and liability method, which will be adopted upon the acquisition and subsequent conversion of the Company to a Subchapter C corporation, will not have a material effect on the financial statements.

  Earnings Per Share

     Income (loss) per common share is computed based on the weighted average number of common shares during the year. The weighted average number of shares outstanding was 10,000 for the three years ended December 31, 1992, 1991 and 1990.

  Allocation of Net Income

     Net income for tax and financial reporting purposes is allocated among the stockholders in proportion to their ownership interest.

  Cash and Cash Equivalents

     For the purpose of the statements of cash flows, the Company considers all highly liquid debt instruments with an original maturity to the Company of three months or less to be cash equivalents.

(2) EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures at December 31 consists of the following:

                                                                   1992         1991
                                                                 ---------    ---------
        Furniture and fixtures.................................  $  29,705      $17,213
        Equipment..............................................     43,502       15,973
        Vehicles...............................................     51,865       29,164
        Leasehold improvements.................................     28,125       23,935
                                                                 ---------    ---------
                                                                   153,197       86,285
        Less accumulated depreciation and amortization.........     62,847       34,199
                                                                 ---------    ---------
                                                                 $  90,350      $52,086
                                                                 ---------    ---------
                                                                 ---------    ---------

                 COMPREHENSIVE PHARMACY HOME IV SERVICES, INC.

(3) NOTES PAYABLE

     The Company's long-term notes payable at December 31 is summarized as follows:

                                                                   1992         1991
                                                                 ---------    ---------
        Note payable to bank. Principal is payable in monthly
          installments of $2,380, plus interest at 1% over a
          bank's prime lending rate (7.5% at December 31,
          1991), with the remaining unpaid balance due June 17,
          1995. Note payable is secured by substantially all of
          the assets of the Company. Repaid in 1992. ..........  $      --    $  98,340
        Note payable to bank. Payable in monthly installments
          of $632, 10.5% interest rate per annum, secured by
          equipment, with the remaining unpaid balance due
          February 11, 1996. Repaid in 1992. ..................         --       25,514
        Notes payable to stockholders. Interest is payable
          annually at 10%. Principal is due and payable at
          December 31, 1993. Repaid in 1992. ..................         --       60,000
                                                                 ---------    ---------
                                                                 $      --    $ 183,854
                                                                 ---------    ---------
                                                                 ---------    ---------

     As of December 31, 1992, the Company has a $100,000 line of credit with a bank. The line of credit is secured by substantially all of the assets of the Company and bears interest at 1.50% over the bank's prime lending rate (7.00% and 8.00% at December 31, 1992 and 1991, respectively). At December 31, 1992, there were no outstanding borrowings.

(4) RETIREMENT PLAN

     In July 1990, the Company instituted a 401(k) profit sharing plan (the "Plan") available to employees of the Company that have been employed over one year with the Company and have more than 1,000 hours of service. Participation in the Plan is voluntary and participants may contribute 2% to 15% of their annual compensation. Employer contributions are discretionary and are based upon number of years of service of the employee and the employee's contribution. Vesting in the Plan is based upon the Plan date or the hire date of the employee, whichever is later, and years of service. Employee contributions to the Plan are 100% vested at the time of contribution.

     Company contributions were approximately $11,123 and $5,672 in 1992 and 1991, respectively. There were no contributions made in 1990.

(5) MEDICAL MALPRACTICE

     The Company maintains a medical malpractice insurance policy which provides coverage on a claims made basis. Terms of the policy are $1,000,000 per occurrence per year with aggregate coverage of $3,000,000 per year.

     The Company maintains general liability insurance with terms of $1,000,000 per occurrence per year with aggregate coverage of $3,000,000 per year.

(6) COMMITMENTS

     The Company is obligated under a noncancelable operating lease for real property which expires in May 1993. At December 31, 1992, future minimum rental commitments totaled $7,275. Total rent expense incurred for the years ended December 31, 1992, 1991 and 1990 was $8,012, $9,180 and $9,060, respectively.

                 COMPREHENSIVE PHARMACY HOME IV SERVICES, INC.

(7) SUBSEQUENT EVENT

     On June 29, 1993, the Company was acquired by a wholly-owned subsidiary of Curaflex Health Services, Inc. ("Curaflex"). Under the terms of a Purchase Agreement, stockholders of the Company sold 100% of the stock of Comprehensive Pharmacy Home IV Services, Inc. for (i) $3,480,000 in cash consideration, (ii) $1,000,000 in Curaflex Common stock (with the value of the stock based on the closing price on the day before the close of the transaction, $6.125), (iii) $2,300,000 in promissory notes payable over 3 years at 7% and (iv) the right to receive up to $1,000,000 in contingent earn-out consideration, based on the financial performance of the combined operations of the Ontario/Rancho Cucamonga operations of Curaflex and Comprehensive over the next 3 years, payable in cash. Pursuant to the terms of the Purchase Agreement, Curaflex entered into an employment agreement with one of the former stockholders who also became an officer of Curaflex.

     Under the terms of the Purchase Agreement, the effective date of accounting for the acquisition is April 1, 1993.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
  HealthInfusion, Inc. and subsidiaries:

     We have audited the accompanying consolidated balance sheets of HealthInfusion, Inc. (a Florida corporation) and subsidiaries as of December 31, 1992 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthInfusion, Inc. and subsidiaries as of December 31, 1992 and 1993 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN & CO.

Miami, Florida,
  March 18, 1994.

                     HEALTHINFUSION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1992            1993
                                                                    -----------     -----------
CURRENT ASSETS:
  Cash and cash equivalents.......................................  $ 1,825,443     $ 1,222,335
  Accounts receivable, net of allowances of $1,655,306 and
     $3,699,382, respectively.....................................   21,894,689      24,016,082
  Inventories.....................................................    1,305,758       1,521,137
  Due from affiliates.............................................       50,800          56,200
  Income tax receivable...........................................           --       1,128,973
  Current deferred income tax.....................................      416,604       1,056,210
  Other current assets............................................      671,943       1,471,580
                                                                    -----------     -----------
          Total current assets....................................   26,165,237      30,472,517
PROPERTY AND EQUIPMENT, net of accumulated depreciation
  and amortization of $1,127,296 and $1,843,116, respectively.....    2,471,340       4,473,107
EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED, less
  accumulated amortization of $1,054,077 and $2,106,504,
  respectively....................................................   36,355,726      44,426,980
OTHER ASSETS, including amounts due from related party of $444,000
  in 1993.........................................................      820,970       1,958,806
                                                                    -----------     -----------
          Total assets............................................  $65,813,273     $81,331,410
                                                                    -----------     -----------
                                                                    -----------     -----------
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...........................  $ 5,263,702     $ 6,560,117
  Accrued income taxes............................................      344,710              --
  Revolving line of credit........................................    4,537,887      10,123,382
  Current portion of long-term debt...............................       51,102         332,268
                                                                    -----------     -----------
          Total current liabilities...............................   10,197,401      17,015,767
                                                                    -----------     -----------
LONG-TERM DEBT, net of current portion............................    7,022,146       8,504,808
                                                                    -----------     -----------
DEFERRED INCOME TAXES.............................................      471,413         752,504
                                                                    -----------     -----------
MINORITY INTEREST.................................................      118,723         241,629
                                                                    -----------     -----------
COMMITMENTS (NOTE 11)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 1,000,000 shares authorized;
     no shares issued or outstanding..............................           --              --
  Common stock, $.01 par value; 40,000,000 shares authorized;
     9,222,743 and 9,923,187 shares issued and outstanding,
     respectively.................................................       92,227          99,232
  Additional paid-in capital......................................   35,946,728      41,632,442
  Retained earnings...............................................   11,964,635      13,085,028
                                                                    -----------     -----------
          Total stockholders' equity..............................   48,003,590      54,816,702
                                                                    -----------     -----------
          Total liabilities and stockholders' equity..............  $65,813,273     $81,331,410
                                                                    -----------     -----------
                                                                    -----------     -----------

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                     HEALTHINFUSION, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1991            1992            1993
                                                      -----------     -----------     -----------
REVENUES............................................  $29,247,471     $49,749,497     $56,681,762
COST OF REVENUES....................................   16,239,699      29,323,995      36,665,927
                                                      -----------     -----------     -----------
OPERATING PROFIT....................................   13,007,772      20,425,502      20,015,835
                                                      -----------     -----------     -----------
EXPENSES:
  Selling, general and administrative...............    4,883,311       6,806,258       9,613,156
  Provision for bad debts...........................      548,453       1,205,399       5,658,519
  Amortization of excess of cost over fair value of
     net assets acquired............................      295,984         758,026       1,052,016
                                                      -----------     -----------     -----------
          Total expenses............................    5,727,748       8,769,683      16,323,691
                                                      -----------     -----------     -----------
  Income from operations............................    7,280,024      11,655,819       3,692,144
                                                      -----------     -----------     -----------
OTHER INCOME (EXPENSE):
  Interest income...................................      338,091          87,599          14,886
  Interest expense..................................     (609,301)       (857,656)     (1,046,352)
  Business combination costs........................           --          (9,000)             --
                                                      -----------     -----------     -----------
          Total other income (expense)..............     (271,210)       (779,057)     (1,031,466)
                                                      -----------     -----------     -----------
  Income before income taxes and minority
     interest.......................................    7,008,814      10,876,762       2,660,678
PROVISION FOR INCOME TAXES..........................    2,696,168       4,286,969       1,386,640
                                                      -----------     -----------     -----------
  Income before minority interest...................    4,312,646       6,589,793       1,274,038
MINORITY INTEREST...................................      (71,661)       (267,326)       (153,645)
                                                      -----------     -----------     -----------
NET INCOME..........................................  $ 4,240,985     $ 6,322,467     $ 1,120,393
                                                      -----------     -----------     -----------
                                                      -----------     -----------     -----------
NET INCOME PER COMMON SHARE:
  Primary...........................................  $       .54     $       .67     $       .12
                                                      -----------     -----------     -----------
                                                      -----------     -----------     -----------
  Fully Diluted.....................................  $       .51     $       .65     $       .12
                                                      -----------     -----------     -----------
                                                      -----------     -----------     -----------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Primary...........................................    7,884,082       9,422,893       9,718,644
                                                      -----------     -----------     -----------
                                                      -----------     -----------     -----------
  Fully Diluted.....................................    8,666,278      10,379,831       9,718,644
                                                      -----------     -----------     -----------
                                                      -----------     -----------     -----------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     HEALTHINFUSION, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDING DECEMBER 31, 1991, 1992 AND 1993

                                                  COMMON STOCK       ADDITIONAL                       TOTAL
                                               -------------------     PAID-IN      RETAINED      STOCKHOLDERS'
                                                SHARES     AMOUNT      CAPITAL      EARNINGS          EQUITY
                                               ---------   -------   -----------   -----------   ---------------
Balance,
  December 31, 1990..........................  6,250,277   $62,503   $ 6,740,314   $ 1,401,183     $  8,204,000
Net income...................................         --        --            --     4,240,985        4,240,985
Issuance of stock in connection with
  secondary offering.........................  1,878,357    18,783    14,784,067            --       14,802,850
Partial conversion of $3.5 million
  subordinated convertible debentures........    375,000     3,750     2,574,375            --        2,578,125
Issuance of stock in connection with
  acquisitions...............................     92,713       927       928,823            --          929,750
Payment of fractional shares in connection
  with 50% stock dividend, effected as a
  stock split................................         --        --          (736)           --             (736)
                                               ---------   -------   -----------   -----------     ------------
Balance,
  December 31, 1991..........................  8,596,347    85,963    25,026,843     5,642,168       30,754,974
Net income...................................         --        --            --     6,322,467        6,322,467
Issuance of stock in connection with
  acquisitions...............................    601,571     6,015    10,692,960            --       10,698,975
Issuance of stock to executives and members
  of Board of Directors......................     17,950       180       190,346            --          190,526
Issuance of stock in connection with the
  exercise of stock options..................      6,875        69        36,579            --           36,648
                                               ---------   -------   -----------   -----------     ------------
Balance,
  December 31, 1992..........................  9,222,743    92,227    35,946,728    11,964,635       48,003,590
Net income...................................         --        --            --     1,120,393        1,120,393
Issuance of stock in connection with
  acquisitions...............................    691,444     6,915     5,650,554            --        5,657,469
Issuance of stock to members of Board of
  Directors..................................      9,000        90        35,160            --           35,250
                                               ---------   -------   -----------   -----------     ------------
Balance,
  December 31, 1993..........................  9,923,187   $99,232   $41,632,442   $13,085,028     $ 54,816,702
                                               ---------   -------   -----------   -----------     ------------
                                               ---------   -------   -----------   -----------     ------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     HEALTHINFUSION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          YEAR ENDED DECEMBER 31,
                                                                 -----------------------------------------
                                                                    1991           1992           1993
                                                                 -----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................................  $ 4,240,985   $  6,322,467   $  1,120,393
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities --
     Depreciation and amortization.............................      805,989      1,408,965      1,995,057
     Provision for bad debts...................................      548,453      1,205,399      5,658,519
     Minority interest.........................................       71,661        267,326        153,645
     Loss on disposition of assets.............................           --          1,288          2,539
     Shares issued to executives and directors.................           --        190,526         35,250
     Benefit for deferred income taxes.........................     (915,578)      (235,085)      (358,515)
     Impact of changes in assets and liabilities (net of effect of acquisitions):
          Accounts receivable..................................   (5,333,775)    (6,768,103)    (5,037,333)
          Inventories..........................................     (248,567)       (20,604)       142,674
          Other current assets.................................     (279,792)       (97,456)      (594,211)
          Other assets.........................................     (361,436)      (233,406)    (1,333,811)
          Accounts payable and accrued expenses................      450,285        717,663       (494,017)
          Income tax receivable/payable........................      609,314       (417,983)    (1,473,683)
                                                                 -----------   ------------   ------------
               Net cash provided by (used in) operating
                 activities....................................     (412,461)     2,340,997       (183,493)
                                                                 -----------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  (NET OF EFFECT OF ACQUISITIONS):
     Investments in marketable securities......................    1,696,928      2,303,072             --
     Capital expenditures......................................     (695,409)      (841,726)      (511,844)
     Payment for acquisitions, net of cash acquired............  (10,774,126)   (10,997,861)    (4,371,516)
     Minority interest capital contributions...................       63,000         34,500         12,250
     Minority interest distributions...........................      (34,900)      (190,743)       (79,681)
     Advances to/receipts from affiliates......................       69,184         (1,316)        (5,400)
     Note receivable from related party........................       29,000             --             --
     Proceeds from sale of assets..............................           --             --         17,335
                                                                 -----------   ------------   ------------
               Net cash used in investing activities...........   (9,646,323)    (9,694,074)    (4,938,856)
                                                                 -----------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES (NET OF EFFECT OF
  ACQUISITIONS):
     Payments on revolving line of credit and long-term debt...   (5,298,773)    (1,575,318)    (1,137,049)
     Proceeds from issuance on revolving line of credit and
       long-term debt..........................................    4,546,385      5,258,852      5,656,290
     Net proceeds from issuance of stock.......................   14,843,115             --             --
     Net proceeds from exercise of stock options...............           --         36,648             --
                                                                 -----------   ------------   ------------
               Net cash provided by financing activities.......   14,090,727      3,720,182      4,519,241
                                                                 -----------   ------------   ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...............    4,031,943     (3,632,895)      (603,108)
CASH AND CASH EQUIVALENTS, beginning of period.................    1,426,395      5,458,338      1,825,443
                                                                 -----------   ------------   ------------
CASH AND CASH EQUIVALENTS, end of period.......................  $ 5,458,338   $  1,825,443   $  1,222,335
                                                                 -----------   ------------   ------------
                                                                 -----------   ------------   ------------
SUPPLEMENTAL DISCLOSURES:
  Interest paid................................................  $   609,000   $    837,450   $  1,011,365
                                                                 -----------   ------------   ------------
                                                                 -----------   ------------   ------------
  Income taxes paid............................................  $ 2,986,500   $  4,959,801   $  3,256,750
                                                                 -----------   ------------   ------------
                                                                 -----------   ------------   ------------
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Issuance of stock in connection with acquisitions............  $   929,750   $ 10,698,975   $  5,657,469
                                                                 -----------   ------------   ------------
                                                                 -----------   ------------   ------------
  Issuance of debt in connection with acquisition..............  $ 7,000,000   $         --   $         --
                                                                 -----------   ------------   ------------
                                                                 -----------   ------------   ------------
  Capital lease for computer equipment and software............  $        --   $         --   $  1,700,000
                                                                 -----------   ------------   ------------
                                                                 -----------   ------------   ------------
  Partial conversion of $3.5 million subordinated convertible
     debentures................................................  $ 2,578,125   $         --   $         --
                                                                 -----------   ------------   ------------
                                                                 -----------   ------------   ------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     HEALTHINFUSION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) GENERAL

     HealthInfusion, Inc. and Subsidiaries ("HealthInfusion" or the "Company"), a Florida corporation, was incorporated in December 1989 by the principal shareholders of Intracare, Inc. ("Intracare") to acquire Intracare and all of the interests of Intracare's partners in five original joint ventures. Effective May 31, 1990, HealthInfusion acquired Intracare and all of the interests of Intracare's partners in such joint ventures. Subsequent to the acquisition, Intracare has operated as a wholly-owned subsidiary of HealthInfusion until its liquidation into HealthInfusion effective January 1, 1993. The Company provides home infusion therapy services and supplies, provides services to the contract research industry for the research and development of new products and services, and provides case management and acute care dialysis services.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of HealthInfusion and all of HealthInfusion's 100% owned subsidiaries, Dickson Research Group, Inc., a 60% owned contract research organization acquired in September, 1993, as well as joint ventures that are 50% owned and considered to be under the control of HealthInfusion. All significant intercompany balances and transactions have been eliminated in consolidation.

  Revenues

     Revenues are recognized at the time the service is provided. A portion of revenues are derived from Federal and state medical assistance programs. Approximately 27%, 29% and 32% of revenues for the years ending December 31, 1991, 1992 and 1993, respectively, was derived from such programs. The remaining revenue was derived from commercial third-party payors. Payment from government programs and third-party payors is dependent on the specific benefits included under the program or the patient's policy. The Company provides an allowance for contractual adjustments to cover the difference between the Company's billed charges and expected collections from Federal and state medical assistance programs, third-party payors and patients. Accordingly, revenues are reflected in the consolidated financial statements, net of contractual allowances.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased as cash equivalents.

  Inventories

     Inventories of pharmaceuticals and supplies are stated at the lower of cost (first-in, first-out) or market.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation and amortization are provided for using the straight-line method over estimated useful lives of the assets as follows:

                                                                 ESTIMATED USEFUL LIFE
                                                                 ----------------------
        Furniture, fixtures and office equipment...............         5 years
        Vehicles...............................................         5 years
        Leasehold improvements.................................      Term of lease

                     HEALTHINFUSION, INC. AND SUBSIDIARIES

  Excess of Cost over Fair Value of Net Assets Acquired (Goodwill)

     Goodwill is generally being amortized on a straight-line basis over forty years. Subsequent to an acquisition, the Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business segment's undiscounted operating income over the remaining life of the goodwill or estimated fair market value in measuring whether the goodwill is recoverable.

  Income Taxes

     Effective January 1, 1992, the Company changed its method of accounting for income taxes by adopting Statement of Financial Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS 109 requires an asset and liability approach to accounting for income taxes and establishes less restrictive criteria for recognizing deferred tax assets. The adoption of SFAS 109 did not have a material impact on the Company's results of operations or financial position.

  Net income per common share

     Net income per primary common share is calculated by dividing net income by the weighted average number of shares and share equivalents outstanding during each year. Net income per fully diluted common share for 1991 and 1992 is calculated considering the impact of all the Company's outstanding options and warrants, if exercised, as well as the impact of outstanding convertible debentures, when dilutive. Net income per fully diluted common share is equivalent to net income per primary common share for 1993 (see Note 12).

(3) BUSINESS COMBINATION AND ACQUISITIONS

     On March 7, 1991, the Company purchased the net assets of HealthCare Affiliates, Inc. ("HCA"), a Texas corporation in the home infusion therapy business. The purchase price included an initial payment of approximately $7 million in cash and $3.5 million of 9% subordinated convertible debentures due September 1994, convertible at $6.875 per share, and the assumption of approximately $2.2 million of indebtedness. The original purchase agreement provided that depending on the revenues of HCA's business during the six months ending June 30, 1991, HealthInfusion would be required to issue to HCA up to $8.9 million principal amount of 9% subordinated convertible debentures due June 30, 1996. On June 5, 1991, the agreement was amended to provide for the issuance of a total of $7 million in 9% subordinated convertible debentures due June 30, 1996 related to the earnout period. The debentures are convertible into common stock at a rate of $7.315 per share.

     In connection with the acquisition, assets and liabilities assumed were as follows:

                                                                    (THOUSANDS)
                                                                    -----------
         Fair value of assets acquired............................    $ 4,860
         Liabilities assumed......................................      3,172
                                                                      -------
         Net assets acquired......................................      1,688
         Purchase price (including acquisition costs).............     18,287
                                                                      -------
         Excess of cost over fair value of net assets acquired....    $16,599
                                                                      -------
                                                                      -------

     The excess of cost over fair value of net assets acquired, including the $7 million subordinated convertible debentures, is being amortized over 40 years. This acquisition was accounted for as a purchase. Accordingly, HCA's results of operations subsequent to March 7, 1991, are included in the Company's operating results.

                     HEALTHINFUSION, INC. AND SUBSIDIARIES

     In January 1991, the Company purchased the remaining 50% interest in Intracare of Jacksonville, one of Intracare's 50% owned joint ventures. Consideration for the purchase was $10,340 in cash and 15,000 common shares. The acquisition is not material to the Company's operations.

     Effective July 1, 1991, the Company purchased the remaining 50% interest in HealthInfusion of New York. Consideration for the purchase was $100,000 in cash and 30,000 shares of common stock. The purchase agreement also includes an earn-out provision based on the average of total after-tax net income of this location during the four years ending December 31, 1994. The acquisition is not material to the Company's operations.

     On September 30, 1991, the Company purchased the stock of Cumberland Home Therapeutics, Inc. ("CHT"), a home infusion therapy business. The purchase price was $300,000 in cash and 32,713 shares of common stock. The excess of cost over fair value of net assets acquired of approximately $700,000 is being amortized over 40 years. The acquisition is not material to the Company's operations.

     On March 4, 1992, HealthInfusion purchased 100% of the outstanding common stock of Homedic/Lifeline, Inc. ("Homedic"), a New Jersey corporation, for an initial cash payment of approximately $3,000,000, including approximately $1,500,000 used to retire existing debt. During September 1993, additional cash payments of $500,000 were made to satisfy earn out provisions in the contract. The excess of cost over fair value of net assets acquired of approximately $3,200,000 is being amortized over 40 years.

     On March 25, 1992, HealthInfusion acquired 100% of the outstanding common stock of Healthcare Solutions, Inc. ("HCS"), a California corporation, for an initial cash payment of $3,000,000 and the issuance of 110,110 shares of common stock. An additional 176,470 shares were issued in connection with earn out provisions in the contract. The excess of cost over fair value of net assets acquired of approximately $6,100,000 is being amortized over 40 years.

     On March 26, 1992, HealthInfusion acquired 100% of the outstanding common stock of Housecalls Home I.V. Therapy, Ltd., and Southwest Specialty Compounding, Inc. (collectively "Housecalls"), Arizona corporations, for a cash payment of $3,786,000 and the issuance of 227,159 shares of common stock. The excess of cost over fair value of net assets acquired of approximately $9,200,000 is being amortized over 40 years.

     In connection with the above 1992 acquisitions, assets and liabilities assumed were as follows:

                                                                    (THOUSANDS)
         Fair value of assets acquired............................    $ 5,558
         Liabilities assumed......................................      2,991
                                                                      -------
         Net assets acquired......................................      2,567
         Purchase price (including acquisition costs).............     21,063
                                                                      -------
         Excess of cost over fair value of net assets acquired....    $18,496
                                                                      -------
                                                                      -------

     In June 1992, the Company purchased the remaining 50% interest in Preferred HealthInfusion. Consideration for the purchase was $620,000 in cash and 87,832 shares of common stock. The excess of cost over fair value of net assets acquired of approximately $2,000,000 is being amortized over 40 years. The acquisition is not material to the Company's operations.

     On September 17, 1992, the Company completed a pooling of interest business combination with 47,614 shares of common stock of HealthInfusion exchanged for 100% of the common stock of Naples Home Medical Services, Inc., a Florida corporation. The consolidated financial statements reflect the results of operations and financial position as if both companies were combined for all periods presented.

                     HEALTHINFUSION, INC. AND SUBSIDIARIES

     On January 25, 1993, HealthInfusion acquired 100% of the outstanding common stock of Vital Choice, Inc. ("Vital"), an Oregon corporation, through the issuance of 187,807 shares of common stock. The excess of cost over fair value of net assets acquired of approximately $2,400,000 is being amortized over 40 years.

     On September 8, 1993, HealthInfusion acquired 100% of the outstanding stock of Health Quest Infusion Therapies Corporation, an Indiana corporation, Health Quest Infusion Therapy Services Corporation, an Indiana corporation, Health Quest Infusion Therapy Services Corporation II, an Indiana corporation, and HQIT Corporation II, an Indiana corporation (collectively "Health Quest"), through the issuance of 428,571 shares of common stock. Based on the earnings before tax for the twelve month period ending August 31, 1994, HealthInfusion may be required to pay additional consideration. The additional consideration will be based on a sliding scale formula up to a maximum of 1.5 times the increase in earnings before tax during the twelve months subsequent to the acquisition. The excess of cost over fair value of net assets acquired of approximately $2,900,000 is being amortized over 40 years.

     In connection with the acquisitions of Vital and Health Quest assets and liabilities assumed were as follows:

                                                                    (THOUSANDS)
         Fair value of assets acquired............................    $ 3,511
         Liabilities assumed......................................      3,072
                                                                      -------
         Net assets acquired......................................        439
         Purchase price (including acquisition costs).............      5,739
                                                                      -------
         Excess of cost over fair value of net assets acquired....    $ 5,300
                                                                      -------
                                                                      -------

     On September 29, 1993, the Company acquired 60% of the outstanding stock of Dickson Research Group, Inc. (Dickson Research Group), a Pennsylvania corporation, for $1.2 million in cash with an option to purchase the remaining 40% of the outstanding stock. Based on net revenues and pre-tax profits, HealthInfusion may be required to pay additional consideration of up to $2,520,000 in the Company's common stock. The excess of cost over fair value of net assets acquired of approximately $1,700,000 is being amortized over 40 years. The acquisition is not material to the Company's operations.

     On October 1, 1993, the Company acquired 100% of the common stock of Dialysis On Call, Inc. (Dialysis On Call), a Florida corporation, through the issuance of 42,666 shares of common stock and $480,000 in cash. In September 1994, HealthInfusion will be required to pay to the sole shareholder of Dialysis On Call approximately 32,400 shares of HealthInfusion common stock. Such amount has been recorded in the accompanying 1993 consolidated balance sheet. In addition, HealthInfusion may be required to pay additional cash consideration of $160,000 and HealthInfusion common stock with a value of $240,000 if Dialysis On Call meets certain revenue and profit projections. The excess of cost over fair value of net assets acquired of approximately $1,000,000 is being amortized over 40 years. The acquisition is not material to the Company's operations.

     The following table presents unaudited, pro forma operating results for the Company's continuing operations as if the acquisitions of Homedic, HCS, Housecalls, Vital and Health Quest occurred as of the beginning of the periods presented. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions actually been made as of the beginning of the periods presented, or of results that may occur in the future. The results of operations of Intracare of Jacksonville, HealthInfusion of New York, CHT, Preferred HealthInfusion, Dickson Research Group and Dialysis On Call are not material and have not been included in the pro forma results.

                     HEALTHINFUSION, INC. AND SUBSIDIARIES

                                                                    1992        1993
                                                                   -------     -------
                                                                       (THOUSANDS)
        Revenues.................................................  $62,805     $61,073
                                                                   -------     -------
                                                                   -------     -------
        Operating expenses.......................................  $49,918     $56,810
                                                                   -------     -------
                                                                   -------     -------
        Net income...............................................  $ 6,859     $ 1,374
                                                                   -------     -------
                                                                   -------     -------
        Net income per common share..............................  $   .65     $   .14
                                                                   -------     -------
                                                                   -------     -------
        Common shares used in computation........................   11,112      10,130
                                                                   -------     -------
                                                                   -------     -------

     Pro forma adjustments have been applied above to reflect the purchases of Homedic, Housecalls, HCS, Vital and Health Quest, the amortization of the excess of the cost over fair value of the assets acquired, interest on new debt, lost interest income on the cash used to effect the acquisitions, reduction of salary for terminated employees, elimination of corporate allocations and the tax effect of operating results and pro forma adjustments.

(4) PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1992           1993
                                                              ----------     ----------
        Furniture, fixtures and office equipment............  $2,885,599     $5,406,371
        Vehicles............................................     423,811        420,522
        Leasehold improvements..............................     268,723        349,730
        Construction in progress............................      20,503        139,600
                                                              ----------     ----------
                                                               3,598,636      6,316,223
        Less: Accumulated depreciation and amortization.....  (1,127,296)    (1,843,116)
                                                              ----------     ----------
                                                              $2,471,340     $4,473,107
                                                              ----------     ----------
                                                              ----------     ----------

(5) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1992           1993
                                                              ----------     ----------
        Accounts payable....................................  $3,491,165     $4,151,623
        Accrued employee compensation.......................   1,478,726      1,973,230
        Accrued rent........................................     178,615        105,884
        Other...............................................     115,196        329,380
                                                              ----------     ----------
                                                              $5,263,702     $6,560,117
                                                              ----------     ----------
                                                              ----------     ----------

(6) PROFIT SHARING PLAN

     Effective January 1, 1991, the Company adopted a 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") for the benefit of eligible employees who have completed 1,000 hours of continuous service and are at least 21 years old. Each participating employee can elect to make contributions to the 401(k) Plan, primarily on a tax-deferred basis, of up to fourteen percent of his or her compensation. The Company contributes funds to the 401(k) Plan in an amount equal to 50% of each participant's contribution up to a maximum of three percent of the participant's compensation. All of the 401(k) Plan's funds are held in a trust. The trustees are presently two directors of the Company. The 401(k) Plan funds are invested and administered by an outside

                     HEALTHINFUSION, INC. AND SUBSIDIARIES
agency. Under the 401(k) Plan, contributions are invested, at the direction of the participants, in any or all of seven investment accounts. The portion of each employee's account attributable to Company contributions begins to vest after one year of service and becomes fully vested after four years. Benefits paid under the 401(k) Plan may be paid upon retirement, death, termination of service or certain conditions of hardship. Contributions made to the 401(k) Plan by the Company during the years ended December 31, 1991, 1992 and 1993 were $74,713, $136,278 and $167,315, respectively.

(7) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1992           1993
                                                                  ----------     ----------
    Subordinated convertible debentures, at 9% with semi-annual interest payments, due June 30, 1996, convertible into
      common stock at the conversion rate of $7.315 per share...  $7,000,000     $7,000,000
    Lease payable at 7.9% payable in monthly installments of
      approximately $36,000 through December 1998,
      collateralized by computer equipment and software.........          --      1,700,000
    Note payable to bank at 7.5% through 2004 upon completion of construction, collateralized by construction in
      progress..................................................          --         65,441
    Bank installment notes payable at rates ranging from 9.8% to
      11.99%, at various maturity dates through 1995,
      collateralized by equipment and vehicles..................      73,248         71,635
                                                                  ----------     ----------
                                                                   7,073,248      8,837,076
    Less: Current portion.......................................     (51,102)      (332,268)
                                                                  ----------     ----------
                                                                  $7,022,146     $8,504,808
                                                                  ----------     ----------
                                                                  ----------     ----------

     Equipment under capitalized leases had a book value of $1,700,000 as of December 31, 1993.

     The Company is obligated to make principal payments on long-term debt outstanding at December 31, 1993 as follows:

                                                                     AMOUNT
                                                                   ----------
                1994.............................................  $  332,268
                1995.............................................     401,302
                1996.............................................   7,337,888
                1997.............................................     365,509
                1998.............................................     400,109
                                                                   ----------
                Total............................................  $8,837,076
                                                                   ----------
                                                                   ----------

  Revolving Line of Credit

     The Company had a $10 million unsecured line of credit facility that had a maturity date of June 30, 1994. On August 11, 1993, the Company entered into a new agreement for a $25 million line of credit secured by accounts receivable and inventories, replacing the existing $10 million line of credit facility. The facility requires unused availability fees of .375% per annum on the unused portion of the line and contains restrictive covenants requiring the maintenance of certain financial ratios, limitations on capital expenditures and restrictions on cash dividends. The Company was in compliance with all covenants, as amended, as of December 31, 1993. Outstanding balances bear interest at prime or LIBOR plus 1.25%. At December 31, 1993, balances outstanding under the line were $10,123,382, which bear interest at a range of 4.57% to 6%.

                     HEALTHINFUSION, INC. AND SUBSIDIARIES

(8) INCOME TAXES

     The provision for income taxes consists of the following:

                                                    1991           1992           1993
                                                 ----------     ----------     ----------
        Federal................................  $2,276,223     $3,610,079     $1,167,697
        State..................................     419,945        676,890        218,943
                                                 ----------     ----------     ----------
                  Total........................  $2,696,168     $4,286,969     $1,386,640
                                                 ----------     ----------     ----------
                                                 ----------     ----------     ----------
        Current................................  $3,611,746     $4,522,054     $1,745,155
        Deferred...............................    (915,578)      (235,085)      (358,515)
                                                 ----------     ----------     ----------
                  Total........................  $2,696,168     $4,286,969     $1,386,640
                                                 ----------     ----------     ----------
                                                 ----------     ----------     ----------

     Deferred taxes arise primarily due to the Company filing income tax returns on a cash basis through 1990, increases in accounts receivable reserves which are not currently deductible for income tax purposes and the acquisitions of certain companies previously on the cash basis for income tax reporting purposes. The Company converted to the accrual basis for tax purposes in 1991. The components of the benefit for deferred income taxes are as follows:

                                                    1991           1992          1993
                                                 -----------     ---------     ---------
        Accounts receivable..................    $(1,032,617)    $(526,857)    $(744,128)
        Accounts payable and accrued
          expenses...........................        142,686       264,191       169,548
        Other, net...........................        (25,647)       27,581       216,065
                                                 -----------     ---------     ---------
                  Total......................    $  (915,578)    $(235,085)    $(358,515)
                                                 -----------     ---------     ---------
                                                 -----------     ---------     ---------

     At December 31, 1992 and 1993, deferred income tax assets and liabilities consisted of the following:

                                                                1992           1993
                                                              ---------     ----------
        Current Deferred Income Tax
          Accounts receivable allowances..................    $ 632,816     $1,312,383
          Cash to accrual basis adjustment resulting from
             business combination.........................      (38,157)       (37,661)
          Cash to accrual basis adjustment resulting from
             acquisitions.................................     (120,119)      (172,474)
          Book/tax basis differences in prepaid expenses
             and accruals.................................      (57,936)       (46,038)
                                                              ---------     ----------
                                                              $ 416,604     $1,056,210
                                                              ---------     ----------
                                                              ---------     ----------
        Deferred Income Taxes
          Cash to accrual basis adjustment resulting from
             business combination.........................    $ (38,157)    $       --
          Cash to accrual basis adjustment resulting from
             acquisitions.................................     (234,533)      (156,270)
          Book/tax basis differences in property and
             equipment....................................     (120,181)      (124,116)
          Book/tax basis differences in deferred start up
             costs........................................      (62,424)      (120,413)
          Book/tax basis differences in deferred finance
             costs........................................      (16,118)      (131,705)
          Book/tax basis differences in goodwill..........           --       (220,000)
                                                              ---------     ----------
                                                              $(471,413)    $ (752,504)
                                                              ---------     ----------
                                                              ---------     ----------

                     HEALTHINFUSION, INC. AND SUBSIDIARIES

     The following table reconciles the Federal statutory income tax rate and the Company's effective income tax rate:

                                                             1991       1992       1993
                                                             ----       ----       ----
        Provision for income taxes at Federal statutory
          rate.............................................  34.0%      34.0%      34.0%
        State taxes, net of Federal income tax benefit.....   4.0        4.1        5.4
        Minority interest..................................  (0.4)      (0.9)      (0.7)
        Tax exempt interest income.........................  (0.6)      (0.2)        --
        Amortization of goodwill...........................   1.5        2.4       13.4
                                                             ----       ----       ----
                  Total....................................  38.5%      39.4%      52.1%
                                                             ----       ----       ----
                                                             ----       ----       ----

(9) STOCKHOLDERS' EQUITY

     The Company has authorized 1,000,000 shares of preferred stock for issuance. The rights of the preferred stock as to dividends, redemption, liquidation and conversion, if any, will be determined by the Board of Directors upon issuance. There were no shares of preferred stock issued or outstanding during 1991, 1992 or 1993.

     During 1990 the Company granted its underwriter a warrant to purchase up to 120,000 shares of its common stock at a price of $6.40 per share. The warrant became exercisable on May 31, 1991 and has a three year term.

     In January 1991, the Company issued 15,000 shares of common stock in connection with the purchase of the remaining 50% interest in Intracare of Jacksonville, one of Intracare's 50% owned joint ventures.

     In July 1991, the Company completed a secondary stock offering of 2.7 million shares of common stock. The Company sold 1,878,357 shares of common stock and certain shareholders sold 821,643 shares. The Company received proceeds of approximately $14.8 million.

     In connection with the secondary offering, HCA converted 375,000 shares of their $3.5 million subordinated convertible debentures and the Company extinguished the remaining debentures with a portion of the proceeds.

     On July 1, 1991, the Company issued 30,000 shares of common stock to Alpha Medical Management of New York, Inc. in connection with the purchase of the remaining 50% interest in Intracare of New York, one of Intracare's 50% owned joint ventures.

     On September 30, 1991, the Company issued 32,713 shares of common stock in connection with the purchase of CHT, a North Carolina corporation.

     In October 1991, 15,000 shares of common stock were issued related to the formation of Preferred Infusion Therapy, Ltd., a 50.1% owned joint venture located in Tampa, Florida.

     In December 1991, the Company's Board of Directors declared a 50 percent stock dividend on its common stock, which resulted in the issuance of approximately 2,844,846 additional common shares. In accordance with generally accepted accounting principles, the dividend was effected as a stock split.

     During 1992, the Company issued 6,875 shares of common stock in connection with the exercise of stock options.

     On March 25, 1992, the Company issued 110,110 shares of common stock in connection with the purchase of HCS, a California corporation.

                     HEALTHINFUSION, INC. AND SUBSIDIARIES

     On March 26, 1992, the Company issued 227,159 shares of common stock to the former shareholders of Housecalls in connection with the purchase of Housecalls, Arizona corporations.

     On March 31, 1992, the Company issued 17,950 shares of common stock as compensation to the executives and independent member of the Board of Directors.

     In June 1992, the Company issued 87,832 shares of common stock in connection with the purchase of the remaining 50% interest in Preferred Infusion Therapy, Ltd.

     On September 17, 1992, the Company completed a pooling of interest business combination with 47,614 shares of common stock of HealthInfusion exchanged for 100% of the common stock of Naples Home Medical Services, Inc., a Florida corporation. The common stock is considered outstanding effective May 15, 1990.

     As of December 31, 1992, the Company recorded 176,470 shares of common stock in connection with the earn out related to the purchase of HCS.

     During 1993, the Company issued 9,000 shares of common stock as compensation to the independent members of the Board of Directors.

     On January 25, 1993, the Company issued 187,807 shares of common stock in connection with the purchase of Vital, an Oregon corporation.

     On September 10, 1993, the Company issued 428,571 shares of common stock in connection with the purchase of Health Quest, Indiana corporations.

     On October 1, 1993, the Company issued 42,666 shares of common stock in connection with the purchase of Dialysis On Call, a Florida corporation. HealthInfusion is required to issue approximately 32,400 shares of common stock to the sole shareholder of Dialysis On Call in September 1994.

(10) STOCK OPTION PLAN

     The Company's Employee Stock Option Plan (the "Plan") provides that employees may be granted stock options enabling them to purchase shares of the Company's stock at a price equivalent to 100% of the fair market value of the stock on the date of grant. Options are exercisable over various periods, as determined by the Board of Directors, and expire not more than ten years from the date of grant. Options which are forfeited become available for future grants. The total number of shares which may be issued under the Plan is 900,000.

     There were options for 571,950 shares granted during 1990 under the Plan, of which options for 441,000 shares were granted at an exercise price of $5.33 per share and options for 130,950 shares were granted at an exercise price of $5.50 per share.

     There were 12,000 options canceled during 1991 which had an exercise price of $5.33 per share and 6,000 options canceled during 1991, which had an exercise price of $5.50 per share due to employee terminations. During 1991, the Company granted options to certain executives of 30,000, 22,500 and 45,000 shares at an exercise price of $5.83, $6.00 and $8.00, respectively, and also granted 79,500 options to key employees at an exercise price of $13.67 per share.

     During 1992, the Company granted 50,000 options to employees at an exercise of price of $8.00 per share. There were 4,800, 19,500 and 1,500 options canceled during 1992 which had exercise prices of $5.50, $13.67 and $8.00 per share due to employee terminations. Employees and a Board of Director exercised 6,875 options at an exercise price of $5.33 per share during 1992.

                     HEALTHINFUSION, INC. AND SUBSIDIARIES

     During 1993, the Company granted 17,500 options to employees at exercise prices of $6.875 per share. There were 67,250 options canceled during 1993 which had exercise prices of $5.33 to $13.67 per share due to employee terminations.

     At December 31, 1992 and 1993 there were 748,275 and 698,525 options outstanding at exercise prices ranging from $5.33 to $13.67 per share.

     A summary of transactions under the stock option plan is as follows:

                                                  AVAILABLE                       EXERCISE PRICE
                                                  FOR GRANT     OUTSTANDING         PER SHARE
                                                  ---------     -----------       --------------
    Balance at December 31, 1990................   328,050       571,950          $5.33 -$ 5.50
      Options Granted...........................  (177,000)      177,000          $5.83 -$13.67
      Options Exercised.........................        --            --                     --
      Options Canceled..........................    18,000       (18,000)         $5.33 -$ 5.50
                                                  --------       -------          -------------
    Balance at December 31, 1991................   169,050       730,950          $5.33 -$13.67
      Options Granted...........................   (50,000)       50,000          $8.00
      Options Exercised.........................        --        (6,875)         $5.33
      Options Canceled..........................    25,800       (25,800)         $5.50 -$13.67
                                                  --------       -------          -------------
    Balance at December 31, 1992................   144,850       748,275          $5.33 -$13.67
      Options Granted...........................   (17,500)       17,500          $6.875
      Options Exercised.........................        --            --                     --
      Options Canceled..........................    67,250       (67,250)         $5.33 -$13.67
                                                  --------       -------          -------------
    Balance at December 31, 1993................   194,600       698,525          $5.33 -$13.67
                                                  --------       -------          -------------
                                                  --------       -------          -------------

(11) COMMITMENTS

  Operating Leases

     The Company leases offices and storage space under operating leases. The following schedule summarizes future minimum lease payments required under operating leases as of December 31, 1993:

                                                                     AMOUNT
                                                                   ----------
                1994...........................................    $2,060,475
                1995...........................................     1,464,595
                1996...........................................       919,514
                1997...........................................       709,386
                1998...........................................       426,653
                                                                   ----------
                                                                   $5,580,623
                                                                   ----------
                                                                   ----------

     Rent expense amounted to $681,833, $1,296,023 and $1,742,475 during the years ended December 31, 1991, 1992 and 1993, respectively.

  Consulting Agreements

     Certain of the Company's directors were employed as consultants during 1991, 1992 and 1993. Fees paid to these directors amounted to $274,400, $430,000 and $312,100 for the years ended December 31, 1991, 1992 and 1993, respectively.

                     HEALTHINFUSION, INC. AND SUBSIDIARIES

     The following schedule summarizes future minimum commitments under agreements with terms in excess of one year as of December 31, 1993:

                                                                     AMOUNT
                                                                   ----------
                1994...........................................    $  681,600
                1995...........................................       681,600
                1996...........................................       681,600
                1997...........................................       681,600
                1998...........................................       511,200
                                                                   ----------
                                                                   $3,237,600
                                                                   ----------
                                                                   ----------

  Employment Agreements and Incentive Compensation Plan

     The Company has entered into employment agreements with executive officers which provide, among other things, for specified compensation levels. The Company also has adopted an Incentive Compensation Plan effective through 1996. The Incentive Compensation Plan provides that if target net earnings are met (as approved by the Compensation Committee), the participants will receive a bonus of 40% of base salary payable in 25% cash and 75% stock. Total compensation under these employment agreements amounted to $862,849, $1,053,152 and $1,151,753 during the years ended December 31, 1991, 1992 and 1993, respectively. Total minimum future commitments for executive officers employed at December 31, 1993 under these agreements, are as follows:

                                                                     AMOUNT
                                                                   ----------
                1994.............................................  $  958,900
                1995.............................................     589,400
                1996.............................................     512,600
                1997.............................................     357,200
                1998.............................................     357,200
                                                                   ----------
                                                                   $2,775,300
                                                                   ----------
                                                                   ----------

                     HEALTHINFUSION, INC. AND SUBSIDIARIES

(12) NET INCOME PER COMMON SHARE

     Net income per common share is calculated by dividing net income by the weighted average number of shares and share equivalents outstanding.


                                                           DECEMBER 31,
                           ----------------------------------------------------------------------------
                                    1991                       1992                      1993
                           -----------------------   ------------------------   -----------------------
                                          FULLY                      FULLY                     FULLY
                            PRIMARY      DILUTED      PRIMARY       DILUTED      PRIMARY      DILUTED
                           ----------   ----------   ----------   -----------   ----------   ----------
Net income...............  $4,240,985   $4,240,985   $6,322,467   $ 6,322,467   $1,120,393   $1,120,393
Interest expense on $7.0
  million convertible
  debentures, tax
  effected assuming
  effective rate of
  38%....................          --      195,300           --       390,600           --           --
                           ----------   ----------   ----------   -----------   ----------   ----------
Net income used in
  calculation of net
  income per common
  share..................  $4,240,985   $4,436,285   $6,322,467   $ 6,713,067   $1,120,393   $1,120,393
                           ----------   ----------   ----------   -----------   ----------   ----------
Weighted average number
  of shares
  outstanding............   7,478,481    7,478,481    8,919,025     8,919,025    9,548,616    9,548,616
Incremental shares, after
  application of the
  treasury stock method,
  of stock options and
  warrants...............     405,601      620,939      503,868       503,868      170,028      170,028
Additional shares from
  $7.0 million
  convertible
  debentures.............          --      566,858           --       956,938           --           --
                           ----------   ----------   ----------   -----------   ----------   ----------
Shares used in
  calculation of net
  income per common
  share..................   7,884,082    8,666,278    9,422,893    10,379,831    9,718,644    9,718,644
                           ----------   ----------   ----------   -----------   ----------   ----------
                           ----------   ----------   ----------   -----------   ----------   ----------


(13) RELATED PARTY TRANSACTIONS

     Due from affiliates represents an amount due from Respacare, Inc., a company affiliated through common ownership. At December 31, 1992 and 1993, this amount was $50,800 and $56,200, respectively.

     In 1993, the Company loaned $444,000 to a minority owner and employee of a 60% owned subsidiary. The amounts are collateralized by the 40% shares of stock owned by the minority holder and are due on demand.

     A director of the Company was paid $40,000, $35,000 and $72,000 during 1991, 1992 and 1993 for legal services performed.

     A director of the Company is an officer and owns over 10% of a company that served as insurance agent for the Company during 1992 and 1993. During 1992 and 1993, commissions and fees of $95,000 and $112,000 were paid.

     See discussion of consulting fees paid to directors and officers in Note
11.

(14) FOURTH QUARTER ADJUSTMENTS

     HealthInfusion has consistently maintained specific controls and procedures designed to estimate contractual allowances, including controls at interim periods. HealthInfusion also records a provision for bad debts to provide for that portion of net revenues which it estimates will not be collectable. The provision is adjusted based upon an evaluation of historical collection experience and industry trends. During the fourth

                     HEALTHINFUSION, INC. AND SUBSIDIARIES
quarter of 1993, the estimate of contractual allowances and provision for bad debts was increased by $4.0 million. This increase is a direct result of the changing reimbursement environment and the Company's access to better information regarding actual discounts and contractual allowances expected to be realized.

(15) SUBSEQUENT EVENTS

     On February 6, 1994, the Company announced the signing of a definitive agreement providing for the merger of the Company with Curaflex Health Services, Inc. (Curaflex), a home infusion therapy company, Medisys, Inc. (Medisys), a comprehensive home infusion therapy company which involves intravenous or other administration of physician-prescribed medications to patients in their homes and T2 Medical, Inc. (T2), a home infusion therapy company.

     Under the terms of the definitive agreement, all shares of common stock of Curaflex, HealthInfusion, Medisys and T2 issued and outstanding prior to the merger will be exchanged for shares of common stock of a newly-formed company on the following basis: each shareholder of Curaflex will receive 0.333 shares of the new company's common stock in exchange for each share of Curaflex common stock, each shareholder of HealthInfusion will receive 0.447 shares of the new company's common stock in exchange for each share of HealthInfusion common stock, each shareholder of Medisys will receive 0.243 shares of the new company's common stock in exchange for each share of Medisys common stock and each shareholder of T2 will receive 0.63 shares of the new company's common stock in exchange for each share of T2 common stock. The exchange ratios reflect pro forma ownership of the new company of 13% of Curaflex shareholders, 12% for HealthInfusion shareholders, 8% for Medisys shareholders and 67% for T2 shareholders and incorporate a 1-for-3 reverse stock split. The merger will be accounted for as a "pooling-of-interests" and, accordingly, the Company's historical consolidated financial statements presented in future reports will be restated to include the accounts and results of operations of the four companies.

                     HEALTHINFUSION, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                                     ASSETS





                                                                    DECEMBER 31,     MARCH 31,
                                                                       1993            1994
                                                                    -----------     -----------
                                                                           (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.......................................  $ 1,222,335     $ 1,449,477
  Accounts receivable, net of allowances of $3,699,382 and
     $3,897,760, respectively.....................................   24,016,082      28,391,993
  Inventories.....................................................    1,521,137       1,590,415
  Due from affiliates.............................................       56,200          56,200
  Income tax receivable...........................................    1,128,973         224,165
  Current deferred income tax.....................................    1,056,210       1,145,675
  Other current assets............................................    1,471,580       1,460,786
                                                                    -----------     -----------
     Total current assets.........................................   30,472,517      34,318,711
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
  amortization of $1,843,116 and $2,043,791, respectively.........    4,473,107       4,685,829
EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED, less
  accumulated amortization of $2,106,504 and $2,411,162,
  respectively....................................................   44,426,980      44,168,772
OTHER ASSETS, including amounts due from related party of $444,000
  and $604,000, respectively......................................    1,958,806       2,645,476
                                                                    -----------     -----------
     Total assets.................................................  $81,331,410     $85,818,788
                                                                    -----------     -----------
                                                                    -----------     -----------
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...........................  $ 6,560,117     $ 6,483,693
  Revolving line of credit........................................   10,123,382      13,580,702
  Current portion of long-term debt...............................      332,268         310,593
                                                                    -----------     -----------
     Total current liabilities....................................   17,015,767      20,374,988
                                                                    -----------     -----------
LONG-TERM DEBT, net of current portion............................    8,504,808       8,806,344
                                                                    -----------     -----------
DEFERRED INCOME TAXES.............................................      752,504         699,836
                                                                    -----------     -----------
MINORITY INTEREST.................................................      241,629          73,400
                                                                    -----------     -----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 1,000,000 shares authorized; no
     shares issued or outstanding.................................           --              --
  Common stock, $.01 par value; 40,000,000 shares authorized;
     9,923,187 and 9,941,062 shares issued and outstanding in 1993
     and 1994, respectively.......................................       99,232          99,411
  Additional paid-in capital......................................   41,632,442      41,717,312
  Retained earnings...............................................   13,085,028      14,047,497
                                                                    -----------     -----------
     Total stockholders' equity...................................   54,816,702      55,864,220
                                                                    -----------     -----------
     Total liabilities and stockholders' equity...................  $81,331,410     $85,818,788
                                                                    -----------     -----------
                                                                    -----------     -----------



       The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                     HEALTHINFUSION, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                   THREE MONTHS ENDED MARCH 31, 1993 AND 1994


                                  (UNAUDITED)



                                                                            MARCH 31,
                                                                   -------------------------
                                                                      1993          1994
                                                                   -----------   -----------
REVENUES.......................................................... $12,979,195    $16,373,914
COST OF REVENUES..................................................   8,303,105     10,960,895
                                                                    ----------     ----------
OPERATING PROFIT..................................................   4,676,090      5,413,019
                                                                    ----------     ----------
EXPENSES:
  Selling, general and administrative.............................   1,688,844      2,674,325
  Provision for bad debts.........................................     398,171        505,274
  Amortization of excess of cost over fair value of net assets
     acquired.....................................................     233,752        300,434
                                                                    ----------     ----------
          Total expenses..........................................   2,320,767      3,480,033
                                                                    ----------     ----------
  Income from operations..........................................   2,355,323      1,932,986
                                                                    ----------     ----------
OTHER INCOME (EXPENSE):
  Interest income.................................................       5,171         18,318
  Interest expense................................................    (241,051)      (361,565)
  Other income (expense), net.....................................          --        (19,970)
                                                                    ----------     ----------
          Total other income (expense)............................    (235,880)      (363,217)
                                                                    ----------     ----------
  Income before income taxes and minority interest................   2,119,443      1,569,769
PROVISION FOR INCOME TAXES........................................     861,013        763,385
                                                                    ----------     ----------
  Income before minority interest.................................   1,258,430        806,384
MINORITY INTEREST.................................................     (11,492)       156,085
                                                                    ----------     ----------
NET INCOME........................................................  $1,246,938     $  962,469
                                                                    ----------     ----------
                                                                    ----------     ----------
NET INCOME PER COMMON SHARE:
  Primary.........................................................  $      .13     $      .10
                                                                    ----------     ----------
                                                                    ----------     ----------
  Fully Diluted...................................................  $      .13     $      .10
                                                                    ----------     ----------
                                                                    ----------     ----------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Primary.........................................................   9,693,148     10,035,684
                                                                    ----------     ----------
                                                                    ----------     ----------
  Fully Diluted...................................................  10,650,086     10,035,684
                                                                    ----------     ----------
                                                                    ----------     ----------



       The accompanying notes to consolidated financial statements are an integral part of these statements.

                     HEALTHINFUSION, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                   THREE MONTHS ENDED MARCH 31, 1993 AND 1994


                                  (UNAUDITED)



                                                                       1993            1994
                                                                    -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................................  $ 1,246,938     $   962,469
  Adjustments to reconcile net income to net cash provided by
     (used in) operating activities --
     Depreciation and amortization................................      433,787         557,815
     Provision for bad debts......................................      398,171         505,274
     Loss on disposition of assets................................           --          44,522
     Minority interest............................................       11,492        (156,085)
     Shares issued to executives and directors....................       33,000          16,500
     Benefit for deferred income taxes............................      (65,000)       (142,133)
     Impact of changes in assets and liabilities (net of effect of the acquisitions):
       Accounts receivable........................................      289,675      (4,881,185)
       Inventories................................................        1,371         (69,278)
       Other current assets.......................................     (551,709)         10,794
       Other assets...............................................     (260,213)       (686,670)
       Accounts payable and accrued expenses......................     (552,156)        (76,424)
       Income tax receivable/payable..............................      426,135         904,808
                                                                    -----------     -----------
          Net cash provided by (used in) operating activities.....    1,411,491      (3,009,593)
                                                                    -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  (NET OF EFFECT OF ACQUISITIONS):
  Capital expenditures............................................      (92,557)       (510,401)
  Payment for acquisitions, net of cash acquired..................   (1,728,993)        (46,450)
  Minority interest distributions.................................      (35,248)        (12,144)
  Advances to affiliates..........................................       (5,400)             --
                                                                    -----------     -----------
          Net cash used in investing activities...................   (1,862,198)       (568,995)
                                                                    -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  (NET OF EFFECT OF ACQUISITIONS):
  Payments on revolving line of credit and long-term debt.........   (1,012,279)       (133,793)
  Proceeds from issuance on revolving line of credit and long-term
     debt.........................................................    1,149,876       3,870,974
  Net proceeds from exercise of stock options.....................           --          68,549
                                                                    -----------     -----------
  Net cash provided by financing activities.......................      137,597       3,805,730
                                                                    -----------     -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................     (313,110)        227,142
CASH AND CASH EQUIVALENTS, beginning of period....................    1,825,443       1,222,335
                                                                    -----------     -----------
CASH AND CASH EQUIVALENTS, end of period..........................  $ 1,512,333     $ 1,449,477
                                                                    -----------     -----------
                                                                    -----------     -----------
SUPPLEMENTAL DISCLOSURES:
  Interest paid...................................................  $    83,551     $   197,158
                                                                    -----------     -----------
                                                                    -----------     -----------
  Income taxes paid...............................................  $   499,879     $    19,500
                                                                    -----------     -----------
                                                                    -----------     -----------
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Issuance of stock in connection with acquisitions...............  $ 2,094,048     $        --
                                                                    -----------     -----------
                                                                    -----------     -----------



       The accompanying notes to consolidated financial statements are an integral part of these statements.

                              HEALTHINFUSION, INC.



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)



(1) INTERIM FINANCIAL INFORMATION



     The unaudited consolidated financial information for the three months ended March 31, 1993 and 1994 reflect all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the operating results and financial position for the interim periods. Although HealthInfusion, Inc.'s ("the Company") operations are not highly seasonal, the results of operations for the three month period ended March 31, 1994 are not necessarily indicative of the results for the full year.



(2) REVENUES



     Revenues are recorded in the period in which services are provided. Such revenues are reflected in the consolidated financial statements net of contractual allowances which represent the difference between gross charges and amounts estimated to be received from third-party payors, including Medicare and private insurance carriers.



(3) ACQUISITIONS



     On January 25, 1993, HealthInfusion acquired 100% of the outstanding common stock of Vital Choice, Inc. ("Vital"), an Oregon corporation, through the issuance of 187,807 shares of common stock. The excess of cost over fair value of net assets acquired of approximately $2,500,000 is being amortized over 40 years.



     On September 8, 1993, HealthInfusion acquired 100% of the outstanding stock of Health Quest Infusion Therapies Corporation, Health Quest Infusion Therapy Services Corporation, Health Quest Infusion Therapy Services Corporation II, and HQIT Corporation II, Indiana corporations (collectively "Health Quest") through the issuance of 428,571 shares of common stock. Based on the earnings before tax for the twelve month period ending August 31, 1994, HealthInfusion may be required to pay additional consideration. The additional consideration will be based on a sliding scale formula up to a maximum of 1.5 times the increase in earnings before tax during the twelve months subsequent to the acquisition. The excess of cost over fair value of net assets acquired of approximately $2,900,000 is being amortized over 40 years.



     On September 29, 1993, the Company acquired 60% of the outstanding stock of Dickson Research Group, Inc. ("Dickson Research"), a Pennsylvania corporation, for $1.2 million in cash with an option to purchase the remaining 40% of the outstanding stock. Based on net revenues and pre-tax profits, HealthInfusion may be required to pay additional consideration of up to $2,520,000 in the Company's common stock. The excess of cost over fair value of net assets acquired of approximately $1,700,000 is being amortized over 40 years. The acquisition is not material to the Company's operations.



     On October 1, 1993, the Company acquired 100% of the common stock of Dialysis On Call, Inc. ("Dialysis On Call"), a Florida corporation, through the issuance of 42,666 shares of common stock and $480,000 in cash. In September 1994, HealthInfusion will be required to pay to the sole shareholder of Dialysis On Call approximately 32,400 shares of HealthInfusion common stock. Such amount has been recorded in the accompanying consolidated balance sheet. In addition, HealthInfusion may be required to pay additional cash consideration of $160,000 and HealthInfusion common stock with a value of $240,000, if Dialysis On Call meets certain revenue and profit projections. The excess of cost over fair value of net assets acquired of approximately $1,000,000 is being amortized over 40 years. The acquisition is not material to the Company's operations.

                              HEALTHINFUSION, INC.

                                  (UNAUDITED)


     The following table presents unaudited, pro forma operating results for the Company's continuing operations as if the acquisitions of Vital and Health Quest occurred as of the beginning of the period presented. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions actually been made as of the beginning of the period presented, or of results that may occur in the future. The results of operations of Dickson Research and Dialysis On Call are not material and have not been included in the pro forma results.



                                                           (IN THOUSANDS EXCEPT FOR
                                                         NET INCOME PER COMMON SHARE)
                                                                MARCH 31, 1993
                                                         ----------------------------
            Revenues...................................            $ 14,692
                                                                   --------
                                                                   --------
            Operating expenses.........................            $ 12,054
                                                                   --------
                                                                   --------
            Net income.................................            $  1,390
                                                                   --------
                                                                   --------
            Net income per common share................            $    .13
                                                                   --------
                                                                   --------
            Common shares used in computation..........              11,131
                                                                   --------
                                                                   --------



     Pro forma adjustments have been applied above to reflect the purchases of Vital and Health Quest, the amortization of the excess of cost over fair value of the assets acquired, reduction of salary for terminated employees, elimination of corporate allocations and the tax effect of operating results and pro forma adjustments.



(4)  PROPERTY AND EQUIPMENT



     Property and equipment consisted of the following:



                                                                 DECEMBER        MARCH 31,
                                                                 31, 1993          1994
                                                                -----------     -----------
    Furniture, fixtures and office equipment..................  $ 5,086,077     $ 5,152,372
    Vehicles..................................................      420,522         413,651
    Leasehold improvements....................................      349,730         297,430
    Construction in progress                                        139,600         545,873
    Land......................................................      320,294         320,294
                                                                -----------     -----------
                                                                  6,316,223       6,729,620
    Less: Accumulated depreciation and amortization...........   (1,843,116)     (2,043,791)
                                                                -----------     -----------
                                                                $ 4,473,107     $ 4,685,829
                                                                -----------     -----------
                                                                -----------     -----------



(5)  ACCOUNTS PAYABLE AND ACCRUED EXPENSES



     Accounts payable and accrued expenses consisted of the following:



                                                                    DECEMBER       MARCH 31,
                                                                    31, 1993         1994
                                                                   ----------     ----------
    Accounts payable............................................   $4,151,623     $3,944,868
    Accrued employee compensation...............................    1,973,230      2,029,579
    Accrued rent................................................      105,884         87,701
    Other.......................................................      329,380        421,545
                                                                   ----------     ----------
                                                                   $6,560,117     $6,483,693
                                                                   ----------     ----------
                                                                   ----------     ----------

                              HEALTHINFUSION, INC.

                                  (UNAUDITED)


(6)  LONG-TERM DEBT



     Long-term debt consisted of the following:



                                                                   DECEMBER      MARCH 31,
                                                                   31, 1993         1994
                                                                  ----------     ----------
    Subordinated convertible debentures, at 9% with semi-annual interest payments, due June 30, 1996, convertible into
      common stock at the conversion rate of $7.315 per share...  $7,000,000     $7,000,000
    Lease payable at 7.9% payable in monthly installments of
      approximately $36,000 through December 1998 collateralized
      by computer equipment and software........................   1,700,000      1,643,876
    Note payable to bank at 7.5% payable through 2004 upon
      completion of construction, collateralized by construction
      in progress...............................................      65,441        446,545
    Bank installment notes payable at rates ranging from 9.8% to
      11.99%, at various maturity dates through 1995,
      collateralized by equipment and vehicles..................      71,635         26,516
                                                                  ----------     ----------
                                                                   8,837,076      9,116,937
    Less: Current Portion.......................................    (332,268)      (310,593)
                                                                  ----------     ----------
                                                                  $8,504,808     $8,806,344
                                                                  ----------     ----------
                                                                  ----------     ----------



  Revolving Line of Credit



     The Company has a $25 million line of credit secured by accounts receivable and inventories. The $25 million facility requires unused availability fees of .375% per annum on the unused portion of the line and contains restrictive covenants requiring the maintenance of certain financial ratios, limitations on capital expenditures and restrictions on cash dividends. Outstanding balances bear interest at prime or LIBOR plus 1.25%. At March 31, 1994, the balance outstanding under the line was $13,580,702. Outstanding balances bear interest at 6.25% and 4.89% at March 31, 1994.



(7)  NET INCOME PER COMMON SHARE



     Net income per common share at March 31, 1993 and 1994 is calculated by dividing net income by the weighted average number of shares and share equivalents outstanding.



                                                      THREE MONTHS ENDED MARCH 31,
                                         ------------------------------------------------------
                                                   1993                         1994
                                         ------------------------     -------------------------
                                                         FULLY                         FULLY
                                          PRIMARY       DILUTED         PRIMARY       DILUTED
                                         ----------   -----------     -----------   -----------
    Net Income.........................  $1,246,938   $ 1,246,938     $   962,469   $   962,469
    Interest expense on $7.0 million
      convertible debentures, tax
      effected assuming effective rate
      of 38%...........................          --        97,650              --            --
                                         ----------   -----------     -----------   -----------
    Net income used in calculation of
      net income per common share......  $1,246,938   $ 1,344,588     $   962,469   $   962,469
                                         ----------   -----------     -----------   -----------
                                         ----------   -----------     -----------   -----------
    Weighted average number of shares
      outstanding......................   9,363,310     9,363,310       9,930,623     9,930,623
    Incremental shares from use of
      treasury stock method for stock
      options and warrants.............     329,838       329,838         105,061       105,061
    Additional shares from convertible
      debentures.......................          --       956,938              --            --
                                         ----------   -----------     -----------   -----------
    Shares used in calculations of net
      income per common share..........   9,693,148    10,650,086      10,035,684    10,035,684
                                         ----------   -----------     -----------   -----------
                                         ----------   -----------     -----------   -----------

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Medisys, Inc.:

     We have audited the consolidated balance sheets of Medisys, Inc. and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The consolidated financial statements have been restated to give retroactive effect to the merger of Medisys, Inc. and Subsidiaries and American Home Therapies, Inc., on July 30, 1993, which has been accounted for as a pooling of interests as described in note 2 to the consolidated financial statements.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medisys, Inc. and Subsidiaries as of December 31, 1993, and 1992, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

     We previously audited and reported on the consolidated statements of operations, changes in stockholders equity and cash flows of Medisys, Inc. and Subsidiaries for the year ended December 31, 1991, prior to their restatement for the 1993 pooling of interests. The contribution of Medisys, Inc. and Subsidiaries to total revenues and net income represented 67 and 42 percent of the respective restated totals. Separate financial statements of the other company included in the 1991 restated consolidated statements of operations, changes in stockholders' equity, and cash flows were audited and reported on separately by other auditors. We have also audited the combination of the accompanying consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1991, after restatement for the 1993 pooling of interests; in our opinion, such consolidated statements have been properly combined on the basis described in note 1 of the notes to the consolidated financial statements.

     As discussed in note 1 to the consolidated financial statements, in 1993 the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                                    COOPERS & LYBRAND

Minneapolis, Minnesota
February 11, 1994

                         MEDISYS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                            DECEMBER 31
                                                                    ----------------------------
                                                                        1992            1993
                                                                    ------------     -----------
                                                                      RESTATED
                                                                    (SEE NOTE 2)
Current assets:
  Cash and cash equivalents.......................................  $  3,011,087     $   624,147
  Restricted cash equivalents.....................................     1,325,000
  Accounts receivable, net of estimated uncollectibles of
     $1,190,000 and $968,000 in 1993 and 1992, respectively.......    11,054,946      14,537,385
  Income taxes receivable.........................................       352,655
  Inventories.....................................................     1,663,063       1,989,094
  Other assets....................................................       456,940         834,931
  Deferred income taxes...........................................       122,765         169,100
                                                                    ------------     -----------
          Total current assets....................................    17,986,456      18,154,657
Equipment, net of accumulated depreciation of $2,585,000 and
  $1,883,000 in 1993 and 1992, respectively.......................     2,117,157       2,549,901
Intangible assets, net of accumulated amortization of $956,000 and
  $290,000 in 1993 and 1992, respectively.........................    17,682,364      20,946,238
                                                                    ------------     -----------
          Total assets............................................  $ 37,785,977     $41,650,796
                                                                    ------------     -----------
                                                                    ------------     -----------
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable...................................................       500,000       4,950,000
  Current portion of long-term debt...............................     6,759,807       4,209,157
  Accounts payable................................................     2,798,613       2,949,002
  Accrued payroll and other expenses..............................       973,331       1,188,843
  Income taxes payable............................................                       370,388
                                                                    ------------     -----------
          Total current liabilities...............................    11,031,751      13,667,390
                                                                    ------------     -----------
Deferred income taxes.............................................        77,582         585,200
Long-term debt, less current portion..............................     1,647,473         402,412
Minority interests................................................       302,594          55,170
Stockholders' equity:
  Common stock, $.01 par value, 25,000,000 and 15,000,000 shares authorized in 1993 and 1992, respectively; 11,738,557 and
     11,155,080 shares issued and outstanding in 1993 and 1992,
     respectively.................................................       111,551         117,386
  Additional paid-in capital......................................    21,315,936      23,827,173
  Retained earnings...............................................     3,299,090       2,996,065
                                                                    ------------     -----------
          Total stockholders' equity..............................    24,726,577      26,940,624
                                                                    ------------     -----------
          Total liabilities and stockholders' equity..............  $ 37,785,977     $41,650,796
                                                                    ------------     -----------
                                                                    ------------     -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                         MEDISYS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31
                                                      ---------------------------------------------
                                                         1991             1992             1993
                                                      -----------     ------------     ------------
                                                        RESTATED        RESTATED
                                                      (SEE NOTE 2)    (SEE NOTE 2)
Net revenues........................................  $13,623,933     $ 23,661,673     $ 51,380,838
Direct costs........................................    7,276,243       14,763,684       33,367,952
                                                      -----------     ------------     ------------
          Gross profit..............................    6,347,690        8,897,989       18,012,886
Selling, general and administrative expenses........    4,530,888        7,533,669       14,938,178
                                                      -----------     ------------     ------------
          Income from operations....................    1,816,802        1,364,320        3,074,708
                                                      -----------     ------------     ------------
Other income (expense):
  Interest income...................................       49,202          285,243           15,181
  Interest expense..................................     (136,572)         (41,316)        (189,659)
  Other.............................................       29,449          (32,050)         277,511
  Merger expenses...................................                                       (558,220)
                                                      -----------     ------------     ------------
                                                          (57,921)         211,877         (455,187)
                                                      -----------     ------------     ------------
          Income before income taxes and minority
            interests...............................    1,758,881        1,576,197        2,619,521
                                                      -----------     ------------     ------------
Income tax provision:
  Current...........................................      303,000          168,000        1,313,000
  Deferred..........................................       20,000          (95,000)        (444,000)
  Merger deferred...................................           --               --        1,180,000
                                                      -----------     ------------     ------------
                                                          323,000           73,000        2,049,000
                                                      -----------     ------------     ------------
          Income before minority interests..........    1,435,881        1,503,197          570,521
Minority interests..................................     (154,132)          47,801           81,498
                                                      -----------     ------------     ------------
          Net income................................  $ 1,281,749     $  1,550,998     $    652,019
                                                      -----------     ------------     ------------
                                                      -----------     ------------     ------------
Net income per common and common equivalent share:
          Primary...................................        $0.16            $0.15            $0.05
                                                      -----------     ------------     ------------
                                                      -----------     ------------     ------------
          Fully Diluted.............................        $0.16            $0.15            $0.05
Weighted average common and common equivalent shares
  outstanding:
          Primary...................................    8,102,000       10,506,000       12,403,000
                                                      -----------     ------------     ------------
                                                      -----------     ------------     ------------
          Fully Diluted.............................    8,174,000       10,575,000       13,129,000
                                                      -----------     ------------     ------------
                                                      -----------     ------------     ------------

     The accompanying notes are an integral part of the consolidated financial statements.


                         MEDISYS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                          COMMON STOCK
                                      ---------------------   ADDITIONAL                     TOTAL
                                      NUMBER OF                 PAID-IN      RETAINED    STOCKHOLDERS'
                                        SHARES      AMOUNT      EQUITY       EARNINGS       EQUITY
                                      ----------   --------   -----------   ----------   -------------
Balance, December 31, 1990
  (previously reported).............   3,213,017   $ 32,130   $ 2,524,427   $ (130,217)   $  2,426,340
Pooling of interests................   4,300,000     43,000       (37,500)   1,007,185       1,012,685
                                      ----------   --------   -----------   ----------   -------------
Balance, December 31, 1990
  (Restated, see Note 2)............   7,513,017     75,130     2,486,927      876,968       3,439,025
Issuance of common stock for cash,
  net of offering costs of
  $302,414..........................   2,081,385     20,814    10,134,764                   10,155,578
Issuance of common stock for
  services..........................       5,893         59        23,691                       23,750
Purchase of common stock............         (23)                     (41)                         (41)
Tax benefit realized upon exercise
  of stock options..................                               75,000                       75,000
AHT dividends.......................                                          (250,625)       (250,625)
Net income..........................                                         1,281,749       1,281,749
                                      ----------   --------   -----------   ----------   -------------
Balance, December 31, 1991..........   9,600,272     96,003    12,720,341    1,908,092      14,724,436
Issuance of common stock for cash,
  net of offering costs of $9,551...     358,002      3,580     1,682,591                    1,686,171
Issuance of common stock for
  services..........................         430          4         2,996                        3,000
Purchase of common stock............        (919)        (9)       (7,531)                      (7,540)
Issuance of common stock for
  acquisitions......................   1,197,295     11,973     6,722,539                    6,734,512
Tax benefit realized upon exercise
  of stock options..................                              195,000                      195,000
AHT dividends.......................                                          (160,000)       (160,000)
Net income..........................                                         1,550,998       1,550,998
                                      ----------   --------   -----------   ----------   -------------
Balance, December 31, 1992..........  11,155,080    111,551    21,315,936    3,299,090      24,726,577
Issuance of common stock for cash...      29,500        295        38,332                       38,627
Issuance of common stock for
  acquisitions......................     553,977      5,540     2,447,905                    2,453,445
Tax benefit realized upon exercise
  of stock options..................                               25,000                       25,000
AHT dividends.......................                                          (955,044)       (955,044)
Net income..........................                                           652,019         652,019
                                      ----------   --------   -----------   ----------   -------------
Balance, December 31, 1993..........  11,738,557   $117,386   $23,827,173   $2,996,065    $ 26,940,624
                                      ----------   --------   -----------   ----------   -------------
                                      ----------   --------   -----------   ----------   -------------

        The accompanying notes are an integral part of the consolidated financial statements.


                          MEDISYS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31
                                                      -------------------------------------------
                                                         1991            1992            1993
                                                      -----------     -----------    ------------
                                                       RESTATED        RESTATED
                                                     (SEE NOTE 2)    (SEE NOTE 2)
Cash flows from operating activities:
  Net income........................................  $ 1,281,749     $ 1,550,998     $   652,019
  Adjustments to reconcile net income to net cash
     from operating activities:
     Minority interests.............................      154,132         (47,801)        (81,498)
     Depreciation and amortization..................      226,886         547,217       1,473,093
     Provision for doubtful accounts................      225,790         597,727       1,013,850
     Deferred income taxes..........................       25,965         (95,148)        736,283
     Other..........................................       21,904           3,000
     Changes in operating assets and liabilities,
       net of purchase acquisitions:
          Accounts receivable.......................   (3,381,483)     (1,184,337)     (4,496,289)
          Inventories and other assets..............     (205,613)       (408,337)       (704,022)
          Accounts payable and accrued expenses.....      848,422         227,868         365,901
          Income taxes payable/receivable...........      193,905        (839,420)        723,043
                                                      -----------     -----------     -----------
       Net cash provided (used) by operating
          activities................................     (608,343)        351,767        (317,620)
                                                      -----------     -----------     -----------
Cash flows from investing activities:
  Purchases of equipment............................     (457,828)     (1,003,072)     (1,239,948)
  Purchases of businesses, net of cash acquired in
     1992 of $329,229...............................                   (5,735,066)     (1,189,251)
  Restricted cash equivalents.......................                   (1,325,000)      1,325,000
                                                      -----------     -----------     -----------
          Net cash used by investing activities.....     (457,828)     (8,063,138)     (1,104,199)
                                                      -----------     -----------     -----------
Cash flows from financing activities:
  Notes payable agreements:
     Borrowings.....................................    1,557,000         500,000       9,284,657
     Payments.......................................   (2,260,735)       (884,824)     (4,834,657)
  Payments on long-term debt........................                                   (4,346,895)
  Proceeds from issuance of common stock............   10,155,578       1,686,171          38,627
  AHT Dividends.....................................     (250,625)       (160,000)       (955,044)
  Other.............................................       35,510         249,371        (151,809)
                                                      -----------     -----------     -----------
          Net cash provided (used) by financing
            activities..............................    9,236,728       1,390,718        (965,121)
                                                      -----------     -----------     -----------
Net increase (decrease) in cash.....................    8,170,557      (6,320,653)     (2,386,940)
Cash and cash equivalents, beginning of year........    1,161,183       9,331,740       3,011,087
                                                      -----------     -----------     -----------
Cash and cash equivalents, end of year..............  $ 9,331,740     $ 3,011,087     $   624,147
                                                      -----------     -----------     -----------
                                                      -----------     -----------     -----------
Supplemental cash flow activity:
  Cash paid during the year for interest............  $   141,223     $    21,316     $   169,873
  Income taxes paid.................................       34,095         790,000         871,625
  Common stock issued for services..................       23,750           3,000


      The accompanying notes are an integral part of the consolidated financial statements.


                         MEDISYS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Business Description:

     Medisys, Inc. and Subsidiaries (the Company) are primarily engaged in providing alternate site health care services, including home infusion therapy services and related products and comprehensive pharmacy services to long-term care facilities and retirement communities.

  Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company, its subsidiaries and controlled joint venture. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements of the Company have been prepared to give retroactive effect to the merger with American Home Therapies, Inc. (AHT), in July 1993, which has been accounted for as a pooling of interests as described in note 2.

  Cash and Cash Equivalents:

     Cash and cash equivalents, as well as restricted cash equivalents, include investments in highly liquid debt instruments with a maturity of three months or less at date of acquisition.

  Inventories:

     Inventories, consisting primarily of pharmaceuticals and medical supplies, are stated at the lower of cost or market, with cost determined on the first-in, first-out basis.

  Equipment:

     Equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets which range from three to ten years.

     Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. The assets and related accumulated depreciation accounts are adjusted for asset retirements and disposals with the resulting gains or losses included in operations.

  Income Taxes:

     The Company accounts for income taxes using the liability method. Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Temporary differences relate primarily to cash to accrual adjustments, depreciation, accrued time off and the allowance for doubtful accounts. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

     Effective January 1, 1993, the Company adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" (SFAS No. 109). The adoption of SFAS No. 109 did not materially affect the Company's financial position or results of operations.

     In July 1993, American Home Therapies, Inc. (AHT), was acquired by the Company. Prior to the acquisition, AHT was a modified-cash basis S corporation under the Internal Revenue Code. Accordingly, no provision for income taxes had been provided for AHT income prior to the acquisition. As of the acquisition date, AHT's tax status was changed from an S to a C corporation under the Internal Revenue Code. As

                         MEDISYS, INC. AND SUBSIDIARIES
required by SFAS 109, deferred taxes related to AHT's cumulative temporary differences as of the acquisition date have been accrued and charged to income as "merger deferred taxes".

  Intangible Assets:

     Intangible assets consist primarily of the excess of cost over the fair market value of net tangible assets acquired in connection with acquisitions, and are being amortized on a straight-line basis principally over thirty years.

  Revenue Recognition:

     Revenues are recognized as the related services are rendered or products are delivered. Substantially all of the Company's revenues are billed to third-party payors, including insurance companies, managed care plans, governmental payors and contracted institutions. Revenues are recorded net of contractual adjustments and related discounts. Contractual adjustments represent estimated differences between service revenue at established rates and amounts expected to be realized from third-party payors under contractual agreements.

  Net Income Per Common Share:

     Net income per common share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during each period. Common stock equivalents result from dilutive stock options, warrants and debt payable in common stock. In addition, fully diluted earnings per share includes contingently issuable shares under acquisition agreements.

 2. BUSINESS COMBINATIONS:

  American Home Therapies Merger:

     In July, 1993, the Company acquired all of the outstanding shares of American Home Therapies, Inc., (AHT) a privately held home infusion therapy provider with operations in St. Louis, and Kansas City, Missouri for 4,300,000 shares of common stock. The business combination was accounted for as a pooling of interests; accordingly, the consolidated financial statements of the Company for periods prior to the combination have been restated to include the financial position, results of operations and cash flows of AHT as if it had always been combined with the company.

     Net revenues and net income of the separate companies for the six months ended June 30, 1993, and for the years ended December 31, 1992 and 1991, were as follows:

                                                  1993
                                              ------------        1992            1991
                                              (SIX MONTHS)     -----------     -----------
                                              (UNAUDITED)
        Net Revenues:
          Medisys...........................  $ 18,803,555     $15,667,231     $ 9,139,573
          AHT...............................     5,658,801       7,994,442       4,484,360
                                              ------------     -----------     -----------
                  Combined..................  $ 24,462,356     $23,661,673     $13,623,933
                                              ------------     -----------     -----------
                                              ------------     -----------     -----------
        Net Income:
          Medisys...........................  $    224,986     $    79,371     $   533,199
          AHT...............................     1,314,056       1,471,627         748,550
          Estimated merger expenses.........    (1,597,280)
                                              ------------     -----------     -----------
                  Combined..................  $    (58,238)    $ 1,550,998     $ 1,281,749
                                              ------------     -----------     -----------
                                              ------------     -----------     -----------

                         MEDISYS, INC. AND SUBSIDIARIES

     Net income for AHT includes no provision for income taxes, since AHT was a modified-cash basis S corporation under the Internal Revenue Code through the date of the merger. Estimated merger expenses include amounts to establish deferred income tax liabilities associated with AHT changing its income tax reporting status from an S corporation to a C corporation under the Internal Revenue Code and other merger related expenses.

  Acquisitions of Businesses:

     During 1992 the Company acquired Pharmacy Consultants, Inc., in May; Pharmacy Ventures, Inc., in October; and, Delta Pharmacy, Inc., in December. These businesses are primarily engaged in providing comprehensive pharmacy services to long-term care and retirement communities. Also during December, the Company acquired AllCare Health Services, Inc., and AllCare Home Care, Inc. (AllCare), businesses engaged in providing home infusion therapy services and related products. The acquisitions were accounted for utilizing the purchase method and, accordingly, the net assets and operating results of the acquired companies have been included in the Company's consolidated financial statements since their respective acquisition dates. As of each respective acquisition date, the aggregate purchase consideration exceeded the estimated fair value of net tangible assets acquired, as presented below, which was recorded as excess of cost over fair value and is being amortized over thirty years.

                                                   PHARMACY      PHARMACY
                                                  CONSULTANTS    VENTURES     ALLCARE       DELTA
                                                  -----------   ----------   ----------   ----------
Estimated fair value of assets acquired.........  $   979,962   $  675,441   $2,127,763   $2,500,061
Liabilities assumed.............................      553,554      194,106      773,804    1,190,488
                                                  -----------   ----------   ----------   ----------
          Net assets at estimated fair value....      426,408      481,335    1,353,959    1,309,573
                                                  -----------   ----------   ----------   ----------
Cash paid.......................................      879,368      838,907    4,151,555      194,465
Common stock issued.............................      480,000      512,512    3,892,000    1,850,000
Amounts payable in:
  Cash..........................................      180,000      834,000                 3,750,000
  Common stock..................................      420,000    1,090,000    2,000,000
                                                  -----------   ----------   ----------   ----------
          Total purchase price..................    1,959,368    3,275,419   10,043,555    5,794,465
                                                  -----------   ----------   ----------   ----------
Cost in excess of fair value....................  $ 1,532,960   $2,794,084   $8,689,596   $4,484,892
                                                  -----------   ----------   ----------   ----------
                                                  -----------   ----------   ----------   ----------
Number of shares of common stock issued.........       60,000       88,671      729,109      319,515
                                                  -----------   ----------   ----------   ----------
                                                  -----------   ----------   ----------   ----------

     In connection with the acquisitions, the purchase agreements provide for additional contingent consideration. The amount of the additional consideration, if any, is based on future revenue levels of the acquired companies. If these contingent amounts are paid, they will be recorded as additional cost in excess of fair value in the period in which payment of such amounts become probable.

     During 1993, $3,765,000 of previously contingent consideration primarily related to Delta ($3,015,000 payable in common stock and $750,000 payable in cash) and approximately $440,000 of additional acquisition costs were recorded as additional cost in excess of fair value. Also, $275,000 of deferred tax assets related to the acquired companies were recorded with a corresponding reduction in cost in excess of fair value.

     Remaining contingent payments extend through 1995 and will not exceed the following amounts:

                                                               PHARMACY
                                                               VENTURES      ALLCARE
                                                               --------     ---------
        Payable in cash......................................  $262,000     $ 400,000
        Payable in common stock..............................   262,000       800,000
                                                               --------     ---------
                  Total......................................  $524,000     $1,200,000
                                                               --------     ---------
                                                               --------     ---------

                         MEDISYS, INC. AND SUBSIDIARIES

     The number of shares of common stock to be distributed to settle amounts payable in common stock will be determined based upon the quoted market value of the Company's common stock at specified future dates, with some payments subject to specified minimum and maximum market values, all as defined in the acquisition agreements. Based on the December 31, 1993 quoted market value, approximately 280,000 shares of common stock would be distributed to settle amounts payable in common stock.

     The following presents unaudited pro forma results of operations of the Company as if the acquisitions had occurred on January 1, 1991, after giving effect to pro forma adjustments. Pro forma adjustments include amortization of cost in excess of fair value, adjustments in interest expense and interest income for cash paid for acquisitions and adjustments to income taxes to reflect a change in tax status of certain acquisitions. Also, the number of actual outstanding shares has been adjusted to reflect all shares issued and required to be issued pursuant to acquisition agreements as if such shares were outstanding as of January 1, 1991, for purposes of calculating income per common and common equivalent shares. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would actually have occurred had the acquisitions been in effect for the periods indicated or which may occur in the future.

                                                               1992           1991
                                                            ----------     ----------
        Net Revenue:
          Medisys......................................... $23,661,673    $13,623,933
          Pharmacy Consultants............................   1,217,777      3,623,565
          Pharmacy Ventures...............................   1,955,698      1,212,156
          AllCare.........................................   5,726,872      3,821,156
          Delta...........................................   8,720,748      6,956,801
                                                            ----------     ----------
                  Pro forma combined...................... $41,282,768    $29,237,755
                                                            ----------     ----------
                                                            ----------     ----------
        Net income Medisys................................   1,550,998      1,281,749
          Pharmacy Consultants............................      37,462        133,571
          Pharmacy Ventures...............................     308,994         41,959
          AllCare.........................................     825,460         98,379
          Delta...........................................     503,071        138,367
          Pro forma adjustments...........................  (1,119,300)      (756,547)
                                                            ----------     ----------
                  Pro forma combined......................  $2,106,685     $  937,478
                                                            ----------     ----------
                                                            ----------     ----------
        Net income per common and common equivalent
          share...........................................       $0.17          $0.09
                                                                 -----          -----
                                                                 -----          -----

 3.  LINE OF CREDIT:

     In 1992, the Company obtained a bank line of credit of $7,500,000. Amounts borrowed under the line of credit bear interest at .75% above the bank's prime rate (prime rate was 6.0% at December 31, 1993), and are advanced based on a borrowing base formula which resulted in a borrowing base of $6,990,000 at December 31, 1993. Borrowings are collateralized by accounts receivable and other assets of the Company. At December 31, 1993, the amount outstanding was $4,950,000. There were no amounts outstanding under the line of credit at December 31, 1992.

     Covenants included in the line of credit require the Company to maintain a debt (excluding debt payable in common stock) to tangible net worth ratio of not more than 1.35 to 1.0, current ratio of at least 1.5 to 1.0 and tangible net worth of not less than $10,200,000. The Company may only pay dividends up to an amount no greater than 25% of the current year net income. At December 31, 1993, the Company received a waiver for violation of certain of the loan covenants.

                         MEDISYS, INC. AND SUBSIDIARIES

     At December 31, 1992, the Company had outstanding letters of credit in the amount of $4,500,000 related to an acquisition. Letters of credit were collateralized by $1,325,000 of cash equivalents, with the remaining $3,175,000 reducing the Company's borrowing availability under its line of credit.

     At December 31, 1992, AHT had an unsecured line of credit with a commercial bank under which it could borrow up to $500,000 through December 31, 1999. Borrowings under this line were due on demand. Interest, computed at the prime rate (prime rate was 6% at December 31, 1992), was payable monthly. There was $500,000 outstanding at December 31, 1992. This line of credit was repaid and terminated effective in July, 1993, when AHT merged with the Company.

4. LONG-TERM DEBT:

     Long-term debt at December 31, 1993 and 1992 consisted of the following:

                                                                         1993           1992
                                                                      ----------     ----------
Note payable for purchase of Pharmacy Consultants, Inc., due in annual installments through 1994, including interest at 7%,
  unsecured, payable in common stock................................  $  270,000     $  600,000
Note payable for purchase of Pharmacy Ventures, Inc., due in installments through 1995, unsecured, payable $415,000 in cash and
  $780,000 in common stock..........................................   1,195,000      1,924,000
Note payable for purchase of AllCare Health Services, Inc. and
  AllCare Home Care, Inc., due in 1994, unsecured, payable in common
  stock.............................................................     600,000      2,000,000
Note payable for purchase of Delta Pharmacy, Inc., due in 1994,
  unsecured, payable in common stock................................   2,500,000      3,750,000
Other...............................................................      46,569        133,280
                                                                      ----------     ----------
                                                                       4,611,569      8,407,280
Less current maturities.............................................   4,209,157      6,759,807
                                                                      ----------     ----------
                                                                      $  402,412     $1,647,473
                                                                      ----------     ----------
                                                                      ----------     ----------

     The aggregate amount of maturities of long-term debt are as follows:

                                                        NOTES PAYABLE
                                                    ---------------------
                                                                 COMMON
                                                      CASH       STOCK          TOTAL
                                                    --------   ----------     ----------
        1994......................................  $443,157   $3,766,000     $4,209,157
        1995......................................    18,412      384,000        402,412
                                                    --------   ----------     ----------
                  Total obligation................  $461,569   $4,150,000     $4,611,569
                                                    --------   ----------     ----------
                                                    --------   ----------     ----------

     The number of shares of common stock to be distributed to settle amounts payable in common stock will be determined based upon the quoted market value of the Company's common stock at specified future dates, with some payments subject to specified minimum and maximum market values, all as defined in the acquisition agreements. Based on the December 31, 1993 quoted market value, approximately 970,000 shares of common stock would be distributed to settle amounts payable in common stock.

5. LEASE COMMITMENTS:

     The Company leases office and other operating space under various operating leases. The leases provide for monthly rental payments including real estate taxes and other operating costs. In addition, the Company

                         MEDISYS, INC. AND SUBSIDIARIES
leases equipment under various operating leases. At December 31, 1993, the aggregate minimum lease commitments under all noncancellable operating leases are as follows:

1994................  $1,173,884
1995................     818,956
1996................     538,733
1997................     444,270
1998................      99,890

     Total rental expense for 1993, 1992 and 1991, was $1,347,880, $848,764 and
$444,804, respectively.

6. INCOME TAXES:

     The income tax provision differs from amounts computed by applying the statutory federal income tax rate to income before income taxes, as follows:

                                                                    1993     1992     1991
                                                                    ----     ----     ----
    Income tax expense at federal statutory rate................      35%      34%      34%
    Increase (reduction) in tax resulting from:
      Graduated rate effect.....................................      (1)
      State income taxes, net of federal income tax benefit.....       6        1        2
      Amortization of intangibles...............................       9        3        1
      AHT's S corporation status through July, 1993.............     (19)     (32)     (15)
      AHT deferred income taxes established.....................      42
      Merger costs..............................................       7
      Minority interests........................................       1        1       (3)
      Adjustments of prior year tax provisions..................               (2)
      Recognition of net operating loss carryforward benefit....                        (1)
      Other.....................................................       2
                                                                    ----     ----     ----
              Effective income tax rate.........................      82%       5%      18%

     The temporary differences which give rise to the deferred tax asset and liability as of December 31, 1993 and January 1, 1993 are as follows:

                                                              DECEMBER 31,     JANUARY 1,
                                                                  1993            1993
                                                              ------------     ----------
        Accrued paid time off...............................   $   89,000      $   32,000
        Allowance for uncollectible accounts................      449,000         147,000
        Fixed asset basis differences.......................      (29,000)        (27,000)
        Cash to accrual adjustments to be recognized........     (956,200)       (135,582)
        Other...............................................       31,100          28,765
                                                              ------------     ----------
          Total.............................................   $ (416,100)     $   45,183
                                                              ------------     ----------
                                                              ------------     ----------

 7. STOCKHOLDERS' EQUITY:

     As of December 31, 1992, the Company had 15,000,000 authorized shares of common stock and 1,000,000 authorized undesignated shares. In July 1993, the shareholders of the Company approved an increase in the number of authorized shares of common stock to 25,000,000.

                         MEDISYS, INC. AND SUBSIDIARIES

 8. STOCK OPTIONS:

     The Medisys 1989 Stock Option Plan (the Plan) provides for the granting of options by the Board of Directors to purchase up to an aggregate of 1,400,000 shares of common stock at not less than the estimated fair value of the common stock as of the date of grant. The term of each option, which is fixed by the Board of Directors at the time of grant, may not exceed ten years from the date the option is granted. Stock options and shares reserved for grant under the Plan are as follows:

                                                  AVAILABLE
                                                  FOR GRANT      OUTSTANDING       PRICE PER SHARE
                                                  ----------     ------------     ------------------
    Balance at December 31, 1990................     225,450        274,550       $ 1.10   to  $1.93
    Increase in Plan options....................     200,000
    Granted.....................................    (180,000)       180,000       $ 3.00   to  $4.75
                                                  ----------     ------------
    Balance at December 31, 1991................     245,450        454,550       $ 1.10   to  $4.75
    Granted.....................................    (177,500)       177,500       $ 5.00   to  $8.80
    Cancelled...................................       5,500         (5,500)      $ 3.00   to  $8.00
    Exercised...................................                    (84,500)      $ 1.10   to  $4.75
                                                  ----------     ------------
    Balance at December 31, 1992................      73,450        542,050       $ 1.10   to  $8.80
    Increase in Plan options....................     700,000
    Granted.....................................    (166,000)       166,000       $3.625   to  $5.00
    Cancelled...................................      94,500        (94,500)      $ 5.00   to  $8.80
    Exercised...................................                    (27,000)      $ 1.10   to  $3.00
                                                  ----------     ------------
    Balance at December 31, 1993................     701,950        586,550
                                                  ----------     ------------
                                                  ----------     ------------
    Options exercisable at December 31, 1993....                    445,202       $ 1.10   to  $5.00
                                                                 ------------
                                                                 ------------

     In 1992, as part of the AllCare acquisition, AllCare options were converted to options to purchase common stock of the Company. At December 31, 1993, options to purchase 77,537 shares at $.75 per share exercisable through April, 2002, were outstanding.

     In 1992, the Company granted an option outside the Plan to purchase 10,000 shares of common stock at a price of $10.00 per share, exercisable through January, 1997. In addition, the Company issued a warrant to purchase 97,750 shares of common stock at a price of $7.20 per share, exercisable through December, 1997. In 1993, the Company canceled an option granted in 1992 outside the plan to a former director to purchase 15,000 shares of common stock at a price of $10.00 per share.

     At December 31, 1993, warrants issued in conjunction with a prior year merger to purchase 21,429 shares at $4.20 per share exercisable through October, 1994, were outstanding.

     In 1990, the Company granted a Director an option outside the Plan to purchase 8,000 shares of common stock at a price of $4.25 per share exercisable through October, 1997.

     In 1989, the Company granted a former Director an option outside the Plan to purchase 50,000 shares of common stock at a price of $1.10 per share, exercisable through June, 1996. The Company also granted an option outside the Plan to purchase 25,000 shares of common stock at a price of $1.75 per share, exercisable through October, 1997. In addition, during 1989, the Company issued warrants to purchase 51,428 shares of common stock at a price of $1.75 per share, exercisable through June, 1995. In 1992, 2,788 warrants were exercised.

     In 1988, the Company granted a stockholder an option outside the Plan to purchase 125,000 shares at $.50 per share. This option was exercised in 1991.

                         MEDISYS, INC. AND SUBSIDIARIES

 9. EMPLOYEE BENEFIT PLANS:

     In 1991, the Company adopted the Medisys, Inc. 401(k) Profit Sharing Plan, a defined contribution plan, which was designed to qualify under Section 401(a) of the Internal Revenue Code and covers substantially all of the Company's employees. Employees contribute up to 15% of their earnings, subject to IRS limitations. The Company may make a discretionary contribution to the plan. No discretionary contribution was made during the years ended December 31, 1993, 1992 and 1991.

     Effective January 1, 1991, AHT adopted a profit-sharing plan for the benefit of its employees meeting certain eligibility requirements. AHT's contributions are discretionary and amounted to $10,000 for each year ended December 31, 1992, and 1991. There were no contributions for the year ended December 31, 1993.

     On April 1, 1992, AHT adopted a 401(k) plan for the benefit of all eligible employees. AHT makes contributions to the plan based on a percentage of the employees' contributions up to a maximum Company contribution of 1.5% of the participants' eligible salaries. AHT's contributions for the years ended December 31, 1993 and 1992 amounted to $9,493 and $14,260, respectively.

10. OTHER AGREEMENT:

     The Company had an agreement with a member of the Company's Board of Directors whereby the Company provides home infusion therapy services to patients referred by the director. This agreement was terminated July 1, 1993. The Company was reimbursed for all direct costs of providing therapy and received a management fee based on a percentage of patient billings. Total reimbursements and management fees were $1,000, $276,000 and $267,000 in 1993, 1992 and 1991, respectively.

11. COMMITMENTS AND CONTINGENCIES:

     The Company by the nature of its business is subject to professional liability risk and contingencies associated with third-party payors. However, management believes that there are no material contingencies not provided for in these financial statements or that the Company has sufficient defenses and/or insurance coverage.

12. SUBSEQUENT EVENT:

     On February 6, 1994, the Company announced the signing of a definitive agreement providing for the merger of the Company with T2 Medical, Inc. ("T2"), HealthInfusion, Inc. (HealthInfusion") and Curaflex Health Services, Inc. ("Curaflex"), comprehensive home infusion therapy companies. Completion of the merger is subject to approval by each Company's shareholders and other conditions to closing.

     Under the terms of the definitive agreement, all shares of common stock of T2, Curaflex, HealthInfusion and Medisys issued and outstanding prior to the merger will be exchanged for shares of common stock of a newly-formed company on the following basis: each shareholder of T2 will receive 0.630 shares of the new company's common stock in exchange for each share of T2 common stock, Each shareholder of Curaflex will receive 0.333 shares of the new company's common stock in exchange for each share of Curaflex common stock, each shareholder of HealthInfusion will receive 0.447 shares of the new company's common stock in exchange for each share of HealthInfusion common stock and each shareholder of Medisys will receive 0.243 shares of the new company's common stock in exchange for each share of Medisys common stock. The exchange ratios reflect pro forma ownership of the new company of 67% for T2 shareholders, 13% for Curaflex shareholders, 12% for HealthInfusion shareholders and 8% for Medisys shareholders. The merger is expected to be accounted for as a "pooling of interests", and, accordingly, the merged companies' historical consolidated financial statements presented in future reports will be restated to include the accounts and results of operations of the four companies. At December 31, 1993, the Company had incurred approximately

                         MEDISYS, INC. AND SUBSIDIARIES

$400,000 of costs in connection with this merger; such costs will be expensed when it is determined that the merger will be accounted for as a pooling-of-interests.

13. QUARTERLY DATA (UNAUDITED)
    (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                 FIRST(1)   SECOND(1)   THIRD    FOURTH(2)    YEAR
                                                 --------   ---------   ------   ---------   ------
    Net revenues:
      1992.....................................    4,348       5,789     6,391      7,134    23,662
      1993.....................................   12,170      12,292    12,759     14,160    51,381
    Gross profit:
      1992.....................................    1,941       2,563     2,451      1,943     8,898
      1993.....................................    4,265       4,233     4,454      5,061    18,013
    Net income:
      1992.....................................      440         646       755       (290)    1,551
      1993.....................................      788        (846)      476        234       652
    Proforma net income (3):
      1992.....................................      377         536       506       (427)      992
      1993.....................................      527         512       416        376     1,831
    Net income per share:
      1992.....................................    $0.04       $0.06     $0.07     ($0.03)    $0.15
      1993.....................................    $0.06      ($0.06)    $0.04      $0.02     $0.06
    Proforma net income per share (3):
      1992.....................................    $0.04       $0.05     $0.05     ($0.04)    $0.09
      1993.....................................    $0.04       $0.04     $0.03      $0.03     $0.14

- ---------------

(1) Restated from Form 10Q to reflect AHT acquisition and certain reclassifications.

(2) During the fourth quarter of 1992, the Company increased its contractual allowances by approximately $1,300,000, primarily related to Medicare and Medicare-related accounts receivable.

(3) Adjusted to eliminate merger expenses, merger deferred taxes and provide income tax on AHT's subchapter S corporation earnings.

                           MEDISYS, INC. AND SUBSIDIARIES



                            CONSOLIDATED BALANCE SHEETS



                        MARCH 31, 1994 AND DECEMBER 31, 1993



                                       ASSETS



                                                                       1994            1993
                                                                    -----------     -----------
                                                                             UNAUDITED
Current assets:
  Cash and cash equivalents.......................................  $   669,158     $   624,147
  Accounts receivable, net........................................   14,786,083      14,537,385
  Inventories.....................................................    1,881,408       1,989,094
  Other assets....................................................    1,284,415         834,931
  Deferred income taxes...........................................      169,100         169,100
                                                                    -----------     -----------
          Total current assets....................................   11,790,164      18,154,657
  Equipment and leasehold improvements, net.......................    2,427,466       2,549,901
  Intangible assets, net..........................................   20,893,158      20,946,238
                                                                    -----------     -----------
          Total assets............................................  $42,110,788     $41,650,796
                                                                    -----------     -----------
                                                                    -----------     -----------
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt...............................  $   762,919     $ 4,209,156
  Notes payable...................................................    5,495,000       4,950,000
  Accounts payable................................................    2,490,792       2,949,003
  Accrued payroll and other expenses..............................    1,495,180       1,188,843
  Income taxes payable............................................      339,272         370,388
                                                                    -----------     -----------
          Total current liabilities...............................   10,583,163      13,667,390
                                                                    -----------     -----------
Long-term debt, less current portion..............................            0         402,412
Deferred income taxes.............................................      585,200         585,200
Other.............................................................       39,596          55,170
Commitments
Stockholders' equity
  Common stock, $.01 par value, 25,000,000 shares authorized,
     12,694,621 and 11,738,557 shares issued and outstanding
     respectively.................................................      126,946         117,386
  Additional paid-in capital......................................   27,502,586      23,827,173
  Retained earnings...............................................    3,273,297       2,996,065
                                                                    -----------     -----------
          Total stockholders' equity..............................   30,902,829      26,940,624
                                                                    -----------     -----------
          Total liabilities and stockholders' equity..............  $42,110,788     $41,650,796
                                                                    -----------     -----------
                                                                    -----------     -----------



          See accompanying notes to consolidated financial statements.

                         MEDISYS, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                      MARCH 31, 1994 AND DECEMBER 31, 1993



                                                                           THREE MONTHS
                                                                    ---------------------------
                                                                       1994            1993
                                                                    -----------     -----------
                                                                                     RESTATED
                                                                             UNAUDITED
Net revenues......................................................  $13,507,588     $12,170,423
Direct costs......................................................    9,097,041       7,905,076
                                                                    -----------     -----------
          Gross profit............................................    4,410,547       4,265,347
Selling, general and administrative expense.......................    3,524,937       3,109,540
Amortization of intangibles.......................................      190,175         158,458
                                                                    -----------     -----------
                                                                      3,715,112       3,267,998
                                                                    -----------     -----------
          Income from operations..................................      695,435         997,349
                                                                    -----------     -----------
Other income (expense):
  Interest income.................................................        2,884           5,796
  Interest expense................................................      (85,668)        (18,054)
  Other...........................................................      (21,414)          9,113
                                                                    -----------     -----------
          Total other income (expense)............................     (104,198)         (3,145)
                                                                    -----------     -----------
          Income before income taxes..............................      591,237         994,204
Income tax provision..............................................      314,009         206,700
                                                                    -----------     -----------
          Net income..............................................  $   277,228     $   787,504
                                                                    -----------     -----------
                                                                    -----------     -----------
Net income per common share:
  Primary.........................................................  $      0.02     $      0.06
                                                                    -----------     -----------
                                                                    -----------     -----------
  Fully diluted...................................................  $      0.02     $      0.06
                                                                    -----------     -----------
                                                                    -----------     -----------
Weighted average common shares outstanding:
  Primary.........................................................   12,487,000      12,231,000
                                                                    -----------     -----------
                                                                    -----------     -----------
  Fully diluted...................................................   12,777,000      13,108,000
                                                                    -----------     -----------
                                                                    -----------     -----------



          See accompanying notes to consolidated financial statements.

                         MEDISYS, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                            MARCH 31, 1994 AND 1993



                                                                           THREE MONTHS
                                                                     -------------------------
                                                                       1994            1993
                                                                     --------        ---------
                                                                                     RESTATED
                                                                            UNAUDITED
Cash flows from operating activities:
  Net income.......................................................  $ 277,228     $   787,504
  Adjustments to reconcile net income to net cash from operating activities:
     Depreciation and amortization.................................    413,441         329,571
     Provision for doubtful accounts...............................    225,360         145,830
     Other.........................................................    (15,574)        (17,631)
     Changes in operating assets and liabilities, net of effects of acquisitions:
       Accounts receivable.........................................   (464,058)     (1,133,376)
       Inventories and other assets................................   (341,063)       (203,641)
       Accounts payable and accrued expenses.......................   (151,873)        516,799
       Income taxes payable/receivable.............................    (31,116)        441,865
                                                                     ---------     -----------
          Net cash from operating activities.......................    (87,655)        866,921
                                                                     ---------     -----------
Cash flows from investing activities:
  Purchases of equipment and leasehold improvements................   (168,831)       (223,339)
  Purchases of businesses..........................................    (79,830)       (305,433)
  Restricted cash equivalents......................................          0       1,325,000
                                                                     ---------     -----------
          Net cash from investing activities.......................   (248,661)        796,228
                                                                     ---------     -----------
Cash flows from financing activities:
  Notes payable borrowings (payments), net.........................    545,000          75,000
  Principal payments on long-term debt.............................   (390,294)     (3,754,990)
  Proceeds from issuance of common stock...........................    226,621           8,748
                                                                     ---------     -----------
          Net cash from financing activities.......................    381,327      (3,671,242)
                                                                     ---------     -----------
Net change in cash.................................................     45,011      (2,008,093)
Cash and cash equivalents, beginning of period.....................    624,147       3,011,087
                                                                     ---------     -----------
Cash and cash equivalents, end of period...........................  $ 669,158     $ 1,002,994
                                                                     ---------     -----------
                                                                     ---------     -----------



          See accompanying notes to consolidated financial statements.

                         MEDISYS, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                            MARCH 31, 1994 AND 1993


                                  (UNAUDITED)



 1. BASIS OF PRESENTATION:



     The unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in the financial statements have been omitted or condensed pursuant to such rules and regulations. The accompanying unaudited financial statements should be read in conjunction with the Company's December 31, 1993 financial statements and related notes.



     The financial statements reflect all adjustments, of only a normally recurring nature, necessary to fairly present the results of operations and financial position of the Company for the interim period.



 2. BUSINESS COMBINATIONS:



     In July 1993, the Company completed a merger with American Home Therapies, Inc. ("AHT") in exchange for 4,300,000 shares of the Company's common stock. The acquisition was accounted for as a pooling of interests; accordingly, the financial information for the Company for all periods have been restated to include the results of AHT. Net revenues and net income of the separate companies for the three months ended March 31, 1993, were as follows:



                           MARCH 31,                                  MARCH 31,
                             1993                                       1993
                          -----------                                 --------
Net revenues:                                Net income:
Medisys.................  $ 9,382,615          Medisys..............  $204,045
  AHT...................    2,787,808          AHT..................   583,459
                          -----------                                 --------
  Combined..............  $12,170,423          Combined.............  $787,504
                          -----------                                 --------
                          -----------                                 --------



Net income for AHT includes no provision for income taxes, since AHT was an S corporation through the date of the merger.



     In February, 1994, the Company entered into a definitive agreement providing for the merger of the Company with T2 Medical, Inc., HealthInfusion, Inc. and Curaflex Health Services, Inc., comprehensive home infusion therapy companies. Completion of the merger is subject to approval by each company's shareholders and other conditions to closing.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
American Home Therapies, Inc. and Affiliate

     We have audited the accompanying combined balance sheet of American Home Therapies, Inc. (a Missouri corporation) and Affiliate (see note A to the financial statements) as of December 31, 1991, and the related combined statements of earnings, stockholders' equity, and cash flows for the year then ended. We have also audited the accompanying balance sheet of American Home Therapies, Inc. as of December 31, 1990, and the related statements of earnings, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of American Home Therapies, Inc. and Affiliate as of December 31, 1991, and the combined results of their operations and their combined cash flows for the year then ended, and the financial position of American Home Therapies, Inc. as of December 31, 1990, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          FLOM LOPATA & COMPANY

St. Louis, Missouri
December 10, 1992

                  AMERICAN HOME THERAPIES, INC. AND AFFILIATE

                            COMBINED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1991           1990
                                                                      ----------     ----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents (note A)................................  $   68,935     $  125,192
  Accounts receivable -- trade, net (note A)........................   1,662,162        819,668
  Due from related parties..........................................      25,866          2,164
  Prepaid expenses..................................................       4,788             --
                                                                      ----------     ----------
          Total current assets......................................   1,761,751        947,024
PROPERTY AND EQUIPMENT -- AT COST (note A)
  Furniture and fixtures............................................     147,484         51,668
  Computer and office equipment.....................................     120,039         63,952
  Pharmacy and warehouse equipment..................................     104,320         50,147
  Automobiles and trucks............................................      83,204         56,422
                                                                      ----------     ----------
                                                                         455,047        222,189
  Less accumulated depreciation.....................................      86,759         29,689
                                                                      ----------     ----------
                                                                         368,288        192,500
OTHER ASSETS........................................................      12,568          1,546
                                                                      ----------     ----------
                                                                      $2,142,607     $1,141,070
                                                                      ----------     ----------
                                                                      ----------     ----------
LIABILITIES
CURRENT LIABILITIES
  Notes payable to banks (note B)...................................  $  325,000     $       --
  Current maturities of long-term obligation........................       3,089          6,736
  Accounts payable..................................................     205,595         48,113
  Accrued liabilities (note G)......................................      79,636         61,154
                                                                      ----------     ----------
          Total current liabilities.................................     613,320        116,003
LONG-TERM OBLIGATION, less current maturities.......................       9,294         12,382
COMMITMENTS (notes C and I)
STOCKHOLDERS' EQUITY (notes D, E and I)
  Common stock......................................................       5,707          5,700
  Additional paid-in capital........................................         693             --
  Retained earnings.................................................   1,513,848      1,007,185
                                                                      ----------     ----------
                                                                       1,520,248      1,012,885
  Less common stock in treasury -- at cost..........................         255            200
                                                                      ----------     ----------
                                                                       1,519,993      1,012,685
                                                                      ----------     ----------
                                                                      $2,142,607     $1,141,070
                                                                      ----------     ----------
                                                                      ----------     ----------

        The accompanying notes are an integral part of these statements.

                  AMERICAN HOME THERAPIES, INC. AND AFFILIATE

                        COMBINED STATEMENTS OF EARNINGS

                                                                       YEAR ENDED DECEMBER 31,
                                                                      -------------------------
                                                                         1991           1990
                                                                      ----------     ----------
Net sales (notes A and F)...........................................  $5,182,178     $2,415,152
Cost of sales.......................................................   2,311,306        965,549
                                                                      ----------     ----------
          Gross profit..............................................   2,870,872      1,449,603
Selling, general, and administrative expenses (note A)..............   2,127,577        731,284
                                                                      ----------     ----------
          Earnings from operations..................................     743,295        718,319
Other income (expense)
  Interest income...................................................      15,875          7,614
  Interest expense..................................................      (1,882)        (8,081)
  Loss on disposal of equipment.....................................          --        (33,901)
                                                                      ----------     ----------
                                                                          13,993        (34,368)
                                                                      ----------     ----------
          NET EARNINGS (note H).....................................  $  757,288     $  683,951
                                                                      ----------     ----------
                                                                      ----------     ----------

        The accompanying notes are an integral part of these statements.

                  AMERICAN HOME THERAPIES, INC. AND AFFILIATE

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1991 AND 1990

                                                              ADDITIONAL
                                                   COMMON      PAID-IN        RETAINED      TREASURY
                                                   STOCK       CAPITAL        EARNINGS       STOCK
                                                   ------     ----------     ----------     --------
Balance at January 1, 1990.......................  $5,200       $   --       $  473,234      $ (200)
Issuance of 500 shares of American Home
  Therapies, Inc. common stock...................     500           --               --          --
Net earnings.....................................     --            --          683,951          --
Dividends paid...................................     --            --         (150,000)         --
                                                   ------     ----------     ----------     --------
Balance at December 31, 1990.....................  5,700            --        1,007,185        (200)
Issuance of 700 shares of American Home
  Therapies-Kansas City, Inc.....................      7           693               --          --
Repurchase of 55 shares of American Home
  Therapies, Inc. common stock...................     --            --               --         (55)
Net earnings.....................................     --            --          757,288          --
Dividends paid...................................     --            --         (250,625)         --
                                                   ------     ----------     ----------     --------
Balance at December 31, 1991.....................  $5,707       $  693       $1,513,848      $ (255)
                                                   ------     ----------     ----------     --------
                                                   ------     ----------     ----------     --------

        The accompanying notes are an integral part of these statements.

                  AMERICAN HOME THERAPIES, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                                         1991          1990
                                                                       ---------     ---------
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
  Net earnings.......................................................  $ 757,288     $ 683,951
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization...................................     57,070        14,996
     Loss on disposal of equipment...................................         --        33,901
     Changes in assets and liabilities:
       Accounts receivable -- trade, net.............................   (842,494)     (343,960)
       Due from related parties......................................    (23,702)       (2,164)
       Prepaid expenses..............................................     (4,788)           --
       Other assets..................................................    (11,022)       (1,200)
       Accounts payable and accrued liabilities......................    175,964        20,077
                                                                       ---------     ---------
          Total adjustments..........................................   (648,972)     (278,350)
                                                                       ---------     ---------
          Net cash provided by operating activities..................    108,316       405,601
Cash flows from investing activities:
  Capital expenditures, net..........................................   (232,858)     (226,767)
Cash flows from financing activities:
  Borrowings under lines of credit...................................    325,000            --
  (Repayment) borrowings of long-term debt, net......................     (6,735)        1,631
  Repurchase of common stock.........................................        (55)           --
  Common stock issued................................................        700           500
  Dividends paid.....................................................   (250,625)     (150,000)
                                                                       ---------     ---------
          Net cash provided by (used in) financing activities........     68,285      (147,869)
                                                                       ---------     ---------
          Net (decrease) increase in cash and cash equivalents.......    (56,257)       30,965
Cash and cash equivalents at beginning of year.......................    125,192        94,227
                                                                       ---------     ---------
Cash and cash equivalents at end of year.............................  $  68,935     $ 125,192
                                                                       ---------     ---------
                                                                       ---------     ---------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.............................  $   1,882     $   8,081
                                                                       ---------     ---------
                                                                       ---------     ---------

        The accompanying notes are an integral part of these statements.

                  AMERICAN HOME THERAPIES, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                           DECEMBER 31, 1991 AND 1990

  Business Activity

     American Home Therapies, Inc. (AHT) and American Home Therapies-Kansas City, Inc. (AHTKC) principal business is providing infusion therapy to patients in their homes. Home infusion therapy is the intravenous administration of nutritional solutions or drugs in the patient's home or an alternate site outside a clinic or hospital environment. In June, 1990 the Company began independent operations and now services patients in the states of Missouri, Illinois and Kansas from sites in St. Louis, Missouri and Kansas City, Kansas. Through May, 1990 the Company serviced its patients under a subcontract arrangement with an unrelated third party.

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  1.  Principles of Combination

     The accompanying 1991 financial statements include the accounts of American Home Therapies, Inc. and American Home Therapies-Kansas City, Inc., which are affiliated through common control and management. American Home Therapies-Kansas City, Inc. began operations in 1991. All significant intercompany items have been eliminated.

  2.  Accounts Receivable

     Accounts receivable are comprised of receivables from third-party payors (such as Blue Cross/Blue Shield, Medicare, Medicaid, health maintenance organizations and commercial insurance companies), individual patients and other healthcare institutions. An allowance for doubtful accounts of approximately $650,000 and $240,000 at December 31, 1991 and 1990, respectively, has been provided to cover the difference between billable charges and expected collections from customers.

  3.  Inventories

     The Company has agreements with vendors to provide inventories on a consignment basis. These agreements expire in July, 1995.

  4.  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided for on a straight-line method over the estimated useful lives of such assets for financial reporting purposes.

  5.  Revenue Recognition

     The Company recognizes revenues in the period the products are delivered and related services are rendered. The Company provides services to certain patients on behalf of other healthcare institutions. Contracted discounts and allowances are provided to these institutions and third party payors to arrive at net sales. Certain revenues are derived under federal and state third-party reimbursement programs and are based, in part, on cost reimbursement principles. These charges are subject to audit and retroactive adjustment by the respective third party fiscal intermediaries. In the opinion of management, retroactive adjustments, if any, would not be material to the Company's financial position or results of operations.

  6.  Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                  AMERICAN HOME THERAPIES, INC. AND AFFILIATE

NOTE B -- NOTES PAYABLE

     In April, 1990 the Company borrowed $149,000 from two of its shareholders. In October, 1990 these advances were paid in full.

     In March, 1991 the Company finalized an agreement for an unsecured line of credit with a commercial bank under which it may borrow up to $250,000. Borrowings under this line are due on demand. Interest, computed at the prime rate, is payable monthly. The balance outstanding on this line of credit was $225,000 at December 31, 1991.

     In December, 1991 the Company obtained an additional $100,000 unsecured line of credit with another commercial bank. This line expired January 31, 1992 and was subsequently extended to December 31, 1992. Interest on loans under this line is at the prime rate plus one percent and is payable monthly. The balance outstanding on this line of credit was $100,000 at December 31, 1991.

     Subsequent to December 31, 1991 all loans under these agreements were paid in full.

NOTE C -- COMMITMENTS

     The Company conducts its operations in leased facilities under operating leases that expire in September, 1994 and November, 1995 in Kansas City and St. Louis, respectively. The Company maintains other operating leases which expire in 1994. In addition, the Company leases equipment on a month-to-month basis. The Company paid rent of approximately $159,000 in 1991 and $54,000 in 1990 for all operating leases. The future annual minimum rentals at December 31, 1991 are as follows:

        YEAR ENDED DECEMBER 31
        ----------------------
             1992.........................................................  $162,643
             1993.........................................................   162,625
             1994.........................................................   149,971
             1995.........................................................    88,130
                                                                            --------
        Total minimum lease payments......................................  $563,369
                                                                            --------
                                                                            --------

NOTE D -- STOCKHOLDERS' AGREEMENT

     The Company is party to an agreement, as amended, with its stockholders whereby the Company may repurchase certain stockholders' shares at a predetermined price. Also pursuant to the agreement, the Company is required to make annual distributions of not less than the aggregate income taxes payable personally by the stockholders arising from the Company's taxable earnings (see note I).

                  AMERICAN HOME THERAPIES, INC. AND AFFILIATE

NOTE E -- CAPITAL STOCK

     The capital stock of American Home Therapies, Inc. and Affiliate consisted of the following as of December 31, 1991 and 1990:

                                                                          1991       1990
                                                                         ------     ------
    Common stock
      American Home Therapies, Inc.
         Authorized 30,000 shares of $1 par value;
           issued 5,700 shares.........................................  $5,700     $5,700
      American Home Therapies-Kansas City, Inc.
         Class A
           Authorized 15,000 shares of $.01 par value;
              issued 700 shares........................................       7         --
         Class B
           Authorized 15,000 shares of $.01 par value..................      --         --
                                                                         ------     ------
                                                                         $5,707     $5,700
                                                                         ------     ------
                                                                         ------     ------
    Treasury stock
      American Home Therapies, Inc.
         255 shares and 200 shares in 1991 and 1990 respectively -- at
          cost.........................................................  $  255     $  200
                                                                         ------     ------
                                                                         ------     ------

NOTE F -- SIGNIFICANT CUSTOMERS

     Sales to two customers were 23% and 11% of total sales for the year ended December 31, 1991. Management believes that the Company has strong relationships with these customers. There were no individually significant customers in 1990.

NOTE G -- PROFIT-SHARING PLAN

     During 1990, the Company participated in a profit-sharing plan and trust and a money-purchase plan and trust for the benefit of its employees meeting certain eligibility requirements. Total contributions for 1990 were $10,360. At December 31, 1990 the Company was not liable for any contributions under these plans. As of January 1, 1991 the Company terminated its participation in these plans.

     Effective January 1, 1991 the Company adopted another profit-sharing plan for the benefit of its employees meeting certain eligibility requirements. The Company's contributions are discretionary and were $10,000 for the year ended December 31, 1991.

NOTE H -- INCOME TAXES

     The income taxes on the Company's net earnings are payable personally by the stockholders pursuant to elections under Subchapter S of the Internal Revenue Code. Accordingly, income taxes are not provided for in the financial statements. Had these elections not been made, the income tax expense for financial statement purposes would have been approximately $277,000 for 1991 on an assumed consolidated basis and $248,000 for 1990. The Company utilizes a modified cash method of accounting for income tax purposes.

                  AMERICAN HOME THERAPIES, INC. AND AFFILIATE

NOTE I -- SUBSEQUENT EVENTS

     On April 1, 1992 the Company adopted a 401(k) plan for the benefit of all eligible employees. The Company will make contributions to the plan based on a percentage of the employees' contributions up to a maximum Company contribution of 1.5% of the participants' eligible salaries.

     On April 1, 1992 the Board of Directors declared a dividend of $29.09 on each share outstanding as of December 30, 1991. The dividends, which totalled $160,000, were paid in April, 1992.

     On November 24, 1992 the Company's stockholders entered into a non-binding agreement with an unrelated public company. The agreement provides, among other things, for the shareholders of AHT and AHTKC to receive shares of the public company's common stock in exchange for 100% of their stock in the Companies.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Stockholders of Delta Pharmacy, Inc., dba
Delta Pharmaceutical Services
Stockton, California

     We have audited the accompanying balance sheets of Delta Pharmacy, Inc., dba Delta Pharmaceutical Services as of December 31, 1991 and October 31, 1992, and the related statements of income, stockholders' equity and cash flows for the two years ended December 31, 1991, and the ten month period ended October 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Pharmacy, Inc., dba Delta Pharmaceutical Services as of December 31, 1991 and October 31, 1992, and the results of its operations and its cash flows for the two years ended December 31, 1991, and the ten month period ended October 31, 1992, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND

Sacramento, California
December 23, 1992

                              DELTA PHARMACY, INC.
                                      DBA
                         DELTA PHARMACEUTICAL SERVICES

                                 BALANCE SHEETS

                                  A S S E T S

                                                                  DECEMBER 31,     OCTOBER 31,
                                                                      1991            1992
                                                                  ------------     -----------
Current assets:
  Cash and cash equivalents.....................................   $   84,772      $  402,683
  Accounts receivable (net of allowance of $106,200 and $90,200
     at October 31, 1992 and December 31, 1991, respectively)...    1,106,511       1,083,676
  Inventories...................................................      321,439         621,702
  Investments...................................................           --         135,063
  Deferred taxes................................................           --          22,612
  Other.........................................................        4,272          17,184
                                                                  ------------     -----------
          Total current assets..................................   $1,516,994      $2,282,920
Property and equipment, net.....................................      284,755         252,413
Deferred taxes..................................................           --           2,308
Other...........................................................       39,378           3,501
                                                                  ------------     -----------
          Total assets..........................................   $1,841,127      $2,541,142
                                                                  ------------     -----------
                                                                  ------------     -----------
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................   $  374,309      $  343,156
  Accrued expenses..............................................      207,041         223,822
  Income taxes payable..........................................           --         144,720
  Payable to parent for income taxes for 1992...................           --         103,769
  Due to parent.................................................      456,592         445,506
                                                                  ------------     -----------
          Total current liabilities.............................    1,037,942       1,260,973
                                                                  ------------     -----------
Stockholders' equity:
  Common stock, at stated value (50,000 shares authorized, 1,500
     shares issued and outstanding).............................        1,500           1,500
  Retained earnings.............................................      801,685       1,278,669
                                                                  ------------     -----------
          Total stockholders' equity............................      803,185       1,280,169
                                                                  ------------     -----------
          Total liabilities and stockholders' equity............   $1,841,127      $2,541,142
                                                                  ------------     -----------
                                                                  ------------     -----------

   The accompanying notes are an integral part of these financial statements.

                              DELTA PHARMACY, INC.
                                      DBA
                         DELTA PHARMACEUTICAL SERVICES

                              STATEMENTS OF INCOME
                   FOR THE TWO YEARS ENDED DECEMBER 31, 1991,
                THE TEN MONTH PERIOD ENDED OCTOBER 31, 1992 AND
           THE PERIOD FROM JANUARY 1, 1992 THROUGH DECEMBER 18, 1992

                                                                                      FOR THE PERIOD
                                                                                      FROM JANUARY 1,
                                                                                       1992 THROUGH
                                           1990           1991           1992        DECEMBER 18, 1992
                                        ----------     ----------     ----------     -----------------
                                                                                        (UNAUDITED)
Revenues..............................  $5,107,239     $6,956,801     $7,594,246        $ 8,720,748
Cost of goods sold....................   2,552,208      3,435,129      3,694,275          4,346,914
                                        ----------     ----------     ----------        -----------
     Gross profit.....................   2,555,031      3,521,672      3,899,971          4,373,834
                                        ----------     ----------     ----------        -----------
Operating expenses:
  Labor and related costs.............   1,226,049      1,771,146      1,897,186          2,144,171
  Selling, general and
     administrative...................   1,408,831      1,624,586      1,315,997          1,469,190
  Unrealized loss on investments......          --             --         20,827             20,827
                                        ----------     ----------     ----------        -----------
     Total operating expenses.........   2,634,880      3,395,732      3,234,010          3,634,188
                                        ----------     ----------     ----------        -----------
     Income (loss) from operations....     (79,849)       125,940        665,961            739,646
Other income, net.....................      27,273         12,427         34,592             11,914
                                        ----------     ----------     ----------        -----------
     Income (loss) before income
       taxes..........................     (52,576)       138,367        700,553            751,560
Provisions for income taxes...........       6,270             --        223,569            248,489
                                        ----------     ----------     ----------        -----------
     Net income (loss)................  $  (58,846)    $  138,367     $  476,984        $   503,071
                                        ----------     ----------     ----------        -----------
                                        ----------     ----------     ----------        -----------

   The accompanying notes are an integral part of these financial statements.

                              DELTA PHARMACY, INC.
                                      DBA
                         DELTA PHARMACEUTICAL SERVICES

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE TWO YEARS ENDED DECEMBER 31, 1991 AND
                  THE TEN MONTH PERIOD ENDED OCTOBER 31, 1992

                                                                  COMMON STOCK
                                                                -----------------      RETAINED
                                                                SHARES     AMOUNT      EARNINGS
                                                                ------     ------     ----------
Balance, January 1, 1990......................................   1,500     $1,500     $  722,164
  Net loss....................................................                           (58,846)
                                                                ------     ------     ----------
Balance, December 31, 1990....................................   1,500      1,500        663,318
  Net income..................................................                           138,367
                                                                ------     ------     ----------
Balance, December 31, 1991....................................   1,500      1,500        801,685
  Net income..................................................                           476,984
                                                                ------     ------     ----------
Balance, October 31, 1992.....................................  $1,500     $1,500     $1,278,669
                                                                ------     ------     ----------

   The accompanying notes are an integral part of these financial statements.

                              DELTA PHARMACY, INC.
                                      DBA
                         DELTA PHARMACEUTICAL SERVICES

                            STATEMENTS OF CASH FLOWS
                 FOR THE TWO YEARS ENDED DECEMBER 31, 1991 AND
                  THE TEN MONTH PERIOD ENDED OCTOBER 31, 1992

                                                             1990         1991          1992
                                                           --------     ---------     ---------
Cash flows from operating activities:
  Net (loss) income......................................  $(58,846)    $ 138,367     $ 476,984
  Reconciliation of net (loss) income to net cash
     provided by operating activities:
       Depreciation......................................   119,213       124,483        95,880
       Provision for bad debts...........................     8,191        62,800        16,000
       Unrealized loss on investments....................        --            --        20,827
       Changes in assets and liabilities:
          (Increase) decrease in accounts receivable.....    (2,849)     (427,067)        6,835
          Increase in inventories........................   (44,517)      (93,540)     (300,263)
          (Increase) decrease in other assets............   (16,196)       15,843        22,965
          Increase (decrease) in accounts payable........    79,125       150,992       (31,153)
          Increase in deferred income taxes..............        --            --       (24,920)
          (Decrease) increase in accrued expenses........   (19,334)      109,104        16,781
          Increase in income taxes payable...............        --            --       144,720
          Increase in payable to parent for income
            taxes........................................        --            --       103,769
                                                           --------     ---------     ---------
               Net cash provided by operating
                 activities..............................    64,787        80,982       548,425
                                                           --------     ---------     ---------
Cash flows from investing activities:
  Purchases of property and equipment....................   (60,970)     (161,279)      (63,538)
  Purchases of investments...............................        --            --      (179,055)
  Proceeds from sale of investments......................        --            --        23,165
                                                           --------     ---------     ---------
               Net cash used in investing activities.....   (60,970)     (161,279)     (219,428)
                                                           --------     ---------     ---------
Cash flows from financing activities:
  Advances from (repayment to) parent....................     3,034            --       (11,086)
                                                           --------     ---------     ---------
               Net cash provided (used) by financing
                 activities..............................     3,034            --       (11,086)
                                                           --------     ---------     ---------
Net increase (decrease) in cash and cash equivalents.....     6,851       (80,297)      317,911
Cash and cash equivalents, beginning of period...........   158,218       165,069        84,772
                                                           --------     ---------     ---------
Cash and cash equivalents, end of period.................  $165,069     $  84,772     $ 402,683
                                                           --------     ---------     ---------
                                                           --------     ---------     ---------
Supplemental disclosure of cash flow information:
  Cash paid for:
     Income taxes........................................  $     --     $      --     $      --
     Interest............................................        --            --            --

   The accompanying notes are an integral part of these financial statements

                              DELTA PHARMACY, INC.
                                      DBA
                         DELTA PHARMACEUTICAL SERVICES

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization

     Delta Pharmacy, Inc., dba Delta Pharmaceutical Services (the Company), primarily owns and operates an institutional pharmacy providing comprehensive health care services in the long-term and home-care markets.

  Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all temporary cash investments with a maturity of three months or less and money market accounts to be cash equivalents. At October 31, 1992, the Company held approximately $173,000 in a money market account with a major brokerage firm.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out method) or market and are comprised primarily of products held for resale.

  Investments

     Investments consist primarily of marketable equity securities and are stated at market. The determination of cost of investments sold is by the specific identification method.

  Revenue Recognition

     The Company records fees at the time the service or supplies are provided. Revenue is reported at the estimated net realizable amounts expected to be received from individuals, third party payors, or others for services and supplies provided. Accounts receivable outstanding on the accompanying balance sheets are primarily from long-term care facilities, individuals and state medical assistance programs.

     Included in revenues is consulting revenue of $64,056 and $135,403 for the years ended December 31, 1990 and 1991 and $114,124 for the ten month period ended October 31, 1992, respectively. The corresponding costs are included in operating expenses.

  Interim Period

     The statements of operations for the period from January 1, 1992 through December 18, 1992 is unaudited, but, in the opinion of management of the Company, includes all adjustments, consisting of only normal recurring adjustments, necessary to present fairly, in all material respects, the results of operations.

2.  INVESTMENTS:

     The detail of investments owned at October 31, 1992, is as follows:

                                                                              UNREALIZED
                                                      COST        MARKET         LOSS
                                                    ---------    ---------    ----------
        Common stock..............................  $ 155,890    $ 135,063     $(20,827)
                                                                              ----------
                                                                              ----------
        Value allowance...........................                             $(20,827)
                                                                              ----------
                                                                              ----------

     A net realized loss of approximately $200 from the sale of marketable securities was included in the determination of net income for the ten month period ended October 31, 1992.

                              DELTA PHARMACY, INC.
                                      DBA
                         DELTA PHARMACEUTICAL SERVICES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3.  PROPERTY AND EQUIPMENT, NET:

     The components of property and equipment are as follows:

                                                          DECEMBER 31,     OCTOBER 31,
                                                              1991            1992
                                                          ------------     -----------
        Furniture, fixtures and equipment...............    $701,615        $ 765,153
        Leasehold improvements..........................      18,358           18,358
                                                          ------------     -----------
                                                             719,973          783,511
        Less accumulated depreciation and
          amortization..................................     435,218          531,098
                                                          ------------     -----------
                                                            $284,755        $ 252,413
                                                          ------------     -----------
                                                          ------------     -----------

     Depreciation and amortization is computed for financial reporting purposes using the straight-line and declining balance methods. The following is a summary of the estimated useful lives on which depreciation is based:

            Furniture fixtures and equipment............................  5 years
            Leasehold improvements......................................  5 years

     Maintenance, repairs and minor replacements are charged to expense. Major renovations and replacements are capitalized to appropriate property and equipment accounts. Upon sale or retirement of property, the cost and related accumulated depreciation are eliminated from the accounts and the related gain or loss is taken into income.

4.  INCOME TAXES:

     For periods through June 15, 1992, the Company was included in consolidated income tax returns of its parent, Crestwood Management Services, Inc. The parent's income tax allocation policy was determined on an annual basis and primarily resulted in the Company recording intercompany income tax provisions determined on a separate return basis, without regard to deferred taxes, through December 31, 1990. For the year ended December 31, 1991, no intercompany income tax provisions were made.

     For the period January 1, 1992 through June 15, 1992, the Company recorded an intercompany tax provision considering the availability of a net operating loss carryforward of the parent and without regard to deferred taxes.

     For the period from June 16, 1992 through October 31, 1992, the Company determined its tax provision as a separate entity as it is no longer included in the consolidated return of its former parent, due to ownership changes.

                              DELTA PHARMACY, INC.
                                      DBA
                         DELTA PHARMACEUTICAL SERVICES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The provision for income taxes is composed of the following:

                                                                               PERIOD
                                                                              JANUARY 1
                                                         YEARS ENDED             TO
                                                         DECEMBER 31,        OCTOBER 31,
                                                     --------------------    -----------
                                                      1990         1991         1992
                                                     -------      -------    -----------
        Currently payable:
          Federal or parent........................  $ 3,236      $    --     $ 180,233
          State or parent..........................    3,034           --        68,256
                                                     -------      -------    -----------
                                                       6,270           --       248,489
                                                     -------      -------    -----------
        Deferred:
          Federal..................................       --           --       (21,555)
          State....................................       --           --        (3,365)
                                                     -------      -------    -----------
                                                          --           --       (24,920)
                                                     -------      -------    -----------
        Provision for income taxes.................  $ 6,270      $    --     $ 223,569
                                                     -------      -------    -----------
                                                     -------      -------    -----------

     Total sources of deferred income taxes are as follows:

        State income taxes.........................  $    --      $    --        (7,242)
        Depreciation...............................       --           --        (2,308)
        Employee compensation......................       --           --        (8,155)
        Other......................................       --           --        (7,215)
                                                     -------      -------    -----------
                                                     $    --      $    --     $ (24,920)
                                                     -------      -------    -----------
                                                     -------      -------    -----------

     The provision for income taxes varies from the amount computed by applying the federal tax statutory rate of 34% as follows:

                                                                                   PERIOD
                                                                                  JANUARY 1
                                                            YEARS ENDED              TO
                                                           DECEMBER 31,          OCTOBER 31,
                                                       ---------------------     -----------
                                                         1990         1991          1992
                                                       --------     --------     -----------
    Tax computed at statutory rates..................  $(20,008)    $ 47,045      $ 238,188
    State income taxes, net of federal deduction.....        --        8,880         44,297
    Effect of federal graduated tax rates............        --      (23,643)            --
    Other............................................     1,619        2,147          2,725
                                                       --------     --------     -----------
    Tax on income before tax allocation adjustment...   (18,389)      34,429        285,210
                                                       --------     --------     -----------
    Tax allocation adjustment........................    24,659      (34,429)       (61,641)
                                                       --------     --------     -----------
    Provision for income taxes.......................  $  6,270     $     --      $ 223,569
                                                       --------     --------     -----------
                                                       --------     --------     -----------

5.  RELATED PARTY TRANSACTIONS:

     The Company provides pharmaceutical dispensing, infusion therapy and pharmacy consulting services to nursing facilities owned and operated by Crestwood Hospitals, Inc. (which is related to the Company through common ownership), and the patients of these facilities. Sales of pharmaceutical and infusion therapy products and services to Crestwood nursing facilities are made at prices charged to other customers. Revenues from sales to Crestwood nursing facilities and patients, which are included in net revenues in the statements of income, were approximately $3,000,000 and $3,374,000 for the years ended December 31, 1990 and 1991 and

                              DELTA PHARMACY, INC.
                                      DBA
                         DELTA PHARMACEUTICAL SERVICES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

$3,400,000 for the ten months ended October 31, 1992, respectively. Accounts receivable from Crestwood nursing facilities and patients were $263,000 and $253,000 as of December 31, 1991 and October 31, 1992, respectively.

     Crestwood provides various services to the Company, including among others, payroll and payables processing and employee benefit plan administrative services. For the years ended December 31, 1990 and 1991, management fees of $140,000 and $70,000, respectively, were charged to the Company. There were no fees charged to the Company in the ten month period ended October 31, 1992. Crestwood provides insurance coverage for group health and auto liability through its outside insurance programs and charges the Company based on the relative percentage of insurance costs incurred by Crestwood on the Company's behalf. Total insurance costs allocated were $42,460 and $80,268 for the years ended December 31, 1990 and 1991 and $63,757 for the ten month period ended October 31, 1992, respectively.

     The Company leases its corporate offices from DPS Investments, a partnership which is related to the Company through common ownership. Rent expense under the lease was $110,512 and $110,709 for the years ended December 31, 1990 and 1991 and $100,312 for the ten month period ended October 31, 1992, respectively. The current lease commitment, effective December 18, 1992, is to December 31, 1995, and is as follows:

                  YEAR ENDING DECEMBER 31                                     AMOUNT
                  -----------------------                                   ---------
        1992 (November 1, 1992 to December 31, 1992)......................  $  17,819
        1993..............................................................     72,960
        1994..............................................................     75,876
        1995..............................................................     78,912
                                                                            ---------
                                                                            $ 245,567
                                                                            ---------
                                                                            ---------

     The Company has agreed to enter into pharmacy, infusion therapy and consulting agreements with Crestwood whereby the Company has the option to provide pharmaceutical products and services, infusion therapy products and services, and pharmacy consulting services to Crestwood. The agreements will remain in effect indefinitely, unless terminated by either party upon 30 days written notice.

6.  COMMITMENTS:

     The Company utilized certain equipment under operating leases that expire at various dates through 1996. Future minimum lease payments are as follows:

                  YEAR ENDING DECEMBER 31                                    AMOUNT
                  -----------------------                                  --------
        1992 (November 1, 1992 to December 31, 1992)......................  $ 21,491
        1993..............................................................    97,490
        1994..............................................................    40,892
        1995..............................................................     7,797
        1996..............................................................     3,581
                                                                            --------
                                                                            $171,251
                                                                            --------
                                                                            --------

     Rent expense under these operating leases was $16,927 and $75,336 for the years ended December 31, 1990 and 1991 and $76,661 for the ten month period ended October 31, 1992, respectively.

                              DELTA PHARMACY, INC.
                                      DBA
                         DELTA PHARMACEUTICAL SERVICES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7.  RETIREMENT PLAN:

     The Company is a participant in a defined contribution retirement plan through Crestwood for which substantially all full time employees are eligible. Pension costs are funded as accrued. The Company makes a discretionary contribution to the plan which is allocated to each participant based on salary as a percentage of total participant salaries. Pension expense was $1,580 and $6,461 for the years ended December 31, 1990 and 1991, respectively. There was no contribution to the plan in the ten month period ended October 31, 1992.

8.  DEPOSITS IN EXCESS OF FEDERAL INSURANCE LIMITS:

     The Company deposits its cash in one financial institution. These deposits exceeded the federally insured limit by approximately $173,000 at October 31, 1992.

9.  SUBSEQUENT EVENT:

     Effective December 18, 1992, the Company's outstanding common stock was acquired by Medisys, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Sole Stockholder and Director
Pharmacy Consultants of Arizona, Inc.

     We have audited the accompanying balance sheet of Pharmacy Consultants of Arizona, Inc. as of April 30, 1992, and the related statements of operations and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pharmacy Consultants of Arizona, Inc. as of April 30, 1992, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                    COOPERS & LYBRAND

Phoenix, Arizona
July 10, 1992

                     PHARMACY CONSULTANTS OF ARIZONA, INC.

                                 BALANCE SHEET
                                 APRIL 30, 1992

                                  A S S E T S

Current assets:
  Cash...........................................................................  $    7,028
  Accounts receivable, net of allowance for doubtful accounts of $100,000........     592,409
  Inventories....................................................................     215,048
  Prepaid expenses...............................................................       3,628
  Deferred income taxes..........................................................      38,783
                                                                                   ----------
          Total current assets...................................................     856,896
Property and equipment, net......................................................     138,639
Deposits and other...............................................................       7,874
                                                                                   ----------
                                                                                   $1,003,409
                                                                                   ----------
                                                                                   ----------
                            LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Bank overdraft.................................................................  $   11,451
  Notes payable to bank..........................................................     128,159
  Current portion of capital lease obligations...................................      62,971
  Accounts payable...............................................................     218,105
  Accrued expenses...............................................................      64,191
  Income taxes payable...........................................................      68,618
  Due to officer.................................................................       9,429
                                                                                   ----------
          Total current liabilities..............................................     562,924
Capital lease obligations, net...................................................      36,416
                                                                                   ----------
          Total liabilities......................................................     599,340
                                                                                   ----------
Stockholder's equity:
  Common stock, no par value; 1,000,000 shares authorized, 658,000 shares issued
     and outstanding.............................................................       5,000
  Retained earnings..............................................................     399,069
                                                                                   ----------
          Total stockholder's equity.............................................     404,069
                                                                                   ----------
                                                                                   $1,003,409
                                                                                   ----------
                                                                                   ----------

    The accompanying notes are an integral part of the financial statements.

                     PHARMACY CONSULTANTS OF ARIZONA, INC.

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                     FOR THE YEAR ENDED APRIL 30, 1992 AND
             THE PERIOD FROM JANUARY 1, 1992 THROUGH APRIL 30, 1992

                                                                                FOR THE PERIOD FROM
                                                                                  JANUARY 1, 1992
                                                                                 THROUGH APRIL 30,
                                                                                -------------------
                                                                    1992               1992
                                                                 ----------     -------------------
                                                                                    (UNAUDITED)
Net revenues...................................................  $3,697,072         $ 1,217,777
Direct costs...................................................   2,918,381             895,701
                                                                 ----------         -----------
          Gross profit.........................................     778,691             322,076
Selling, general and administrative............................     535,771             245,683
                                                                 ----------         -----------
          Income from operations...............................     242,920              76,393
Other income (expense):
  Interest.....................................................     (43,632)            (14,144)
  Miscellaneous................................................       1,650              (4,514)
                                                                 ----------         -----------
          Income before taxes..................................     200,938              57,735
Income taxes...................................................      79,000              20,273
                                                                 ----------         -----------
          Net income...........................................     121,938         $    37,462
                                                                                    -----------
                                                                                    -----------
Retained earnings at beginning of year.........................     277,131
                                                                 ----------
Retained earnings at end of year...............................  $  399,069
                                                                 ----------
                                                                 ----------

    The accompanying notes are an integral part of the financial statements.

                     PHARMACY CONSULTANTS OF ARIZONA, INC.

                            STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED APRIL 30, 1992

Cash flows from operating activities:
  Net income.....................................................................  $ 121,938
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization...............................................     52,463
     Bad debt provision..........................................................    111,205
     Gain on sale of equipment...................................................     (3,000)
     Change in assets and liabilities, net:
       Increase in accounts receivable...........................................   (126,513)
       Increase in inventories...................................................    (19,420)
       Increase in prepaid expenses..............................................     (3,629)
       Decrease in deposits and other............................................        717
       Decrease in deferred income taxes.........................................      4,735
       Increase in bank overdraft................................................     11,451
       Decrease in accounts payable..............................................    (53,513)
       Decrease in accrued expenses..............................................    (15,911)
       Increase in due to officer................................................      3,575
       Increase in income taxes payable..........................................     38,982
                                                                                   ---------
          Net cash provided by operating activities..............................    123,080
                                                                                   ---------
Cash flows from investing activities:
  Purchases of property and equipment............................................    (10,484)
  Proceeds from sale of property and equipment...................................      3,000
                                                                                   ---------
          Net cash used in investing activities..................................     (7,484)
                                                                                   ---------
Cash flows from financing activities:
  Principal payments on notes payable to bank....................................    (56,456)
  Principal payments on capital lease obligations................................    (62,121)
                                                                                   ---------
          Net cash used in financing activities..................................   (118,577)
                                                                                   ---------
Net decrease in cash.............................................................     (2,981)
Cash at beginning of year........................................................     10,009
                                                                                   ---------
Cash at end of year..............................................................  $   7,028
                                                                                   ---------
                                                                                   ---------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest....................................................................  $  44,415
     Income taxes................................................................     34,487

    The accompanying notes are an integral part of the financial statements.

                     PHARMACY CONSULTANTS OF ARIZONA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                       FOR THE YEAR ENDED APRIL 30, 1992

 1. DESCRIPTION OF BUSINESS:

     Pharmacy Consultants of Arizona, Inc. (the "Company") was incorporated in the State of Arizona on November 1, 1985. The Company is a provider of pharmacy services to long-term care and retirement communities.

 2. SIGNIFICANT ACCOUNTING POLICIES:

  Inventories

     Inventories consist primarily of pharmaceuticals and are stated at the lower of cost or market. The cost of all inventories is determined on a first-in, first-out (FIFO) basis.

  Property and Equipment

     Property and equipment are recorded at cost and include expenditures which substantially extend useful lives of property and equipment. Maintenance and repair costs are charged to expense as incurred. Upon retirement or disposal, the asset cost and related accumulated depreciation are removed from the respective amounts and the resulting gain or loss is included in operations.

     Depreciation is computed using an accelerated method based on the estimated useful lives of the assets which range from 5 to 7 years.

  Income Taxes

     Income taxes are provide in accordance with Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes." Under the provisions of Statement No. 96, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end. Management does not anticipate an impact resulting when the Company adopts Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

  Interim Period

     The statement of operations for the period from January 1, 1992 through April 30, 1992, is unaudited, but, in the opinion of management of the Company, includes all adjustments, consisting of only normal recurring adjustments, necessary to present fairly, in all material respects, the results of operations.

 3. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

        Furniture, fixtures and equipment.................................   $391,671
        Leasehold improvements............................................     14,142
                                                                             --------
                                                                              405,813
        Less accumulated depreciation and amortization....................    267,174
                                                                             --------
                                                                             $138,639
                                                                             --------
                                                                             --------

Assets included above which are under capital lease obligations amount to $193,330 less $102,276 accumulated amortization at April 30, 1992.

                     PHARMACY CONSULTANTS OF ARIZONA, INC.

4. NOTES PAYABLE TO BANK:

     Notes payable to bank consist of the following:

    Promissory note, monthly installments of $8,333 plus interest at prime
      plus 2 1/2%, remaining principal and interest due on October 1, 1992....   $ 66,668
    Promissory note, monthly installments of $2,024 including interest at
      prime plus 2%, remaining principal and interest due on May 15, 1995.....     61,491
                                                                                 --------
                                                                                 $128,159
                                                                                 --------
                                                                                 --------

     Substantially all accounts receivable and inventory are pledged as collateral for the notes payable to bank. At April 30, 1992 the prime interest rate was 6 1/2%. Subsequent to April 30, 1992, the outstanding principal and interest on the notes payable to bank were paid in full.

5. CAPITAL LEASE OBLIGATIONS:

     The Company leases equipment under capital lease agreements with lease periods expiring on various dates through the year 1995. Future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of April 30, 1992 are as follows:

    For years ended April 30:
         1993.................................................................   $ 74,645
         1994.................................................................     37,592
         1995.................................................................      2,070
                                                                                 --------
                                                                                  114,307
    Less amount representing interest.........................................     14,920
                                                                                 --------
                                                                                 $ 99,387
                                                                                 --------
                                                                                 --------

6. INCOME TAXES:

     The provision for income taxes consists of the following:

         Current...............................................................    $74,265
         Deferred..............................................................      4,735
                                                                                  --------
                                                                                   $79,000
                                                                                  --------
                                                                                  --------

     Deferred income taxes are provided for the temporary differences between the financial reporting basis and the income tax basis of the Company's assets and liabilities. The principal items that result in such differences are the accounts receivable allowance and vacation accrual. The Company recorded no valuation allowance for the deferred tax asset because this amount can be carried back against income taxes paid in prior years.

     The primary difference in the Company's effective rate of 39% and the Federal Statutory rate of 34% is state income taxes.

                     PHARMACY CONSULTANTS OF ARIZONA, INC.

7. COMMITMENTS:

     The Company leases it pharmacy and corporate office space under various operating lease agreements with lease periods expiring through 1994. In addition to minimum rentals, certain lease agreements provide for scheduled increases based on the consumer price index, along with the payment of taxes and maintenance. At April 30, 1992, the future minimum payments required under all noncancellable operating leases are as follows:

    1993.......................................................................    $49,166
    1994.......................................................................     28,801
                                                                                  --------
                                                                                   $77,967
                                                                                  --------
                                                                                  --------

     Rent expense was $79,219 for the year ended April 30, 1992.

     In October 1991, the Company purchased contractual obligations relating to the provision of pharmaceutical supplies and services for five nursing homes. Under the terms of the purchase agreement, the purchase price to be paid by the Company is 10% of the monthly gross billings to the five nursing homes over a two year period ending September 1993. In the event any of the five nursing homes terminate their contract before the two year period expires, the minimum purchase price is $60,000. As of April 30, 1992, the Company has paid $31,386 under this purchase agreement.

8. RELATED PARTIES:

     The Company's due to officer balance of $9,429 at April 30, 1992 represents deductions from an officer's payroll to improve the Company's cash flow, as well as an accumulation of the Company's expenses paid by the officer offset by individual expenses of the officer paid by the Company. Subsequent to April 30, 1992, the amount due to the officer was paid in full.

9. SUBSEQUENT EVENT:

     In May 1992, the Company was acquired by MEDISYS, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders
  Pharmacy Ventures, Inc.
  D.B.A. Five Star Pharmacy:

     We have audited the accompanying balance sheet of Pharmacy Ventures, Inc. D.B.A. Five Star Pharmacy as of September 30, 1992, and the related statements of operations and retained deficit, and cash flows for the nine-month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pharmacy Ventures, Inc. D.B.A. Five Star Pharmacy as of September 30, 1992, and the results of its operations and its cash flows for the nine-month period then ended in conformity with generally accepted accounting principles.

                                                               COOPERS & LYBRAND

Dallas, Texas
December 22, 1992

                            PHARMACY VENTURES, INC.

                           D.B.A. FIVE STAR PHARMACY

                                 BALANCE SHEET
                               SEPTEMBER 30, 1992

                                        A S S E T S
CURRENT ASSETS:
  Cash...........................................................................  $  78,395
  Accounts receivable, net of allowance for doubtful accounts of $44,000.........    329,355
  Inventories....................................................................    167,233
                                                                                   ---------
          Total current assets...................................................    574,983
PROPERTY AND EQUIPMENT, net......................................................    109,532
Organization costs, net of accumulated amortization..............................      6,790
                                                                                   ---------
                                                                                   $ 691,305
                                                                                   ---------
                                                                                   ---------
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt..............................................  $  33,147
  Accounts payable...............................................................    140,871
  Accrued expenses...............................................................     56,720
                                                                                   ---------
          Total current liabilities..............................................    230,738
LONG-TERM DEBT, less current portion.............................................     30,218
                                                                                   ---------
          Total liabilities......................................................    260,956
                                                                                   ---------
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par value; 1,000 shares authorized, 500 shares
     issued and outstanding......................................................        500
  Paid-in capital................................................................    726,160
  Retained deficit...............................................................   (296,311)
                                                                                   ---------
          Total stockholders' equity.............................................    430,349
                                                                                   ---------
                                                                                   $ 691,305
                                                                                   ---------
                                                                                   ---------

    The accompanying notes are an integral part of the financial statements.

                            PHARMACY VENTURES, INC.

                           D.B.A. FIVE STAR PHARMACY

                  STATEMENT OF OPERATIONS AND RETAINED DEFICIT
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1992
          AND THE PERIOD FROM JANUARY 1, 1992 THROUGH OCTOBER 26, 1992

                                                                                   FOR THE PERIOD
                                                                                  FROM JANUARY 1,
                                                                                    1992 THROUGH
                                                                      1992        OCTOBER 26, 1992
                                                                   ----------     ----------------
                                                                                    (UNAUDITED)
Net revenues.....................................................  $1,803,595        $1,955,698
Direct costs.....................................................   1,261,951         1,338,382
                                                                   ----------        ----------
  Gross profit...................................................     541,644           617,316
Selling, general and administrative..............................     269,635           294,322
                                                                   ----------        ----------
  Income before taxes............................................     272,009           322,994
State income taxes...............................................      14,000            14,000
                                                                   ----------        ----------
  Net income.....................................................     258,009        $  308,994
                                                                                     ----------
                                                                                     ----------
Retained deficit January 1, 1992.................................    (523,320)
Dividends paid to stockholders ($6.20 per share).................     (31,000)
                                                                   ----------
Retained deficit September 30, 1992..............................  $ (296,311)
                                                                   ----------
                                                                   ----------

    The accompanying notes are an integral part of the financial statements.

                            PHARMACY VENTURES, INC.

                           D.B.A. FIVE STAR PHARMACY

                            STATEMENT OF CASH FLOWS
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1992

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................................  $ 258,009
  ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING
     ACTIVITIES:
     Depreciation and amortization...............................................     30,323
     Loss on disposal of equipment...............................................      1,561
     CHANGE IN ASSETS AND LIABILITIES, NET:
       Increase in accounts receivable...........................................   (169,748)
       Increase in inventories...................................................    (92,132)
       Increase in accounts payable..............................................     51,078
       Increase in accrued expenses..............................................     34,322
                                                                                   ---------
          Net cash provided by operating activities..............................    113,413
                                                                                   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment............................................    (42,877)
  Proceeds from disposal of property and equipment...............................      4,227
                                                                                   ---------
          Net cash used in investing activities..................................    (38,650)
                                                                                   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt.......................................     37,717
  Principal payments on long-term debt...........................................    (19,983)
  Dividends paid to stockholders.................................................    (31,000)
                                                                                   ---------
          Net cash used in financing activities..................................    (13,266)
                                                                                   ---------
Net increase in cash.............................................................     61,497
Cash at beginning of period......................................................     16,898
                                                                                   ---------
Cash at end of period............................................................  $  78,395
                                                                                   ---------
                                                                                   ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  CASH PAID DURING THE PERIOD FOR:
     Interest....................................................................  $   3,208
     State income taxes..........................................................         --

    The accompanying notes are an integral part of the financial statements.

                            PHARMACY VENTURES, INC.

                           D.B.A. FIVE STAR PHARMACY

                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS:

     Pharmacy Ventures, Inc. D.B.A. Five Star Pharmacy (the "Company") was incorporated in the State of Texas on October 19, 1988. The Company is a provider of pharmacy services to long-term care and retirement communities. The Company grants credit to its customers, substantially all of whom are located in North Texas.

2.  SIGNIFICANT ACCOUNTING POLICIES:

  Inventories

     Inventories consist primarily of pharmaceuticals and are stated at the lower of cost or market. The cost of all inventories is determined on a first-in, first-out ("FIFO") basis.

  Property and Equipment

     Property and equipment are recorded at cost and include expenditures which substantially extend useful lives of property and equipment. Maintenance and repair costs are charged to expenses as incurred. Upon retirement or disposal, the asset cost and related accumulated depreciation are removed from the respective accounts and the resulting gain or loss is included in operations.

     Depreciation is computed using an accelerated method based on the estimated useful lives of the assets which range from five to seven years.

  Federal Income Taxes

     The Company has elected to become an "S" Corporation and be taxed under
Section 1362 of the Internal Revenue Code. The income of the Company is reportable by the stockholders on their individual federal income tax returns; accordingly, no provision for federal income tax is shown in the financial statements.

  Interim Period:

     The statement of operations for the period from January 1, 1992 through October 26, 1992 are unaudited, but, in the opinion of management of the Company, includes all adjustments, consisting of only normal recurring adjustments, necessary to present fairly, in all material respects, the results of operations.

3.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following as of September 30, 1992:

        Furniture, fixture and equipment..................................  $ 63,837
        Computer system...................................................    68,133
        Medical carts.....................................................    86,552
        Automobiles.......................................................    24,782
                                                                            --------
                                                                             243,304
        Less accumulated depreciation.....................................   133,772
                                                                            --------
                                                                            $109,532
                                                                            --------
                                                                            --------

                            PHARMACY VENTURES, INC.

                           D.B.A. FIVE STAR PHARMACY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4.  LONG-TERM DEBT:

     Long-term debt consists of the following as of September 30, 1992:

        Note payable to a financial institution dated June 30, 1992, monthly installments of $242 including interest computed at 8%
          and maturing June 30, 1995. Note is collateralized by
          automobile.......................................................  $ 7,196
        Note payable to a financial institution dated July 29, 1992, monthly installments of $1,250 plus interest at prime plus 2.5%
          (prime rate was 6.0% at September 30, 1992) beginning August 29,
          1992 and maturing July 29, 1994. Note is collateralized by all accounts receivable, inventory, furniture, fixtures and equipment
          and unlimited personal guarantees of five original partners......   27,500
        Notes payable to a former stockholder consisting of five notes with various dates ranging from April 1, 1991 through August 1, 1991 with monthly installments ranging from $163 to $480 and including interest ranging from 9.5% to 10.5%. Maturity dates range from
          May 1, 1994 to October 1, 1994...................................   28,669
                                                                             -------
                                                                              63,365
        Less current portion...............................................   33,147
                                                                             -------
                                                                             $30,218
                                                                             -------
                                                                             -------

     Maturities of long-term debt for the years ending September 30 are as follows:

        1993...............................................................  $33,147
        1994...............................................................   27,850
        1995...............................................................    2,368
                                                                             -------
                                                                             $63,365
                                                                             -------
                                                                             -------

     Interest expense for the nine-month period ended September 30, 1992 is $2,491.

5.  COMMITMENTS:

     The Company leases its pharmacy and corporate office space as well as some equipment under various operating lease agreements with lease periods expiring through September 1994. At September 30, 1992, the future minimum payments required under all noncancellable operating leases are as follows:

        1993...............................................................  $12,390
        1994...............................................................    3,840
                                                                             -------
                                                                             $16,230
                                                                             -------
                                                                             -------

     Rent expense was $13,619 for the nine-month period ended September 30, 1992.

6.  SUBSEQUENT EVENT:

     On October 26, 1992, the Company was acquired by MEDISYS, Inc.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
AllCare Health Services, Inc. and AllCare Home Care, Inc.
Des Plaines, Illinois

     We have audited the accompanying combined balance sheets of AllCare Health Services, Inc. (a Delaware corporation) and AllCare Home Care, Inc. (an Illinois corporation) as of December 31, 1991, 1990 and 1989 and the related combined statements of changes in stockholders' equity, income, and cash flows for the years then ended. The combined financial statements include the financial statements of AllCare Health Services, Inc. and AllCare Home Care, Inc., which are related through common ownership and management. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express and opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of AllCare Health Services, Inc. and AllCare Home Care, Inc. as of December 31, 1991, 1990 and 1989, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                        Karlin, Kerschner, Sharpe & Company

Northbrook, Illinois
January 19, 1993 (Note 2)

           ALLCARE HEALTH SERVICES, INC. AND ALLCARE HOME CARE, INC.

                            COMBINED BALANCE SHEETS

                                  A S S E T S

                                                                       DECEMBER 31,
                                                          ---------------------------------------
                                                             1991           1990          1989
                                                          -----------    -----------    ---------
CURRENT ASSETS
  Cash..................................................  $   188,173    $   116,004    $ 118,234
  Accounts Receivable (Net of Allowance for Doubtful
     Accounts of $62,150, $56,431 and $41,400,
     Respectively) (Note 2).............................    1,018,566        773,042      588,547
  Advances to Affiliates (Note 4).......................       21,832         15,886       27,244
  Prepaid Expenses and Other Receivables................       81,946         45,342       35,064
  Inventory (Note 2)....................................      102,421         78,929       50,041
  Life Insurance Proceeds Receivable (Note 7)...........           --        500,000           --
                                                          -----------    -----------    ---------
          Total Current Assets..........................    1,412,938      1,529,203      819,130
DEPRECIABLE ASSETS (Net of Accumulated Depreciation)
  (Note 2)..............................................      133,785        122,313      153,732
OTHER ASSETS
  Other Investments (Note 2)............................       25,172             --           --
  Intangible Assets (Net of Accumulated Amortization)
     (Note 2)...........................................        5,667             --           --
  Deposits..............................................       10,643          9,094       15,654
                                                          -----------    -----------    ---------
          Total Other Assets............................       41,482          9,094       15,654
                                                          -----------    -----------    ---------
Total Assets............................................  $ 1,588,205    $ 1,660,610    $ 988,516
                                                          -----------    -----------    ---------
                                                          -----------    -----------    ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Note Payable (Note 3).................................  $    57,000    $   107,000    $  33,250
  Notes Payable -- Stockholders (Note 3)................      142,500             --           --
  Accounts Payable......................................      265,592        177,668      102,162
  Accrued Liabilities...................................      117,270        102,123      119,484
  Client Credit Balances................................       70,441         39,656       29,725
  Due to Former Stockholder (Note 7)....................           --        260,685           --
                                                          -----------    -----------    ---------
          Total Current Liabilities.....................      652,803        687,132      284,621
Commitments (Note 5)....................................           --             --           --
STOCKHOLDERS' EQUITY....................................      935,402        973,478      703,895
                                                          -----------    -----------    ---------
Total Liabilities and Stockholders' Equity..............  $ 1,588,205    $ 1,660,610    $ 988,516
                                                          -----------    -----------    ---------
                                                          -----------    -----------    ---------

         The accompanying notes are an integral part of this statement.

           ALLCARE HEALTH SERVICES, INC. AND ALLCARE HOME CARE, INC.

                         COMBINED STATEMENTS OF INCOME

                                              FOR THE PERIOD
                                             FROM JANUARY 1,        FOR THE YEARS ENDED DECEMBER 31,
                                               1992 THROUGH      --------------------------------------
                                             DECEMBER 4, 1992       1991          1990          1989
                                             ----------------    ----------    ----------    ----------
                                               (UNAUDITED)
Revenue
  Services.................................                      $1,714,674    $1,048,880    $1,264,452
                                                                 ----------    ----------    ----------
  Pharmaceuticals and Medical Supplies.....                       2,106,626     1,565,508     1,103,669
          Net Revenue......................     $5,726,872        3,821,300     2,614,388     2,368,121
                                                ----------       ----------    ----------    ----------
Direct Expenses
  Services.................................                       1,210,023       707,670       861,000
  Pharmaceuticals and Medical Supplies.....                         485,910       395,749       282,518
                                                                 ----------    ----------    ----------
          Total Direct Expenses............      2,709,948        1,695,933     1,103,419     1,143,518
                                                ----------       ----------    ----------    ----------
Income before Administrative Expenses......      3,016,924        2,125,367     1,510,969     1,224,603
Administrative Expenses....................      2,202,427        1,769,781     1,236,525     1,072,954
                                                ----------       ----------    ----------    ----------
Income from Operations before Other Income
  (Expense)................................        814,467          355,586       274,444       151,649
                                                ----------       ----------    ----------    ----------
Other Income (Expense)
  Interest -- Net..........................         10,963            5,356         2,619         9,508
  Stock Award Program (Note 9).............                        (262,563)           --            --
                                                ----------       ----------    ----------    ----------
          Total Other Income (Expense).....         10,963         (257,207)        2,619         9,508
                                                ----------       ----------    ----------    ----------
Income from Continuing Operations..........        825,460           98,379       277,063       161,157
Discontinued Operations
  (Loss) from Operations of Discontinued
     Division (Note 8).....................             --               --       (81,815)           --
                                                ----------       ----------    ----------    ----------
Income before Extraordinary Item...........        825,460           98,379       195,248       161,157
Extraordinary Item -- Life Insurance
  Proceeds (Note 7)........................             --               --       500,000            --
                                                ----------       ----------    ----------    ----------
Net Income.................................     $  825,460       $   98,379    $  695,248    $  161,157
                                                ----------       ----------    ----------    ----------
                                                ----------       ----------    ----------    ----------

         The accompanying notes are an integral part of this statement.

           ALLCARE HEALTH SERVICES, INC. AND ALLCARE HOME CARE, INC.

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1991, 1990 AND 1989

                                                                                                      TOTAL
                                                     CAPITAL   TREASURY    PAID-IN    RETAINED    STOCKHOLDERS'
                                                      STOCK      STOCK     CAPITAL    EARNINGS       EQUITY
                                                     -------   ---------   --------   ---------   -------------
Balance -- January 1, 1989.......................... $14,283   $     -0-   $146,360   $ 382,095    $   542,738
Net Income for the Year Ended December 31, 1989.....                                    161,157        161,157
                                                     -------   ---------   --------   ---------   -------------
Balance -- December 31, 1989........................  14,283         -0-    146,360     543,252        703,895
Net Income for the Year Ended December 31, 1990.....                                    695,248        695,248
Distributions to Stockholders.......................                                   (164,980)      (164,980)
Purchase of Treasury Stock (Note 10)................            (176,528)               (74,338)      (250,866)
Redemption of Stock (Note 10).......................  (1,473)                (8,346)                    (9,819)
                                                     -------   ---------   --------   ---------   -------------
Balance -- December 31, 1990........................  12,810    (176,528)   138,014     999,182        973,478
Net Income for the Year Ended December 31, 1991.....                                     98,379         98,379
Distributions to Stockholders.......................                                   (363,800)      (363,800)
Stock Awards (Note 10)..............................   1,091     176,528    115,726                    293,345
Stock Issuance (Note 10)............................   1,473                  7,527                      9,000
                                                     -------   ---------   --------   ---------   -------------
Balance -- December 31, 1991........................ $15,374   $     -0-   $261,267   $ 733,761    $ 1,010,402
Stock Subscription Receivable (Note 10).............                                                   (75,000)
                                                                                                  -------------
Total Stockholders' Equity..........................                                               $   935,402
                                                                                                  -------------
                                                                                                  -------------

         The accompanying notes are an integral part of this statement.

           ALLCARE HEALTH SERVICES, INC. AND ALLCARE HOME CARE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS


                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1991        1990        1989
                                                              ---------   ---------   ---------
Cash Flows from Operating Activities:
  Net Income................................................  $  98,379   $ 695,248   $ 161,157
  Adjustments to Reconcile Net Income to Net Cash Provided
     by Operating Activities:
     Depreciation and Amortization..........................     49,339      34,920      34,349
     Life Insurance Proceeds................................         --    (500,000)         --
     Stock Award Compensation...............................    202,345          --          --
     (Gain) Loss on Disposal of Assets......................        615       1,182        (801)
     (Increase) in Accounts Receivable......................   (245,524)   (184,493)   (195,463)
     (Increase) Decrease in Advances to Affiliates..........     (5,946)     11,358       4,596
     Decrease in Refundable Income Taxes....................         --          --      10,981
     (Increase) Decrease in Prepaid Expenses and Other
       Receivables..........................................      3,396     (10,278)      2,133
     (Increase) in Inventory................................    (23,492)    (28,889)    (16,006)
     Increase in Accounts Payable...........................     47,924      75,505      14,903
     Increase (Decrease) in Accrued Liabilities.............     15,147     (17,359)     49,564
     (Decrease) in Deferred Liability.......................         --          --      (5,934)
     Increase in Client Credit Balances.....................     30,785       9,931      29,725
                                                              ---------   ---------   ---------
Net Cash Provided by Operating Activities...................    172,968      87,125      89,204
                                                              ---------   ---------   ---------
Cash Flows from Investing Activities:
  Proceeds from Sale of Depreciable Assets..................      1,972          --       1,000
  Purchase of Depreciable Assets............................    (53,065)     (4,683)    (67,076)
  (Increase) Decrease in Security Deposits..................     (1,549)      6,560     (12,099)
  Life Insurance Proceeds...................................    500,000          --          --
  Investments...............................................    (25,172)         --          --
  Purchase of Intangible Assets.............................    (16,000)         --          --
  Redemption of Company Stock...............................   (260,685)         --          --
                                                              ---------   ---------   ---------
Net Cash Provided (Used) by Investing Activities............    145,501       1,877     (78,175)
                                                              ---------   ---------   ---------
Cash Flows from Financing Activities:
  Borrowings on Line of Credit..............................         --      73,750      33,250
  Repayment of Line of Credit...............................    (50,000)         --          --
  Repayment of Notes Payable................................         --          --     (10,543)
  Distributions to Stockholders.............................   (363,800)   (164,982)         --
  Loans from Stockholders...................................    142,500          --          --
  Proceeds from Sale of Common Stock........................     25,000          --          --
                                                              ---------   ---------   ---------
Net Cash Provided (Used) by Financing Activities............   (246,300)    (91,232)     22,707
                                                              ---------   ---------   ---------
Net Increase (Decrease) in Cash.............................     72,169      (2,230)     33,736
Cash -- Beginning of Year...................................    116,004     118,234      84,498
                                                              ---------   ---------   ---------
Cash -- End of Year.........................................  $ 188,173   $ 116,004   $ 118,234
                                                              ---------   ---------   ---------
                                                              ---------   ---------   ---------
Supplemental Disclosures of Cash Flow Information:
  Cash Paid During the Year for:
     Interest...............................................  $  14,690   $   8,381   $   3,179
     State income taxes.....................................      6,173       4,077       1,424


         The accompanying notes are an integral part of this statement

           ALLCARE HEALTH SERVICES, INC. AND ALLCARE HOME CARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1991, 1990 AND 1989

NOTE 1 -- NATURE OF ORGANIZATION

     AllCare Health Services, Inc. (AllCare), located in Des Plaines, Illinois, was incorporated in the State of Delaware on November 4, 1983. It was organized to provide in-home medical care and related services.

     AllCare Home Care, Inc. (Home Care), located in Des Plaines, Illinois, was incorporated in the State of Illinois on December 15, 1983. The Company is a certified Medicare agency which provides home health care for Medicare patients and its operations are funded by the federal Medicare program.

     The Companies, with the consent of their shareholders, have elected under the Internal Revenue Code to be S corporations effective October 1, 1987. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements. State income tax provisions of $3,854, $6,021 and $3,877 for the years ended December 31, 1991, and 1990 and 1989, respectively, have been included in the financial statements.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

  A. Principles of Combination

     The accompanying combined financial statements include the accounts of AllCare Health Services, Inc. and AllCare Home Care, Inc., both of which are under common control. Intercompany transactions and balances have been eliminated in combination.

     These combined financial statements include the audited financial statements of AllCare Health Services, Inc., previously issued by us, dated February 23, 1990, February 18, 1991 and February 14, 1992, respectively, as well as the audited financial information of AllCare Home Care, Inc. for the years ended December 31, 1989, 1990 and 1991 dated January 19, 1993.

  Interim Period

     The statement of operations for the period from January 1, 1992 through December 4, 1992, is unaudited, but, in the opinion of management of the Company, includes all adjustments, consisting of only normal recurring adjustments, necessary to present fairly, in all material aspects, the results of operations.

  B. Accounts Receivable

     Home Care records revenue when services are performed. However, because Medicare will reimburse approved costs and not revenue, a corresponding reserve for contractual allowable is credited to reflect the actual net receivables from Medicare. The difference between revenue billed and reimbursable costs is referred to as a contractual allowance reflected as a reduction in gross revenue.

  C. Inventory

     AllCare maintains an inventory of commonly used medical supplies and pharmaceutical drugs for resale to patients. The inventory is stated at lower of cost, determined on the first-in, first-out method, or market.

  D. Depreciable Assets

     The cost of property, fixtures and equipment is depreciated over the estimated useful lives of the related assets. Leasehold improvements are depreciated over the lesser of the term of the related lease or the

           ALLCARE HEALTH SERVICES, INC. AND ALLCARE HOME CARE, INC.

estimated useful lives of the assets. Depreciation is computed on the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

     Maintenance and repairs are charged to operations when incurred. Major betterments and renewals are capitalized. When property, fixtures and equipment is sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

     Depreciable assets consist of the following:

                                                               DECEMBER 31,
                                                     ---------------------------------   ESTIMATED
                                                       1991        1990        1989         LIFE
                                                     ---------   ---------   ---------   ----------
Furniture and Operating Equipment.................   $ 115,082   $  96,970   $  97,967   5-15 Years
Computer Equipment................................     167,020     147,581     143,291      5 Years
Delivery Vehicles.................................      29,791      29,155      29,155      5 Years
                                                     ---------   ---------   ---------
Total Cost........................................     311,893     273,706     270,413
Less Accumulated Depreciation.....................     178,108     151,393     116,681
                                                     ---------   ---------   ---------
Net Book Value....................................   $ 133,785   $ 122,313   $ 153,732
                                                     ---------   ---------   ---------
                                                     ---------   ---------   ---------

  E. Other Investments

     Investments at December 31, 1991 consist primarily of 1 subscription unit in Ralin, Inc., a developer of miniaturized cardiac event recorder and pulse monitoring devices. The unit, which cost $25,000, consists of a promissory note with a face value of $21,250, 22,059 shares of preferred stock and warrants to purchase 125,000 shares of common stock.

     AllCare also acquired 8 shares of common stock and a $100 face value 13.5% senior note due December 5, 2000 of Maxicare Health Plans, Inc. under Maxicare's Plan of Reorganization of December 5, 1990. Prior to reorganization of Maxicare, the Company had been carrying this account at a zero value. Subsequent to reorganization, the investment was restated at its estimated market value of $172 at December 31, 1991.

  F. Intangible Assets

     Intangible assets at December 31, 1991 consist of a noncompetition agreement, patient list and trade name acquired in connection with the purchase of certain assets of a former home health agency.

     The assets are being amortized over their estimated lives using the straight-line method. Amortization expense charged to operations for 1991 was $10,333.

     Intangible assets consist of the following:

                                                                                ESTIMATED
                                                                     COST         LIFE
                                                                    -------     ---------
    Noncompetition Agreement......................................  $ 8,000     24 Months
    Patient List..................................................    6,000     12 Months
    Trade Name....................................................    2,000      6 Months
                                                                    -------
    Total Cost....................................................   16,000
    Less Accumulated Amortization.................................   10,333
                                                                    -------
    Net Book Value................................................  $ 5,667
                                                                    -------
                                                                    -------

           ALLCARE HEALTH SERVICES, INC. AND ALLCARE HOME CARE, INC.

NOTE 3 -- NOTES PAYABLE

    Unsecured demand notes payable to three stockholders at December 31,
      1991....................................................................  $142,500
                                                                                --------
                                                                                --------

     Interest is payable quarterly at the prime rate of LaSalle National Bank plus 1%. Interest charged to expense and accrued at December 31, 1991 is $5,087.

     On July 27, 1989, the AllCare entered into a $300,000 revolving line of credit with the Exchange National Bank of Chicago. Any amounts drawn on the line of credit are secured by all of the Company's assets pursuant to a security agreement executed the same day. The amounts borrowed and outstanding were $-0-, $50,000 and $-0-at December 31, 1991, 1990 and 1989, respectively.

     On October 18, 1989, Home Care entered into a $100,000 revolving line of credit with the Exchange National Bank of Chicago. Any amounts drawn on the line of credit are secured by all of the Company's assets pursuant to a security agreement executed the same day. The amounts borrowed and outstanding were $57,000, $57,000 and $33,250 at December 31, 1991, 1990 and 1989, respectively.

NOTE 4 -- RELATED PARTY TRANSACTIONS

     A. Effective July 22, 1987, AllCare entered into an agreement with Specialty Home Health Service, Inc. to provide management services, nursing staff and supplies necessary in performing all of its home health duties. AllCare will be compensated on a monthly basis for all direct costs plus a fixed fee of $3,880 and a management fee of 18% of net billings of the agency. This agreement is renewable for successive one year terms unless terminated by either party. The amount due from this agency (included in advances to affiliates in the accompanying balance sheets) was $20,243, $15,886 and $27,244 at December 31, 1991, 1990 and 1989, respectively. Management fees and administrative allocations totaling $238,399, $220,203, and $381,642 were charged during 1991, 1990 and 1989, respectively.

     B. In 1991, AllCare began subleasing office space and providing various administrative services to Ralin, Inc. (Note 2) for which appropriate expense allocations of $22,733 have been charged. The amount due from Ralin, Inc. at December 31, 1991 (included in Advances to Affiliates in the accompanying Balance Sheet) is $1,589.

NOTE 5 -- COMMITMENTS

     Effective September 1, 1989, AllCare entered into a lease for office space in Des Plaines, Illinois. The lease expires on August 31, 1992 and provides for minimum monthly payments ranging from $2,780 to $6,135 over the term of the lease. The lease was amended effective July 1, 1991 in order to expand the Company's office space. The monthly rent was increased to $8,052.

     Effective November 21, 1989, AllCare established a pharmaceutical sales office in New York and entered into a lease for office facilities. The lease expired on November 20, 1990 and provided for monthly payments of $1,196 over the term of the lease.

     The remaining minimum commitments under AllCare's leases are as follows:

                YEAR ENDED
               DECEMBER 31,
               ------------
                   1992..............................................  $64,416
                                                                       -------
                                                                       -------

     Effective September 1, 1989, Home Care entered into a lease for office space in Des Plaines, Illinois. The lease expires on August 31, 1992 and provides for minimum monthly payments ranging from $1,127 to $2,489 over the term of the lease. The lease was amended effective March 1, 1992 in order to expand the Company's office space. The monthly rent was increased to $4,023. The lease has subsequently been extended through April 30, 1993 at the same monthly rent.

           ALLCARE HEALTH SERVICES, INC. AND ALLCARE HOME CARE, INC.

     Effective April 1, 1991, Home Care entered into a lease for a nursing office in Chicago, Illinois. The lease expires March 31, 1992 and provides for minimum monthly lease payments of $674 over the term of the lease. The lease has subsequently been extended through March 31, 1993 under the same terms and conditions as in the original lease.

     The remaining minimum commitments under Home Care's leases are as follows

                YEAR ENDED
               DECEMBER 31,
               ------------
                   1992..............................................  $53,293
                                                                       -------
                                                                       -------
                   1993..............................................  $18,113
                                                                       -------
                                                                       -------

     Total rent and related expenses incurred on all leases during the years ended December 31, 1991, 1990 and 1989 were $120,493, $108,921 and $71,473, respectively.

     AllCare and Home Care also leases two office copiers. The remaining lease payments to be made under the operating leases are as follows:

                YEAR ENDED
               DECEMBER 31,
               ------------
                   1992...............................................  $6,343
                   1993...............................................   3,173
                                                                        ------
                             Total....................................  $9,516
                                                                        ------
                                                                        ------

NOTE 6 -- PROFIT SHARING PLAN

     During 1989, the Companies adopted a profit sharing plan pursuant to
Section 401 of the Internal Revenue Code, whereby participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code.

     The plan provides for a matching contribution by the Companies which amounted to $15,341, $13,956 and $12,097 in 1991, 1990 and 1989, respectively.
In addition, the Company may make additional contributions at the discretion of the Board of Directors. No additional contributions were authorized for 1991, 1990 or 1989.

NOTE 7 -- REPURCHASE AND REDEMPTION OF STOCK

     AllCare had an agreement with one of its stockholders regarding the repurchase of the Company's stock and from the estate of the stockholder upon his death. The agreement set forth the method for determining the repurchase price. The Company also owned a $500,000 key-man life insurance policy on this stockholder to fund the repurchase. Upon the death of the stockholder December 1, 1990, the Company recorded a liability to the estate of the former stockholder of $250,866 for the repurchase which was subsequently paid February 1, 1991. The Company also recorded a receivable for the life insurance proceeds which it recognized as an extraordinary item. The proceeds were subsequently received January 8, 1991.

     Home Care had an agreement with one of its stockholders regarding the redemption of the Company's stock from the estate of the stockholder upon his death. The agreement set forth the method for determining the redemption price. Upon the death of the stockholder December 1, 1990, the Company recorded a liability to the estate of the former stockholder of $9,819 which was subsequently paid February 1, 1991.

           ALLCARE HEALTH SERVICES, INC. AND ALLCARE HOME CARE, INC.

NOTE 8 -- DISCONTINUED OPERATIONS

     On June 30, 1990, a division of AllCare D/B/A Atlantic Critical Therapies, located in New York, ceased operations. Operating results of the division are shown separately in the accompanying income statement as discontinued operations for the period of January 1, 1990 to June 30, 1990.

NOTE 9 -- STOCK OPTIONS AND AWARDS

     During 1991, AllCare instituted a stock award program and an incentive stock plan. Under the stock award program, 203,333 treasury shares of common stock and 109,068 shares of nonvoting restricted common stock were issued to key employees in connection with the performance of services to the Company. The value of the stock issued, less cash and notes received, has been charged to expense as follows:

    Common Stock Issued.......................................................  $293,345
    Cash Received.............................................................   (16,000)
    Promissory Note...........................................................   (75,000)
                                                                                --------
    Total Stock Award Compensation............................................   202,345
    Additional Bonuses Paid...................................................    60,218
                                                                                --------
              Total Compensation Related to Stock Award Program...............  $262,563
                                                                                --------
                                                                                --------

     An additional 33,284 shares were issued under this program subsequent to December 31, 1991.

     Under AllCare's 1991 Incentive Stock Plan, the Company will grant certain key employees an option to purchase up to 117,104 shares of nonvoting restricted common stock through May 31, 2001 at an option price of $0.939 per share, but not less than 100% of the fair market value of the stock under the condition that the Company reaches certain operating levels during the period from 1992 through 1995.

NOTE 10 -- CAPITAL STOCK

     AllCare has authorized 2,000,000 shares of $.01 par value common stock and 300,000 shares of nonvoting $.01 par value common stock. On January 1, 1990, 828,333 shares of voting stock and no shares of nonvoting stock were issued and outstanding.

     On December 1, 1990, pursuant to a stockholder's agreement (Note 7), 203,333 shares of voting stock were repurchased and held in treasury. During 1991, the treasury shares and an additional 109,068 shares of nonvoting common stock were issued under the Company's stock award program (Note 9). The promissory note received for stock is included in the accompanying balance sheet as a reduction (stock subscription receivable) of stockholders' equity. The note is payable in two installments of $28,484, due June 1, 1992 and June 1, 1993 and a final installment of $28,108 due April 15, 1994. These payments include both principal and interest at 6.82% compounded annually. On December 31, 1991, there are 828,333 shares of voting and 109,068 shares of nonvoting stock issued and outstanding.

     Home Care has authorized 1,000,000 shares of no par value common stock. On January 1, 1990, 800,000 shares of stock were issued and outstanding. On December 1, 1990, pursuant to a stockholder's agreement (Note 7), 196,378 shares were redeemed. On June 1, 1991, 196,378 new shares were issued for consideration of $9,000. The number of shares issued and outstanding at December 31, 1991 is 800,000.

           ALLCARE HEALTH SERVICES, INC. AND ALLCARE HOME CARE, INC.

NOTE 11 -- STATEMENT OF CASH FLOWS

     For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of three months or less. In a series of noncash transactions during 1991, AllCare issued stock through its stock award program (Note 9) in the amount of $202,345 and in exchange for a promissory note of $75,000.

NOTE 12 -- SUBSEQUENT EVENT

     On December 4, 1992, AllCare Health Services, Inc. and AllCare Home Care, Inc. entered into a plan of merger with Medisys, Inc.'s (a Delaware corporation) wholly owned subsidiaries of Carevan Medical Systems of Illinois, Inc. (a Minnesota corporation) and Carevan Home Care of Illinois, Inc. (a Minnesota corporation), respectively. Carevan Medical Systems and Carevan Home shall be deemed the surviving corporations. Each of the companies will maintain its assets and properties and carry on its business operations in substantially the same manner as previously operated prior to the merger.

                                  APPENDIX A-1


                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER



     AGREEMENT AND PLAN OF MERGER, dated as of February 6, 1994, by and among CHM Holding Corporation, a Delaware corporation ("Newco"), Curaflex Health Services, Inc., a Delaware corporation ("CHS"), CHS Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Newco ("CHS Sub"), HealthInfusion, Inc. a Florida corporation ("HII"), HII Acquisition Company, a Florida corporation and a wholly-owned subsidiary of Newco ("HII Sub"), Medisys, Inc. a Delaware corporation ("MI"), MI Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Newco ("MI Sub"), T2 Medical, Inc., a Delaware corporation ("T2") and T2 Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Newco ("T2 Sub"). The parties hereto are sometimes hereinafter referred to collectively as the "Companies" or the "Constituent Corporations," or individually as a "Company" or a "Constituent Corporation."



     WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated December 1, 1993, as amended as of February 6, 1994 ("Prior Merger Agreement") by and among Newco, CHS, CHS Sub, HII, HII Sub, MI and MI Sub, each of CHS, HII and MI agreed, subject to the terms and conditions set forth therein, to be acquired by and become wholly-owned subsidiaries of Newco; and



     WHEREAS, the parties to the Prior Merger Agreement have agreed to enter into this Agreement to provide for the acquisition by Newco of CHS, HII, MI and T2, subject to the terms and conditions set forth herein; and



     WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective stockholders that each of CHS, HII, MI and T2 be acquired by and become wholly-owned subsidiaries of Newco and, in furtherance thereof, the Boards of Directors of the Constituent Corporations have approved, as applicable, the merger of (i) CHS Sub with and into CHS, (ii) HII Sub with and into HII, (iii) MI Sub with and into MI, and
(iv) T2 Sub with and into T2 upon the terms and subject to the conditions set forth herein (individually, a "Merger" and collectively, the "Mergers"); and



     WHEREAS, for federal income tax purposes, it is intended that each of the Mergers shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");



     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:



                                   ARTICLE I



                                  THE MERGERS



     1.1 The Mergers. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof) of each respective Merger,
(a) CHS Sub shall be merged with and into CHS, (b) HII Sub shall be merged with and into HII, (c) MI Sub shall be merged with and into MI, and (d) T2 Sub shall be merged with and into T2, with CHS, HII, MI and T2 being the surviving corporation in each respective merger (the "Surviving Corporation") and the separate existence of each of CHS Sub, HII Sub, MI Sub and T2 Sub shall thereupon cease. Each Merger shall have the effects set forth in Section
607.1106 of the Florida Business Corporation Act (the "FBCA") and Section 259 of the Delaware General Corporation Law ("DGCL"), as applicable. From and after the Effective Time of each respective Merger, each Surviving Corporation shall be a wholly-owned subsidiary of Newco.



     1.2 Effective Time of the Mergers. Each Merger shall become effective upon the completion of the filing of (a) properly executed Articles of Merger with the Department of State of the State of Florida with respect to the Merger of HII and HII Sub, and (b) properly executed Certificates of Merger with the Secretary of State of the State of Delaware reflecting the respective Mergers of CHS and CHS Sub, of MI and MI Sub, and of T2 and T2 Sub, which filings shall be made on the Closing Date after satisfaction of the conditions set forth in
Section VIII. None of the Mergers shall be effective until all of the Mergers shall have become effective. When used in this Agreement, the term "Effective Time" with respect to each such Merger


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shall mean the date and time at which all such Articles of Merger and
Certificates of Merger are successfully filed.



                                   ARTICLE II



                      NEWCO AND THE SURVIVING CORPORATIONS



     2.1 Certificate of Incorporation of the Surviving Corporations. The respective Certificate or Articles of Incorporation of each of CHS, HII, MI and T2 shall be the respective Certificate or Articles of Incorporation of the Surviving Corporation of each Merger in which such Company is involved, except that such respective Certificates or Articles of Incorporation shall be amended and restated at the Effective Time to read in their entirety substantially the same as the Certificates and Articles of Incorporation of CHS Sub, HII Sub, MI Sub and T2 Sub, respectively (with the names of CHS, HII, MI and T2 being substituted for those of CHS Sub, HII Sub, MI Sub and T2 Sub).



     2.2 Bylaws of the Surviving Corporation. The respective Bylaws of each of CHS Sub, HII Sub, MI Sub and T2 Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation of each Merger in which such Company is involved until thereafter amended in accordance with applicable law.



     2.3  Directors and Officers of the Surviving Corporations.



     (a) The respective directors of CHS Sub, HII Sub, MI Sub and T2 Sub at the Effective Time shall be the initial directors of the Surviving Corporation of each Merger in which such Company is involved and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate or Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.



     (b) The respective officers of CHS Sub, HII Sub, MI Sub and T2 Sub at the Effective Time shall be the initial officers of the Surviving Corporation of each Merger in which such Company is involved and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate or Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.



     2.4  Directors and Officers of Newco.



     (a) At or prior to the Effective Time, the Companies shall take or cause to be taken all necessary action such that, at the Effective Time, Newco's Board of Directors shall be increased to seven (7) members, without classifications of directors into separate classes. Following the Effective Time, directors shall be reelected at the annual stockholders meeting of Newco commencing in the year 1995. The directors of Newco shall be designated prior to the filing with the SEC (as hereinafter defined) of the preliminary Proxy Statement referred to in
Section 4.7 as follows: (1) CHS, acting through its current Board Of Directors, shall designate one of Newco's directors; (2) HII, acting through its current Board Of Directors, shall designate one of Newco's directors; (3) MI, acting through its current Board Of Directors, shall designate one of Newco's directors; and (4) T2, acting through its current Board of Directors shall designate four of Newco's directors, at least three of whom will not prior to such designation have been an officer of T2.



     (b) At or prior to the Effective Time, the Companies shall take or cause to be taken all necessary action such that, at the Effective Time, Newco's officers shall include the following: (i) Charles A. Laverty as Chief Executive Officer,
(ii) Miles E. Gilman as Executive Vice President, (iii) William J. Brummond as Vice President and (iv) Norman H. Werthwein as Chief Financial Officer.



     2.5 Consolidation of Corporate Headquarters. To facilitate the consolidation of the operations of the Companies, the corporate headquarters of Newco and its direct subsidiaries following the Merger shall be consolidated in Ontario, California.



     2.6 Change of Newco's Name. At or prior to the mailing to stockholders of the Proxy Statement referred to in Section 4.7, the Companies shall take or cause to be taken all necessary action such that, at the


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Effective Time, the corporate name of Newco shall be changed to another name mutually agreeable to each of CHS, HII, MI and T2.



     2.7 Employment/Severance Agreements. Prior to the Effective Time, Newco, CHS, HII, MI and T2 shall take or cause to be taken all necessary action on its part to enter into employment and severance agreements, on terms and conditions as outlined in Exhibit 2.7 hereto with certain individuals, and the applicable entity, as so described in Exhibit 2.7 hereto.



                                  ARTICLE III



                              CONVERSION OF SHARES



     3.1 Exchange Ratio. At the Effective Time, by virtue of the respective Mergers and without any action on the part of the holder thereof:



          (a) Each share of common stock of CHS, HII, MI and T2 ("Share") issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares as defined in Section 3.6 below and Shares held by Newco or any subsidiary of Newco, if any), shall be converted at the Effective Time into the right to receive shares of common stock, par value $.001 per share, of Newco ("Newco Shares"), in accordance with the following exchange ratios ("Exchange Ratio"), as applicable:



             (i) In the case of CHS, each CHS Share shall be converted into the right to receive 0.333 Newco Shares;



             (ii) In the case of HII, each HII Share shall be converted into the right to receive 0.447 Newco Shares;



             (iii) In the case of MI, each MI Share shall be converted into the right to receive 0.243 Newco Shares; and



             (iv) In the case of T2, each T2 Share shall be converted into the right to receive 0.630 Newco Shares.



          (b) At the Effective Time, all Shares of CHS, HII, MI and T2 (other than the Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the Newco Shares into which such Shares of CHS, HII, MI or T2 have been converted. Certificates representing Shares of CHS, HII, MI or T2 shall be exchanged for certificates representing whole Newco Shares issued in consideration therefor upon the surrender of such certificate in accordance with the provisions hereof. If prior to the Effective Time Newco, CHS, HII, MI or T2 should split or combine the Shares or the Newco Shares, or pay a stock dividend or other stock distribution in Shares or Newco Shares, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution.



          (c) Each Share of CHS, HII, MI or T2 held in the treasury of any such Company (or a subsidiary of such Company) and each such Share held by Newco or any subsidiary of Newco immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no Newco Shares shall be issued in exchange therefor. All Newco Shares owned by CHS, HII, MI or T2 or any subsidiary shall become treasury stock of Newco.



     Each share of common stock of CHS Sub, HII Sub, MI Sub or T2 Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation of the respective Merger in which such Company is involved.



     3.2  Exchange of Shares.



     (a) Prior to the Effective Time, Newco shall select and enter into an agreement (in form and substance reasonably satisfactory to the other Companies) with a bank or trust company to act as Exchange Agent hereunder (the "Exchange Agent"). No later than the Effective Time, Newco shall make available, and each


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


holder of Shares (other than Excluded Shares) will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such Shares for cancellation, certificates representing the number of Newco Shares into which such Shares are converted in the Merger. The Newco Shares into which the Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.



     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into Newco Shares pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Newco and the other Companies may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Newco Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Newco Shares which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this Article III.



     (c) In the event that any stock certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, Newco will issue or cause to be issued in exchange for such lost, stolen or destroyed certificate the number of Newco Shares into which such shares are converted in the Merger in accordance with this Article III. When authorizing such issuance in exchange therefor, the Board of Directors of Newco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give Newco a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against Newco with respect to the certificate alleged to have been lost, stolen or destroyed.



     3.3 Dividends; Transfer Taxes. No dividends that are declared on Newco Shares will be paid to persons entitled to receive certificates representing Newco Shares until such persons surrender their certificates representing Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Newco Shares shall be issued any dividends which shall have become payable with respect to such Newco Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any Newco Shares are to be issued in a name other than that in which the certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Newco Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Newco Shares or dividends thereon or, in accordance with Section
3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.



     3.4 No Fractional Securities. No certificates or scrip representing fractional Newco Shares shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this Article III and no dividend, stock split-up or other change in the capital structure of Newco shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of a Newco Share upon surrender of stock certificates for exchange pursuant to this Article III shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the average closing price for a Newco Share on the New York Stock Exchange, if listed thereon, or on The Nasdaq National Market, if listed thereon, for the 5 trading days immediately following the Closing Date (as defined below).


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


     3.5 Closing of Transfer Books. At the Effective Time, the stock transfer books of CHS, HII, MI and T2 shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing Newco Shares in accordance with the terms hereof. At and after the Effective Time, the holders of Shares to be exchanged for Newco Shares pursuant to this Agreement shall cease to have any rights as stockholders of CHS, HII, MI or T2 except for the right to surrender such stock certificates in exchange for Newco Shares as provided hereunder.



     3.6 Dissenting Shares. If holders of Shares are entitled to dissent from a Merger and demand appraisal of any such Shares in accordance with the provisions of the FBCA concerning the right of such holders to dissent from a Merger and demand appraisal of their shares ("Dissenting Holders"), any Shares held by a Dissenting Holder as to which appraisal has been so demanded ("Excluded Shares") shall not be converted as described in Section 3.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the FBCA; provided, however, that each Share held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such Shares, in either case pursuant to the FBCA, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive Newco Shares in accordance with the applicable Exchange Ratio.



     3.7 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster, 19900 MacArthur Boulevard, 12th Floor, Irvine, California 92715, at 9:00 a.m., local time, on the first business day (the "Closing Date") after the later of (a) the day on which the later to occur of the stockholders' meetings referred to in Section 7.4 hereof shall have occurred or (b) the day on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date, time and place as the Companies shall agree.



     3.8 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporations the title to any property or rights of any Constituent Corporation, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Constituent Corporations, in the name of and on behalf of any Constituent Corporation as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.



                                   ARTICLE IV



             REPRESENTATIONS AND WARRANTIES OF CHS, HII, MI AND T2



     As used in this Agreement, (i) the term "Material Adverse Effect" means, with respect to CHS, HII, MI or T2, as the case may be, a material adverse effect on the business, assets, results of operation or financial condition of such party and its subsidiaries taken as a whole or in the ability of such party to perform its obligations hereunder and (ii) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.


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     Each of CHS, HII, MI and T2 represents and warrants, with respect to itself and its subsidiaries, to the others and to Newco, except as disclosed to the others and to Newco in writing prior to the execution of this Agreement, as follows:



     4.1 Organization. Such Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Such Company is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect. Each corporate subsidiary of such Company is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing exists) under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not have a Material Adverse Effect.



     4.2 Capitalization. As of the date hereof, the authorized capital stock of such Company is as set forth in Exhibit 4.2 hereto. As of the date hereof, the number of Shares of such Company which are issued and outstanding is as set forth in Exhibit 4.2 hereto. All of the issued and outstanding Shares of such Company are validly issued, fully paid and nonassessable and free of preemptive rights or similar rights created by statute, the Certificate or Articles of Incorporation or Bylaws of such Company or any agreement by which such Company or any of its subsidiaries is a party or by which it is bound. Except (a) as set forth above or, (b) as disclosed in Exhibit 4.2 hereto, there are not as of the date of this Agreement any shares of capital stock of such Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating such Company to issue, transfer or sell any shares of its capital stock. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of such Company may vote ("Voting Debt") were issued and outstanding with respect to such Company.



     4.3 Authority Relative to this Agreement. Such Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by such Company and the consummation by such Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of such Company, and, except for approval by the requisite votes cast by such Company's stockholders at the meeting provided for in Section 7.4, no other corporate proceedings on the part of such Company are necessary to approve this Agreement or the transactions contemplated hereby.



     4.4 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and, as applicable, filing and recordation of Articles of Merger under the FBCA or a Certificate of Merger as required by the DGCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by such Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by such Company, nor the consummation by such Company of the transactions contemplated hereby, nor compliance by such Company with any of the provisions hereof, will
(a) result in any breach of the Certificate or Articles of Incorporation or Bylaws of such Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which such Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses
(b) and (c) for violations, breaches or defaults that would not have a Material Adverse Effect.


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     4.5  Reports and Financial Statements. Such Company has filed all reports required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since January 1, 1992, including, without limitation, an Annual Report on Form 10-K for the year ended December 31, 1992 (in the case of each of CHS, HII and MI) and for the year ended September 30, 1993 (in the case of T2) (collectively, the "SEC Reports"), and has previously furnished or made available to the other Companies true and complete copies of all such SEC Reports. None of such SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the SEC Reports fairly presents in all material respects the consolidated financial position of such Company and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of such Company and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.



     4.6 Absence of Certain Changes or Events. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, since December 31, 1992, neither such Company nor any of its subsidiaries has: (a) taken any of the actions set forth in Sections 6.1(b), 6.1(c) or 6.1(e) hereof; (b) incurred any liability material to the Company and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices;
(c) suffered a change, or any event involving a prospective change, in the business, assets, financial condition or results of operation of such Company or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by such Company to the others pursuant hereto); or (d) subsequent to the date hereof, except as permitted by Section
6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.



     4.7 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by such Company to be included in (a) the Registration Statement on Form S-4 (or S-1 or such other form required or deemed appropriate by the SEC) to be filed with the SEC by Newco under the Securities Act for the purpose of registering the Newco Shares to be issued in the Mergers or pursuant to this Agreement (the "Registration Statement") and (b) the joint proxy statement to be distributed in connection with the meetings of stockholders of the Companies to vote upon this Agreement (the "Proxy Statement"), will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of each of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement insofar as it pertains to such Company will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder. The Proxy Statement insofar as it pertains to such Company will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.



     4.8 Litigation. As of the date of this Agreement, except as disclosed in the SEC Reports filed prior to the date of this Agreement and except to the extent that individually and in the aggregate they would not reasonably be expected to have a Material Adverse Effect: (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of such Company, threatened against or involving such Company or any of its subsidiaries, or any of their properties or rights,


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before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against such Company or any of its subsidiaries; and (iii) such Company and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions or orders outstanding against them. Such Company has furnished to the other Companies in writing, a description of all litigations, actions, suits, proceedings, arbitrations, investigations known to it, judgements, decrees, injunctions or orders pending, or to its best knowledge, threatened against or involving such Company or any of its subsidiaries, or any of their properties or rights as of the date hereof.



     4.9  Contracts.



     (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements or understandings, whether written or oral, to which such Company or any of its subsidiaries is a party that relates to or affects the assets or operations of such Company or any of its subsidiaries or to which such Company or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of such Company and in full force and effect (with respect to such Company or such subsidiary), except for where the failure to be in full force and effect would not individually or in the aggregate, have a Material Adverse Effect. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in writing to the other Companies pursuant hereto, there are no existing defaults by such Company or any of its subsidiaries thereunder or, to the knowledge of such Company, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect; and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by such Company or any of its subsidiaries thereunder which default would, individually or in the aggregate, have a Material Adverse Effect.



     (b) Except as set forth in the such Company's SEC Reports (including the exhibits thereto) filed prior to the date of this Agreement and except for this Agreement, as of the date of this Agreement neither such Company nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice involving the payment of more than $50,000 per annum, in the case of any such agreement with an individual, (ii) joint venture agreement, (iii) noncompetition or similar agreements that restricts such Company or its subsidiaries from engaging in a line of business, (iv) agreement with any executive officer or other employee of such Company or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving such Company of the nature contemplated by this Agreement and which provides for the payment of in excess of $10,000, (v) agreement with respect to any executive officer of such Company or any subsidiary providing any term of employment beyond one year or compensation guaranty in excess of $75,000 per annum, or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.



     4.10  Employee Benefit Plans.



     (a) Such Company has previously delivered to the other Companies a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) policy or agreement that is maintained (all of the foregoing, the "Benefit Plans"), or is or was contributed to by such Company or pursuant to which such Company or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with such Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is still potentially liable for payments, benefits or claims. A copy of each Benefit Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement and a Determination Letter issued by the IRS for each Benefit Plan have heretofore been delivered to the other Companies. No Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA).



     (b) Each of the Benefit Plans that are subject to ERISA is in substantial compliance with ERISA; each of the Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") is so qualified; and no event has occurred, and to such Company's knowledge, there exists no condition or set of circumstances, in connection with which such Company or any ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law with respect to any Benefit Plan.



     (c) All contributions or other amounts payable by such Company or its subsidiaries through September 30, 1993 with respect to each Benefit Plan in respect of current or prior plan years have been either paid or accrued on the most recent financial statements of such Company made available to the other Companies. Any contributions or other amounts payable by such Company or its subsidiaries for periods between September 30, 1993 and the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been or will be either paid or accrued in the normal course of business on the books and records of such Company at or prior to the Effective Time. There are no pending, or, to the best knowledge of such Company, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the Benefit Plans or any trusts or other funding vehicles related thereto.



     (d) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of such Company or the ERISA Affiliates, or
(iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary).



     4.11 Taxes. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on such Company or any of its Tax Affiliates as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties or assessments of any nature, whatsoever. Such Company has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by each of its and any member of its consolidated, combined, unitary or similar group (each such member a "Tax Affiliate"). Such returns, reports and other information are accurate and complete in all material respects. Such Company has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither such Company nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither such Company nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed or assessed. No waiver or extension of time to assess any taxes has been given or requested. Such Company's federal and state income tax returns have never been audited by the Internal Revenue Service or comparable state agencies.



     4.12 Compliance With Applicable Law. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, such Company and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of such Company and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to such Company or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits or authorizations, or any such violation, would not, individually or in the aggregate, have a Material Adverse Effect.



     4.13 Subsidiaries. Exhibit 22.1 to the most recent Form 10-K included in the SEC Reports of CHS, HII, MI and T2 lists all the subsidiaries of such Company as of the date of this Agreement and indicates for each such corporate subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries are (i) held by such Company or one of such whollyowned subsidiaries, (ii) fully paid and nonassessable, and (iii) owned by such Company or one of such wholly-owned subsidiaries free and clear of any claim, lien or encumbrance.



     4.14 Labor and Employment Matters. (a) Such Company and its subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act ("WARN"), and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) to the knowledge of such Company, no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of such Company is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to such Company or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against such Company or any of its subsidiaries;
(d) no union representation question or union organizational activity exists respecting the employees of such Company or any of its subsidiaries; (e) no collective bargaining agreement exists which is binding on such Company or any of its subsidiaries; (f) neither such Company nor any of its subsidiaries has experienced any material work stoppage or other material labor difficulty; and
(g) in the event of termination of the employment of any of the current officers, directors, employees or agents of such Company or any of its subsidiaries, neither such Company, any of its subsidiaries, any other Company, the Surviving Corporation, nor Newco nor any other subsidiaries of such Company, will pursuant to any agreement or by reason of anything done prior to the Effective Time by such Company or any of its subsidiaries be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits.



     4.15 Insurance. As of the date hereof, such Company and each of its subsidiaries are insured by insurers reasonably believed by such Company to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring such Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. As of the date hereof, there are no material claims by such Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.



     4.16  Contracts with Physicians, Hospitals, HMOs and Third Party
Providers. Such Company has made available to representatives of the other Companies copies (or in the case where no written documentation exists, a summary) of all outstanding contracts, partnerships, joint ventures and other arrangements or understandings (written or oral) between (a) such Company or any of its subsidiaries and (b) any physician, hospital, HMO, other managed care organization, or other third-party provider relating to the provision of medical or consulting services, treatments, patient referrals or similar activities.



     4.17 Section 203 of the DGCL Not Applicable. The provisions of Section 203 of the DGCL will not, prior to the termination of this Agreement, assuming the accuracy of the representations contained in Section 4.18 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Mergers or the transactions contemplated hereby and thereby.

     4.18 Ownership of Shares. As of the date hereof, neither such Company nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, Shares of another Company which in the aggregate represent 10% or more of the outstanding Shares of any other Company (other than Newco).



                                   ARTICLE V



                    REPRESENTATIONS AND WARRANTIES OF NEWCO



     Newco represents and warrants to CHS, HII, MI and T2 with respect to itself and with respect to CHS Sub, HII Sub, MI Sub and T2 Sub, as follows:



     5.1 Organization. Such Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Such Company has delivered to the other Companies complete and correct copies of its Certificate or Articles of Incorporation and Bylaws or other organizational documents. Such Company has not engaged in any business since the date of its incorporation other than as contemplated hereby.



     5.2 Capitalization. The authorized capital stock of Newco consists of 75,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share (the "Newco Preferred Stock"). As of the date hereof, 1200 Newco Shares are issued and outstanding and owned of record and beneficially only by CHS, HII, MI and T2 in equal proportions. There are no shares of Newco Preferred Stock outstanding. All of the issued and outstanding Newco Shares are validly issued, fully paid, nonassessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or Bylaws of Newco or any agreement to which Newco or any of its subsidiaries is a party or by which it is bound. There are not now, and at the Effective Time there will not be, any other shares of capital stock of Newco issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Newco to issue, transfer or sell any shares of its capital stock except pursuant to this Agreement. Except as provided in this Agreement, after the Effective Time, Newco will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise. Other than as contemplated by Section 7.8, immediately after the Effective Time, there will be no option, warrant, call, right or agreement obligating Newco or any subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Newco Shares or obligating Newco or any subsidiary to grant, extend, or enter into any such option, warrant, call, right or agreement. All of the issued and outstanding capital stock of CHS Sub, HII Sub, MI Sub and T2 Sub is owned beneficially and of record by Newco and, in each case, consists solely of 1,000 shares of common stock, $1 par value per share.



     5.3 Authority Relative to this Agreement. Such Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by such Company and the consummation by such Company of the transactions contemplated hereby have been duly authorized by such Company's Board of Directors and by Newco, as sole stockholder of each of CHS Sub, HII Sub, MI Sub and T2 Sub and no other corporate proceedings on the part of such Company are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Company and constitutes a valid and binding agreement of such Company, enforceable against such Company in accordance with its terms.


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


                                   ARTICLE VI



                    CONDUCT OF BUSINESS PENDING THE MERGERS



     6.1 Conduct of Business Pending the Mergers. Each Company agrees on its own behalf and on behalf of its subsidiaries that, during the period from the date of this Agreement and continuing until the Effective Time:



          (a) the respective businesses of each Company and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;



          (b) such Company and its subsidiaries shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries;
     (ii) amend its Certificate or Articles of Incorporation, as applicable, or Bylaws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;



          (c) such Company and its subsidiaries shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except that the Company may issue Shares required to be issued upon exercise of existing stock options, warrants or similar plans, or under other contractual commitments previously made, which options, warrants, plans or commitments have been disclosed in writing to the other Companies pursuant hereto; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however, that nothing in this subsection (c) to Section 6.1 shall prevent T2 from settling (x) any government investigations previously disclosed in writing to the other Companies hereto ("Existing T2 Governmental Investigations") or (y) the existing T2 stockholder securities class action litigation;



          (d) such Company shall use its best efforts to preserve intact the business organization of Company and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries; provided, however, that no breach of this covenant shall be deemed to have occurred if a failure to comply with this
     Section 6.1(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement or any acquisition proposals made to such Company or the public announcement thereof;



          (e) such Company and its subsidiaries shall not (i) knowingly take or allow to be taken any action which would jeopardize the treatment of the transactions contemplated hereby as a pooling of interests for accounting purposes or (ii) knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of any of the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code; and



          (f) such Company and its subsidiaries shall use all reasonable efforts to prevent any representation or warranty of such Company herein from becoming untrue or incorrect in any material respect.

     6.2  Conduct of Business of Newco, CHS Sub, HII Sub, MI Sub and T2
Sub. During the period from the date of this Agreement to the Effective Time, Newco, CHS Sub, HII Sub, MI Sub and T2 Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.



     6.3 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, each Company agrees as to itself and its subsidiaries that, other than the agreements referred to in Section 2.7, it will not, without the prior written consent of the other Companies (except as required by applicable law or pursuant to existing contractual arrangements or other plans or commitments as otherwise disclosed to the other Companies in writing pursuant hereto) (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between such Company and one or more of its officers, directors or employees, in each case so as to materially increase the benefits thereunder (collectively, "Compensation Plans"), (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Compensation
Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or
(e) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such Company of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.



     6.4 Current Information. From the date of this Agreement to the Effective Time, each Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than semi-monthly) with representatives of the other Companies and to report the general status of its ongoing operations and to deliver to the other Companies (not less than quarterly) unaudited consolidated balance sheets and related consolidated statements of income, stockholders equity and cash flows for the period since the last such report. Each Company will promptly notify the others of any material change in the normal course of business or in its or its subsidiaries' properties.



     6.5 Letters of Company's Accountants. Each of CHS, HII, MI and T2 shall use all reasonable efforts to cause to be delivered to itself, to Newco and to the other Companies a so-called "comfort" letter of such Company's independent auditors with respect to the financial statements and other financial information of such Company included in the Registration Statement, each such letter dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to each of CHS, HII, MI, T2 and Newco, and in a form reasonably approved by the recipients prior to delivery thereof.



     6.6 Legal Conditions to Merger. Each Company shall, and shall cause its subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of stockholders and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption would, in such party's reasonable opinion, (i) be materially burdensome to such party and its subsidiaries taken as a whole or impact in such a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or (ii) result in the imposition of a condition or restriction on such party or on the Surviving Corporation of the type referred to in Section 8.1(e).

Each Company will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.



     6.7 Affiliates. Prior to the mailing to the stockholders of each Company of the Proxy Statement, each Company shall deliver to the other a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of such Company, "affiliates" of such Company, for purposes of Rule 145 under the Securities Act. Each Company shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to the other Companies at least 10 days prior to the Closing Date a written "affiliates" agreement, in customary form, restricting the disposition by such person of the Newco Shares to be received by such person in the Mergers, as contemplated by Rule 145 under the Securities Act and as required to qualify the Mergers for pooling of interest accounting treatment and tax-free reorganization treatment under the Code. Certificates surrendered for exchange by any person constituting an "affiliate" of a Company within the meaning of Rule 145 under the Securities Act shall not be exchanged by the Exchange Agent for Newco Shares pursuant to Section 3.2 until Newco has received such agreement described in the preceding sentence. Such affiliates agreements shall also provide for certain demand registration or piggy back registration rights in favor of such affiliates as described on Exhibit 6.7 hereto.



     6.8 Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Each Company shall file all reports required by regulation to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby other than confidential communications made in connection with the Existing T2 Governmental Investigations.



     6.9 Accounting Methods. No Company shall change its methods of accounting in effect at December 31, 1992, except as required by changes in generally accepted accounting principles as concurred in by such party's independent auditors or except as required under Section 7.13 hereof. No Company will change its fiscal year.



                                  ARTICLE VII



                             ADDITIONAL AGREEMENTS



     7.1  Access and Information.



     (a) Each Company and their respective subsidiaries shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives access during normal business hours throughout the period from the date hereof to the Effective Time to all of its books, records, properties, facilities, personnel commitments and records (including but not limited to Tax Returns) and, during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. No investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Mergers.



     (b) All information furnished by any Company to another Company pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger contemplated hereby. The parties will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with the Confidentiality Agreement dated as of November 15, 1993 among CHS, HII, MI, and the Confidentiality Agreement dated as of January 19, 1994 among CHS, HII, MI and T2 (collectively, the "Confidentiality Agreements") and such Confidentiality Agreements shall survive the termination of this Agreement.



     7.2 Acquisition Proposals. Each Company and their respective subsidiaries will not, and will use their best efforts to cause their respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives (for purposes of this Section 7.2 only, being referred to as "affiliates") not to, initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or except to the extent required in the exercise of the fiduciary duties of its Board of Directors under applicable law as advised by independent counsel, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than a party hereto or their affiliates relating to, any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing 10% or more of the total voting power of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any subsidiary, or similar transaction other than the Mergers (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). Each Company will promptly notify the others orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to the other parties hereto a copy of any written proposal.



     7.3 Registration Statement. As promptly as practicable, the Companies shall prepare and file with the SEC the Registration Statement with respect to the Newco Shares to be issued in the Mergers hereunder and use their best efforts to have the Registration Statement declared effective. The Companies shall also use their best efforts to take any action required to be taken under state securities or blue sky laws in connection with the issuance of the Newco Shares pursuant hereto. Each Company shall furnish all information concerning such Company and the holders of its capital stock and shall take such other action as may be reasonably requested in connection with such Registration Statement and issuance of Newco Shares.



     7.4 Proxy Statements; Stockholder Approvals. CHS, HII, MI and T2 acting through their respective Boards of Directors, shall, in accordance with applicable law and their Certificate or Articles of Incorporation (as applicable) and Bylaws:



          (a) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of their respective stockholders for the purpose of voting to approve and adopt this Agreement and shall use their respective best efforts, except to the extent the Board of Directors reasonably believe is otherwise required by its fiduciary duty, to obtain such stockholders approval;



          (b) except to the extent the Board of Directors reasonably believes is otherwise required by its fiduciary duty, recommend approval and adoption of this Agreement by the stockholders of such Company, and include in the Proxy Statement such recommendations, and take all lawful action to solicit such approvals; and



          (c) as promptly as practicable, prepare and file with the SEC a preliminary Proxy Statement and, after consultation with each other, respond to any comments of the SEC with respect to the preliminary Proxy Statement and cause the definitive Proxy Statement to be mailed to their respective stockholders. Whenever any event occurs which should be set forth in an amendment or a supplement to the Proxy Statement or any filing required to be made with the SEC, each party will promptly inform the other and will cooperate in filing with the SEC and/or mailing to stockholders such amendment or supplement. The Proxy Statement, and all amendments and supplements thereto, shall comply with applicable law and be in form and substance reasonably satisfactory to each such Company.



     7.5 Stock Exchange Listing. The Companies shall take such action as may be necessary or desirable to timely list the Newco Shares to be issued pursuant to the Merger on the New York Stock Exchange, if such Newco Shares are eligible for listing thereon, or under The Nasdaq National Market if not eligible for New York Stock Exchange listing.

     7.6 Antitrust Laws. As promptly as practicable, each Company shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to Section 7.1 hereof, each Company will furnish to the others such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to
Section 7.1 hereof, each Company will provide the others with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.



     7.7 Employee Benefit Plans. It is the Companies' present intent to provide after the Effective Time to continuing employees of each Company and their subsidiaries employee benefit programs that in the aggregate are generally not less favorable to such employees than those being provided to such employees on the date of this Agreement.



     7.8 Stock Options, Warrants, Debentures and other Agreements. As of the Effective Time, any stock options, warrants, convertible securities or other contractual commitments to purchase or issue Shares of CHS, HII, MI or T2 that are outstanding both as of the date hereof and at the Effective Time (whether or not contingent or otherwise requiring further shareholder approval) shall be assumed by Newco and converted into an option, warrant, convertible security or other contractual commitment as the case may be, to purchase or issue, on the same terms and conditions (including, without limitation, the date and exercise provisions) as were applicable prior to the Effective Time, the number of Newco Shares equal to the number of Shares subject to such stock option, warrant, convertible security or other contractual commitment multiplied by the applicable Exchange Ratio, at an exercise price per Newco Share equal to the former exercise price per Share under such stock option, warrant, convertible security or other contractual commitment immediately prior to the Effective Time (without taking into account any antidilution formula) divided by the applicable Exchange Ratio; provided, however, that in the case of any employee stock option to which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. No stock option or warrant shall be converted into an option or warrant to purchase a partial Newco Share. Except as provided above, the converted stock options, warrants, convertible securities or other contractual commitments shall be assumed by Newco under their same terms and conditions, but shall not be subject to further stockholder approval. Newco agrees that as soon as reasonably practicable after the Effective Time it will cause to be filed one or more Registration Statements on Form S-8 under the Securities Act, or Amendments to any existing Registration Statements on Form S-8 covering stock options and warrants, to register the Newco Shares issuable upon exercise of the aforesaid converted options or warrants, and at or prior to the Effective Time, Newco shall take all corporate action necessary to reserve for issuance a sufficient number of Newco Shares for delivery upon exercise of the options and warrants, conversion of convertible securities or otherwise pursuant to other contractual commitments assumed pursuant to this Section 7.8. The consummation of the Merger shall not be treated as a termination of employment for purposes of the option plans.



     7.9 Director and Officer Indemnification. All rights to indemnification and advancement of expenses existing in favor of the directors, officers and agents of any Company (the "Indemnified Parties") under the provisions existing on the date hereof of any Company's Certificate or Articles of Incorporation, Bylaws and indemnification agreements of any Company shall survive the Effective Time for at least six years thereafter (including any directors' and officers' liability insurance heretofore maintained if such insurance remains available for such period on commercially reasonable terms) and Newco agrees to indemnify and advance expenses to the Indemnified Parties to the full extent required or permitted by any Company under the provisions existing on the date hereof of any Company's Certificate or Articles of Incorporation, Bylaws and indemnification agreements of any Company.



     7.10 Public Announcements. So long as this Agreement is in effect, each Company agrees that it will obtain the approval of the other party prior to issuing any press release and will use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the National Association of Securities Dealers, Inc.



     7.11 Expenses. Subject to Section 9.3 hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that if the Merger is not consummated CHS, HII, MI and T2 shall share equally the expenses incurred in connection with printing and mailing the Proxy Statement and the Registration Statement, the fees and expenses of Gardner, Carton & Douglas and all filing fees with the SEC, under state blue sky laws, with the New York Stock Exchange or The Nasdaq Stock Market, Inc. and under the HSR Act.



     7.12  Additional Agreements.



     (a) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to Section 6.6 hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.



     (b) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to Section 6.6 hereof, each Company will cooperate with the others and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.



     (c) Each party will keep the other party apprised of the status of any inquiries made of such party by the Federal Trade Commission, the Department of Justice, the SEC, or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.



     7.13 Company Accruals and Reserves. Prior to the Closing Date, each Company shall review and, to the extent determined necessary or advisable, consistent with generally accepted accounting principles and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its accrual, reserve and provision policies and practices to (a) reflect the Surviving Corporation's plans with respect to the conduct of the Company's business following the Merger and (b) make adequate provision (for the costs and expenses relating thereto) so as to be applied consistently on a mutually satisfactory basis with those of the other Companies. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this Section 7.13. Notwithstanding the foregoing, (i) no Company shall be obligated to take in any respect any such action pursuant to this Section 7.13 (other than pursuant to the preceding sentence) unless and until the other Companies acknowledges that all conditions to their obligations to consummate the Merger have been satisfied and (ii) no adjustments made solely as a result of this Section 7.13 shall change the Exchange Ratio.



                                  ARTICLE VIII



                   CONDITIONS TO CONSUMMATION OF THE MERGERS



     8.1 Conditions to All Companies' Obligation to Effect the Mergers. The respective obligations of all Companies to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by all, but not less than all, Companies:



          (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act.



          (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of each Company in accordance with applicable law.



          (d) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of any Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of any Merger. Other than the filing of Articles of Merger with the Department of State for the State of Florida and Certificates of Merger with the Secretary of State of Delaware, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Mergers or on the Surviving Corporations and their subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. All state securities or blue sky permits and other authorizations necessary to issue the Newco Shares in exchange for the Shares of CHS, HII, MI and T2 and to consummate the Merger shall have been received.



          (e) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to any Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon any Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon any Company or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.



          (f) The aggregate amount of cash required to be paid on account of all Excluded Shares and with respect to any cash payments for fractional Newco Shares pursuant to Section 3.4, shall not exceed ten percent (10%) of the value (determined in accordance with APB Opinion No. 16) of the Newco Shares issuable in exchange for Shares of CHS, HII, MI and T2 at the Effective Time.



          (g) Each Company shall have received a letter, dated the Closing Date of its regularly retained independent auditors, and in form and substance reasonably satisfactory to it to the effect that the Merger qualifies for "pooling of interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles.



          (h) Newco (or, as applicable, the respective Companies) shall have offered to enter into the agreements referred to in Section 2.7 hereof with the parties referred to in Exhibit 2.7.



     8.2 Conditions to Obligation of Each Company to Effect the Merger. The obligation of each Company to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by such Company:



          (a) Each of the other Companies shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the other Companies contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and each Company shall have received a certificate of the Chairman of the Board, the President or an Executive Vice President of each of the other Companies as to the satisfaction of this condition.

          (b) Each Company shall have received an opinion of its outside counsel or, in the case of HII, its outside auditors, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger applicable to such Company will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that such Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In addition, each Company shall have received the opinion of its, and the other Companies' respective, outside counsel dated the Closing Date and addressed to itself and all other Companies covering the additional matters set forth in Exhibit 8.2(b).



          (c) Each Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation and its subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.



                                   ARTICLE IX



                       TERMINATION, AMENDMENT AND WAIVER



     9.1 Termination. This Agreement may be terminated and the Mergers contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Companies:



          (a) By mutual written consent of all of the Companies.



          (b) By any Company if the Mergers shall not have been consummated on or before June 30, 1994.



          (c) By any Company if there shall have been any material breach of a material obligation of another Company hereunder and, if such breach is curable, such default shall have not been remedied within 10 days after receipt by the other Company, as the case may be, of notice in writing from such Company specifying such breach and requesting that it be remedied; provided, that such 10-day period shall be extended for so long as the other Company shall be making diligent attempts to cure such default.



          (d) By any Company if the Board of Directors of any other Company shall have withdrawn or modified in a manner adverse to the others its approval or recommendation of this Agreement or the Mergers, or shall have resolved to do the same; provided, however, that a Company may not terminate this Agreement pursuant to this clause if, as a result of a Company's receipt of an Acquisition Proposal from a third party, a Company withdraws or modifies its approval or recommendation of this Agreement or the Mergers but thereafter (and prior to termination by another Company) the recipient Company publicly reconfirms its recommendation of the transactions contemplated hereby and notifies the other Companies of such reconfirmation prior to termination of this Agreement by another Company pursuant to this clause.



          (e) By any Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any Merger and such order, decree, ruling or any other action shall have become final and non-appealable.



          (f) By any Company upon written notice to the others if any approval of the stockholders of a Company required for the consummation of the Merger submitted for their approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof.



          (g) By any Company, if it shall receive any Acquisition Proposal after the date hereof from a third party or parties and the Board of Directors of such Company shall have determined in good faith that in the exercise of its fiduciary duties to the stockholders of such Company that such Company must pursue such Acquisition Proposal; provided that such Company may only terminate this Agreement pursuant to this clause if it simultaneously with such termination delivers to the other Companies the termination fees provided for in Section 9.3(a) and (b) hereof.



     9.2  Effect of Termination.



     (a) In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of any Company or their respective officers or directors (except as set forth in Section 7.1(b) hereof and except for Sections 7.11, 9.3, 10.2 and 10.6 hereof which shall survive the termination). Nothing contained in this Section 9.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.



     (b) Concurrently with the execution of this Agreement, Newco, CHS, CHS Sub, HII, HII Sub, MI and MI Sub have terminated the Prior Merger Agreement, subject to reinstatement only as provided below. In the event that prior to the mailing of the Proxy Statement to stockholders, this Agreement is terminated under
Section 9.1(d) or (g) above as a result of (i) action by T2's or T2 Sub's Board of Directors to withdraw, modify in an adverse manner its approval or recommendation of this Agreement or the Mergers or (ii) a termination by T2 pursuant to Section 9.1(g), then the Prior Merger Agreement providing for the mergers of CHS Sub into CHS, HII Sub into HII and MI Sub into MI shall be reinstated and such parties shall be obligated to proceed with the mergers called for thereunder subject to the terms and conditions of the Prior Merger Agreement; provided that, upon the mailing of the Proxy Statement to stockholders pursuant to Section 7.4(c) hereof, the reinstatement provisions of the Prior Merger Agreement shall be terminated as provided therein.



     9.3 Certain Termination Fees. If any of CHS, HII, MI or T2 (an "Operating Company") either (1) violates its obligations set forth in Section 7.2 hereof in any material respect or otherwise breaches in any material respect any of its other material obligations hereunder and this Agreement is thereafter terminated pursuant to Section 9.1(c) or (2) prior to termination of this Agreement receives any Acquisition Proposal, and this Agreement is thereafter terminated pursuant to Sections 9.1(d) or 9.1(g) as a result of receipt of such Acquisition Proposal, then the Operating Company which has so violated or breached its obligations as aforesaid or which was in receipt of such Acquisition Proposal (the "Payor Company") shall pay to each of the other Operating Companies the following fees:



          (a) the reasonable fees and expenses of each such other Operating Company incurred by such other Operating Company prior to such termination (but not less than $250,000);



          (b) if T2 is the Payor Company, the sum of $1.5 million shall be payable by T2 to each of CHS, HII and MI; if CHS is the Payor Company, the sum of $1.5 million shall be payable by CHS to each of HII, MI and T2; if HII is the Payor Company, the sum of $1.5 million shall be payable by HII to each of CHS, MI and T2; and if MI is the Payor Company, the sum of $750 thousand shall be payable by MI to each of CHS, HII and T2; provided that such amounts payable under this clause (b) shall be reduced by any amounts paid by such Payor Company under clause (a) above; and



          (c) if T2 is the Payor Company, the additional sum of $3.5 million to each of CHS, HII and MI, payable only if a T2 Acquisition Transaction is consummated within twelve months of a termination of this Agreement as to which a termination fee by T2 is payable under clause (a) and (b) above. For the purpose of this Section 9.3, a "T2 Acquisition Transaction" shall mean any transaction involving T2 (other than the Mergers) of the type described in the definition of Acquisition Proposal in Section 7.2 hereof.



     9.4 Amendment. This Agreement may be amended by action taken at any time before or after approval hereof by the stockholders of the Companies, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.



     9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.



                                   ARTICLE X



                               GENERAL PROVISIONS



     10.1 Survival of Representations, Warranties and Agreements. No representations, warranties or agreements contained herein shall survive beyond the Effective Time except that the agreements contained in Sections 2.3, 3.1, 3.2, 3.3, 3.4, 3.5, 7.8, 7.9, 7.10, 7.12(a), 9.3, 10.1, 10.6 and 10.7 hereof, and all other agreements of Newco, shall survive beyond the Effective Time.



     10.2 Brokers. HII represents and warrants to the other Companies that, except for its financial advisors, Hambrecht & Quist Incorporated, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HII and that a true and complete copy of the engagement letter between HII and Hambrecht & Quist Incorporated has previously been delivered to the other Companies. CHS represents and warrants to the other Companies that, except for its financial advisors, Smith Barney Inc., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CHS and that a true and complete copy of the engagement letter among CHS and Smith Barney has previously been delivered to Companies. MI represents and warrants to the other Companies that, except for its financial advisers, Piper Jaffray Inc., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MI, and that a true and complete copy of the engagement letter among MI and Piper Jaffray Inc. has previously been delivered to the other Companies. T2 represents and warrants to the other Companies that, except for its financial advisors, Kidder Peabody & Co. Incorporated and except pursuant to its Engagement Letter dated November 29, 1993, as amended by letter dated January 28, 1994, with James M. Sweeney (as amended, the "Engagement Letter"), no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon the arrangements made by or on behalf of T2, and that true and complete copies of the engagement letter between T2 and Kidder Peabody & Co. Incorporated and the Engagement Letter with Mr. Sweeney have previously been delivered to the other Companies.



     10.3 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):



          (a) If to CHS, to:


               Curaflex Health Services, Inc.


               3281 Guasti Road, Suite 800


               Ontario, California 91761


               Attention: Kevin M. Higgins, Esq.


                          Vice President and General Counsel
         with a copy to:


               Morrison & Foerster


               19900 MacArthur Boulevard, Suite 1200


               Irvine, California 92715


               Attention: Robert M. Mattson, Jr., Esq.



          (b) If to HII, to:


               HealthInfusion, Inc.


               5200 Blue Lagoon Drive, Suite 200


               Miami, Florida 33126


               Attention: Miles E. Gilman, President



         with a copy to:


               Greenberg, Traurig, Hoffman, Lipoff,


                 Rosen & Quentel, P.A.


               1221 Brickell Avenue


               Miami, Florida 33131


               Attention: Bruce E. Macdonough, Esq.



          (c) If to MI, to:


               Medisys, Inc.


               4550 West 77th Street


               Edina, Minnesota 55435


               Attention: William J. Brummond, President



         with a copy to:


               Oppenheimer Wolff & Donnelly


               3400 Plaza VII


               45 South Seventh Street


               Minneapolis, Minnesota 55402


               Attention: Mark A. Kimball, Esq.



          (d) If to T2, to:


               T2 Medical, Inc.


               1121 Alderman Drive


               Alpharetta, Georgia 30202


               Attention: Tommy H. Carter, President



         with a copy to:


               Brobeck Phleger and Harrison


               4675 MacArthur Court


               Suite 1000


               Newport Beach, California 92660-1836


               Attention: Richard A. Fink, Esq.



          (e) If to Newco, CHS Sub, HII Sub, MI Sub or T2 Sub to:


               Morrison & Foerster


               19900 MacArthur Boulevard, Suite 1200


               Irvine, California 92715


               Attention: Robert M. Mattson, Jr.



         and with a copy to all other Companies as aforesaid.



     10.4 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.



     10.5 Entire Agreement; Assignment. This Agreement (including the Exhibits, and other documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise. In this regard, each of CHS, HII and MI represent and warrant that, except for the Prior Merger Agreement and the reinstatement provisions thereof as described in Section 9.2(b) hereof, such party has no arrangement or understanding with any other party to this Agreement with respect to a merger or similar transaction in the event this Agreement is terminated.



     10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.



     10.7 Parties in Interest. Except for Sections 2.7, 7.8, 7.9, and 7.11 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit or remedies of any nature whatsoever or by reason of this Agreement.



     10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.



     10.9 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.



     10.10 Jurisdiction and Venue. Each party hereto hereby agrees that any proceeding relating to this Agreement and the Mergers shall be brought in a state court of Delaware. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Delaware court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Delaware court or to any claim that such Delaware court is an inconvenient form.



     10.11 Investigation. The respective representations and warranties of each Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.



     10.12 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of any or Company, the written consent of the Chief Executive Officer of a Company shall be sufficient to constitute such consent.

     IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.



CURAFLEX HEALTH SERVICES, INC.                   CHM HOLDING CORPORATION

By: /s/  CHARLES A. LAVERTY                      By: /s/  CHARLES A. LAVERTY
    --------------------------------------           -------------------------------------
    Name: Charles A. Laverty                         Name: Charles A. Laverty
    Title:  Chairman, President and Chief            Title:  Chief Executive Officer
            Executive Officer

CHS ACQUISITION COMPANY                          MEDISYS, INC.

By: /s/  CHARLES A. LAVERTY                      By: /s/  WILLIAM J. BRUMMOND
    --------------------------------------           -------------------------------------
    Name: Charles A. Laverty                         Name: William J. Brummond
    Title:  Authorized Officer                       Title:  President and Chief Executive
                                                             Officer

HEALTHINFUSION, INC.                             MI ACQUISITION COMPANY

By: /s/  MILES E. GILMAN                         By: /s/  WILLIAM J. BRUMMOND
    --------------------------------------           -------------------------------------
    Name: Miles E. Gilman                            Name: William J. Brummond
    Title:  President and Chief Executive            Title:  President
            Officer

HII ACQUISITION COMPANY                          T2 MEDICAL, INC.

By: /s/  MILES E. GILMAN                         By: /s/  TOMMY H. CARTER
    --------------------------------------           -------------------------------------
    Name: Miles E. Gilman                            Name: Tommy H. Carter
    Title:  President                                Title:  President and Chief Executive
                                                             Officer

                                                 T2 ACQUISITION COMPANY

                                                 By: /s/  TOMMY H. CARTER
                                                     -------------------------------------
                                                     Name: Tommy H. Carter
                                                     Title:  President



NOTE: Exhibits and Schedules to this Agreement have been intentionally omitted.

                                  APPENDIX A-2

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER



     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of May 25, 1994 (this "First Amendment"), is made by and among CORAM HEALTHCARE CORPORATION, a Delaware corporation (formerly "CHM Holding Corporation") ("Newco"), T2 Medical, Inc., a Delaware corporation ("T2"), T2 Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Newco
("T2 Sub"), Curaflex Health Services, Inc., a Delaware corporation ("CHS"), CHS Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Newco ("CHS Sub"), HealthInfusion, Inc., a Florida corporation ("HII"), HII Acquisition Company, a Florida corporation and wholly-owned subsidiary of Newco ("HII Sub"), Medisys, Inc., a Delaware corporation ("MI"), and MI Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Newco ("MI Sub"). The parties hereto are sometimes hereinafter referred to, collectively, as the "Companies" or the "Constituent Corporations" or, individually, as a "Company" or a Constituent Corporation."



     WHEREAS, each of the parties hereto is a party to that certain Agreement and Plan of Merger, dated February 6, 1994 (the "Merger Agreement"), pursuant to which and subject to the terms and conditions set forth therein, each of T2, CHS, HII and MI agreed to be acquired by and become wholly-owned subsidiaries of Newco; and



     WHEREAS, the parties hereto desire to amend and supplement certain terms and provisions of the Merger Agreement as more particularly set forth herein.



     NOW, THEREFORE, in consideration of the foregoing, the following covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:



     1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the same respective meanings ascribed to such terms in the Merger Agreement.



     2. Amendments.



     (a) Subsection (b) of Section 2.3 of the Merger Agreement is hereby amended by deleting subsection (b) of Section 2.3 in its entirety and inserting in its place the following new subsection (b) of Section 2.3 which shall read as follows:



          "(b) The respective officers of T2, CHS, HII and MI at the Effective Time shall be the initial officers of the Surviving Corporation of each Merger in which such Company is involved and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate or Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law."



     (b) Section 2.4 of the Merger Agreement is hereby amended by deleting
Section 2.4 in its entirety and inserting in its place the following new Section
2.4 which shall read in its entirety as follows:



          "2.4  Directors and Officers of Newco.



          (a) At or prior to the Effective Time, the Companies or Newco, as appropriate, shall take or cause to be taken all necessary action such that, at the Effective Time, Newco's Board of Directors shall be increased to seven (7) members, without classifications of directors into separate classes. Following the Effective Time, directors shall be reelected at the annual stockholders meeting of Newco commencing in the year 1995. The parties hereto hereby agree that the following individuals shall serve as the initial directors of Newco until such reelection: (1) James M. Sweeney, who shall also serve as the Chairman of the Board of Newco; (2) Charles A. Laverty; (3) Miles E. Gilman; (4) L. Peter Smith; (5) Tommy H. Carter, who shall also serve as Vice Chairman of the Board of Directors of Newco; (6) Richard A. Fink; and (7) Stephen G. Pagliuca. The parties hereto hereby further agree that in the event that Mr. Laverty resigns or otherwise ceases to serve as a director of Newco prior to the end of his initial term as a director of Newco, the remaining directors of Newco shall appoint either C. Sage Givens or John S. Chamberlin to fill such vacant directorship for the remainder of such term.


                                      A-2-1

          (b) At or prior to the Effective Time, the Companies or Newco, as appropriate, shall take or cause to be taken all necessary action such that, at the Effective Time, the following individuals shall be appointed to the following offices of Newco, to hold office at the pleasure of the Board of Directors of Newco until a respective successor has been duly appointed or elected and qualified, unless sooner removed (other than Charles A. Laverty, who will enter into an employment agreement with Newco as more particularly described on Exhibit 2.7 hereto, which shall set forth, among other things, the terms and conditions with respect to Mr. Laverty's employment with Newco): (1) James M. Sweeney, Chief Executive Officer, (2) Charles A. Laverty, Senior Executive Vice President; (3) Miles
     E. Gilman, Executive Vice President; (4) Norman H. Werthwein, Acting Chief Financial Officer; (5) William J. Brummond, Vice President; (6) John T. Gallatin, Vice President; and (7) John D. Hirsch, M.D., Physician Advisory Director."



     (c) The Merger Agreement is hereby further amended by deleting Section 2.5 in its entirety.



     (d) Section 2.6 of the Merger Agreement is hereby amended by deleting
Section 2.6 in its entirety and inserting in its place the following new Section
2.6 which shall read in its entirety as follows:



          "2.6 Change of Newco's Name. At or prior to the mailing to stockholders of the Proxy Statement referred to in Section 4.7, the Companies or Newco, as appropriate, shall take or cause to be taken all necessary action such that, at the Effective Time, the corporate name of Newco shall be changed to "Coram Healthcare Corporation." "



     (e) Section 6.1 of the Merger Agreement is hereby amended by deleting subsection (f) thereof in its entirety and inserting in its place the following new subsection (f) and additional paragraph thereafter which shall read as follows:



          "(f) such Company and its subsidiaries shall use all reasonable efforts to prevent any representation or warranty of such Company herein from becoming untrue or incorrect in any material respect;



     provided, that, notwithstanding the foregoing, any action taken or to be taken by Newco, the Companies or any Company which is expressly set forth or otherwise provided for in the Proxy Statement referred to in Section 4.7 shall not be deemed to constitute a violation or breach of, or otherwise be in conflict with, any provision of this Section 6.1."



     (f) Section 6.3 of the Merger Agreement is hereby amended by deleting the period set forth at the end of the last sentence thereof and adding to the end of such last sentence thereof immediately following the phrase "any of the transactions contemplated by this Agreement" set forth at the end of clause (e) thereof, the phrase"; provided, that, notwithstanding the foregoing, any action taken or to be taken by Newco, the Companies or any Company which is expressly set forth or otherwise provided for in the Proxy Statement referred to in
Section 4.7 shall not be deemed to constitute a violation or breach of, or otherwise be in conflict with, any provision of this Section 6.3."



     (g) Section 8.1 of the Merger Agreement is hereby amended by adding at the end of Section 8.1 immediately after subsection (h) thereof the following new subsection (i) of Section 8.1 which shall read as follows:



          "(i) Each of the respective current directors of T2, CHS, HII and MI shall have resigned effective as of the Effective Time."



     (h) Subsection (b) of Section 9.1 of the Merger Agreement is hereby amended by deleting said subsection (b) in its entirety and inserting in its place the following new subsection (b) of Section 9.1:



          "(b) By any Company if the Mergers shall not have been consummated on or before July 31, 1994."


                                      A-2-2

     (i) Section II of Exhibit 2.7 to the Merger Agreement is hereby amended by adding at the end of the subsection thereof entitled "OTHER EXECUTIVE OFFICERS" the following additional section entitled "NON-EMPLOYEE DIRECTORS":



     "NON-EMPLOYEE DIRECTORS



          To the extent it will not prevent pooling of interests treatment for the Mergers, the outstanding MI options of the four non-employee directors of MI which would otherwise terminate ninety days after the Effective Time of the Merger, will be amended to provide that such options may be exercised for one year after the Effective Time of the Merger, subject to any required stockholder approvals in connection therewith."



     (j) Schedule 1 of Exhibit 2.7 to the Merger Agreement is hereby amended by deleting the subsection thereof entitled "LAVERTY EMPLOYMENT AGREEMENT" in its entirety and replacing said subsection with the following new subsection:



     "LAVERTY EMPLOYMENT AGREEMENT



    Participant:             o      Charles A. Laverty, Senior Executive Vice President
    Term:                           One Year
    Base Salary:                    $450,000 per annum
    Incentive Compensation:         An annual bonus of up to 100% of Base Salary will be
                                    payable in cash and/or Newco Shares, upon Newco achieving
                                    certain performance objectives for the year in question
                                    as set by the Chairman of Newco or by Newco's Board of
                                    Directors or a committee thereof.
    Stock Option:                   Options for 100,000 Newco Shares at an exercise price
                                    equal to the average sales price of Newco common stock
                                    for the five trading days immediately following the
                                    Effective Time of the Mergers. Such options shall be
                                    fully vested and immediately exercisable as of the time
                                    of grant.
    Severance:                      Upon the termination of Mr. Laverty's employment for any
                                    reason (other than by Newco "for cause"), including
                                    expiration of the term of Mr. Laverty's employment
                                    agreement with Newco, Newco shall pay to Mr. Laverty a
                                    severance/non-compete payment of $2,500,000, payable over
                                    three years in thirty-six (36) equal monthly installments
                                    (co-extensive with the three year non-compete period)
                                    commencing the first day of the calendar month after
                                    termination.
    Other Provisions:               Benefits; payment by Newco of all fees, costs and
                                    expenses incurred by Mr. Laverty in the event Newco
                                    requires Mr. Laverty to relocate his primary residence
                                    (subject to Mr. Laverty's consent to such relocation),
                                    including broker's fees, mortgage payments on his former
                                    residence after the date of relocation until such
                                    residence is sold and any loss sustained by him on the
                                    sale of such residence.
    Termination:                    Terminable at any time by Mr. Laverty but only "for
                                    cause" by Newco. A pro rata portion of Mr. Laverty's
                                    annual bonus, together with the remaining balance of Mr.
                                    Laverty's annual base salary, shall be payable in the
                                    event Mr. Laverty's employment with Newco is terminated
                                    by Mr. Laverty after completion of at least six months of
                                    service with Newco following the Effective Time."


                                      A-2-3

     3. Miscellaneous. Except as expressly provided in this First Amendment and the attachments hereto, the Merger Agreement shall remain unchanged and be in full force and effect. This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law. This First Amendment may be executed by facsimile transmission and in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same original instrument and any of the parties hereto may execute this First Amendment by signing any such counterpart.



     IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunder fully authorized, all as of the date first above written.



T2 MEDICAL, INC.                                 T2 ACQUISITION COMPANY

By:   /s/      TOMMY H. CARTER                   By:          TOMMY H. CARTER
    ------------------------------------             ----------------------------------
       Tommy H. Carter, President and                     Tommy H. Carter, President
          Chief Executive Officer


CURAFLEX HEALTH SERVICES, INC.                   CHS ACQUISITION COMPANY

By:         CHARLES A. LAVERTY                   By:        CHARLES A. LAVERTY
    ------------------------------------             ----------------------------------
            Charles A. Laverty,                         Charles A. Laverty, President
            Chairman, President
        and Chief Executive Officer


HEALTHINFUSION, INC.                             HII ACQUISITION COMPANY

By:           MILES E. GILMAN                    By:          MILES E. GILMAN
    ------------------------------------             ----------------------------------
       Miles E. Gilman, President and                     Miles E. Gilman, President
          Chief Executive Officer


MEDISYS, INC.                                    MI ACQUISITION COMPANY

By:          WILLIAM J. BRUMMOND                 By:        WILLIAM J. BRUMMOND
    ------------------------------------             ----------------------------------
     William J. Brummond, President and                 William J. Brummond, President
          Chief Executive Officer


CORAM HEALTHCARE CORPORATION

By:          JAMES M. SWEENEY
    ------------------------------------
             James M. Sweeney,
           Chairman of the Board


                                      A-2-4

                                   APPENDIX B

                        FLORIDA BUSINESS CORPORATION ACT
                    SECTIONS 607.1301, 607.1302 AND 607.1320

                                                                      APPENDIX B

     607.1301 DISSENTER'S RIGHTS; DEFINITIONS.-- The following definitions apply to ss. 607.1302 and 607.132:

     (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

     607.1302 RIGHT OF SHAREHOLDERS TO DISSENT.-- (1) Any shareholder has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party:

          1.  If the shareholder is entitled to vote on the merger, or

          2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

     (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

     (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

     (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

     (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

          1. Altering or abolishing any preemptive rights attached to any of his shares;

          2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

          3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

          4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

          5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

          6. Reducing the stated dividend preference of any of his preferred shares; or

          7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

     (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

     (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

     (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger [or]1 share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or held of record by not fewer than 2,000 shareholders.

     (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.-- (1)(a) If a proposed corporate action creating dissenters' rights under s. 607.1320 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

          1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

          2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

     (b) If proposed corporate action creating dissenters' rights under
s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

- ---------------

     1"Of" in original.

     (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

          (a) Such demand is withdrawn as provided in this section;

          (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

          (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

          (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

     (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

          (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

          (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

     (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

     (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive a payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

     (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as 1authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation. (Last amended by Ch. 93-281, L. '93, eff. 5-15-93.)

- ---------------

     1Ch. 93-281, L. '93, eff. 5-15-93, added matter in italic and deleted1 "in the case of other treasury shares".

                                   APPENDIX C


                                  [LETTERHEAD]



February 6, 1994



The Board of Directors


Curaflex Health Services, Inc.


One Lakeshore Center


3281 Guasti Road, Suite 800


Ontario, California 91761



Members of the Board:



     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Curaflex Health Services, Inc. ("CHS") of the consideration to be received by such stockholders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of February 6, 1994 (the "Merger Agreement"), by and among CHM Holding Corporation ("Newco"), CHS, CHS Acquisition Company, a wholly owned subsidiary of Newco ("CHS Sub"), HealthInfusion, Inc. ("HII"), HII Acquisition Company, a wholly owned subsidiary of Newco ("HII Sub"), Medisys, Inc. ("MI"), MI Acquisition Company, a wholly owned subsidiary of Newco ("MI Sub"), T2 Medical, Inc. ("T2") and T2 Acquisition Company, a wholly owned subsidiary of Newco ("T2 Sub"). As more fully described in the Merger Agreement, (i) (A) CHS Sub will be merged with and into CHS, (B) HII Sub will be merged with and into HII, (C) MI Sub will be merged with and into MI and (D) T2 Sub will be merged with and into T2 (collectively, the "Merger") and (ii) (A) each outstanding share of the common stock, par value $0.001 per share, of CHS (the "CHS Common Stock") will be converted into the right to receive 0.333 of a share of the common stock, par value $0.001 per share, of Newco (the "Newco Common Stock" and the ratio of the number of shares of Newco Common Stock for which each outstanding share of CHS Common Stock is to be exchanged, the "CHS Exchange Ratio"), (B) each outstanding share of the common stock, par value $0.01 per share, of HII (the "HII Common Stock") will be converted into the right to receive 0.447 of a share of Newco Common Stock (the ratio of the number of shares of Newco Common Stock for which each outstanding share of HII Common Stock is to be exchanged, the "HII Exchange Ratio"), (C) each outstanding share of the common stock, par value $0.01 per share, of MI (the "MI Common Stock") will be converted into the right to receive
0.243 of a share of Newco Common Stock (the ratio of the number of shares of Newco Common Stock for which each outstanding share of MI Common Stock is to be exchanged, the "MI Exchange Ratio") and (D) each outstanding share of the common stock, par value $0.01 per share, of T2 (the T2 Common Stock") will be converted into the right to receive 0.630 of a share of Newco Common Stock (the ratio of the number of shares of Newco Common Stock for which each outstanding share of T2 Common Stock is to be exchanged, the T2 Exchange Ratio").



     In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of CHS and certain senior officers and other representatives and advisors of HII, MI and T2 concerning the business, operations and prospectus of CHS, HII, MI and T2. We examined certain publicly available business and financial information relating to CHS, HII, MI and T2 as well as certain financial forecasts and other data for CHS, HII, MI and T2 which were provided to us by the respective managements of CHS, HII, MI and T2, including information relating to certain strategic implications and operational benefits anticipated from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the CHS Common Stock, the HII Common Stock, the MI Common Stock and the T2 Common Stock; the respective companies' historical and projected earnings;

and the capitalization and financial condition of CHS, HII, MI and T2. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered comparable to the Merger and analyzed certain financial and other publicly available information relating to the businesses of other companies whose operations we considered comparable to those of CHS, HII, MI and T2. We also evaluated the potential pro forma financial impact of the Merger. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary to arrive at our opinion.



     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us. With respect to financial forecasts and other information provided to or otherwise discussed with us, we assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of CHS, HII, MI and T2 as to the expected future financial performance of CHS, HII, MI and T2. We also assumed that the Merger will be treated as a pooling-of-interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of CHS, HII, MI and T2. We are not expressing any opinion as to what the value of the Newco Common Stock actually will be when issued to CHS stockholders pursuant to the Merger or the price at which the Newco Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CHS, HII, MI or T2 nor have we made any physical inspection of the properties or assets of CHS, HII, MI or T2. With respect to outstanding litigation and other proceedings involving T2, we have assumed and relied, with your consent, upon the judgment of T2's advisors that the outcome of such litigation and proceedings are not expected, individually or in the aggregate, to have material adverse effect on the financial condition or results of operations of T2. Our opinion is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.



     Smith Barney has been engaged to render financial advisory services to CHS in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we may actively trade the equity and debt securities of CHS, HII, MI and T2 for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Smith Barney has provided CHS with financial advisory and investment banking services in the past, including acting as financial advisor to CHS in connection with its acquisition of Clinical Homecare, Ltd. in March, 1993 and as co-manager for the initial public offering by CHS in March, 1992 of CHS Common Stock, for which services we have received customary fees.



     Our advisory services and the opinion expressed herein are provided solely for the use of the Board of Directors of CHS in its evaluation of the proposed Merger and are not on behalf of, and are not intended to confer rights or remedies upon, HII, MI or T2, any stockholder of CHS, HII, MI or T2, or any person other than CHS' Board of Directors. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.



     Based upon and subject to the foregoing, our experience as investment bankers, our work as describecd above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the CHS Exchange Ratio is fair, from a financial point of view, to the holders of CHS Common Stock.



Very truly yours,



[SIG]



SMITH BARNEY INC.

                                   APPENDIX D

                           HAMBRECHT & QUIST OPINION

February 6, 1994



The Board of Directors


HealthInfusion, Inc.


5200 Blue Lagoon Drive


Suite 200


Miami, Florida 33126



Ladies and Gentlemen:



     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "Common Stock") of HealthInfusion, Inc. ("HealthInfusion" or the "Company") of the consideration to be received by such shareholders in connection with the proposed merger (the "Proposed Transaction") of the Company with T2 Medical, Inc. ("T2"), Curaflex Health Services, Inc. ("Curaflex") and Medisys, Inc. ("Medisys").



     We understand that CHM Holding Corporation ("Newco"), HII Acquisition Company, T2 Acquisition Company, CHS Acquisition Company, MI Acquisition Company (each wholly-owned subsidiaries of Newco), the Company, T2, Curaflex, and Medisys propose to enter into an Agreement and Plan of Merger dated as of February 6, 1994 (the "Agreement"). The terms of the Agreement provide, among other things, that (i) each of the Company, T2, Curaflex and Medisys shall become wholly-owned subsidiaries of Newco, and (ii) with respect to the holders of common stock of the Company, T2, Curaflex and Medisys other than such stock held by shareholders who have perfected their appraisal rights, if any, under applicable laws, (a) each share of Common Stock, par value $.01 per share, shall be converted into the right to receive 0.447 shares of Newco common stock, par value $0.001 per share ("Newco Common Stock"), (b) each share of T2 common stock, par value $.001 per share shall be converted into the right to receive
0.630 shares of Newco Common Stock, (c) each share of Curaflex common stock, par value $.001 per share shall be converted into the right to receive 0.333 shares of Newco Common Stock, and (d) each share of Medisys common stock, par value $.01 per share, shall be converted into the right to receive 0.223 shares of Newco Common Stock. For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a reorganization under the United States Internal Revenue Code for the shareholders of the Company and that the Proposed Transaction will be accounted for as a pooling of interests.



     Hambrecht & Quist Incorporated ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Board of Directors of HealthInfusion in connection with the Proposed Transaction and will receive a fee for our services (including the rendering of this opinion).



     In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:



     (i) reviewed the publicly available consolidated financial statements of the Company for recent years and interim periods to date and certain other relevant financial and operating data of the Company (including its capital structure) made available to us from the internal records of the Company;



     (ii) discussed with certain members of the management of the Company the business, financial condition and prospects of the Company;



     (iii) reviewed certain financial and operating information, including certain projections provided by the management of the Company, relating to the Company;



     (iv) reviewed the publicly available consolidated financial statements of T2, Curaflex and Medisys for recent years and interim periods to date and certain other relevant financial and operating data of T2, Curaflex and Medisys (including their respective capital structures) made available to us from the internal records of T2, Curaflex and Medisys, respectively;

     (v) reviewed certain financial and operating information, including certain projections provided by the managements of T2, Curaflex and Medisys and discussed such projections with certain members of the managements of T2, Curaflex and Medisys, respectively;



     (vi) reviewed the recent reported prices and trading activity for the common stock of the Company, T2, Curaflex and Medisys and compared such information and certain financial information of the Company, T2, Curaflex and Medisys with similar information for certain other companies engaged in businesses we consider comparable to those of the Company, T2, Curaflex and Medisys;



     (vii) discussed with parties other than T2, Curaflex and Medisys the possibility of a transaction or series of transactions involving a business combination with the Company;



     (viii) reviewed the terms, to the extent publicly available, of certain comparable acquisition transactions;



     (ix) reviewed the Agreement; and



     (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.



     We have not independently verified any of the information concerning the Company, T2, Curaflex, or Medisys considered in connection with our review of the Proposed Transaction and, for purposes of the opinion set forth herein, we have assumed and relied upon the accuracy and completeness of all such information. We have not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of the Company, T2, Curaflex, or Medisys, nor have we conducted a physical inspection of the properties and facilities of the Company, T2, Curaflex, or Medisys. Furthermore, with your permission, we have not prepared or obtained any evaluation or appraisal of any potential or pending litigation that may involve T2 or accordingly HealthInfusion, Curaflex, Medisys or Newco, including without limitation, certain investigations specified in Item 1 and certain litigation specified in
Item 3 of the T2 Annual Report on Form 10-K for the year ended September 30, 1993. With respect to the financial forecasts and projections made available to us and used in our analyses, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of the Company, T2, Curaflex, and Medisys. We have assumed that none of the Company, T2, Curaflex or Medisys is a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the Proposed Transaction and those in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which Newco Common Stock will trade subsequent to the Effective Time (as defined in the Agreement).



     Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the Common Stock in the Proposed Transaction is fair to such holders from a financial point of view. We express no opinion, however, as to the adequacy of any consideration received in the Proposed Transaction by T2, Curaflex or Medisys or any of their respective affiliates or any holder of Common Stock that perfects its appraisal rights, if any, under applicable laws.



Very truly yours,



    [SIG]



HAMBRECHT & QUIST INCORPORATED

                                   APPENDIX E


                                  (LETTERHEAD)



                                February 4, 1994



The Board of Directors


Medisys, Inc.


4550 West 77th Street


Edina, Minnesota 55435



Members of the Board:



     In connection with the proposed merger transaction ("Merger") pursuant to an Agreement and Plan of Merger to be dated February 4, 1994 ("Agreement"), whereby CHMT Holding Corporation ("Newco") will establish four wholly-owned subsidiaries: CHS Acquisition Company ("CHS Sub"), HII Acquisition Company ("HII Sub"), MI Acquisition Company ("MI Sub") and T2 Acquisition Company ("T2 Sub"), Curaflex Health Services, Inc. ("CHS Sub") shall be merged with and into CHS Sub, Health Infusion, Inc. ("HII") shall be merged with and into HII Sub, T3 Medical, Inc. ("T2") shall be merged with and into T2 Sub and Medisys, Inc. ("Medisys" of "MI") shall be merged with and into MI Sub (the above-referenced wholly-owned subsidiaries are hereinafter collectively referred to as the "Companies"), you have requested our opinion as to the fairness, from a financial point of view, to Medisys shareholders of the consideration to be received in the Merger. Pursuant to the agreement, the consideration to be received by the Medisys shareholders will consist of Newco common stock in a transaction which will be accounted for as a pooling-of-interests.



     Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. Piper Jaffray has previously acted as an underwriter of Medisys securities and has provided financial advisory services to Medisys. Piper Jaffray also provides research coverge for Medisys and makes a market in Medisys common stock. Piper Jaffray has been engaged to act as Medisys' financial advisor in connection with the Merger for which Medisys will pay a fee which is contingent upon consummation of the Merger. For our services in rendering this oinion, Medisys will also pay us a fee which is not contingent upon the consummation of the Merger. Medisys will also indemnify us against certain liabilities in connection with this engagement.



     In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed a draft of the Agreement dated February 1, 1994, audited consolidated financial statements for the Companies for the fiscal years ended 1990, 1991 and 1992, audited consolidated financial statements for T2 for the fiscal year ended September 30, 1993, unaudited consolidated financial statements for the Companies for the fiscal periods ended December 31, 1993, certain internal financial information of the Companies prepared or provided by the Companies' management for financial planning purposes, certain publicly available information relative to the Companies, certain other financial and securities data of the Companies, certain financial and securities data of companies deemed similar to MI or representative of the business sector in which it operates, and the financial terms, to the extent publicly-available, of certain acquisition transactions involving companies deemed similar to MI. We have visited the MI's headquarters in Minneapolis, Minnesota; CHS' headquarters in Ontario, California; and HII's headquarters in Miami, Florida and met with T2 management in Alpharetta,

Georgia and Irvine, California. We have had discussions regarding the financial condition, current operating results, business outlook and prospects for MI, CHS, HII, T2 and Newco with members of their respective managements.



     We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided by MI, CHS, HII and T2 or otherwise made available to us and have not attempted independently to verify such information. We have further relied upon the assurances of MI, CHS, HII and T2 management that the information provided has been prepared on a reasonable basis and, with respect to financial planning data, reflects the best currently available estimates, and that MI, CHS, HII and T2 management are not aware of any information or facts that would make the information provided to us incomplete or misleading. In arriving at our opinion, we have not performed any appraisals or valuations of specific assets of MI, CHS, HII and T2 and express no opinion regarding the liquidation value of MI, CHS, HII and T2. It is proposed that Newco's common stock will be listed on the New York Stock Exchange. We make no representation concerning the price at which such common stock may trade. Our opinion is based upon existing conditions which are subject to evaluation on the date hereof. Upon the advice of MI, CHS, HII and T2 and their legal and accounting advisors, we have assumed the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not received advice from legal counsel to MI, CHS, HII and T2 concerning the probable outcome of, or estimated damages which might arise from, any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either MI, CHS, HII and T2 or their affiliates is a party or may be subject and have undertaken no analysis thereof independently. Accordingly, at Medisys' direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters and their potential impact on Newco.



     In arriving at our opinion, we have not performed any appraisals or valuations of specific assets of MI, CHS, HII and T2, including without limitation, intellectual property, and we express no opinion regarding the liquidation value of any entity. We have not been authorized by the Board of Directors of Medisys to solicit other entities for purposes of a business combination with Medisys.



     Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the consideration to be received by Medisys shareholders pursuant to the Agreement is fair, from a financial point of view, to Medisys shareholders as of the date hereof.



Very truly yours,



PIPER JAFFRAY INC.

                                   APPENDIX F


                [KIDDER, PEABODY & CO. INCORPORATED LETTERHEAD]



                                                                    June 3, 1994



Board of Directors


T2 Medical, Inc.


1121 Alderman Drive


Alpharetta, GA 30202



Gentlemen:



     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the "T2 Common Stock"), of T2 Medical, Inc. ("T2") of the T2 Exchange Ratio (as hereinafter defined) in the Merger (as hereinafter defined) pursuant to the Agreement and Plan of Merger, dated as of February 6, 1994, as amended on May 25, 1994 (as amended, the "Merger Agreement"), by and among Curaflex Health Services, Inc. ("Curaflex"), HealthInfusion, Inc. ("HealthInfusion") and Medisys, Inc. ("Medisys"), T2, Coram Healthcare Corporation ("Coram") and four wholly-owned subsidiaries of Coram -- CHS Acquisition Company ("CHS Acquisition"), HII Acquisition Company ("HII Acquisition"), MI Acquisition Company ("MI Acquisition") and T2 Acquisition Company ("T2 Acquisition").



     Under the terms of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement): (i) CHS Acquisition will be merged with and into Curaflex, HII Acquisition will be merged with and into HealthInfusion, MI Acquisition will be merged with and into Medisys and T2 Acquisition will be merged with and into T2 (collectively, the "Merger"); (ii) each outstanding share of common stock, $0.001 par value, of Curaflex will be converted into
0.333 of a share of common stock, $0.001 par value, of Coram ("Coram Common Stock"); (iii) each outstanding share of common stock, $0.01 par value, of HealthInfusion (other than shares held by stockholders who perfect their dissenters' rights) will be converted into 0.447 of a share of Coram Common Stock; (iv) each outstanding share of common stock, $0.01 par value, of Medisys will be converted into 0.243 of a share of Coram Common Stock; and (v) each outstanding share of T2 Common Stock will be converted into 0.630 of a share of Coram Common Stock (the "T2 Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.



     Kidder, Peabody & Co. Incorporated ("Kidder, Peabody"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for rendering this opinion. In the past, Kidder, Peabody has performed investment banking and financial advisory services for T2 from time to time for which we have received compensation. A Managing Director of Kidder, Peabody is a member of the Board of Directors of T2, for which service he has received director's fees and options, and Kidder, Peabody was engaged to render financial advisory services to former affiliates of T2 in the past. We may provide investment banking and financial advisory services to Coram in the future.



     In connection with our opinion, we have reviewed, among other things, the Merger Agreement, the Proxy Statement/Prospectus relating to the Merger (the "Proxy Statement/Prospectus") as filed with the Securities

T2 Medical, Inc.


June 3, 1994


Page 2



and Exchange Commission and certain financial and other information with respect to T2, Curaflex, HealthInfusion and Medisys (collectively, the "Companies") that was publicly available or furnished to us by or on behalf of the Companies, including certain financial analyses, financial forecasts, reports and other information prepared by their respective managements and representatives. We held discussions with the managements and representatives of the Companies concerning the respective Companies' historical and current operations, financial condition and prospects, as well as the strategic and operating benefits anticipated from the Merger. In addition, we (i) reviewed the price and trading histories of the common stocks of the Companies and compared those prices and trading histories with those of publicly traded companies we deemed relevant; (ii) compared the financial positions and operating results of the Companies with those of publicly traded companies we deemed relevant; (iii) compared certain financial terms of the Merger to certain financial terms of selected other business combinations we deemed relevant; (iv) reviewed the potential pro forma financial effects of the Merger; and (v) conducted such other financial studies, analyses and investigations and reviewed such other factors as we deemed appropriate for purposes of this opinion.



     In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by us that was publicly available or furnished to us by or on behalf of the Companies. We have assumed that the financial forecasts which we examined were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of the Companies with respect to the future performance of the respective Companies. We have also assumed, with your consent, that: (i) the strategic and operating benefits anticipated by the management and representatives of T2 will be realized from the Merger; (ii) the Merger will be accounted for under the pooling-of-interests method of accounting; (iii) the Merger will be a tax-free reorganization; (iv) no adjustment will be made to the T2 Exchange Ratio or to the exchange ratios regarding Curaflex, HealthInfusion and Medisys (collectively, the "Exchange Ratios"); and (v) all material liabilities (contingent or otherwise, known or unknown) of the Companies are as set forth in the consolidated financial statements of the Companies. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Companies, nor were we furnished with any such evaluations or appraisals. Kidder, Peabody was not requested to, and did not, participate in the structuring or negotiation of the Merger. Each of the Exchange Ratios was determined in arms-length negotiations among the Companies. Our opinion is based upon economic, monetary and market conditions existing on the date hereof. Furthermore, we express no opinion as to the price or trading range at which shares of Coram Common Stock will trade following the Merger.



     In the ordinary course of our business, we trade the equity securities of T2 for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.



     It is understood that this letter is for the information of the Board of Directors of T2 only and may not be used for any other purpose without our prior written consent; however, this letter may be disclosed in the Proxy Statement/Prospectus.



     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the T2 Exchange Ratio is fair, from a financial point of view, to the holders of shares of T2 Common Stock.



                                          Very truly yours,



                                          KIDDER, PEABODY & CO. INCORPORATED

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) As permitted by the Delaware General Corporation Law, CHM Holding's Certificate of Incorporation (the "CHM Holding Certificate") eliminates the liability of directors to CHM Holding or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law.

     (b) The CHM Holding Bylaws provide that CHM Holding will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of CHM Holding against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS.

     The exhibits to the Registration Statement required by Item 601 of Regulation S-K are listed in the accompanying index to exhibits.

     (B) FINANCIAL STATEMENTS AND SCHEDULES.

          (1) Financial Statements

     The financial statements filed as part of this Registration Statement are indexed for each of Curaflex, HealthInfusion and Medisys on Page F-1.

        (2) Schedules


     The following financial statement schedules of each of Curaflex, HealthInfusion and Medisys are included in this Form S-4:



     (a) Curaflex Health Services, Inc. and Subsidiaries:



  SCHEDULE NO.     PAGE NO.                 DESCRIPTION OF SCHEDULE
- -----------------  --------   ----------------------------------------------------
Not applicable      S-1       Independent Auditor's Report
Schedule II         S-2       Amounts Receivable From Related Parties and
                              Underwriters, Promoters, and Employees Other Than
                              Related Parties
Schedule VIII       S-3       Valuation and Qualifying Accounts
Schedule X          S-4       Supplementary Income Statement Information For the
                              Years Ended December 31, 1991, 1992 and 1993



     (b) HealthInfusion, Inc. and Subsidiaries:



  SCHEDULE NO.     PAGE NO.                 DESCRIPTION OF SCHEDULE
- -----------------  --------   ----------------------------------------------------
Not applicable      S-5       Independent Auditor's Report
Schedule II         S-6       Amounts Receivable From Related Parties
Schedule VIII       S-7       Valuation and Qualifying Accounts
Schedule IX         S-8       Short-Term Borrowings
Schedule X          S-9       Supplementary Income Statement Information For the
                              Years Ended December 31, 1991, 1992 and 1993

     (c) Medisys, Inc. and Subsidiaries:



  SCHEDULE NO.     PAGE NO.                 DESCRIPTION OF SCHEDULE
- -----------------  --------   ----------------------------------------------------
Not applicable      S-10      Independent Auditors' Report
Schedule VIII       S-11      Valuation and Qualifying Accounts and Reserves For
                              the Years Ended December 31, 1991, 1992 and 1993
Schedule IX         S-12      Short-Term Borrowings For the Years Ended December
                              31, 1991, 1992 and 1993
Schedule X          S-13      Supplementary Income Statement Information For the
                              Years Ended December 31, 1991, 1992 and 1993



     Schedules other than those listed above have been omitted because they either are not required, are not applicable or the information is included in the appropriate financial statements and notes thereto.


     (C) OPINIONS OF FINANCIAL ADVISORS.


          (1) The opinion of Smith Barney Inc. constitutes Appendix C to the Joint Proxy Statement/ Prospectus.


          (2) The opinion of Hambrecht & Quist constitutes Appendix D to the Joint Proxy Statement/ Prospectus.

          (3) The opinion of Piper Jaffray Inc. constitutes Appendix E to the Joint Proxy Statement/ Prospectus.

          (4) The opinion of Kidder, Peabody & Co. Incorporated constitutes Appendix F to the Joint Proxy Statement/Prospectus.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that:

          (a)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

             (2) The registration undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to met the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newport Beach, California, on this day of May, 1994.


                                          CORAM HEALTHCARE CORPORATION


                                          By:     /s/  JAMES M. SWEENEY
                                             ------------------------------


                                              James M. Sweeney,


                                              Chief Executive Officer and
                                              Chairman


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, James M. Sweeney, Norman
H. Werthwein and Kevin M. Higgins, or any of them, with full power to act alone, his true and lawful attorneys-in-fact, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                SIGNATURES                               TITLE                      DATE
                ----------                               -----                      ----
         /s/  JAMES M. SWEENEY                Chief Executive Officer            May   , 1994
- -----------------------------------------         and Chairman
             James M. Sweeney


       /s/  NORMAN H. WERTHWEIN               (Principal Executive Officer)
- -----------------------------------------        Acting Chief Financial          May   , 1994
           Norman H. Werthwein                   Officer (Acting Principal
                                                 Financial and Accounting
                                                 Officer)

        /s/  CHARLES A. LAVERTY               Senior Executive Vice President    May   , 1994
- -----------------------------------------
          Charles A. Laverty


       /s/  TOMMY H. CARTER                    Vice Chairman of the Board        May   , 1994
- -----------------------------------------
             Tommy H. Carter


      /s/  MILES E. GILMAN                             Director                  May   , 1994
- -----------------------------------------
          Miles E. Gilman


      /s/  L. PETER SMITH                              Director                  May   , 1994
- -----------------------------------------
         L. Peter Smith


     /s/  RICHARD A. FINK                              Director                  May   , 1994
- -----------------------------------------
        Richard A. Fink


    /s/  STEPHEN G. PAGLIUCA                           Director                  May   , 1994
- -----------------------------------------
       Stephen G. Pagliuca

                   INDEPENDENT AUDITORS' REPORT ON SCHEDULES

The Board of Directors
Curaflex Health Services, Inc.

     The audits referred to in our report dated February 28, 1994 included the related financial statement schedules as of December 31, 1993 and for each of the years in the three year period ended December 31, 1993, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                    KPMG Peat Marwick

Ontario, California
February 28, 1994

                                                                     SCHEDULE II

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

           AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS,
              PROMOTERS, AND EMPLOYEES OTHER THAN RELATED PARTIES
                                 (IN THOUSANDS)


                                                                                                       BALANCE
                                                                          DEDUCTIONS              AT END OF PERIOD
                                     BALANCE AT                    -------------------------     -------------------
                                    BEGINNING OF                    AMOUNTS        AMOUNTS                     NOT
          NAME OF DEBTOR               PERIOD        ADDITIONS     COLLECTED     WRITTEN OFF     CURRENT     CURRENT
- ----------------------------------  ------------     ---------     ---------     -----------     -------     -------
Charles A. Laverty(1)
  Year ended December 31, 1992          $ --           $ 400         $  --          $  --         $ 400       $  --
  Year ended December 31, 1993           400              17            --             --           417          --
Irwin Kramer(2)
  Year ended December 31, 1991            78              77            --             --            --         155
  Year ended December 31, 1992           155              77            --             --            --         232
  Year ended December 31, 1993           232              77            --             --            --         309


- ---------------

(1) Principal amount and all interest accumulated thereon at an interest rate of 3.61% per annum, is due in one payment on November 1, 1994. This note is non-collateralized.

(2) Interest receivable relates to an $860 thousand stock purchase note and is due December 31, 1999.

                                                                    SECTION VIII

                  CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

                          VALUATION AND QUALIFYING ACCOUNTS
                                   (IN THOUSANDS)

                                                                           CONTRACTUAL                  BALANCE
                                 BALANCE AT     ADDITIONS     CHARGED TO    ALLOWANCE                   AT END
                                 BEGINNING    FROM BUSINESS     COSTS/     CHARGED TO                     OF
          DESCRIPTION            OF PERIOD    COMBINATIONS     EXPENSES     REVENUES     DEDUCTIONS(1)  PERIOD
- -------------------------------  ----------   -------------   ----------   -----------   ------------   -------
Allowance for doubtful accounts
  and contractual adjustments:
Year ended December 31, 1991...   $  5,118       $    --        $3,618       $ 7,951       $ (8,149)    $ 8,538
                                 ----------   -------------   ----------   -----------   ------------   -------
                                 ----------   -------------   ----------   -----------   ------------   -------
Year ended December 31, 1992...   $  8,538       $ 1,181        $5,679       $12,328       $(20,658)    $ 7,068
                                 ----------   -------------   ----------   -----------   ------------   -------
                                 ----------   -------------   ----------   -----------   ------------   -------
Year ended December 31, 1993...   $  7,068       $ 2,834        $5,557       $40,380       $(40,475)    $15,364
                                 ----------   -------------   ----------   -----------   ------------   -------
                                 ----------   -------------   ----------   -----------   ------------   -------

- ---------------

(1) Amounts reflect write-off of amounts that are deemed uncollectible.

                                                                      SCHEDULE X

                CURAFLEX HEALTH SERVICES, INC. AND SUBSIDIARIES

                   SUPPLEMENTARY INCOME STATEMENT INFORMATION

              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993
                                 (IN THOUSANDS)

                                                                        CHARGED TO COSTS AND
                                                                              EXPENSES
                                                                     --------------------------
                               ITEM                                  1991      1992       1993
- -------------------------------------------------------------------  ----     ------     ------
Maintenance and repairs............................................   --        --         --
Depreciation.......................................................  $903     $1,162     $2,022
Amortization of goodwill...........................................    58        315      1,362
Amortization of organization and pre-startup costs.................   --         135        614
Amortization of patent.............................................   --        --            3
                                                                     ----     ------     ------
          Total depreciation and amortization of intangible assets,
            preoperating costs and similar deferrals...............  $961     $1,612     $4,001
                                                                     ----     ------     ------
                                                                     ----     ------     ------
Taxes other than payroll and income taxes..........................   --        --         --
Royalties..........................................................   --        --         --
Advertising costs..................................................   --        --         --

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                  ON SCHEDULES

To the Stockholders of
  HealthInfusion, Inc. and subsidiaries:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of HealthInfusion, Inc. and subsidiaries included in this joint proxy statement/prospectus, and have issued our report thereon dated March 18, 1994. Our audits were made for the purpose of forming an opinion on those financial statements taken as a whole. The schedules included are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN & CO.

Miami, Florida,
  March 18, 1994.

                                                                     SCHEDULE II

                     HEALTHINFUSION, INC. AND SUBSIDIARIES

                    AMOUNTS RECEIVABLE FROM RELATED PARTIES

                                                                    DEDUCTIONS             BALANCE AT END
                                     BALANCE AT              ------------------------         OF PERIOD
                                     BEGINNING                AMOUNTS       AMOUNTS     ---------------------
          NAME OF DEBTOR             OF PERIOD    ADDITIONS  COLLECTED    WRITTEN OFF   CURRENT   NOT CURRENT
- -----------------------------------  ----------   --------   ----------   -----------   -------   -----------
Year ended December 31, 1993
  Brian Dickson....................    $   --     $444,000     $   --        $  --       $  --     $ 444,000

                                                                   SCHEDULE VIII

                     HEALTHINFUSION, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                                                                                                    BALANCE
                                             BALANCE AT   PROVISION FOR                                AT
                                             BEGINNING      DOUBTFUL                 ACCOUNTS        END OF
                                             OF PERIOD      ACCOUNTS       OTHER    WRITTEN OFF      PERIOD
                                             ----------   -------------   -------   -----------    ----------
Allowance for contractual adjustments and
  doubtful accounts
For the Year Ended December 31, 1991.......  $  557,267    $    548,453   $    --   $  (256,255)   $  849,465
                                             ----------   -------------   -------   -----------    ----------
                                             ----------   -------------   -------   -----------    ----------
For the Year Ended December 31, 1992.......  $  849,465    $  1,205,399   $    --   $  (399,558)   $1,655,306
                                             ----------   -------------   -------   -----------    ----------
                                             ----------   -------------   -------   -----------    ----------
For the Year Ended December 31, 1993.......  $1,655,306    $  5,658,519   $    --   $(3,614,443)   $3,699,382
                                             ----------   -------------   -------   -----------    ----------
                                             ----------   -------------   -------   -----------    ----------

                                                                     SCHEDULE IX

                     HEALTHINFUSION, INC. AND SUBSIDIARIES
                             SHORT-TERM BORROWINGS

                                                                   MAXIMUM         AVERAGE         WEIGHTED
            CATEGORY OF                             WEIGHTED       AMOUNT          AMOUNT           AVERAGE
             AGGREGATE                 BALANCE      AVERAGE      OUTSTANDING     OUTSTANDING     INTEREST RATE
            SHORT-TERM                 AT END       INTEREST     DURING THE      DURING THE       DURING THE
            BORROWINGS                OF PERIOD       RATE         PERIOD          PERIOD           PERIOD
- -----------------------------------  -----------   ----------   -------------   -------------   ---------------
For the Year Ended December 31,
  1991.............................       No short-term borrowings during the year ended December 31, 1991
For the Year Ended December 31,
  1992
  Bank borrowings..................  $ 4,537,887      6.25%      $  4,916,636    $ 3,788,253         6.20%
                                     -----------   ----------   -------------   -------------      -------
                                     -----------   ----------   -------------   -------------      -------
For the Year Ended December 31,
  1993
  Bank borrowings..................  $10,123,382      4.85%      $ 11,113,377    $ 6,679,370         5.84%
                                     -----------   ----------   -------------   -------------      -------
                                     -----------   ----------   -------------   -------------      -------

                                                                      SCHEDULE X

                     HEALTHINFUSION, INC. AND SUBSIDIARIES
                   SUPPLEMENTARY INCOME STATEMENT INFORMATION
              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                                                CHARGED TO COSTS AND EXPENSES
                                                            -------------------------------------
                           ITEM                               1991         1992          1993
- ----------------------------------------------------------  --------     ---------    -----------
Goodwill amortization.....................................  $295,984     $ 758,026    $ 1,052,016
Branch start-up costs.....................................    58,237        49,002         85,705
Other deferrals...........................................    34,604        57,510        129,967
                                                            --------     ---------    -----------
          Total amortization of assets, preoperating costs
            and similar deferrals.........................  $388,825     $ 864,538    $ 1,267,688
                                                            --------     ---------    -----------
                                                            --------     ---------    -----------
Advertising costs.........................................  $296,412     $ 630,327    $   875,924
                                                            --------     ---------    -----------
                                                            --------     ---------    -----------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Medisys, Inc.

     In connection with our audit of the consolidated financial statements of Medisys, Inc. as of December 31, 1993 and 1992 and for the years then ended, which financial statements are included in the T2/Curaflex/ HealthInfusion/Medisys Registration Statement on Form S-4, we have also audited the Medisys, Inc. supplemental financial statement schedules included herein.

     The financial statements and financial statement schedules have been restated to give retroactive effect to the merger of Medisys, Inc. and Subsidiaries and American Home Therapies, Inc., on July 30, 1993, which has been accounted for as a pooling of interests as described in Notes 1 and 2 to the consolidated financial statements.

     In our opinion, these supplemental financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material aspects, the information required to be included therein.

     We previously audited and reported on the financial statements and financial statement schedules of Medisys, Inc. and Subsidiaries as of December 31, 1991 and for the year then ended, prior to their restatement for the 1993 pooling of interests. The contribution of Medisys, Inc. and Subsidiaries to total revenues and net income represented 67 and 42 percent of the respective restated totals. Separate financial statements and financial statement schedules of American Home Therapies included in the statements and schedules referred to above were audited and reported on separately by other auditors. We have also audited the combination of the accompanying financial statement schedules as of December 31, 1991 and for the year then ended, after restatement for the 1993 pooling of interests; in our opinion, such supplemental financial statement schedules have been properly combined on the basis described in Note 1 of the notes to the consolidated financial statements.

                                                    COOPERS & LYBRAND

Minneapolis, Minnesota
  February 11, 1994

                                                                   SCHEDULE VIII

                         MEDISYS, INC. AND SUBSIDIARIES

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                                       ADDITIONS
                                                ------------------------
                                 BALANCE AT      CHARGED        CHARGED
                                 BEGINNING       TO COSTS      TO OTHER                       BALANCE
                                     OF            AND         ACCOUNTS--    DEDUCTIONS--    AT END OF
                                   PERIOD        EXPENSES      DESCRIBE       DESCRIBE         PERIOD
                                 ----------     ----------     ---------     -----------     ----------
Allowance for doubtful accounts
  1991.........................   $  82,543     $  225,790                    $  27,843(1)   $  280,490
  1992.........................     280,490        597,726     $434,886 (2)     345,168(1)      967,934
  1993.........................     967,934      1,013,850                      791,920(1)    1,189,864

- ---------------

(1) Write-off of trade accounts receivable, net of bad debt recoveries.

(2) Allowances for doubtful accounts acquired through business combinations.

                                                                     SCHEDULE IX

                         MEDISYS, INC. AND SUBSIDIARIES

                             SHORT-TERM BORROWINGS
             FOR THE YEARS ENDED DECEMBER 31, 1991, 1992, AND 1993

                                                                                                AVERAGE
                                                  WEIGHTED                                     INTEREST
           CATEGORY OF              BALANCE       AVERAGE        MAXIMUM         AVERAGE         RATE
         AGGREGATE SHORT             AT END       INTEREST       AMOUNT          AMOUNT         DURING
       TERM BORROWINGS(1)          OF PERIOD        RATE       OUTSTANDING     OUTSTANDING     PERIOD(2)
- ---------------------------------  ----------     --------     -----------     -----------     ---------
1993
Notes payable to banks for
  borrowings.....................  $4,950,000       6.75%      $ 4,950,000     $ 2,425,000        6.75%
1992
Notes payable to banks for
  borrowings.....................     500,000       12.0%          500,000          42,000        12.0%
1991
Notes payable to banks for
  borrowings.....................     325,000        8.0%        1,300,900       1,056,000        11.0%

- ---------------
(1) See Note 3 of Notes to Consolidated Financial Statements for descriptions of borrowing arrangements.

(2) Weighted average interest rate during the period is calculated by dividing interest expense, including fees paid to factor, by the average amount outstanding based on month-end balances.

                                                                      SCHEDULE X

                         MEDISYS, INC. AND SUBSIDIARIES

                   SUPPLEMENTARY INCOME STATEMENT INFORMATION

              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                                              1991         1992          1993
                                                            --------     --------     ----------
Maintenance and repairs...................................        --           --             --
Depreciation and amortization of intangibles..............        --           --             --
Taxes other than payroll and income.......................        --           --             --
Rents.....................................................  $444,804     $848,764     $1,347,880
Advertising costs.........................................        --           --             --

                                 EXHIBIT INDEX

                                                                                      SEQUENTIALLY
    EXHIBIT                                                                             NUMBERED
      NO.                                   DESCRIPTION                                   PAGE
    -------     --------------------------------------------------------------------  ------------
      2.1       Agreement and Plan of Merger dated as of February 6, 1994, by and among the Registrant, T2, Curaflex, HealthInfusion, Medisys, T2
                Acquisition Company, CHS Acquisition Company, HII Acquisition
                Company and MI Acquisition Company (the "Merger Agreement").........
      2.2       First Amendment to Agreement and Plan of Merger dated as of May 25,
                1994, by and among the Registrant, T2, Curaflex, HealthInfusion,
                Medisys, T2 Acquisition Company, CHS Acquisition Company, HII
                Acquisition Company and MI Acquisition Company......................
      3.1       Certificate of Incorporation of Registrant, as amended through May
                11, 1994............................................................
      3.2       Bylaws of Registrant................................................
      3.3       Amended Certificate of Incorporation of T2, as amended through
                February 3, 1992(1).................................................
      3.4       Bylaws of T2(2).....................................................
      3.5       Restated Certificate of Incorporation of Curaflex(3)................
      3.6       Bylaws of Curaflex(4)...............................................
      3.7       Articles of Incorporation of HealthInfusion(5)......................
      3.8       Bylaws of HealthInfusion(6).........................................
      3.9       Certificate of Incorporation of Medisys(7)..........................
      3.10      Bylaws of Medisys(8)................................................
      4.1       See Certificate of Incorporation of Registrant, as amended through
                May 11, 1994, at Exhibit 3.1 hereto, the Bylaws of Registrant at
                Exhibit 3.2 hereto and the Merger Agreement at Exhibit 2.1 hereto...
      5.1       Opinion of Brobeck, Phleger & Harrison as to the legality of the securities being issued.............................................
      8.1       Form of opinion of Brobeck, Phleger & Harrison as to certain Federal income tax matters..................................................
      8.2       Form of opinion of Morrison & Foerster as to certain Federal income tax matters.........................................................
      8.3       Form of opinion of Oppenheimer, Wolff & Donnelly as to certain
                Federal income tax matters..........................................
      8.4       Form of opinion of Arthur Andersen & Co. as to certain Federal income tax matters..................................................
     10.1       Form of Employment Agreement between the Registrant and Charles A.
                Laverty.............................................................
     10.2       Form of Severance/Non-Compete Agreement between the Registrant and
                Miles E. Gilman.....................................................
     10.3       Form of Severance/Non-Compete Agreement between the Registrant and
                William J. Brummond.................................................
     10.4       Form of Severance/Non-Compete Agreement between the Registrant and
                Tommy H. Carter.....................................................
     10.5       Form of Severance/Non-Compete Agreement between HealthInfusion and
                W. Barry Tanner.....................................................
     10.6       Form of Severance/Non-Compete Agreement between HealthInfusion and
                Jack T. Thompson....................................................

                                                                                      SEQUENTIALLY
    EXHIBIT                                                                             NUMBERED
      NO.                                   DESCRIPTION                                   PAGE
    -------     --------------------------------------------------------------------  ------------
     10.7       Form of Severance/Non-Compete Agreement between HealthInfusion and
                David C. McCormick..................................................
     10.8       Form of Severance/Non-Compete Agreement between HealthInfusion and
                KMF Associates, Inc. ("KMF") and the shareholders of KMF............
     10.9       Form of Severance/Non-Compete Agreement between Medisys and Khalid
                Mahmud, M.D. .......................................................
     10.10      Form of Severance/Non-Compete Agreement between Medisys and Mary B.
                Bennett.............................................................
     10.11      Form of Severance/Non-Compete Agreement between Medisys and Sandra
                A. Smilanich........................................................
     10.12      Form of Severance/Non-Compete Agreement between Medisys and David J.
                Byrd................................................................
     10.13      Form of Severance/Non-Compete Agreement between Medisys and David G.
                Swendsen............................................................
     10.14      Form of Severance/Non-Compete Agreement between T2 and Thomas E.
                Haire...............................................................
     10.15      Registrant's 1994 Stock Option/Stock Issuance Plan and related forms of agreements.......................................................
     10.16      Registrant's Employee Stock Purchase Plan...........................
     10.17      Incentive Stock Option Plan of T2 dated June 1, 1986(9).............
     10.18      1988 Stock Option Plan of T2, as amended and restated as of July 31,
                1990 and as further amended as of (i) August 20, 1991; (ii) November
                12, 1991; and (iii) July 6, 1992(10)................................
     10.19      Employee Stock Purchase Plan of T2 dated December 8, 1989(11).......
     10.20      Indemnification Agreement between T2 and Thomas E. Haire(12)........
     10.21      Employment Agreement between T2 and David Hersh(13).................
     10.22      Indemnification Agreement between T2 and David Hersh(14)............
     10.23      Life insurance policies on the life of Thomas E. Haire(15)..........
     10.24      Employment Agreement between T2 and Joseph C. Allegra(16)...........
     10.25      Executive Agreement between T2 and Joseph C. Allegra(17)............
     10.26      Employment Agreement between T2 and Joseph C. Allegra(18)...........
     10.27      Indemnification Agreement between T2 and Joseph C. Allegra(19)......
     10.28      T2 Directors and Officers Liability Insurance Binder(20)............
     10.29      1987 Non-Qualified Stock Option Plan of T2(21)......................
     10.30      401(k) Plan of T2 dated December 8, 1989(22)........................
     10.31      Employment Agreement between T2 and J. Lee Ledbetter(23)............
     10.32      Indemnification Agreement between T2 and J. Lee Ledbetter(24).......
     10.33      Employment Agreement between T2 and Gary P. Greenhood(25)...........
     10.34      Indemnification Agreement between T2 and Stanley S. Trotman(26).....
     10.35      Employment Agreement between T2 and John T. Gallatin(27)............
     10.36      Secured Revolving Line of Credit between T2 and Trust Company Bank, dated as of September 20, 1993(28)..................................

                                                                                      SEQUENTIALLY
    EXHIBIT                                                                             NUMBERED
      NO.                                   DESCRIPTION                                   PAGE
    -------     --------------------------------------------------------------------  ------------
     10.37      Prime Vendor Pharmaceutical Distribution Agreement, dated as of
                November 30, 1992, by and between T2's wholly owned subsidiary, Home
                Therapeutic Supply, Inc. and Whitmire Distribution
                Corporation(29).....................................................
     10.38      Debenture Purchase Agreement dated as of January 1, 1993, between T2 and Surgex, Inc.(30)................................................
     10.39      Credit Agreement dated July 30, 1993 between Curaflex and Chase
                Manhattan Bank, N.A.(31)............................................
     10.40      First Amendment to Credit Agreement and related Facility Documents dated as of November 16, 1993, between Curaflex and Chase Manhattan
                Bank, N.A.(32)......................................................
     10.41      Second Amendment to Credit Agreement and related Facility Documents dated as of November 19, 1993, between Curaflex and Chase Manhattan
                Bank, N.A.(33)......................................................
     10.42      Third Amendment to Credit Agreement and related Facility Documents dated as of March 18, 1994, between Curaflex and Chase Manhattan
                Bank, N.A.(34)......................................................
     10.43      Asset Purchase Agreement between Curaflex and Home Health Depot dated May 28, 1992(35)..............................................
     10.44      Asset Purchase Agreement by and among Curaflex, Total Home Care,
                Inc., James B. O'Brien and John M. Blazek dated September 29,
                1992(36)............................................................
     10.45      Restated Agreement and Plan of Merger, dated December 9, 1992, by and among Curaflex, Curaflex Acquisition Corporation and Clinical
                Homecare Ltd.(37)...................................................
     10.46      Amendment No. 2, dated March 4, 1993, to the Restated Agreement and
                Plan of Merger, dated December 9, 1992, by and among Curaflex,
                Curaflex Acquisition Corporation and Clinical Homecare Ltd.(38).....
     10.47      Agreement and Plan of Merger, dated June 29, 1993, by and among
                Curaflex, ContinueCare Health Systems, Inc., and Curaflex
                Acquisition, Inc.(39)...............................................
     10.48      Purchase Agreement, dated June 29, 1993, between Curaflex and the shareholders of Comprehensive Pharmacy Home IV, Inc.(40)............
     10.49      Agreement and Plan of Merger, dated September 27, 1993, by and among
                Curaflex, Home Solution, Inc., and Curaflex Acquisition Subsidiary,
                Inc.(41)............................................................
     10.50      Purchase Agreement, dated September 30, 1993, by and among Curaflex,
                Excellence, Inc., and Excellence, Inc. of North Carolina(42)........
     10.51      Letter Agreement dated March 15, 1989 between Curaflex and M.
                Cassandra Harris(43)................................................
     10.52      Letter Agreement dated June 15, 1989 between Curaflex and Kevin M.
                Higgins(44).........................................................
     10.53      Curaflex's 1989 Stock Option Plan and related forms of Nonqualified
                Stock Option Agreement and Optionee Restriction Agreement(45).......
     10.54      Curaflex's Amended 1990 Stock Option Plan, and related forms of
                Nonqualified Stock Option Agreement and Optionee Restriction
                Agreement(46).......................................................
     10.55      Agreement dated June 1, 1990 between Curaflex and James R.
                Yarter(47)..........................................................
     10.56      Agreement dated July 1, 1990 between Curaflex and George H.
                Strong(48)..........................................................
     10.57      Employee Stock Purchase Plan of Curaflex(49)........................
     10.58      Form of Curaflex Indemnification Agreement(50)......................
     10.59      Curaflex's Directors' Nonqualified Stock Option Plan of Curaflex and
                related form of Nonqualified Stock Option Agreement(51).............

                                                                                      SEQUENTIALLY
    EXHIBIT                                                                             NUMBERED
      NO.                                   DESCRIPTION                                   PAGE
    -------     --------------------------------------------------------------------  ------------
     10.60      Office Building Lease dated March 27, 1992, between Curaflex and
                Ontario Lakeshore Partners, L.P., as amended(52)....................
     10.61      Clinical Homecare Ltd. 1990 Incentive Stock Option Plan, as
                amended(53).........................................................
     10.62      Clinical Homecare Ltd. 1990 Stock Option Plan, as amended(54).......
     10.63      401(k) Profit Sharing Plan of HealthInfusion(55)....................
     10.64      Amended and Restated Stock Option Plan of HealthInfusion(56)........
     10.65      Form of Indemnification Agreement between HealthInfusion and each of
                HealthInfusion's directors and certain executive officers(57).......
     10.66      Incentive Compensation Plan of HealthInfusion(58)...................
     10.67      Form of HealthInfusion's Executive Officer Employment
                Agreement(59).......................................................
     10.68      Form of HealthInfusion's Change in Control Severance
                Agreement(60).......................................................
     10.69      Credit Agreement, dated August 11, 1993, between HealthInfusion and
                Continental Bank, N.A.(61)..........................................
     10.70      Asset Purchase Agreement among HealthInfusion, HCA and HCA's principal shareholders(62)..........................................
     10.71      Letter Agreement dated June 4, 1991, between HealthInfusion and
                HCA(63).............................................................
     10.72      Asset Purchase Agreement between HealthInfusion and its former partner in HealthInfusion of New York(64)...........................
     10.73      Stock Purchase Agreement among HealthInfusion, Homedic and the shareholders of Homedic(65).........................................
     10.74      Amended and Restated Agreement and Plan of Merger among
                HealthInfusion, Housecalls Acquisition, Inc., Housecalls Home I.V.
                Therapy, Ltd. ("Housecalls I") and the shareholders of Housecalls
                I(66)...............................................................
     10.75      Amended and Restated Agreement and Plan of Merger among
                HealthInfusion, Southwest Acquisition, Inc., Southwest Specialty
                Compounding, Inc. ("Housecalls II") and the shareholders of
                Housecalls II(67)...................................................
     10.76      Agreement and Plan of Merger among HealthInfusion, HCS Acquisition,
                Inc., Healthcare Solutions and the shareholders of Healthcare
                Solutions(68).......................................................
     10.77      Revolving Credit Agreement between Medisys and Marquette Bank
                Minneapolis, National Association dated December 16, 1992(69).......
     10.78      Amendment No. 1 to Revolving Credit Agreement between Medisys and
                First Bank, National Association dated June 25, 1993(70)............
     10.79      Amendment No. 2 to Revolving Credit Agreement between Medisys and
                First Bank, National Association dated November 17, 1993(71)........
     10.80      Amendment No. 3 to Revolving Credit Agreement between Medisys and
                First Bank, National Association dated March 7, 1994(72)............
     10.81      Employment Agreement dated July 30, 1993 between American Home
                Therapies, Inc., a subsidiary of Medisys, and Michael A.
                Noble(73)...........................................................
     10.82      Employment Agreement dated July 30, 1993 between American Home
                Therapies, Inc., a subsidiary of Medisys, John D. Hirsch,
                M.D.(74)............................................................
     10.83      Employment Agreement dated December 4, 1992 between CareVan Medical
                Systems of Illinois, Inc., a subsidiary of Medisys, and L. Peter
                Smith(75)...........................................................
     10.84      Management Agreement between Medisys and Dr. Kathryn R. Love(76)....
     10.85      1989 Stock Option Plan of Medisys(77)...............................

                                                                                      SEQUENTIALLY
    EXHIBIT                                                                             NUMBERED
      NO.                                   DESCRIPTION                                   PAGE
    -------     --------------------------------------------------------------------  ------------
     10.86      Form of Non-Plan Option Agreement of Medisys(78)....................
     10.87      Agreement and Plan of Reorganization dated as of May 8, 1992, among
                Medisys, PharmCare, Inc., Pharmacy Consultants of Arizona, Inc. and
                Phil VanDenBerg(79).................................................
     10.88      Agreement and Plan of Reorganization dated as of October 26, 1992, among Medisys, PharmCare, Inc., Pharmacy Ventures, Inc., Bryan
                Hammons, Andrew Cummings, Philip Russell, Michael Inman and John
                Clark(80)...........................................................
     10.89      Agreement and Plan of Merger dated as of December 1, 1992, among
                Medisys, CareVan Medical Systems of Illinois, Inc., CareVan Home
                Care of Illinois, Inc., AllCare Health Services, Inc., AllCare Home
                Care, Inc. and the shareholders of AllCare Health Services, Inc. and
                AllCare Home Care, Inc.(81).........................................
     10.90      Agreement and Plan of Reorganization dated as of December 17, 1992, among Medisys, PharmCare, Inc., Delta Pharmacy, Inc. and Donald N.
                Issetti, James M. Dobbins, Sr., James M. Dobbins, Jr. and Bryan
                Burr(82)............................................................
     10.91      Agreement and Plan of Reorganization dated as of March 7, 1993, among Medisys, CareVan Medical Systems of Missouri, Inc., American
                Home Therapies, Inc., American Home Therapies of Kansas City, Inc.,
                AMT Management Services, Inc., John D. Hirsch, M.D., Michael A.
                Noble, Thomas J. Westrich and Ben R. Tischler(83)...................
     10.92      1993 Incentive Compensation Plan of Medisys(84).....................
     11.1       Statement re Computation of Per Share Earnings......................
     13.1       T2's Annual Report on Form 10-K for the fiscal year ended September
                30, 1993, filed with the Commission on December 29, 1993, as amended by Form 10-K/A, filed with the Commission on January 28, 1994.......
     13.2       T2's Quarterly Report on Form 10-Q for the quarter ended December
                31, 1993, filed with the Commission on February 12, 1994............
     13.3       T2's Quarterly Report on Form 10-Q for the quarter ended March 31,
                1994, filed with the Commission on May 13, 1994.....................
     21.1       The direct subsidiaries of the Registrant are T2 Medical, Inc., a
                Delaware corporation, Curaflex Health Services, Inc., a Delaware corporation, HealthInfusion, Inc., a Florida corporation, and
                Medisys, Inc., a Delaware corporation. See Exhibits 21.2, 21.3, 21.4 and 21.5 hereto for the indirect subsidiaries of the Registrant.....
     21.2       Subsidiaries of T2(85)..............................................
     21.3       Subsidiaries of Curaflex(86)........................................
     21.4       Subsidiaries of HealthInfusion(87)..................................
     21.5       Subsidiaries of Medisys(88).........................................
     23.1       Consent of Morrison & Foerster (included in Exhibit 8.2)............
     23.2       Consent of Brobeck, Phleger & Harrison (included in Exhibits 5.1 and
                8.1)................................................................
     23.3       Consent of Oppenheimer, Wolff & Donnelly (included in Exhibit
                8.3)................................................................
     23.4       Consent of Arthur Andersen & Co. (included in Exhibit 8.4)..........
     23.5       Consent of Deloitte & Touche........................................
     23.6       Consent of KPMG Peat Marwick........................................
     23.7       Consent of Ernst & Young............................................
     23.8       Consent of Price Waterhouse.........................................
     23.9       Consent of Grant Thornton...........................................

                                                                                      SEQUENTIALLY
    EXHIBIT                                                                             NUMBERED
      NO.                                   DESCRIPTION                                   PAGE
    -------     --------------------------------------------------------------------  ------------
     23.10      Consent of Arthur Andersen & Co. ...................................
     23.11      Consent of Coopers & Lybrand........................................
     23.12      Consent of Flom, Lopata & Company...................................
     23.13      Consent of Karlin, Kerschner, Sharpe & Company......................
     24.1       Power of Attorney (included on page II-3 of the signature pages to this Registration Statement)........................................
     99.1       Form of Proxy for T2................................................
     99.2       Form of Proxy for Curaflex..........................................
     99.3       Form of Proxy for HealthInfusion....................................
     99.4       Form of Proxy for Medisys...........................................

- ---------------

 (1) Incorporated herein by reference to Exhibit 4(a) of T2's Registration Statement on Form S-3, Registration Number 33-47615, filed with the Commission on May 4, 1992.

 (2) Incorporated herein by reference to Exhibit 3(b) of T2's Registration Statement on Form S-1, Registration Number 33-20602, filed with the Commission on or about April 1, 1988.

 (3) Incorporated herein by reference to Exhibit 3.1 of Curaflex's Registration Statement on Form S-1, Registration Number 33-45130, filed with the Commission on January 17, 1992.

 (4) Incorporated herein by reference to Exhibit 3.2 of Curaflex's Registration Statement on Form S-1, Registration Number 33-45130, filed with the Commission on January 17, 1992.

 (5) Incorporated herein by reference to Exhibit 3.1 of HealthInfusion's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 31, 1994.

 (6) Incorporated herein by reference to Exhibit 3.2 of HealthInfusion's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 31, 1994.

 (7) Incorporated herein by reference to Exhibit 3.1 of Medisys' Registration Statement on Form S-1, Registration Number 33-43650, filed with the Commission on November 5, 1991.

 (8) Incorporated herein by reference to Exhibit 3.2 of Medisys' Registration Statement on Form S-1, Registration Number 33-43650, filed with the Commission on November 5, 1991.

 (9) Incorporated herein by reference to Exhibit 10(a) of T2's Registration Statement on Form S-1, Registration Number 33-20602, filed with the Commission on or about April 1, 1988.

(10) Incorporated herein by reference to Exhibit 10(b) of T2's Annual Report on Form 10-K for the fiscal year ended September 30, 1992, filed with the Commission on December 29, 1992.

(11) Incorporated by reference to Exhibit 28 of T2's Registration Statement on Form S-8, Registration number 33-32535, filed with the Commission on or about December 12, 1989.

(12) Incorporated herein by reference to Exhibit 10(e)(v) of T2's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission on December 29, 1993, as amended by Form 10-K/A, filed with the Commission on January 28, 1994.

(13) Incorporated herein by reference to Exhibit 10(f)(i) of T2's Registration Statement on Form S-1, Registration Number 33-20602, filed with the Commission on or about April 1, 1988.

(14) Incorporated herein by reference to Exhibit 10(f)(ii) of T2's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission on December 29, 1993, as amended by Form 10-K/A, filed with the Commission on January 28, 1994.

(15) Incorporated herein by reference to Exhibit 10(h) of T2's Registration Statement on Form S-1, Registration Number 33-20602, filed with the Commission on or about April 1, 1988.

(16) Incorporated herein by reference to Exhibit 10(i)(i) of T2's Registration Statement on Form S-1, Registration Number 33-31106, filed with the Commission on or about October 24, 1989.

(17) Incorporated herein by reference to Exhibit 10(i)(ii) of T2's Registration Statement on Form S-1, Registration Number 33-31106, filed with the Commission on or about October 24, 1989.

(18) Incorporated herein by reference to Exhibit 10(i)(iii) of T2's Annual Report on Form 10-K for the fiscal year ended September 30, 1992, filed with the Commission on December 29, 1992.

(19) Incorporated herein by reference to Exhibit 10(i)(iv) of T2's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission on December 29, 1993, as amended by Form 10-K/A, filed with the Commission on January 28, 1994.

(20) Incorporated herein by reference to Exhibit 10(k) of T2's Registration Statement on Form S-1, Registration Number 33-31106, filed with the Commission on or about October 24, 1989.

(21) Incorporated herein by reference to Exhibit 10(r) of T2's Registration Statement on Form S-1, Registration Number 33-20602, filed with the Commission on or about April 1, 1988.

(22) Incorporated herein by reference to Exhibit 10(s) of T2's Annual Report on Form 10-K for the fiscal year ended September 30, 1989, filed with the Commission on or about December 29, 1988.

(23) Incorporated herein by reference to Exhibit 10(t)(i) of T2's Annual Report on Form 10-K for the fiscal year ended September 30, 1991, filed with the Commission on or about December 14, 1991.

(24) Incorporated herein by reference to Exhibit 10(t)(ii) of T2's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission on December 29, 1993, as amended by Form 10-K/A, filed with the Commission on January 28, 1994.

(25) Incorporated herein by reference to Exhibit 10(w) of T2's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission on December 29, 1993, as amended by Form 10-K/A, filed with the Commission on January 28, 1994.

(26) Incorporated herein by reference to Exhibit 10(x) of T2's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission on December 29, 1993, as amended by Form 10-K/A, filed with the Commission on January 28, 1994.

(27) Incorporated herein by reference to Exhibit 10(y) of T2's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission on December 29, 1993, as amended by Form 10-K/A, filed with the Commission on January 28, 1994.

(28) Incorporated herein by reference to Exhibit 10(z) of T2's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission on December 29, 1993, as amended by Form 10-K/A, filed with the Commission on January 28, 1994.

(29) Incorporated herein by reference to Exhibit 10(b) of T2's Quarterly Report on Form 10-Q for the period ended June 30, 1993, filed with the Commission on August 23, 1993.

(30) Incorporated herein by reference to Exhibit 10(c) of T2's Quarterly Report on Form 10-Q for the period ended June 30, 1993, filed with the Commission on August 23, 1993.

(31) Incorporated herein by reference to Exhibit 10.1 of Curaflex's Quarterly Report on Form 10-Q, filed with the Commission on November 12, 1993.

(32) Incorporated herein by reference to Exhibit 10.1a of Curaflex's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 31, 1994.

(33) Incorporated herein by reference to Exhibit 10.1b of Curaflex's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 31, 1994.

(34) Incorporated herein by reference to Exhibit 10.1c of Curaflex's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 31, 1994.

(35) Incorporated herein by reference to Exhibit 2.1 to Curaflex's Current Report on Form 8-K, filed with the Commission on June 9, 1992, as amended August 7, 1992.

(36) Incorporated herein by reference to Exhibit 2.1 to Curaflex's Current Report on Form 8-K, filed with the Commission on October 12, 1992, as amended November 11, 1992.

(37) Incorporated herein by reference to Appendix A to the Joint Proxy Statement/Prospectus filed as part of Curaflex's Registration Statement on Form S-4, Registration Number 33-57828, filed with the Commission on February 3, 1993.

(38) Incorporated herein by reference to Exhibit 2.1 to Curaflex's Current Report on Form 8-K, filed with the Commission on March 22, 1993.

(39) Incorporated herein by reference to Exhibit 2.1 to Curaflex's Current Report on Form 8-K, filed with the Commission on July 14, 1993.

(40) Incorporated herein by reference to Exhibit 2.2 to Curaflex's Current Report on Form 8-K, filed with the Commission on July 14, 1993.

(41) Incorporated herein by reference to Exhibit 2.1 to Curaflex's Current Report on Form 8-K, filed with the Commission on October 14, 1993.

(42) Incorporated herein by reference to Exhibit 2.2 to Curaflex's Current Report on Form 8-K, filed with the Commission on October 14, 1993.

(43) Incorporated herein by reference to Exhibit 10.2 to Curaflex's Registration Statement on Form S-1, Registration Number 33-45130, filed with the Commission on January 17, 1992.

(44) Incorporated herein by reference to Exhibit 10.3 to Curaflex's Registration Statement on Form S-1, Registration Number 33-45130, filed with the Commission on January 17, 1992.

(45) Incorporated herein by reference to Exhibit 10.4 to Curaflex's Registration Statement on Form S-1, Registration Number 33-45130, filed with the Commission on January 17, 1992.

(46) Incorporated herein by reference to Exhibit 10.6 to Curaflex's Registration Statement on Form S-1, Registration Number 33-45130, filed with the Commission on January 17, 1992.

(47) Incorporated herein by reference to Exhibit 10.9 to Curaflex's Registration Statement on Form S-1, Registration Number 33-45130, filed with the Commission on January 17, 1992.

(48) Incorporated herein by reference to Exhibit 10.10 to Curaflex's Registration Statement on Form S-1, Registration Number 33-45130, filed with the Commission on January 17, 1992.

(49) Incorporated herein by reference to Exhibit 10.19 to Curaflex's Registration Statement on Form S-1, Registration Number 33-45130, filed with the Commission on January 17, 1992.

(50) Incorporated herein by reference to Exhibit 10.20 to Curaflex's Registration Statement on Form S-1, Registration Number 33-45130, filed with the Commission on January 17, 1992.

(51) Incorporated herein by reference to Exhibit 10.21 to Curaflex's Registration Statement on Form S-1, Registration Number 33-45130, filed by amendment with the Commission on February 21, 1992.

(52) Incorporated herein by reference to Exhibit 10.25 to Curaflex's Registration Statement on Form S-4, Registration Number 33-57828, filed with the Commission on February 3, 1993.

(53) Incorporated herein by reference to Exhibit 10.28 to Curaflex's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, filed with the Commission on March 31, 1993.

(54) Incorporated herein by reference to Exhibit 10.29 to Curaflex's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, filed with the Commission on March 31, 1993.

(55) Incorporated herein by reference to Exhibit 10.2 of HealthInfusion's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, filed with the Commission on April 1, 1991.

(56) Incorporated herein by reference to Exhibit 10.1 of HealthInfusion's Registration Statement on Form S-1, Registration No. 33-48681, filed with the Commission on May 20, 1991.

(57) Incorporated herein by reference to Exhibit 10.1 of HealthInfusion's Registration Statement on Form S-4, Registration Number 33-33470, filed with the Commission on February 22, 1990.

(58) Incorporated herein by reference to Exhibit 10.4 of HealthInfusion's Annual Report on Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 30, 1992.

(59) Incorporated herein by reference to Exhibit 10.5 of HealthInfusion's Annual Report on Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 30, 1992.

(60) Incorporated herein by reference to Exhibit 10.7 of HealthInfusion's Annual Report on Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 30, 1992.

(61) Incorporated herein by reference to Exhibit 10.8 of HealthInfusion's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 31, 1994.

(62) Incorporated herein by reference to Exhibit 2.1 of HealthInfusion's Current Report on Form 8-K dated March 21, 1991, filed with the Commission on March 22, 1991.

(63) Incorporated herein by reference to Exhibit 10.20 of HealthInfusion's Registration Statement on Form S-1, Registration No. 33-48681, filed with the Commission on May 20, 1991.

(64) Incorporated herein by reference to Exhibit 10.11 of HealthInfusion's Annual Report on Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 30, 1992.

(65) Incorporated herein by reference to Exhibit 2.1 of HealthInfusion's Current Report on Form 8-K dated March 18, 1992, filed with the Commission on March 19, 1992.

(66) Incorporated herein by reference to Exhibit 2.1 of HealthInfusion's Current Report on Form 8-K dated March 26, 1992, filed with the Commission on March 27, 1992.

(67) Incorporated herein by reference to Exhibit 2.2 of HealthInfusion's Current Report on Form 8-K dated March 26, 1992, filed with the Commission on March 27, 1992.

(68) Incorporated herein by reference to Exhibit 2.3 of HealthInfusion's Current Report on Form 8-K dated March 26, 1992, filed with the Commission on March 27, 1992.

(69) Incorporated herein by reference to Exhibit 10.1 of Medisys' Annual Report on Form 10-K for the fiscal year ended December 31, 1992, filed with the Commission on March 31, 1993.

(70) Incorporated herein by reference to Exhibit 10.2 of Medisys' Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 31, 1994.

(71) Incorporated herein by reference to Exhibit 10.3 of Medisys' Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 31, 1994.

(72) Incorporated herein by reference to Exhibit 10.4 of Medisys' Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 31, 1994.

(73) Incorporated herein by reference to Exhibit 10.11 of Medisys' Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 31, 1994.

(74) Incorporated herein by reference to Exhibit 10.12 of Medisys' Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 31, 1994.

(75) Incorporated herein by reference to Exhibit 10.13 of Medisys' Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 31, 1994.

(76) Incorporated herein by reference to Exhibit 10.8 of Medisys' Registration Statement on Form S-1, Registration Number 33-43650, filed with the Commission on November 5, 1991.

(77) Incorporated herein by reference to Exhibit 10.9 of Medisys' Registration Statement on Form S-1, Registration Number 33-43650, filed with the Commission on November 5, 1991.

(78) Incorporated herein by reference to Exhibit 10.10 of Medisys' Registration Statement on Form S-1, Registration Number 33-43650, filed with the Commission on November 5, 1991.

(79) Incorporated herein by reference to Exhibit 2.1 of Medisys' Current Report on Form 8-K, filed with the Commission on June 6, 1992.

(80) Incorporated herein by reference to Exhibit 2.2 of Medisys' Current Report on Form 8-K, filed with the Commission on November 10, 1992.

(81) Incorporated herein by reference to Exhibit 2.2 of Medisys' Current Report on Form 8-K, filed with the Commission on December 16, 1992.

(82) Incorporated herein by reference to Exhibit 2.2 of Medisys' Current Report on Form 8-K, filed with the Commission on December 30, 1992.

(83) Incorporated herein by reference to Exhibit 10.15 of Medisys' Annual Report on Form 10-K for the fiscal year ended December 31, 1992, filed with the Commission on March 31, 1993.

(84) Incorporated herein by reference to Exhibit 10.22 of Medisys' Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 31, 1994.

(85) Incorporated herein by reference to Exhibit 21 of T2's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission on December 29, 1993, as amended by Form 10-K/A, filed with the Commission on January 28, 1994.

(86) Incorporated herein by reference to Exhibit 21.1 of Curaflex's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 31, 1994.

(87) Incorporated herein by reference to Exhibit 22.1 of HealthInfusion's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with
     the Commission on             , 1994.

(88) Incorporated herein by reference to Exhibit 21.1 of Medisys' Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 31, 1994.